Form 10-K, Exhibit 13
period 1995-12-31
CANANDAIGUA NATIONAL CORP
filed 1996-04-02
CIK 759458

INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
Canandaigua National Corporation:

We have audited the accompanying consolidated balance sheets of Canandaigua National Corporation and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Canandaigua National Corporation and subsidiary at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, on January 1, 1995, the Company changed its method of accounting for impairment of loans to adopt the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, Accounting for Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of Loan - Income Recognition and Disclosures.

KPMG Peat Marwick LLP


January 26, 1996
Rochester, New York

             CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
                      Consolidated Balance Sheets
                      December 31, 1995 and 1994
             (dollars in thousands, except per share amounts)
Assets                                                            1995     1994
Cash and due from banks                                       $ 16,811   14,175
Interest bearing deposits with other financial institutions         47       52
Federal funds sold                                               6,600    3,400
Securities:
  Available for sale, at fair value                                444      409
  Held to maturity (fair value of $70,728 in 1995
    and $69,016 in 1994)                                        70,070   70,767
Loans - net of allowance of $2,258 in 1995
  and $2,202 in 1994                                           207,786  208,547
Premises and equipment - net                                     8,559    8,107
Accrued interest receivable                                      2,046    2,170
FHLB stock and Federal Reserve Bank stock                        1,406    1,418
Other assets                                                     3,440    1,496
                                                               _______  _______
    Total Assets                                             $ 317,209  310,541

Liabilities and Stockholders' Equity
Deposits:
  Non-interest bearing                                       $  49,779   45,782
  Interest bearing                                             227,272  229,055
                                                               _______  _______
    Total deposits                                             277,051  274,837
Borrowing from FHLB                                              1,013        0
Accrued interest payable and other liabilities                   1,748    1,166
                                                               ________  ______
    Total Liabilities                                          279,812  276,003
                                                               _______  _______
Commitments and contingencies (Note 9 and 10)

Stockholders' equity:
  Common stock, $50 par value; 240,000 shares authorized,
    161,155 shares issued and outstanding in 1995 and
    160,980 in 1994                                              8,058    8,049
  Additional paid-in capital                                     8,203    8,172
  Undivided profits                                             21,083   18,294
  Net unrealized gain on securities available for sale,
    net of taxes                                                    53       23
                                                                _______  ______
    Total Stockholders' Equity                                  37,397   34,538
                                                                ______  _______
    Total Liabilities and Stockholders' Equity               $ 317,209  310,541

See accompanying notes to consolidated financial statements

               CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
                    Consolidated Statements of Income
                Years ended December 31, 1995, 1994 and 1993
               (dollars in thousands, except per share amounts)
                                                           1995    1994   1993
Interest income:
  Loans                                                $ 19,998  17,654  17,272
  Securities                                              4,136   3,677   3,717
  Federal funds sold and other                              697     558     835
                                                         ______  ______  ______
    Total interest income                                24,831  21,889  21,824
Interest expense:
  Deposits                                                8,796   7,129   7,806
                                                         ______  ______  ______
    Net interest income                                  16,035  14,760  14,018
Provision for loan losses                                 1,031     699     600
                                                         ______  ______  ______
    Net interest income after provision for loan losses  15,004  14,061  13,418
                                                         ______  ______  ______
Other income:
  Service charges on deposit accounts                     1,604   1,562   1,794
  Trust income                                            1,071     936     903
  Net gain on sale of mortgage loans                         40     113     417
  Other operating income                                    678     657     355
                                                         ______  ______  ______
    Total other income                                    3,393   3,268   3,469
Operating expenses:
  Salaries and employee benefits                          7,063   6,489   6,563
  Occupancy expense                                       1,961   1,862   1,883
  FDIC insurance                                            319     630     652
  Marketing and public relations                            283     202     169
  Office supplies, printing and postage                     635     540     549
  Other operating expenses                                2,423   2,299   2,379
                                                         ______  ______  ______
    Total operating expenses                             12,684  12,022  12,195
                                                         ______  ______  ______
    Income before income taxes                            5,713   5,307   4,692
Income taxes                                              1,797   1,604   1,265
                                                         ______  ______  ______
    Net income                                         $  3,916   3,703   3,427

Net income per common share                            $  24.31   23.01   21.32

See accompanying notes to consolidated financial statements.

                   CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
            Consolidated Statements of Stockholders' Equity
             Years ended December 31, 1995, 1994 and 1993
           (dollars in thousands, except per share amounts)

                                                                    Net
                                                             Unrealized
                                                                Gain on
                                        Additional           Securities
                                 Common    Paid in Undivided  Available-
                                  Stock    Capital   Profits   for-Sale   Total
                                  _____ __________ _________ __________ _______
Balance at December 31, 1992      4,016      4,091    21,055          0 29,162

  Sale of 180 shares of common stock  5         34         0          0     39
  Increase par value to $50.00
    from $25.00                   4,021          0    (4,021)         0      0
  Cash dividend - $5.50 per share     0          0      (884)         0   (884)
  Board resolution to transfer
   Undivided Profits to Additional
   Paid in Capital                    0      4,020    (4,020)         0      0
Net income                            0          0     3,427          0  3,427
                                  _____  _________  ________  _________ _______
Balance at December 31, 1993      8,042      8,145    15,557          0 31,744

  Sale of 150 shares of common stock  7         27         0          0     34
  Cash dividend - $6.00 per share     0          0      (966)         0   (966)
  Net unrealized gain on Securities
   available-for-sale, net of taxes
   of $16,000                         0          0         0         23     23
  Net income                          0          0     3,703          0  3,703
                                  _____  _________  ________  _________ _______
Balance at December 31, 1994      8,049      8,172    18,294         23 34,538

  Sale of 175 shares of common stock  9         31         0          0     40
  Cash dividend - $7.00 per share     0          0    (1,127)         0 (1,127)
  Change in unrealized gain on
   Securities available-for-sale,
   net of taxes of $20,000            0          0         0         30     30
  Net income                          0          0     3,916          0  3,916
                                  _____  _________  ________  _________ _______
Balance at December 31, 1995    $ 8,058      8,203    21,083         53 37,397

See accompanying notes to consolidated financial statements.

           CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
               Consolidated Statements of Cash Flows
            Years ended December 31, 1995, 1994 and 1993
                      (dollars in thousands)
                                                    1995       1994       1993
Cash flows from operating activities:
  Net income $                                     3,916      3,703      3,427
  Adjustments to reconcile net income to net
   cash provided by operating activities:
   Depreciation and amortization                     947      1,102      1,240
   Provision for loan losses                       1,031        699        600
   Deferred income taxes                             (54)        24       (157)
   Originations of loans held for sale            (3,615)   (10,183)   (39,353)
   Proceeds from sales of loans held for sale      4,370     10,900     38,367
   (Increase) decrease in interest receivable        124       (295)      (127)
   (Increase) in other assets                       (492)    (1,002)      (492)
   Increase (decrease) in accrued interest payable
     and other liabilities                           592         29        (36)
                                                   ______     ______     ______
Net cash provided by operating activities          6,819      4,977      3,469
                                                   ______     ______     ______
Cash flows from investing activities:
  Proceeds from call of FHLB stock                    12         87          0
  Securities held to maturity:
    Proceeds from call of securities                 618        755          0
    Proceeds from maturities of securities        38,060     33,181     39,531
    Purchase of securities                       (37,820)   (31,595)   (43,138)
  Loans made to customers net of principal
    payments received on loans                    (2,638)   (13,937)    (2,841)
  Fixed asset purchases - net                     (1,555)    (1,145)      (977)
  Proceeds from sale of other real estate            786        935        106
                                                  ______     ______     ______
  Net cash provided (used) by investing activities(2,537)   (11,719)    (7,319)
                                                  ______     ______     ______
Cash flows from financing activities:
  Net increase (decrease) in demand, savings
   and short-term deposits                       (18,944)   (11,663)    (7,191)
  Proceeds from sale of common stock                  40         34         39
  Proceeds from issuance of certificates of deposit
    net of payments on maturing certificates      20,567      4,742     (1,591)
  Dividends paid                                  (1,127)      (966)      (884)
  Proceeds from borrowing                          1,023          0          0
  Principal repayments on borrowing                  (10)         0          0
                                                  ______     ______     ______
   Net cash provided (used) by financing activities1,549     (7,853)    (9,627)
                                                  ______     ______     ______
Net (decrease) in cash and cash  equivalents       5,831    (14,595)   (13,477)
Cash and cash equivalents - beginning of year     17,627     32,222     45,699
                                                  ______     ______     ______
Cash and cash equivalents - end of year         $ 23,458     17,627     32,222
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                    $  8,659      7,179      7,992
    Income taxes                                $  1,705      1,629      1,221
  Supplemental disclosure of non-cash investing activities:
    Additions to other real estate acquired
    through foreclosure                         $  2,204        937        501

See accompanying notes to consolidated financial statements.
<TABLE/>

          CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
             Notes to Consolidated Financial Statements
                 December 31, 1995, 1994 and 1993

Note1 Summary of Significant Accounting Policies
  Business

  Canandaigua National Corporation (the Company) provides a full range of banking and trust services to individual and corporate customers. The Company is subject to competition from other financial institutions. The Company is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

  Basis of Presentation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, The Canandaigua National Bank and Trust Company the
Bank). All significant intercompany accounts and transactions have been eliminated in consolidation. The financial statements have been prepared in conformity with generally accepted accounting principles and conform with predominant practices within the banking industry.

  The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Amounts in prior years' consolidated financial statements are reclassified whenever necessary to conform with the current year's presentation. The following is a description of the Company's more significant accounting policies.

  Securities

  The Company classifies its debt securities as either available for sale or held to maturity as the Company does not hold any securities considered to be trading. Held to maturity securities are those that the Company has the ability and intent to hold until maturity. All other securities not included as held to maturity are classified as available for sale.

  Available for sale securities are recorded at fair value. Held to maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized.

  A decline in fair value of any available for sale or held to maturity security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

  Premiums and discounts are amortized or accreted over the life of the related held to maturity security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

         CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
           Notes to Consolidated Financial Statements

Note 1 Summary of Significant Accounting Policies (continued)

Loans

  Loans are stated at the principal amount outstanding. Interest on loans is credited to income based on the level-yield method.

  The accrual of interest on commercial and real estate loans is discontinued and previously accrued interest is reversed when the loans become 90 days delinquent or when, in management's judgment, the collection of principal and interest is uncertain. Recognition of interest income on nonaccrual loans does not resume until management considers principal and interest collectible. Installment loans are generally charged off upon becoming 120 days past due.

  Loans held for sale are carried at the lower of cost or market value on an aggregate basis. Market value is estimated based on outstanding investor commitments, or in the absence of such commitments, based on current yield requirements or quoted market prices.

Allowance for Loan Losses

  The determination of the allowance for loan losses is based on an analysis of the loan portfolios and reflects an amount which, in management's judgment, is adequate to provide for loan losses. This analysis is based on management's periodic evaluation, which considers factors such as past loss experience, identification of adverse conditions that may affect a borrower's ability to repay, an assessment of current and expected economic conditions and the estimated value of any underlying collateral.

  Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowances may be necessary based on changes in economic
conditions.   In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for loan losses. Such agencies may require the Company to recognize additions to allowance based on their judgments about information available to them at the time of their examination.

  The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures on January 1, 1995. Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Cash receipts on impaired loans are applied to reduce the principal balance outstanding and accrued but unpaid interest. Adoption of these statements did not have a material impact on the Company's 1995 financial condition or results of operations.
<PAGE

          CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
             Notes to Consolidated Financial Statements

Note 1 Summary of Significant Accounting Policies (continued)

Premises and Equipment

  Land is carried at cost. Buildings, equipment and leasehold improvements are carried at cost, less accumulated depreciation and amortization. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Amortization of leasehold improvements is provided over the lesser of the term of the lease or the estimated useful lives of the assets.

Income Taxes

  The Company and its subsidiary file a consolidated tax return. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Trust Department Income

  Assets held in fiduciary or agency capacity for customers are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Company. Fee income is recognized on the accrual method.

Other Real Estate

  Real estate acquired through foreclosure or deed in lieu of foreclosure is recorded at the lower of the unpaid loan balance on the property at the date of transfer, or fair value. Adjustments made to the value at transfer are charged to the allowance for loan losses. After transfer, the property is carried at the lower of cost or estimated fair value less estimated costs to sell. Adjustments to the carrying values of such properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. Operating costs associated with the properties are charged to expense as incurred. Gains on the sale of other real estate are included in results of operations when title has passed and the sale has met the minimum down payment and other requirements prescribed by generally accepted accounting principles.

           CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
             Notes to Consolidated Financial Statements

Note 1 Summary of Significant Accounting Policies (continued)

Profit Sharing Plan

  The Company has a profit sharing plan covering all employees upon completion of 1,000 hours of service with respect to salaried employees, and 870 hours of service for employees paid on an hourly basis. Contributions to the plan are determined by a mathematical formula which takes into account average net income of the Bank for the current and prior year, and the level of the Bank's stockholders' equity. It is the Company's policy to fund current costs as they accrue. Profit sharing plan expense amounted to $639,000, $641,000 and $630,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

Employee Stock Ownership Plan

  The Company has an employee stock ownership plan (ESOP) for employees of the Company. Annual contributions are made at the discretion of the board of directors. ESOP expense amounted to $46,000, $33,900, and $47,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

Incentive Stock Plan

  The Company has an incentive stock plan for senior management of the Company. Annual expense is based on performance factors established by the board of directors. The Company has accrued a liability of $595,000 as of December 31, 1995 representing its obligation under the plan. Expenses of the plan amounted to $155,000, $115,000, and $105,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

Cash Equivalents

  For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, interest bearing deposits with other financial institutions and federal funds sold.

Financial Instruments With Off-Balance-Sheet Risk

  The Company does not engage in the use of derivative financial instruments. The Company's only financial instruments with off-balance-sheet risk are commercial letters of credit and committed lines of credit. These off-balance-sheet items are shown in the Company's balance sheet upon funding.

Per Share Data

  Net income per common share is based upon the weighted average number of common shares outstanding during the year. There were no common stock equivalents outstanding during the years presented which would result in dilution of net income per share. During 1993 the Company declared a two-for-one stock split. All share and per share amounts have been restated to retroactively reflect the stock split. The weighted average number of common shares outstanding for each of the years in the three-year period ended December 31, 1995 are as follows: 1995 - 161,068; 1994 - 160,902 and 1993 -
160,754. Primary and fully diluted net income per share are the same for 1995, 1994 and 1993.

          CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
           Notes to Consolidated Financial Statements

Note 2 Federal Funds Sold

  Income from federal funds sold for the years ended December 31, 1995, 1994 and 1993 was $692,000, $554,000 and $831,000, respectively.

Note 3 Securities

  The aggregate amortized cost and fair value of Securities Available-for-Sale and Securities Held-to-Maturity at December 31, 1995 and 1994 follows (in thousands):

                                                    1995              1994
                                            Amortized   Fair  Amortized    Fair
                                                 Cost   Value      Cost   Value
Securities Available-for-Sale:
  Common stock                              $     355     444       370     409

Securities Held-to-Maturity:
  U.S. Treasury obligations                  $ 29,928  30,256    25,940  25,493
  U.S. Government agencies                      2,027   1,999     2,032   1,870
  Mortgage-backed securities                      310     334       283     283
  Obligations of state and
    municipal subdivisions                     27,160  27,330    30,825  30,227
  Other securities                             10,645  10,809    11,687  11,143
                                               ______  ______    ______  ______
    Total                                    $ 70,070  70,728    70,767  69,016

  Gross unrealized gains and gross unrealized losses on Securities Available-for-Sale and Securities Held-to-Maturity at December 31, 1995 and 1994 follow (in thousands):
                                                    1995             1994
                                                 Unrealized       Unrealized
                                                Gains  Losses    Gains   Losses
Securities Available-for-Sale:
  Common stock                                 $  89       0       39        0

Securities Held-to-Maturity:
  U.S. Treasury obligations                    $ 336      (8)      12     (459)
  U.S. Government agencies                         1     (29)       0     (162)
  Mortgage - backed securities                    24       0       11      (11)
  Obligations of state and
    municipal subdivisions                       277    (107)      74     (672)
  Other securities                               164       0        0     (544)
                                                 ___     ___      ___    _____
      Total                                   $  802    (144)      97   (1,848)


CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 3 Securities (continued)

  The amortized cost and fair value of securities Held-to-Maturity by years to maturity as of December 31, 1995 follow (in thousands):

Amortized Cost:                                     Obligations
                U.S.         U.S.     Mortgage-    of state and
              Treasury    Government   backed       municipal       Other
  Years      obligations   agencies   securities   subdivisions   securities
  Under 1   $   14,676           0           12          7,887       2,259
  1 to 5        15,252       1,000           55         15,770       7,438
  5 to 10            0       1,027           70          2,694         948
  10 and over        0           0          173            809           0
                ______       _____          ___         ______       _____
  Total     $   29,928       2,027          310         27,160      10,645

Fair Value   :                                     Obligations
                U.S.         U.S.     Mortgage-    of state and
              Treasury    Government   backed       municipal       Other
  Years      obligations   agencies   securities   subdivisions   securities
  Under 1   $   14,720           0           15          7,875       2,270
  1 to 5        15,536         990           63         15,885       7,556
  5 to 10            0       1,009           77          2,735         983
  10 and over        0           0          179            835           0
                ______       _____          ___         ______       _____
  Total     $   30,256       1,999          334         27,330      10,809

  Maturities of mortgage-backed securities are classified in accordance with the contractual repayment schedules.

  Securities Held-to-Maturity with carrying values of $54,953,000 were pledged as collateral against municipal deposits at December 31, 1995.

  Interest on securities segregated between taxable interest and tax-exempt interest for the years ended December 31, 1995, 1994 and 1993 follows (in thousands):

                              1995    1994    1993
Taxable                    $ 2,741   2,301   2,219
Tax-exempt                   1,395   1,376   1,498
                             _____   _____   _____
  Total                    $ 4,136   3,677   3,717

  The Bank's required investment in stock of the Federal Home Loan Bank amounted to $926,000 and $938,000 at December 31, 1995 and 1994,
respectively, which equals the Company's cost basis. This investment allows the Bank to maintain a $15,645,000 overnight line of credit with the Federal Home Loan Bank. Advances are payable on demand and bear interest at the quoted rate at the time of the advance.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 4 Loans

  The major classifications of loans at December 31, 1995 and 1994 follow (in thousands):
                                                              1995      1994
  Commercial, financial and agricultural                 $  28,326    32,442
  Mortgages:
    Residential                                             86,641    83,018
    Commercial                                              62,038    60,278
  Consumer                                                  24,269    26,890
  Other                                                      7,815     6,411
  Loans held for sale                                          955     1,710
                                                           _______   _______
  Total                                                    210,044   210,749
  Less - allowance for loan losses                           2,258     2,202
                                                           _______   _______
  Loans - net                                            $ 207,786   208,547

  Interest and fees on loans for the years ended December 31, 1995, 1994 and 1993 follow (in thousands):
                                                       1995     1994     1993
  Commercial                                       $  3,358    3,179    2,868
  Mortgage                                           13,964   12,227   11,882
  Consumer and other                                  2,676    2,248    2,522
                                                     ______   ______   ______
    Total                                          $ 19,998   17,654   17,272

  A summary of the changes in the allowance for loan losses follow (in thousands):
                                                     Years Ended December 31,
                                                       1995     1994     1993
  Balance at beginning of year                     $  2,202    2,277    2,152
  Provision charged to operations                     1,031      699      600
  Loans charged off                                  (1,229)  (1,011)    (895)
  Recoveries of loans charged off                       254      237      420
                                                      _____    _____    _____
  Balance at end of year $                            2,258    2,202    2,277

  The principal balance of loans not accruing interest totaled $10,947,000 and $11,262,000 at December 31, 1995 and 1994, respectively. The effect of nonaccrual loans on interest income for the years ended December 31, 1995, 1994, and 1993 was $739,000, $496,000, and $279,000 respectively. Other real estate owned amounted to $2,141,000 and $723,000 at December 31, 1995 and 1994, respectively and is included in other assets in the consolidated balance sheets.

  At December 31, 1995, the recorded investment in loans that are considered to be impaired totaled $10,947,000. Included in this amount was $619,000 of impaired loans for which the related allowance for loan losses is $293,000, and $10,328,000 of impaired loans with no related allowance for loan losses. The average recorded investment in impaired loans during 1995 was $11,105,000. The
effect on interest income for impaired loans was $739,000 in 1995.   Income
earned on impaired loans during 1995 was approximately $275,000.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 4 Loans (continued)

Loans serviced for others, amounting to $69,611,000 and $71,875,000 at December 31, 1995 and 1994, respectively, are not included in the consolidated financial statements.

The Company's market area is generally Western Ontario County, the Township of Mendon, and Pittsford. Virtually all loans are made in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in the conditions in this area.

The Company's concentrations of credit risk are as disclosed in the above schedule of loan classifications. The concentrations of credit risk in commercial letters of credit and lines of credit outstanding parallel the loan classifications reflected above. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

Note 5 Premises and Equipment

A summary of premises and equipment follows (in thousands):
                                       December 31, 1995   December 31, 1994
  Land and land improvements                     $   759                 746
  Buildings and leasehold improvements             9,983               9,417
  Furniture, fixtures, equipment and vehicles     10,051               9,050
                                                  ______              ______
                                                  20,793              19,213
  Less accumulated depreciation and amortization  12,234              11,106
                                                  ______              ______
  Premises and equipment - net                   $ 8,559               8,107

Note 6 Deposits

Deposits at December 31, 1995 and 1994 by type were (in thousands):
                                                    1995         1994
  Demand deposits                              $  47,445       43,611
  Savings and time deposits                      191,912      194,030
  Other deposits:
    U.S. Government                                  324          348
    State and political subdivisions              36,602       36,108
    Official checks                                  768          740
                                                 _______      _______
      Total                                    $ 277,051      274,837

Certificates of deposit of $100,000 or more amounted to $20,915,000 at December 31, 1995 and $14,881,000 at December 31, 1994. Interest expense on certificates of deposit of $100,000 or more was as follows: $1,181,000 in 1995; $270,000 in 1994; and $209,000 in 1993.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 7 Borrowing From FHLB

In 1995 the Bank borrowed $1,023,000 from the FHLB at an effective rate of 2.5% to fund low income housing projects. Principal payments of approximately $25,000 are due annually with the balance due at maturity in 2010.

Note 8 Income Taxes

Total income taxes for the years ended December 31, 1995, 1994 and 1993 were allocated as follows (dollars in thousands):
1995 1994 1993
  Income before income taxes                         $ 1,797   1,604   1,265
  Change in Stockholders' equity for unrealized
    gain on securities available for sale                 20      16       0
                                                       _____   _____   _____
  Total                                              $ 1,817   1,620   1,265

The components of income tax expense are as follows (in thousands):
Years ended December 31,
Current: 1995 1994 1993
  Federal                                            $ 1,450   1,260   1,127
  State                                                  401     320     295
                                                       _____   _____   _____
                                                       1,851   1,580   1,422
Deferred                                                 (54)     24    (157)
                                                       _____   _____   _____
  Total                                              $ 1,797   1,604   1,265

Income tax expense was $1,797,000, $1,604,000 and $1,265,000 for the years ended December 31, 1995, 1994 and 1993, respectively, and differed from the amounts computed by applying the applicable U.S. Federal corporate tax rates to pretax income from continuing operations as follows:
                                                     Years ended December 31,
                                                        1995    1994    1993
  Tax expense at statutory rate of 34%               $ 1,957   1,804   1,595
  Tax-exempt interest                                   (474)   (468)   (509)
  Nondeductible interest expense                          53      47      56
  State taxes, net of federal benefit                    265     211     195
  Other                                                   (4)     10     (72)
                                                       _____   _____   _____
    Total                                            $ 1,797   1,604   1,265

Effective tax rate                                      31.5%   30.2%   27.0%

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 8 Income Taxes (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and
1994 are presented below:

  Deferred tax assets: 1995 1994
    Allowance for loan losses                               $ 580    563
    Incentive stock plan                                      244    180
    Excess servicing                                          108    124
    Other                                                      17      0
                                                              ___    ___
      Total gross deferred tax assets                         949    867
  Deferred tax liabilities:
    Depreciation                                              475    445
    Net unrealized gains on Available-for-Sale securities      36     16
    Accretion on bonds                                          9     11
                                                              ___    ___
      Total gross deferred tax liabilities                    520    472
                                                              ___    ___
      Net deferred tax asset                                $ 429    395

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods which the temporary differences comprising the deferred tax assets are deductible. Based on its assessment, management determined that no valuation allowance is necessary.

Note 9 Stockholders' Equity

Payment of dividends by the Bank to the Company is limited or restricted in certain circumstances. According to federal banking law, the approval of the Office of the Comptroller of the Currency is required for the declaration of dividends in any year which dividends exceed the total of net income for that year plus retained income for the preceding two years. At December 31, 1995, approximately $8,069,000 was available for payment of dividends to the Company.

Note 10 Leases

The Company leases certain buildings and office space under operating lease arrangements. Rent expense under these arrangements amounted to $192,000 in 1995, $118,000 in 1994 and $114,000 in 1993. Real estate taxes, insurance, maintenance, and other operating expenses associated with the buildings and office space are generally paid by the Company.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 10 Leases (Continued)

A summary of noncancellable long-term operating lease commitments as of December 31, 1995 follows (in thousands):
Years ending December 31,      Amount
                    1996        $ 177
                    1997          163
                    1998          163
                    1999          154
                    2000          139
                    After 2000    158
                                  ___
                    Total       $ 954

Note 11 Commitments and Contingencies

In the normal course of business there are various outstanding commitments to extend credit which are not reflected in the accompanying consolidated financial statements. Because many commitments and almost all letters of credit expire without being funded in whole or in part, the contract amounts are not estimates of future cash flows. Loan commitments have off-balance sheet credit risk because only origination fees are recognized in the balance sheet until commitments are fulfilled or expire. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and collateral or other security is of no value. The Company's policy generally requires customers to provide collateral, usually in the form of customers' operating assets or property, prior to the disbursement of approved loans. The contract amounts of these commitments at December 31, 1995 are:
Commercial letters of credit $2,727,000 and unused commitments $22,179,000.
The contract amounts of these commitments at December 31, 1994 are: Commercial letters of credit $2,487,000 and unused commitments $31,971,000. The majority of these commitments have terms up to one year at fixed interest rates current at the date of origination.

The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of such reserve balances for the year ended December 31, 1995 was approximately $3,356,000.

The Bank is subject to capital adequacy requirements of the Federal Deposit Insurance Corporation. Under the "prompt corrective action" provision of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), federal regulators are required to take prompt corrective action to solve the problems of critically undercapitalized institutions. The FDICIA established capital levels for which insured institutions will be categorized as (in declining order) well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized or critically undercapitalized. Under the FDICIA, a well capitalized institution must generally have a risk-based capital ratio of at least 10 percent, a Tier 1 risk-based ratio of at least 6 percent and a Tier 1 leverage ratio of at least 5 percent. The bank is a well capitalized institution under the definition.

In the normal course of business, the Company has various contingent liabilities outstanding that are not included in the consolidated financial statements. Management does not anticipate any material losses as a result of these contingent liabilities.
<PAGE

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 12 Loans to Directors and Officers

Certain executive officers, directors and their business interests are customers of the Bank. Transactions with these parties are based on substantially the same terms as similar transactions with others and do not carry more than normal credit risk. At December 31, 1995 and 1994, loans to these related parties amounted to $939,000 and $708,000, respectively.

Note 13 Condensed Financial Information - Parent Company Only

The following are the condensed balance sheets, statements of income, and statements of cash flows for Canandaigua National Corporation (parent company only).

Balance Sheets (dollars in thousands)
                                                               December 31,
                                                              1995     1994
  Assets:
    Cash                                                 $     154      142
    Investment in subsidiary bank                           35,519   32,594
    Premises and equipment - net                                 0    1,425
    Securities Available-for-Sale                              345      360
    Loans                                                       11       17
    Other assets                                             1,368        0
                                                            ______   ______
      Total assets                                       $  37,397   34,538

Stockholders' equity:
  Common stock                                           $   8,058    8,049
  Additional paid-in capital                                 8,203    8,172
  Undivided profits                                         21,083   18,294
  Net unrealized gain on securities available for sale,
    net of taxes                                                53       23
                                                            ______   ______
    Total stockholders' equity                           $  37,397   34,538

Statements of Income (dollars in thousands)
                                                    Years ended December 31,
                                                        1995    1994   1993
  Income - Dividends from The Canandaigua
    National Bank and Trust Company                 $  1,124   1,009    905
  Other income                                             2       0      0
  Other expense                                         (114)   (120)  (120)
                                                       _____   _____  _____
  Income before undistributed income of subsidiary     1,012     889    785
  Equity in undistributed income of subsidiary         2,904   2,814  2,642
                                                       _____   _____  _____
    Net income                                      $  3,916   3,703  3,427

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 13 Condensed Financial Information - Parent Company Only (cont.)

Statements of Cash Flows (dollars in thousands)

Years ended December 31,
1995 1994  1993
Cash flows from operating activities:
  Net income                                        $  3,916    3,703    3,427
  Adjustments to reconcile net income to net cash
    from operating activities:
  Depreciation and amortization                           25       99       98
  Equity in undistributed earnings of subsidiary bank (2,904)  (2,814)  (2,642)
  Other                                                   35        0        0
                                                       _____    _____    _____
  Net cash from operating activities                   1,072      988      883

Cash flows from investing activities:
  Purchase of securities                                 (28)       0      (20)
  Loans disbursed net of principal payments received       6        6      (23)
  Decrease in other real estate                           49        0        0
  Capital expenditures                                     0       (3)      (5)
                                                       _____    _____    _____
  Net cash provided (used) in investing activities        27        3      (48)

Cash flows from financing activities:
  Proceeds from issuance of common stock                  40       34       39
  Dividends paid                                      (1,127)    (966)    (884)
                                                       _____    _____    _____
  Net cash used by financing activities               (1,087)    (932)    (845)

Net increase (decrease) in cash                           12       59      (10)
  Cash at beginning of year                              142       83       93
                                                       _____    _____    _____
Cash at end of year                                  $   154      142       83


In 1995 the Company transferred fixed assets with a carrying value of $1,400,000 to the Bank in exchange for other real estate with a carrying value of $1,400,000.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 14 Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and Cash Equivalents

For these short-term instruments that generally mature 90 days or less, the carrying value approximates fair value.

Securities

Fair values for securities are based on quoted market prices or dealer quotes, where available. Where quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans Receivable

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as loans adjustable by prime, commercial, mortgages, installment, and other consumer. Each loan category is further segmented into categories based on collateral, for purpose of the calculations.

The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan category. The estimate of maturity is based on the average maturity for each loan classification.

Delinquent loans (not in foreclosure) are valued using the method noted above. While credit risk is a component of the discount rate used to value loans, delinquent loans are presumed to possess additional risk. Therefore, the calculated fair value of loans delinquent more than 30 days but less than 91 days delinquent, are reduced by an allocated amount of the allowance for loan losses. The fair value of loans currently in foreclosure is estimated to approximate carrying value, as such loans are generally carried at fair value.

FHLB Stock and Federal Reserve Bank Stock

The carrying value of these instruments, which is redeemable at par, approximates fair value.

Accrued Interest Receivable and Payable

For these short-term instruments, the carrying value approximates fair value.

Deposits

The fair value of demand deposits, savings accounts, and certain money market accounts is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using a discounted cash flow approach that applies current market rates (prevailing CD rates) to a schedule of aggregated expected monthly maturities on time deposits.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 14 Fair Values of Financial Instruments (continued)

Borrowing from FHLB:

The fair value of borrowing is calculated by discounting scheduled cash flows through the estimated maturity using market rates presently available for new borrowings.

The estimated fair values of the Company's financial instruments are as follows:

                                            December 31, 1995 December 31, 1994
                                            Carrying     Fair Carrying     Fair
                                              Amount  Value(1)  Amount Value(1)
Financial Assets:
  Cash and due from banks                  $  16,858   16,858   14,227   14,227
  Federal funds sold                           6,600    6,600    3,400    3,400
  Securities:
    Available-for-Sale                           444      444      409      409
    Held-to-Maturity                          70,070   70,728   70,767   69,016
  Loans:
    Loans adjustable by prime                100,603  101,076  111,928  110,412
    Commercial loans                          22,438   21,862   13,890   13,644
    Mortgages                                 62,997   68,830   58,793   58,896
    Installment loans                         20,170   20,432   22,393   22,529
    Other consumer                             2,881    2,897    2,035    2,050
    Loans held for sale                          955      955    1,710    1,710
    Allowance for loan losses                 (2,258)       0   (2,202)       0
  FHLB and Federal Reserve Bank stock          1,406    1,406    1,418    1,418
  Accrued interest receivable                  2,046    2,046    2,170    2,170

Financial Liabilities:
  Deposits:
    Demand accounts, Savings and
      Money Market accounts                  186,775  186,775  207,140  207,140
    Certificates of deposit                   90,276   90,666   67,697   68,961
  Borrowing from FHLB                          1,013      670        0        0
  Accrued interest payable                       701      701      701      701

Off balance sheet commitments:
  Commercial letters of credit                     0       27        0       25
  Unused lines of credit                   $       0        0        0        0

(1)Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.
Changes in assumptions could significantly affect the estimates.

Fair value of commitments to extend credit approximates the fee charged to make the commitments.

COMMON STOCK DATA

The Company's stock is not actively traded nor is it traded in the over-the-counter market. In addition, it is not listed with a national securities exchange. Due to the limited number of transactions, the weighted average sale price may not be indicative of the actual market value of the Company's stock. The following table sets forth a summary of the weighted average sale price, book value, and semi annual dividends paid per share since the first quarter of 1990.
                    Average                    Dividend
              	     Sale Price     	 Book Value      Paid
     1995
     4th quarter	    no sales       $ 232.06
     3rd quarter    $ 307.09	       $ 226.65       $3.50
     2nd quarter    	$ 293.15       $ 223.46
     1st quarter    	$ 288.71       	$ 216.94       $3.50

     1994
     4th quarter    	$ 259.87       $ 214.55
     3rd quarter    	$ 256.64       $ 208.23       $3.00
     2nd quarter    	$ 240.34       $ 205.25
     1st quarter    	no sales       	$ 199.09       $3.00

     1993
     4th quarter    	no sales       $ 197.47
     3rd quarter    	no sales       	$ 194.08       $2.75
     2nd quarter    	$ 206.47       $ 189.68
     1st quarter    	$ 203.42       	$ 183.72       $2.75

     1992
     4th quarter    	$ 195.90       $ 181.65
     3rd quarter    	$ 192.51       	$ 178.65       $2.63
     2nd quarter    	no sales       $ 174.68
     1st quarter    	$ 190.00       $ 169.46       $2.50

     1991
     4th quarter    	$ 181.99       $ 166.24
     3rd quarter    	$ 168.71       $ 162.95       $2.50
     2nd quarter    	$ 199.18       $ 159.73
     1st quarter    	$ 161.34       $ 155.31       $2.38

     1990
     4th quarter    	$ 175.49       $ 152.99
     3rd quarter    	$ 211.70       	$ 148.54       $2.38
     2nd quarter    	$ 231.48       $ 145.36
     1st quarter    	$ 245.02       $ 141.99       $2.25

As stated above, the stock of the Company is not listed with a national securities exchange; therefore, no formal bid and asked for quotations are available.

All per share amounts have been adjusted to reflect a two-for-one stock split in 1993.
