Form 10-K, Exhibit 13
period 1996-12-31
CANANDAIGUA NATIONAL CORP
filed 1997-03-31
CIK 759458

INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
Canandaigua National Corporation:

We have audited the accompanying consolidated balance sheets of Canandaigua National Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Canandaigua National Corporation and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


KPMG Peat Marwick LLP


February 10, 1997
Rochester, New York

             CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
                      Consolidated Balance Sheets
                      December 31, 1996 and 1995
             (dollars in thousands, except per share amounts)
Assets                                                             1996
1995
Cash and due from banks                                        $ 18,887
16,811
Interest bearing deposits with other financial institutions         286
47
Federal funds sold                                                  ---
6,600
Securities:
  Available for sale, at fair value                                 325
444
  Held to maturity (fair value of $69,770 in 1996
    and $70,728 in 1995)                                         69,682
70,070
Loans - net of allowance of $2,675 in 1996
  and $2,258 in 1995                                            254,836
207,786
Premises and equipment - net                                      9,214
8,559
Accrued interest receivable                                       2,003
2,046
FHLB stock and Federal Reserve Bank stock                         1,764
1,406
Other assets                                                      3,626
3,440
                                                                _______
_______
    Total Assets                                              $ 360,623
317,209

Liabilities and Stockholders' Equity
Deposits:
  Non-interest bearing                                        $  57,287
49,779
  Interest bearing                                              250,679
227,272
                                                                -------  ------
-
    Total deposits                                              307,966
277,051
Federal Funds Purchased 									10,600	---
Borrowing from FHLB                                                 990
1,013
Accrued interest payable and other liabilities                    1,948
1,748
                                                                -------  ------
-
    Total Liabilities                                           321,504
279,812
                                                                -------  ------
-
Commitments and contingencies (Note 13 and 14)

Stockholders' equity:
  Common stock, $50 par value; 240,000 shares authorized,
    162,208 shares issued in 1996 and 161,155 in 1995             8,110
8,058
  Additional paid-in capital                                      8,489
8,203
  Undivided profits                                              22,616
21,083
  Treasury Stock, at cost (550 Shares)						  (174)     --
  Net unrealized gain on securities available for sale,
    net of taxes                                                     78
53
                                                                -------  ------
-
    Total Stockholders' Equity                                   39,119
37,397
                                                                -------  ------
-
    Total Liabilities and Stockholders' Equity                $ 360,623
317,209
                                                                =======
=======

See accompanying notes to consolidated financial statements

               CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
                    Consolidated Statements of Income
                Years ended December 31, 1996, 1995 and 1994
               (dollars in thousands, except per share amounts)
                                                            1996    1995   1994
Interest income:
  Loans                                                 $ 21,046  19,998
17,654
  Securities                                               4,070   4,136
3,677
  Federal funds sold and other                               389     697
558
                                                          ______  ______
______
    Total interest income                                 25,505  24,831
21,889
Interest expense:
  Deposits                                                 8,797   8,796
7,129
                                                          ______  ______
______
    Net interest income                                   16,708  16,035
14,760
Provision for loan losses                                  1,490   1,031
699
                                                          ______  ______
______
    Net interest income after provision for loan losses   15,218  15,004
14,061
                                                          ______  ______
______
Other income:
  Service charges on deposit accounts                      1,661   1,604
1,562
  Trust income                                             1,337   1,071
936
  Net gain on sale of mortgage loans                         (24)     40
113
  Other operating income                                     940     678
657
                                                          ______  ______
______
    Total other income                                     3,914   3,393
3,268
Operating expenses:
  Salaries and employee benefits                           8,382   7,063
6,489
  Occupancy expense                                        2,314   1,961
1,862
  FDIC insurance                                               2     319
630
  Marketing and public relations                             293     283
202
  Office supplies, printing and postage                      616     635
540
  Legal											 363	    227
202
  Other operating expenses                                 3,177   2,196
2,097
                                                          ______  ______
______
    Total operating expenses                              15,147  12,684
12,022
                                                          ______  ______
______
    Income before income taxes                             3,985   5,713
5,307
Income taxes                                               1,038   1,797
1,604
                                                          ______  ______
______
    Net income                                          $  2,947   3,916
3,703

Net income per common share                             $  18.20   24.31
23.01

See accompanying notes to consolidated financial statements.

                   CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
            Consolidated Statements of Stockholders' Equity
             Years ended December 31, 1996, 1995 and 1994
           (dollars in thousands, except per share amounts)

                                                                    Net
                                                             Unrealized
                                                              	Gain on
                                        Additional           Securities
                                 Common    Paid in Undivided  Available-
                                  Stock    Capital   Profits   for-Sale
Total                                  _____ __________ _________ __________
_______
Balance at December 31, 1993      8,042      8,145    15,557          0  31,744

  Sale of 150 shares of common stock  7         27         0          0      34
  Cash dividend - $6.00 per share     0          0      (966)         0
(966)
  Net unrealized gain on Securities
   available-for-sale, net of taxes
   of $16,000                         0          0         0         23      23
  Net income                          0          0     3,703          0   3,703
                                  _____  _________  ________  _________ _______
Balance at December 31, 1994      8,049      8,172    18,294         23  34,538

  Sale of 175 shares of common stock  9         31         0          0      40
  Cash dividend - $7.00 per share     0          0    (1,127)         0
(1,127)
  Change in unrealized gain on
   Securities available-for-sale,
   net of taxes of $20,000            0          0         0         30      30
  Net income                          0          0     3,916          0   3,916
                                  _____  _________  ________  _________ _______
Balance at December 31, 1995    $ 8,058      8,203    21,083         53  37,397

 Cash dividend - $8.75 per share			    0    (1,414)		0
(1,414)
 Issuance of 1,053 shares of common
    stock to purchase subsidiary	  52        286					 338
 Change in unrealized gain on
    Securities available-for-sale
    net of taxes of $16       							    25	  25
 Purchase of 550 shares of
    Treasury Stock                                            (174)
	(174)
 Net Income									2,947
	2,947
Balance at December 31, 1996	  $ 8,110	     8,489    22,616  (174)  78
39,119

See accompanying notes to consolidated financial statements.

           CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
               Consolidated Statements of Cash Flows
            Years ended December 31, 1996, 1995 and 1994
                      (dollars in thousands)
                                                     1996       1995       1994
Cash flows from operating activities:
  Net income $                                      2,947      3,916      3,703
  Adjustments to reconcile net income to net
   cash provided by operating activities:
   Depreciation and amortization                    1,057        947      1,102
   Provision for loan losses                        1,490      1,031        699
   Write down of other real estate                    205
   Deferred income taxes                             (338)       (54)        24
   Originations of loans held for sale             (7,391)    (3,615)
(10,183)
   Proceeds from sales of loans held for sale       7,675      4,370     10,900
   (Increase) decrease in interest receivable          43        124
(295)
   (Increase) in other assets                        (914)      (492)
(1,002)
   Increase (decrease) in accrued interest payable
     and other liabilities                            200        592         29
                                                   ______     ______     ______
Net cash provided by operating activities           4,974      6,819      4,977
                                                   ______     ______     ______
Cash flows from investing activities:
  Proceeds from call of FHLB stock                     18         12         87
  Purchase of FHLB stock                             (376)
  Securities held to maturity:
    Proceeds from call of securities                1,650        618        755
    Proceeds from maturities of securities         35,678     38,060     33,181
    Purchase of securities                        (36,639)   (37,820)
(31,595)
  Loans made to customers net of principal
    payments received on loans                    (47,870)    (2,638)
(13,937)
  Fixed asset purchases - net                      (1,894)    (1,555)
(1,145)
  Acquisition of subsidiary                          (102)
  Proceeds from sale of other real estate             372        786        935
                                                   ______     ______     ______
   Net cash provided(used) by investing activities(49,163)    (2,537)
(11,719)
                                                   ______     ______     ______
Cash flows from financing activities:
  Net increase (decrease) in demand, savings
    and short-term deposits                         9,511    (18,944)
(11,663)
  Proceeds from sale of common stock                              40         34
  Proceeds from issuance of certificates of deposit
    net of payments on maturing certificates       21,404     20,567      4,742
  Federal Funds purchased				      10,600
  Dividends paid                                   (1,414)    (1,127)
(966)
  Proceeds from borrowing                                      1,023          0
  Principal repayments on borrowing                   (23)       (10)         0
  Purchase of Treasury Stock  				   (174)
                                                   ______     ______     ______
   Net cash provided (used) by financing activities39,904      1,549
(7,853)
                                                   ______     ______     ______
Net (decrease) in cash and cash  equivalents       (4,285)     5,831
(14,595)
Cash and cash equivalents - beginning of year      23,458     17,627     32,222
                                                   ______     ______     ______
Cash and cash equivalents - end of year          $ 19,173     23,458     17,627
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                     $  8,784      8,659      7,179
    Income taxes                                 $  1,341      1,705      1,629
  Supplemental disclosure of non-cash investing activities:
    Additions to other real estate acquired
    through foreclosure                          $   (423)     2,204        937

    Acquisition of subsidiary for
      1,053 shares of common stock                    338
										=========	  ========
=======

See accompanying notes to consolidated financial statements.
<TABLE/>

          CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
             Notes to Consolidated Financial Statements
                 December 31, 1996, 1995 and 1994

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

  Basis of Presentation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, The Canandaigua National Bank and Trust Company (the Bank)and Greater Funding of New York, Inc. (GFNYI). All significant intercompany accounts and transactions have been eliminated in consolidation. The financial statements have been prepared in conformity with generally accepted accounting principles and conform with predominant practices within the banking industry.

  In preparing the consolidated financial statements, management made estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

  Available for sale securities are recorded at fair value. Held to maturity securities are recorded at amortized cost. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized.

  A decline in fair value of any available for sale or held to maturity security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

  Premiums and discounts are amortized or accreted over the life of the related held to maturity security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses are included in earnings and are derived using the specific identification method.

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

  The Company services residential mortgage loans for the Federal Home Loan Mortgage Corporation (Freddie Mac) and earns servicing fees, which are recognized when payments are received, based upon the outstanding principal balance of the loans. The cost of originating these loans is attributed to the loans and is considered in the calculation of the gain or loss on the sale of the loans. Due to immateriality the right to service the loans is assigned no financial statement value.

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

  Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Cash receipts on impaired loans are applied to reduce the principal balance outstanding and accrued but unpaid interest. In considering loans for evaluation of impairment, management generally excludes smaller balance, homogeneous loans -- residential mortgage loans, home equity loans, and all consumer loans. These loans are collectively evaluated form impairment as discussed above.
<PAGE

          CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
             Notes to Consolidated Financial Statements

Note 1 Summary of Significant Accounting Policies (continued)

Premises and Equipment

  Land is carried at cost. Buildings, equipment and leasehold improvements are carried at cost, less accumulated depreciation and amortization. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets, 3-25 years. Amortization of leasehold improvements is provided over the lesser of the term of the lease or the estimated useful lives of the assets.

Intangible Asset

Insurance expirations (customer list) acquired through acquisition in 1996, amounting to $293,000 at December 31, 1996, are amortized over five years, the expected period over which commission income will be received.

Income Taxes

  The Company and its subsidiaries file a consolidated federal income tax return. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

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


Per Share Data

  Net income per common share is based upon the weighted average number of common shares outstanding during the year. There were no common stock equivalents outstanding during the years presented which would result in dilution of net income per share. The weighted average number of common shares outstanding for each of the years in the three-year period ended December
31, 1996 are as follows: 1996 - 161,855; 1995 - 161,068 and 1993 - 160,902.
Primary and fully diluted net income per share are the same for 1996, 1995 and 1994.



          CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
           Notes to Consolidated Financial Statements

Note 2  Acquisitions

  In April, 1996, the Company acquired all of the outstanding shares of Greater Funding of New York, Inc. (GFNYI) for a cash price of $102,000. Up to that date, the Company had owned 33% of GFNYI. GFNYI is a mortgage banking company.
 Also in April, 1996, the Bank acquired the Burlingham Agency (BA), a life insurance agency for 1,053 shares of the Company's common stock valued at $338,000. The GFNYI and BA acquisitions were recorded under the purchase method of accounting; and acccordingly, the results of operations of GFNYI and BA for the period from their April acquisition are included in the accompanying consolidated financial statements. The purchase prices have been allocated to assets acquired and liabilities assumed based on fair market value at the dates of acquisition.

Unaudited pro-forma earnings per share for the Company giving effect to the GFNYI and BA acquisitions as if they had occurred on January 1, 1995 are $18.02 and $23.86 for 1996 and 1995, respectively. These pro-forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on the date indicated, or which may result in the future.

Note 3 Federal Funds Sold

  Income from federal funds sold for the years ended December 31, 1996, 1995 and
1994 was $374,000, $692,000 and $554,000, respectively.

Note 4 Securities

  The aggregate amortized cost and fair value of Securities Available-for-Sale and Securities Held-to-Maturity at December 31, 1996 and 1995 follows (in thousands):

                                                    1996              1995
                                            Amortized   Fair  Amortized    Fair
                                                 Cost   Value      Cost   Value
Securities Available-for-Sale:
  Common stock                              $     195     325       355     444

Securities Held-to-Maturity:
  U.S. Treasury obligations                  $ 29,671  29,707    29,928  30,256
  U.S. Government agencies                      1,000     989     2,027   1,999
  Mortgage-backed securities                      325     341       310     334
  Obligations of state and
    municipal subdivisions                     30,320  30,329    27,160  27,330
  Other securities                              8,366   8,404    10,645  10,809
                                               ______  ______    ______  ______
    Total                                    $ 69,682  69,770    70,070  70,728

  Gross unrealized gains and gross unrealized losses on Securities Available-for-Sale and Securities Held-to-Maturity at December 31, 1996 and 1995 follow (in thousands):
                                                    1996             1995
                                                 Unrealized       Unrealized
                                                Gains  Losses    Gains   Losses
Securities Available-for-Sale:
  Common stock                                  $ 130       0       89        0

Securities Held-to-Maturity:
  U.S. Treasury obligations                     $  68     (32)     336     (
8)
  U.S. Government agencies                          0     (11)       1     (
29)
  Mortgage - backed securities                     16       0       24        0
  Obligations of state and
    municipal subdivisions                        210    (201)     277
(107)
  Other securities                                 59    ( 21)      164
0
                                                  ___     ___      ___    _____
      Total                                    $  353    (265)     802   (
144)


CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 4 Securities (continued)

  The amortized cost and fair value of securities Held-to-Maturity by years to maturity as of December 31, 1996 follow (in thousands):

Amortized Cost:                                     Obligations
                U.S.         U.S.     Mortgage-    of state and
              Treasury    Government   backed       municipal       Other
  Years      obligations   agencies   securities   subdivisions   securities
  Under 1   $   18,921           0            9          7,549       3,400
  1 to 5        10,750       1,000           34         15,641       4,966
  5 to 10            0           0           44          6,449           0
  10 and over        0           0          238            681           0
                ______       _____          ___         ______       _____
  Total     $   29,671       1,000          325         30,320       8,366

Fair Value   :                                     Obligations
                U.S.         U.S.     Mortgage-    of state and
              Treasury    Government   backed       municipal       Other
  Years      obligations   agencies   securities   subdivisions   securities
  Under 1   $   18,935           0           11          7,560       3,423
  1 to 5        10,772         989           41         15,707       4,981
  5 to 10            0           0           49          6,365           0
  10 and over        0           0          240            697           0
                ______       _____          ___         ______       _____
  Total     $   29,707         989          341         30,329       8,404

  Maturities of mortgage-backed securities are classified in accordance with the contractual repayment schedules.

  Securities Held-to-Maturity with carrying values of $58,745,000 were pledged as collateral against municipal deposits at December 31, 1996.

  Interest on securities segregated between taxable interest and tax-exempt interest for the years ended December 31, 1996, 1995 and 1994 follows (in thousands):

                              1996    1995    1994
Taxable                    $ 2,728   2,741   2,301
Tax-exempt                   1,342   1,395   1,376
                             _____   _____   _____
  Total                    $ 4,070   4,136   3,677

  The Bank's required investment in stock of the Federal Home Loan Bank amounted to $1,284,000 and $926,000 at December 31, 1996 and 1995,
respectively, which equals the Company's cost basis. This investment allows the Bank to maintain a $32,053,000 overnight line of credit with the Federal Home Loan Bank.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 5 Loans

  The major classifications of loans at December 31, 1996 and 1995  follow (in thousands):
                                                              1996      1995
  Commercial, financial and agricultural                 $  27,503    28,326
  Mortgages:
    Residential                                            101,349    86,641
    Commercial                                              62,513    62,038
  Consumer-Auto							          44,784    15,123
  Consumer-Other                                             9,925     9,146
  Other                                                     10,766     7,815
  Loans held for sale                                          671       955
                                                           _______   _______
  Total                                                    257,511   210,044
  Less - allowance for loan losses                           2,675     2,258
                                                           _______   _______
  Loans - net                                            $ 254,836   207,786

  Interest and fees on loans for the years ended December 31, 1996, 1995 and 1994 follow (in thousands):
                                                       1996     1995     1994
  Commercial                                       $  3,062    3,358    3,179
  Mortgage                                           14,368   13,964   12,227
  Consumer and other                                  3,616    2,676    2,248
                                                     ______   ______   ______
    Total                                          $ 21,046   19,998   17,654

  A summary of the changes in the allowance for loan losses follow (in thousands):
                                                     Years Ended December 31,
                                                       1996     1995     1994
  Balance at beginning of year                     $  2,258    2,202    2,277
  Provision charged to operations                     1,490    1,031      699
  Loans charged off                                  (1,637)  (1,229)  (1,011)
  Recoveries of loans charged off                       564      254      237
                                                      _____    _____    _____
  Balance at end of year $                            2,675    2,258    2,202

  The principal balance of loans not accruing interest totaled $11,279,000 and $10,947,000 at December 31, 1996 and 1995, respectively. The effect of nonaccrual loans on interest income for the years ended December 31, 1996, 1995, and 1994 was $841,000, $739,000, and $496,000 respectively. Other real estate owned amounted to $1,141,000 and $2,158,000 at December 31, 1996 and 1995,
respectively and is included in other assets in the consolidated balance sheets.

  The recorded investment in loans that are considered to be impaired totaled $11,279,000 and $10,947,000 at December 31, 1996 and 1995, respectively.
Included in this amount was $451,000 and $619,000 of impaired loans for which the related allowance for loan losses is $220,000 and $293,000, and $10,828,000 and $10,328,000 of impaired loans with no related allowance for loan losses at December 31, 1996 and 1995, respectively. The average recorded investment in impaired loans during 1996 and 1995 was $11,113,000 and $11,105,000, respectively.  The effect on interest income for impaired loans was $514,000 in
1996 and $739,000 in 1995.   Income earned on impaired loans during 1996 and
1995 was approximately $149,000 and $275,000,respectively.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 5 Loans (continued)

Residential mortgage loans with a carrying value of $43,000,000 were pledged as collateral for the Bank's line of credit from the Federal Home Loan Bank.

Loans serviced for others, amounting to $68,368,000 and $69,611,000 at December 31, 1996 and 1995, respectively, are not included in the consolidated financial statements.

The Company's market area is generally Western Ontario County, the Township of Mendon, and Pittsford. Virtually all loans are made in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in the conditions in this area.

The Company's concentrations of credit risk are as disclosed in the above schedule of loan classifications. The concentrations of credit risk in loan commitments and letters of credit parallel the loan classifications reflected above. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.


Note 6 Premises and Equipment

A summary of premises and equipment follows (in thousands):
                                       December 31, 1996   December 31, 1995
  Land and land improvements                     $   759                 759
  Buildings and leasehold improvements            10,869               9,983
  Furniture, fixtures, equipment and vehicles     11,061              10,051
                                                  ______              ______
                                                  22,689              20,793
  Less accumulated depreciation and amortization  13,475              12,234
                                                  ______              ______
  Premises and equipment - net                   $ 9,214               8,559

Note 7 Deposits

Deposits at December 31, 1996 and 1995 by type were (in thousands):
                                                    1996         1995
  Demand deposits                              $  54,229       47,445
  Savings and time deposits                      199,278      191,912
  Other deposits:
    U.S. Government                                  744          324
    State and political subdivisions              52,595       36,602
    Official checks                                1,120          768
                                                 _______      _______
      Total                                    $ 307,966      277,051

Certificates of deposit of $100,000 or more amounted to $40,196,000 at December 31, 1996 and $20,915,000 at December 31, 1995. Interest expense on certificates of deposit of $100,000 or more was as follows: $1,437,000 in 1996; $1,181,000 in 1995; and $270,000 in 1994.

At December 31, 1996, the scheduled maturity of all certificates of deposit was as follows (in thousands):

			1997					$ 80,955
			1998					  17,648
			1999					  13,070

								$111,673



CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 8 Borrowing From FHLB

In 1995 the Bank borrowed $1,023,000 from the FHLB at an effective rate of 2.5% to fund low income housing projects. Principal payments of approximately $2,000 are due monthly with the balance due at maturity in 2010. The balance at December 31, 1996 was $990,000.

Note 9 Income Taxes

Total income taxes for the years ended December 31, 1996, 1995 and 1994 were allocated as follows (dollars in thousands):
											 1996    1995    1994
  Income before income taxes                         $ 1,038   1,797   1,604
  Change in Stockholders' equity for unrealized
    gain on securities available for sale                 16      20      16
                                                       _____   _____   _____
  Total                                              $ 1,054   1,817   1,620

The components of income tax expense are as follows (in thousands):
Years ended December 31,
Current: 										1996    1995    1994
  Federal                                            $ 1,066   1,450   1,260
  State                                                  310     401     320
                                                       _____   _____   _____
                                                       1,376   1,851   1,580
Deferred                                                (338)    (54)     24
                                                       _____   _____   _____
  Total                                              $ 1,038   1,797   1,604

Income tax expense was $1,038,000, $1,797,000, and $1,604,000 for the years ended December 31, 1996, 1995 and 1994, respectively, and differed from the amounts computed by applying the applicable U.S. Federal corporate tax rates to pretax income from continuing operations as follows:
                                                     Years ended December 31,
                                                        1996    1995    1994
  Tax expense at statutory rate of 34%               $ 1,355   1,957   1,804
  Tax-exempt interest                                   (453)   (474)   (468)
  Nondeductible interest expense                          50      53      47
  State taxes, net of federal benefit                    136     265     211
  Other                                                  (50)     (4)     10
                                                       _____   _____   _____
    Total                                            $ 1,038   1,797   1,604

Effective tax rate                                      26.0%   31.5%   30.2%

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 9 Income Taxes (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and
1995 are presented below:

  Deferred tax assets:
												 1995   1994
    Allowance for loan losses                               $ 743    580
    Incentive stock plan                                      340    244
    Excess servicing                                           91    108
    NOL credits from subsidiary prior to consolidation        188      -
    State NOL arising from nonconsolidation for state
		tax purpose only							   31      -
    Other                                                      23     17
      Total gross deferred tax assets before allowance      1,416    949
    Valuation allowance								  (12)   	 0
      Total gross deferred tax asset                        1,404    949
  Deferred tax liabilities:
    Depreciation                                              456    475
    Net unrealized gains on Available-for-Sale securities      52     36
    Accretion on bonds                                         33      9
                                                              ___    ___
      Total gross deferred tax liabilities                    541    520
                                                              ___    ___
      Net deferred tax asset                                $ 863    429

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods which the temporary differences comprising the deferred tax assets are deductible. Based on its assessment, management determined that a valuation allowance of $12,000 against its subsidiary's state Net Operating Loss (NOL) was necessary. As of December 31, 1996 there were approximately $111,000 of mortgage tax credits available to offset future state tax liabilities of GFNYI. The Company acquired a deferred tax asset of $112,000 from its acquisition of Greater Funding of New York, Inc.

Note 10 Stockholders' Equity

Payment of dividends by the Bank to the Company is limited or restricted in certain circumstances. According to federal banking law, the approval of the Office of the Comptroller of the Currency is required for the declaration of dividends in any year which dividends exceed the total of net income for that year plus retained income for the preceding two years. At December 31, 1996, approximately $7,094,000 was available for payment of dividends to the Company.

Note 11  Employee Benefits

Profit Sharing Plan

The Company has a profit sharing plan covering all employees upon completion of 1,000 hours of service with respect to salaried employees, and 870 hours of service for employees paid on an hourly basis. Contributions to the plan are determined by a mathematical formula which takes into account average net income of the Bank for the current and prior year, and the level of the Bank's stockholders' equity. It is the Company's policy to fund current costs as they accrue. Profit sharing plan expense amounted to $658,000, $639,000 and $641,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

Employee Stock Ownership Plan

  The Company has an employee stock ownership plan (ESOP) for employees of the Company. Annual contributions are made at the discretion of the board of directors. ESOP expense amounted to $52,000, $46,000, and $33,900 for the years ended December 31, 1996, 1995 and 1994, respectively.

Note 12  Incentive Stock Plan

  The Company has an incentive stock plan for senior management of the Company. Annual expense is based on performance factors established by the board of directors and is generally tied to increases in the Company's common stock price. Prior to January 1, 1996, the Company accounted for its plans in accordance with the provisions of Accounting Principals Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations.
 As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Compensation cost is recognized annually to the extent the Company's stock increases in value. On January 1, 1996, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25. There is no difference betweeen the Company's previous method of accounting for its incentive stock plans and the provision of SFAS No. 123, therefore no pro forma information is provided. The Company has accrued a liability of $849,000 as of December 31, 1996 representing its obligation under the plans. Expenses of the plans amounted to $371,000, $155,000, and $115,000 for the years ended December 31, 1996, 1995 and 1994, respectively.


Note 13 Leases

The Company leases certain buildings and office space under operating lease arrangements. Rent expense under these arrangements amounted to $386,000 in 1996, $192,000 in 1995 and $118,000 in 1994. Included in rent for 1996 is
$145,000 for the buyout of a lease commitment by Greater Funding of New York, Inc. Real estate taxes, insurance, maintenance, and other operating expenses associated with the buildings and office space are generally paid by the Company.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 13 Leases (Continued)

A summary of noncancellable long-term operating lease commitments as of
December
31, 1996 follows (in thousands):
Years ending December 31,      Amount
                    1997        $ 240
                    1998          214
                    1999          200
                    2000          168
                    2001 & After  213
                                  ___
                    Total      $1,035

Note 14 Commitments and Contingencies

In the normal course of business there are various outstanding commitments to extend credit which are not reflected in the accompanying consolidated financial statements. Because many commitments and almost all letters of credit expire without being funded in whole or in part, the contract amounts are not estimates of future cash flows. Loan commitments have off-balance sheet credit risk because only origination fees are recognized in the balance sheet until commitments are fulfilled or expire. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and collateral or other security is of no value. The Company's policy generally requires customers to provide collateral, usually in the form of customers' operating assets or property, prior to the disbursement of approved loans. The contract amounts of these commitments at December 31, 1996 are: Commercial letters of credit $1,839,000 and unused commitments $26,642,000. The contract amounts of these commitments at December 31, 1995 were: Commercial letters of credit $2,727,000 and unused commitments $22,179,000. The majority of these commitments have terms up to one year at fixed interest rates current at the date of origination. Commitments to fund residential mortgage loans amounted to $424,000 at December 31. 1996.

The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of such reserve balances for the year ended December 31, 1996 was approximately $3,847,000.


In the normal course of business, the Company has various contingent liabilities outstanding that are not included in the consolidated financial statements. Management does not anticipate any material losses as a result of these contingent liabilities.
<PAGE

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 15  Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject ot qualitative judgments by regulators about components, risk weighings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighed assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain a minumum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

						Actual		   For Capital		To Be Well
									    Adequacy      Capitalized
Under
									    Purposes      Prompt
Corrective
												   Action
Provisions

                             Amount   Ratio     Amount   Ratio    Amount  Ratio


As of December 31, 1996
 Total Capital           $ 39,722    16.1%   $ 19,727    8.0%   $ 24,659
10.0%
     (to risk weighted assets)
   Tier I Capital		  37,047    15.0%      9,863    4.0%     14,795
6.0%
	(to risk weighted assets)
   Tier I Capital          37,047    10.6%     13,958    4.0%     17,448
5.0%
     (to average assets)

As of December 31, 1995
 Total Capital           $ 37,724   17.93%   $ 16,828    8.0%   $ 21,035
10.0%
     (to risk weighted assets)
   Tier I Capital		  35,466   16.86%      8,414    4.0%     12,621
6.0%
	(to risk weighted assets)
   Tier I Capital          35,466   11.9%      12,789    4.0%     15,987
5.0%
     (to average assets)



Note 16 Loans to Directors and Officers

Certain executive officers, directors and their business interests are customers of the Bank. Transactions with these parties are based on substantially the same terms as similar transactions with others and do not carry more than normal credit risk. At December 31, 1996 and 1995, loans to these related parties amounted to $5,885,000 and $1,208,000, respectively.

Note 17 Condensed Financial Information - Parent Company Only

The following are the condensed balance sheets, statements of income, and statements of cash flows for Canandaigua National Corporation (parent company only).

Balance Sheets (dollars in thousands)
                                                               December 31,
                                                              1996     1995
  Assets:
    Cash                                                 $     154      154
    Investment in subsidiary bank                           37,997   35,519
    Securities Available-for-Sale                              185      345
    Loans                                                       --       11
    Other assets                                               572    1,368
                                                            ______   ______
      Total assets                                       $  39,119   37,397

Stockholders' equity:
  Common stock                                           $   8,110    8,058
  Additional paid-in capital                                 8,489    8,203
  Undivided profits                                         22,616   21,083
  Treasury Stock (550 Shares)                                 (174)     --
  Net unrealized gain on securities available for sale,
    net of taxes                                                78       53
                                                            ______   ______
    Total stockholders' equity                           $  39,119   37,397

Statements of Income (dollars in thousands)
                                                    Years ended December 31,
                                                        1996    1995   1994
  Income - Dividends from The Canandaigua
    National Bank and Trust Company                 $  1,750   1,124  1,009
  Other income                                            12       2      0
  Other expense                                         ( 77)   (114)  (120)
                                                       _____   _____  _____
  Income before undistributed income of subsidiary     1,685   1,012    889
  Equity in undistributed income of subsidiary         1,262   2,904  2,814
                                                       _____   _____  _____
    Net income                                      $  2,947   3,916  3,703

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 17 Condensed Financial Information - Parent Company Only (cont.)

Statements of Cash Flows (dollars in thousands)

Years ended December 31,
                                                         1996     1995     1994
Cash flows from operating activities:
  Net income                                         $  2,947    3,916    3,703
  Adjustments to reconcile net income to net cash
    from operating activities:
  Depreciation and amortization                             0       25       99
  Equity in undistributed earnings of subsidiary bank  (1,262)  (2,904)
(2,814)
  Other                                                    29       35        0
                                                        _____    _____    _____
  Net cash from operating activities                    1,714    1,072      988

Cash flows from investing activities:
  Sale (Purchase) of securities                             5      (28)       0
  Purchase of Subsidiary                                 (102)
  Loans disbursed net of principal payments received       11        6        6
  Decrease in other real estate                           796       49        0
  Additional capital investment into subsidiary          (625)
  Capital expenditures                                      0        0
(3)
                                                        _____    _____    _____
  Net cash provided (used) in investing activities         85       27        3

Cash flows from financing activities:
  Proceeds from issuance of common stock                    0       40       34
  Purchase of Treasury Stock                             (174)
  Dividends paid                                       (1,414)  (1,127)
(966)
                                                        _____    _____    _____
  Net cash used by financing activities                (1,588)  (1,087)
(932)

Net increase (decrease) in cash                           211       12       59
  Cash at beginning of year                               154      142       83
                                                        _____    _____    _____
Cash at end of year                                   $   365      154      142


In 1995 the Company transferred fixed assets with a carrying value of
$1,400,000
to the Bank in exchange for other real estate with a carrying value of $1,400,000. In 1996, the company acquired a subsidiary for stock in the amount of $338,000.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 18 Fair Values of Financial Instruments

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

Note 18 Fair Values of Financial Instruments (continued)

Borrowing from FHLB:

The fair value of borrowing is calculated by discounting scheduled cash flows through the estimated maturity using market rates presently available for new borrowings.

The estimated fair values of the Company's financial instruments are as follows:

                                            December 31, 1996 December 31, 1995
                                            Carrying     Fair Carrying     Fair
                                              Amount  Value(1)  Amount Value(1)
Financial Assets:
  Cash and due from banks                  $  16,858   19,173   16,858   16,858
  Federal funds sold                           6,600        0    6,600    6,600
  Securities                                  70,007   70,095   70,514   71,172
  Loans:
    Loans 						     256,840  255,096  209,089  215,097
    Loans held for sale                          671      671      955      955
    Allowance for loan losses                 (2,675)       0   (2,258)       0
  FHLB and Federal Reserve Bank stock          1,764    1,764    1,406    1,406
  Accrued interest receivable                  2,003    2,003    2,046    2,046

Financial Liabilities:
  Deposits:
    Demand accounts, Savings and
      Money Market accounts                  196,293  196,293  186,775  186,775
    Certificates of deposit                  111,673  106,427   90,276   90,666
  Borrowing from FHLB                            990      689    1,013      670
  Accrued interest payable                       850      850      701      701

Off balance sheet commitments:
  Commercial letters of credit                     0       33        0       27
  Unused lines of credit                   $       0        0        0        0

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

COMMON STOCK DATA

The Company's stock is not actively traded nor is it traded in the over-the-counter market. In addition, it is not listed with a national securities exchange. Due to the limited number of transactions, the weighted average sale price may not be indicative of the actual market value of the Company's stock.
 The following table sets forth a summary of the weighted average sale price, book value, and semi annual dividends paid per share since the first quarter of 1991.
                    Average                    Dividend
              	     Sale Price     	 Book Value      Paid
     1996
     4th quarter	    $ 320.31       $ 240.69
     3rd quarter    $ 326.74       $ 236.63       $4.50
     2nd quarter    	$ 324.86       $ 237.41
     1st quarter    	no sales       	$ 232.52       $4.25

		1995
     4th quarter	    no sales       $ 232.06
     3rd quarter    $ 307.09	       $ 226.65       $3.50
     2nd quarter    	$ 293.15       $ 223.46
     1st quarter    	$ 288.71       	$ 216.94       $3.50

     1994
     4th quarter    	$ 259.87       $ 214.55
     3rd quarter    	$ 256.64       $ 208.23       $3.00
     2nd quarter    	$ 240.34       $ 205.25
     1st quarter    	no sales       	$ 199.09       $3.00

     1993
     4th quarter    	no sales       $ 197.47
     3rd quarter    	no sales       	$ 194.08       $2.75
     2nd quarter    	$ 206.47       $ 189.68
     1st quarter    	$ 203.42       	$ 183.72       $2.75

     1992
     4th quarter    	$ 195.90       $ 181.65
     3rd quarter    	$ 192.51       	$ 178.65       $2.63
     2nd quarter    	no sales       $ 174.68
     1st quarter    	$ 190.00       $ 169.46       $2.50

     1991
     4th quarter    	$ 181.99       $ 166.24
     3rd quarter    	$ 168.71       $ 162.95       $2.50
     2nd quarter    	$ 199.18       $ 159.73
     1st quarter    	$ 161.34       $ 155.31       $2.38


As stated above, the stock of the Company is not listed with a national securities exchange; therefore, no formal bid and asked for quotations are available.

All per share amounts have been adjusted to reflect a two-for-one stock split in 1993.
