Form 10-K, Exhibit 13
period 1997-12-31
CANANDAIGUA NATIONAL CORP
filed 1998-03-31
CIK 759458

INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
Canandaigua National Corporation:

We have audited the accompanying consolidated balance sheets of Canandaigua National Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Canandaigua National Corporation and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


KPMG Peat Marwick LLP

(signature of KPMG Peat Marwick LLP)

January 30, 1998
Rochester, New York

             CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
                      Consolidated Balance Sheets
                      December 31, 1997 and 1996
             (dollars in thousands, except per share amounts)
Assets                                                            1997     1996
Cash and due from banks                                       $ 19,647   18,887
Interest bearing deposits with other financial institutions          0      286
Securities:
  Available for sale, at fair value                                394      325
  Held to maturity (fair value of $71,284 in 1997
    and $69,770 in 1996)                                        70,987   69,682
Loans - net of allowance of $3,153 in 1997
  and $2,675 in 1996                                           304,097  254,836
Premises and equipment - net                                    11,184    9,214
Accrued interest receivable                                      2,372    2,003
FHLB stock and Federal Reserve Bank stock                        3,118    1,764
Other assets                                                     7,143    3,626
                                                               -------  -------
    Total Assets                                             $ 418,942  360,623
                                                               =======  =======
Liabilities and Stockholders' Equity
Deposits:
  Non-interest bearing                                       $  73,297   57,287
  Interest bearing                                             251,464  250,679
                                                               -------  -------
    Total deposits                                             324,761  307,966
Borrowing from FHLB                                             50,667   11,590
Accrued interest payable and other liabilities                   2,582    1,948
                                                               -------  -------
    Total Liabilities                                          378,010  321,504
                                                               -------  -------
Commitments and contingencies (Note 13 and 14)

Stockholders' equity:
  Common stock, $50 par value; 240,000 shares authorized,
    162,208 shares issued in 1997 and 1996                       8,110    8,110
  Additional paid-in capital                                     8,489    8,489
  Undivided profits                                             24,742   22,616
  Treasury Stock, at cost (1642 shares in 1997 and
     550 shares in 1996)                                          (528)
(174)
  Net unrealized gain on securities available for sale,
    net of taxes                                                   119       78
                                                               -------  -------
    Total Stockholders' Equity                                  40,932   39,119
                                                               -------  -------
    Total Liabilities and Stockholders' Equity               $ 418,942  360,623
                                                               =======  =======

See accompanying notes to consolidated financial statements

               CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
                    Consolidated Statements of Income
                Years ended December 31, 1997, 1996 and 1995
               (dollars in thousands, except per share amounts)
                                                           1997    1996   1995
Interest income:
  Loans                                                $ 25,799  21,046  19,998
  Securities                                              4,027   4,070   4,136
  Federal funds sold and other                               17     389     697
                                                         ______  ______  ______
    Total interest income                                29,843  25,505  24,831
                                                         ______  ______  ______
Interest expense:
  Deposits                                                9,733   8,735   8,785
  Borrowings                                              1,506      62      11
                                                         ______  ______  ______
  Total interest expense                                 11,239   8,797   8,796
                                                         ______  ______  ______
    Net interest income                                  18,604  16,708  16,035
Provision for loan losses                                   851   1,490   1,031
                                                         ______  ______  ______
    Net interest income after provision for loan losses  17,753  15,218  15,004
                                                         ______  ______  ______
Other income:
  Service charges on deposit accounts                     1,534   1,661   1,604
  Trust income                                            1,723   1,337   1,071
  Net gain on sale of mortgage loans                         29     (24)     40
  Other operating income                                  1,031     940     678
                                                         ______  ______  ______
    Total other income                                    4,317   3,914   3,393
Operating expenses:
  Salaries and employee benefits                          9,638   8,382   7,063
  Occupancy expense                                       2,459   2,314   1,961
  FDIC insurance                                             38       2     319
  Marketing and public relations                            399     293     283
  Office supplies, printing and postage                     712     616     635
  Legal                                                     223     363     227
  Other operating expenses                                3,188   3,177   2,196
                                                         ______  ______  ______
    Total operating expenses                             16,657  15,147  12,684
                                                         ______  ______  ______
    Income before income taxes                            5,413   3,985   5,713
Income taxes                                              1,676   1,038   1,797
                                                         ______  ______  ______
    Net income                                         $  3,737   2,947   3,916

Net income per common share                            $  23.22   18.20   24.31

See accompanying notes to consolidated financial statements.

            CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
            Consolidated Statements of Stockholders' Equity
             Years ended December 31, 1997, 1996 and 1995
           (dollars in thousands, except per share amounts)
                                                                                             Net
                                                                                      Unrealized
                                                                                         Gain on
                                                       Additional                     Securities
                                                Common    Paid in Undivided  Treasury   Available-
                                                 Stock    Capital   Profits     Stock    for-Sale    Total
                                                 _____    _______  ________  ________   _______    _______
Balance at December 31, 1994                   $ 8,049      8,172    18,294          0        23    34,538
  Sale of 175 shares of common stock                 9         31         0          0         0        40
  Cash dividend - $7.00 per share                    0          0    (1,127)         0         0    (1,127)
  Change in unrealized gain on securities
   available-for-sale, net of taxes of $20           0          0         0          0        30        30
  Net income                                         0          0     3,916          0         0     3,916
                                                 _____     ______   _______      _____     _____   _______
Balance at December 31, 1995                     8,058      8,203    21,083          0        53    37,397
 Cash dividend - $8.75 per share                     0          0    (1,414)         0         0    (1,414)
 Issuance of 1,053 shares of common
    stock to purchase subsidiary                    52        286         0          0         0       338
 Change in unrealized gain on securities
   available-for-sale net of taxes of $16            0          0         0          0        25        25
 Purchase of 550 shares of treasury stock            0          0         0       (174)        0      (174)
 Net Income                                          0          0     2,947          0         0     2,947
                                                 _____     ______   _______      _____     _____   _______
Balance at December 31, 1996                     8,110      8,489    22,616       (174)       78    39,119
  Cash dividend - $10.00 per share                   0          0    (1,609)         0         0   (1,1609)
  Sale of 139 shares of treasury stock               0          0        (2)        44         0        42
  Purchase of 1,231 shares of treasury stock         0          0         0       (398)        0      (398)
  Change in unrealized gain on securities
   available-for-sale net of taxes of $27            0          0         0          0        41        41
  Net income                                         0          0     3,737          0         0     3,737
                                                 _____     ______   _______      _____     _____   _______
Balance at December 31, 1997                   $ 8,110      8,489    24,742       (528)      119    40,932

See accompanying notes to consolidated financial statements.

                                    Page 10

           CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
               Consolidated Statements of Cash Flows
            Years ended December 31, 1997, 1996 and 1995
                      (dollars in thousands)
                                                    1997       1996       1995
Cash flows from operating activities:
  Net income $                                     3,737      2,947      3,916
  Adjustments to reconcile net income to net
   cash provided by operating activities:
   Depreciation and amortization                   1,415      1,012        947
   Provision for loan losses                         851      1,490      1,031
   Write down of other real estate                   274        205          0
   Deferred income taxes                            (210)      (338)       (54)
   Originations of loans held for sale            (7,171)    (7,391)    (3,615)
   Proceeds from sales of loans held for sale      5,723      7,675      4,370
   (Increase) decrease in interest receivable       (369)        43        124
   (Increase) in other assets                       (874)      (869)      (492)
   Increase (decrease) in accrued interest payable
     and other liabilities                           634        200        592
                                                  ______     ______     ______
Net cash provided by operating activities          4,010      4,974      6,819
                                                  ______     ______     ______
Cash flows from investing activities:
  Proceeds from call of FHLB stock                     0         18         12
  Purchase of FHLB stock                          (1,354)      (376)         0
  Securities held to maturity:
    Proceeds from call of securities                 210      1,650        618
    Proceeds from maturities of securities        37,009     35,678     38,060
    Purchase of securities                       (38,319)   (36,639)   (37,820)
  Loans made to customers net of principal
    payments received on loans                   (51,202)   (47,870)    (2,638)
  Fixed asset purchases - net                     (3,469)    (1,894)    (1,555)
  Acquisition of subsidiary                       (1,210)      (102)         0
  Proceeds from sale of other real estate            892        372        786
                                                  ______     ______     ______
  Net cash provided(used) by investing activities(57,443)   (49,163)    (2,537)
                                                  ______     ______     ______
Cash flows from financing activities:
  Net increase (decrease) in demand, savings
    and short-term deposits                       14,880      9,511    (18,944)
  Proceeds from sale of common stock                  42          0         40
  Proceeds from issuance of certificates of deposit
    net of payments on maturing certificates       1,915     21,404     20,567
  Dividends paid                                  (1,609)    (1,414)    (1,127)
  Proceeds from FHLB advances                     39,100     10,600      1,023
  Principal repayments on FHLB advances              (23)       (23)       (10)
  Purchase of Treasury Stock                        (398)      (174)         0
                                                  ______     ______     ______
  Net cash provided (used) by financing activities53,907     39,904      1,549
                                                  ______     ______     ______
Net (decrease) in cash and cash  equivalents         474     (4,285)     5,831
Cash and cash equivalents - beginning of year     19,173     23,458     17,627
                                                  ______     ______     ______
Cash and cash equivalents - end of year         $ 19,647     19,173     23,458
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                    $ 11,128      8,784      8,659
    Income taxes                                $  1,409      1,341      1,705
  Supplemental disclosure of non-cash investing activities:
    Additions to other real estate acquired
    through foreclosure                         $  2,538       (423)     2,204

    Acquisition of subsidiary for
      1,053 shares of common stock                     0        338          0

See accompanying notes to consolidated financial statements.
<TABLE/>
                                 Page 11

          CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
             Notes to Consolidated Financial Statements
                 December 31, 1997, 1996 and 1995

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

  Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, The Canandaigua National Bank and Trust Company (the Bank), Greater Funding of New York, Inc. (GFNYI) and Home Town Funding. Ic. (HTF). All significant intercompany accounts and transactions have been eliminated in consolidation. The financial statements have been prepared in conformity with generally accepted accounting principles and conform with predominant practices within the banking industry.

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

Premiums and discounts are amortized or accreted over the life of the related held to maturity security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses are included in earnings and are derived using the specific identification method.
                                 Page 12

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

Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Cash receipts on impaired loans are applied to reduce the principal balance outstanding and accrued but unpaid interest. In considering loans for evaluation of impairment, management generally excludes smaller balance, homogeneous loans -- residential mortgage loans, home equity loans, and all consumer loans. These loans are collectively evaluated form impairment as discussed above.
                              Page 13

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

Intangible Asset

Goodwill, which represents the excess of the purchase price over the fair value of identifiable assets acquired in 1997, is being amortized over five years on the straight-line method. The amortization period is monitored to determine if events and circumstances require the period to be reduced. At December 31, 1997 the unamortized balance of goodwill amounted to $465,000. Insurance expirations (customer list) acquired through acquisition in 1996 are amortized over five years, the expected period over which commission income will be received. The amount remaining to be amortized at December 31, 1997 and 1996 was $225,000 and $293,000, respectively.

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

Trust Department Income

Assets held in fiduciary or agency capacity for customers amounting to $358,000,000 and $297,000,000 at December 31, 1997 and 1996, respectively, are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Company. Fee income is recognized on the accrual method.

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

Treasury stock is shown on the consolidated balance sheet at cost as a separate component of stockholders' equity, and is a reduction to total stockholders' equity. Shares are released from treasury at fair value, with any gain or loss on the sale reflected as an adjustment to additional paid in capital. Losses are reflected as an adjustment to additional paid in capital to the extent of gains recognized, otherwise as an adjustment to undivided profits.

Per Share Data

Basic earnings per share was computed on the basis of the weighted average number of common shares outstanding. On December 31, 1997 the Company adopted the provisions of Statement of Financial Accounting Standard No. 128, "Earnings Per Share." Adoption of this statement had no effect on the Company as it had no potentially dilutive securities. The weighted average number of common shares outstanding for each of the years in the three-year period ended December 31, 1997 are as follows: 1997 - 160,955; 1996 - 161,855; and 1995 -
161,068. Net income used in the calculation of basic earnings per share is net income shown on the consolidation statement of income.


Note 2  Acquisitions

In October 1997, the Company acquired all of the outstanding shares of the mortgage banking company Home Town Funding, Inc. (HTF) for a cash price of $74,000 which approximated the fair value of identifiable assets acquired and liabilities assumed. The acquisition was accounted for under the purchase method of accounting; and accordingly, the results of operations of the HTF for the period from acquisition are included in the accompanying consolidated financial statements. The purchase price allocated to assets acquired and liabilities assumed based upon the fair market value at the date of acquisition.

In April, 1996, the Company acquired all of the outstanding shares of Greater Funding of New York, Inc. (GFNYI) for a cash price of $102,000. Up to that date, the Company had owned 33% of GFNYI. GFNYI is a mortgage banking company. Also in April, 1996, the Bank acquired the Burlingham Agency (BA), a life insurance agency for 1,053 shares of the Company's common stock valued at $338,000. The GFNYI and BA acquisitions were recorded under the purchase method of accounting; and accordingly, the results of operations of GFNYI and BA for the period from their April acquisition are included in the accompanying consolidated financial statements. The purchase prices have been allocated to assets acquired and liabilities assumed based on fair market value at the dates of acquisition.

Unaudited pro-forma earnings per share for the Company giving effect to the GFNYI and BA acquisitions as if they had occurred on January 1, 1995 are $18.02 and $23.86 for 1996 and 1995, respectively. These pro-forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on the date indicated, or which may result in the future. The pro forma effect of the Home Town Funding acquisition was nor material.

          CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
           Notes to Consolidated Financial Statements

Note 3 Federal Funds Sold

Income from federal funds sold for the years ended December 31, 1997, 1996 and 1995 was $1,000, $374,000 and $692,000, respectively.

Note 4 Securities

The aggregate amortized cost and fair value of Securities Available-for-Sale and Securities Held-to-Maturity at December 31, 1997 and 1996 follows (in thousands):

                                                    1997              1996
                                            Amortized   Fair  Amortized    Fair
                                                 Cost   Value      Cost   Value
Securities Available-for-Sale:
  Common stock                              $     195     394       195     325

Securities Held-to-Maturity:
  U.S. Treasury obligations                  $ 30,413  30,506    29,671  29,707
  U.S. Government agencies                      1,000     996     1,000     989
  Mortgage-backed securities                      334     352       325     341
  Obligations of state and
    municipal subdivisions                     34,273  34,406    30,320  30,329
  Other securities                              4,967   5,024     8,366   8,404
                                               ______  ______    ______  ______
    Total                                    $ 70,987  71,284    69,682  69,770

Gross unrealized gains and gross unrealized losses on Securities Available-for-Sale and Securities Held-to-Maturity at December 31, 1997 and 1996 follow (in thousands):
                                                    1997             1996
                                                 Unrealized       Unrealized
                                                Gains  Losses    Gains   Losses
Securities Available-for-Sale:
  Common stock                                 $ 199       0      130        0

Securities Held-to-Maturity:
  U.S. Treasury obligations                    $ 159     (66)      68     ( 32)
  U.S. Government agencies                         0     ( 4)       0     ( 11)
  Mortgage - backed securities                    18       0       16        0
  Obligations of state and
    municipal subdivisions                       258    (125)     210     (201)
  Other securities                                59    (  2)      59      (21)
                                                 ___     ___      ___    _____
      Total                                   $  494    (197)     353   (  265)

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 4 Securities (continued)

The amortized cost and fair value of securities Held-to-Maturity by years to maturity as of December 31, 1997 follow (in thousands):

Amortized Cost:                                     Obligations
                U.S.         U.S.     Mortgage-    of state and
              Treasury    Government   backed       municipal       Other
  Years      obligations   agencies   securities   subdivisions   securities
  Under 1   $   16,179       1,000            9          7,212       1,499
  1 to 5        14,234           0           34         17,264       3,468
  5 to 10            0           0           42          9,490           0
  10 and over        0           0          249            307           0
                ______       _____          ___         ______       _____
  Total     $   30,413       1,000          334         34,273       4,967

Fair Value   :                                     Obligations
                U.S.         U.S.     Mortgage-    of state and
              Treasury    Government   backed       municipal       Other
  Years      obligations   agencies   securities   subdivisions   securities
  Under 1   $   16,206         996           11          7,202       1,499
  1 to 5        14,300           0           40         17,342       3,525
  5 to 10            0           0           46          9,534           0
  10 and over        0           0          255            328           0
                ______       _____          ___         ______       _____
  Total     $   30,506         996          352         34,406       5,024

Maturities of mortgage-backed securities are classified in accordance with the contractual repayment schedules.

Securities Held-to-Maturity with carrying values of $64,533,000 were pledged as collateral against municipal deposits at December 31, 1997.

Interest on securities segregated between taxable interest and tax-exempt interest for the years ended December 31, 1997, 1996 and 1995 follows (in thousands):

                              1997    1996    1995
Taxable                    $ 2,587   2,728   2,741
Tax-exempt                   1,440   1,342   1,395
                             _____   _____   _____
  Total                    $ 4,027   4,070   4,136

The Bank's required investment in stock of the Federal Home Loan Bank amounted to $2,628,000 and $1,284,000 at December 31, 1997 and 1996,
respectively, which equals the Company's cost basis.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 5 Loans

The major classifications of loans at December 31, 1997 and 1996 follow (in thousands):
                                                              1997      1996
  Commercial, financial and agricultural                 $  37,610    27,503
  Mortgages:
    Residential                                             94,593   101,349
    Commercial                                              74,228    62,513
  Consumer-Auto                                             71,317    44,784
  Consumer-Other                                            15,245     9,925
  Other                                                     12,138    10,766
  Loans held for sale                                        2,119       671
                                                           _______   _______
  Total                                                    307,250   257,511
  Less - allowance for loan losses                           3,153     2,675
                                                           _______   _______
  Loans - net                                            $ 304,097   254,836

Interest and fees on loans for the years ended December 31, 1997, 1996 and 1995 follow (in thousands):
                                                       1997     1996     1995
  Commercial                                       $  3,587    3,062    3,358
  Mortgage                                           15,590   14,368   13,964
  Consumer and other                                  6,622    3,616    2,676
                                                     ______   ______   ______
    Total                                          $ 25,799   21,046   19,998

A summary of the changes in the allowance for loan losses follow (in thousands):
                                                     Years Ended December 31,
                                                       1997     1996     1995
  Balance at beginning of year                     $  2,675    2,258    2,202
  Provision charged to operations                       851    1,490    1,031
  Loans charged off                                  (  795)  (1,637)  (1,229)
  Recoveries of loans charged off                       422      564      254
                                                      _____    _____    _____
  Balance at end of year $                            3,153    2,675    2,258

  The principal balance of loans not accruing interest totaled $3,074,000 and $11,279,000 at December 31, 1997 and 1996, respectively. The effect of nonaccrual loans on interest income for the years ended December 31, 1997, 1996,and 1995 was $636,000, $841,000, and $739,000 respectively. Other real estate owned amounted to $2,512,000 and $1,141,000 at December 31, 1997 and 1996, respectively and is included in other assets in the consolidated balance sheets.

  The recorded investment in loans that are considered to be impaired totaled $3,074,000 and $11,279,000 at December 31, 1997 and 1996, respectively.
Included in this amount was $917,000 and $451,000 of impaired loans for which the related allowance for loan losses is $100,000 and $220,000, and $2,157,000 and $10,828,000 of impaired loans with no related allowance for loan losses at December 31, 1997 and 1996, respectively. The average recorded investment in impaired loans during 1997, 1996 and 1995 was $6,245,000, $11,113,000 and
$11,105,000, respectively. The effect on interest income for impaired loans was $636,000 in 1997 and $841,000 in 1996 and $739,000 in 1995. Income earned on impaired loans during 1997, 1996 and 1995 was approximately $259,000, $149,000, $275,000,respectively.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 5 Loans (continued)

Residential mortgage loans with a carrying value of $44,000,000 and consumer loans with a carrying value of $11,000,000 were pledged as collateral for the Bank's advances from the Federal Home Loan Bank.

Loans serviced for others, amounting to $64,979,000 and $68,368,000 at December 31, 1997 and 1996, respectively, are not included in the consolidated financial statements.

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

Note 6 Premises and Equipment

A summary of premises and equipment follows (in thousands):
                                       December 31, 1997   December 31, 1996
  Land and land improvements                     $ 1,004                 759
  Buildings and leasehold improvements            12,500              10,869
  Furniture, fixtures, equipment and vehicles      9,737              11,061
                                                  ______              ______
                                                  23,241              22,689
  Less accumulated depreciation and amortization  12,057              13,475
                                                  ______              ______
  Premises and equipment - net                   $11,184               9,214

Depreciation and amortization expense amounted to $1,499,000, $1,239,000 and $1,103,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 7 Deposits

Deposits at December 31, 1997 and 1996 by type were (in thousands):
                                                    1997         1996
  Demand deposits                              $  68,378       54,229
  Savings and time deposits                      208,442      199,278
  Other deposits:
    U.S. Government                                  146          744
    State and political subdivisions              44,564       52,595
    Official checks                                3,231        1,120
                                                 _______      _______
      Total                                    $ 324,761      307,966

Certificates of deposit of $100,000 or more amounted to $36,423,000 at December 31, 1997 and $40,196,000 at December 31, 1996. Interest expense on certificates of deposit of $100,000 or more was as follows: $1,930,000 in 1997; $1,437,000 in 1996; and $1,181,000 in 1995.

At December 31, 1997, the scheduled maturity of all certificates of deposit was as follows (in thousands):

                  1998                $ 84,923
                  1999                  14,226
                  2000                  14,439
                                       _______
                                      $113,588

Note 8 Borrowing From FHLB

The Company maintains a $24,353,000 overnight line of credit with the FHLB of New York of which $10,800,000 was outstanding at December 31, 1997. Advances are payable on demand and bear interest at the federal funds rate plus 1/8 %. The Company also has access to the FKLB's Term Advance Program, which allows the bank to borrow up to 25% of total assets at various terms and rates. Under the terms of a blanket collateral agreement with the FHLB, these outstanding balances are collateralized by certain qualifying assets not otherwise pledged(primarily first mortgage loans).

In 1995 the Bank borrowed $1,023,000 from the FHLB at an effective rate of 2.5% to fund low income housing projects.

Scheduled maturity of the Company's borrowings from the FHLB at December 31, 1997 follows (in thousands):

                                                 Weighted Average
                                    Amount         Interest Rate

  1998 overnight line of credit    $10,800             6.125%
  1998 other                        35,024             5.90
  1999                               1,524             6.15
  2000                               1,324             6.23
  2001                               1,124             5.93
  2002                                  24             2.50
  after 2002                           847             2.50
                                    ______             ____
    Total                          $50,667             5.91%

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 9 Income Taxes

Total income taxes for the years ended December 31, 1997, 1996 and 1995 were allocated as follows (dollars in thousands):
                                                        1997    1996    1995
  Income before income taxes                         $ 1,676   1,038   1,797
  Change in Stockholders' equity for unrealized
    gain on securities available for sale                 27      16      20
                                                       _____   _____   _____
  Total                                              $ 1,703   1,054   1,817

The components of income tax expense are as follows (in thousands):
Years ended December 31,
Current:                                                1997    1996    1995
  Federal                                            $ 1,503   1,066   1,450
  State                                                  383     310     401
                                                       _____   _____   _____
                                                       1,886   1,376   1,851
Deferred                                                (210)   (338)    (54)
                                                       _____   _____   _____
  Total                                              $ 1,676   1,038   1,797

Income tax expense was $1,676,000, $1,038,000, and $1,797,000, for the years ended December 31, 1997, 1996 and 1995, respectively, and differed from the amounts computed by applying the applicable U.S. Federal corporate tax rates to pretax income from continuing operations as follows:
                                                     Years ended December 31,
                                                        1997    1996    1995
  Tax expense at statutory rate of 34%               $ 1,840   1,355   1,957
  Tax-exempt interest                                   (489)   (453)   (474)
  Nondeductible interest expense                          62      50      53
  State taxes, net of federal benefit                    253     136     265
  Other                                                   10     (50)     (4)
                                                       _____   _____   _____
    Total                                            $ 1,676   1,038   1,797

Effective tax rate                                      30.1%   26.0%   31.5%

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 9 Income Taxes (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:

Deferred tax assets:
                                                             1997     1996
    Allowance for loan losses                               $ 931      743
    Incentive stock plan                                      377      340
    Excess servicing                                           76       91
    NOL credits from subsidiary prior to consolidation        129      188
    State NOL arising from nonconsolidation for state
      tax purpose only                                         71       49
    Other                                                      86       23
                                                            _____    _____
      Total gross deferred tax assets before allowance      1,670    1,434
    Valuation allowance                                       (42)     (30)
                                                            _____    _____
      Total gross deferred tax asset                        1,628    1,404

  Deferred tax liabilities:
    Depreciation                                              462      456
    Net unrealized gains on Available-for-Sale securities      79       52
    Accretion on bonds                                         41       33
                                                            _____      ___
      Total gross deferred tax liabilities                    582      541
                                                            _____      ___
      Net deferred tax asset                               $1,046      863

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods which the temporary differences comprising the deferred tax assets are deductible. Based on its assessment, management determined that a valuation allowance of $42,000 against its subsidiary's state Net Operating Loss (NOL) was necessary. As of December 31, 1997 there were approximately $111,000 of mortgage tax credits available to offset future state tax liabilities of GFNYI. The Company acquired a deferred tax asset of $112,000 from its acquisition of Greater Funding of New York, Inc.

Note 10 Stockholders' Equity

Payment of dividends by the Bank to the Company is limited or restricted in certain circumstances. According to federal banking law, the approval of the Office of the Comptroller of the Currency (OCC)is required for the declaration of dividends in any year which dividends exceed the total of net income for that year plus retained income for the preceding two years. At December 31, 1997, approximately $5,444,000 was available for payment of dividends to the Company.without the approval of the OCC

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 11  Employee Benefits

Profit Sharing Plan

The Company has a profit sharing plan covering all employees upon completion of 1,000 hours of service with respect to salaried employees, and 870 hours of service for employees paid on an hourly basis. Contributions to the plan are determined by a mathematical formula which takes into account average net income of the Bank for the current and prior year, and the level of the Bank's stockholders' equity. It is the Company's policy to fund current costs as they accrue. Profit sharing plan expense amounted to $763,000, $658,000 and $639,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

Employee Stock Ownership Plan

The Company has an employee stock ownership plan (ESOP) for employees of the Company. Annual contributions are made at the discretion of the board of directors. ESOP expense amounted to $52,000, $52,000, and $46,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

Note 12  Incentive Stock Plan

The Company has an incentive stock plan for senior management of the Company which allows for the issuance of Phantom Stock Options (PSA) and Stock Appreciation Rights (SAR) to key employees based upon performance factors established by the Board of Directors, and is generally tied to increases in the value of the Company's common stock. PSAs represent the right to receive, for each phantom share of common stock covered by the PSA, payment equal to the higher of the book value or market value per share of common stock on the date of exercise. Payment can be made in cash, shares of the Company, or both at the discretion of the Board of Directors. PSAs are exercisable at the later of age 55 or 15 years of continuous employment with the Company or at normal retirement age (65). SARs represent the right to receive payment equal to the amount, if any, by which the higher of book value or market value per share of common stock on the date of exercise exceeds the SARs grant value. SARs are exercisable five years from the date of grant. At December 31, 1997, 2,765 PSAs were outstanding and 2,437 SARs were outstanding at prices ranging from $114 to $232.

Prior to January 1, 1996, the Company accounted for its plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. As, such, compensation expense would be recorded on the date of grant only if the current value of the underlying stock exceeded the exercise price. Compensation cost is recognized annually to the extent the Company's stock increases in value.
On January 1, 1996, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-Based Compensation", which permits entities to recognize as expense, over the vesting period, the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied The Company has elected to continue to apply the provisions of APB Opinion No. 25. There is no difference between the Company's previous method of accounting for its incentive stock plan and the provision of SFAS No. 123, therefore no pro forma information is provided.

The Company has accrued a liability of $909,000 as of December 31, 1997 representing its obligation under the plans. Expenses of the plans amounted to $110,000, $371,000, and $155,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 13 Leases

The Company leases certain buildings and office space under operating lease arrangements. Rent expense under these arrangements amounted to $238,000 in 1997, $386,000 in 1996 and $192,000 in 1995. Included in rent for 1996 is
$145,000 for the buyout of a lease commitment by Greater Funding of New York, Inc. Real estate taxes, insurance, maintenance, and other operating expenses associated with the buildings and office space are generally paid by the Company.

A summary of noncancellable long-term operating lease commitments as of December
31, 1997 follows (in thousands):

            Years Ending
             December 31,         Amount
                    1998           $ 202
                    1999             193
                    2000             178
                    2001              92
                    2002              51
                    2003 & After      52
                                     ___
                    Total          $ 768

Note 14 Commitments and Contingencies

In the normal course of business there are various outstanding commitments to extend credit which are not reflected in the accompanying consolidated financial statements. Because many commitments and almost all letters of credit expire without being funded in whole or in part, the contract amounts are not estimates of future cash flows. Loan commitments have off-balance sheet credit risk because only origination fees are recognized in the balance sheet until commitments are fulfilled or expire. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and collateral or other security is of no value. The Company's policy generally requires customers to provide collateral, usually in the form of customers' operating assets or property, prior to the disbursement of approved loans. The contract amounts of these commitments at December 31, 1997 are:
Commercial letters of credit $1,796,000 and unused commitments $34,766,000. The contract amounts of these commitments at December 31, 1996 were:
Commercial letters of credit $1,839,000 and unused commitments $26,642,000. The majority of these commitments have terms up to one year at fixed interest rates current at the date of origination. Commitments to fund residential mortgage loans amounted to $424,000 at December 31, 1997.

The Company committed $2,500,000 to fund a 25% limited partnership investment interest in Cephas Capital Partnership, LP. This small business investment company was established for the purpose of providing financing to small businesses in conjunction with programs established by the U.S. Small Business Administration. At December 31, 1997, the Company had funded $464,000 of this commitment and carries the investment under the equity method in other assets.

The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of such reserve balances for the year ended December 31, 1997 was approximately $3,847,000.

In the normal course of business, the Company has various contingent liabilities outstanding that are not included in the consolidated financial statements. Management does not anticipate any material losses as a result of these contingent liabilities.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 15  Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain a minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                              Actual         For Capital            To Be Well
                                               Adequacy      Capitalized Under
                                               Purposes      Prompt Corrective
                                                             Action Provisions
                          Amount   Ratio      Amount   Ratio     Amount  Ratio
As of December 31, 1997
 Total Capital          $ 41,279   13.7%    $ 24,105    8.0%   $ 30,131   10.0%
   (to risk weighted assets)
 Tier I Capital           38,126   12.7%      12,008    4.0%     18,012    6.0%
   (to risk weighted assets)
 Tier I Capital           38,126    9.5%      16,053    4.0%     20,066    5.0%
   (to average assets)

As of December 31, 1996
 Total Capital          $ 39,722    16.1%   $ 19,727    8.0%   $ 24,659   10.0%
     (to risk weighted assets)
   Tier I Capital         37,047    15.0%      9,863    4.0%     14,795    6.0%
(to risk weighted assets)
   Tier I Capital         37,047    10.6%     13,958    4.0%     17,448    5.0%
     (to average assets)

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 16 Loans to Directors and Officers

Certain executive officers, directors and their business interests are customers of the Bank. Transactions with these parties are based on substantially the same terms as similar transactions with others and do not carry more than normal credit risk. At December 31, 1997 and 1996, loans to these related parties amounted to $4,221,000 and $5,885,000, respectively.

Note 17 Condensed Financial Information - Parent Company Only

The following are the condensed balance sheets, statements of income, and statements of cash flows for Canandaigua National Corporation (parent company only).

Balance Sheets (dollars in thousands)
                                                               December 31,
                                                              1997     1996
  Assets:
    Cash                                                 $     106      365
    Investment in subsidiary bank                           39,777   37,997
    Securities Available-for-Sale                              185      185
    Premises and Equipment, net                                743        0
    Other assets                                               122      572
                                                            ______   ______
      Total assets                                       $  40,933   39,119

Liabilities:
  Other liabilities                                      $       1        0

Stockholders' equity:
  Common stock                                               8,110    8,110
  Additional paid-in capital                                 8,489    8,489
  Undivided profits                                         24,742   22,616
  Treasury Stock (1,642 shares in 1997
    And 550 shares in 1996)                                   (528)    (174)
  Net unrealized gain on securities available for sale,
    net of taxes                                               119       78
                                                            ______   ______
    Total stockholders' equity                           $  40,933   39,119

Statements of Income (dollars in thousands)
                                                    Years ended December 31,
                                                        1997    1996   1995
  Income - Dividends from The Canandaigua
    National Bank and Trust Company                 $  2,975   1,750  1,124
  Other income                                             7      12      2
  Other expense                                         ( 66)   ( 77)  (114)
                                                       _____   _____  _____
  Income before undistributed income of subsidiary     2,916   1,685  1,012
  Equity in undistributed income of subsidiary           821   1,262  2,904
                                                       _____   _____  _____
    Net income                                      $  3,737   2,947  3,916

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 17 Condensed Financial Information - Parent Company Only (cont.)

Statements of Cash Flows (dollars in thousands)

                                                      Years ended December 31,
                                                        1997     1996     1995
Cash flows from operating activities:
  Net income                                        $  3,737    2,947    3,916
  Adjustments to reconcile net income to net cash
    from operating activities:
  Depreciation and amortization                           10        0       25
  Equity in undistributed earnings of subsidiary bank (  821)  (1,262)  (2,904)
  Other                                                (   7)      29       35
                                                       _____    _____    _____
  Net cash from operating activities                   2,919    1,714    1,072

Cash flows from investing activities:
  Sale (Purchase) of securities                            0        5      (28)
  Purchase of Subsidiary                                (718)    (102)       0
  Loans disbursed net of principal payments received       0       11        6
  Decrease in other real estate                          450      796       49
  Additional capital investment into subsidiary         (202)    (625)       0
  Fixed assets purchased, net                           (743)       0        0
                                                       _____    _____    _____
  Net cash provided (used) in investing activities    (1,213)      85       27

Cash flows from financing activities:
  Proceeds from issuance of common stock                   0        0       40
  Proceeds from sale of treasury stock                    42        0        0
  Purchase of Treasury Stock                            (398)    (174)       0
  Dividends paid                                      (1,609)  (1,414)  (1,127)
                                                       _____    _____    _____
  Net cash used by financing activities               (1,965)  (1,588)  (1,087)

Net increase (decrease) in cash                         (259)     211       12
  Cash at beginning of year                              365      154      142
                                                       _____    _____    _____
Cash at end of year                                  $   106      365      154


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

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 18 Fair Values of Financial Instruments (continued)

Advances from FHLB:

The fair value of advances is calculated by discounting scheduled cash flows through the estimated maturity using market rates presently available for new borrowings.

The estimated fair values of the Company's financial instruments are as Follows:(dollars in thousands)

                                            December 31, 1997 December 31, 1996
                                            Carrying     Fair Carrying     Fair
                                              Amount  Value(1)  Amount Value(1)
Financial Assets:
  Cash and due from banks                  $  19,647   19,647   19,173   19,173
  Securities                                  71,381   71,678   70,007   70,095
  Loans:
    Loans                                    305,131  307,282  256,840  255,096
    Loans held for sale                        2,119    2,119      671      671
    Allowance for loan losses                 (3,153)       0   (2,675)       0
  FHLB and Federal Reserve Bank stock          3,188    3,188    1,764    1,764
  Accrued interest receivable                  2,372    2,372    2,003    2,003

Financial Liabilities:
  Deposits:
    Demand accounts, Savings and
      Money Market accounts                  211,173  211,173  196,293  196,293
    Certificates of deposit                  113,588  113,987  111,673  106,427
  Borrowing from FHLB                         50,667   49,728      990      689
  Accrued interest payable                       960      960      850      850

Off balance sheet commitments:
  Commercial letters of credit                     0       40        0       33
  Unused lines of credit                     $     0        0        0        0

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

COMMON STOCK DATA

The Company's stock is not actively traded nor is it traded in the over-the-counter market. In addition, it is not listed with a national securities exchange. Due to the limited number of transactions, the weighted average sale price may not be indicative of the actual market value of the Company's stock. The following table sets forth a summary of the weighted average sale price, book value, and semi annual dividends paid per share since the first quarter of 1992.
                    Average                    Dividend
                   Sale Price      Book Value      Paid

     1997
     4th quarter    no sales       $ 254.92
     3rd quarter    $ 335.87       $ 252.57       $4.75
     2nd quarter    $ 320.59       $ 251.25
     1st quarter    $ 326.61       $ 243.32       $5.25

     1996
     4th quarter    $ 320.31       $ 240.69
     3rd quarter    $ 326.74       $ 236.63       $4.50
     2nd quarter    $ 324.86       $ 237.41
     1st quarter    no sales       $ 232.52       $4.25

     1995
     4th quarter    no sales       $ 232.06
     3rd quarter    $ 307.09       $ 226.65       $3.50
     2nd quarter    $ 293.15       $ 223.46
     1st quarter    $ 288.71       $ 216.94       $3.50

     1994
     4th quarter    $ 259.87       $ 214.55
     3rd quarter    $ 256.64       $ 208.23       $3.00
     2nd quarter    $ 240.34       $ 205.25
     1st quarter    no sales       $ 199.09       $3.00

     1993
     4th quarter    no sales       $ 197.47
     3rd quarter    no sales       $ 194.08       $2.75
     2nd quarter    $ 206.47       $ 189.68
     1st quarter    $ 203.42       $ 183.72       $2.75

     1992
     4th quarter    $ 195.90       $ 181.65
     3rd quarter    $ 192.51       $ 178.65       $2.63
     2nd quarter    no sales       $ 174.68
     1st quarter    $ 190.00       $ 169.46       $2.50


As stated above, the stock of the Company is not listed with a national securities exchange; therefore, no formal bid and asked for quotations are available.

All per share amounts have been adjusted to reflect a two-for-one stock split in 1993.

