Form 10-K, Exhibit 13
period 1998-12-31
CANANDAIGUA NATIONAL CORP
filed 1999-04-01
CIK 759458



TABLE  OF  CONTENTS


                                                           Page
President's Message                                           2
Canandaigua National Corporation Directors and Officers       4
Financial Highlights                                          5
Independent Auditors' Report                                  7
Consolidated Financial Statements                             8
Notes to Consolidated Financial Statements                   12
Common Stock Data                                            30
The Canandaigua National Bank and Trust Company Community
Advisory Committees                                          31
The Canandaigua National Bank and Trust Company Officers     32
Arthur S. Hamlin Award for Excellence                        34
Welcome Our New Directors                                    35
Webster Office Dedication                                    36







Annual  Meeting:
The Annual Meeting of Stockholders will be held at the Main Office of The Canandaigua National Bank and Trust Company, 72 South Main Street, Canandaigua, New York 14424; March 10, 1999 at 1:00 P.M.





form  10-k
A copy of the Corporation's Form 10-K Annual Report is available without charge to stockholders upon written request to: Robert G. Sheridan, Secretary; 72 South Main Street, Canandaigua, New York 14424.





Canandaigua  National  corporation
72  South  Main  Street,  Canandaigua,  New  York  14424
Phone:  716-394-4260
Fax:  716-396-1355
Internet:  www.cnbank.com
































 (photograph  of  George  W.  Hamlin,  IV)

President's  Message
February  1,  1999
To  Our  Shareholders:
  "Broadening the base" would aptly describe the year 1998. As we continue the implementation of our Plan for the Year 2010, we have broadened our reach in terms of products and markets. Our mutual fund, Canandaigua Select Equity, has been converted to "retail" form so that customers may purchase units directly, not just for "qualified" purposes, namely retirement accounts. The Rochester Business Journal observed that Canandaigua Select Equity recorded the best performance for 1998 of any fund managed in the region. Business Choice was introduced mid-year and is popular with our business accounts wishing to effectively manage their short-term cash at market rates while providing day-to-day availability to meet operational requirements. In November, we opened our Webster banking office, serving all points between the Village and the Baytowne area of the Town of Penfield. An April date is slated to open a banking office in Greece on Ridge Road, adjacent to the library and the old Town Hall. We have an agreement in principle to purchase a bank building in Irondequoit (Columbia, now M&T) on Hudson Avenue across from Irondequoit Plaza. Judging from the reaction to our Webster facility opening celebration recently held on January 28th, our presence as an independent, locally-owned, full-service, community bank is a welcome addition to the area.
  At the close of the first quarter we prevailed in our lawsuit against the Superintendent of Insurance, gaining a permanent injunction against the enforcement of Section 2501 of the New York Insurance Law which would have precluded us from selling property and casualty insurance to our loan customers. This decision, in connection with the recently passed "wild card" statute of New York State Banking Law, has led the way now to enfranchise all banks, both national and state chartered, in New York State to sell property and casualty insurance. Currently, we sell or can place all kinds of insurance for customers on a case-by-case basis and are working on a business plan to develop greater volumes in the coming year. With the addition of insurance, we now have fully achieved our goal to be able to offer, from under the same roof, a complete line of financial services for individuals.
  Our subsidiary, HomeTown Funding, delivered a banner performance seeing its first year of profitability. New personnel and processing ability resulted in growth and stability. Through HomeTown Funding, we have added access to sub-prime markets and the ability to provide mortgage financing for virtually every one of our customers no matter how challenged they may be from a credit standpoint.
  Similarly, our affiliation with USA Payroll continues to grow as that company achieved profitability for the first time this year. As a payroll service, there are many synergies to be availed between and among our various customer segments.
  The vehicle by which we keep all of this organized, both internally and externally, is through our process of Life Stage Marketing which we continue to develop. Simply, if we understand our customer's commitments and concerns, we immediately know the appropriate array and fit of various products and services. It is the assembly of these products and services wherein we add value to the customer relationship. The customer receives good value at a fair price available in one spot, managed and coordinated by one person.
  Earnings for 1998 are $22.38 per share compared with $23.22 for the previous year. As reported at mid-year, we were running behind $2.20 per share due to one-time charges taken in the first and second quarters relating to account adjustments connected with our computer conversion at the close of 1997. We were able to implement strategies which regained most of the shortfall such that our final earnings performance was within $.84 of last year's returns. Asset growth of 2.2% year-over-year disguises a nearly 10% growth in average assets and deposits for the entire year. Nevertheless, the dividend for the year was up strongly by 10%, deposit growth up year-over-year 15.9% reflective of our strong capital and promising prospects, respectively, as we position ourselves for growth in the future.

                                     Page 2
  In December of 1998, M&T announced the acquisition of First National Bank of Rochester effective the second quarter of 1999. We greeted this announcement with mixed emotions. Any time a community bank is absorbed there is cause for concern and sadness because the effect is to remove from the locale the management of local financial resources in accord with local priorities. On the bright side, we remain as the only locally owned financial institution in the metropolitan market offering a full compliment of banking, trust, and investment services. This opportunity adds significantly to a key strategy to broaden our base in areas of greater population. In January, we revised our 1999 budget to invest in this opportunity which, in the short term, will reduce our earnings but, in the long term, will enhance our prospects for growth toward our Plan for the Year 2010. Recent activities have involved taping TV spots (a first for us), expanding our lending staff in the Rochester market and identifying new sales and support staff as we accelerate our plans in Irondequoit.
  On the legislative side, we participated with the New York Bankers Association to eliminate much of the damaging provisions which were contained in HR 10 (passed by the House) by working with the Senate Banking Staff and teams of negotiators from underwriters, sales organizations and regulators of the insurance industry in New York and Connecticut. Of course, Congress has been consumed by the impeachment process which has delayed any thought of productive work being accomplished. We remain disappointed that Congress, by legislation, ratified the illegal expansion over the last eight years of Credit Unions in contravention of the "common bond" prerequisite for membership found to have been violated by the Supreme Court of the United States. Credit Unions remain free from payment of Federal and State income taxes, enjoy exemptions from Community Reinvestment Act provisions and are benefited by special accounting rules which amount to an enormous subsidy. This may contain the seeds of ultimate vulnerability as in the case of the thrift industry, where it led to its ultimate demise. These inequities and the loss of an estimated $1 billion per year in tax revenues falls upon the deaf ears of Congress.
  We are entering our ninth year of economic expansion. The growth of GDP over the last three years averaged nearly 3.7% per year. Our State and Federal governments experienced surpluses for the first time in nearly three decades. Unemployment, by any measure, is as low as it has ever been, and inflation is remarkably well behaved. Troubles in Russia and Brazil are serious, yet their contagion seems far removed. Accordingly, loan portfolios are healthy in big and small banks, earnings and capital of the industry remain strong, and prospects for the future are positive. Part of this is due to good fortune and part  is  due  to  good  management  of  monetary policy by the Federal Reserve.
  As we invest in our future, we are excited by the challenges recently presented to us. Moreover, as experienced and talented people come to us from other financial institutions, we are bolstered by the confirmation of our vision and mission which their commitment to us implies. Whether it be at home or at the business site, whether it be in person or through interaction on the Internet, we are prepared to offer comprehensive financial services to individuals and their families and businesses wherever they may be located.
  These greetings would not be complete without introducing our two new Directors, James Fralick and Richard Miller, who bring to us important experience coupled with a strong commitment to our community as we move into the new millennium. Jim has had a career in economics which has spanned the Federal Reserve to Morgan Stanley in London, and Dick's experiences range from CEO positions in sales and management in industry to his current position as Chief Operating Officer of the University of Rochester. Their profiles appear on page
35. To this we add our gratitude to our associates wherever they may be situated, especially for their creative efforts applied day by day to bring our vision to a reality.

Very  truly  yours,

/s/  George  W.  Hamlin,  IV

George  W.  Hamlin,  IV
President
                                     Page 3
CANANDAIGUA  NATIONAL  CORPORATION  BOARD  OF  DIRECTORS

 (photograph  of  the  Board  of  Directors)

Back Row: Stephen D. Hamlin, George W. Hamlin, IV, Robert G. Sheridan, David Hamlin, Jr., Patricia A. Boland
Front Row: Frank H. Hamlin, Alan J. Stone, Chairman, Caroline C. Shipley, Daniel
P.  Fuller
Not  pictured:  James  S.  Fralick,  Richard  P.  Miller,  Jr.  (See  page  35)

Patricia  A.  Boland  Retired  Executive  Director,  Granger  Homestead
 James  S.  Fralick  Adjunct  Professor,  University of Rochester's Simon School
  and  Syracuse  University's  Maxwell  School
 Daniel  P.  Fuller  Owner,  Bristol  Mountain
 David  Hamlin,  Jr.  Farmer
 Frank  H.  Hamlin  Investor
 George  W.  Hamlin,  IV  President,  CEO,  Trust  and  CRA  Officer,
  The  Canandaigua  National  Bank  and  Trust  Company
 Stephen  D.  Hamlin  President  and  CEO,  Sonnenberg  Gardens
 Richard  P.  Miller,  Jr.  Senior  Vice  President  and Chief Operating Officer
  University  of  Rochester
 Robert  G.  Sheridan  Retail  Senior  Vice  President  and  Cashier,
  The  Canandaigua  National  Bank  and  Trust  Company
 Caroline C. Shipley Educator, Director New York State School Boards Association Alan J. Stone Chairman of the Board of Directors,
  The  Canandaigua  National  Bank  and  Trust  Company
  Managing  Partner,  Stone  Properties


 Emeritus  Board  Members
 Arthur  S.  Hamlin  Retired  Banker
 Eldred  M.  Sale  Retired  Banker
 Willis  F.  Weeden,  MD  Retired  Surgeon


 Officers
 George  W.  Hamlin,  IV  President
 Robert  G.  Sheridan,  Secretary
 Gregory  S.  MacKay,  Treasurer

                                     Page 4
About  The  Corporation
-----------------------

Canandaigua National Corporation is a one-bank holding company providing comprehensive financial services. Its wholly owned subsidiaries include The Canandaigua National Bank and Trust Company and a mortgage company. The Bank engages in full-service commercial and consumer banking, trust business and insurance services. Its market area is generally Western Ontario County and Eastern Monroe County.


                              Financial Highlights
                     Years ended December 31, 1998 and 1997
                  (dollars in thousands, except per share data)


                                        1998   %Change     1997
                                     --------           -------
Net Income                           $  3,587    (4.0)    3,737
Cash Dividends                       $  1,766     9.8     1,609
Basic Earnings Per Share             $  22.38    (3.6)    23.22
Dividends Per Share                  $  11.00    10.0     10.00
Book Value Per Share                 $ 265.94     4.3    254.92
Total Assets                         $428,047     2.2   418,942
Securities                           $ 72,916     2.2    71,381
Loans-Net                            $308,486     0.8   305,991
Deposits                             $376,507    15.9   324,761
Stockholders' Equity                 $ 42,478     3.8    40,932
Weighted Average Shares Outstanding   160,254    (0.4)  160,955
Return on Average Assets                  .86%  (12.2)      .98%
Return on Beginning Equity               8.76%   (8.3)     9.55%





                 The Canandaigua National Bank and Trust Company
                                Trust Department
                     Years ended December 31, 1998 and 1997
                       (at cost, in thousands of dollars)


                                          1998   %Change     1997
                                       --------            -------
Estate, Trust and Guardianship Assets  $139,211    35.1    103,025
Custodian Account Assets                263,955    12.2    235,212
The Canandaigua Funds' Assets            20,414     5.0     19,449
                                       --------            -------
Total Assets Under Administration      $423,580    18.4    357,686
                                       ========            =======









                                     Page 5








Graph  1  (depicting  Assets,  Deposits  and  Loans  for the years 1994 to 1998)









Graph  2  (depicting  Stockholders'  Equity  for  the  years  1994  to  1998)





















                                     Page 6

Independent  Auditors'  Report





The  Stockholders  and  Board  of  Directors
Canandaigua  National  Corporation:

We have audited the accompanying consolidated balance sheets of Canandaigua National Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Canandaigua National Corporation and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/KPMG  LLP


January  28,  1999
Rochester,  New  York














                                     Page 7


Canandaigua  National  Corporation  and  Subsidiaries
                             Consolidated Balance Sheets
                              December 31, 1998 and 1997
                   (dollars in thousands, except per share amounts)


Assets                                                              1998       1997
----------------------------------------------------------------  ---------  --------

Cash and due from banks                                           $ 23,892    19,389
Interest-bearing deposits with other financial institutions            314       258
Securities:
  - Available for sale, at fair value                                  437       394
  - Held-to-maturity (fair value of $73,688 in 1998 and
    $71,284 in 1997)                                                72,479    70,987
Loans - net of allowance of $3,283 in 1998 and $3,153 in           308,486   305,991
  1997
Premises and equipment - net                                        11,468    11,184
Accrued interest receivable                                          2,244     2,372
Federal Home Loan Bank stock and Federal Reserve Bank stock          3,548     3,118
Other assets                                                         5,179     5,249
                                                                  ---------  --------
        Total Assets                                              $428,047   418,942
                                                                  =========  ========

Liabilities and Stockholders' Equity
----------------------------------------------------------------
Deposits:
  Demand
    Non-interest bearing                                          $ 64,368    73,297
    Interest bearing                                                56,877    37,229
  Savings and money market                                         109,316   100,647
  Certificates of deposit                                          145,946   113,588
                                                                  ---------  --------
        Total deposits                                             376,507   324,761
FHLB advances                                                        7,142    50,667
Accrued interest payable and other liabilities                       1,920     2,582
                                                                  ---------  --------
        Total Liabilities                                         $385,569   378,010
                                                                  ---------  --------

Commitments and Contingencies (Notes 13 and 14)

Stockholders' Equity:
  Common stock, $50 par value; 240,000 shares authorized;
    162,208 shares issued in 1998 and 1997                           8,110     8,110
  Additional paid in capital                                         8,489     8,489
  Retained earnings                                                 26,569    24,742
  Treasury stock at cost (2,479 shares in 1998 and 1,642 shares
    in 1997)                                                          (835)     (528)
  Accumulated other comprehensive income                               145       119
                                                                  ---------  --------
        Total Stockholders' Equity                                  42,478    40,932
                                                                  ---------  --------
        Total Liabilities and Stockholders' Equity                $428,047   418,942
                                                                  =========  ========

See  accompanying  notes  to  consolidated  financial  statements.



Canandaigua  National  Corporation  and  Subsidiaries

                         Consolidated Statements of Income
                    Years ended December 31, 1998, 1997 and 1996
                  (dollars in thousands, except per share amounts)


                                                            1998     1997    1996
                                                           -------  ------  -------
Interest income:
  Loans, including fees                                    $26,834  25,389  20,681
  Securities                                                 3,967   4,027   4,070
  Other                                                         52      17     389
                                                           -------  ------  -------
        Total interest income                               30,853  29,433  25,140
                                                           -------  ------  -------
Interest expense:
  Deposits                                                  10,746   9,733   8,735
  Borrowings                                                 1,687   1,506      62
                                                           -------  ------  -------
      Total interest expense                                12,433  11,239   8,797
                                                           -------  ------  -------
      Net interest income                                   18,420  18,194  16,343
Provision for loan losses                                      641     851   1,490
                                                           -------  ------  -------
      Net interest income after provision for loan losses   17,779  17,343  14,853
                                                           -------  ------  -------

Other income:
  Service charges on deposit accounts                        1,810   1,534   1,661
  Trust income                                               2,249   1,723   1,337
  Net gain (loss) on sale of mortgages                         125      29     (24)
  Other operating income                                     1,740     502     427
                                                           -------  ------  -------
      Total other income                                     5,924   3,788   3,401
                                                           -------  ------  -------

Operating expenses:
  Salaries & employee benefits                              10,557   9,638   8,382
  Occupancy expense                                          3,007   2,736   2,685
  FDIC insurance                                                39      38       2
  Marketing and public relations                               515     399     293
  Office supplies, printing and postage                        807     712     616
  Professional                                                 222     223     363
  Other operating expenses                                   3,283   1,886   1,822
                                                           -------  ------  -------
      Total operating expenses                              18,430  15,632  14,163
                                                           -------  ------  -------

      Income before income taxes                             5,273   5,499   4,091
Income taxes                                                 1,686   1,762   1,144
                                                           -------  ------  -------
      Net income                                           $ 3,587   3,737   2,947
                                                           =======  ======  =======

Basic earnings per share                                   $ 22.38   23.22   18.20
                                                           =======  ======  =======



See  accompanying  notes  to  consolidated  financial  statements.



Canandaigua  National  Corporation  and  Subsidiaries

                         Consolidated Statements of Stockholders' Equity
                           Years ended December 31, 1998, 1997 and 1996
                          (dollars in thousands, except per share data)


                                                                            Accumulated
                                         Additional                           Other
                                Common      Paid in  Retained   Treasury   Comprehensive
                                 Stock      Capital  Earnings     Stock       Income       Total
                              ------------  -------  ---------  ---------  -------------  -------
Balance at December 31, 1995  $      8,058    8,203    21,083          -              53  37,397
  Comprehensive income:
    Change in unrealized
     gain on securities
     available for sale,
     net of taxes of $16                 -        -         -          -              25      25
    Net income                           -        -     2,947          -               -   2,947
                              ------------  -------  ---------  ---------  -------------  -------
  Total comprehensive
   income                                -        -     2,947          -              25   2,972
                              ------------  -------  ---------  ---------  -------------  -------
  Cash dividend - $8.75
   per share                             -        -    (1,414)         -               -  (1,414)
  Issuance of 1,053 shares
   in acquisition                       52      286         -          -               -     338
  Purchase of 550 shares
   of treasury stock                     -        -         -       (174)              -    (174)
                              ------------  -------  ---------  ---------  -------------  -------
Balance at December 31, 1996         8,110    8,489    22,616       (174)             78  39,119
                              ------------  -------  ---------  ---------  -------------  -------

  Comprehensive income:
    Change in unrealized
     gain on securities
     available for sale,
     net of taxes of $27                 -        -         -          -              41      41
    Net income                           -        -     3,737          -               -   3,737
                              ------------  -------  ---------  ---------  -------------  -------
  Total comprehensive
   income                                -        -     3,737          -              41   3,778
                              ------------  -------  ---------  ---------  -------------  -------
  Cash dividend - $10.00
   per share                             -        -    (1,609)         -               -  (1,609)
  Sale of 139 shares of
   treasury stock                        -        -        (2)        44               -      42
Purchase of 1,231 shares
of treasury stock                        -        -         -       (398)              -    (398)
                              ------------  -------  ---------  ---------  -------------  -------
Balance at December 31, 1997         8,110    8,489    24,742       (528)            119  40,932
                              ------------  -------  ---------  ---------  -------------  -------

Comprehensive income:
Change in unrealized
gain on securities
available for sale,
net of taxes of $17                      -        -         -          -              26      26
Net income                               -        -     3,587          -               -   3,587
                              ------------  -------  ---------  ---------  -------------  -------
Total comprehensive
income                                   -        -     3,587          -              26   3,613
                              ------------  -------  ---------  ---------  -------------  -------
Cash dividend - $11.00
per share                                -        -    (1,766)         -               -  (1,766)
Sale of 135 shares of
treasury stock                           -        -         6         41               -      47
Purchase of 972 shares
of treasury stock                        -        -         -       (348)              -    (348)
                              ------------  -------  ---------  ---------  -------------  -------
Balance at December 31, 1998  $      8,110    8,489    26,569       (835)            145  42,478
                              ============  =======  =========  =========  =============  =======


See  accompanying  notes  to  consolidated  financial  statements.



Canandaigua  National  Corporation  and  Subsidiaries

                          Consolidated Statements of Cash Flows
                      Years ended December 31, 1998, 1997 and 1996
                                 (dollars in thousands)



                                                             1998       1997      1996
                                                          ----------  --------  --------
Cash flow from operating activities:
  Net income                                              $   3,587     3,737     2,947
  Adjustments to reconcile net income to
   net cash from operating activities:
  Depreciation and amortization                               1,793     1,415     1,012
  Provision for loan losses                                     641       851     1,490
  Writedown of other real estate owned                           50       274       205
  Deferred income taxes                                        (256)     (210)     (338)
  Originations of loans held for sale                      (116,551)  (28,481)   (7,391)
  Proceeds from sale of loans held for sale                 115,702    27,033     7,675
  Increase) decrease in accrued interest receivable
   (and other assets                                            149      (312)     (168)
  Increase (decrease) in accrued interest payable and
   Other liabilities                                           (662)      634       290
                                                          ----------  --------  --------
      Net cash provided by operating activities               4,453     4,941     5,722
                                                          ----------  --------  --------

Cash flows from investing activities:
  Proceeds from call of FHLB stock                                -         -        18
  Purchase of FHLB and FRB stock                               (430)   (1,354)     (376)
  Securities held to maturity:
   Proceeds from maturities and calls of securities          32,740    37,219    37,328
   Purchases of securities                                  (34,025)  (38,319)  (36,639)
  Loans made net of principal payments                       (2,663)  (52,133)  (48,618)
  Fixed asset purchases - net                                (2,104)   (3,469)   (1,894)
  Acquisition of subsidiary                                       -      (196)     (102)
  Investment in minority owned subsidiary                      (762)   (1,014)        -
  Proceeds from sale of other real estate                     1,196       892       372
                                                          ----------  --------  --------
      Net cash used by investing activities                  (6,048)  (58,374)  (49,911)
                                                          ----------  --------  --------

Cash flows from financing activities:
  Net increase (decrease) in demand, savings and short-
   term deposits                                             19,388    14,880     9,511
  Proceeds from issuance of certificates of deposit net
   of payments on maturing certificates                      32,358     1,915    21,404
  Proceeds from long term FHLB advances                           -    39,100    10,600
  Principal repayments on FHLB advances                     (43,525)      (23)      (23)
  Proceeds from sale of common stock                             47        42         -
  Purchase of treasury stock                                   (348)     (398)     (174)
  Dividends paid                                             (1,766)   (1,609)   (1,414)
                                                          ----------  --------  --------
      Net cash provided by financing activities               6,154    53,907    39,904
                                                          ----------  --------  --------

      Net (decrease) increase in cash & cash equivalents      4,559       474    (4,285)
  Cash & cash equivalents - beginning of year                19,647    19,173    23,458
                                                          ----------  --------  --------
  Cash & cash equivalents-end of year                     $  24,206    19,647    19,173
                                                          ==========  ========  ========

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                              $  12,312    11,128     8,784
                                                          ==========  ========  ========
    Income taxes                                          $   2,142     1,409     1,341
                                                          ==========  ========  ========
Supplemental disclosure of non-cash investing
 activity:
  Additions to other real estate acquired through
   foreclosure, net of loans to facilitate sales          $     376     2,538      (423)
                                                          ==========  ========  ========
  Acquisition of subsidiary for 1,053 shares of common
   stock                                                  $       -         -       338
                                                          ==========  ========  ========

See  accompanying  notes  to  consolidated  financial  statements.

Canandaigua  National  Corporation  and  Subsidiaries

                   Notes to Consolidated Financial Statements
                        December 31, 1998, 1997 and 1996

(1)  Summary  of  Significant  Accounting  Policies

Business

Canandaigua National Corporation (the Company) provides a full range of financial services, including banking, trust, and insurance services to individual, corporate, and municipal customers. The Company is subject to competition from other financial institutions. The Company and its subsidiaries are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

Basis  of  Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, The Canandaigua National Bank and Trust Company (the Bank), Greater Funding of New York, Inc., and HomeTown Funding, Inc. (HTF). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for investments in minority owned subsidiaries under the equity method. The financial statements have been prepared in conformity with generally accepted accounting principles and conform with predominant practices within the banking industry.

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

Securities

The Company classifies its debt securities as either available for sale or held to maturity as the Company does not hold any securities considered to be trading. Held to maturity securities are those that the Company has the ability and intent to hold until maturity. Held to maturity securities are recorded at amortized cost. All other securities not included as held to maturity are classified as available for sale.

Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as a component of accumulated other comprehensive income in stockholders' equity until realized. A decline in fair value of any available for sale or held to maturity security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses are included in earnings and are determined using the specific identification method.

Loans

Loans are stated at the principal amount outstanding net of deferred origination costs. Interest and costs on loans are credited to income based on the effective interest method.

The accrual of interest on commercial and real estate loans is discontinued and previously accrued interest is reversed when the loans become 90 days delinquent or when, in management's judgment, the collection of principal and interest is uncertain. Recognition of interest income on nonaccrual loans does not resume until management considers principal and interest collectible. Consumer loans are generally charged off upon becoming 120 days past due.




                                     Page 12
Canandaigua  National  Corporation  and  Subsidiaries

                   Notes  to  Consolidated  Financial  Statements

(1)  Summary  of  Significant  Accounting  Policies  (continued)

Loans held-for-sale are carried at the lower of cost or market value on an aggregate basis. Market value is estimated based on outstanding investor commitments, or in the absence of such commitments, based on current yield requirements or quoted market prices.

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

Allowance  for  Loan  Losses

The determination of the allowance for loan losses is based on an analysis of the loan portfolios and reflects an amount which, in management's judgment, is adequate to provide for loan losses inherent in the portfolio. This analysis is based on management's periodic evaluation, which considers factors such as past loss experience, identification of adverse conditions that may affect a borrower's ability to repay, an assessment of current and expected economic conditions and the estimated value of any underlying collateral.

While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Cash receipts on impaired loans are applied to reduce the principal balance outstanding and accrued but unpaid interest. In considering loans for evaluation of impairment, management generally excludes smaller balance, homogeneous loans - residential mortgage loans, home equity loans and all consumer loans. These loans are collectively evaluated for impairment as discussed above.

Premises  and  Equipment

Land is carried at cost. Buildings, equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets, 3-25 years. Amortization of leasehold improvements is provided over the lesser of the term of the lease or the estimated useful lives of the assets.

Intangible  Assets

Goodwill, which represents the excess of the purchase price over the fair value of identifiable assets acquired in 1997, is being amortized over five years on the straight-line method. The amortization period is reviewed at least annually to determine if events and circumstances require the period to be reduced. At December 31, 1998 and 1997 the unamortized balance of goodwill amounted to $348,000 and $476,000, respectively. Insurance expirations (customer list), acquired through acquisition in 1996, are amortized over five years, the expected period over which commission income will be received. The amount remaining to be amortized at December 31, 1998 and 1997 was $158,000 and $225,000, respectively.







                                     Page 13
Canandaigua  National  Corporation  and  Subsidiaries

                 Notes  to  Consolidated  Financial  Statements

(1)  Summary  of  Significant  Accounting  Policies  (continued)

Other  Real  Estate

Real estate acquired through foreclosure or deed in lieu of foreclosure (other real estate) is recorded at the lower of the unpaid loan balance on the property at the date of transfer, or fair value. Adjustments made to the value at transfer are charged to the allowance for loan losses. After transfer, the property is carried at the lower of cost or estimated fair value less estimated costs to sell. Adjustments to the carrying values of such properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. Operating earnings and costs associated with the properties are charged to expense as incurred. Gains on the sale of other real estate are included in results of operations when title has passed and the sale has met the minimum down payment and other requirements prescribed by generally accepted accounting principles.

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

Accumulated  Other  Comprehensive  Income

On January 1, 1998, the Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting and display of comprehensive income and its components. The Company's comprehensive income consists of only net income and the net unrealized holding gains and losses of securities available for sale, net of the related tax effect. Accumulated other comprehensive income on the consolidated statements of stockholders' equity is presented net of taxes.

Trust  Department  Income

Assets, at cost, held in fiduciary or agency capacity for customers, amounting to $424,000,000 and $358,000,000 at December 31, 1998 and 1997, respectively, are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Company. Fee income is recognized on the accrual method.

Cash  Equivalents

For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, interest bearing deposits with other financial institutions and Federal funds sold.

Financial  Instruments  With  Off-Balance-Sheet  Risk

The Company does not engage in the use of derivative financial instruments. The Company's only financial instruments with off-balance-sheet risk are commercial letters of credit and committed mortgages and lines of credit. These off-balance-sheet items are shown on the Company's balance sheet upon funding.

Treasury  Stock

Treasury stock is shown on the consolidated balance sheet at cost as a separate component of stockholders' equity, and is a reduction thereto. Shares are released from treasury at fair value, with any gain on the sale reflected as an adjustment to additional paid-in capital or retained earnings. Losses are reflected as an adjustment to additional paid-in capital to the extent of gains previously recognized, otherwise as an adjustment to retained earnings.





                                     Page 14
Canandaigua  National  Corporation  and  Subsidiaries

Notes  to  Consolidated  Financial  Statements

(1)  Summary  of  Significant  Accounting  Policies  (continued)

Per  Share  Data

Basic earnings per share was computed on the basis of the weighted average number of common shares outstanding. On December 31, 1997 the Company adopted the provisions of Statement of Financial Accounting Standard No. 128, "Earnings Per Share." Adoption of this statement had no effect on the Company as it had no potentially dilutive securities in 1997. As discussed in note 12, the Company adopted an incentive stock plan in 1998, however, no options have been granted under the plan. The weighted average number of common shares outstanding for each of the years in the three-year period ended December 31, 1998 are as follows: 1998 - 160,254; 1997 - 160,955; and 1996 - 161,855. Net income used in the calculation of basic earnings per share is net income shown on the consolidation statement of income.

Other  Recently  Issued  Accounting  Standards

Effective January 1, 1998, the Company adopted the remaining provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which relate to the accounting for securities lending, repurchase agreements, and other secured financing activities. These provisions, which were delayed for implementation by SFAS No. 127, did not have a material impact on the Company.

During 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which revised its requirements for disclosing segment data. The new standard did not result in significant changes in the Company's reporting.

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement requires the Company to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for gains and losses results from changes in fair value of the derivative instrument depends on the intended use of the derivative and the type of risk being hedged. The statement is effective for fiscal years beginning after June 15, 1999, although earlier adoption is permitted. Based upon current activities, the adoption of the statement will not have an effect on the Company's financial position or results of operation.

In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage Backed Securities Retained after the Securitization or Mortgage Loans Held for Sale by a Mortgage Banking Enterprise", which amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities". This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the accounting for such securities by a non-mortgage banking enterprise. This statement is effective for the first quarter beginning January 1, 1999 and this statement will not have any impact on the Company's financial position or results of operation as the Company does not currently securitize mortgage loans.

(2)  Acquisitions

     In October 1997, the Company acquired all of the outstanding shares of the mortgage banking company HomeTown Funding, Inc. In May 1996, the Bank acquired the Burlingham Agency (BA), a life insurance agency. In April 1996, the Company acquired all of the outstanding shares of the mortgage banking company Greater Funding of New York, Inc. Up to that date, the Company had owned 33% of GFNYI. The pro forma effect of these acquisitions was not material.

Canandaigua  National  Corporation  and  Subsidiaries

Notes  to  Consolidated  Financial  Statements

(3)  Federal  Funds  Sold

     Income from Federal funds sold for the years ended December 31, 1998, 1997, and 1996 was $33,000, $1,000, and $374,000, respectively.

(4)  Securities



The aggregate amortized cost and fair value of Securities Available for Sale and Securities Held to Maturity at December 31, 1998 and 1997 follow (in thousands):


                                              1998                 1997
                                    Amortized     Fair     Amortized   Fair
                                         Cost     Value         Cost   Value
                                      -------     ------      ------    ------
Securities Available for Sale:
  Common Stock                        $   195        437         195       394
                                      =======     ======      ======    ======

Securities Held to Maturity:
  U.S Treasury obligations            $29,936     30,126      30,413    30,506
  U.S. Government agencies                  -          -       1,000       996
  Mortgage-backed securities              308        309         334       352
  Obligations of state and municipal
   Subdivisions                        39,253     40,224      34,273    34,406
  Other securities                      2,982      3,029       4,967     5,024
                                      -------     ------      ------    ------
      Total                           $72,479     73,688      70,987    71,284
                                      =======     ======      ======    ======





Gross unrealized gains and gross unrealized losses on Securities Available for Sale and Securities Held to Maturity at December 31, 1998 and 1997 follow (in thousands):


                                             1998               1997
                                          Unrealized         Unrealized
                                        Gains   Losses     Gains   Losses
Securities Available for Sale:
  Common Stock                        $   242      -         199       -
                                      =======    ====        ===    =====

Securities Held to Maturity:
  U.S Treasury obligations            $   201    (11)        159     (66)
  U.S. Government agencies                  -      -           -      (4)
  Mortgage-backed securities                1      -          18       -
  Obligations of state and municipal
   Subdivisions                           985    (14)        258    (125)
  Other securities                         47      -          59      (2)
                                      -------    ----        ---    -----
      Total                           $ 1,234    (25)        494    (197)
                                      =======    ====        ===    =====

Canandaigua  National  Corporation  and  Subsidiaries

                     Notes  to  Consolidated  Financial  Statements

(4)  Securities  (continued)


The  amortized  cost  and  fair value of securities Held to Maturity by years to
maturity     as  of  December  31,  1998  follow  (in  thousands):


Amortized Cost:                               Obligations of
                                    Mortgage-      state and
                  U.S. Treasury        backed      municipal      Other
                   obligations     securities   subdivisions  securities
                 ---------------  ------------  ------------  ----------
Years
  Under 1        $        17,444             9         7,648       1,000
  1 to 5                  12,492            34        26,480       1,982
  5 to 10                      -            42         5,072           -
  10 and over                  -           223            53           -
                 ---------------  ------------  ------------  ----------
      Total      $        29,936           308        39,253       2,982
                 ===============  ============  ============  ==========

Fair Value:                                   Obligations of
                                     Mortgage-     state and
                   U.S. Treasury        backed     municipal     Other
                     obligations    securities  subdivisions  securities
                 ---------------  ------------  ------------  -----------
Years
  Under 1        $        17,517             9         7,731       1,006
  1 to 5                  12,609            34        27,224       2,023
  5 to 10                      -            42         5,206           -
  10 and over                  -           224            63           -
                 ---------------  ------------  ------------  ----------
      Total      $        30,126           309        40,224       3,029
                 ===============  ============  ============  ==========


Maturities of mortgage-backed securities are classified in accordance with the contractual repayment schedules. Expected maturities will differ from contracted maturities since issuers may have the right to call or prepay obligations without penalties.

Securities Held to Maturity with carrying values of $66,432,000 were pledged as collateral against municipal deposits at December 31, 1998.



Interest on securities segregated between taxable interest and tax-exempt interest for the years ended December 31, 1998, 1997, and 1996 follows (in thousands):


              1998   1997   1996
             ------  -----  -----
Taxable      $2,400  2,587  2,728
Tax-exempt    1,567  1,440  1,342
             ------  -----  -----
      Total  $3,967  4,027  4,070
             ======  =====  =====


     The Bank's required investment in stock of the Federal Home Loan Bank and the Federal Reserve Bank amounted to $3,548,000 and $3,118,000 at December 31, 1998 and 1997, respectively, which equals the Company's cost basis.

Canandaigua  National  Corporation  and  Subsidiaries

                   Notes to Consolidated Financial Statements

(5)  Loans



The major classifications of loans at December 31, 1998 and 1997 follow (in thousands):


                                          1998     1997
                                        --------  -------
Commercial, financial and agricultural  $ 43,260   37,610
Mortgages:
  Residential                             76,130   94,593
  Commercial                              83,771   74,228
Consumer:
  Auto - Indirect                         84,370   73,211
  Other                                   17,753   15,245
Other                                      3,516   12,138
Loans held for sale                        2,969    2,119
                                        --------  -------
    Total                                311,769  309,144
Less - allowance for loan losses           3,283    3,153
                                        --------  -------
Loans - net                             $308,486  305,991
                                        ========  =======




Interest and fees on loans for the years ended December 31, 1998, 1997, and 1996 follow (in thousands):


                     1998     1997    1996
                    -------  ------  ------
Commercial          $ 3,319   3,575   3,048
Mortgage             15,270  15,445  14,229
Consumer and other    8,245   6,369   3,404
                    -------  ------  ------
    Total           $26,834  25,389  20,681
                    =======  ======  ======




A summary of the changes in the allowance for loan losses follows (in thousands):


                                  Years Ended December 31,
                                 --------------------------
                                    1998     1997    1996
                                 --------  ------  -------
Balance at beginning of year     $ 3,153   2,675    2,258
Provision charged to operations      641     851    1,490
Loans charged off                 (1,053)   (795)  (1,637)
Recoveries of loans charged off      542     422      564
                                 --------  ------  -------
Balance at end of year           $ 3,283   3,153    2,675
                                 ========  ======  =======


The principal balance of loans not accruing interest totaled $2,113,000 and $3,176,000 at December 31, 1998 and 1997, respectively. The effect of nonaccrual loans on interest income for the years ended December 31, 1998, 1997, and 1996 was approximately $239,000, $636,000, and $841,000, respectively. Other real estate owned amounted to $1,642,000 and $2,512,000 at December 31, 1998 and 1997, respectively, and is included in other assets in the consolidated balance sheets.

     The recorded investment in loans that are considered to be impaired totaled $2,113,000 and $3,176,000 at December 31, 1998 and 1997, respectively. Included in this amount was $38,000 and $917,000 of impaired loans for which the related allowance for loan losses is $18,000, and $100,000. The average recorded investment in impaired loans during 1998, 1997, and 1996 was $2,728,000, $6,245,000, and $11,113,000, respectively. The effect on interest income for impaired loans was approximately $239,000 in 1998, $636,000 in 1997 and $841,000 in 1996. Income earned on impaired loans during 1998, 1997, and 1996 was approximately $281,000, $259,000, and $149,000, respectively.

Canandaigua  National  Corporation  and  Subsidiaries

                   Notes to Consolidated Financial Statements

(5)  Loans  (continued)

At December 31, 1998 residential mortgage loans with a carrying value of approximately $7,900,000 were pledged as collateral for the Bank's advances from the Federal Home Loan Bank, and an additional $38,600,000 was available for pledging.

Loans serviced for others, amounting to $73,007,000 and $64,979,000 at December 31, 1998 and 1997, respectively, are not included in the consolidated financial statements.

The Company's market area is generally Western Ontario County and Eastern Monroe County of New York State. Virtually all loans are made in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in the conditions in this area.

The Company's concentrations of credit risk are as disclosed in the schedule of loan classifications. The concentrations of credit risk in loan commitments and letters of credit parallel the loan classifications reflected. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

(6)  Premises  and  Equipment



A summary of premises and equipment at December 31, 1998 and 1997 follows (in thousands):


                                                 1998     1997
                                                -------  ------
Land and land improvements                      $   979     979
Buildings and leasehold improvements             13,280  12,525
Furniture, fixtures, equipment, and vehicles     10,113   9,737
                                                -------  ------
                                                 24,372  23,241
Less accumulated depreciation and amortization   12,904  12,057
                                                -------  ------
Premises and equipment - net                    $11,468  11,184
                                                =======  ======



Depreciation and amortization expense amounted to $1,820,000, $1,499,000, and $1,239,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

Canandaigua  National  Corporation  and  Subsidiaries

                   Notes to Consolidated Financial Statements

(7)Certificates  of  Deposit

Certificates of deposit of $100,000 or more amounted to $59,329,000 at December 31, 1998 and $36,423,000 at December 31, 1997. Interest expense on these certificates of deposit was as follows: $2,211,000 in 1998; $1,930,000 in 1997; and $1,437,000 in 1996.



At December 31, 1998, the scheduled maturity of these certificates of deposit was as follows (in thousands):


1999     $45,797
2000       5,186
2001       8,346
         -------
          59,329
         =======



(8)Borrowing  from  FHLB

The Company maintains a $21,000,000 overnight line of credit with the FHLB of New York of which $2,300,000 was outstanding at December 31, 1998. Advances are payable on demand and generally bear interest at the federal funds rate plus 1/8%. The Company also has access to the FHLB's Term Advance Program, which allows the bank to borrow up to $21,000,000 at various terms and rates. Under the terms of a blanket collateral agreement with the FHLB, these outstanding balances are collateralized by the Company's investment in FHLB stock and certain other qualifying assets not otherwise pledged (primarily first mortgage loans).

In 1995, the Bank borrowed $1,023,000 from the FHLB at an effective rate of 2.5% to fund low-income housing projects.



Scheduled maturity of the Company's borrowings from the FHLB at December 31, 1998 follows (in thousands):


                                                  Weighted Average
                                  Amount          Interest Rate
                               ---------          --------------
1999 overnight line of credit  $   2,300           5.13%
1999 other                         1,524           6.09
2000                               1,324           6.16
2001                               1,124           6.12
2002                                  24           2.50
2003                                  24           2.50
After 2003                           822           2.50
                               ---------
    Total                      $   7,142           5.36%
                               =========

      Canandaigua  National  Corporation  and  Subsidiaries

                   Notes to Consolidated Financial Statements

(9)Income  Taxes



Total income taxes for the years ended December 31, 1998, 1997, and 1996 were allocated as follows (dollars in thousands):


                                                1998   1997   1996
                                               ------  -----  -----
Income before taxes                            $1,686  1,762  1,144
Change in stockholders' equity for unrealized
Gain on securities available for sale              17     27     16
                                               ------  -----  -----
                                               $1,703  1,789  1,160
                                               ======  =====  =====




The  components  of  income  tax  expense  are  as  follows  (in  thousands):


            Years Ended December 31,
           --------------------------
                1998    1997    1996
           ---------  ------  ------
Current:
  Federal  $   1,465   1,503   1,066
  State          477     469     416
           ---------  ------  ------
               1,942   1,972   1,482
Deferred        (256)   (210)   (338)
           ---------  ------  ------
    Total  $   1,686   1,762   1,144
           =========  ======  ======




Income tax expense was $1,686,000, $1,762,000, and $1,144,000 for the years ended December 31, 1998, 1997, and 1996, respectively, and differed from the amounts computed by applying the applicable U.S. Federal corporate tax rates to pretax income from operations as follows (in thousands):


                                       Years Ended December 31,
                                      --------------------------
                                           1998    1997    1996
                                      ---------  ------  ------
Tax expense at statutory rate of 34%  $   1,790   1,870   1,391
Tax-exempt interest                        (551)   (489)   (453)
Nondeductible interest expense               61      62      50
State taxes, net of federal benefit         292     310     206
Valuation allowance                          45      12      12
Other                                        49      (3)    (62)
                                      ---------  ------  ------
Total                                 $   1,686   1,762   1,144
                                      =========  ======  ======

Effective tax rate                         32.0%   32.0%   28.0%
                                      =========  ======  ======

      Canandaigua  National  Corporation  and  Subsidiaries

                   Notes to Consolidated Financial Statements

(9)Income  Taxes  (continued)



The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented below:


                                                        1998     1997
                                                       -------  ------
Deferred tax assets:
Allowance for loan losses                               $ 983     931
Incentive stock plan                                      412     377
Excess servicing                                           60      76
NOL credits from subsidiaries                             256     192
State NOL arising from nonconsolidation for state tax
purposes only                                              53      71
Interest on non-accrual loans                             143      -
Other                                                      55      23
                                                       -------  ------
Total gross deferred tax assets before allowance        1,962   1,670
Valuation allowance                                       (87)    (42)
Total gross deferred tax asset                          1,875   1,628
                                                       -------  ------

Deferred tax liabilities:
Depreciation                                              472     462
Net unrealized gains on available for sale securities      97      80
Accretion on bonds                                         21      40
                                                       -------  ------
Total gross deferred liabilities                          590     582
                                                       -------  ------
Net deferred tax asset                                 $1,285   1,046
                                                       =======  ======


Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of deferred tax liabilities, the level of historical taxable income, and projected future taxable income over the periods which the temporary differences comprising the deferred tax assets are deductible. Based on its assessment, management determined that a valuation allowance of $87,000 against its non-bank subsidiary's Net Operating Loss (NOL) was necessary. As of December 31, 1998 there were approximately $111,000 of mortgage tax credits available to offset future state tax liabilities of GFNYI. The Company acquired a deferred tax asset of $112,000 from its acquisition of GFNYI.

(10)  Stockholders'  Equity

Payment of dividends by the Bank to the Company is limited or restricted in certain circumstances. According to federal banking law, the approval of the Office of the Comptroller of the Currency (OCC) is required for the declaration of dividends in any year in which dividends exceed the total of net income for that year plus retained income for the preceding two years. At December 31, 1998, approximately $921,000 was available for payment of dividends to the Company without the approval of the OCC.

(11)  Employee  Benefits

Profit  Sharing  Plan

The Company has a profit sharing plan covering substantially all Bank employees upon completion of 1,000 hours of service with respect to full-time employees, and 870 hours of service for part-time employees. Contributions to the plan are determined by a mathematical formula which takes into account average

Canandaigua  National  Corporation  and  Subsidiaries

                   Notes to Consolidated Financial Statements

(11)  Employee  Benefits  (continued)

net income of the Bank for the current and prior year, and the level of the Bank's stockholders' equity. It is the Company's policy to fund current costs as they accrue. Profit sharing plan expense amounted to $835,000, $763,000, and $658,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

Employee  Stock  Ownership  Plan

The Company has an employee stock ownership plan (ESOP) for employees of the Company. Annual contributions are made at the discretion of the Board of Directors. ESOP expense amounted to $63,000, $62,000, and $52,000 for the years ended December 31, 1998, 1997, and 1996, respectively. Shares distributed to a participant upon termination of service are subject to a put option whereby the participant may cause the Company to purchase the shares at fair value. At December 31, 1998 and 1997 the plan held 1,560 and 1,435 shares with a fair value at the respective dates of $566,280 and $439,110.

(12)  Incentive  Stock  Plans

In March 1998, the shareholders approved an incentive stock option program for employees, which authorizes grants of options to purchase up to 16,000 shares of its authorized common stock. As of December 31, 1998 no options were granted under the plan. The Company also has an incentive stock plan for senior management of the Company which allows for the issuance of Phantom Stock Options
(PSA) and Stock Appreciation Rights (SAR) to key employees based upon performance factors established by the Board of Directors, and is generally tied to increases in the value of the Company's common stock. PSAs represent the right to receive, for each phantom share of common stock covered by the PSA, payment equal to the higher of the book value or market value per share of common stock on the date of exercise. Payment can be made in cash, shares of the Company, or both at the discretion of the Board of Directors. PSAs are exercisable at the later of age 55 or 15 years of continuous employment with the Company or at normal retirement age (65). SARs represent the right to receive payment equal to the amount, if any, by which the higher of the book value or market value per share of common stock on the date of exercise exceeds the SARs grant value. SARs are exercisable five years from the date of grant. At December 31, 1998, 3,052 PSAs were outstanding and 2,508 SARs were outstanding at prices ranging from $114 to $242.

Prior to January 1, 1996, the Company accounted for its plans in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current value of the underlying stock exceeded the exercise price. Compensation cost is recognized annually to the extent the Company's stock increases in value. On January 1, 1996, the Company adopted Statement of Financial Accounting Standard
(SFAS) No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense, over the vesting period, the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25. There is no difference between the Company's previous method of accounting for its incentive stock plan and the provision of SFAS No. 123, therefore no pro forma information is provided.

The Company has accrued a liability of $1,033,000 as of December 31, 1998 representing its obligation under the plans. Expenses of the plans amounted to $137,000, $110,000, and $371,000 for the years ended December 31, 1998, 1997, and  1996,  respectively.

Canandaigua  National  Corporation  and  Subsidiaries

                   Notes to Consolidated Financial Statements

(13)  Leases

The Company leases certain buildings and office space under operating lease arrangements. Rent expense under these arrangements amounted to $284,000 in 1998, $238,000 in 1997, and $386,000 in 1996. Included in rent expense for 1996 is $145,000 for the buyout of a lease commitment by Greater Funding of New York, Inc. Real estate taxes, insurance, maintenance, and other operating expenses associated with leased buildings and office space are generally paid by the Company.



A summary of noncancellable long-term operating lease commitments as of December
31,  1998  follows  (in  thousands):


Years ending
December 31,    Amount
--------------  -------
1999            $   369
2000                366
2001                292
2002                241
2003                201
2004 and after      358
                -------
  Total         $ 1,827
                =======


(14)  Commitments  and  Contingencies

In the normal course of business there are various outstanding commitments to extend credit which are not reflected in the accompanying consolidated financial statements. Because many commitments and almost all letters of credit expire without being funded in whole or in part, the contract amounts are not estimates of future cash flows. Loan commitments have off-balance-sheet credit risk because only origination fees are recognized in the balance sheet until commitments are fulfilled or expire. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and collateral or other security is of no value. The Company's policy generally requires customers to provide collateral, usually in the form of customers' operating assets or property, prior to the disbursement of approved loans. The contract amounts of these commitments at December 31, 1998 were: Commercial letters of credit $3,462,000 and unused commitments $39,842,000. The contract amounts of these commitments at December 31, 1997 were: Commercial letters of credit $1,796,000 and unused commitments $34,766,000. The majority of these commitments have terms up to one year at fixed interest rates current at the date of origination. Commitments to fund residential mortgage loans amounted to $6,200,000 at December 31, 1998.

The Company committed $1,980,000 to fund a 20% limited partnership investment interest in Cephas Capital Partnership, LP. This small business investment company was established for the purpose of providing financing to small businesses in conjunction with programs established by the U.S. Small Business Administration. At December 31, 1998, the Company had funded $1,406,000 of this commitment and carries the investment under the equity method in other assets.

The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of such reserve balances for the year ended December 31, 1998 was approximately $6,000,000.

In the normal course of business, the Company has various contingent liabilities outstanding that are not included in the consolidated financial statements. Management does not anticipate any material losses as a result of these contingent liabilities.

Canandaigua  National  Corporation  and  Subsidiaries

                   Notes to Consolidated Financial Statements

(15)  Regulatory  Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain a minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.




                                                                                              To Be Well-
                                                                                              Capitalized
                                                                                              Under Prompt
                                                                            For Capital       Corrective
                                                                             Adequacy           Action
                                                       Actual                 Purposes        Provisions
(dollars in thousands)                         Amount         Ratio       Amount     Ratio   Amount   Ratio
                                            -------------  -----------  -----------  ------  -------  ------
As of December 31, 1998
  Total Capital (to risk weighted assets)   $      39,956        13.0%  $    24,620    8.0%  $30,776   10.0%
  Tier 1 Capital (to risk weighted assets)  $      36,564        11.9%  $    12,310    4.0%  $18,465    6.0%
  Tier 1 Capital (to average assets)        $      36,564         8.6%  $    16,977    4.0%  $21,221    5.0%

As of December 31, 1997
  Total Capital (to risk weighted assets)   $      41,279        13.7%  $    24,105    8.0%  $30,131   10.0%
  Tier 1 Capital (to risk weighted assets)  $      38,126        12.7%  $    12,008    4.0%  $18,012    6.0%
  Tier 1 Capital (to average assets)        $      38,126         9.5%  $    16,053    4.0%  $20,066    5.0%

Canandaigua  National  Corporation  and  Subsidiaries

                   Notes to Consolidated Financial Statements

(16)     Loans  to  Directors  and  Officers

Certain executive officers, directors, and their business interests are customers of the Company. Transactions with these parties are based on substantially the same terms as similar transactions with others and do not carry more than normal credit risk. At December 31, 1998 and 1997, loans and unused commitments to these related parties amounted to $4,311,000 and $4,221,000, respectively.

(17)  Condensed  Financial  Information  -  Parent  Company  Only



The following are the condensed balance sheets, statements of income, and statements of cash flows for Canandaigua National Corporation, (dollars in thousands).


Balance Sheets
--------------
                                                       December 31,
                                                   --------------------
                                                     1998        1997
                                                   -----------  -------
Assets:
  Cash                                             $      114      106
  Securities available for sale                           185      185
  Premises and equipment - net                            730      743
  Investment in subsidiaries                           41,328   39,777
  Other assets                                            122      122
                                                   -----------  -------
      Total Assets                                 $   42,479   40,933
                                                   ===========  =======

Liabilities:
  Other liabilities                                $        1        1
Stockholders' equity:
  Common stock                                          8,110    8,110
  Additional paid in capital                            8,489    8,489
  Retained earnings                                    26,569   24,742
  Treasury stock at cost (2,479 shares in
   1998 and 1,642 shares in 1997)                        (835)    (528)
  Accumulated other comprehensive income                  145      119
                                                   -----------  -------
      Total stockholders' equity                       42,478   40,932
                                                   -----------  -------
      Total liabilities and stockholders' equity   $   42,479   40,933
                                                   ===========  =======







Statements of Income
----------------------
                                            Years Ended December 31,
                                           --------------------------
                                                1998    1997    1996
                                           ----------  ------  ------
Income - Dividends from the Canandaigua
 National Bank and Trust Company           $   5,122   2,975   1,750
Other income                                      11       7      12
Other expense                                    (34)    (66)    (77)
                                           ----------  ------  ------
    Income before undistributed income of
     subsidiaries                              5,099   2,916   1,685
Undistributed (distributions in excess
 of)current year income of subsidiaries       (1,512)    821   1,262
                                           ----------  ------  ------
    Net income                             $   3,587   3,737   2,947
                                           ==========  ======  ======

Canandaigua  National  Corporation  and  Subsidiaries

                   Notes to Consolidated Financial Statements

(17)     Condensed  Financial  Information  -  Parent  Company  Only (continued)




Statements of Cash Flows
------------------------
                                              Years Ended December 31,
                                             --------------------------
                                               1998      1997     1996
                                             --------  -------  -------
Cash flows from operating activities:
  Net income                                 $ 3,587    3,737    2,947
  Adjustments to reconcile net income to
   net cash from operating activities:
    Depreciation and amortization                 30       10        -
    Undistributed (distributions in excess
     of)current year income of subsidiaries    1,512     (821)  (1,262)
    Other                                          -       (7)      29
                                             --------  -------  -------
      Net cash provided by operating
       activities                              5,129    2,919    1,714
                                             --------  -------  -------

Cash flows from investing activities:
  Sale of securities                               -        -        5
  Purchase of subsidiaries                         -     (718)    (102)
  Loans disbursed net of principal payments
   received                                        -        -       11
  Decrease in other real estate                    -      450      796
  Additional capital investments in
   subsidiaries                               (3,037)    (202)    (625)
  Fixed assets purchased, net                    (17)    (743)       -
                                             --------  -------  -------
      Net cash provided by investing
       activities                             (3,054)  (1,213)      85
                                             --------  -------  -------

Cash flows from financing activities:
  Proceeds from sale of treasury stock            47       42        -
  Purchase of treasury stock                    (348)    (398)    (174)
  Dividends paid                              (1,766)  (1,609)  (1,414)
      Net cash used by financing
       activities                             (2,067)  (1,965)  (1,588)
                                             --------  -------  -------

      Net increase in cash                         8     (259)     211
      Cash at beginning of year                  106      365      154
                                             --------  -------  -------
      Cash at end of year                    $   114      106      365
                                             ========  =======  =======



In  1996, the Company acquired a subsidiary for stock in the amount of $338,000.

Canandaigua  National  Corporation  and  Subsidiaries

                   Notes to Consolidated Financial Statements

(18)  Fair  Values  of  Financial  Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

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

Delinquent loans (not in foreclosure) are valued using the method noted above. While credit risk is a component of the discount rate used to value loans, delinquent loans are presumed to possess additional risk. Therefore, the calculated fair value of loans delinquent more than 30 days but less than 91 days delinquent, is reduced by an allocated amount of the allowance for loan losses. The fair value of loans currently in foreclosure is estimated to approximate carrying value, as such loans are generally carried at fair value.

Deposits

The fair value of demand deposits, savings accounts, and certain money market accounts is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using a discounted cash flow approach that applies current market rates (prevailing CD rates) to a schedule of aggregated expected monthly maturities on time deposits.

Canandaigua  National  Corporation  and  Subsidiaries

                   Notes to Consolidated Financial Statements

(18)  Fair  Values  of  Financial  Instruments  (continued)

Advances  from  FHLB:

The fair value of advances is calculated by discounting scheduled cash flows through the estimated maturity using market rates presently available for new borrowings.



The  estimated  fair values of the Company's financial instruments are as follows (dollars in  thousands):


                                December 31, 1998    December 31, 1997
                                ------------------   ------------------
                                Carrying   Fair      Carrying  Fair
                                Amount     Value(1)  Amount    Value(1)
                                ---------  --------  --------  --------
Financial Assets:
  Cash and equivalents          $ 24,206     24,206    19,647    19,647
  Securities                      76,464     77,673    74,499    74,796
  Loans, net                     308,486    318,735   305,991   311,295

Financial Liabilities:
  Deposits:
  Demand accounts, savings and
   money market accounts        $ 230,561   230,561   211,173   211,173
  Certificates of deposit         145,946   147,109   113,588   113,987
  Advances from FHLB                7,142     6,863    50,667    49,728

Off-balance-sheet commitments:
  Commercial letters of credit  $       -        35         -        40
  Unused lines of credit                -         -         -         -



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


(19)  Industry  Segment  Information

     The Company's operations are solely in the financial services industry and include the provision of traditional commercial banking services and other financial services (mortgage banking and insurance brokering.) The Company operates in the geographical region of Western Ontario County and Eastern Monroe County of New York State. The Company has identified operating segments, however, these segments did not meet the quantitative thresholds for separate disclosure.

Common  Stock  Data

The Company's stock is not actively traded nor is it traded in the over-the-counter market. In addition, it is not listed with a national securities exchange. Due to the limited number of transactions, the weighted average sale price may not be indicative of the actual market value of the Company's stock. The following table sets forth a summary of the weighted average sale price, book value, and semi-annual dividends paid per share since the first quarter of 1993.




             Average       Dividend
             Sale Price   Book Value   Paid
             -----------  -----------  -----
1998
-----------
4th quarter    no sales   $    265.94
3rd quarter  $   360.52   $    261.09  $5.50
2nd quarter    no sales   $    260.72
1st quarter  $   351.16   $    255.68  $5.50

1997
-----------
4th quarter    no sales   $    254.92
3rd quarter  $   335.87   $    252.57  $5.25
2nd quarter  $   320.59   $    251.25
1st quarter  $   326.61   $    243.32  $4.75

1996
-----------
4th quarter  $   320.31   $    240.69
3rd quarter  $   326.74   $    236.63  $4.50
2nd quarter  $   324.86   $    237.41
1st quarter    no sales   $    232.52  $4.25

1995
-----------
4th quarter    no sales   $    232.06
3rd quarter  $   307.09   $    226.65  $3.50
2nd quarter  $   293.15   $    223.46
1st quarter  $   288.71   $    216.94  $3.50

1994
-----------
4th quarter  $   259.87   $    214.55
3rd quarter  $   256.64   $    208.23  $3.00
2nd quarter  $   240.34   $    205.25
1st quarter    no sales   $    199.09  $3.00

1993
-----------
4th quarter    no sales   $    197.47
3rd quarter    no sales   $    194.08  $2.75
2nd quarter  $   206.47   $    189.68
1st quarter  $   203.42   $    183.72  $2.75





As stated above, the stock of the Company is not listed with a national securities exchange; therefore, no formal bid and asked for quotations are available.

All per share amounts have been adjusted to reflect a two-for-one stock split in 1993.

Community  Advisory  Committees



(photograph  of  committee)
Bloomfield  Bank  Office

Joseph  Ferris,  DVM,  David  Hamlin,  Jr.,
Frank  J.  Marianacci,
Judith  S.  Smith,  Barbara  A.  Thorpe


(photograph  of  committee)
Farmington  Bank  Office

Lawrence  E.  Potter,  Henry  A.  Trickey,  Jr.
Mary  Catherine  VanBortel,  Anne  P.  Fessler,  DVM


(photograph  of  committee)
Honeoye  Bank  Office

Ralph  C.  Annechino,  George  A.  Ward,
Earl  L.  Mastin,
Herbert  E.  Treble,  Barbara  B.  Overfield


(photograph  of  committee)
Manchester-Shortsville  Bank  Office

Mary  C.  Record,  Gary  H.  Bliss,
Charles  D.  Zonneville,  Diane  C.  Mordue


(photograph  of  committee)
Mendon  Bank  Office

A.  Jack  Leckie,  Charles  H.  Meisenzahl,
Clayton  G.  Zuber,  Christopher  M.  Keys,
Marvin  E.  Hogan


(photograph  of  committee)
Victor  Bank  Office

John  W.  VanVechten,  Gary  L.  Bennett,
William  H.  Turner,
Eldred  M.  Sale,  L.  Kenneth  Bliss

The  Canandaigua  National  Bank  and  Trust  Company

Officers

Office  of  the  President
 George  W.  Hamlin,  IV,  President,  CEO,  Trust  and  CRA  Officer
  Jean  M.  Baldick,  Assistant  Vice  President,  Executive  Assistant  to  the
President
  Lawrence  A.  Heilbronner,  Vice  President  -  Finance
  Robert  L.  Simpson,  Assistant  Vice  President  -  Finance
Retail  Services
 Robert  G.  Sheridan,  Senior  Vice  President  and  Cashier
  Judith M. Stewart, Vice President - Training, Community Office Operations & Security Officer
  Richard  T.  Wade,  Assistant  Vice  President  -  Consumer  Loans
  J.  Thomas  Lenda,  Assistant  Vice  President  -  Mortgage  Origination
  Lori  R.  Ellis,  Assistant  Vice  President
  Jane  R.  Hamlin,  Assistant  Vice  President
  Richard  J.  Ertel,  Assistant  Vice  President
  Denise  J.  Salvatore,  Assistant  Branch  Administrator
Commercial  Services
 James  C.  Minges,  Senior  Vice  President
  Wesley  L.  Talbett,  Vice  President
  William  E.  Pearce,  Vice  President
  Steven  W.  Robertson,  Vice  President
  Carl A. Mabie, Vice President - Resource Recovery and Credit Services Teresa P. Iula, Assistant Vice President
  William  J.  Van  Damme,  Assistant  Vice  President
  A. Rosamond Zatyko, Assistant Vice President - Credit Administration Dorothy A. Ducatte, Project Manager - Assets and Assistant CRA Officer
  Bernard  E.  Belcher,  Assistant  Vice  President
Investment  Services
 Gregory  S.  MacKay,  Senior  Vice  President
  James  M.  Exton,  Vice  President  -  Investment  Officer
  Scott  B.  Trumbower,  Vice  President  -  Employee  Benefit  Programs
  Robert  J.  Swartout,  Vice  President  -  Investment  Officer
  Anthony  D.  Figueiredo,  Vice  President  -  Trust  Investment  Officer
  Mary Kay Bashaw, Assistant Vice President - Investment Officer Patricia A. McAuley, Assistant Vice President - Investment IRA's Francis P. Lupiani, Investment Officer
Trust  Services
 Richard  H.  Hawks,  Jr.,  Senior  Vice  President  and  Trust  Officer
  Beth  Uhlen,  Assistant  Vice  President  -  Manager  Trust  Operations
  Joseph  P.  Coonan,  Trust  Development  Officer
Operations
 David  R.  Morrow,  Senior  Vice  President
  Kathleen  G.  Corry,  Vice  President  -  Bank  Operations
  Sandra  U.  Roberts,  Vice  President  -  Manager  Data  Processing
  Susan  H.  Foose,  Vice  President  -  Retail  Operations
  Gerald E. Terragnoli, Assistant Vice President - Senior Systems Analyst Michael A. Mandrino, Assistant Vice President - Information Systems Architect Dawn C. Phelps, Assistant Vice President
  Gilberta  C.  Elliott  -  Assistant  Vice  President
Audit
 Linda  M.  Rogers,  CFSA,  CBA,  Vice  President  and  Corporate  Audit Manager
  Gretchen  A.  Alles,  Senior  Auditor
  Diane  B.  Savage,  Audit  Officer
Marketing
 Stephen  R.  Martin,  Vice  President  -  Marketing
  Tamra  A.B.  O'Donnell,  Marketing  Information  Officer
Administrative
 Mary  Ann  M.  Ridley,  Vice  President  -  Human  Resources
  Marie  E.  Dastin,  Bank  Officer
 Vicki  B.  Mandrino,  Compliance  Officer

The  Canandaigua  National  Bank  and  Trust  Company

Community  Banking  Offices


Bloomfield  Bank  Office
  Barbara  A.  Thorpe,  Assistant  Vice  President  -  Community  Office Manager

Canandaigua  Bank  Office
  Michael  D.  O'Donnell,  Assistant  Vice  President - Community Office Manager
  Roy  M.  Beecher,  Assistant  Vice  President
  Marcia  M.  Minges,  Assistant  Vice  President
  Linda  M.  Keyes,  Consumer  Services  Officer

Customer  Call  Center
  Patrick  J.  Kelly,  Assistant  Vice  President  -  Call  Center  Manager

Eastview  Mall  Bank  Office
  Robin  A.-Erb,  Community  Office  Manager

Farmington  Bank  Office
  Henry A. Trickey Jr., Assistant Vice President - Community Office Manager Timi L. Wright, Bank Officer

Honeoye  Bank  Office
  Barbara B. Overfield, Assistant Vice President - Community Office Manager Sandra L. D'Angelo, Bank Officer

Lakeshore  Bank  Office
  Dolores J. Reynolds, Assistant Vice President - Community Office Manager Jason A. Ingalls, Bank Officer

Manchester-Shortsville  Bank  Office
  Diane  C.  Mordue,  Assistant  Vice  President  -  Community  Office  Manager

Mendon  Bank  Office
  Christopher M. Keys, Bank Officer - Community Office Manager Mary Ellen McMurry, Bank Officer

Pittsford  Bank  Office
  Karen C. Serinis, Assistant Vice President - Community Office Manager Commercial Services
   Robert  L.  Lowenthal,  Vice  President  -  Commercial  Lending
   Gary  L.  Babbitt,  Vice  President  -  Commercial  Lending
  Trust  and  Investment  Services
   Paul  R.  Callaway,  Vice  President  and  Trust  Officer
   Sharon  E.  Greisberger,  Assistant  Vice  President

Victor  Bank  Office
  John W. Van Vechten, Vice President - Community Office Manager Leslie C. O'Malley, Bank Officer

Webster  Bank  Office
  Kathleen Vasile, Assistant Vice President - Community Office Manager Kathleen A. Rice, Bank Officer
  Keith  J.  Goebel,  Assistant  Vice  President  -  Commercial  Lending

Arthur  S.  Hamlin
1997  Recipient

(photograph  of  the  award)
(photograph  of  Kathy  Lafler)

"Arthur S. Hamlin's commitment to CNB and the many organizations throughout the community is continual.
We can be proud to work for the financial institution that he is so much a part of and has remained very active in.
I was honored to be recognized by my fellow employees and receive an award named after such an outstanding man."

Kathy  Lafler


      (photographs  of  all  the  1998  nominees)

1998  Nominees
Gretchen  A.  Alles
Lynn  E.  Colyer
Donna  J.  DeVries
Barbara  A.  Finch
Amy  L.  Force
Loren  l.  Garlock
Kristi  M.  Hamann
Jennifer  B.  Housel
Rebecca  A.  Long
Kelly  J.  Masline
Judy  A.  Reader
Jan  C.  Schrader
Robert  L.  Simpson
Tamera  M.  Straight
Corene  M.  Trickey
Mary  Beth  Uhlen

Past  Recipients

Linda  Keyes  -  1989
Jerry  Drake  -  1990
Michael  O'Donnell  -  1991
James  Roth  -  1992
Kathleen  Corry  -  1993
Susan  Foose  -  1994
Amy  Eagley  and  Regina  Kesel  -  1995
Jeannie  Baldick  -  1996

Welcome  Our  New  Directors

(photograph  of  James  S.  Fralick)

James  S.  Fralick

James S. Fralick, B.S., M.A., Phd., joined the Board of Directors of The Canandaigua National Bank and Trust Company and Canandaigua National Corporation in September of 1998. Currently, he is an Adjunct Professor at the University of Rochester's Simon School and Syracuse University's Maxwell School, teaching Public Policy Toward Financial Markets, International Finance, Banking and Financial Markets, and Macro-economic Theory. For 15 years prior, Mr. Fralick was Principal and Director of European Economic Research at Morgan Stanley & Co., managing a department of nine professional economists in London and Paris, as well as advising senior risk takers and investors of global and Pan European economic trends and policy developments. Earlier positions included Vice President of Morgan Guaranty Trust Co. and Senior Economist with the Board of
Governors  of  the  Federal  Reserve  System in Washington, DC.  He was selected
LeMoyne College's "Businessman of the Year" in 1988 and was also named to "Institutional Investor's" All American Fixed Income Team and All Europe Research Team. Mr. Fralick lives in Canandaigua with his wife, Ellie. They are the parents of three children; Jimmy Fralick, Ann Fuell, and Molly Fralick.




(photograph  of  Richard  P.  Miller,  Jr.)

Richard  P.  Miller,  Jr.

Richard P. Miller, Jr., B.A. Middlebury, joined the Board of Directors of The Canandaigua National Bank and Trust Company and Canandaigua National Corporation in December of 1998. Currently, he is the Senior Vice President and Chief Operations Officer at the University of Rochester. Prior to joining the University of Rochester, Mr. Miller was associated with Case-Hoyt, starting as a sales representative in 1967, holding numerous positions culminating as President and CEO in 1982. He served in the U.S. Army from 1965 through 1967 receiving the Bronze Star, Air Medal Valor Device, and Army Commendation Valor Device for his service in Vietnam. Mr. Miller has been actively involved in community activities for a number of years and currently serves as a Director for the Genesee Corporation, Frontier Telephone of Rochester, and the Rochester Area Community Foundation. Mr. Miller lives in the town of South Bristol on Canandaigua Lake with his wife, Barbara. They are the parents of two sons, Matthew and Jason.

 (photograph  of  Webster  Office)

On  November  17,  1998,  Canandaigua  National  Bank and Trust opened its third
Monroe County location in Webster at 1998 Empire Boulevard. The strategic identification of this location supports an existing customer base obtained through our indirect lending initiatives. This location is also positioned in the fastest growing town in Monroe County and will provide us the opportunity to offer our personal approach to financial services in this new market.
     Designed with the influence and success of the "Pittsford Model," this office features a customer-friendly banking environment. As you enter the office, you are welcomed with an information desk where you are greeted and directed to the area you need. Tellers and customers conduct transactions at a sit-down counter, while children play with books and toys or watch a movie on the television in pint-sized furniture. The foyer offers self-serve safekeeping boxes and traditional safe deposit boxes are in the vault. Soon to come is a computer to be set up in the lobby to allow customers access to their account through the internet.
The staff of this office includes experienced banking professionals, many of whom are from the Rochester Area.
In addition to the traditional members of a branch team, there is a Commercial Lender to provide local businesses with the services they desire. The Webster office offers extended banking hours of 8:30 a.m. - 5:00 p.m. Monday through Wednesday, 8:30 a.m. - 6:00 p.m. on Thursday and Friday, and 9:00 a.m. - 1:00 p.m. on Saturday.
Each of the initiatives at this location is intended to increase the level of value-added service to the customer and to continue our commitment to provide our customers with the most comprehensive array of financial services.