Form 10-K, Exhibit 13
period 2000-12-31
CANANDAIGUA NATIONAL CORP
filed 2001-03-29
CIK 759458

EXHIBIT  13  ANNUAL  REPORT TO SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2000




























                                       Canandaigua
                                         National
                                        Corporation

                                    2000  Annual  Report
                                 and  Financial  Statements

Board  of  Directors

Canandaigua National Bank & Trust is honored to have so many distinguished community leaders on our board of directors.
     Patricia  A.  Boland     Retired  Executive  Director,  Granger  Homestead
     James  S.  Fralick       Adjunct  Professor,  Syracuse  University
     Daniel  P.  Fuller       Owner,  Bristol  Mountain
     David  Hamlin,  Jr.      Farmer
     Frank  H.  Hamlin        Investor
     George  W.  Hamlin,IV    President,  CEO,  Trust  and  CRA  Officer,
                            The  Canandaigua  National  Bank  and  Trust Company
     Stephen  D.  Hamlin      Consultant
     Richard  P.  Miller,  Jr.  Vice  Chancellor  and  Chief  Operating Officer,
                            State  University  of  New  York
     Robert  G.  Sheridan     Retail  Senior  Vice  President  and  Cashier,
                            The  Canandaigua  National  Bank  and  Trust Company
     Caroline C. Shipley    Educator, Past Director New York State School Boards
                            Association
     Sue  S.  Stewart         Partner,  Nixon  Peabody  LLP
     Alan  J. Stone          Chairman of the Board of Directors, The Canandaigua
                            National  Bank  and Trust Company; Managing Partner,
                            Stone  Properties

Emeritus  Board  Members
     Arthur  S.  Hamlin       Retired  Banker
     Eldred  M.  Sale         Retired  Banker
     Willis  F.  Weeden,  MD   Retired  Surgeon

Officers
     George  W.  Hamlin,  IV   President
     Robert  G.  Sheridan     Secretary
     Gregory  S.  MacKay      Treasurer

Annual  Meeting:

The  Annual  Meeting  of  Stockholders
will  be  held  at  the  Main  Office  of
The  Canandaigua  National  Bank
and  Trust  Company
72  South  Main  Street
Canandaigua,  New  York  14424
March  14,  2001  at  1:00  P.M.


Form  10-K:

A  copy  of  the  Corporation's  Form  10-K
Annual  Report  is  available  without  charge
to  stockholders  upon  written  request  to:
Robert  G.  Sheridan,  Secretary
72  South  Main  Street
Canandaigua,  New  York  14424


Canandaigua  National  Corporation

72  South  Main  Street
Canandaigua,  New  York  14424
Phone:  716-394-4260  or  1-800-724-2621
Fax:  716-394-4001
Internet:  www.cnbank.com

A  message  from  George  W.  Hamlin,  IV,  President

February  1,  2001

To  Our  Shareholders:

     What  a  year:  on  target  ahead  of  plan.

     In 1995 we set our "Plan for the Year 2010." In these spaces we have detailed that plan and reported on our progress. Its first outward manifestation was the rapid expansion of our market area last year with the opening of six offices within just 12 months. That process continued this year with the opening of our Financial Service Center in Bushnell's Basin and the opening of our East Main Street office overlooking the Lawyer's Co-op Park and the Genesee River, just east of the Four Corners in the City of Rochester. This brings the count to 18 offices. Our plans for the coming year include a facility in Brighton, to which we have committed, and the building of a permanent site in Honeoye Falls. We have one more site to identify to complete the initial design. Thus, the growth part of our plan is "on target."

     Not as dramatic, but just as important, was the notion that this expansion must also produce an efficient organization after all is said and done. To that end, this year saw a six-month program utilizing among other things, the good offices of our professional financial consultants. Every corner of the organization was scoured and our business process mapped with a quest to find efficiencies and adopt the best business practices. Inevitably, positions were eliminated, nearly 10% overall. Thankfully, this led to only 3% forced terminations. The other reductions were achieved through normal attrition and previously scheduled retirements. Next, enhancements to revenue were examined and implemented. The last phase of the program is the ongoing identification and prioritization of over 100 projects and ideas by our project management office headed by a steering committee of key individuals, each of whom is highly experienced in our processing needs as well as knowledgeable with respect to our strategic direction. As a result of these efforts, many of which have already borne fruit, we find ourselves at the conclusion of our year "ahead of plan," financially speaking.

     A subset of our "Plan for Value Year 2010" was a five-year schedule to guide the growth and acquisition of a larger market. Recall this involved additional expenses and, as a consequence, lower earnings for the first two years to be followed by noticeable improvement in the third, fourth and fifth years with the result that, in the aggregate, the Company would be farther ahead for the five-year effort than what might have otherwise been expected undertaking just business as usual. Simply, during this time we planned to embrace a market of nearly 1,000,000 people compared with the nearly 100,000 which was our scope before we started. Many have asked whether we have "moved" or not. "Of course not," I respond. I liken it unto repotting our growing
"plant" into a larger "pot" so as to no longer be "root bound." We are not moving, we just occupy a larger space, that's all. Indeed, there is no reason to move in view of the economic health and growth prospects for the communities which we have served for over 100 years.

     Accordingly, I am pleased to report earnings of $21.86 per share compared with $14.78 for last year. This is considerably better than the planned earnings goal of $15.36 per share. Like most performance, half is skillful execution and the other half is luck. Faster-than-expected loan growth resulted in a higher net interest income, and strong trust and investment earnings driven by a strong market for most of the year added significantly to our earnings. Higher-than-expected earnings from our investment in CEPHAS, and less-than-expected reorganization expenses account for most of the rest of the performance above plan. Even if a slowing economy brings the usual pressures to bear upon the banking industry in terms of challenge and expense, what we have put in place this year in terms of a leaner structure and working smarter will continue to pay benefits in the years to come.

     Perhaps, the most dramatic long-term impact of the year's work, but which may be the least heralded, is the consolidation and reorganization which has occurred as a direct result of our process improvement program. Accounting Operations is folded into our Finance Division. Our mortgage functions are now consolidated with the merger of our mortgage subsidiary, HomeTown Funding, with the Mortgage Department. The CNB Mortgage brand has been strengthened and infinitely broadened so that we have a mortgage product for virtually anyone who applies regardless of the degree of challenge their credit report may show. The newly formed Asset/Liability Management Committee, separate and distinct from the management functions of the Company, brings new emphasis and resources to the management of the net interest margin. The highly technical interplay of rates paid and charged on deposits and loans, respectively, is heightened as the world gets smaller and the competition for financial products and services of every stripe increases. Our Trust and Investment Divisions have been amalgamated and consolidated into a single division, thereby enhancing our ability to execute upon our expansion plans and bringing a highly adaptive team approach for each customer account combining investments, administration and operations. With these changes, the Management Group is free to continue the general management of the administration and operations of the Company, but with a new emphasis on sales management. The key to providing comprehensive financial services for individuals is the transitioning of traditional bank organizations characterized by vertical silos of products and activity accompanied by some cross-selling to an organization which adopts the customer's view and perspective and is driven and organized from that perspective. Thus, we have created a Senior Management position with the sole responsibility for the development and coordination of comprehensive marketing and delivery of our products and services company-wide. For community banking, these are uncharted waters.

     The government plays a prominent role in all that we do and can do. This year was no different with a Presidential election of historic importance. Many have commented that the Country is divided down the middle with the popular vote going to the loser and the Houses of Congress, split virtually 50-50. Experience shows, however, that those who govern effectively legislate to the "party of the middle" rather than any of the recognized party labels, so the cooperation in legislative matters required before is going to be the rule going forward as usual. Indeed, Gramm-Leach-Bliley, that is the Financial Services Modernization Act of 1999, which purports to be the first reformation of the financial services industry since 1933, delivered no products and services that are new to us which we are not already offering, but does deliver more regulatory burden with respect to issues of privacy of customers' records and affairs. We have been observing these principles as a matter of good business since the beginning of the last century. Now we have to undergo the expense of reporting the obvious which adds very little benefit compared with the cost.

     In the fourth quarter of 2000 the decade-long economic expansion started to slow as the hot air disappeared from the ".com" companies who had no earnings or capital to support even their payrolls. Stock portfolios not properly diversified have suffered terribly, shaking the public's confidence. Nonetheless, the fundamentals of the economy remain strong with low unemployment and inflation well behaved. Reductions of GDP from 4%+ to 2% is, frankly, more in keeping with sustainable economic growth, notwithstanding its reduction in economic activity. The Federal Reserve, somewhat dramatically, has responded with alacrity and a willingness to address developing changes in the economy, specifically the negative psychology. Unfortunately, psychology has as much to do with human motivation as actual performance, so experience and prudence dictates more conservative growth rates for the near term. Our prospects remain fundamentally good in view of our expanding franchise, which brings the opportunity to do business with quality credits. We have no need, after all, to grow quickly to meet our strategic goals. Rather, deliberate and planned growth is the better discipline in any event. There is a certain d j vu to all of this:

     "It is not at all surprising that the stock market has declined severely. A large part of the public has been speculating in the stock market expecting it to make a lot of money without working for it. They were buying stocks at prices that were entirely unjustified by any earnings or prospects of the companies whose stock they bought. In many cases there were no dividends paid at all, or if there were any dividends, the return was anywhere from two to one-half of one percent. Considering the risks one takes in owning common stocks at all, it is clear that if the process of buying such stocks is purely speculative, it is a gamble and there is no scientific principle back of the operation."

"When the market reaches such heights, it is almost inevitable that there will be a drop, but there is no way of telling in advance what will bring it about."

" It has shaken the confidence of businessmen and it causes them to be reluctant
to  spend  more  money  on  expansion   this sort of thing destroys confidence."

                          Arthur S. Hamlin to the Wood Library Association June 8, 1962

     Despite the popular perception that change is all around us, it is equally true that the fundamentals remain pretty much the same. With these words we are reminded of our responsibility to act adaptively, but always sensibly, grounded in the fundamentals rather than that which is just popular. It is this philosophy which is the root of our Strategic Plan to provide financial services for individuals, but in so doing maintain our viability so that we may continue to provide the vital function as the community's financial intermediary dedicated to managing the community's financial resources in accord with the community's priorities. That has been an important and profitable business to pursue in the past, so we expect it to be equally important and profitable in the future.

                                                         Very  truly  yours,
                                                      /s/George  W.  Hamlin,  IV
                                                         George  W.  Hamlin,  IV
                                                         President

Canandaigua National Corporation is a one-bank holding company providing comprehensive financial services. Its wholly owned subsidiaries include The Canandaigua National Bank and Trust Company and HomeTown Funding, Inc., a mortgage company. The Bank engages in full-service commercial and consumer banking, trust business and insurance services. Its market area is generally Western Ontario County and Monroe County.


Financial  Highlights

Years  ended  December  31,  2000  and  1999
(dollars  in  thousands,  except  per  share  data)

                                                             2000       1999
                                                            -------    -------
Net Income                                                 $  3,487   $  2,357
Cash Dividends                                             $  1,887   $  1,833
Diluted Earnings Per Share                                 $  21.86   $  14.78
Dividends Per Share                                        $  11.90   $  11.50
Book Value Per Share                                       $ 278.89   $ 268.02
Total Assets                                               $594,693   $522,135
Investment Securities                                      $ 81,713   $ 75,864
Loans - Net                                                $455,259   $394,227
Deposits                                                   $533,809   $454,290
Stockholders' Equity                                       $ 44,269   $ 42,477
Weighted Average Shares Outstanding - diluted               159,488    159,521
Return on Average Assets                                        .61%       .50%
Return on Beginning Equity                                     8.21%      5.50%


Trust  Department

Years  ended  December  31,  2000  and  1999
(at  cost,  in  thousands  of  dollars)

                                                             2000         1999
                                                            -------      -------
Estate, Trust and Guardianship Assets                      $231,009     $215,022
Custodian Account Assets                                    379,389      342,098
The Canandaigua Funds' Assets                                34,675       29,695
                                                            -------      -------
Total Assets Under Administration                          $645,073     $586,815
                                                            -------      -------
                                                            -------      -------






Graph  1  (depicting  Assets,  Deposits  and  Loans  for the years 1996 to 2000)




Graph  2  (depicting  Trust  Assets  Market  and  Book  Value  for  the years  1996  to  2000)

Independent  Auditors'  Report

The  Stockholders  and  Board  of  Directors
Canandaigua  National  Corporation:

We have audited the accompanying consolidated balance sheets of Canandaigua National Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Canandaigua National Corporation and subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/  KPMG  LLP

February  2,  2001
Rochester,  New  York



Consolidated  Balance  Sheets
December  31,  2000  and  1999  (dollars  in  thousands,  except  share  data)

Assets                                                               2000       1999
------                                                             ------     ------
Cash and due from banks                                         $  28,157     26,801
Interest bearing deposits with other financial institutions            97         33
Securities:
     - Available for sale, at fair value                            1,221        528
       Held to maturity (fair value of
         $80,881 in 2000 and $74,805 in 1999)                      80,492     75,336
Loans -  net of allowance of $4,712 in 2000 and $4,136 in 1999    455,259    394,227
Premises and equipment - net                                       15,949     13,438
Accrued interest receivable                                         3,371      2,682
Federal Home Loan Bank stock and Federal Reserve Bank stock         3,032      3,548
Other assets                                                        7,115      5,542
                                                                  -------    -------
Total Assets                                                    $ 594,693    522,135
                                                                  -------    -------
                                                                  -------    -------

Liabilities and Stockholders' Equity
------------------------------------
Deposits:
     Demand
          Non-interest bearing                                  $  87,497     74,630
          Interest bearing                                         53,665     46,490
     Savings and money market                                     162,975    156,108
     Certificates of deposit                                      229,672    177,062
                                                                  -------    -------
          Total deposits                                          533,809    454,290
Borrowings                                                         12,644     22,218
Accrued interest payable and other liabilities                      3,971      3,150
                                                                  -------    -------

          Total Liabilities                                     $ 550,424    479,658
                                                                  -------    -------

Commitments and contingencies (Notes 14 and 15)

Stockholders' Equity:
     Common stock, $50 par value; 240,000 shares authorized,
          162,208 shares issued in 2000 and 1999                $   8,110      8,110
     Additional paid-in capital                                     8,532      8,506
     Retained earnings                                             28,687     27,087
     Treasury stock, at cost (3,476 shares in 2000
          and 3,725 shares in 1999)                                (1,268)    (1,348)
     Accumulated other comprehensive income                           208        122
                                                                  -------    -------
     Total Stockholders' Equity                                    44,269     42,477
                                                                  -------    -------

Total Liabilities and Stockholders' Equity                      $ 594,693    522,135
                                                                  -------    -------
                                                                  -------    -------

See  accompanying  notes  to  consolidated  financial  statements.


Consolidated  Statements  of  Income
Years  ended  December  31,  2000,  1999,  and  1998
(dollars  in  thousands,  except  per  share  data)




                                                            2000    1999    1998
                                                           ------  ------  ------
Interest income:
     Loans, including fees                               $ 37,647  28,865  26,834
     Securities                                             4,353   3,756   3,967
     Other                                                     76     232      52
                                                           ------  ------  ------
     Total interest income                                 42,076  32,853  30,853
                                                           ------  ------  ------

Interest expense:
     Deposits                                              17,434  12,725  10,746
     Borrowings                                             1,367     527   1,687
                                                           ------  ------   -----
      Total interest expense                               18,801  13,252  12,433
                                                           ------  ------  ------
      Net interest income                                  23,275  19,601  18,420
Provision for loan losses                                   1,028   1,239     641
                                                           ------  ------  ------
      Net interest income after provision for loan losses  22,247  18,362  17,779
                                                           ------  ------  ------
Other income:
     Service charges on deposit accounts                    3,402   2,548   1,810
     Trust income                                           3,314   2,782   2,249
     Net gain on sale of mortgage loans                         8      88     125
     Other operating income                                 2,218   1,856   1,740
                                                           ------  ------  ------
      Total other income                                    8,942   7,274   5,924
                                                           ------  ------  ------
Operating expenses:
     Salaries and employee benefits                        14,432  13,055  10,557
     Occupancy                                              4,812   3,763   3,007
     Marketing and public relations                         1,062   1,162     515
     Office supplies, printing and postage                    927     966     807
     FDIC insurance                                            94      43      39
     Other operating expenses                               5,160   3,394   3,505
                                                           ------  ------  ------
     Total operating expenses                              26,487  22,383  18,430
                                                           ------  ------  ------

     Income before income taxes                             4,702   3,253   5,273
Income taxes                                                1,215     896   1,686
                                                           ------  ------  ------
     Net income                                           $ 3,487   2,357   3,587
                                                           ------  ------  ------
                                                           ------  ------  ------
Basic earnings per share                                  $ 22.00   14.82   22.38
                                                            -----   -----   -----
                                                            -----   -----   -----

Diluted earnings per share                                $ 21.86   14.78   22.38
                                                            -----   -----   -----
                                                            -----   -----   -----


See  accompanying  notes  to  consolidated  financial  statements.

Consolidated  Statements  of  Stockholders'  Equity
Years  ended  December  31,  2000,  1999,  and  1998
(dollars  in  thousands,  except  share  data)


                                                                         Accumulated
                                     Additional                                Other
                              Common    Paid in   Retained   Treasury  Comprehensive
                               Stock    Capital   Earnings      Stock         Income      Total
                              ------     ------     ------     ------         ------     ------

Balance at
December 31, 1997          $   8,110      8,489     24,742       (528)           119     40,932
 Comprehensive income:
  Change in unrealized
   gain on securities
   available for sale,
   net of taxes of $17             -          -          -          -             26         26
 Net income                        -          -      3,587          -              -      3,587
                                                                                         ------
 Total comprehensive income                                                               3,613
                                                                                         ------
 Cash dividend - $11.00
 per share                         -          -     (1,766)         -              -     (1,766)
 Sale of 135 shares of
 treasury stock                    -          6          -         41              -         47
 Purchase of 972 shares
 of treasury stock                 -          -          -       (348)             -       (348)
                              ------     ------     ------     ------         ------     ------
Balance at
December 31, 1998              8,110      8,495     26,563       (835)           145     42,478
                              ------     ------     ------     ------         ------     ------

 Comprehensive income:
  Change in unrealized
   gain on securities
   available for sale,
   net of taxes of ($16)           -          -          -          -            (23)       (23)
    Net income                     -          -      2,357          -              -      2,357
                                                                                         ------
 Total comprehensive income                                                               2,334
                                                                                         ------
 Cash dividend - $11.50
 per share                         -          -     (1,833)         -              -     (1,833)
 Sale of 176 shares
 of treasury stock                 -         11          -         56              -         67
 Purchase of 1,422 shares
 of treasury stock                 -          -          -       (569)             -       (569)
                              ------     ------     ------     ------         ------     ------
Balance at
December 31, 1999              8,110      8,506     27,087     (1,348)           122     42,477
                              ------     ------     ------     ------         ------     ------

 Comprehensive income:
  Change in unrealized
   gain on securities
   available for sale,
   net of taxes of $56             -          -          -          -             86        86
  Net income                       -          -      3,487          -              -     3,487
                                                                                        ------
 Total comprehensive income                                                              3,573
                                                                                        ------
 Cash dividend - $11.90
 per share                         -          -     (1,887)         -              -    (1,887)
 Sale of 249 shares
 of treasury stock                 -         26          -         80              -       106
                              ------     ------     ------     ------         ------     ------
Balance at
December 31, 2000          $   8,110      8,532     28,687     (1,268)           208     44,269
                              ------     ------     ------     ------         ------     ------
                              ------     ------     ------     ------         ------     ------


See  accompanying  notes  to  consolidated  financial  statements.

Consolidated  Statements  of  Cash  Flows
Years  ended  December  31,  2000,  1999  and  1998  (dollars  in  thousands)



                                                                   2000       1999       1998
                                                                 ------     ------     ------
Cash flows from operating activities:
 Net income                                                    $  3,487      2,357      3,587
 Adjustments to reconcile net income to net cash
    provided by operating activities:
  Depreciation, amortization and accretion                        2,119      2,084      1,793
  Provision for loan losses                                       1,028      1,239        641
  Write down of other real estate                                   100          -         50
  Deferred income taxes                                            (334)      (482)      (256)
  Income from minority owned entities                              (173)      (144)         -
  Originations of loans held for sale                           (70,459)  (106,988)  (116,551)
  Proceeds from sales of loans held for sale                     68,725    109,464    115,702
  (Increase) decrease in accrued interest receivable
     and other assets                                            (2,201)      (175)       149
  Increase (decrease) in accrued interest payable
    and other liabilities                                           821      1,230       (662)
  Writedown of security                                             105          -          -
                                                                 ------     ------     ------
    Net cash provided by operating activities                     3,218      8,585      4,453
                                                                 ------     ------     ------
Cash flows from investing activities:
 Purchase of FHLB and FRB stock                                     (42)         -       (430)
 Sale of FHLB stock                                                 558          -          -
 Securities held to maturity:
  Proceeds from maturities and calls of securities               78,270     38,303     32,740
  Purchase of securities                                        (83,567)   (41,180)   (34,025)
 Loans originated - net                                         (60,326)   (89,985)    (2,663)
 Fixed asset purchases - net                                     (4,940)    (3,990)    (2,104)
 Investment in minority owned entities                                -       (158)      (762)
 Proceeds from sale of other real estate                             85        529      1,196
                                                                 ------     ------     ------
   Net cash used by investing activities                        (69,962)   (96,481)    (6,048)
                                                                 ------     ------     ------
Cash flows from financing activities:
 Net increase in demand, savings and money market deposits       26,909     46,667     19,388
 Net increase in time deposits                                   52,610     31,116     32,358
 Proceeds from borrowings                                         6,770     16,600          -
 Principal repayments on borrowings                             (16,344)    (1,524)   (43,525)
 Proceeds from sale of treasury stock                               106         67         47
 Purchase of treasury stock                                           -       (569)      (348)
 Dividends paid                                                  (1,887)    (1,833)    (1,766)
                                                                 ------     ------     ------
   Net cash provided by financing activities                     68,164     90,524      6,154
                                                                 ------     ------     ------
 Net increase in cash and cash equivalents                        1,420      2,628      4,559
Cash and cash equivalents - beginning of year                    26,834     24,206     19,647
                                                                 ------     ------     ------
Cash and cash equivalents - end of year                       $  28,254     26,834     24,206
                                                                 ------     ------     ------
                                                                 ------     ------     ------
Supplemental disclosures of cash flow information:
 Cash paid during the year for:
  Interest                                                    $  18,399     13,074     12,312
                                                                 ------     ------     ------
                                                                 ------     ------     ------
  Income taxes                                               $    1,459      1,020      2,142
                                                                 ------     ------     ------
                                                                 ------     ------     ------
Supplemental disclosure of non-cash investing activities:
 Additions to other real estate acquired
  through foreclosure, net of loans to facilitate sales       $       -        536        376
                                                                 ------     ------     ------
                                                                 ------     ------     ------


See  accompanying  notes  to  consolidated  financial  statements.

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

 Basis  of  Presentation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, The Canandaigua National Bank and Trust Company (the Bank), Greater Funding of New York, Inc. (GFNYI), and HomeTown Funding,
Inc. (HTF). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for investments in minority owned entities under the equity method. The financial statements have been prepared in conformity with generally accepted accounting principles and conform with predominant practices within the banking industry.

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

  The accrual of interest on commercial and real estate loans is discontinued and previously accrued interest is reversed when the loans become 90 days delinquent or when, in management's judgment, the collection of principal and interest is uncertain. Loans are returned to accrual status when doubt no longer exists about the loan's collectibility. Consumer loans are generally charged off upon becoming 120 days past due.

  Loans held for sale are carried at the lower of cost or market value on an aggregate basis. Market value is estimated based on outstanding investor commitments, or in the absence of such commitments, based on current yield requirements or quoted market prices.

(1)  Summary  of  Significant  Accounting  Policies  (continued)

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

Intangible  Assets

Goodwill, which represents the excess of the purchase price over the fair value of identifiable assets acquired in 1997, is being amortized over five years on the straight-line method. The amortization period is reviewed at least annually for impairment. At December 31, 2000 and 1999 the unamortized balance of goodwill amounted to $76,000 and $208,000, respectively. Insurance expirations (customer list), acquired through acquisition, are amortized over five years, the expected period over which commission income will be received. The amount remaining to be amortized at December 31, 2000 and 1999 was $27,000 and $ 95,000, respectively.

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

(1)  Summary  of  Significant  Accounting  Policies  (continued)

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

Trust  Department  Income

Assets, at cost, held in fiduciary or agency capacity for customers, amounting to $645,000,000 and $587,000,000 at December 31, 2000 and 1999, respectively, are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Company. Fee income is recognized on the accrual method.

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

 (1)  Summary  of  Significant  Accounting  Policies  (continued)

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

Other  Recently  Issued  Accounting  Standards

In September 2000 the Financial Accounting Standards Board issued Statement No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement replaces Statement No. 125 and revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. The adoption of the standard had no impact on its financial condition or results of operations.

The Company also implemented the provisions of FASB Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities", as amended, on January 1, 2001. This Statement establishes comprehensive accounting and reporting requirements for derivative instruments and hedging activities. The Company held no freestanding derivative instruments at year-end; therefore the adoption of the new standard did not have a material effect on the Company's financial condition or results of operations.

(2)  Contract  Termination  Costs

During the fourth quarter of 2000, contract termination costs of $433,000 pre-tax ($264,000 or $1.65 per diluted share after tax) was recorded in conjunction with the realignment of the Company's credit card activities. Substantially all the cost of the realignment is associated with early termination penalties from processing contracts with credit card vendors. Minor amounts are associated with employee severance. The realignment is expected to be completed in 2001. These costs are expected to be funded through normal operations and fully paid in 2001. These costs are included in Other Operating Expenses on the Consolidated Statements of Income. The table below displays a summary of the charge:

Type  of  Cost
  ------------
  Contract  termination  and  other      $   385,000
  Severance  and  benefits                    48,000
                                             -------
                                         $   433,000
                                             -------
                                             -------

(3)  Federal  Funds  Sold

Income from Federal funds sold for the years ended December 31, 2000, 1999, and 1998 was $71,000, $225,000, and $33,000, respectively.

(4)  Securities



The  aggregate  amortized  cost  and  fair  value  of  Securities  Available  for Sale and
Securities  Held  to  Maturity  at  December  31,  2000  and  1999  follow (in thousands):

                                                  2000                      1999
                                          ----------------------    ----------------------
                                        Amortized         Fair    Amortized         Fair
                                             Cost        Value         Cost        Value
                                          ---------    ---------    ---------    ---------
Securities Available for Sale:
    Common stock                        $       876        1,221          325          528
                                          ---------    ---------    ---------    ---------
                                          ---------    ---------    ---------    ---------
  Securities Held to Maturity:
    U.S. Treasury obligations
      and agencies                      $    36,949       37,065       26,865       26,715
    Mortgage-backed securities                  493          495          430          436
    Obligations of state and
      municipal subdivisions                 42,062       42,334       46,061       45,674
    Other securities                            988          987        1,980        1,980
                                          ---------    ---------    ---------    ---------
      Total                             $    80,492       80,881       75,336       74,805
                                          ---------    ---------    ---------    ---------
                                          ---------    ---------    ---------    ---------




Gross  unrealized  gains  and  gross unrealized losses on Securities Available for Sale and
Securities  Held  to  Maturity  at  December  31,  2000  and  1999  follow  (in thousands):

                                                   2000                      1999
                                          ----------------------    ----------------------
                                                Unrealized                Unrealized
                                             Gains       Losses        Gains       Losses
                                          ---------    ---------    ---------    ---------
Securities Available for Sale:

    Common stock                        $       345            -          212           (9)
                                          ---------    ---------    ---------    ---------
                                          ---------    ---------    ---------    ---------
  Securities Held to Maturity:
    U.S. Treasury obligations
      and agencies                      $       135          (19)           3         (153)
    Mortgage-backed securities                    2            -            9           (3)
    Obligations of state and
      municipal subdivisions                    428         (156)         162         (549)
    Other securities                              1           (2)           3           (3)
                                          ---------    ---------    ---------    ---------
      Total                             $       566         (177)         177         (708)
                                          ---------    ---------    ---------    ---------
                                          ---------    ---------    ---------    ---------




     The amortized cost and fair value of securities Held to Maturity by years to maturity as of December 31, 2000 follow (in thousands):



  Years                                           Amortized Cost       Fair Value
  -----                                           --------------   --------------
  Under 1                                       $         34,811           34,710
  1 to 5                                                  37,941           38,161
  5 to 10                                                  7,364            7,636
  10 and over                                                376              374
                                                  --------------   --------------
  Total                                         $         80,492           80,881
                                                  --------------   --------------
                                                  --------------   --------------



Maturities of mortgage-backed securities are classified in accordance with the contractual repayment schedules. Expected maturities will differ from contracted maturities since issuers may have the right to call or prepay obligations without penalties.

Securities Held to Maturity with carrying values of $64,524,000 were pledged as collateral against municipal deposits at December 31, 2000.

The  Bank  had  no  sales  of  securities  in  2000,  1999,  or  1998.

Interest on securities segregated between taxable interest and tax-exempt interest for the years ended December 31, 2000, 1999, and 1998 follows (in thousands):


                                                    2000       1999       1998
                                                   ------     ------     ------
  Taxable                                       $   2,355      2,015      2,400
  Tax-exempt                                        1,998      1,741      1,567
                                                   ------     ------     ------
    Total                                       $   4,353      3,756      3,967
                                                   ------     ------     ------
                                                   ------     ------     ------

 (5)  Loans

The major classifications of loans at December 31, 2000 and 1999 follow (in thousands):

                                                       2000       1999
                                                     --------   --------
  Commercial, financial, and agricultural       $      65,324     62,491
  Mortgages:
    Residential                                        81,475     69,862
    Commercial                                        195,153    141,255
  Consumer:
    Auto - indirect                                   104,559    103,605
    Other                                               9,401     18,561
  Other                                                 1,833      2,097
  Loans held for sale                                   2,226        492
                                                     --------   --------
    Total                                             459,971    398,363
  Less - allowance for loan losses                      4,712      4,136
                                                     --------   --------
    Loans - net                                 $     455,259    394,227
                                                     --------   --------
                                                     --------   --------

Interest  and  fees  on  loans  follow  (in  thousands):

                                                   Years Ended December 31,
                                                ------------------------------
                                                 2000        1999        1998
                                                ------      ------      ------
  Commercial                                 $   5,700       4,416       3,319
  Mortgage                                      21,919      14,852      15,270
  Consumer and other                            10,028       9,597       8,245
                                                ------      ------      ------
    Total                                    $  37,647      28,865      26,834
                                                ------      ------      ------
                                                ------      ------      ------


A summary of the changes in the allowance for loan losses follows (in thousands):

                                                   Years Ended December 31,
                                                ------------------------------
                                                 2000        1999        1998
                                                ------      ------      ------
Balance at beginning of year                 $   4,136       3,283       3,153
  Provision charged to operations                1,028       1,239         641
  Loans charged off                               (957)       (875)     (1,053)
  Recoveries of loans charged off                  505         489         542
                                                ------      ------      ------
  Balance at end of year                     $   4,712       4,136       3,283
                                                ------      ------      ------
                                                ------      ------      ------


The principal balance of loans not accruing interest totaled $3,169,000 and $1,640,000 at December 31, 2000 and 1999, respectively. The effect of nonaccrual loans on interest income for the years ended December 31, 2000, 1999, and 1998 was approximately $245,000, $138,000, and $239,000, respectively. Other real estate amounted to $1,466,000, and $1,651,000 at December 31, 2000 and 1999,
respectively, and is included in other assets in the consolidated balance sheets. At December 31, 2000 the Company had no commitments to lend funds to borrowers with loans in non-accrual status.

The recorded investments in loans that are considered to be impaired totaled $3,169,000, and $1,640,000 at December 31, 2000 and 1999, respectively. Included in 2000's amount was $105,000 of impaired loans for which the related allowance for loan losses was $105,000. The average recorded investment in impaired loans during 2000, 1999, and 1998, was $2,778,000, $1,583,000, and $2,728,000, and
respectively. The effect of not accruing interest income on impaired loans was approximately $245,000 in 2000, $138,000 in 1999, and $239,000 in 1998.

At December 31, 2000 residential mortgage loans with a carrying value of approximately $18,123,000 were pledged as collateral for the Bank's advances from the Federal Home Loan Bank, and an additional $33,511,000 was available for pledging. Indirect automobile loans with a carrying value of approximately $90,441,000 were pledged as collateral for a $72,353,000 line of credit from the Federal Reserve Bank of New York at December 31, 2000.

Loans serviced for others, amounting to $77,477,000 and $80,364,000 at December 31, 2000 and 1999, respectively, are not included in the consolidated financial statements.

The Company's market area is generally Western Ontario County and Monroe County of New York State. Virtually all loans are made in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in the economic conditions in this area.

The Company's concentrations of credit risk are as disclosed in the schedule of loan classifications. The concentrations of credit risk in loan commitments and letters of credit parallel the loan classifications reflected. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

(6)  Premises  and  Equipment

A summary of premises and equipment at December 31, 2000 and 1999 follows (in thousands):

                                                       2000       1999
                                                     --------   --------
  Land and land improvements                        $   1,055        979
  Buildings and leasehold improvements                 17,527     15,192
  Furniture, fixtures, equipment, and vehicles         13,539     11,131
                                                     --------   --------
                                                       32,121     27,302
  Less accumulated depreciation and amortization       16,172     13,864
                                                     --------   --------
  Premises and equipment - net                      $  15,949     13,438
                                                     --------   --------
                                                     --------   --------



Depreciation and amortization expense amounted to $2,429,000 , $2,020,000, and $1,820,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

(7)  Certificates  of  Deposit

Certificates of deposit of $100,000 or more amounted to $131,387,000 at December 31, 2000 and $81,656,000 at December 31, 1999. Interest expense on these certificates of deposit was as follows: $7,263,000 in 2000, $3,032,000 in 1999, and $2,211,000 in 1998.

At December 31, 2000, the scheduled maturity of certificates of deposit was as follows (in thousands):

2001       $  193,371
2002           21,696
2003           14,605
             --------
           $  229,672
             --------
             --------

 (8)  Borrowings

  Borrowings consisted of the following at December 31, 2000 and 1999 (in thousands):

                                                           2000       1999
                                                         --------   --------
  FHLB Line of Credit                                 $    10,400      3,900
  FHLB Term Advances                                        1,992     18,318
  Other                                                       252          -
                                                         --------   --------
                                                      $    12,644     22,218
                                                         --------   --------
                                                         --------   --------


In 1995, the Bank borrowed $1,023,000 from the FHLB at an effective rate of 2.5% to fund low-income housing projects.


Scheduled  maturity  of  the  Company's  borrowings  at  December  31,  2000  follows  (in  thousands):

                                                              Weighted Average
                                                          Amount         Interest Rate
                                                        ---------      ----------------
  2001 overnight line of credit                       $    10,400                5.85 %
  2001 other                                                1,136                6.88 %
  2002                                                         36                3.83 %
  2003                                                         36                3.83 %
  2004                                                         36                3.83 %
  2005                                                         36                3.83 %
  after 2005                                                  964                3.30 %
                                                        ---------
      Total                                           $    12,644                5.72 %
                                                        ---------
                                                        ---------


The Company maintains a $24,241,000 overnight line of credit with the FHLB of New York. Advances are payable on demand and generally bear interest at the federal funds rate plus .10 %. The Company also has access to the FHLB's Term Advance Program, which allows the Bank to borrow up to $24,241,000 at various terms and rates. Under the terms of a blanket collateral agreement with the FHLB, these outstanding balances are collateralized by the Company's investment in FHLB stock and certain other qualifying assets not otherwise pledged (primarily first mortgage loans).

(9)  Income  Taxes


Total  income  taxes  for  the  years  ended  December  31,  2000, 1999, and 1998 were allocated  as  follows  (in  thousands):

                                                         2000        1999        1998
                                                        ------      ------      ------
  Income from operations                            $    1,215         896       1,686
  Change in stockholders' equity for unrealized
    gain on securities available for sale                   56         (16)         17
                                                        ------      ------      ------
                                                    $    1,271         880       1,703
                                                        ------      ------      ------
                                                        ------      ------      ------



The  components  of  income  tax  expense  (benefit) relating to income from operations follows  (in  thousands):

                                                           Years ended December 31,
                                                        ------------------------------

  Current                                                 2000        1999        1998
                                                        ------      ------      ------
    Federal                                         $    1,353       1,033       1,465
    State                                                  196         345         477
                                                        ------      ------      ------
                                                         1,549       1,378       1,942
                                                        ------      ------      ------
  Deferred:

    Federal                                               (304)       (478)       (221)
    State                                                  (30)         (4)        (35)
                                                        ------      ------      ------
                                                          (334)       (482)       (256)
                                                        ------      ------      ------
                                                    $    1,215         896       1,686
                                                        ------      ------      ------
                                                        ------      ------      ------



Income  tax  expense differed from the amounts computed by applying the applicable U.S.
Federal corporate tax rates to pretax income from operations as follows (in thousands):

                                                           Years ended December 31,
                                                        ------------------------------
                                                         2000        1999        1998
                                                        ------      ------      ------
  Tax expense at statutory rate of 34%              $    1,599       1,106       1,790
  Tax-exempt interest                                     (683)       (591)       (551)
  Nondeductible interest expense                            97          76          61
  State taxes, net of Federal benefit                      110         228         292
  Change in valuation allowance for
    deferred tax assets                                     10         (22)         45
  Other                                                     82          99          49
                                                        ------      ------      ------
    Total                                           $    1,215         896       1,686
                                                        ------      ------      ------
                                                        ------      ------      ------

  Effective tax rate                                    25.8 %      27.5 %      32.0 %
                                                        ------      ------      ------
                                                        ------      ------      ------


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999 are presented below:

Deferred tax assets:                                       2000        1999
                                                          ------      ------
    Allowance for loan losses - books                 $    1,839       1,619
    Incentive stock plan and retirement                      441         525
    Excess servicing                                          34          45
    NOL credits from subsidiaries                            160         168
    State NOL arising from nonconsolidation for
      state tax purpose only                                  79          80
    Interest on non-accrual loans                            186         101
    Other                                                    123          59
                                                          ------      ------
      Deferred tax assets before allowance                 2,862       2,597
    Valuation allowance                                      (75)        (65)
                                                          ------      ------
      Deferred tax assets                                  2,787       2,532
                                                          ------      ------
  Deferred tax liabilities:
    Allowance for loan losses - tax                          292         322
    Depreciation                                             277         293
    Net unrealized gains on available
      for sale securities                                    139          83
    Accretion on bonds                                        18          51
                                                          ------      ------
      Deferred tax liabilities                               726         749
                                                          ------      ------
      Net deferred tax asset                          $    2,061       1,783
                                                          ------      ------
                                                          ------      ------


Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of deferred tax liabilities, the level of historical taxable income, and projected future taxable income over the periods which the temporary differences comprising the deferred tax assets are deductible. Based on its assessment, management determined that a valuation allowance against its non-bank subsidiaries' Net Operating Loss (NOL) was necessary. As of December 31, 2000 there were approximately $103,000 of mortgage tax credits available to offset future state tax liabilities of GFNYI.

(10)  Stockholders'  Equity

Payment of dividends by the Bank to the Company is limited or restricted in certain circumstances. According to federal banking law, the approval of the Office of the Comptroller of the Currency (OCC) is required for the declaration of dividends in any year in which dividends exceed the total of net income for that year plus retained income for the preceding two years. At December 31, 2000, $1,395,000 was available for dividends to the Company without the approval of the OCC.

 (11)  Earnings  Per  Share


Basic  and diluted earnings per share for the years ended December 31, 2000, 1999, and
1998  were  computed  as  follows  (dollars  in  thousands,  except  share  data)

                                                         2000        1999        1998
                                                        ------      ------      ------
Basic Earnings Per Share
    Net income applicable to common shareholders     $   3,487       2,357       3,587
    Weighted average common shares outstanding         158,503     159,029     160,254
                                                        ------      ------      ------
    Basic earnings per share                         $   22.00       14.82       22.38
                                                        ------      ------      ------
                                                        ------      ------      ------

Diluted Earnings Per Share

    Net income applicable to common shareholders     $   3,487       2,357       3,587
                                                        ------      ------      ------
    Weighted average common shares outstanding         158,503     159,029     160,254
    Effect of dilutive securities:
      Stock options                                        985         492           -
                                                        ------      ------      ------
      Total                                            159,488     159,521     160,254
                                                        ------      ------      ------
    Diluted earnings per share                       $   21.86       14.78       22.38
                                                        ------      ------      ------
                                                        ------      ------      ------


(12)  Employee  Benefits

Profit  Sharing  Plan

The Company has a profit sharing plan covering substantially all Bank employees upon completion of 1,000 hours of service with respect to full-time employees, and 870 hours of service for part-time employees. Contributions to the plan are determined by a mathematical formula which takes into account average net income of the Bank for the current and prior year, and the level of the Bank's stockholders' equity. It is the Company's policy to fund current costs as they accrue. Profit sharing plan expense amounted to $832,000, $974,000, and $835,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

Employee  Stock  Ownership  Plan

The Company has an employee stock ownership plan (ESOP) for employees of the Bank. Annual contributions are made at the discretion of the Board of Directors. ESOP expense amounted to $97,000, $76,000, and $63,000 for the years ended
December 31, 2000, 1999, and 1998, respectively. Shares distributed to a participant upon termination of service are subject to a put option whereby the participant may cause the Company to purchase the shares at fair value. At December 31, 2000 and 1999 the plan held 2,102 and 1,802 shares with a fair value, at the respective dates, of $841,000 and $697,000.

(13)  Incentive  Stock  Plans

Stock  Option  Plan

The Company's incentive stock option program for employees authorizes grants of options to purchase up to 16,000 shares of common stock. The options are granted with an exercise price equal to the estimated fair value of the common stock on the grant date. The options are exercisable at times varying from five years to seventeen years from the grant date. The options are fully vested and have no set expiration date.



The  following  summarizes  outstanding  and  exercisable options at December 31, 2000 and
1999:

                                                     2000                    1999
                                            ---------------------    ---------------------
                                                #      Weighted          #      Weighted
                                                        Average                  Average
                                                         Price                    Price
                                            -------   -----------    -------   -----------
  Options outstanding, January 1              4,571   $    360.52          -             -
  Granted                                     1,486   $    437.18      4,571   $    360.52
  Exercised                                       -             -          -             -
  Expired                                         -             -          -             -
                                            -------   -----------    -------   -----------
  Options outstanding, December 31            6,057   $    379.33      4,571   $    360.52
                                            -------   -----------    -------   -----------
                                            -------   -----------    -------   -----------
  Options exercisable, December 31            2,615   $    370.97      1,853   $    360.52
                                            -------   -----------    -------   -----------
                                            -------   -----------    -------   -----------
  Options available for future grants         9,943                   11,429
                                            -------   -----------    -------   -----------
                                            -------   -----------    -------   -----------



Options outstanding (both exercisable and unexercisable) at December 31, 2000 have exercise prices ranging from $360.52 to $437.18. The weighted average expected life of the options is 11.4 years. Since the options have no stated expiration date, the expected life is calculated as the number of years from grant date to the grantee's 65th birthday.

The Company applies APB Opinion No. 25 in accounting for its stock option plan, and accordingly, no compensation cost has been recognized for its fixed-award stock options in the consolidated statement of income. Had compensation cost been determined based on the fair value at the grant date of the stock options using option valuation models consistent with the approach of FASB Statement No. 123, the Company's net income and earnings per share for the years ended December 31, 2000 and 1999 would have been reduced to the pro forma amounts indicated below (net income in thousands):
                                      2000                     1999
                              ---------------------    ---------------------
  Net  income
    As  reported                    $   3,487                $   2,357
    Pro  forma                      $   3,355                $   2,118

  Earnings  per  share            Basic      Diluted       Basic      Diluted
                               --------     --------    --------     --------
    As  reported               $  22.00     $  21.86    $  14.82     $  14.78
    Pro  forma                 $  21.17     $  21.04    $  13.32     $  13.28


The per share fair value of stock options granted during 2000 and 1999 was $122.56 and $73.57, respectively, and was determined using the Black-Scholes option-pricing model with the following weighted average assumptions for each year:

                                            2000           1999
                                           ------         ------
  Expected dividend yield                  2.72 %         3.09 %
  Risk free interest rate                  6.45 %         4.92 %
  Expected life                        11.4 years     12.3 years
  Volatility                              14.39 %        14.73 %

Phantom  Stock  and  Stock  Appreciation  Rights  Plan

The Company also has an incentive stock plan for senior management which allows for the issuance of Phantom Stock Options (PSA) and Stock Appreciation Rights
(SAR) to key employees based upon performance factors established by the Board of Directors, which are generally tied to increases in the value of the Company's common stock. PSAs represent the right to receive, for each phantom share of common stock covered by the PSA, payment equal to the higher of the book value or market value per share of common stock on the date of exercise. Payment can be made in cash, shares of the Company, or both at the discretion of the Board of Directors. PSAs are exercisable at the later of age 55 or 15 years of continuous employment with the Company or at normal retirement age (65). SARs represent the right to receive payment equal to the amount, if any, by which the higher of the book value or market value per share of common stock on the date of exercise exceeds the SARs grant value. SARs are exercisable five years from the date of grant. At December 31, 2000, 1,816 PSAs were outstanding and 826 SARs were outstanding at prices ranging from $114 to $ 242.

The maximum value of the PSAs and SARs was frozen as of December 31, 1998 and future appreciation associated with increases in the market value of the Company's common stock was replaced with stock options. The Company has accrued a liability of $539,000 at December 31, 2000 representing the vested obligation under the plan. Expenses of the plan amounted to $65,000, $269,000, and $137,000, for the years ended December 31, 2000, 1999, and 1998, respectively.

There is no difference between the Company's previous method of accounting for its incentive plan and the provisions of SFAS No. 123; therefore, no pro forma information is provided.

(14)  Leases

The Company leases certain buildings and office space under operating lease arrangements. Rent expense under these arrangements amounted to $754,000 in 2000, $376,000 in 1999, and $284,000 in 1998. Real estate taxes, insurance, maintenance, and other operating expenses associated with leased buildings and office space are generally paid by the Company.


A summary of noncancellable long-term operating lease commitments as of December
31,  2000  follows  (in  thousands):

Years ending December 31,               Amount
-------------------------             ----------
  2001                                 $     990
  2002                                       958
  2003                                       939
  2004                                       868
  2005                                       781
  2006 and after                           2,699
                                        --------
  Total                                $   7,235
                                        --------
                                        --------

 (15)  Commitments  and  Contingencies

In the normal course of business there are various outstanding commitments to extend credit which are not reflected in the accompanying consolidated financial statements. Because many commitments and almost all letters of credit expire without being funded in whole or in part, the contract amounts are not estimates of future cash flows. Loan commitments have off-balance-sheet credit risk because only origination fees are recognized in the balance sheet until commitments are fulfilled or expire. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and collateral or other security is of no value. The Company's policy generally requires customers to provide collateral, usually in the form of customers' operating assets or property, prior to the disbursement of approved loans. The contract amounts of these commitments at December 31, 2000 were: Commercial letters of credit $8,380,000 and unused commitments $48,994,000. The contract amounts of these commitments at December 31, 1999 were: Commercial letters of credit $5,800,000 and unused commitments $37,422,000. The majority of these commitments have terms up to one year at fixed interest rates current at the date of origination. Commitments to fund fixed rate residential mortgage loans, which are expected to be funded within 90 days, amounted to $3,500,000 at December 31, 2000.

The Bank has committed $2,200,000 to fund a 22% limited partnership investment interest in Cephas Capital Partnership, LP. This small business investment company was established for the purpose of providing financing to small businesses in conjunction with programs established by the U.S. Small Business Administration. At December 31, 2000, the Company had funded $1,564,000 of this commitment and carries the investment under the equity method in other assets.

The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of such reserve balances for the year ended December 31, 2000 was approximately $8,276,000.

In the normal course of business, the Company has various contingent liabilities outstanding that are not included in the consolidated financial statements. Management does not anticipate any material losses as a result of these contingent liabilities.

(16)  Regulatory  Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Bank meets all capital adequacy requirements to which it is subject.




As  of December 31, 2000, the most recent notification from the Office of the Comptroller of the  Currency  categorized  the  Bank as well-capitalized under the regulatory framework for prompt  corrective  action.  To be categorized as well-capitalized, the Bank must maintain a minimum  total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table.  There  are  no conditions or events since that notification that management believes have  changed  the  Bank's  category.

                                                                                   To  Be Well-
                                                                                    Capitalized
                                                                                    Under Prompt
                                                                For  Capital         Corrective
                                                                   Adequacy            Action
 (dollars  in  thousands)                       Actual             Purposes           Provisions:
                                             ------  -----      -------  -----      -------  -----
                                             Amount  Ratio       Amount  Ratio       Amount  Ratio
                                             ------  -----      -------  -----      -------  -----
As of December 31, 2000
    Total Capital                         $  45,904  10.1%    $  36,253   8.0%    $  45,317  10.0%
      (to risk weighted assets)
    Tier I Capital                        $  41,192   9.1%    $  18,127   4.0%    $  27,190   6.0%
      (to risk weighted assets)
    Tier I Capital                        $  41,192   6.9%    $  23,751   4.0%    $  29,688   5.0%
      (to average assets)

  As of December 31, 1999
    Total Capital                         $  40,985  10.2%    $  32,153   8.0%    $  40,191  10.0%
      (to risk weighted assets)
    Tier I Capital                        $  36,848   9.2%    $  16,077   4.0%    $  24,115   6.0%
      (to risk weighted assets)
    Tier I Capital                        $  36,848   7.2%    $  20,408   4.0%    $  25,509   5.0%
      (to average assets)

 (17)  Loans  to  Directors  and  Officers

Certain executive officers, directors, and their business interests are customers of the Company. Transactions with these parties are based on substantially the same terms as similar transactions with others and do not carry more than normal credit risk. At December 31, 2000 and 1999, loans and unused commitments to these related parties amounted to $5,199,000 and $4,497,000, respectively.

(18)  Condensed  Financial  Information  -  Parent  Company  Only

The following are the condensed balance sheets, statements of income, and statements of cash flows for Canandaigua National Corporation, (dollars in thousands).

Balance Sheets
                                                               December 31,
                                                        -------------------------
                                                           2000            1999
                                                        ---------       ---------
Assets:
    Cash                                               $      235           1,342
    Securities available for sale                              93             177
    Premises and equipment, net                               685             710
    Investment in subsidiaries                             43,459          40,497
    Other assets                                               60              36
                                                        ---------       ---------
      Total assets                                     $   44,532          42,762
                                                        ---------       ---------
                                                        ---------       ---------
  Liabilities:
    Other liabilities                                  $      263             285
  Stockholders' Equity:
    Common stock                                            8,110           8,110
    Additional paid-in capital                              8,532           8,506
    Retained earnings                                      28,687          27,087
    Treasury stock (3,476 shares in 2000
      and 3,725 shares in 1999)                            (1,268)         (1,348)
    Accumulated other comprehensive income                    208             122
                                                        ---------       ---------
      Total Stockholders' Equity                           44,269          42,477
                                                        ---------       ---------
      Total Liabilities and Stockholders' Equity       $   44,532          42,762
                                                        ---------       ---------
                                                        ---------       ---------


  Statements  of  Income
                                                                Years ended December 31,
                                                               --------------------------
                                                                2000      1999      1998
                                                               ------    ------    ------
Income - Dividends from The Canandaigua
  National Bank and Trust Company                             $   640     2,025     5,122
  Other income                                                     10        18        11
  Other expense                                                   (44)      (16)      (34)
                                                               ------    ------    ------
    Income before undistributed income of subsidiaries            606     2,027     5,099
  Undistributed (distributions in excess of)
    current year income of subsidiaries                         2,881       330    (1,512)
                                                               ------    ------    ------
    Net income                                                $ 3,487     2,357     3,587
                                                               ------    ------    ------
                                                               ------    ------    ------

 (18)  Condensed  Financial  Information  -  Parent  Company  Only  (continued)

  Statements  of  Cash  Flows

                                                                Years ended December 31,
                                                               --------------------------
                                                                2000      1999      1998
                                                               ------    ------    ------
Cash flows from operating activities:
    Net income                                              $   3,487     2,357     3,587
      Adjustments to reconcile net income to net cash
      from operating activities:
        Depreciation and amortization                              25        25        30
        (Undistributed) distributions in excess of
          current year earnings of subsidiaries                (2,881)     (330)    1,512
        Writedown of security                                     105         -         -
        Other                                                     (62)        5         -
                                                               ------    ------    ------
      Net cash provided by operating activities                   674     2,057     5,129
                                                               ------    ------    ------

  Cash flows from investing activities:
    Sale of subsidiaries                                            -     1,564         -
      Decrease in other real estate                                 -       105         -
    Additional capital investment in subsidiaries              (1,400)     (158)   (3,037)
    Capital distribution from subsidiary                        1,400         -         -
    Fixed assets purchased, net                                     -        (5)      (17)
                                                               ------    ------    ------
      Net cash provided by (used in) investing activities           -     1,506    (3,054)
                                                               ------    ------    ------

  Cash flows from financing activities:
    Proceeds from sale of treasury stock                          106        67        47
    Purchase of treasury stock                                      -      (569)     (348)
    Dividends paid                                             (1,887)   (1,833)   (1,766)
                                                               ------    ------    ------
      Net cash used by financing activities                    (1,781)   (2,335)   (2,067)
                                                               ------    ------    ------

    Net increase in cash                                       (1,107)    1,228         8
  Cash at beginning of year                                     1,342       114       106
                                                               ------    ------    ------
  Cash at end of year                                         $   235     1,342       114
                                                               ------    ------    ------
                                                               ------    ------    ------

 (19)  Fair  Values  of  Financial  Instruments

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

 (19)  Fair  Values  of  Financial  Instruments  (continued)

     Borrowings:

     The fair value of borrowings is calculated by discounting scheduled cash flows through the estimated maturity using market rates presently available for new borrowings.


     The  estimated  fair  values  of  the  Company's  financial  instruments are as follows
(dollars  in thousands):




                                                 December 31, 2000        December 31, 1999
                                                 -----------------        -----------------
                                                 Carrying     Fair        Carrying    Fair
                                                   Amount  Value(1)         Amount Value(1)
                                                   ------  --------         ------ --------
Financial Assets:

          Cash and equivalents                 $    28,254   28,254          26,834  26,834
          Securities                                84,745   85,134          79,412  78,881
          Loans, net                               455,259  447,624         394,227 393,890

     Financial Liabilities:
       Deposits:
          Demand accounts, savings and
             money market accounts             $   304,137  304,137         227,228 277,228
          Certificates of deposit                  229,672  229,496         177,062 176,832
       Borrowings                                   12,644   12,156          22,218  22,078

     Off-balance-sheet commitments:
       Commercial letters of credit            $         -      126               -      58
       Unused lines of credit                            -        -               -       -




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

Common  Stock  Data


The Company's stock is not actively traded nor is it traded in the over-the-counter market. In addition, it is not listed with a national securities exchange. Due to the limited number of transactions, the weighted average sale price may not be indicative of the actual market value of the Company's stock. The following table sets forth a summary of the weighted average (known open-market) sales price, book value at quarter end, and semi-annual dividends paid per share since the first quarter of 1995.


                       Average                           Dividend
                      Sales Price  Book Value             Paid
2000
----
4th quarter            no sales     $278.89
3rd quarter            no sales     $275.89              $5.95
2nd quarter             $457.62     $272.69
1st quarter             $454.20     $265.84              $5.95

1999
----
4th quarter            no sales     $268.02
3rd quarter             $437.18     $262.86              $5.75
2nd quarter             $413.98     $265.35
1st quarter             $400.00     $263.51              $5.75

1998
----
4th quarter            no sales     $265.94
3rd quarter             $360.52     $261.09              $5.50
2nd quarter            no sales     $260.72
1st quarter             $351.16     $255.68              $5.50

1997
----
4th quarter            no sales     $254.92
3rd quarter             $335.87     $252.57              $5.25
2nd quarter             $320.59     $251.25
1st quarter             $326.61     $243.32              $4.75

1996
----
4th quarter             $320.31     $240.69
3rd quarter             $326.74     $236.63              $4.50
2nd quarter             $324.86     $237.41
1st quarter            no sales     $232.52              $4.25

1995
----
4th quarter            no sales     $232.06
3rd quarter             $307.09     $226.65              $3.50
2nd quarter             $293.15     $223.46
1st quarter             $288.71     $216.94              $3.50



As stated above, the stock of the Company is not listed with a national securities exchange; therefore, no formal bid and asked for quotations are available.

Officers

Office  of  the  President
George  W.  Hamlin,  IV,  President,  CEO,  Trust  and  CRA  Officer
Jean  M. Baldick, Assistant Vice President, Executive Assistant to the President

Retail  Services
Robert  G.  Sheridan,  Senior  Vice  President  -  Cashier
Judith M. Stewart, Vice President - Training, Community Office Operations Richard T. Wade, Assistant Vice President - Consumer Loans
J.  Thomas  Lenda,  Assistant  Vice  President  -  Mortgage  Origination
William  J.  Van  Damme,  Assistant  Vice  President
Lori  R.  Ellis,  Assistant  Vice  President
Jane  R.  Hamlin,  Assistant  Vice  President
Richard  J.  Ertel,  Assistant  Vice  President
Denise  J.  Salvatore,  Assistant  Branch  Administrator
G.  Karl  Smith,  Bank  Security  Officer
Cheryl  A.  Hurd,  Banking  Officer  -  Consumer  Loans

Commercial  Services
James  C.  Minges,  Senior  Vice  President
Wesley  L.  Talbett,  Vice  President
William  E.  Pearce,  Vice  President
Carl  A.  Mabie,  Vice  President  -  Resource  Recovery,  Credit  Services
A.  Rosamond  Zatyko,  Vice  President  -  Credit  Administration
Robert  L.  Lowenthal,  Vice  President
Gary  L.  Babbitt,  Vice  President
Richard  A.  Szabat,  Vice  President
Michael  J.  Drexler,  Vice  President
Michael  S.  Mallaber,  Vice  President
JoAnn  N.  VanderSal,  Vice  President
Thomas  R.  Ecker,  Vice  President
Keith  J.  Goebel,  Assistant  Vice  President
Bernard  E.  Belcher,  Assistant  Vice  President
Timothy  A.  Stone,  Commercial  Services  Officer
Sandra  J.  Holley,  Collateral  Control  Officer

Investment  Services
Gregory  S.  MacKay,  Senior  Vice  President
James  M.  Exton,  Vice  President  -  Investment  Officer
Scott  B.  Trumbower,  Vice  President  -  Investment  Officer
Anthony D. Figueiredo, Vice President - Trust Investment Officer Sandra A. Lancer, Vice President - Employee Benefits Trust Officer Mary Kay Bashaw, Vice President - Investment Officer
Thomas  Christopher,  Vice  President  -  Investment  Officer
Patricia A. McAuley, Assistant Vice President - Investment IRA's Jay J. Bachstein, Assistant Vice President - Investment Officer


Trust  Services
Richard  H.  Hawks,  Jr.,  Senior  Vice  President  -  Trust  Officer
Paul  R.  Callaway,  Vice  President  -  Trust  Officer
M.  Beth  Uhlen,  Vice  President  -  Manager  Trust  Operations
Sharon  E.  Greisberger,  Vice  President
Kevin D. Kinney, Assistant Vice President - Trust Development Officer Joseph P. Coonan, Trust Development Officer

Operations
David  R.  Morrow,  Senior  Vice  President
Sandra  U.  Roberts,  Vice  President  -  Manager  Data  Processing
Susan  H.  Foose,  Vice  President  -  Retail  Operations
Gerald E. Terragnoli, Assistant Vice President - Senior Systems Analyst Michael A. Mandrino, Assistant Vice President - Information Systems Architect Dawn C. Phelps, Assistant Vice President

Audit
Linda  M.  Rogers,  CFSA,  CBA,  Vice  President  -  Corporate  Audit  Manager
Gretchen  A.  Alles,  Assistant  Vice  President  -  Assistant  Auditor
Diane  B.  Savage,  Audit  Officer

Legal,  Finance  and  Compliance
Steven H. Swartout, Esq., Vice President and General Counsel Lawrence A. Heilbronner, Vice President - Finance
Kathleen  G.  Corry,  Vice  President  -  Bank  Operations
Vicki  B.  Mandrino,  Compliance  Officer
Robert  L.  Simpson,  Assistant  Vice  President  -  Finance

Human  Resources
Mary  Ann  M.  Ridley,  Vice  President  -  Human  Resources
Marie  E.  Dastin,  Human  Resources  Officer

Sales  and  Marketing
Joseph  L.  Dugan,  Senior  Vice  President  -  Sales  Manager
Stephen  R.  Martin,  Vice  President  -  Marketing
Tamra A. B. O'Donnell, Assistant Vice President - Product Manager, Assistant CRA Officer

Bloomfield  Office
Barbara A. Thorpe, Assistant Vice President - Community Office Manager Judy A. Reader, Consumer Services Officer

Canandaigua  Office
Michael  D.  O'Donnell,  Assistant  Vice  President  -  Community Office Manager
Roy  M.  Beecher,  Assistant  Vice  President
Marcia  M.  Minges,  Assistant  Vice  President
Linda  M.  Keyes,  Consumer  Services  Officer

Canandaigua  -  Lakeshore  Office
Dolores  J.  Reynolds,  Assistant  Vice  President  -  Community  Office Manager

Chili  Office
Mary Anne Burkhart, Assistant Vice President - Community Office Manager Barbara A. Fitzsimmons, Consumer Services Officer

Customer  Call  Center
Barbara  A.  Finch,  Call  Center  Manager

Eastview  Mall  Office
Donna  L.  Cator,  Community  Office  Manager

Farmington  Office
Henry A. Trickey Jr., Assistant Vice President - Community Office Manager Dianne M. Tucker, Consumer Services Officer

Greece  Office
Laurel L. Harrington, Assistant Vice President - Community Office Manager Peter J. Bevan, Consumer Services Officer

Honeoye  Office
Kathleen A. Rice, Assistant Vice President - Community Office Manager Sandra L. D'Angelo, Consumer Services Officer

Honeoye  Falls  Office
Gerald  V.  Bowe,  Assistant  Vice  President  -  Community  Office  Manager
Audrey  A.  Evangelist,  Consumer  Services  Officer

Irondequoit  Office
Timi L. Wright, Assistant Vice President - Community Office Manager Deborah K. C. Keskula, Consumer Services Officer

Manchester-Shortsville  Office
Diane  C.  Mordue,  Assistant  Vice  President  -  Community  Office  Manager

Mendon  Office
Christopher M. Keys, Assistant Vice President - Community Office Manager Linda R. Hecker, Consumer Services Officer

Perinton  Office
Deborah  E.  Rought,  Assistant  Vice  President  -  Community  Office  Manager

Pittsford  Office
Karen C. Serinis, Assistant Vice President - Community Office Manager Lisa J. Blakesley, Consumer Services Officer

Rochester  Office
Louis P. Nau, Assistant Vice President - Community Office Manager Paul Rheude, Consumer Services Officer

Victor  Office
John W. Van Vechten, Vice President - Community Office Manager Jason W. Fitzgerald, Consumer Services Officer

Webster  Office
Kathleen Vasile, Assistant Vice President - Community Office Manager Leslie C. O'Malley, Consumer Services Officer

Community  Advisory  Committees

Bloomfield  Office
Joseph  Ferris,  DVM
David  Hamlin,  Jr.
Frank  J.  Marianacci
Judith  S.  Smith
Barbara  A.  Thorpe

Farmington  Office
Anne  P.  Fessler,  DVM
Lawrence  E.  Potter
Henry  A.  Trickey,  Jr.
Mary  Catherine  VanBortel

Honeoye  Office
Ralph  C.  Annechino
Earl  L.  Mastin
Kathleen  A.  Rice
Herbert  E.  Treble
George  A.  Ward

Manchester-Shortsville  Office
Gary  H.  Bliss
Diane  C.  Mordue
Mary  C.  Record
Charles  D.  Zonneville

Mendon  Office
Marvin  E.  Hogan
Christopher  M.  Keys
A.  Jack  Leckie
Charles  H.  Meisenzahl
Clayton  G.  Zuber

Victor  Office
Gary  L.  Bennett
Eldred  M.  Sale
William  H.  Turner
John  W.  Van  Vechten

Webster  Office
David  W.  Nytch
Jeffery  C.  Riedel
Kathleen  Vasile
Ross  J.  Willink

The  Arthur  S.  Hamlin  Award  for  Excellence

Every year, the bank recognizes the outstanding contribution of one of its own with the Arthur S. Hamlin award. Employees are encouraged to nominate one of their peers who has demonstrated exceptional performance and dedication to the bank. Congratulations to this year's recipient: Dawn Phelps.

"It is truly an honor to have been selected as recipient of the Arthur S. Hamlin Award. I consider myself fortunate to be associated with an organization that not only encourages family, community and service, but applauds it. I had the pleasure of meeting Arthur Hamlin, and was charmed by his demeanor as a civic gentleman. I am flattered to have been selected for an award named for such a distinguished man."
Dawn  Phelps,  1999  Arthur  S.  Hamlin  Award  Recipient

2000  Nominees

Bruce  Baker
William  Foose
Lena  Hayes
Donna  Leone
Corene  Trickey
Karinda  Trowbridge

Past  Recipients

Beth  Uhlen  1998
Kathy  Lafler  1997
Jeannie  Baldick  1996
Amy  Eagley  1995
Regina  Kesel  1995
Susan  Foose  1994
Kathleen  Corry  1993
James  Roth  1992
Michael  O'Donnell  1991
Jerry  Drake  1990
Linda  Keyes  1989

Canandaigua  National  Corporation