Form 10-K, Exhibit 13
period 2001-12-31
CANANDAIGUA NATIONAL CORP
filed 2002-03-12
CIK 759458

2001  CNB  Annual  Report

Financial  Services  for  Every  Stage  of  Life

2001  Annual  Report  and  Financial  Statements

Annual  Meeting:
The  Annual  Meeting  of  Stockholders
will  be  held  at  the  Main  Office  of
The  Canandaigua  National  Bank
and  Trust  Company
72  South  Main  Street
Canandaigua,  New  York  14424
March  13,  2002,  at  1:00  P.M.


Form  10-K:

A  copy  of  the  Corporation's  Form  10-K  Annual  Report
is  available  without  charge  to  stockholders  upon
written  request  to:
Robert  G.  Sheridan,  Secretary
72  South  Main  Street
Canandaigua,  New  York  14424


Canandaigua  National  Corporation

72  South  Main  Street
Canandaigua,  New  York  14424
Phone:  585-394-4260  or  1-800-724-2621
Fax:  585-394-4001
Internet:  www.cnbank.com

Table  of  Contents
President's  Message                                               4
Board  of  Directors                                               6
Financial  Highlights                                              7
Independent  Auditors'  Report                                     8
Consolidated  Financial  Statements                                9
Notes  to  Consolidated  Financial  Statements                    13
Common  Stock  Data                                               33
The Canandaigua National Bank and Trust Company Officers 34 Community Banking Offices Community Advisory Committees 35
The  Arthur  S.  Hamlin  Award  for  Excellence                   36
A  Tribute  to  Frank  H.  Hamlin,  II                            37

February  1,  2002

To  Our  Shareholders:

Is  there  a  cognitive  person  alive  who  will  not  remember  the year 2001?

Last January, we commenced the third year of our five-year plan of expansion quietly enough with a realistic budget target of $29.17 earnings per share in the face of a stretch goal for the end of the third year of $34.60 set originally three years ago. We had our work cut out for us, given the uncertainty in the economy as the bubble burst of the .com market was resonating throughout the economy. We pressed on, nonetheless, with the completion of our permanent site in Honeoye Falls and secured, after considerable effort, firm approvals for construction of our Brighton branch at the site of the old Don and Bob's Restaurant near the Twelve Corners. We also purchased our Pittsford office location during the summer.

The markets continued to slide, and the Federal Reserve continued to react in an effort to stimulate the economy by making no less than 11 reductions in interest rates during the year, reaching a historic 40-year low of 13/4% for Federal Funds at the close. Somehow the consumer continued to spend, in spite of an abundance of doom and gloom.

Then, on September 11th, terrorist attacks on the World Trade Center and the Pentagon stunned the world! Everyone was reminded that pure evil still exists, and a generation of Americans lost its innocence. Approximately 4,800 airplanes over the Continental United States left the skies in less than two hours that day, all landing at sites unintended! The world all but stopped spinning. Our antagonists once again mistook the quarreling of a free society as a sign of weakness and lack of discipline. In an instant, the resolve of a free people was galvanized, and with the world beside us, a war was declared on terrorism. The principal players were effectively eradicated within two short months, and the hunt will continue until every last one has been routed.

If this were not enough, a second shock presented by the meltdown of Enron closed out the year with what promises to be a monumental business scandal, which will forever change the world of accounting. Remarkably, the markets remained orderly and resilient, recovering by the end of the year despite these two events, either one of which would have historically plunged the country into a recession of a year or so. Much of this resiliency comes from the role of technology, which may not make us any better forecasters, but it does allow us to react to a developing situation in nearly real time, thus eliminating protracted festering of imbalances, which is at the root of so much of the havoc caused in economic downturns. What a year! Despite it all, our plan worked to deliver record earnings above our original targets!

I am pleased to report earnings per share of $35.42 compared with $21.86 for the previous year, representing a 62% increase. This exceeded our budgeted figure by $6.25 per share. These numbers were driven by higher asset growth, an aggressive management of the net interest margin, a record year for CNB Mortgage driven by the refinancing frenzy, and continued improvement of expense management. Moreover, I am especially pleased that this year's performance exceeded by $.82 the earnings per share target for the third year of $34.60 set out originally in our five-year expansion plan.

Total footings grew 22% funded by deposit growth of 25%. Our dividend increase kept pace with inflation, and our book value after dividends and taxes grew 8.7%. That the Trust Department book managed any growth at all in the most precipitous down market in over a decade is nothing short of spectacular. It is the down market which is the true test of an investment manager.

Of profound significance, though maybe not as immediately evident during the year, have been the great strides we have made in developing the last critical element of our Plan for Value 2010 - that being the development of a sales management function and the reorganization of the Bank in order to give life and vitality to this critical new approach to our business. Thus, we developed a program of customer value management (CVM) encompassing the entire company. During the course of the year, CNB Options (three distinctive accounts based on behaviors) were introduced after an extensive amount of research involving focus groups, operational testing, training and marketing coordination. The guiding principle was to develop checking accounts directed at customers who represented valuable revenue sources, namely those who borrow money or those who purchase investment management services. In addition, those who have deposits of sufficient size to support and underwrite the first two revenue activities above were targeted. For these customers, we present account options which result in no maintenance charges in view of the level of business those relationships represent to us. This was a critical precondition to enter a large, urban market where anything less than a "free account" would be ignored. No business can afford to offer a "free account," of course. These accounts are designed to facilitate and benefit those customers meeting a specific behavioral pattern. CVM now permeates the very fiber of the bank.

Over the last three years, much has been put in place and accomplished to enable us to execute upon our Strategic Plan for Value 2010. Our performance to date has been on target; indeed, ahead of projections. Our focus for the near future is to continue to flesh out and grow the concept as applied to broader affinity groups organized around the workplace, community or associations. Our effectiveness in this effort depends upon the assembling of our products and services in the context of a financial plan presented effectively at each stage of our customer's life, be they growing a family or a business. It is this which will distinguish us as a value-added enterprise from our competition. Sales and sales management leading to the appropriate integration of financial services focused upon an individual customer's needs, wants, and behaviors is no mean feat to achieve, given the abject failure of the industry to deliver on the much advertised slogan and promise. We, I am happy to say, are showing early signs of actually being able to deliver on the CVM model. So the slowing of the economy will allow us to be highly selective regarding the origination of loans and mortgages at a time when caution is advised and will give us an opportunity to focus upon integrating our operations, sales, and sales management efforts. It is axiomatic that it is difficult for a banking institution to grow in a contracting economy. Notwithstanding our apparent ability to do so anyway, the coming year, with a budget goal of earnings per share at $36.52, may be one of more gradual growth with the result that it may take us six years to accomplish our original five-year plan. None of us could have anticipated the shocking events of the last year and the profound disruptions they have caused in every corner of the economy.

There are many to be thanked who bring their time and talent to our enterprise and give force and effect to its Strategic Plan. Among them was Frank H. Hamlin, II, whose association with our Company dates from 1948 as a Director through his Chairmanship (January 1966 - February 1986) and then Director again until April 17, 2001, when he died quietly at the age of 95. Only weeks before his death, he was chairing the Discount Committee at the Bank. All who came in contact with him benefited. He was progressive, always looking ahead and supporting new ideas. He was in the best sense a gentleman, scholar, friend and father; certainly a treasure and inspiration for all seasons. We were all so fortunate to have known him - I know he loved us all.

On a personal note, I am grateful for the associations of this enterprise, indeed family, and the strength and support they represent. During the week of Armistice Day, I was operated on for cancer which had overwhelmed my appendix, without noticeable symptoms except a trace of blood in the colon. Thanks to the persistence of my primary care physician and skill of my surgeon and others, in three-and-one-half short days I was out of the hospital and having dinner out with my family - safe, with a good surgical result and excellent prognosis, even if a bit bruised. The outpouring of well wishes and concerns for me and my family offered by associates and the community-at-large was truly overwhelming and instructive as to the importance of family, friends and community. Be it the country as a whole or we as individuals, it is good to remember the importance of these things and how the freedom we enjoy is an essential part of the success and sense of well being in our lives. We have much to be thankful for as a company and individually, and our prospects are bright.

Very  truly  yours,




George  W.  Hamlin,  IV
President  and  CEO

Board  of  Directors
The  Canandaigua  National  Bank  and
Trust Company is honored to have so many distinguished community leaders on its board of directors.

Picture  of  Board  of  Directors

Board of Directors (back row) James S. Fralick, Robert G. Sheridan, George W. Hamlin, IV, David Hamlin, Jr., Daniel P. Fuller, Sue S. Stewart, (front row) Caroline C. Shipley, Stephen D. Hamlin, Alan J. Stone, Patricia A. Boland, Richard P. Miller, Jr.

    Patricia  A.  Boland         Retired  Executive  Director,
                                  Granger  Homestead
    James  S.  Fralick           Adjunct  Professor,
                                  Syracuse  University
    Daniel  P.  Fuller           Owner,  Bristol  Mountain
    David  Hamlin,  Jr.          Farmer
    Frank  H.  Hamlin,  II       Investor  (Deceased  4/17/01)
    George  W.  Hamlin,  IV      President,  CEO,
                                  Trust  and  CRA  Officer,
                                  The  Canandaigua  National
                                  Bank  and  Trust  Company
    Stephen  D.  Hamlin          Consultant
    Richard  P.  Miller,  Jr.    Vice  Chancellor  and  Chief
                                  Operating  Officer,
                                  State  University  of  New  York
    Robert  G.  Sheridan         Retail  Senior  Vice  President
                                  and  Cashier,
                                  The  Canandaigua  National  Bank
                                  and  Trust  Company
   Caroline  C.  Shipley         Educator,  Past  Director  New
                                  York  State  School  Boards
                                  Association
   Sue  S.  Stewart              Partner,  Nixon  Peabody  LLP
   Alan  J.  Stone               Chairman  of  the  Board  of
                                  Directors,  The  Canandaigua
                                  National  Bank  and  Trust
                                  Company;  Managing  Partner,
                                  Stone  Properties


Emeritus  Board  Members
   Arthur  S.  Hamlin            Retired  Banker
   Eldred  M.  Sale              Retired  Banker
   Willis  F.  Weeden,  MD       Retired  Surgeon

Officers
   George  W.  Hamlin,  IV       President
   Robert  G.  Sheridan          Secretary
   Gregory  S.  MacKay           Treasurer

Canandaigua National Corporation is a one-bank holding company providing comprehensive financial services. Its wholly owned subsidiaries include The Canandaigua National Bank and Trust Company and CNB Mortgage Company. The Bank engages in full-service commercial and consumer banking, trust business and insurance services. Its market area is generally Western Ontario County and Monroe County.

Financial  Highlights

Years  ended  December  31,  2001  and  2000
(dollars  in  thousands,  except  per  share  data)
                                        2001             2000
                                     -------          -------
Net Income                          $  5,662         $  3,487
Cash Dividends                      $  1,921         $  1,887
Diluted Earnings Per Share          $  35.42         $  21.86
Dividends Per Share                 $  12.10         $  11.90
Book Value Per Share                $ 302.93         $ 278.89
Total Assets                        $725,718         $594,737
Investment Securities               $118,983         $ 80,942
Loans - Net                         $529,481         $455,259
Deposits                            $670,843         $533,513
Stockholders' Equity                $ 48,132         $ 44,269
Weighted  Average  Shares  Outstanding
-  diluted                           159,857          159,488
Return on Average Assets                .84%             .61%
Return on Beginning Equity            12.79%            8.21%

Trust  Department

Years  ended  December  31,  2001  and  2000
(at  cost,  in  thousands  of  dollars)
                                        2001          2000
                                      ------        ------
Estate,  Trust  and  Guardianship
Assets                              $239,205      $231,009
Custodian Account Assets             389,581       379,389
The Canandaigua Funds' Assets         25,705        34,675
                                     -------       -------
Total Assets Under Administration   $654,491      $645,073
                                     =======       =======

Below  are  the  tables  representing  the  graphs  which  are  inserted  here.

Balance  Sheets  Millions                     Trust  Assets  Millions

         Assets   Departures    Loans         Market     Book
        -------   ----------    -------       -------   -------
2001    725,718    670,843      529,481       745,857   654,491
2000    594,737    533,513      455,259       796,917   645,073
1999    522,135    454,096      394,227       772,133   586,815
1998    448,047    376,507      308,486       581,047   423,580
1997    418,942    324,761      305,991       452,892   357,686

Independent  Auditors'  Report

The  Stockholders  and  Board  of  Directors
Canandaigua  National  Corporation:

We have audited the accompanying consolidated balance sheets of Canandaigua National Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Canandaigua National Corporation and subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


February  1,  2002
Rochester,  New  York



Consolidated  Balance  Sheets
December  31,  2001  and  2000  (dollars  in  thousands,  except  share  data)


Assets                                                 2001        2000
------                                              -------    --------
Cash and due from banks                             $30,248      28,157
Interest bearing deposits with other
financial institutions
                                                      8,293          97
Federal funds sold                                    8,100           -
Securities:
- Available for sale, at fair value                     534         450
Held to maturity (fair value of
     $119,971 in 2001 and $80,881 in 2000)          118,449      80,492
Loans -  net of allowance of $5,480 in 2001
     and $4,712 in 2000                             529,481     455,259
Premises and equipment - net                         17,062      15,949
Accrued interest receivable                           3,201       3,371
Federal Home Loan Bank stock and Federal
Reserve Bank stock                                    2,013       3,032
Other assets                                          8,337       7,930
                                                    -------     -------
Total Assets                                       $725,718     594,737
                                                    =======     =======
Liabilities and Stockholders' Equity
------------------------------------
Deposits:
 Demand
  Non-interest bearing                              $93,931      87,201
  Interest bearing                                   69,156      53,665
  Savings and money market                          276,689     162,975
  Certificates of deposit                           231,067     229,672
                                                    -------     -------
   Total deposits                                   670,843     533,513
 Borrowings                                           1,097      12,644
 Accrued interest payable
  and other liabilities                               5,646       4,311
                                                    -------     -------

           Total Liabilities                       $677,586     550,468
                                                    -------     -------

Commitments and contingencies (Notes 14 and 15)

Stockholders' Equity:
  Common stock, $50 par value;
   240,000 shares authorized,
   162,208 shares issued in 2001
   and 2000 (note 20)                                 8,110       8,110
  Additional paid-in capital                          8,553       8,532
  Retained earnings                                  32,428      28,687
  Treasury stock, at cost
   (3,321 shares in 2001
   and 3,476 shares in 2000)                         (1,218)     (1,268)
  Accumulated other comprehensive income                259         208
                                                    -------     -------
     Total Stockholders' Equity                      48,132      44,269
                                                    -------     -------

Total Liabilities and Stockholders'Equity          $725,718      594,737
                                                    =======      =======

See  accompanying  notes  to  consolidated  financial  statements.





Consolidated  Statements  of  Income
Years  ended  December  31,  2001,  2000,  and  1999
(dollars  in  thousands,  except  per  share  data)


Interest income:                            2001        2000        1999
                                          ------      ------      ------
     Loans, including fees               $39,408      37,406      28,683
     Securities                            4,574       4,353       3,756
     Other                                   109          76         233
                                          ------      ------      ------
        Total interest income             44,091      41,835      32,672
                                          ------      ------      ------

Interest expense:
     Deposits                             17,587      17,434      12,727
     Borrowings                              390       1,367         527
                                          ------      ------      ------
          Total interest expense          17,977      18,801      13,254
                                          ------      ------      ------
          Net interest income             26,114      23,034      19,418
Provision for loan losses                  1,431       1,028       1,239
                                          ------      ------      ------
          Net interest income
          after provision for
          loan losses                     24,683      22,006       18,179
                                          ------      ------       ------
Other income:
     Service charges on deposit accounts   4,548       3,805        2,741
     Trust income                          3,531       3,314        2,783
     Net gain on sale of mortgage loans       66           8           88
     Mortgage banking income               1,143       1,081        1,230
     Other operating income                1,257       1,244        1,136
                                          ------      ------       ------
Total other income                        10,545       9,452        7,978
                                          ------      ------       ------
Operating expenses:
     Salaries and employee benefits       15,157      14,432       13,055
     Occupancy                             5,098       4,812        3,763
     Marketing and public relations        1,002         966        1,103
     Office supplies, printing
       and postage                         1,021         927          966
     FDIC insurance                          102          94           43
     Other operating expenses              4,767       5,525        3,974
                                          ------      ------       ------
          Total operating expenses        27,147      26,756       22,904
                                          ------      ------       ------

          Income before income taxes       8,081       4,702        3,253
Income taxes                               2,419       1,215          896
                                          ------      ------       ------
        Net income                        $5,662       3,487        2,357
                                          ======      ======       ======
Basic earnings per share (note 20)        $35.67       22.00        14.82
                                           =====       =====        =====
Diluted earnings per share (note 20)      $35.42       21.86        14.78
                                           =====       =====        =====

See  accompanying  notes  to  consolidated  financial  statements.





Consolidated  Statements  of  Stockholders'  Equity
Years  ended  December  31,  2001,  2000,  and  1999
(dollars  in  thousands,  except  share  data)


                                                                              Accumulated
                                          Additional                                Other
                                   Common    Paid in   Retained  Treasury   Comprehensive
                                    Stock    Capital    Earnings    Stock          Income     Total
                                   ------   --------   ---------  -------    -------------    -----
Balance at December 31, 1998       $8,110      8,495     26,563      (835)            145    42,478

Comprehensive income:
   Change in unrealized gain on
   securities available for sale,
   net of taxes of ($16)                 -          -           -        -             (23)      (23)

   Net income                                              2,357                               2,357
                                                                                               -----
   Total comprehensive income                                                                  2,334
                                                                                               -----
   Cash dividend -
     $11.50 per share                    -          -     (1,833)        -               -    (1,833)
   Sale of 176 shares
     of treasury stock                   -         11          -        56               -        67
   Purchase of 1,422
     shares of
     treasury stock                      -          -          -      (569)              -      (569)
                                     -----      -----     ------     -----            ----    ------
Balance at December 31, 1999         8,110      8,506     27,087    (1,348)            122    42,477
                                     -----      -----     ------     -----            ----    ------

    Comprehensive income:
      Change in
        unrealized gain on
        securities available for sale,
        net of taxes of $56              -          -          -         -              86        86

      Net income                         -          -      3,487         -               -     3,487
                                                                                              ------
    Total comprehensive income                                                                 3,573
                                                                                              ------
    Cash dividend - $11.90
      per share                          -          -     (1,887)        -               -    (1,887)
    Sale of 249 shares
      of treasury stock                  -         26          -        80               -       106
                                     -----      -----     ------     -----            ----    ------
Balance at December 31, 2000         8,110      8,532     28,687    (1,268)            208    44,269
                                     -----      -----     ------     -----            ----    ------

    Comprehensive income:
      Change in unrealized gain on
        securities available for sale,
        net of taxes of $33              -          -          -         -              51        51

      Net income                         -          -      5,662         -               -     5,662
                                                                                              ------
    Total comprehensive income                                                                 5,713
                                                                                              ------
    Cash dividend -
      $12.10 per share                   -          -     (1,921)        -               -    (1,921)
    Sale of 155 shares
      of treasury stock                  -         21          -        50               -        71
                                     -----      -----     ------     -----            ----    ------
Balance at December 31, 2001        $8,110      8,553     32,428    (1,218)            259    48,132
                                     =====      =====     ======     =====            ====    ======


See  accompanying  notes  to  consolidated  financial  statements.




Consolidated  Statements  of  Cash  Flows
Years  ended  December  31,  2001,  2000  and  1999  (dollars  in  thousands)



                                                          2001         2000        1999
                                                       -------      -------     -------
Cash flows from operating activities:
    Net income                                          $5,662        3,487       2,357
    Adjustments to reconcile net income to net
          cash provided by (used in) operating
          activities:
      Depreciation, amortization and accretion           1,695        2,119       2,084
      Provision for loan losses                          1,431        1,028       1,239
      Writedown of other real estate                        45          100           -
      Deferred income tax benefit                         (819)        (334)       (482)
      Loss (income) from minority owned entities            47         (173)       (144)
      Contract termination costs                          (223)         433           -
      Originations of loans held for sale             (117,164)     (70,459)   (106,988)
      Proceeds from sales of loans held for sale       105,051       68,725     109,464
      Decrease (increase) in accrued
        interest receivable and other assets             1,192       (2,495)       (175)
      Increase in accrued interest
        payable and other liabilities                    1,558          534       1,230
      Writedown of security                                  -          105           -
                                                       -------      -------     -------
          Net cash provided by (used in)
            operating activities                        (1,525)       3,070       8,585
                                                       -------      -------     -------
Cash flows from investing activities:
    Purchase of FHLB and FRB stock                         (27)         (42)          -
    Sale of FHLB stock                                   1,046          558           -
    Securities held to maturity:
      Proceeds from maturities and calls
      of securities                                    194,296       78,270      38,303
      Purchase of securities                          (231,439)     (82,926)    (41,180)
    Loans originated - net                             (63,706)     (60,326)    (89,985)
    Fixed asset purchases - net                         (3,486)      (4,940)     (3,990)
    Investment in minority owned entities                 (884)        (391)       (158)
    Proceeds from sale of other real estate                179           85         529
                                                       -------      -------     -------
          Net cash used by
              investing activities                    (104,021)     (69,712)    (96,481)
                                                       -------      -------     -------
Cash flows from financing activities:
    Net increase in demand, savings
     and money market deposits                         135,935       26,807       46,667
    Net increase in time deposits                        1,395       52,610       31,116
    Proceeds from borrowings                            30,000        6,770       16,600
    Principal repayments on borrowings                 (41,547)     (16,344)      (1,524)
    Proceeds from sale of treasury
     Stock                                                  71          106           67
    Purchase of treasury stock                               -            -         (569)
    Dividends paid                                      (1,921)      (1,887)      (1,833)
                                                       -------      -------      -------
       Net cash provided by financing activities       123,933       68,062       90,524
                                                       -------      -------      -------
    Net increase in cash and cash equivalents           18,387        1,420        2,628
Cash and cash equivalents - beginning of year           28,254       26,834       24,206
                                                       -------      -------      -------
Cash and cash equivalents - end of year              $  46,641       28,254       26,834
                                                       =======      =======      =======

Supplemental disclosures of cash flow information:
     Cash paid during the year for:
        Interest                                      $ 17,929       18,399       13,074
                                                       =======      =======      =======

        Income taxes                                  $  2,677        1,459        1,020
                                                       =======      =======      =======

Supplemental disclosure of non-cash
investing activities:
     Additions to other real estate
      acquired through foreclosure,
      net of loans to facilitate sales                $     166            -          536
                                                       =======      =======      =======


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

    Basis  of  Presentation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, The Canandaigua National Bank and Trust Company (the Bank), Greater Funding of New York, Inc. (GFNYI), and CNB Mortgage Company (CMC). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for investments in minority owned entities under the equity method. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and conform with predominant practices within the banking industry.

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

(1)  Summary  of  Significant  Accounting  Policies  (continued)

    Allowance  for  Loan  Losses

    The allowance for loan losses is a valuation reserve available for losses incurred or inherent in the loan portfolio. Credit losses arise primarily from the loan portfolio, but may also be derived from other credit-related sources, when drawn upon, such as, commitments, guarantees and standby letters of credit. Additions are made to the allowance through periodic provisions, which are charged to expense. All losses of principal are charged to the allowance when incurred or when a determination is made that a loss is expected. Subsequent recoveries, if any, are credited to the allowance.

    The Company has established a process to assess the adequacy of the allowance for loan losses and to identify the risks inherent in the loan portfolio. This process consists of the identification of specific reserves for identified problem loans and the calculation of general reserves, which is a formula-driven allocation. Specific reserves are determined through assessment of the borrower's ability to repay and the fair value of the underlying collateral, for collateral dependent loans. If the carrying value of a loan exceeds the discounted expected cash flows or the value of the underlying collateral, the excess is specifically reserved or charged off. The level of specific reserves is generally the smallest component of the allowance for loan losses.

    The calculation of the general reserve involves several steps. A historical loss factor is applied to each loan by business segment and loan classification. The historical loss factors are calculated using a loan-by-loan, trailing eight quarter loss migration analysis for commercial loans. For all other loans a portfolio-wide, trailing eight quarter loss migration analysis is used. Adjustments are then made to the historical loss factors based on quantitative objective elements (delinquency, non-performing assets, classified/criticized loan trends, charge-offs, concentrations of credit and recoveries, etc.) and the subjective elements (economic conditions, portfolio growth rate, portfolio management, credit policy, and others). This methodology is applied to the commercial, residential mortgage, and consumer portfolios.

    While management uses available information to recognize losses on loans, future additions to the allowance may be necessary. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses.
Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

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

    Other  Real  Estate

    Real estate acquired through foreclosure or deed in lieu of foreclosure (other real estate) is recorded at the lower of the unpaid loan balance on the property at the date of transfer, or fair value. Adjustments made to the value at transfer are charged to the allowance for loan losses. After transfer, the property is carried at the lower of cost or estimated fair value less estimated costs to sell. Adjustments to the carrying values of such properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. Operating earnings and costs associated with the properties are charged to expense as incurred. Gains on the sale of other real estate are included in results of operations when title has passed and the sale has met the minimum down payment and other requirements prescribed by accounting principles generally accepted in the United States of America.

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

    Trust  Department  Income

    Assets, at cost, held in fiduciary or agency capacity for customers, amounting to $654,000,000 and $645,000,000 at December 31, 2001 and 2000,
respectively, are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Company. Fee income is recognized on the accrual method.

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

    Other  Recently  Issued  Accounting  Standards

    The Company implemented the provisions of FASB Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities", as amended, on January 1, 2001. This Statement establishes comprehensive accounting and reporting requirements for derivative instruments and hedging activities. The Company held no freestanding derivative instruments during the year; therefore, the adoption of the new standard had no effect on the Company's financial condition or results of operations.

    The Company was required to adopt Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," in 2000. This statement replaced Statement No. 125 and revised the standards for accounting for securitizations and other transfers of financial assets and collateral and required certain disclosures. The adoption of the standard had no impact on its financial condition or results of operations.

    In June 2001, the Financial Accounting Standards Board issued three accounting standards:

    Statement 141, "Business Combinations," requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method will be prohibited. Because of its prospective adoption, the standard had no impact on the Company's financial condition or results of operations in 2001. Its impact on the Company will be dependent upon future business combinations, if any.

    Statement 142, "Goodwill and Other Intangible Assets," changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this standard on January 1, 2002. Amortization is replaced by periodic assessments of impairment. At December 31, 2001, the Company had no unamortized goodwill.

    Statement 143, "Accounting for Asset Retirement Obligations," requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and accrete the liability over time. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard, effective for the Company's 2003 fiscal year, is not expected to impact the Company's financial position or results of operations.

    In August 2001, Statement 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which replaced FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" was issued. Statement 144 requires long-lived assets for sale or disposal to be measured at the lower of carrying amount or fair value less costs to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. The Statement also broadens the reporting of discontinued operations. The provisions of statement 144 are effective for the Company in 2002. Its impact on the Company cannot be determined, and will be dependent upon any future asset disposal decisions.

(2)  Contract  Termination  Costs

    During the fourth quarter of 2000, contract termination costs of $433,000 pre-tax ($264,000 or $1.65 per diluted share, after tax) was recorded in conjunction with the realignment of the Company's credit card activities. Substantially all the cost of the realignment was associated with early termination penalties from processing contracts with credit card vendors. Minor amounts were associated with employee severance. The realignment was expected to be completed in 2001, and costs were to be funded through normal operations and fully paid in 2001.

    Since the Company's credit card portfolios sales will occur approximately one year later than originally estimated by management, the estimated contract termination costs will be lower. As a result, the Company reversed $223,000 pre-tax ($135,000 or $.85 per diluted share, after tax) of the contract termination reserve to "Other operating expenses" in the 2001 Consolidated Statement of Income. In 2001, the Company paid $60,000 from the accrued contract termination liability. The balance of the liability at December 31, 2001, was $145,000 and is expected to be fully paid and funded through normal operations in 2002. The portfolios are expected to be sold in the second quarter of 2002.

(3)  Federal  Funds  Sold

    Income from Federal funds sold for the years ended December 31, 2001, 2000, and 1999 was $86,000, $71,000, and $225,000, respectively.

(4)  Securities




    The aggregate amortized cost and fair value of Securities Available for Sale and Securities Held to  Maturity  at  December  31,  2001  and  2000,  follow  (in  thousands):


                                                              2001                      2000
                                                     ---------------------      --------------------
                                                     Amortized        Fair      Amortized       Fair
                                                          Cost       Value           Cost      Value
                                                     ---------     -------      ---------     ------
Securities Available for Sale:
Common stock                                        $      103         534            103        450
                                                       =======     =======         ======     ======

Securities Held to Maturity:
  U.S. Treasury obligations and agencies            $   55,456      55,837         36,949     37,065
  Mortgage-backed securities                               482         485            493        495
  Obligations of state and municipal subdivisions       61,918      63,059         42,062     42,334
  Other securities                                         593         590            988        987
                                                       -------     -------         ------     ------
     Total                                          $  118,449     119,971         80,492     80,881
                                                       =======     =======         ======     ======




(4)  Securities  (continued)




Gross  unrealized  gains  and gross unrealized losses on Securities Available for Sale and Securities
Held  to  Maturity  at  December  31,  2001  and  2000,  follow  (in  thousands):


                                                                2001                     2000
                                                         -----------------         -----------------
                                                             Unrealized                 Unrealized
                                                         Gains      Losses          Gains     Losses
                                                         -----      ------          -----     ------
Securities Available for Sale:
     Common stock                                       $  431           -            347          -
                                                         =====      ======          =====     ======

Securities Held to Maturity:
   U.S. Treasury obligations and agencies               $  390          (9)           135        (19)
  Mortgage-backed securities                                 3           -              2          -
  Obligations of state and municipal subdivisions        1,352        (211)           428       (156)
  Other securities                                           -          (3)             1         (2)
                                                         -----      ------          -----     ------
     Total                                              $1,745        (223)           566       (177)
                                                         =====      ======          =====     ======




     The amortized cost and fair value of securities Held to Maturity by years to maturity as of December 31, 2001, follow (in thousands):


                                                    Amortized         Fair
Years                                                    Cost        Value
-----------                                         ---------      -------
      Under 1                                       $  56,958       57,291
      1 to 5                                           48,672       49,808
      5 to 10                                          12,200       12,177
      10 and over                                         619          695
                                                      -------      -------
      Total                                         $ 118,449      119,971
                                                      =======      =======



     Maturities of mortgage-backed securities are classified in accordance with the contractual repayment schedules. Expected maturities will differ from contracted maturities since issuers may have the right to call or prepay obligations without penalties.

     Securities Held to Maturity with carrying values of $113,805,000 were pledged as collateral against municipal deposits at December 31, 2001.

     The  Bank  had  no  sales  of  securities  in  2001,  2000,  or  1999.




     Interest on securities segregated between taxable interest and tax-exempt interest for the years ended December 31, 2001, 2000, and 1999, follows (in thousands):


                                          2001         2000         1999
                                         -----        -----        -----
     Taxable                          $  2,613        2,355        2,015
     Tax-exempt                          1,961        1,998        1,741
                                         -----        -----        -----
       Total                          $  4,574        4,353        3,756
                                         =====        =====        =====


(5)    Loans




The major classifications of loans at December 31, 2001 and 2000, follow (in thousands):


                                                           2001           2000
                                                        -------        -------
Commercial, financial, and agricultural              $   79,304         65,324
Mortgages:
        Residential                                      85,402         81,475
        Commercial                                      245,915        195,153
Consumer
        Auto - indirect                                  85,243         93,746
        Other                                            23,093         20,214
Other                                                     1,603          1,833
Loans held for sale                                      14,401          2,226
                                                        -------        -------
       Total                                            534,961        459,971
Less - allowance for loan losses                         (5,480)        (4,712)
                                                        -------        -------
       Loans - net                                   $  529,481        455,259
                                                        =======        =======






Interest  and  fees  on  loans  follow  (in  thousands):


                                                               Years Ended December 31
                                                         ------------------------------------
                                                           2001           2000           1999
                                                         ------         ------         ------
Commercial                                           $    5,292          5,700          4,416
Mortgage                                                 25,709         21,678         14,670
Consumer and other                                        8,407         10,028          9,597
                                                         ------         ------         ------
       Total                                         $   39,408         37,406         28,683
                                                         ======         ======         ======




A  summary  of  the  changes  in  the  allowance  for  loan  losses  follows  (in  thousands):

                                                              Years Ended December 31,
                                                         ------------------------------------
                                                           2001           2000           1999
                                                         ------         ------         ------
Balance at beginning of year                          $   4,712          4,136          3,283
Provision charged to operations                           1,431          1,028          1,239
Loans charged off                                        (1,043)          (957)          (875)
Recoveries of loans charged off                             380            505            489
                                                         ------         ------         ------
Balance at end of year                                $   5,480          4,712          4,136
                                                         ======         ======         ======



     The principal balance of loans not accruing interest totaled $4,988,000 and $3,169,000 at December 31, 2001 and 2000, respectively. The effect of nonaccrual loans on interest income for the years ended December 31, 2001, 2000, and 1999, was approximately $279,000, $245,000, and $138,000, respectively. Other real estate amounted to $1,408,000, and $1,466,000 at December 31, 2001 and 2000,
respectively, and is included in other assets in the consolidated balance sheets. At December 31, 2001, the Company had no commitments to lend additional funds to borrowers with loans in non-accrual status.

     The recorded investments in loans that are considered to be impaired totaled $8,084,000, and $3,169,000 at December 31, 2001 and 2000, respectively. Included in 2001's amount was $273,000 of impaired loans for which the related allowance for loan losses was $229,000 and included in 2000's amount was $105,000 of impaired loans for which the related allowance for loan losses was $105,000. The average recorded investment in impaired loans during 2001, 2000, and 1999, was $3,033,000, $2,778,000, and $1,583,000, and respectively. The effect of not accruing interest income on impaired loans was approximately $278,000 in 2001, $245,000 in 2000, and $138,000 in 1999.

     At December 31, 2001, residential mortgage loans with a carrying value of approximately $5,447,000 were pledged as collateral for the Bank's advances from the Federal Home Loan Bank, and an additional $40,682,000 was available for pledging. Indirect automobile loans with a carrying value of approximately $83,587,000 were pledged as collateral for a $66,869,000 line of credit from the Federal Reserve Bank of New York at December 31, 2001.

     Loans serviced for others, amounting to $98,065,000 and $77,477,000 at December 31, 2001 and 2000, respectively, are not included in the consolidated financial statements.

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

(6)   Premises  and  Equipment



      A  summary of premises and equipment at December 31, 2001 and 2000 follows
(in  thousands):


                                                 2001            2000
                                               ------          ------
Land and land improvements                  $   1,087           1,055
Buildings and leasehold improvements           19,837          17,527
Furniture, fixtures, equipment,
  and vehicles                                 14,326          13,539
                                               ------          ------
                                               35,250          32,121
Less accumulated depreciation and
   amortization                                18,188          16,172
                                               ------          ------
Premises and equipment - net                $  17,062          15,949
                                               ======          ======


Depreciation and amortization expense amounted to $2,373,000, $2,429,0000, and $2,020,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

(7)    Certificates  of  Deposit

Certificates of deposit of $100,000 or more amounted to $96,789,000 at December 31, 2001 and $131,387,000 at December 31, 2000. Interest expense on these certificates of deposit was as follows: $5,582,000 in 2001, $7,263,000 in 2000, and $3,032,000 in 1999.

At December 31, 2001, the scheduled maturity of certificates of deposit of $100,000 or more was as follows (in thousands):

     2002      $  80,285
     2003         13,454
     2004          3,050
                  ------
               $  96,789
                  ======

(8)  Borrowings




    Borrowings consisted of the following at December 31, 2001 and 2000 (in thousands):


                                                 2001            2000
                                                -----          ------
    FHLB Line of Credit                     $       -          10,400
    FHLB Term Advances                            866           1,992
    Other                                         231             252
                                                -----          ------
                                            $   1,097          12,644
                                                =====          ======



In 1995, the Bank borrowed $1,023,000 from the FHLB at an effective rate of 2.5% to fund low-income housing projects.



Scheduled maturity of the Company's borrowings at December 31, 2001, follows (in thousands):


                                                         Weighted Average
                                      Amount                Interest Rate
                                      ------                -------------
2002                              $      36                         3.83%
2003                                     36                         3.83%
2004                                     36                         3.83%
2005                                     36                         3.83%
2006                                     36                         3.83%
after 2006                              917                         3.83%
                                      -----
          Total                   $   1,097                         3.83%
                                      =====                         ====



     The Company maintains a $33,700,000 overnight line of credit with the FHLB of New York. Advances are payable on demand and generally bear interest at the federal funds rate plus .10 %. The Company also has access to the FHLB's Term Advance Program, which allows the Bank to borrow up to $33,700,000 at various terms and rates. Under the terms of a blanket collateral agreement with the FHLB, these outstanding balances are collateralized by the Company's investment in FHLB stock and certain other qualifying assets not otherwise pledged (primarily first mortgage loans).

(9)    Income  Taxes




     Total  income taxes for the years ended December 31, 2001, 2000, and 1999, were allocated as  follows  (in  thousands):


                                                           2001           2000           1999
                                                          -----          -----           ----
     Income from operations                           $   2,419          1,215            896
     Change in stockholders'equity for unrealized
        gain on securities available for sale                33             56            (16)
                                                          -----          -----            ---
                                                      $   2,452          1,271            880
                                                          =====          =====            ===






     The components of income tax expense (benefit) relating to income from operations follows
(in  thousands):


                                                              Years ended December 31,
                                                          -----------------------------------
Current:                                                   2001           2000           1999
                                                          -----          -----          -----
        Federal                                        $  2,745          1,353          1,033
        State                                               493            196            345
                                                          -----          -----          -----
                                                          3,238          1,549          1,378
                                                          -----          -----          -----
     Deferred:

       Federal                                             (746)          (304)          (478)
       State                                                (73)           (30)            (4)
                                                          -----          -----          -----
                                                           (819)          (334)          (482)
                                                          -----          -----          -----
                                                        $ 2,419          1,215            896
                                                          =====          =====          =====




Income  tax  expense differed from the amounts computed by applying the applicable U.S. Federal corporate  tax  rates  to  pretax  income  from  operations  as  follows  (in  thousands):


                                                               Years ended December 31,
                                                          -----------------------------------
                                                           2001           2000           1999
                                                          -----          -----          -----
     Tax expense at statutory rate of 34%              $  2,747          1,599          1,106
     Tax-exempt interest                                   (667)          (683)          (591)
     Nondeductible interest expense                          80             97             76
     State taxes, net of Federal benefit                    277            110            228
     Change in valuation allowance for
       deferred tax assets                                  (24)            10            (22)
     Other                                                    6             82             99
                                                          -----          -----          -----
       Total                                            $ 2,419          1,215            896
                                                          =====          =====          =====


     Effective tax rate                                    29.9%          25.8 %         27.5 %
                                                          =====          =====          =====




The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000 are presented below:


Deferred tax assets:                                       2001           2000
                                                         ------         ------
         Allowance for loan losses - books            $   2,133          1,839
         Incentive stock plan and retirement                783            441
         Excess servicing                                    27             34
         NOL credits from subsidiaries                      148            160
         State NOL arising from nonconsolidation
           for state tax purpose only                        51             79
         Interest on non-accrual loans                      217            186
         Minority owned entities                            122              -
         Other                                              182            123
                                                          -----          -----
           Deferred tax assets before allowance           3,663          2,862
         Valuation allowance                                (51)           (75)
                                                          -----          -----
           Deferred tax assets                            3,612          2,787
                                                          -----          -----
     Deferred tax liabilities:
          Allowance for loan losses - tax                   236            292
          Depreciation                                      343            277
          Net unrealized gains on available
            for sale securities                             172            139
          Accretion on bonds                                 14             18
                                                          -----          -----
             Deferred tax liabilities                       765            726
                                                          -----          -----
             Net deferred tax asset                   $   2,847          2,061
                                                          =====          =====



     Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of deferred tax liabilities, the level of historical taxable income, and projected future taxable income over the periods which the temporary differences comprising the deferred tax assets are deductible. Based on its assessment, management determined that a valuation allowance against its non-bank subsidiaries' Net Operating Loss (NOL) was necessary. As of December 31, 2001, there were approximately $100,000 of mortgage tax credits available to offset future state tax liabilities of GFNYI.

(10)  Stockholders'  Equity

    Payment of dividends by the Bank to the Company is limited or restricted in certain circumstances. According to federal banking law, the approval of the Office of the Comptroller of the Currency (OCC) is required for the declaration of dividends in any year in which dividends exceed the total of net income for that year plus retained income for the preceding two years. At December 31, 2001, $6,348,000 was available for dividends to the Company without the approval of the OCC.

(11)  Earnings  Per  Share




     Basic  and  diluted  earnings per share for the years ended December 31, 2001, 2000, and
1999,  were  computed  as  follows  (dollars  in  thousands,  except  share  data)


                                                           2001           2000           1999
                                                        -------        -------        -------
Basic Earnings Per Share
       Net income applicable to common shareholders   $   5,662          3,487          2,357
       Weighted average common shares outstanding       158,737        158,503        159,029
                                                        -------        -------        -------
       Basic earnings per share                       $   35.67          22.00          14.82
                                                        =======        =======        =======
     Diluted Earnings Per Share

       Net income applicable to
        common shareholders                           $   5,662          3,487          2,357
                                                        -------        -------        -------
       Weighted average common shares outstanding       158,737        158,503        159,029
       Effect of dilutive securities:
         Stock options                                    1,120            985            492
                                                        -------        -------        -------
         Total                                          159,857        159,488        159,521
                                                        -------        -------        -------
       Diluted earnings per share                     $   35.42          21.86          14.78
                                                        =======        =======        =======



(12)  Employee  Benefits

     Profit  Sharing  Plan

     The Company has a profit sharing plan covering substantially all Bank employees upon completion of 1,000 hours of service with respect to full-time employees, and 870 hours of service for part-time employees. Contributions to the plan are determined by a mathematical formula which takes into account average net income of the Bank for the current and prior year, and the level of the Bank's stockholders' equity. It is the Company's policy to fund current costs as they accrue. Profit sharing plan expense amounted to $1,386,000, $832,000, and $974,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

     Employee  Stock  Ownership  Plan

     The Company has an employee stock ownership plan (ESOP) for employees of the Bank. Annual contributions are made at the discretion of the Board of Directors. ESOP expense amounted to $98,000, $97,000, and $76,000 for the years ended December 31, 2001, 2000, and 1999, respectively. Shares distributed to a participant upon termination of service are subject to a put option whereby the participant may cause the Company to purchase the shares at fair value. At December 31, 2001 and 2000, the plan held 2,013 and 2,012 shares with a fair value, at the respective dates, of $952,000 and $921,000.

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




      The  following  summarizes  outstanding and exercisable options at December 31, 2001, 2000 and  1999:


                                  2001                      2000                     1999
                         ---------------------        -----------------        -----------------
                                      Weighted                 Weighted                 Weighted
                                       Average                  Average                  Average
                                #        Price            #       Price            #       Price
                            -----     --------        -----    --------        -----    --------
     Options outstanding,
     January 1              6,057     $ 379.33        4,571    $ 360.52            -           -
     Granted                2,393     $ 450.83        1,486    $ 437.18        4,571    $ 360.52
     Exercised                  -            -            -           -            -           -
     Expired                    -            -            -           -            -           -
                            -----     --------        -----    --------        -----     -------
     Options outstanding,
     December 31            8,450     $ 399.58        6,057    $ 379.33        4,571    $ 360.52
                            =====     ========        =====    ========        =====    ========

     Options exercisable,
     December 31            3,752     $ 381.63        2,615    $ 370.97        1,853    $ 360.52
                            =====     ========        =====    ========        =====    ========

     Options available for
     future grants          7,550                     9,943                   11,429
                            =====                     =====                   ======



Options outstanding (both exercisable and unexercisable) at December 31, 2001, have exercise prices ranging from $360.52 to $450.83. The weighted average expected life of the options is 9.5 years. Since the options have no stated expiration date, the expected life is calculated as the number of years from grant date to the grantee's 65th birthday.




The  Company  applies  APB  Opinion  No.  25  in  accounting  for  its  stock option plan, and accordingly, no compensation cost has been recognized for its fixed-award stock options in the consolidated  statement  of  income.  Had  compensation cost been determined based on the fair value at the grant date of the stock options using option valuation models consistent with the approach  of  FASB  Statement No. 123, the Company's net income and earnings per share for the years ended December 31, 2001, 2000 and 1999, would have been reduced to the pro forma amounts indicated  below  (net  income  in  thousands):



                               2001                      2000                       1999
                        ------------------       -------------------       -------------------
Net income
   As reported                     $ 5,662                   $ 3,487                   $ 2,357
   Pro forma                       $ 5,497                   $ 3,355                   $ 2,118


Earnings per share       Basic     Diluted         Basic     Diluted         Basic     Diluted
                         -----      ------         -----      ------         -----      ------
   As reported         $ 35.67     $ 35.42       $ 22.00    $  21.86       $ 14.82     $ 14.78

   Pro forma           $ 34.63     $ 34.39       $ 21.17     $ 21.04       $ 13.32     $ 13.28






The  per  share fair value of stock options granted during 2001 and 2000 was $97.52 and $122.56, respectively, and was determined using the Black-Scholes option-pricing model with the following weighted  average  assumptions  for  each  year:


                                    2001                      2000                      1999
                                 ----------                ----------                ----------
Expected dividend yield               2.61%                     2.72 %                    3.09 %
Risk free interest rate               4.92%                     6.45 %                    4.92 %
Expected life                    10.4 years                11.4 years                12.3 years
Volatility                           13.81%                    14.39 %                   14.73 %

Phantom  Stock  and  Stock  Appreciation  Rights  Plan

The Company also has an incentive stock plan for senior management which allows for the issuance of Phantom Stock Awards (PSA) and Stock Appreciation Rights
(SAR) to key employees based upon performance factors established by the Board of Directors, which are generally tied to increases in the value of the Company's common stock. PSAs represent the right to receive, for each phantom share of common stock covered by the PSA, payment equal to the higher of the book value or market value per share of common stock on the date of exercise. Payment can be made in cash, shares of the Company, or both at the discretion of the Board of Directors. PSAs are exercisable at the later of age 55 or 15 years of continuous employment with the Company or at normal retirement age (65). SARs represent the right to receive payment equal to the amount, if any, by which the higher of the book value or market value per share of common stock on the date of exercise exceeds the SARs grant value. SARs are exercisable five years from the date of grant. At December 31, 2001, 1,816 PSAs were outstanding and 410 SARs were outstanding at prices ranging from $114 to $242.

The maximum value of the PSAs and SARs was frozen as of December 31, 1998, and future appreciation associated with increases in the market value of the Company's common stock was replaced with stock options. The Company has accrued a liability of $539,000 at December 31, 2001, representing the vested obligation under the plan. Expenses of the plan amounted to $61,000, $65,000, and $269,000, for the years ended December 31, 2001, 2000, and 1999, respectively.

There is no difference between the Company's previous method of accounting for its incentive plan and the provisions of SFAS No. 123; therefore, no pro forma information is provided.

(14)  Leases

The Company leases certain buildings and office space under operating lease arrangements. Rent expense under these arrangements amounted to $934,000 in 2001, $754,000 in 2000, and $376,000 in 1999. Real estate taxes, insurance, maintenance, and other operating expenses associated with leased buildings and office space are generally paid by the Company.




A summary of noncancellable long-term operating lease commitments as of December
31,  2001,  follows  (in  thousands):


Years ending December 31,                   Amount
-------------------------                   ------
2002                                       $   967
2003                                           943
2004                                           796
2005                                           711
2006                                           723
2007 and after                               3,855
                                             -----
Total                                      $ 7,995
                                             =====

(15)  Commitments  and  Contingencies
 In the normal course of business there are various outstanding commitments to extend credit which are not reflected in the accompanying consolidated financial statements. Because many commitments and almost all letters of credit expire without being funded in whole or in part, the contract amounts are not estimates of future cash flows. Loan commitments have off-balance-sheet credit risk because only origination fees are recognized in the balance sheet until commitments are fulfilled or expire. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and collateral or other security is of no value. The Company's policy generally requires customers to provide collateral, usually in the form of customers' operating assets or property, prior to the disbursement of approved loans. The contract amounts of these commitments at December 31, 2001, were: Commercial letters of credit $9,954,000 and unused commitments $67,548,000. The contract amounts of these commitments at December 31, 2000, were: Commercial letters of credit $8,380,000 and unused commitments $48,994,000. Commitments to fund fixed rate residential mortgage loans, which are expected to be funded within 90 days, amounted to $4,287,000 at December 31, 2001.

 The Bank has committed $1,000,000 for an investment in Monroe Fund LLC. This venture capital fund is a community-backed initiative in support of new business and jobs growth in the Monroe County region. At December 31, 2001, the Company had funded $750,000 of this commitment and carries the investment at lower of cost or market in other assets.

 The Bank is required to maintain reserve balances in cash on hand and with the Federal Reserve Bank. The average amount of such reserve balances for the year ended December 31, 2001, was approximately $9,892,000.

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

 Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Bank meets all capital adequacy requirements to which it is subject.




 As  of December 31, 2001, the most recent notification from the Office of the Comptroller of the Currency categorized  the  Bank  as  adequately-capitalized  under  the  regulatory framework for prompt corrective action.  To  be categorized as well-capitalized, the Bank must maintain a minimum total risk-based, Tier I risk-based,  and Tier I leverage ratios as set forth in the table. There are no conditions or events since that  notification  that  management  believes  have  changed  the  Bank's  category.


                                                                                         To Be Well-
                                                              For Capital                Capitalized
                                                               Adequacy               Prompt Corrective
(dollars in thousands)                  Actual                 Purposes               Action Provisions:
                                   ---------------          ----------------          ----------------
                                   Amount    Ratio          Amount     Ratio          Amount     Ratio
                                   ------    -----          ------     -----          ------     -----
As of December 31, 2001
     Total Capital                $51,135     9.4%       $  43,602      8.0%        $  54,503     10.0%
       (to risk weighted assets)
     Tier I Capital               $45,461     8.3%       $  21,801      4.0%        $  32,702      6.0%
       (to risk weighted assets)
     Tier I Capital               $45,461     6.6%       $  27,748      4.0%        $  34,685      5.0%
       (to average assets)

As of December 31, 2000
     Total Capital                $45,904    10.1%       $  36,253      8.0%        $  45,317     10.0%
       (to risk weighted assets)
     Tier I Capital               $41,192     9.1%       $  18,127      4.0%        $  27,190      6.0%
       (to risk weighted assets)
     Tier I Capital               $41,192     6.9%       $  23,751      4.0%        $  29,688      5.0%
       (to average assets)


(17)  Loans  to  Directors  and  Officers

Certain executive officers, directors, and their business interests are customers of the Company. Transactions with these parties are based on substantially the same terms as similar transactions with others and do not carry more than normal credit risk. At December 31, 2001 and 2000, loans and unused commitments to these related parties amounted to $5,142,000 and $5,199,000, respectively.

(18)  Condensed  Financial  Information  -  Parent  Company  Only




The following are the condensed balance sheets, statements of income, and statements of cash flows for Canandaigua National Corporation, (dollars in thousands).


Balance Sheets
                                                      December 31,
                                                 -----------------------
                                                   2001             2000
                                                 ------           ------
Assets:
  Cash                                          $   175              235
  Securities available for sale                      93               93
  Premises and equipment, net                       660              685
  Investment in subsidiaries                     47,180           43,459
  Other assets                                       53               60
                                                 ------           ------
    Total assets                               $ 48,161           44,532
                                                 ======           ======
Liabilities:
  Other liabilities                            $     29              263
Stockholders' Equity:
  Common stock                                    8,110            8,110
  Additional paid-in capital                      8,553            8,532
  Retained earnings                              32,428           28,687
  Treasury stock (3,321 shares in 2001
    and 3,476 shares in 2000)                    (1,218)          (1,268)
  Accumulated other comprehensive income            259              208
                                                 ------           ------
    Total Stockholders' Equity                   48,132           44,269
                                                 ------           ------
    Total Liabilities and
      Stockholders' Equity                     $ 48,161           44,532
                                                 ======           ======






Statements  of  Income


                                                          Years ended December 31,
                                                  ---------------------------------------
                                                   2001             2000             1999
                                                  -----            -----            -----
Income - Dividends from The Canandaigua
   National Bank and Trust Company            $   1,776              640             2,025
Other income                                         80               90                91
Other expense                                      (112)            (192)              (48)
                                                  -----            -----             -----
Income before undistributed
  income of subsidiaries                          1,744              538             2,068
Undistributed current year
  income of subsidiaries                          3,725            2,881               330
                                                  -----            -----             -----
Income before taxes                               5,469            3,419             2,398
Income tax (expense) benefit                        193               68               (41)
                                                  -----            -----             -----
  Net income                                  $   5,662            3,487             2,357
                                                  =====            =====             =====

(18)  Condensed  Financial  Information  -  Parent  Company  Only  (continued)




Statements  of  Cash  Flows


                                                         Years ended December 31,
                                                  ----------------------------------------
                                                   2001             2000              1999
                                                  -----            -----             -----
Cash flows from operating activities:
  Net income                                   $  5,662            3,487             2,357
     Adjustments to reconcile net income
     to net cash from operating activities:
        Depreciation and amortization                25               25                25
        Undistributed current year
         earnings of subsidiaries                (3,725)          (2,881)             (330)
        Writedown of security                       -                105                 -
        Other                                      (172)             (62)                5
                                                  -----            -----             -----
  Net cash provided by operating activities       1,790              674             2,057
                                                  -----            -----             -----

Cash flows from investing activities:
     Sale of subsidiaries                             -                -             1,564
     Decrease in other real estate                    -                -               105
     Additional capital investment in subsidiaries (900)          (1,400)             (158)
     Return of capital from subsidiary              900            1,400                 -
     Fixed assets purchased, net                      -                -                (5)
                                                  -----            -----             -----
        Net cash provided by investing activities     -                -             1,506
                                                  -----            -----             -----

Cash flows from financing activities:
     Proceeds from sale of treasury stock            71              106                67
     Purchase of treasury stock                       -                -              (569)
     Dividends paid                              (1,921)          (1,887)           (1,833)
                                                  -----            -----             -----
        Net cash used by financing activities    (1,850)          (1,781)           (2,335)
                                                  -----            -----             -----

     Net increase (decrease) in cash                (60)          (1,107)            1,228
Cash at beginning of year                           235            1,342               114
                                                  -----            -----             -----
Cash at end of year                            $    175              235             1,342
                                                  =====            =====             =====

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




The  estimated fair values of the Company's financial instruments are as follows (dollars in thousands):


                                    December 31, 2001                  December 31,2000
                                   -------------------             ------------------------
                                   Carrying     Fair               Carrying          Fair
                                     Amount    Value(1)              Amount         Value(1)
                                    -------    -------              -------         -------
Financial Assets:
   Cash and equivalents            $ 46,641      46,641              28,254          28,254
   Securities                      $120,996     122,518              83,974          84,363
   Loans, net                      $529,481     534,052             455,259         447,624

Financial Liabilities:
   Deposits:
   Demand accounts, savings and
     money market accounts         $439,776     439,776             303,841         303,841
   Certificates of deposit         $231,067     233,658             229,672         229,496
   Borrowings                      $  1,097       1,009              12,644          12,156

Off-balance-sheet commitments:
   Commercial letters
     of credit                     $      -         149                   -             126
   Unused lines of credit          $      -           -                   -               -


 (1)Fair  value  estimates  are  made  at a specific point in time, based on relevant market information  and  information  about  the  financial
instrument.  These  estimates are subjective in nature and involve uncertainties and matters of  significant  judgment  and,  therefore,
cannot  be  determined with precision. Changes in assumptions could significantly affect the estimates.



Fair value of commitments to extend credit approximates the fee charged to make the commitments.

(20)  Subsequent  Event-Stock  Split

On January 9, 2002, the Board of Directors declared a three-for-one common stock split, subject to the approval of stockholders of an increase in the number of common shares authorized from 240,000 to 2,000,000. The record date of the split is January 9, 2002 with a distribution of the split shares expected after March 13, 2002. Earnings per share calculations and other share-related disclosures included in this report have not been restated to reflect this proposed stock split.




The Company's historical earnings per share for the years ended December 31, on a pro forma basis assuming the stock split had occurred, would be as follows
(unaudited).


                                      2001        2000         1999
                                     -----        ----         ----
Basic earnings per share            $11.89       $7.33        $4.94
Diluted earnings per share          $11.81       $7.29        $4.93



Common  Stock  Data




The Company's stock is not actively traded nor is it traded in the over-the-counter market. In addition, it is not listed with a national securities exchange. Due to the limited number of transactions, the weighted average sale price may not be indicative of the actual market value of the Company's stock. The following table sets forth a summary of the weighted average (known open-market) sales price, book value at quarter end, and semi-annual dividends paid per share since the first quarter of 1996.


                                 Average                  Dividend
                             Sales Price    Book Value        Paid
            2001
            ----
            4th quarter         no sales      $302.93
            3rd quarter         $ 472.93      $295.38       $6.05
            2nd quarter         $ 458.19      $289.39
            1st quarter         no sales      $280.23       $6.05

            2000
            ----
            4th quarter         no sales      $278.89
            3rd quarter         no sales      $275.89       $5.95
            2nd quarter         $ 457.62      $272.69
            1st quarter         $ 454.20      $265.84       $5.95

           1999
           ----
           4th quarter          no sales      $268.02
           3rd quarter          $ 437.18      $262.86       $5.75
           2nd quarter          $ 413.98      $265.35
           1st quarter          $ 400.00      $263.51       $5.75

           1998
           ----
           4th quarter          no sales      $265.94
           3rd quarter          $ 360.52      $261.09       $5.50
           2nd quarter          no sales      $260.72
           1st quarter          $ 351.16      $255.68       $5.50

           1997
           ----
           4th quarter          no sales      $254.92
           3rd quarter          $ 335.87      $252.57       $5.25
           2nd quarter          $ 320.59      $251.25
           1st quarter          $ 326.61      $243.32       $4.75

           1996
           ----
           4th quarter          $ 320.31      $240.69
           3rd quarter          $ 326.74      $236.63       $4.50
           2nd quarter          $ 324.86      $237.41
           1st quarter          no sales      $232.52       $4.25


 As stated above, the stock of the Company is not listed with a national securities exchange; therefore, no formal bid and asked for quotations are available.

Officers

Office  of  the  President
George  W.  Hamlin,  IV,  President,  CEO,  Trust  and  CRA  Officer
Jean M. Baldick, Assistant Vice President, Executive Assistant to the President

Retail  Services
Robert  G.  Sheridan,  Senior  Vice  President  -  Cashier
Judith  M.  Stewart,  Vice  President  -  Training,  Community  Office
 Operations,  Bank  Security  Officer
Richard  T.  Wade,  Vice  President  -  Consumer  Loans
William  J.  Van  Damme,  Vice  President
Lori  R.  Ellis,  Assistant  Vice  President
Richard  J.  Ertel,  Assistant  Vice  President
Denise  J.  Salvatore,  Assistant  Branch  Administrator,
 Bank  Secrecy  Officer
G.  Karl  Smith,  Bank  Security  Officer
Cheryl  A.  Hurd,  Banking  Officer  -  Consumer  Loans
Brenda  W.  Stoker,  Banking  Officer

Commercial  Services
James  C.  Minges,  Senior  Vice  President
Wesley  L.  Talbett,  Vice  President
A.  Rosamond  Zatyko,  Vice  President  -  Credit  Administration
Robert  L.  Lowenthal,  Vice  President
Gary  L.  Babbitt,  Vice  President
Richard  A.  Szabat,  Vice  President
Michael  J.  Drexler,  Vice  President
Michael  S.  Mallaber,  Vice  President
JoAnn  N.  VanderSal,  Vice  President
Thomas  R.  Ecker,  Vice  President
Keith  J.  Goebel,  Assistant  Vice  President
Bernard  E.  Belcher,  Assistant  Vice  President
Timothy  A.  Stone,  Assistant  Vice  President
Sandra  J.  Holley,  Collateral  Control  Officer
Charleen  H.  Kalocsai,  Banking  Officer
Paul  J.  Zschoche,  Banking  Officer

Trust  and  Investment  Services
Richard  H.  Hawks,  Jr.,  Senior  Vice  President  -  Trust  Officer
Gregory  S.  MacKay,  Senior  Vice  President  -  Chief  Economist
James  M.  Exton,  Vice  President  -  Investment  Officer
Scott  B.  Trumbower,  Vice  President  -  Investment  Officer
Anthony  D.  Figueiredo,  Vice  President  -  Trust  Investment  Officer
Mary  Kay  Bashaw,  Vice  President  -  Government  Banking  Officer
Paul  R.  Callaway,  Vice  President  -  Trust  Officer
M.  Beth  Uhlen,  Vice  President  -  Manager  Trust  Operations
Sandra A. Lancer, Vice President - Employee Benefits Trust Officer Thomas Christopher, Vice President - Investment Officer
Sharon E. Greisberger, Vice President - Trust Administration Officer Patricia A. McAuley, Assistant Vice President - Investment IRAs
Kevin D. Kinney, Assistant Vice President - Trust Development Officer Jay J. Bachstein, Assistant Vice President - Investment Officer
Joseph  P.  Coonan,  Trust  Development  Officer
Denise  A.  Kelly,  IRA  Officer

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

Legal,  Finance  and  Compliance
Steven H. Swartout, Esq., Vice President and General Counsel Lawrence A. Heilbronner, Vice President - Chief Financial Officer
Kathleen  G.  Corry,  Vice  President  -  Bank  Operations
Vicki  B.  Mandrino,  Compliance  Officer
Robert  L.  Simpson,  Assistant  Vice  President  -  Finance
Dawn  C.  Phelps,  Assistant  Vice  President

Human  Resources
Mary  Ann  M.  Ridley,  Vice  President  -  Human  Resources
Marie  E.  Dastin,  Human  Resources  Officer

Sales  and  Marketing
Joseph  L.  Dugan,  Senior  Vice  President  -  Sales  Manager
Stephen  R.  Martin,  Vice  President  -  Marketing
Tamra  A.  B.  O'Donnell,  Assistant  Vice  President  -  Product  Manager,
 Assistant  CRA  Officer

Community  Banking  Offices

Bloomfield
Barbara  A.  Thorpe,  Assistant  Vice  President  -  Community  Office
 Sales  Manager
Judy  A.  Reader,  Consumer  Services  Officer

Canandaigua
Michael  D.  O'Donnell,  Assistant  Vice  President  -  Community  Office
 Sales  Manager
John  W.  Van  Vechten,  Vice  President

Canandaigua  -  Lakeshore
Dolores  J.  Reynolds,  Assistant  Vice  President  -  Community  Office
 Sales  Manager
Linda  M.  Keyes,  Consumer  Services  Officer

Chili
Mary  Anne  Burkhart,  Assistant  Vice  President  -  Community  Office
 Sales  Manager
Barbara  A.  Fitzsimmons,  Consumer  Services  Officer

Customer  Call  Center
Barbara  A.  Finch,  Call  Center  Manager

Eastview  Mall
Marcia  M.  Minges,  Assistant  Vice  President  -  Community  Office
 Sales  Manager

Farmington
Diane  C.  Mordue,  Assistant  Vice  President  -  Community  Office
 Sales  Manager

Greece
Laurel  L.  Harrington,  Assistant  Vice  President  -  Community  Office
 Sales  Manager
Peter  J.  Bevan,  Consumer  Services  Officer

Honeoye
Deborah  E.  Rought,  Assistant  Vice  President  -  Community  Office
 Sales  Manager
Sandra  L.  D'Angelo,  Consumer  Services  Officer

Honeoye  Falls
Christopher  M.  Keys,  Assistant  Vice  President  -  Community  Office
 Sales  Manager
Audrey  A.  Evangelist,  Consumer  Services  Officer

Irondequoit
Timi L. Wright, Assistant Vice President - Community Office Sales Manager Deborah K. C. Keskula, Consumer Services Officer

Manchester-Shortsville
Henry  A.  Trickey  Jr.,  Assistant  Vice  President  -  Community  Office
 Sales  Manager

Mendon
Dianne  M.  Tucker,  Consumer  Services  Officer

Perinton
Darrell  J.  Penlon,  Community  Office  Sales  Manager
Sonya  R.  Darlington,  Consumer  Services  Officer

Pittsford
Karen  C.  Serinis,  Assistant  Vice  President  -  Community  Office
 Sales  Manager
Donna  L.  Cator  -  Consumer  Services  Officer

Rochester
Louis  P.  Nau,  Assistant  Vice  President  -  Community  Office  Sales Manager

Victor
Lisa  J.  Blakesley,  Community  Office  Sales  Manager
Jason  W.  Fitzgerald,  Consumer  Services  Officer

Webster
Kathleen  Vasile,  Assistant  Vice  President  -  Community  Office
 Sales  Manager
Leslie  C.  O'Malley,  Consumer  Services  Officer

Community  Advisory  Committees

Bloomfield  Office
Joseph  Ferris,  DVM
David  Hamlin,  Jr.
Frank  J.  Marianacci
Judith  S.  Smith
Barbara  A.  Thorpe

Farmington  Office
Anne  P.  Fessler,  DVM
Diane  C.  Mordue
Lawrence  E.  Potter
Mary  Catherine  VanBortel

Honeoye  Office
Ralph  C.  Annechino
Earl  L.  Mastin
Deborah  E.  Rought
Herbert  E.  Treble
George  A.  Ward

Honeoye  Falls  Office
Thomas  H.  Green
Christopher  M.  Keys
Cyril  A.  Krenzer
Mary  Louise  Meisenzahl
Michael  J.  Tobin

Manchester-  Shortsville  Office
Gary  H.  Bliss
Mary  C.  Record
Henry  R.  Trickey,  Jr.
Charles  D.  Zonneville

Mendon  Office
Marvin  E.  Hogan
A.  Jack  Leckie
Charles  H.  Meisenzahl
Dianne  M.  Tucker
Clayton  G.  Zuber

Perinton  Office
Charles  A.  Beck
T  C  Lewis
Dr.  Anthony  W.  LoVerdi
Darrell  J.  Penlon

Victor  Office
Gary  L.  Bennett
Lisa  J.  Blakesley
Donald  J.  Culeton
Eldred  M.  Sale
William  J.  Turner

Webster  Office
David  W.  Nytch
Jeffrey  C.  Riedel
Kathleen  Vasile
Ross  J.  Willink

The  Arthur  S.  Hamlin  Award  for  Excellence

Every year, the bank recognizes the outstanding contribution of one of its own with the Arthur S. Hamlin award. Employees are encouraged to nominate one of their peers who has demonstrated exceptional performance and dedication to the bank. Congratulations to this year's recipient: Lena Hayes.

"It is an honor to be recognized by my fellow employees and chosen as the recipient of the 2000 Arthur S. Hamlin Award. As a life-long resident of Canandaigua, it is a privilege to be associated with an organization that has supported our community for over 115 years. Mr. Hamlin's involvement in our community and charitable organizations serves as a powerful example to everyone. It is an honor and inspiration to receive this prestigious award." Lena Hayes, 2000 Arthur S. Hamlin Award Recipient

2001  Nominees

Joan  Brown
Bonnie  Davies
Barbara  Fitzsimmons
Kelly  James
Shannon  Kay
Denise  Kelly
Chris  Keys
Lisa  Morse
Heidi  Pearsall
Lori  Phillips
Carol  Roe
Brenda  Stoker

Past  Recipients

Dawn  Phelps  1999
Beth  Uhlen  1998
Kathy  Lafler  1997

Jeannie  Baldick  1996
Amy  Eagley  1995
Regina  Kesel  1995

Susan  Foose  1994
Kathleen  Corry  1993
James  Roth  1992

Michael  O'Donnell  1991
Jerry  Drake  1990
Linda  Keyes  1989

A  Great  Man.  A  Great  Leader
A  TRIBUTE

A  picture  of  Frank  H.  Hamlin,  II  here.

Frank  H.  Hamlin,  II
1905-2001

      Born and raised in Canandaigua and educated across the world, Frank H. Hamlin, II spent his life giving back to the neighbors and small town that he loved. Friends, family and colleagues-including all of us at CNB-will remember his dedication, wise counsel, outgoing personality and generosity. He was a disciplined businessman, honest as the day is long, and kind.

      Mr. Hamlin resided on the Board of Directors of The Canandaigua National Bank and Trust Company for 54 years, serving as Chairman from January 1966 through February 1986. He also made volunteering a life-long, full-time job. After joining the Board of Thompson Hospital in 1943, he continued to serve as Director and Chair for 55 years, completing his service as an active emeritus.

      Mr. Hamlin was very active on behalf of his alma mater, Yale University, and his adoptive alma mater, Keuka College, and led numerous agriculture, health and education organizations, as well as his church. His drive and love of life are further evidenced by his 80-year participation in the Seneca Point Tennis Tournament, where he won the singles competition in 1993-at age 88.

      Whether on the tennis court, in the boardroom, or the many other places he touched the lives of those in his community and beyond, we will miss him-while his influence will be everlasting.

NOTES