Form 10-K, Exhibit 13
period 2002-12-31
CANANDAIGUA NATIONAL CORP
filed 2003-03-27
CIK 759458

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Annual Meeting:

The Annual Meeting of Stockholders
will be held at the Main Office of
The Canandaigua National Bank
and Trust Company
72 South Main Street
Canandaigua, New York 14424
March 12, 2003, at 1:00 p.m.

Form 10-K:

A copy of the Corporation's Form 10-K
Annual Report is available without charge
to stockholders upon written request to:
Robert G. Sheridan, Secretary
72 South Main Street
Canandaigua, New York 14424

Canandaigua National
Corporation

72 South Main Street
Canandaigua, New York 14424
Phone: 585-394-4260 or 1-800-724-2621
Fax: 585-394-4001
Internet: www.cnbank.com

2002 Annual Report
And Financial Statements

TABLE OF CONTENTS

President's Message	2

Board of Directors	4

Financial Highlights	5

Independent Auditors' Report	6

Consolidated Financial Statements	7

Notes to Consolidated Financial Statements	11

Common Stock Data	30

The Canandaigua National Bank and Trust Company Officers	31

Community Banking Offices	32

The Arthur S. Hamlin Award for Excellence	33

New Brighton Community Office	34

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES
February 3, 2003

A message from
George W. Hamlin, IV,
To Our Shareholders:	President

A year ago, the assumption underlying our 2002 budget was that growth would be reduced from the rate experienced during the previous couple of years because: 1) the negative impacts of 9/11 on the psychology of markets and business, coupled with the uncertainty associated with the War on Terrorism, would dampen the pace of business; 2) it was at this point in our five year expansion plan, in which we anticipated a growth rate of assets greater than the growth of capital, and that our capital ratio would be reduced to a point where we would want to grow more slowly until such time as the capital could catch up enough to support further asset growth; 3) we also anticipated pressure on our net interest margin as interest rates, which were expected to be stable for the first two quarters, would rise in the third and fourth quarters as a recovery stimulated the forces of inflation. A modest growth in earnings of 5% was projected.

Of course, what happened was significantly different. Added to the events of 9/11 and the War on Terrorism were revelations of corporate misdeeds of scandalous proportions. These fostered a further profound depression in the psychology of markets which, in turn, scuttled prospects of any sort of business recovery. Moreover, the Fed continued to lower interest rates to a 1.25% target rate for Fed Funds in an effort to bolster the economy and avoid a double-dip recession. As a consequence, the value of stock market holdings declined, as did the revenues from our Wealth Strategies Group, which depend directly upon the market value of assets under management. Moreover, the further lowering of interest rates put considerable pressure on asset pricing of loans, given the competition for quality assets in a depressed market.

Complicating this general downward trend was the inevitable appearance of increased past due loans and charge-off of bad debt which are to be expected in periods of economic decline. This resulted in a provision for loan losses of nearly $1 million in excess of the $1.4 million budgeted.

Despite this havoc, we have had an upbeat year. I am pleased to report earnings per share of $14.91 compared with $11.81 for the previous year, representing a 26% increase. This compares favorably to the budget figure of $12.17 by $2.74 and exceeds our projected target for the fourth year of our expansion plan of $10.68 by $4.23, a pleasant outcome. The plan is working! This better-than-expected performance was driven by a combination of factors, some fortuitous, some orchestrated. The under-run in our Wealth Strategies Group was more than offset by a surge in the mortgage business as refinancing continued for yet a second year in view of mortgage rates being even lower. The fees generated by this blizzard of business exceeded expectations for CNB Mortgage Company's contribution. Assets grew at 13.7% over last year, while the earnings increase yielded a return on beginning equity of 14.92% supported by a return on assets of .94%, all significant improvements, and all in line with targets set for the fourth year of our planned expansion.

The response we have enjoyed from our branch expansion has been gratifying. In early December we opened our Brighton Office on Monroe Avenue on the site of the old Don & Bob's Restaurant, a community gathering place for over 50 years. The branch, just 500 yards or so south of the 12 Corners, features Sunday hours, an accommodation particularly appreciated by that community. We will soon begin renovation of the Penfield Tavern on the corner of Penfield Road and Five Mile Line Road at the so-called "Village Four Corners" of Penfield which will be our 20th facility. That number represents a benchmark which we set our for ourselves four years ago, that is to go from 10 to 20 branches, a strong statement of our commitment to the metropolitan market.

In 2002 our expansion was beginning to yield increased deposits, not only because of our broader branch presence in the marketplace, but also because of a certain "flight to safety" experienced generally by the banking industry across the country. However, for the first time we were earning only 1.50% on Fed Funds sold overnight which was significantly below our average cost of funds of 2.33%. Booking quality earning assets yielding a higher return, such as loans, was our objective, but we were constrained by a lack of sufficient capital to support this growth. In June we issued $20 million of Trust Preferred Securities which increased our capital which, in turn, allowed for an investment of another $89 million in earnings assets over what was previously budgeted. This offering created the opportunity for significant additional revenues which ultimately served to offset the large overrun in the provision for loan loss.

With these significant offsetting forces as a backdrop, we were able to manage the challenges and opportunities connected with the continuing trend to lower rates on both assets and liabilities through our Asset Liability Committee process. Overall, we gave up 111 basis points in yield on the earning assets portfolio at the same time we took back 120 basis points in our funding costs while still managing to increase deposits by $68 million in excess of our budget. All in all, a 27% increase in earnings from last year compares favorably with the 5% expected. Moreover, this year we split stock holdings 3-for-1, the last split being 2-for-1 in 1993. Following the stock split there was an auction where the average price was $171.88 per share, compared to an adjusted price of $157.64 before split, or a 9% increase year-over-year. This, of course, is compared to the recent experiences of many investors in the equity markets where the loss in value has ranged between 15% and 30% depending upon the broad indexes selected.

Over the last twenty years branches have evolved from operational necessities focused on check processing to customer acquisition and service sites where enhancing the customer value proposition and securing data and systems are the objectives today. Recognizing that 70% of new business comes from existing customers, retention strategies and their measurements have been developed consistent with our acquisition strategies already in place. This has involved the restructuring of traditional branch administration which previously had as its focus on operations and now has a focus on both Customer Value Management and Risk Management, where we concentrate our efforts on customer satisfaction and information and system security.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Looking to the future, much of the pace of recovery of the economy will depend upon action in furtherance of Fiscal Policy currently in the hands of Congress. The Federal Reserve has done yeoman service over the past couple of years to minimize the impact of a recession and in large measure prevented a double-dip recession through the exercise of Monetary Policy. It is now for Congress to assert the political will to fundamentally change the tax structure so as to stimulate the economy and realign corporate cultures and incentives to encourage the focus on conservative balance sheets, real earnings rather than just stock value, and an overall return to ethical behavior.

In evaluating our country's fiscal policy, there are some facts that may surprise you: 10% of the tax returns produce 70% of tax revenues. The adjusted gross income bracket of the top10% of individual tax returns is just $88,000. Most dual income families would be quite surprised to find that they are classified as "rich" by the demagogues in Congress. There are 13 million returns in the top 10% group. There are only 241,000 or .2% of returns that have adjusted gross incomes of over $1 million. We can all agree those folks are rich. Now, based on these figures, very middle class families numbering in the millions who are in the top decile are in fact carrying most of the freight. It is they who would be benefited by a tax cut. It is they who would increase their consumption to stimulate the economy to create revenues far in excess of any short term deficits that may occur. Remember, every family buying a new home plunges themselves into a multi-year deficit, all to a highly valuable purpose which is also a significant stimulus to the economy. So it is with tax policy that encourages investment rather than short-sighted expenditure.

We often hear that dividends are the sole province of the rich. Yet now 62% of families' financial assets are in the market, both directly and through retirement plans. Dividends are doubly taxed, once at the corporate level at 34% on average and again at the individual level at 35% on average for the dual wage earners mentioned above, for a total of 69% as the total levy against the fruits of capital. Wages for the same family inclusive of Social Security (7.65%) are taxed at 42% representing the fruits of labor. Capital gains are taxed at 20% representing the fruits of appreciation. This disparity clearly does not make any sense from an economist's point of view, even though it may make every sense from a distorted political point of view.

We also hear that corporations pay the taxes. Corporations today collect 8.8% of the tax revenues. In a very real sense, corporations do not pay these taxes, but collect them by recovering the tax cost as a part of the cost of goods and services sold which, in turn, is passed on to the consumer in the price of products. This expense cannot reduce profits which must be maintained in order to meet market standards of performance lest the company fail or be sold out altogether.

I submit to you that corporations should be given a tax deduction for dividends paid in the same way as a deduction is given for interest on debt incurred. In this fashion the double taxation on dividends would be eliminated much as that is already the case for small corporations electing Subchapter S treatment while maintaining parity with interest and dividend income. In this fashion the tax code would no longer encourage corporate debt financing over equity financing. Tax policy would encourage the creation of earnings and the distribution of earnings without penalty. This would have a far reaching beneficial effect on business cultures by realigning corporate incentives with earnings and conservative balance sheets rather than what has become a focus almost exclusively on stock value which has caused much mischief of late and all of which have been shown to be subject to manipulation and great distortion, both in economic and psychological terms. The failure in the structure of our tax policy was the gasoline which fed the fires of the corporate greed that swept corporate America.

The corporate tax (34%) and the employer's contribution to Social Security (6.2%) and Medicare (1.45%) taxation represents significant tax burdens which are hidden from the general voting public so that the voter is generally unaware of the full degree of taxation which occurs between those employers who "pay" for their goods and services and those employees who need and use the fruits of those labors remaining after taxation to provide for themselves, their families and for their long term financial security. Until the true tax burden is revealed as to the amount and the "who" that really pays for all to see, effective tax reform will never be achieved. What needs to be done in fiscal policy from an economist's standpoint, is not aligned with what is politically expedient, namely taxing the "wealthy", does not square with the economic reality of taxing the middle class which is the current result. Our Congress has not been candid with us regarding the actual allocation of the tax burden. Let's hope that Congress can get at least part of this right so that the economy and society may benefit.

As we look to the new year and beyond, we shift our emphasis from expanding our footprint from Ontario County into Monroe County to harvesting the fruits of that expanded business. This is the next step along the journey of our Plan for Value Year 2010, namely the execution upon the Customer Value Proposition that focuses upon the delivery of comprehensive financial services for our customers, whether they are raising a family or growing a business. It has taken many years and much hard work to develop and assemble the myriad systems, processes and personnel required to execute on our vision for the future. But now the time has arrived. We have much to be thankful for as a company and individually, and our prospects are bright. All we need to do is work at it and have some fun along the way. We will implement our plan over the next 3 to 5 years. With good health, good prospects, quality people and a noble mission we are confident that our business is sound and our success is assured.

Very truly yours,
/s/George W. Hamlin, IV
George W. Hamlin, IV
President and CEO

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Board of Directors
The Canandaigua National Bank and
Trust Company is honored to have so
many distinguished community leaders
on its board of directors.

Board of Directors(back row) James S. Fralick, Robert G. Sheridan,
George W. Hamlin, IV, David Hamlin, Jr., Daniel P. Fuller, Sue S. Stewart
(front row) Caroline C. Shipley, Stephen D. Hamlin, Alan J. Stone,
Patricia A. Boland, Richard P. Miller, Jr.

Patricia A. Boland	Retired Executive Director, Granger Homestead	Emeritus Board Members
		Arthur S. Hamlin	Retired Banker
James S. Fralick	Adjunct Professor, Syracuse University	Eldred M. Sale	Retired Banker
		Willis F. Weeden, MD	Retired Surgeon
Daniel P. Fuller	Owner, Bristol Mountain

David Hamlin, Jr.	Farmer
Officers
George W. Hamlin, IV	President, CEO, Trust and CRA Officer,	George W. Hamlin, IV	President
	The Canandaigua National Bank and Trust Company	Robert G. Sheridan	Secretary
		Gregory S. MacKay	Treasurer
Stephen D. Hamlin	Retired Cultural Leader

Richard P. Miller, Jr.	Vice Chancellor and Chief Operating Officer State University of New York

Robert G. Sheridan	Retail Senior Vice President and Cashier, The Canandaigua National Bank and Trust Company President, CNB Mortgage Company

Caroline C. Shipley	Educator, Past Director New York State School Boards
Association

Sue S. Stewart	Partner, Nixon Peabody LLP (Retired)

Alan J. Stone	Chairman of the Board of Directors, The Canandaigua National Bank and Trust Company; Managing Partner, Stone Properties

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Canandaigua National Corporation is a one-bank holding company providing comprehensive financial services. Its wholly owned subsidiaries include The Canandaigua National Bank and Trust Company and CNB Mortgage Company. The Bank engages in full-service commercial and consumer banking, trust business and insurance services. Its market area is generally Western Ontario County and Monroe County.

Financial Highlights

Years ended December 31, 2002 and 2001
(dollars in thousands, except per share data)
	2002	2001

Net Income	$7,182	$5,662
Cash Dividends	$1,955	$1,921
Diluted Earnings Per Share	$14.91	$11.81
Dividends Per Share	$4.10	$4.03
Book Value Per Share	$111.94	$100.98
Total Assets	$825,703	$726,044
Investment Securities	$163,243	$118,983
Loans - Net	$580,663	$529,481
Deposits	$744,399	$670,843
Stockholders' Equity	$53,417	$48,132
Weighted Average Shares Outstanding - Diluted	$481,675	$479,571
Return on Average Assets.	.94%	.84%
Return on Beginning Equity	14.92%	12.79%

Trust and Investment Services

Years ended December 31, 2002 and 2001
(at cost, in thousands of dollars)
	2002	2001

Estate, Trust and Guardianship Assets	$243,357	$239,205
Custodian Account Assets	$407,931	$415,286

Total Assets Under Administration	$651,288	$654,491

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Independent Auditors' Report

The Stockholders and Board of Directors
Canandaigua National Corporation:

We have audited the accompanying consolidated balance sheets of Canandaigua National Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Canandaigua National Corporation and subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
January 31, 2003
Rochester, New York

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2002 and 2001 (dollars in thousands, except share data)
Assets	2002	2001

Cash and due from banks	$34,667	30,248
Interest bearing deposits with other financial institutions	3,990	8,293
Federal funds sold	11,200	8,100
Securities:
- Available for sale, at fair value	46,215	534
- Held to maturity (fair value of
$121,533 in 2002 and $119,971 in 2001)	117,028	118,449
Loans - net of allowance of $6,162 in 2002 and $5,480 in 2001	580,663	529,481
Premises and equipment - net	16,727	17,062
Accrued interest receivable	3,915	3,201
Federal Home Loan Bank stock and Federal Reserve Bank stock	2,200	2,013
Other assets	9,098	8,663

Total Assets	$825,703	726,044

Liabilities and Stockholders' Equity

Deposits:
Demand
Non interest bearing	$103,020	93,931
Interest bearing	81,971	69,156
Savings and money market	334,274	276,689
Time deposits	225,134	231,067

Total deposits	744,399	670,843
Borrowings	1,048	1,097
Guaranteed preferred beneficial interest in Corporation's
junior subordinated debentures	19,409	-
Accrued interest payable and other liabilities	7,430	5,972

Total Liabilities	772,286	677,912

Commitments and contingencies (Notes 15 and 16)

Stockholders' Equity:
Common stock, $20 par value; 2,000,000 shares authorized,
486,624 shares issued in 2002 and 2001	9,732	8,110
Additional paid in capital	6,958	8,553
Retained earnings	37,655	32,428
Treasury stock, at cost (9,421 shares in 2002
and 9,963 shares in 2001)	(1,159)	(1,218)
Accumulated other comprehensive income	231	259

Total Stockholders' Equity	53,417	48,132

Total Liabilities and Stockholders' Equity	$825,703	726,044

See accompanying notes to consolidated financial statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2002, 2001, and 2000
(dollars in thousands, except per share data)
Interest income:	2002	2001	2000

Loans, including fees	$38,588	39,408	37,406
Securities	5,202	4,574	4,353
Other	587	109	76

Total interest income	44,377	44,091	41,835

Interest expense:
Deposits	13,916	17,587	17,434
Borrowings	36	390	1,367
Guaranteed preferred beneficial interest in
Corporation's junior subordinated debentures	575	-	-

Total interest expense	14,527	17,977	18,801

Net interest income	29,850	26,114	23,034
Provision for loan losses	2,306	1,431	1,028

Net interest income after provision for loan losses	27,544	24,683	22,006

Other income:
Service charges on deposit accounts	4,834	4,548	3,805
Trust and investment services income	3,476	3,531	3,314
Net gain on sale of mortgage loans	1,942	948	868
Gain on sale of securities	519	-	-
Other operating income	1,109	1,518	1,465

Total other income	11,880	10,545	9,452

Operating expenses:
Salaries and employee benefits	15,733	15,157	14,432
Occupancy	5,379	5,098	4,812
Marketing and public relations	1,151	1,002	966
Supplies, printing and postage	1,041	1,021	927
FDIC insurance	309	102	94
Other operating expenses	5,865	4,767	5,525

Total operating expenses	29,478	27,147	26,756

Income before income taxes	9,946	8,081	4,702
Income taxes	2,764	2,419	1,215

Net income	$7,182	5,662	3,487

Basic earnings per share	$15.07	11.89	7.33

Diluted earnings per share	$14.91	11.81	7.29

See accompanying notes to consolidated financial statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

Years ended December 31, 2002, 2001, and 2000
(dollars in thousands, except share data)
					Accumulated
		Additional			Other
	Common	Paid in	Retained	Treasury	Comprehensive
	Stock	Capital	Earnings	Stock	Income	Total

Balance at December 31, 1999	$8,110	8,506	27,087	(1,348)	122	42,477
Comprehensive income:
Change in unrealized gain on
securities available for sale,
net of taxes of $56	-	-	-	-	86	86
Net income	-	-	3,487	-	-	3,487

Total comprehensive income						3,573

Cash dividend - $3.97 per share	-	-	(1,887)	-	-	(1,887)
Sale of 747 shares of treasury stock	-	26	-	80	-	106

Balance at December 31, 2000	8,110	8,532	28,687	(1,268)	208	44,269

Comprehensive income:
Change in unrealized gain on
securities available for sale,
net of taxes of $33	-	-	-	-	51	51
Net income	-	-	5,662	-	-	5,662

Total comprehensive income						5,713

Cash dividend - $4.03 per share	-	-	(1,921)	-	-	(1,921)
Sale of 465 shares of treasury stock	-	21	-	50	-	71

Balance at December 31, 2001	8,110	8,553	32,428	(1,218)	259	48,132

Change in par value of stock	1,622	(1,622)	-	-	-	-
Comprehensive income:
Change in unrealized gain on
securities available for sale,
net of taxes of $180	-	-	-	-	284	284
Less: Reclassification adjustment
for gains included in net income,
net of taxes of ($207)	-	-	-	-	(312)	(312)
Net income	-	-	7,182	-	-	7,182

Total comprehensive income						7,154

Cash dividend $4.10 per share	-	-	(1,955)	-	-	(1,955)
Sale of 542 shares of treasury stock	-	27	-	59	-	86

Balance at December 31, 2002	$9,732	6,958	37,655	(1,159)	231	53,417

See accompanying notes to consolidated financial statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2002, 2001 and 2000 (dollars in thousands)
	2002	2001	2000

Cash flows from operating activities:
Net income	$7,182	5,662	3,487
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation, amortization and accretion	2,600	1,695	2,119
Provision for loan losses	2,306	1,431	1,028
Writedown of other real estate	-	45	100
Deferred income tax benefit	(247)	(819)	(334)
Loss (income) from minority owned entities	148	47	(173)
Gain on sale of securities	(519)	-	-
Gain on sale of loans	(1,942)	(948)	(868)
Originations of loans held for sale	(190,017)	(117,164)	(70,459)
Proceeds from sales of loans held for sale	197,040	105,999	69,593
Decrease (increase) in accrued interest receivable and other assets	(2,121)	1,192	(2,495)
Increase in accrued interest payable and other liabilities	1,458	1,335	967
Writedown of security	-	-	105

Net cash provided by (used in) operating activities	15,888	(1,525)	3,070

Cash flows from investing activities:
Purchase of FHLB and FRB stock	(502)	(27)	(42)
Proceeds from calls of FHLB stock	315	1,046	558
Securities available for sale:
Proceeds from sales	529	-	-
Proceeds from maturities and calls	2,000	-	-
Purchases	(48,266)	-	-
Securities held to maturity:
Proceeds from maturities and calls	149,586	194,296	78,270
Purchases	(147,714)	(231,439)	(82,926)
Loans originated - net	(58,569)	(63,706)	(60,326)
Fixed asset purchases - net	(2,065)	(3,486)	(4,940)
Investment in minority owned entities	-	(884)	(391)
Proceeds from sale of other real estate	987	179	85

Net cash used by investing activities	(103,699)	(104,021)	(69,712)

Cash flows from financing activities:
Net increase in demand, savings and money market deposits	67,983	135,935	26,807
Net increase in time deposits	5,573	1,395	52,610
Proceeds from borrowings	-	30,000	6,770
Principal repayments on borrowings	(49)	(41,547)	(16,344)
Proceeds from guaranteed preferred beneficial interests in Corporation's
junior subordinated debentures, net of costs	19,389	-	-
Proceeds from sale of treasury stock	86	71	106
Dividends paid	(1,955)	(1,921)	(1,887)

Net cash provided by financing activities	91,027	123,933	68,062

Net increase in cash and cash equivalents	3,216	18,387	1,420
Cash and cash equivalents - beginning of year	46,641	28,254	26,834

Cash and cash equivalents - end of year	$49,857	46,641	28,254

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$14,934	17,929	18,399

Income taxes	$2,941	2,677	1,459

Supplemental disclosure of non cash investing activities:
Additions to other real estate acquired through foreclosure,
net of loans to facilitate sales	$-	166	-

See accompanying notes to consolidated financial statements.
10

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000

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

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Its principal operations comprise the activities of The Canandaigua National Bank and Trust Company (the Bank) and CNB Mortgage Company (CNBM). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for investments in minority owned entities under the equity method. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and conform with predominant practices within the financial services industry.

In preparing the consolidated financial statements, management made estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Amounts in prior years' consolidated financial statements are reclassified whenever necessary to conform with the current year's presentation

Cash Equivalents

For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, interest bearing deposits with other financial institutions, and federal funds sold.

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

Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are included in accumulated other comprehensive income in stockholders' equity until realized. A decline in fair value of any available for sale or held to maturity security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

Interest income and dividends are recognized when earned. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the interest method. Realized gains and losses are included in earnings and are determined using the specific identification method.

Loans

Loans, other than loans designated as held for sale, are stated at the principal amount outstanding net of deferred origination costs. Interest and costs on loans are credited to income based on the effective interest method.

The accrual of interest on commercial and real estate loans is discontinued, and previously accrued interest is reversed when the loans become 90 days delinquent or when, in management's judgment, the collection of principal and interest is uncertain. Loans are returned to accrual status when doubt no longer exists about the loan's collectibility. Consumer loans are generally charged off upon becoming 120 days past due.

Loans held for sale are carried at the lower of cost or market value on an aggregate basis. Market value is estimated based on outstanding investor commitments, or in the absence of such commitments, based on current yield requirements or quoted market prices.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000

(1) Summary of Significant Accounting Policies (continued)

The Company services residential mortgage loans for the Federal Home Loan Mortgage Corporation (Freddie Mac) and earns servicing fees, which are recognized when payments are received, based upon the outstanding principal balance of the loans. The Company capitalizes servicing assets when servicing rights are retained after selling loans to Freddie Mac. Capitalized servicing assets are reported in other assets and are amortized to other operating income in proportion to, and over the period of, the estimated future net servicing income. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant risk characteristics, such as interest rates and terms, using discounted cash flow and market-based assumptions. Impairment is recognized through a valuation allowance, to the extent that fair value is less than the capitalized asset.

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

The calculation of the general reserve involves several steps. A historical loss factor is applied to each loan by business segment and loan classification. The historical loss factors are calculated using a loan-by-loan, trailing eight-quarter loss migration analysis for commercial loans. For all other loans a portfolio-wide, trailing eight-quarter loss migration analysis is used. Adjustments are then made to the historical loss factors based on quantitative objective elements (delinquency, non-performing assets, classified/criticized loan trends, charge-offs, concentrations of credit and recoveries, etc.) and the subjective elements (economic conditions, portfolio growth rate, portfolio management, credit policy, and others). This methodology is applied to the commercial, residential mortgage, and consumer portfolios.

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

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000

(1) Summary of Significant Accounting Policies (continued)

Other Real Estate

Real estate acquired through foreclosure or deed in lieu of foreclosure (other real estate) is included in other assets and is recorded at the lower of the unpaid loan balance on the property at the date of transfer, or fair value. Adjustments made to the value at transfer are charged to the allowance for loan losses. After transfer, the property is carried at the lower of cost or estimated fair value less estimated costs to sell. Adjustments to the carrying values of such properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. Operating earnings and costs associated with the properties are charged to other operating expense as incurred. Gains on the sale of other real estate are included in results of operations when title has passed and the sale has met the minimum down payment and other requirements prescribed by accounting principles generally accepted in the United States of America.

Stock-Based Compensation

The Company uses a fixed award stock option plan to compensate certain key members of management of the Company and its subsidiaries. The Company accounts for the issuance of stock options under the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, compensation expense is recorded the date the options are granted only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed under SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above and has adopted only the disclosure requirements of SFAS No. 123.

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

Trust and Investment Services Income

Assets, at cost, held in fiduciary or agency capacity for customers, amounting to $651,000,000 and $654,000,000 at December 31, 2002 and 2001, respectively, are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Company. Fee income is recognized on the accrual method.

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

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000

(1) Summary of Significant Accounting Policies (continued)

Earnings Per Share

Basic earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of shares outstanding during the year. Diluted earnings per share includes the maximum dilutive effect of stock issuable upon conversion of stock options.

New Accounting Standards

Recently issued accounting standards implemented in these consolidated financial statements:

The Company implemented the provisions of the Financial Accounting Standards Board (FASB) Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities", as amended, on January 1, 2001. This Statement establishes comprehensive accounting and reporting requirements for derivative instruments and hedging activities. The Company held no freestanding derivative instruments during the year; therefore, the adoption of the new standard had no effect on the Company's financial condition or results of operations.

The Company implemented the provisions of Statement No. 141, "Business Combinations," effective July 1, 2001. This Statement requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is prohibited. Because of its prospective adoption, the standard had no impact on the Company's financial condition or results of operations. Its impact on the Company will be dependent upon future business combinations, if any.

The Company implemented the provisions of Statement No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002. This Statement changed the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, ceased upon its adoption. Since the Company had no unamortized goodwill at December 31, 2001, the Statement had no impact.

On January 1, 2002, the Company implemented the provisions of Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which replaced FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Statement 144 requires long-lived assets held for sale or disposal to be measured at the lower of carrying amount or fair value less costs to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. The Statement also broadens the reporting of discontinued operations. Although adopted, the Statement had no impact on the Company as it is dependent upon any future long-lived asset disposal decisions.

The Company implemented the provisions of Statement No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" on June 30, 2002. This Statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." This Statement also rescinds FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers." This Statement amends FASB Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Although adopted, the Statement had no impact on the Company as the Company had no transactions to which the statement applies.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000

(1) Summary of Significant Accounting Policies (continued)

On October 1, 2002, the Company implemented the provisions of Statement No. 147, "Acquisitions of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9," which removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." Thus, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset, no longer applies to acquisitions within the scope of this Statement. In addition, this Statement amends FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used. There was no financial statement impact of implementing this Statement, as it is dependent upon future financial institution acquisitions, if any. At December 31, 2002, the Company had no assets which fell under the scope of this Statement.

The Company implemented the provision of Statement No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," on December 31, 2002. This Statement amends Statement No. 123, "Accounting for Stock-Based Compensation." Statement 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement 148 amends the disclosure requirements of Statement 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation.

Recently issued accounting standards with future implementation dates:

In June 2001, the FASB issued Statement 143, "Accounting for Asset Retirement Obligations," which requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and accrete the liability over time. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard, effective for the Company's 2003 fiscal year, is not expected to impact the Company's financial position or results of operations.

In June 2002, FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Statement 146 replaces Issue 94-3. The impact of implementing this standard, effective for the Company's 2003 fiscal year, is unknown as it is dependent upon any future exit or disposal activity decisions.

(2) Contract Termination Costs

During the fourth quarter of 2000, contract termination costs of $433,000 pre-tax ($264,000 or $1.65 per diluted share, after tax) were recorded in conjunction with the realignment of the Company's credit card activities. Substantially all the cost of the realignment was associated with early termination penalties from processing contracts with credit card vendors. Minor amounts were associated with employee severance. The realignment was expected to be completed in 2001, and costs were to be funded through normal operations and fully paid in 2001.

Substantially all of the Company's credit card portfolio loans were sold in April 2002. Total gross proceeds were $2.2 million. No gain or loss on the sale was recognized. Since the Company's credit card portfolios sales occurred approximately one year later than originally estimated by management, the estimated contract termination costs were lower. As a result, the Company reversed $223,000 pre-tax ($135,000 or $.28 per diluted share, after tax) of the contract termination reserve to "Other operating expenses" in the 2001 Consolidated Statement of Income. In 2002 and 2001, the Company paid $145,000 and $60,000, respectively, from the accrued contract termination liability. The balance of the liability at December 31, 2002, 2001 and 2000 was $0, $145,000 and $433,000, respectively.

(3) Federal Funds Sold

Income from Federal funds sold for the years ended December 31, 2002, 2001, and 2000 was $401,000, $86,000, and $71,000, respectively.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000

(4) Securities
The aggregate amortized cost and fair value of Securities Available for Sale and Securities Held to Maturity at December 31, 2002 and 2001, follow (in thousands):
	December 31, 2002

		Gross Unrealized

	Amortized			Fair
	Cost	Gains	Losses	Value

Securities Available for Sale:
U.S. Treasury and agency	$19,957	182	(16)	20,123
State and municipal obligations	21,571	299	(29)	21,841
Corporate and foreign obligations	4,218	2	(62)	4,158
Equity securities	93	-	-	93

Total securities Available for Sale	$45,839	483	(107)	46,215

Securities Held to Maturity:
U.S. Treasury and agency	$22,986	344	-	23,330
Mortgage backed securities	286	-	(4)	282
State and municipal obligations	93,061	4,172	(2)	97,231
Corporate and foreign obligations	695	-	(5)	690

Total securities Held to Maturity	$117,028	4,516	(11)	121,533

	December 31, 2001

		Gross Unrealized

	Amortized			Fair
	Cost	Gains	Losses	Value

Securities Available for Sale:
Equity securities	$103	431	-	534

Securities Held to Maturity:
U.S. Treasury and agency	$55,456	390	(9)	55,837
Mortgage backed securities	482	3	-	485
State and municipal obligations	61,918	1,352	(211)	63,059
Corporate and foreign obligations	593	-	(3)	590

Total securities Held to Maturity	$118,449	1,745	(223)	119,971

The amortized cost and fair value of securities by years to maturity as of December 31, 2002 follow (in thousands):
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Years
Under 1	$1,515	1,519	24,953	25,211
1 to 5	10,653	10,886	61,641	64,333
5 to 10	18,689	18,826	29,597	31,039
10 and over	14,982	14,984	837	950

Total	$45,839	46,215	117,028	121,533

Maturities of mortgage-backed securities are classified in accordance with the contractual repayment schedules. Expected maturities will differ from contracted maturities since issuers may have the right to call or prepay obligations without penalties.

Securities at amortized cost of $137,840,000 were pledged as collateral against municipal deposits at December 31, 2002.
16

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000

(4) Securities (continued)

Gross gains were $519,000 in 2002 on proceeds of $529,000. There were no losses in 2002. There were no security sales in 2001 nor 2000.

Interest on securities segregated between taxable interest and tax-exempt interest for the years ended December 31, 2002, 2001, and 2000, follows (in thousands):
	2002	2001	2000

Taxable	$1,663	2,613	2,355
Tax-exempt	3,539	1,961	1,998

Total	$5,202	4,574	4,353

(5) Loans

The major classifications of loans at December 31, 2002 and 2001, follow (in thousands):
	2002	2001

Commercial, financial, and agricultural	$109,317	96,772
Mortgages:
Residential	90,332	85,402
Commercial	264,132	228,447
Consumer:
Auto - indirect	89,747	85,243
Other	22,371	23,093
Other	1,606	1,603
Loans held for sale	9,320	14,401

Total	586,825	534,961
Less - allowance for loan losses	(6,162)	(5,480)

Loans - net	$580,663	529,481

Interest and fees on loans follow (in thousands):
	Years Ended December, 31

	2002	2001	2000

Commercial, financial and agricultural	$6,668	5,292	5,700
Mortgage	23,290	25,709	21,678
Consumer and other	8,630	8,407	10,028

Total	$38,588	39,408	37,406

A summary of the changes in the allowance for loan losses follows (in thousands):
	Years Ended December 31,

	2002	2001	2000

Balance at the beginning of year	$5,480	4,712	4,136
Provision charged to operations	2,306	1,431	1,028
Loans charged off	(2,075)	(1,043)	(957)
Recoveries of loans charged off	451	380	505

Balance at end of year	$6,162	5,480	4,712

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000

(5) Loans (continued)
A summary of information regarding nonaccruing loans and other nonperforming assets follows (in thousands):
	2002	2001	2000

Accruing loans 90 days or more delinquent	$321	269	205
Nonaccruing loans	11,007	4,988	3,169

Total nonperforming loans	11,328	5,257	3,374
Other real estate owned	421	1,408	1,466

Total nonperforming assets	$11,749	6,665	4,840

Impact of nonaccrual loans on interest income	$649	279	245

At December 31, 2002, the Company had no commitments to lend additional funds to borrowers with loans in nonaccrual status.

A summary of information regarding impaired loans follows (in thousands):
	2002	2001	2000

Recorded investment at December 31,	$11,007	8,084	3,169
Impaired loans with related allowance	$377	273	105
Amount of related allowance	$311	229	105
Average investment for year ended December 31,	$8,990	3,033	2,778
Impact of impaored loans on interest income	$699	278	245

At December 31, 2002, residential mortgage loans with a carrying value of approximately $5,341,000 were pledged as collateral for the Bank's advances from the Federal Home Loan Bank, and an additional $37,272,000 was available for pledging. Indirect automobile loans with a carrying value of approximately $87,115,000 were pledged as collateral for a $69,692,000 line of credit from the Federal Reserve Bank of New York at December 31, 2002.

Loans serviced for others, amounting to $182,113,000 and $98,065,000 at December 31, 2002 and 2001, respectively, are not included in the consolidated financial statements. Originated mortgage servicing rights amounted to $706,000 in 2002 and amortization amounted to $50,000.

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

(6) Premises and Equipment

A summary of premises and equipment at December 31, 2002 and 2001, follows (in thousands):
	2002	2001

Land and land improvements	$1,087	1,087
Buildings and leasehold improvements	20,215	19,837
Furniture, fixtures, equipment, and vehicles	15,356	14,326

	36,658	35,250
Less accumulated depreciation and amortization	19,931	18,188

Premises and equipment - net	$16,727	17,062

Depreciation and amortization expense amounted to $2,400,000, $2,373,000, and $2,429,000, for the years ended December 31, 2002, 2001, and 2000, respectively.
18
CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000

(7) Time Deposits

At December 31, 2002, the scheduled maturity of time deposits was as follows (in thousands):
2003	$145,347
2004	61,280
2005	18,488
2006	4
2007	15

$225,134

Time deposits of $100,000 or more amounted to $68,611,000 at December 31, 2002, and $96,789,000 at December 31, 2001.
Interest expense on these deposits was as follows: $3,573,000 in 2002, $5,582,000 in 2001, and $7,263,000 in 2000.
(8) Borrowings

Borrowings consisted of the following at December 31, 2002 and 2001 (in thousands):
	2002	2001

FHLB term Advances	$839	866
Other	209	231

	$1,048	1,097

In 1995, the Bank borrowed $1,023,000 from the FHLB at an effective rate of 2.5% to fund low-income housing projects.

Scheduled maturity of the Company's borrowings at December 31, 2002, follows (in thousands):
		Weighted Average
	Amount	Interest Rate

2003	$36	3.83%
2004	36	3.83%
2005	36	3.83%
2006	36	3.83%
2007	36	3.83%
after 2007	868	3.18%

Total	$1,048	3.29%

The Company maintains a $38,634,000 overnight line of credit with the FHLB of New York. Advances are payable on demand and generally bear interest at the federal funds rate plus .10%. The Company also has access to the FHLB's Term Advance Program, which allows the Bank to borrow up to $38,634,000 at various terms and rates. Under the terms of a blanket collateral agreement with the FHLB, these outstanding balances are collateralized by the Company's investment in FHLB stock and certain other qualifying assets not otherwise pledged (primarily first mortgage loans).

(9) Guaranteed Preferred Beneficial Interest in Company's Subordinated Debenture-Trust Preferred

On June 26, 2002, the Company issued $20 million of 30-year floating rate junior subordinated deferrable interest debentures through a wholly owned business trust. The debentures carry an interest rate of 3-month LIBOR plus 3.45% (4.85% at December 31, 2002) capped at 11.95% for the first five years. Interest is payable quarterly. The debentures' final maturity is June 26, 2032 and are callable, in whole or in part, at par after five years at the Company's option. Interest payments can be deferred for up to five years, but would restrict the Company's ability to pay dividends. Approximately $18 million of the debentures are considered Tier I capital of the Company, with the remainder considered Tier II capital.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000
(9) Guaranteed Preferred Beneficial Interest in Company's Subordinated Debenture-Trust Preferred (continued)

The Company established a wholly-owned statutory business trust formed under Connecticut law, upon filing a certificate of trust with the Connecticut Secretary of State. The Trust, which is consolidated in the Company's financial statements, exists for the exclusive purposes of: (i) issuing and selling 30-year guaranteed preferred beneficial interests in the Company's junior subordinated debentures ("capital securities") in the aggregate amount of up to $20 million at a variable rate of interest based upon 3-month LIBOR; (ii) using the proceeds from the sale of the capital securities to acquire the junior subordinated debentures issued by the Company; and (iii) engaging in only those other activities necessary, advisable or incidental thereto. The junior subordinated debentures are the sole asset of the Trust, and accordingly, payments under the Company-obligated junior debentures are the sole revenue of the Trust. All of the common securities of the Trust are owned by the Company. The Company used $10 million of the proceeds for a capital injection into the Bank. The remaining proceeds were used by the Company for general purposes. The Company's primary sources of funds to pay interest on the debentures owed to the Trust are current dividends from the Company's subsidiaries and income earned on investment of the proceeds not injected into the Bank. Accordingly, the Company's ability to service the debentures is dependent upon the continued ability of subsidiaries, primarily the Bank, to pay dividends to the Company. Since the capital securities are treated as borrowings for financial statement purposes, the tax deductible expense associated with the capital securities is recorded as interest expense in the consolidated statement of income. The Company incurred approximately $ 0.6 million in costs to issue the securities. These costs are amortized to interest expense on a straight-line basis over ten years.

(10)Income Taxes

Total income taxes for the years ended December 31, 2002, 2001, and 2000, were allocated as follows (in thousands):
	2002	2001	2000

Income from operations	$2,764	2,419	1,215
Change in stockholders' equity for unrealized
gain on securities available for sale	(24)	33	56

	$2,740	2,452	1,271

The components of income tax expense (benefit) relating to income from operations follow (in thousands):
	Years ended December 31,

Current:	2002	2001	2000

Federal	$2,618	2,745	1,353
State	393	493	196

	3,011	3,238	1,549

Deferred:
Federal	(230)	(746)	(304)
State	(17)	(73)	(30)

	(247)	(819)	(334)

	$2,764	2,419	1,215

Income tax expense differed from the amounts computed by applying the applicable U.S. Federal corporate tax rates to pretax income
From operations as follows (in thousands):
	Years ended December 31,

	2002	2001	2000

Tax expense at statutory rate of 34%	$3,382	2,747	1,599
Tax-exempt interest	(1,067)	(667)	(683)
Nondeductible interest expense	103	80	97
State taxes, net of Federal benefit	248	277	110
Change in valuation allowance for deferred tax assets	(42)	(24)	10
Other	140	6	82

Total	$2,764	2,419	1,215

Effective tax rate	27.8%	29.9%	25.8%

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000
(10)Income Taxes (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2002 and 2001, are presented below:

Deferred tax assets	2002	2001

Allowance for loan losses - books	$2,413	2,133
Incentive stock plan and retirement	864	783
Excess servicing	19	27
NOL credit from subsidiaries	76	148
State NOL arising from nonconsolidation for
state tax purpose only	9	51
Interest on nonaccrual loans	372	217
Minority-owned entities	(36)	122
Other	387	182

Deferred tax assets before allowance	4,104	3,663
Valuation allowance	(9)	(51)

Deferred tax assets	4,095	3,612

Deferred tax liabilities:
Allowance for loan losses - tax	152	236
Depreciation	421	343
Net unrealized gains on available for sale securities	148	172
Other	256	14

Deferred tax liabilities	977	765

Net deferred tax asset	$3,118	2,847

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of deferred tax liabilities, the level of historical taxable income, and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets are deductible. Based on its assessment, management determined that a valuation allowance against its nonbank subsidiaries' Net Operating Loss (NOL) was necessary. As of December 31, 2002, there were approximately $219,000 of mortgage tax credits available to offset future state tax liabilities.

(11)Stockholders' Equity

On January 9, 2002, the Board of Directors declared a three-for-one common stock split, subject to the approval of stockholders of an increase in the number of common shares authorized from 240,000 to 2,000,000 and a change in the par value from $50.00 per share to $20.00 per share. The record date of the split was January 9, 2002. The stockholders approved the increase on March 13, 2002. All share amounts and per share calculations have been restated to reflect the stock split.

Payment of dividends by the Bank to the Company is limited or restricted in certain circumstances. According to federal banking law, the approval of the Office of the Comptroller of the Currency (OCC) is required for the declaration of dividends in any year in which dividends exceed the total of net income for that year plus retained income for the preceding two years. At December 31, 2002, $10,501,000 was available for dividends to the Company without the approval of the OCC.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000
(12) Earnings Per Share

Basic and diluted earnings per share for the years ended December 31, 2002, 2001, and 2000, were computed as follows (dollars in thousands, except share data):
	2002	2001	2000

Basic Earnings Per Share

Net Income applicable to common shareholders	$7,182	5,662	3,487
Weighted average common shares outstanding	476,710	476,211	475,509

Basic earnings per share	$15.07	11.89	7.33

Diluted Earnings Per Share

Net income applicable to common shareholders	$7,182	5,662	3,487

Weighted average common shares outstanding	476,710	476,211	475,509
Effect of dilutive securities - stock options	4,965	3,360	2,955

Total	481,675	479,571	478,464

Diluted earnings per share	$14.91	11.81	7.29

(13) Employee Benefits

Profit Sharing Plan

The Company has a profit sharing plan covering substantially all Bank employees upon completion of 1,000 hours of service with respect to full-time employees, and 870 hours of service for part-time employees. Contributions to the plan are determined by a mathematical formula which takes into account average net income of the Bank for the current and prior year, and the level of the Bank's stockholders' equity. It is the Company's policy to fund current costs as they accrue. Profit sharing plan expense amounted to $1,460,000, $1,386,000, and $832,000 for the years ended December 31, 2002, 2001, and 2000, respectively.

Employee Stock Ownership Plan

The Company has an employee stock ownership plan (ESOP) for employees of the Bank. Annual contributions are made at the discretion of the Board of Directors. ESOP expense amounted to $115,000, $ 98,000, and $97,000 for the years ended December 31, 2002, 2001, and 2000, respectively. Shares distributed to a participant upon termination of service are subject to a put option whereby the participant may cause the Company to purchase the shares at fair value. At December 31, 2002 and 2001, the plan held 6,290 and 6,039 shares with a fair value, at the respective dates, of $1,081,000 and $952,000.

(14) Incentive Stock Plans

Stock Option Plan

The Company's incentive stock option program for employees authorizes grants of options to purchase up to 48,000 shares of common stock. The options are granted with an exercise price equal to the estimated fair value of the common stock on the grant date. The options are exercisable at times varying from four years to twenty-eight years from the grant date. The options are fully vested and have no set expiration date.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000
(14) Incentive Stock Plans (continued)

The following summarizes outstanding and exercisable options at December 31, 2002, 2001 and 2000:
	2002		2001		2000

		Weighted		Weighted		Weighted
	#	Average Price	#	Average Price	#	Average Price

Options outstanding, January 1	25,350	$133.19	18,171	$126.44	13,713	$120.17
Granted	7,941	$157.64	7,179	$150.28	4,458	$145.73
Exercised	-	-	-	-	-	-
Expired	-	-	-	-	-	-

Options outstanding, December 31	33,291	$139.02	25,350	$133.19	18,171	$126.44

Options exercisable, December 31	12,915	$131.12	11,256	$127.21	7,845	$123.66

Options available for future grants	14,709		22,650		29,829

Options outstanding (both exercisable and unexercisable) at December 31, 2002, have exercise prices ranging from $120.17 to $157.64. The weighted average expected life of the options is 10.4 years. Since the options have no stated expiration date, the expected life is calculated as the number of years from grant date to the grantee's 65th birthday.

The Company applies APB Opinion No. 25 in accounting for its stock option plan, and accordingly, no compensation cost has been recognized for its fixed-award stock options in the consolidated statement of income. Had compensation cost been determined based on the fair value at the grant date of the stock options using option valuation models consistent with the approach of FASB Statement No. 123, the Company's net income and earnings per share for the years ended December 31, 2002, 2001 and 2000, would have been reduced to the pro forma amounts indicated below (in thousands, except per share amount):

	2002			2001			2000

Net income as reported		$7,182			$5,662			$3,487
Compensation expense		$210			$165			$132
Pro forma net income		$6,972			$5,497			$3,355

Earnings per share	Basic		Diluted	Basic		Diluted	Basic		Diluted

As reported	$15.07		$14.91	$11.89		$11.81	$7.33		$7.29
Pro forma	$14.63		$14.47	$11.54		$11.64	$7.06		$7.01

The per share fair value of stock options granted during 2002, 2001 and 2000 was $37.46, $32.50 and $40.85, respectively, and was determined using the Black-Scholes option-pricing model with the following weighted average assumptions for each year:

	2002	2001	2000

Expected dividend yield	2.60%	2.61%	2.72
Risk-free interest rate	5.07%	4.92%	6.45%
Expected life	13.2 years	10.4 years	11.4 years
Volatility	13.30%	13.81%	14.39%
Phantom Stock and Stock Appreciation Rights Plan

The Company also has an incentive stock plan for senior management which allows for the issuance of Phantom Stock Awards (PSA) and Stock Appreciation Rights (SAR) to key employees based upon performance factors established by the Board of Directors, which are generally tied to increases in the value of the Company's common stock. PSAs represent the right to receive, for each phantom share of common stock covered by the PSA, payment equal to the higher of the book value or market value per share of common stock on the date of exercise. Payment can be made in cash, shares of the Company, or both at the discretion of the Board of Directors. PSAs are exercisable at the later of age 55 or 15 years of continuous employment with the Company or at normal retirement age (65). SARs represent the right to receive payment equal to the amount, if any, by which the higher of the book value or market value per share of common stock on the date of exercise exceeds the SARs' grant value. SARs are exercisable five years from the date of grant. At December 31, 2002, 5,448 PSAs were outstanding and 788 SARs were outstanding at prices ranging from $38.03 to $80.66.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000
(14) Incentive Stock Plans (continued)

The maximum value of the PSAs and SARs was frozen as of December 31, 1998, and future appreciation associated with increases in the market value of the Company's common stock was replaced with stock options. The Company has accrued a liability of $573,000 at December 31, 2002, representing the vested obligation under the plan. Expenses of the plan amounted to $55,000, $61,000, and $65,000, for the years ended December 31, 2002, 2001, and 2000, respectively.

There is no difference between the Company's previous method of accounting for its incentive plan and the provisions of SFAS No. 123; therefore, no pro forma information is provided.
(15) Leases

The Company leases certain buildings and office space under operating lease arrangements. Rent expense under these arrangements amounted to $1,012,000 in 2002, $934,000 in 2001, and $754,000 in 2000. Real estate taxes, insurance, maintenance, and other operating expenses associated with leased buildings and office space are generally paid by the Company.

A summary of noncancellable long-term operating lease commitments as of December 31, 2002, follows (in thousands):
Years ending December 31,	Amount

2003	$1,055
2004	904
2005	872
2006	827
2007	838
2008 and after	4,779

Total	$9,275

(16) Commitments and Contingencies

In the normal course of business there are various outstanding commitments to extend credit which are not reflected in the accompanying consolidated financial statements. Because many commitments and almost all letters of credit expire without being funded in whole or in part, the contract amounts are not estimates of future cash flows. Loan commitments have off-balance-sheet credit risk because only origination fees are recognized in the balance sheet until commitments are fulfilled or expire. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and collateral or other security is of no value. The Company's policy generally requires customers to provide collateral, usually in the form of customers' operating assets or property, prior to the disbursement of approved loans. The contractual amounts of these commitments at December 31, 2002, were: Commercial letters of credit $12,041,000 and unused commitments $70,469,000. The contractual amounts of these commitments at December 31, 2001, were: Commercial letters of credit $9,954,000 and unused commitments $67,548,000. Commitments to fund fixed-rate residential mortgage loans, which are expected to be funded within 90 days, amounted to $7,310,000 at December 31, 2002.

The Bank has committed $1,000,000 for an investment in Monroe Fund LLC. This venture capital fund is a community-backed initiative in support of new business and jobs growth in the Monroe County region. At December 31, 2002, the Company had funded $750,000 of this commitment and carries the investment at lower of cost or market in other assets.

The Bank is required to maintain reserve balances in cash on hand and with the Federal Reserve Bank. The average amount of such reserve balances for the year ended December 31, 2002, was approximately $10,272,000.

In the normal course of business, the Company has various contingent liabilities outstanding that are not included in the consolidated financial statements. Management does not anticipate any material losses as a result of these contingent liabilities.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000
(17) Regulatory Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2002, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as wellcapitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain a minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

	December 31, 2002

(Dollars in thousands)	Actual Regulatory Capital		Minimum Requirement		Well-Capitalized

	Amount	Ratio	Amount	Ratio	Amount	Ratio

Leverage capital (tier 1) as percent of
three-month average assets:
Company	$70,947	8.69%	$32,664	4.00%	$40,830	5.00%
Bank	$59,717	7.36%	$32,461	4.00%	$40,576	5.00%
As percent of risk-weighted,
period-end assets
Core capital (Tier 1)
Company	$70,947	11.66%	$24,340	4.00%	$36,510	6.00%
Bank	$59,717	9.91%	$24,097	4.00%	$36,145	6.00%
Total capital (Tiers 1 and 2)
Company	$79,345	13.04%	$48,680	8.00%	$60,850	10.00%
Bank	$65,879	10.94%	$48,193	8.00%	$60,241	10.00%

	December 31, 2001

	Actual Regulatory Capital		Minimum Requirement		Well-Capitalized

	Amount	Ratio	Amount	Ratio	Amount	Ratio

Leverage capital (tier 1) as percent of
three-month average assets:
Company	$47,925	6.91%	$27,748	4.00%	$34,685	5.00%
Bank	$45,461	6.55%	$27,748	4.00%	$34,685	5.00%
As percent of risk-weighted,
period-end assets
Core capital (Tier 1)
Company	$47,925	8.78%	$21,839	4.00%	$32,759	6.00%
Bank	$45,461	8.34%	$21,801	4.00%	$32,702	6.00%
Total capital (Tiers 1 and 2)
Company	$53,599	9.82%	$43,679	8.00%	$54,598	10.00%
Bank	$51,135	9.38%	$43,602	8.00%	$54,503	10.00%
25

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000
(18) Loans to Directors and Officers

Certain executive officers, directors, and their business interests are customers of the Company. Transactions with these parties are based on substantially the same terms as similar transactions with others and do not carry more than normal credit risk. At December 31, 2002 and 2001, loans and unused commitments to these related parties amounted to $3,990,000 and $ 5,142,000, respectively.

(19) Segment Information

Reportable segments are comprised of the Company and its banking subsidiary operations (Bank) and CNB Mortgage Company (CNBM), as their performance is evaluated on an individual operating basis. The reportable segment information as of and for the years ended December 31, 2002, 2001 and 2000 follows:

(Dollars in thousands)	2002	2001	2000

Net interest income
Bank	$29,970	26,114	23,034
CNBM	13	6	5

Total segment net interest income	29,983	26,120	23,039
Eliminations	(133)	(6)	(5)

Total net interest income	$29,850	26,114	23,034

Other income
Bank	$11,448	9,692	8,615
CNBM	2,749	1,860	850

Total segment other income	14,197	11,552	9,465
Eliminations	(2,317)	(1,007)	(13)

Total other income	$11,880	10,545	9,452

Net income (loss)
Bank	$7,182	5,662	3,487
CNBM	864	352	(113)

Total segment net income	8,046	6,014	3,374
Eliminations	(864)	(352)	113

Total net income	$7,182	5,662	3,487

Assets
Bank	$825,253	725,573	594,641
CNBM	4,399	2,773	3,307

Total segment assets	829,652	728,346	597,948
Eliminations	(3,949)	(2,302)	(2,969)

Total assets	$825,703	726,044	594,979

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000
(20) Condensed Financial Information - Parent Company Only

The following are the condensed balance sheets, statements of income, and statements of cash flows for Canandaigua National Corporation, (dollars in thousands).
Balance Sheets
	December 31,

	2002	2001

Assets:
Cash in subsidiary bank	$1,625	175
Securities available for sale	8,304	93
Premises and equipment, net	644	660
Investment in Bank	59,955	45,662
Investment in nonbank subsidiaries	2,414	1,518
Other assets	521	53

Total assets	$73,463	48,161

Liabilities:
Due to subsidiary	$20,000	-
Other liabilities	46	29

Total liabilities	20,046	29

Stockholders' Equity:
Common stock	9,732	8,110
Additional paid-in capital	6,958	8,553
Retained earnings	37,655	32,428
Treasury stock (9,421 shares in 2002
and 9,963 shares in 2001)	(1,159)	(1,218)
Accumulated other comprehensive income	231	259

Total Stockholders' Equity	53,417	48,132

Total Liabilities and Stockholders' Equity	$73,463	48,161

Statements of Income
	Years ended December 31,

	2002	2001	2000

Dividends from Bank	$1,880	1,776	640
Dividends from nonbank subsidiaries	616	-	-
Other income	275	80	90
Interest and other expense	(703)	(112)	(192)

Income before undistributed income of subsidiaries	2,068	1,744	538
Undistributed current year income of subsidiaries	4,594	3,725	2,881

Income before taxes	6,662	5,469	3,419
Income tax benefit	520	193	68

Net income	$7,182	5,662	3,487

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000
(20) Condensed Financial Information - Parent Company Only (continued)
Statements of Cash Flow
	Years ended December 31,

	2002	2001	2000

Cash flows from operating activities
Net income	$7,182	5,662	3,487
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation and amortization and accretion	38	25	25
Undistributed current year earnings of subsidiaries	(4,594)	(3,725)	(2,881)
Writedown of security	-	-	105
Other	(141)	(172)	(62)

Net cash provided by operating activities	2,767	1,790	674

Cash flows from investing activities:
Purchase of securities available for sale	(8,210)	-	-
Capital investment in subsidiaries	(10,619)	(900)	(1,400)
Return of capital from subsidiary	-	900	1,400
Fixed assets purchased, net	(8)	-	-

Net cash used in investing activities	(18,837)	-	-

Cash flows from financing activities:
Proceeds from guaranteed preferred beneficial interests
in Corporation's junior subordinated debentures, net	19,389	-	-
Proceeds from sale of treasury stock	86	71	106
Dividends paid	(1,955)	(1,921)	(1,887)

Net cash provided by (used in) financing activities	17,520	(1,850)	(1,781)

Net increase (decrease) in cash	1,450	(60)	(1,107)
Cash at beginning of year	175	235	1,342

Cash at end of year	$1,625	175	235

(21) Fair Values of Financial Instruments

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

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by interest type such as floating-, adjustable-, and fixed-rate loans, and by portfolios such as commercial, mortgage, consumer and other.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000
(21) Fair Values of Financial Instruments (continued)

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

Deposits

The fair value of demand deposits, savings accounts, and money market accounts is the amount payable on demand at the reporting date. The fair value of fixed maturity time deposits is estimated using a discounted cash flow approach that applies current market rates to a schedule of aggregated expected maturities on time deposits.

Borrowings

The fair value of borrowings is calculated by discounting scheduled cash flows through the estimated maturity using market rates presently available for new borrowings.

Guaranteed preferred beneficial interest in corporation's junior subordinated debentures

The fair value of the guaranteed preferred beneficial interest in corporation's junior subordinated debentures approximates the face amount of the underlying adjustable-rate securities.

The estimated fair values of the Company's financial instruments are as follows (dollars in thousands):
	December 31, 2002		December 31, 2001

	Carrying	Fair	Carrying	Fair
	Amount	Value(1)	Amount	Value(1)

Financial Assets:
Cash and equivalents	$49,857	49,857	46,641	46,641
Securities	$165,443	169,948	120,996	122,518
Loans-net	$580,663	583,335	529,481	534,052

Financial Liabilities:
Deposits:
Demand accounts, savings and
money market accounts	$519,265	519,265	439,776	439,776
Time deposits	$225,134	227,497	231,067	233,658
Borrowings	$1,048	1,007	1,097	1,009
Guaranteed preferred beneficial interest in
corporation's junior subordinated debentures	$19,409	20,000	-	-

Off-balance-sheet commitments:
Commercial letter of credit	$-	181	-	149
Unused lines of credit	$-	-	-	-

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
29

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000
Common Stock Data

The Company's stock is not actively traded nor is it traded in the over-the-counter market. In addition, it is not listed with a national securities exchange. Due to the limited number of transactions, the weighted average sale price may not be indicative of the actual market value of the Company's stock. The following table sets forth a summary of the weighted average (known open-market) sales price, book value at quarter end, and semi-annual dividends paid per share since the first quarter of 1997. All per share calculations have been restated to reflect the three-for-one stock split in 2002.

	Average		Dividend
	Sales Price	Book Value	Paid

2002
4th quarter	no sales	$111.94
3rd quarter	$171.88	$106.56	$2.05
2nd quarter	no sales	$106.10
1st quarter	no sales	$102.76	$2.05

2001
4th quarter	no sales	$100.98
3rd quarter	$157.64	$98.46	$2.02
2nd quarter	$152.73	$96.46
1st quarter	no sales	$93.41	$2.01

2000
4th quarter	no sales	$92.96
3rd quarter	no sales	$91.96	$1.99
2nd quarter	$152.54	$90.90
1st quarter	$151.40	$88.61	$1.98

1999
4th quarter	no sales	$89.34
3rd quarter	$145.73	$87.62	$1.92
2nd quarter	$137.99	$88.45
1st quarter	$133.33	$87.84	$1.91

1998
4th quarter	no sales	$88.65
3rd quarter	$120.17	$87.03	$1.84
2nd quarter	no sales	$86.91
1st quarter	$117.05	$85.23	$1.83

1997
4th quarter	no sales	$84.97
3rd quarter	$111.96	$84.19	$1.75
2nd quarter	$106.86	$83.75
1st quarter	$108.87	$81.11	$1.58
As stated above, the stock of the Company is not listed with a national securities exchange; therefore, no formal bid and asked-for quotations are available.
30

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES
Officers

Office of the President	Operations
George W. Hamlin, IV, President, CEO, Trust and CRA Officer	David R. Morrow, Senior Vice President
Jean M. Baldick, Assistant Vice President, Executive Assistant to	Sandra U. Roberts, Vice President - Manager Data Processing
the President	Susan H. Foose, Vice President - Retail Operations
Michael A. Mandrino, Assistant Vice President - Information
Retail Services	Systems Architect
Robert G. Sheridan, Senior Vice President - Cashier
Judith M. Stewart, Senior Vice President - Corporate Operations	Audit
Risk Officer, Bank Security Officer	Linda M. Rogers, CFSA, CBA, Vice President - Corporate Audit Manager
Richard T. Wade, Vice President - Consumer Loans	Gretchen A. Alles, Assistant Vice President - Assistant Auditor
William J. Van Damme, Vice President	Diane B. Savage, Audit Officer
Lori R. Ellis, Assistant Vice President
Richard J. Ertel, Assistant Vice President	Legal, Finance and Compliance
Cheryl A. Hurd, Assistant Vice President	Steven H. Swartout, Esq., Vice President and General Counsel
Brenda W. Stoker, Assistant Vice President	Lawrence A. Heilbronner, Vice President - Chief Financial Officer
Denise J. Goebel, Assistant Branch Administrator, Bank Secrecy Officer	Kathleen J. Corry, Vice President - Bank Operations
Vicki B. Mandrino, Compliance Officer
Commercial Services	Robert L. Simpson, Assistant Vice President - Finance
James C. Minges, Senior Vice President	Dawn C. Phelps, Assistant Vice President
Wesley L. Talbett, Vice President
A. Rosamond Zatyko, Vice President	Human Resources
Robert L. Lowenthal, Vice President	Mary Ann M. Ridley, Vice President - Human Resources
Gary L. Babbitt, Vice President	Marie E. Dastin, Human Resources Officer
Richard A. Szabat, Vice President
Michael J. Drexler, Vice President	Sales and Marketing
Michael S. Mallaber, Vice President	Joseph L. Dugan, Senior Vice President - Sales Manager
JoAnn N. VanderSal, Vice President	Stephen R. Martin, Vice President - Marketing
Thomas R. Ecker, Vice President	Tamra A.B. O'Donnell, Assistant Vice President - Product Manager,
Keith J. Goebel, Assistant Vice President	Assistant CRA Officer
Bernard E. Belcher, Assistant Vice President
Timothy A. Stone, Assistant Vice President
Charleen H. Kalocsai, Banking Officer - Credit Administrator
Paul J. Zschoche, Banking Officer
Sandra J. Holley, Collateral Control Officer

Wealth Strategies Services
Richard H. Hawks, Jr., Senior Vice President - Trust Officer
Gregory S. MacKay, Senior Vice President - Chief Economist
James M. Exton, Vice President - Investment Officer
Scott B. Trumbower, Vice President - Investment Officer
Anthony D. Figueiredo, Vice President - Trust Administration Officer
Mary Kay Bashaw, Vice President - Government Banking Officer
Paul R. Callaway, Vice President - Trust Officer
M.Beth Uhlen, Vice President - Manager Trust Operations
Sandra A. Lancer, Vice President - Employee Benefits Trust Officer
Thomas Christopher, Vice President - Investment Officer
Sharon E. Greisberger, Vice President - Trust Administration Officer
Patricia A. McAuley, Assistant Vice President - Investment IRAs
Kevin D. Kinney, Assistant Vice President - Trust Officer
Joseph P. Coonan, Trust Development Officer
G. James Blatt, Vice President, Business Development Officer
David Guzzetta, Assistant Vice President, Investment Officer
Denise A. Kelly-Dohse, IRA Officer
31

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES
Community Banking Offices
Community Advisory Committees
Bloomfield	Honeoye
Barbara A. Thorpe, Assistant Vice President - Community Office	Deborah E. Rought, Assistant Vice President - Community Office
Sales Manager	Sales Manager
Judy A. Reader, Financial Services Representative	Sandra L. D'Angelo, Financial Services Representative

Brighton	Honeoye Falls
Julie Bagley, Community Office Sales Manager	Christopher M. Keys, Assistant Vice President - Community Office
Jennifer Hecker, Financial Services Representative	Sales Manager
Audrey A. Evangelist, Financial Services Representative
Canandaigua
Michael D. O'Donnell, Vice President - Community Office Sales Manager	Irondequoit
John W. VanVechten, Vice President - Financial Services Representative	Timi L. Wright, Assistant Vice President - Community Office Sales Manager
Evelyn Buisch, Financial Services Representative	Kressa Sweezy, Financial Services Representative

Canandaigua - Lakeshore	Manchester-Shortsville
Dolores J. Reynolds, Assistant Vice President - Community Office	Henry A. Trickey, Jr., Assistant Vice President - Community Office
Sales Manager	Sales Manager
Alexa Cremeans, Financial Services Representative	Amy Eagley, Financial Services Representative

Chili	Mendon
Mary Anne Burkhart, Assistant Vice President - Community Office	Dianne M. Tucker, Community Office Sales Manager
Sales Manager	Ellie Williams, Financial Services Representative
Barbara A. Fitzsimmons, Financial Services Representative
Perinton
Customer Call Center	Darrell J. Penlon, Community Office Sales Manager
Barbara A. Finch, Call Center Manager	Cynthia Doyle, Financial Services Representative

Eastview Mall	Pittsford
Marcia M. Minges, Assistant Vice President - Community Office	Karen C. Serinis, Vice President - Community Office Sales Manager
Sales Manager	Annalisa Underwood, Financial Services Representative
Kelly Hall, Financial Services Representative
Rochester
Farmington	Louis P. Nau, Assistant Vice President - Community Office Sales Manager
Diane C. Mordue, Assistant Vice President - Community Office	Eileen Bennett Lewis, Financial Services Representative
Sales Manager
Cindy Walton, Financial Services Representative	Victor
Lisa J. Blakesley, Assistant Vice President - Community Office Sales Manager
Greece	Jason W. Fitzgerald, Financial Services Representative
Laurel L. Harrington, Assistant Vice President - Community Office
Sales Manager	Webster
Pamela Schaber, Financial Services Representative	Kathleen Amberge, Vice President - Community Office Sales Manager
Dannielle Regali, Financial Services Representative
Bloomfield Office	Honeoye Office	Manchester -	Perinton Office	Webster Office
Joseph Ferris, DVM	Ralph C. Annechino	Shortsville Office	Charles A. Beck	Kathleen Amberge
David Hamlin, Jr	Earl L. Mastin	Gary H. Bliss	Lorain Francis	David W. Nytch
Frank J. Marianacci	Deborah E. Rought	Mary C. Record	T C Lewis	Jeffrey C. Riedel
Judith S. Smith	Herbert E. Treble	Henry A. Trickey, Jr.	Dr. Anthony W. LoVerdi	Ross J. Willink
Barbara A. Thorpe	George A. Ward	Charles D. Zonneville	Darrell J. Penlon

Farmington Office	Honeoye Falls Office	Mendon Office	Victor Office
Anne P. Fessler, DVM	Thomas H. Green	Marvin E. Hogan	Gary L. Bennett
Diane C. Mordue	Christopher M. Keys	A. Jack Leckie	Lisa J. Blakesley
Lawrence E. Potter	Cyril A. Krenzer	Charles H. Meisenzahl	Donald J. Culeton
Mary Catherine VanBortel	Mary Louise Meisenzahl	Dianne M. Tucker	Eldred M. Sale
	Michael J. Tobin	Clayton G. Zuber	William J. Turner
32

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES
THE ARTHUR S. HAMLIN AWARD FOR EXCELLENCE

Every year, the bank recognizes the outstanding contribution of one of its own with the Arthur S. Hamlin Award. Employees are encouraged to nominate one of their peers who has
demonstrated exceptional performance and dedication to the
bank. Congratulations to this year's recipient: Brenda Stoker.

"I am truly grateful to receive this award in honor of a man whose commitment to his community exemplifies the
foundation and core values of The Canandaigua National
Bank and Trust Company. Mr. Arthur S. Hamlin's honest,
caring, and generous attitude is delivered by CNB's
employees every day, and I am proud to work with this
team of fine professionals."
Brenda Stoker, 2001 Arthur S. Hamlin Award Recipient

P A S T R E C I P I E N T S

Lena Hayes 2000	Jeannie Baldick 1996	Susan Foose 1994	Michael O'Donnell 1991
Dawn Phelps 1999	Amy Eagley 1995	Kathleen Corry 1993	Jerry Drake 1990
Beth Uhlen 1998	Regina Kesel 1995	James Roth 1992	Linda Keyes 1989
Kathy Lafler 1997
33

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Our new home in Brighton.

This year saw the continued expansion of our network into Monroe County, including the opening of the new Brighton Community Office at 2075 Monroe Avenue.	Something for everyone.

CNB customers aren't the only ones who will find something special at the new branch. A community meeting room is available for gatherings of local organizations. There's a huge dollhouse for the kids. And doggie biscuits are available via the drive-through window as a treat for the family pooch.

Not your average bank.

Like our other offices, the Brighton branch is designed to reflect the community it serves. The 4,500 square foot office features a Tudorstyle exterior similar to that of many area homes. The warm, homey interior space includes a fireplace, a living room and plenty of comfortable chairs. Sit-down teller counters add to the welcoming atmosphere.

Always on Sundays.

The office offers expanded business hours to serve the unique needs of the Brighton community. The branch is open on Sundays as ell as Saturdays, providing added convenience. Like all our offices, the Brighton branch avoids the cookie-cutter approach to banking. But we're confident that designing each branch to blend in with its community will lead to consistent success as we continue to expand.

A picture of a chair and a fireplace goes here

34

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

N O T E S
35

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

N O T E S
36