Form 10-K, Exhibit 13
period 2004-12-31
CANANDAIGUA NATIONAL CORP
filed 2005-02-18
CIK 759458

CANANDAIGUA NATIONAL CORPORATION
72 South Main Street
Canandaigua, New York 14424
Phone: 585-394-4260 or
1-800-724-2621
Fax: 585-394-4001
Internet: www.cnbank.com

2004 Annual Report

Table of Contents
Page

Financial Highlights	3

Management's Discussion and Analysis of Financial Condition and Results of Operations	4

Our Common Stock	19

Management's Report on the Effectiveness of Internal Controls over Financial Reporting	20

Report of Independent Registered Public Accounting Firm on Management's Report	21

Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements	22

Consolidated Balance Sheets	23

Consolidated Statements of Income	24

Consolidated Statements of Stockholders' Equity	25

Consolidated Statements of Cash Flows	26

Notes to Consolidated Financial Statements	27

Annual Meeting:

The Annual Meeting of Stockholders will be held at the Main Office of The Canandaigua National Bank and Trust Company 72 South Main Street Canandaigua, New York 14424 March 9, 2005, at 1:00 p.m.

Form 10-K:

A copy of the Corporation's Form 10-K Annual Report is available without charge to stockholders upon written request to: Robert G. Sheridan, Secretary, 72 South Main Street Canandaigua, New York 14424

1.

Forward-Looking Statements

This report, including information incorporated by reference, contains, and future filings by Canandaigua National Corporation on Form 10-K, 10-Q and 8-K and future oral and written statements, press releases, and letters to shareholders by Canandaigua National Corporation and its management may contain, certain "forward-looking statements" intended to qualify for the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. When used or incorporated by reference in the Company's disclosures and documents, the words "anticipate," "believe," "contemplate," "estimate," "expect," "foresee," "project," "target," "goal," "budget" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act. Such forward-looking statements are subject to certain risks discussed within this document. These forward looking statements are based on currently available financial, economic, and competitive data and management's views and assumptions regarding future events. These forward looking statements are inherently uncertain, so should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected, projected, targeted, or budgeted. These forward-looking statements speak only as of the date of the document. We expressly disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein. We must caution readers not to place undue reliance on any of these forward-looking statements.

2.

     We present below a summary of selected financial highlights to help you see a snapshot of our performance during each of the past five years and at their year's end. This and all information concerning our financial performance should be read in conjunction with the following Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as the 2004 Consolidated Financial Statements. These sections help to provide context for the information you see here.

Financial Highlights
(Dollars in thousands except per share data)

		%
	2004	Change	2003	2002	2001	2000

Income Statement Information:
Net interest income	$35,906	7.24%	33,481	29,850	26,114	23,034
Provision for loan losses	1,680	34.40%	1,250	2,306	1,431	1,028
Other income	12,617	(2.92)%	12,997	11,880	10,545	9,452
Operating expenses	32,331	4.57%	30,917	29,478	27,147	26,756
Income taxes	3,913	(1.44)%	3,970	2,764	2,419	1,215
Net income	10,599	2.49%	10,341	7,182	5,662	3,487

Balance Sheet Data:
Total investments(1)	$203,860	8.33%	188,189	165,443	120,996	83,974
Total loans, net	669,873	12.41%	595,915	580,663	529,481	455,259
Total assets	974,757	7.38%	907,775	825,703	726,044	594,737
Total deposits	877,141	7.21%	818,158	744,399	670,843	533,513
Total borrowings(2)	21,102	0.04%	21,094	20,457	1,097	12,644
Total stockholders' equity	70,173	13.97%	61,569	53,417	48,132	44,269
Average assets	938,421	10.26%	851,091	766,326	645,868	569,241
Average stockholders' equity	63,810	15.12%	55,429	49,266	45,665	42,671

Assets Under Administration(3)
Book value (cost basis)	683,033	5.85%	645,307	651,288	654,491	645,073
Market value	812,953	9.00%	745,858	667,747	745,857	796,917

Per Share Data:
Net income, basic	$22.14	2.17%	21.67	15.07	11.89	7.33
Net income, diluted	$21.09	(0.05)%	21.10	14.91	11.81	7.29
Cash dividends	$5.30	11.58%	4.75	4.10	4.03	3.97
Book value	$145.83	13.03%	129.02	111.94	100.98	92.96
Weighted average shares - diluted	502,592	2.57%	490,016	481,675	479,571	478,464

Other ratios:
Return on average assets	1.13%	(7.38)%	1.22%	0.94%	0.88%	0.61%
Return on average equity	16.61%	(10.99)%	18.66%	14.58%	12.40%	8.17%
Return on beginning equity	17.21%	(11.11)%	19.36%	14.92%	12.79%	8.21%
Dividend payout	25.13%	11.64%	22.51%	27.50%	34.12%	54.46%
Average equity to average assets	6.80%	4.45%	6.51%	6.43%	7.07%	7.50%
Net interest margin	4.40%	(3.51)%	4.56%	4.45%	4.56%	4.60%
Efficiency	66.63%	0.17%	66.52%	70.64%	74.05%	82.36%
(1) Includes the Company's investment in Federal Reserve Bank stock and Federal Home Loan Bank stock.
(2) Includes junior subordinated debentures.
(3) These assets are held in a fiduciary or agency capacity for customers and are not included in our balance sheet.

3.

Management's Discussion and Analysis of Financial Condition and Results of Operations

     The Management Discussion and Analysis (MD&A) is intended to provide, in one section, material historical and prospective disclosure enabling investors and other users to assess the financial condition and results of operations of the Company, with particular emphasis on our prospects for the future. It is intended to give you an opportunity to look through the eyes of your Company's management (we/us) by providing both a short term and long-term analysis of our business. On the following pages we will discuss the dynamics of our business and analyze our financial information through text and tables. (Dollar and percentage changes are calculated before rounding. Per share amounts reflect the three-for-one stock split in 2002.)

     Mr. Hamlin's message to shareholders provides a further overview of the Company's 2004 results, including the impact of the economy and banking industry on the Company and the results of the Bank and CNB Mortgage. His message also summarizes the opportunities, challenges and risks facing the Company for 2005.

     Throughout this and other documents we prepare from time to time, we include our predictions (or "forward-looking information"). Of course, any discussion of the future is subject to many risks and uncertainties, and, while we seek ways to manage these risks and develop programs to control those we can, we ultimately cannot predict the future. Our actual results may differ materially from those indicated by our forward-looking statements. A number of these most significant risks and uncertainties affecting our business are enumerated below.

- The strength of the United States economy in general and the strength of the local economy in particular; general economic conditions, either nationally or locally could be less favorable than expected, resulting in, for example, a deterioration in credit quality of assets;

- The effects of and changes in United States trade, monetary, and fiscal policies and laws, including and most importantly the interest rate policy of the Federal Reserve Board, which can have an immediate and significant impact on earnings;

- The impact of changes in laws and regulations governing financial services and public companies, including laws and regulations concerning taxes, accounting, auditing and reporting standards;

- The impact of technological changes;

- The development of new products, their competitiveness and their acceptance by customers;

- Changes in commercial and consumer spending and saving habits;

- The commission of fraud by customers and non-customers against the Company; and

- Our success in managing these risks.

RESULTS OF OPERATIONS

     For the year ended December 31, 2004, we reported net income of $10.6 million compared to $10.3 million for the year ended December 31, 2003, and $7.2 million for the year ended December 31, 2002. Diluted earnings per share for each of these years were $21.09, $21.10, and $14.91, respectively. The major components of these results, which include net interest income, provision for loan losses, other income, operating expenses, and income taxes, are discussed below.

Net interest income

     Net interest income is the difference between the interest and dividend income earned on loans and investments and the interest expense paid on deposits and borrowings. Net interest income is the Company's principal source of earnings. Net interest income is affected by a number of factors, including the level, pricing and maturity of interest-earning assets and interest bearing liabilities, interest rate fluctuations and asset quality, as well as general economic conditions and regulatory policies.

     Going into 2004 we had anticipated the reduction in both asset yields and liability rates as higher-yielding products were maturing, and were to be replaced by lower yielding products. We also anticipated an overall higher interest rate environment driven by a strengthening economy and moves by the Federal Open Market Committee (FOMC). These higher rates would cause us to raise our rates paid (expense), faster than rates earned (income), thus reducing our interest spread and net interest margin.

     Tax-equivalent net interest income grew $2.5 million or 6.9% for the year 2004, driven mainly by an $84.2 million increase in average earning assets or 10.7%, while average interest-bearing liabilities grew $59.3 million or 8.7%. During the year, the tax-equivalent yield on earning assets fell 46 basis points to 5.43%, while the cost of interest-bearing liabilities fell 33 basis points to 1.22%. The combination of these reductions led to a 13 basis point decrease in net interest spread (the difference between rates earned and rates paid). Furthermore, net interest margin (net interest income divided by average earning assets, or asset profit margin) declined 16 basis points to 4.40%. The two following tables analyze the components of net interest income.

     For 2005 we anticipate asset yields to stabilize or even increase slightly as an increasing interest rate environment will allow us to price our assets higher and formerly lower-yielding assets will be replaced with higher-yielding ones. However, rates paid on deposits are also likely to increase; therefore, we do not expect any improvement in the net interest margin percentage. Overall balance sheet growth, though, should result in higher total net interest income.

4.

     We believe the FOMC will continue to increase rates, perhaps by as much as 100 basis points (1.00%) before year-end 2005. This will leave the target federal funds rate (the rate banks pay each other for overnight funds) at 3.25%, up from 2.25% at the end of 2004 and 1.25% at the end of 2003. In the Interest Rate Risk Management section below, we discuss what tools we use to manage interest rates.

     In 2003, tax-equivalent net interest income grew $4.3 million or 13.6%, due to a 10.9% increase in average earning assets, offset by a 9.9% increase in average interest-bearing liabilities. In that year both spread and margin increased due to a large decrease in interest costs over interest earnings

     The following table provides additional details of net interest income and shows average balances, tax-equivalent interest earned or paid, and average rates for the years ended December 31, 2004, 2003, and 2002. Taxable securities includes the Company's required investments in Federal Reserve Bank Stock and Federal Home Loan Bank Stock. The mark-to-market adjustments on securities available for sale are included in non-interest earning assets. Nonaccrual loans are included in the average balances of loans. Non-interest-bearing demand deposit accounts are included in non-interest bearing-liabilities. Borrowings include junior subordinated debentures. Tax-exempt interest includes a tax equivalency adjustment of $2,351,000 in 2004, $2,311,000 in 2003, and $1,660,000 in 2002. A marginal federal income tax rate of 35% was applied in 2004 and 2003 and a 34% rate was applied in 2002. Interest on loans includes a deduction for origination costs of $1,335,000 in 2004, $984,000 in 2003, and $737,000 in 2002 (dollars in thousands).

		2004			2003			2002

	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Interest-earning assets:
Interest-bearing deposits
with others	$3,383	$55	1.63%	$6,072	$61	1.02%	$12,812	$186	1.45%
Federal funds sold	35,236	489	1.39	27,970	310	1.10	25,115	401	1.60
Securities:
Taxable	62,013	2,647	4.27	51,251	1,753	3.42	50,400	1,663	3.30
Tax-exempt	139,804	6,952	4.97	119,800	6,870	5.73	87,073	5,199	5.97
Loans, net	629,735	37,124	5.90	580,868	37,335	6.43	533,415	38,588	7.23

Total interest-earning
assets	870,171	47,267	5.43	785,961	46,329	5.89	708,815	46,037	6.49

Non-interest-earning
assets	68,250			65,130			57,511

Total assets	$938,421			$851,091			$766,326

Liabilities and
Stockholders' Equity
Interest-bearing liabilities:
Interest-bearing demand	$93,778	116.12%		$85,068	152.18%		$71,257	316.44%
Savings and money
market	435,978	3,887.89		366,115	3,543.97		300,991	4,839	1.61
Time deposits	190,176	3,883	2.04	209,491	5,762	2.75	237,000	8,761	3.70
Borrowings	21,094	1,124	5.33	21,098	1,080	5.12	11,366	611	5.38

Total interest-bearing
liabilities	741,026	9,010	1.22	681,772	10,537	1.55	620,614	14,527	2.34

Non-interest-bearing
liabilities	133,585			113,890			96,446
Stockholders' equity	63,810			55,429			49,266

Total liabilities and
stockholders' equity	$938,421			$851,091			$766,326

Interest rate spread			4.21%			4.34%			4.15%

Net interest margin		$38,257	4.40%		$35,792	4.56%		$31,510	4.45%

     The rate/volume analysis below is meant to show separately the relative contribution that changes in rates and in volume have on total net interest income year over year. By looking at these components separately, we can identify from what sources of revenue growth arises - changes in balances or changes in rates. Because each component requires different management techniques, for example customer demand in the case of balances and market interest rate changes in the case of rates, separating them gives us a clearer view for analyzing our results. In deriving the information, volume changes are computed by multiplying the volume difference by the prior year's rate. Rate changes are computed by multiplying the rate difference by the prior year's balance. The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the dollar amounts of the change in each.

5.

	2004 compared to 2003			2003 compared to 2002
	Increase/(decrease)			Increase/(decrease)
	Due to change in			Due to change in
	Volume	Rate	Total	Volume	Rate	Total

Interest-earning assets:
Interest-bearing deposits with others	$(34)	28	(6)	(80)	(45)	(125)
Federal funds sold	90	89	179	43	(134)	(91)
Securities	1,484	(508)	976	1,692	69	1,761
Loans, net	3,010	(3,221)	(211)	3,263	(4,516)	(1,253)

Total	$4,550	(3,612)	938	4,918	(4,626)	292

Interest-bearing liabilities:
Interest-bearing demand	$14	(50)	(36)	52	(216)	(164)
Savings and money market	638	(294)	344	900	(2,196)	(1,296)
Time deposits	(495)	(1,384)	(1,879)	(936)	(2,063)	(2,999)
Borrowings	-	44	44	499	(30)	469

Total	157	(1,684)	(1,527)	515	(4,505)	(3,990)

Net change	$4,393	(1,928)	2,465	4,403	(121)	4,282

Provision for Loan Losses

     The provision for loan losses (a charge to earnings) in each period is a result of our judgment about the credit quality of the Company's assets. We present a detailed discussion and analysis in the section below titled "Loan Loss Experience and Allowance for Loan Losses."

Other Income

    Other income is composed mainly of revenues from service charges, trust and investment services, and mortgage banking operations. For the year ended December 31, 2004, other income decreased $0.4 million or 2.9% from 2003, and for the year ended December 31, 2003, other income increased $1.1 million or 9.4% from 2002.

     Service charges on deposit accounts rose 3.1% in 2004 from 2003 and 8.3% in 2003 from 2002, attributable to increased transaction volume derived from increases in underlying deposit accounts and the number of customers. The rate of growth slowed in 2004 as customers with higher balances and Options ™ accounts were able to offset some service charges. We anticipate this income category to continue its growth in 2005, coming from further increases in transaction volume and our on-going review of product and service offerings and their associated fees.

     Trust and investment services income increased $0.5 million or 15.2% in 2004 from 2003. This income is principally derived from a combination of (1) the average market value of assets under management, and (2) the mix of those underlying accounts. For the year ended December 31, 2004, the average market value of assets under management increased 12.4%, with accounts yielding higher fees growing to a greater extent.

     In 2005 we will embark on an exciting three-plus-year program to substantially increase our assets under management. This plan will include increased marketing expenses, new product development and sales, and a review of current fees. We will focus on the population in our market area, including individuals, for-profit businesses, and not-for-profit entities.

     Looking back to 2003, our growth plans developed slowly, picking up late in the year, resulting in lower-than-expected book value growth, which is our measure of customer account acquisition. In addition, we sold the Bank's advisory services for the Canandaigua Equity Fund and the Canandaigua Bond Fund in May of that year, resulting in a decrease of approximately $14 million in book value of assets under management. Overall, the book value of assets under management fell $5.9 million or 0.9%.

     Our residential mortgage originations are handled through CNB Mortgage Company, where its results are reflected in the net gain on sale of mortgage loans. In 2004 this line item declined $1.5 million or 55.8%, consistent with the end of the nation's refinance boom. This compares to an increase of 45.4% for the year ended December 31, 2003 over 2002. The three-year fall in interest rates from 2001 through 2003 produced this refinance boom. We were able to take advantage of this and finance over $249 million of residential mortgages in 2003 and $190 million in 2002. But with the end of the refinance boom in 2004, our mortgage originations dropped to $124.4 million.

     We usually sell long-term, fixed-rate residential mortgages with loan to value ratios less than 85% to the Federal Home Loan Mortgage Corporation (Freddie Mac) to: (1) provide mortgage financing to homeowners we could not otherwise, because of our inability to fund such high originations with local deposits, and (2) to reduce our long-term interest rate risk. However, we continue to service these loans locally with our staff. Generally all residential mortgage loans with an original loan to value ratio greater than 85% are sold, with servicing released to third parties.

6.

     The revenue generated by CNB Mortgage is dependent upon the volume of loans originated. This volume is composed of purchase money loans (loans to purchase a property) and refinance loans (loans that change the terms of an already existing loan). CNB Mortgage Company generally must originate approximately $85 million to break even based on its current operating expense structure. During years without a refinance boom, the Company is more dependent upon purchase money mortgages. Since the refinance boom has abated, CNB Mortgage Company's profitability and resulting gain on sales of mortgages will be closer to 2004's results, rather than 2003's or 2002's. For the years ended December 31, 2004, 2003, and 2002, CNB Mortgage originated the following types of loans (dollars in thousands):

	2004	2003	2002

Purchase money mortgages	$75,918	64,464	52,566
Refinance mortgages	48,527	184,872	137,451

Total mortgage originations	$124,445	249,336	190,017

     Offsetting some of the decline in the gain on sale of mortgage loans was an increase in net mortgage servicing income, which is composed primarily of service fees earned on loans sold to Freddie Mac, but serviced by us and service fees we earn on commercial loan participations. These loans, the balances of which have grown, and we expect to continue to increase in 2005, are not included in the consolidated balance sheet. We generally earn 25 basis points (1/4 of 1.00%) of the loan balance outstanding. Also included in this line is the amortization of mortgage servicing rights. We discuss these in great detail in Note 6 to the Consolidated Financial Statements. At each of the three years ended December 31, 2004, 2003, and 2002, we were servicing the following types of loans (dollars in thousands):

	2004	2003	2002

Residential mortgages	$312,957	294,703	182,113
Commercial loans and mortgages	59,929	55,174	31,831

Total loans serviced for others	$372,886	349,877	213,944

     All other sources of other income increased $0.3 million or 24.6% in 2004 from 2003 and declined slightly in 2003 from 2002. The increase in 2004 came mainly in loan late fees, due to a combination of fee increases, a higher volume of overall loans, and a comparative fee reduction in 2003 as a result of an accounting change and our handling of construction loan fees. In 2003, we implemented FASB Interpretation Number 45 (FIN 45), which required us to capitalize and amortize letter of credit fees, reducing this income line item. Additionally, we changed the way we earn fees on certain construction loans, allowing customers a rebate under certain circumstances. Income in 2002 included a gain from the sale of our SLM Holdings stock, while in 2004 gains arose only from the call of securities in our portfolio prior to their maturity. We do not foresee any significant changes in these other sources in 2005 compared to 2004.

Operating Expenses

     In 2004, operating expenses increased $1.4 million or 4.6% over 2003, the same as 2003's $1.4 million increase over 2002. Increases for both of these years came in nearly all major expense categories and were attributed to continued growth in our operations and expansion in Monroe County. For 2005, we expect a similar increase, mostly in occupancy, marketing and other operating expenses as our customer base grows along with the cost to provide services to them.

     The 2.5% salaries and employee benefits increase in 2004 compares favorably to the 9.3% increase in 2003, when bonuses earned for year's results were much higher due to actual financial results finishing substantially above our original budget. Though our 2004 results also finished above budget, they did not exceed budget nearly as much as they had in 2003. Occupancy expenses continue to grow with the growth in the number of offices, customers and costs. Included in this line are hardware and software maintenance costs, which are tied to the number of our customer accounts. Marketing expenses fell slightly in 2004 from 2003, but we expect them to rise substantially in 2005 with a variety of programs. The remainder of expenses will also see increases, mostly associated with customer growth.

Income Taxes

     Our effective income tax rate was approximately 27% in 2004 and 28% in both 2003 and 2002. The primary factor leading to the decreasing rate was a combination of a higher ratio of tax-exempt income to taxable income and lower non-deductible expenses, as management increased holdings of municipal securities during these years. We anticipate our 2005 effective tax rate will be in this same range.

     Governor Pataki proposed in his fiscal 2006 budget, a change in the tax treatment for certain mortgage investments, which if implemented would add approximately $0.3 million to tax expense. If passed by the New York State Legislature, we would, in order to retain our current profit margins, have to increase the cost of residential loans to borrowers by between one-eighth and one-quarter of a percentage point. We do not believe this proposed hidden tax on New York State residents is sound fiscal policy. We believe this ultimately will lead more financial institutions to move investments out of New York State into jurisdictions with lower tax rates.

7.

FINANCIAL CONDITION

     As of December 31, 2004, total assets of the Company were $974.8 million, up from $907.8 million at year-end 2003. Cash and due from banks decreased $18.0 million to $23.7 million, due to a combination of lower cash reserves held with the Federal Reserve Bank of New York and accelerated credit for cash items received from the Federal Reserve Bank of New York upon our implementation of image exchange associated with the Check Clearing for the 21st Century (Check 21) Act. Check 21 allows banks to exchange check images, rather than paper, speeding the inter-bank clearing time for checks not drawn on our bank. The Canandaigua National Bank and Trust Company was one of the first banks in the nation to fully implement the provisions of Check 21, benefiting our customers with faster credit for their deposits. While this balance can fluctuate from day to day, depending upon customer transactions, we would expect it to range between $25 million and $40 million on average.

     Interest bearing accounts with other financial institutions and federal funds sold remained about the same in total from year to year. These balances generally reflect liquidity (cash) not invested in securities or loans. These balances are managed on a daily basis by representatives of our Asset / Liability Management Committee (ALCO). This liquidity is used to manage daily inflows and outflows of deposits and loans. Our target for these combined balances is $5 million to $20 million, but day-to-day balances will fluctuate within and around this range. We averaged about $35 million in 2004 up from $28 million in 2003, mostly as a result of reducing our cash balances (as discussed above). In late 2003, we experienced a large, temporary increase in municipal and business deposits with much of this having flowed out by mid-February 2004.

     For the past few years we've added just under $2.0 million in premises and equipment, most for office improvements and technology upgrades. We expect a similar amount of investment in 2005, particularly as we begin converting our communication systems to Voice-Over-Internet-Protocol (VOIP). All of these investments are funded from current operating cash flow.

A more detailed discussion of the Company's principal interest-earning assets (securities and loans), and interest-bearing liabilities (deposits and borrowings), follows:

Securities Portfolio

     We maintain our portfolio of (investment) securities mostly in U.S. Treasury and other U.S. agency securities and municipal obligations. We invest in securities with short to intermediate average lives in order to better match the interest rate sensitivities of our assets and liabilities. You can find more information about the carrying value of our securities at December 31, 2004, 2003 and 2002 in Note 3 to the Consolidated Financial Statements.

     Investment decisions are made within policy guidelines established by our Board of Directors. The investment policy is based on and supplements the Bank's Interest Rate Risk and Funds Management Policy (ALCO Policy), also established by our Board. Together these policies set financial and investment goals, which direct investment in all assets, including securities. The investment policy states that "_ the Company shall invest funds not needed for local loans and mortgages in United States Government Bonds, United States Agency Bonds, Municipal Bonds, Corporate Obligations, and Money Market Instruments. The goal of the investment portfolio shall be to provide sufficient safety and liquidity in order to help meet the Company's needs and to produce income for the Company consistent with the safety features of quality, maturity, marketability, and risk diversification". The investment policy further limits total investments to no more than 40% of total Company assets. There are additional limits on asset classes (US Treasury, US agency, etc.), issuers, ratings and maturities. Though allowed within our policy, we currently do not engage in securities hedging activities, interest rate risk swaps, or other programs involving the use of off-balance-sheet derivatives, and we do not anticipate doing so.

     We classify securities as either "available for sale" or "held to maturity." The classifications result in differing management and accounting treatments. Securities "available for sale" are used to absorb our available liquidity not used for lending purposes. These securities may or may not be held to their stated maturity, as demand for loan and deposit in- and out-flows change. Securities which we have both ability and intent to hold to maturity are classified as "held-to-maturity." Substantially all of these securities are pledged to collateralize municipal deposits. Municipalities in New York State are generally required to ensure deposits are collateralized with eligible securities, in excess of FDIC insurance limits.

     The following table summarizes the maturities and weighted average yields of debt securities available for sale and held to maturity at their carrying value at December 31, 2004. In this table we do not reflect yields on a tax equivalent basis. Our small balance in mortgage backed securities is reported at its final stated maturity, notwithstanding that principal is prepaid regularly, reducing its effective maturity (dollars in thousands).

			After		After
			One		Five
	One		through		through		After
	Year or		Five		Ten		Ten
	Less		Years		Years		Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Available for Sale
U.S. agencies	$-	-%	$10,931	3.86%	$36,080	4.69%	$970	5.00%
State and municipal	2,284	2.99	6,950	3.08	23,835	3.53	-	-
Other	-	-	323	5.10	994	6.75	2,571	3.67

Total	$2,284	2.99%	$18,204	3.59%	$60,909	4.27%	$3,541	3.92%

8.

			After		After
			One		Five
	One		through		through		After
	Year or		Five		Ten		Ten
	Less		Years		Years		Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Held to Maturity
U.S. Treasury	$4,000	1.47%	$-	-%	$-	-%	$-	-%
U.S. agencies	-	-	3	8.00	-	-	26	8.00
State and municipal	23,792	2.77	60,925	4.04	26,698	3.59	350	4.64
Other	500	7.75	202	5.78	-	-	193	5.84

Total	$28,292	2.68%	$61,130	4.05%	$26,698	3.59%	$569	5.20%

     During 2004, securities showed an increase of $15.7 million to $201.7 million. The growth in the portfolio came as a result of our investing funds from deposit growth not used for originating loans or maintaining fed funds. Most of the portfolio is pledged to federal financial agencies and to secure municipal deposits. These deposits, in turn, are used to purchase securities of local municipalities, thereby recycling local deposits within our communities. Other securities consist mainly of high-grade corporate bonds, foreign bonds denominated in U.S. dollars and other local investments. We will vary the mix of taxable and tax-exempt securities from time to time depending upon the amount of our taxable income, the securities' tax-equivalent yield, and the supply of high-grade tax-exempt securities.

Loans

     We describe below the types of loans we make and also present a table of their balances. The Bank's loan policies establish the general parameters of the types of loans that are desirable, emphasizing cash flow and collateral coverage. Credit decisions are made at the Bank by officers who have extensive personal experience with commercial and personal lending, helping to ensure thorough underwriting and sound credit decisions. We have commercial, consumer, and residential mortgage loan policies approved by our Board. These policies establish the lending authority of individual loan officers as well as the loan authority of the Bank's Officers' Loan Committee (OLC). The Bank's President and certain Senior Vice Presidents each have loan authority up to $250,000 while other officers' lending authorities are $150,000 or less. A combination of officers and credit analysts can jointly approve certain loans up to $500,000 and OLC up to $2,500,000. Loans over that amount generally must be approved by the Board or a designated committee of the Board.

     Loans are originated in our primary market area (Rochester MSA and surrounding). We use the same credit principles and guidelines for small as well as medium and large credits. A borrower's cash flow, overall financial condition/capacity, character, and the collateral securing a loan are considered during the credit decision process. Specific emphasis is placed on the borrower's ability to generate cash sufficient to cover operations and financing costs when assessing the overall quality of a borrower's financial condition. The commercial policy limits loans to one borrower and any borrowing relationship, as well as concentrations of credit to particular industries. Federal banking regulations limit loans to one borrower (as defined) to 15% of the lending institution's regulatory capital. At December 31, 2004, this limit was approximately $12.5 million, and the Bank's largest committed borrowing relationship under these regulations was $9.5 million.

     Commercial and Industrial Loans: These loans generally include term loans and lines of credit. Such loans are made available to businesses for working capital (including inventory and receivables), business expansion (including acquisition of real estate, expansion and improvements) and equipment purchases. As a general practice, a collateral lien is placed on equipment or other assets owned by the borrower. These loans carry a higher risk than commercial real estate loans by the nature of the underlying collateral, which can be business assets such as equipment and accounts receivable. To reduce the risk, we attempt to secure real estate as collateral and obtain personal guarantees of the borrowers. To further reduce risk and enhance liquidity, these loans generally carry variable rates of interest, repricing in three- to five-year periods, and have a maturity of five years or less. Lines of credit generally have terms of one year or less and carry floating rates of interest (e.g., prime plus a margin).

     Commercial Mortgages: We make commercial real estate loans to finance the purchase of real property which generally consists of real estate with completed structures. These commercial real estate loans are secured by first liens on the real estate, which may include apartments, commercial structures housing businesses, healthcare facilities, and other non-owner occupied facilities. The loans typically have variable interest rates, repricing in three-to five-year periods, and require principal payments over a 10- to 25-year period. Many of these loans include call provisions within 10 to 15 years of their origination. The underwriting analysis includes credit verification, independent appraisals, a review of the borrower's financial condition, and the underlying cash flows. These loans are typically originated in amounts of no more than 75% of appraised value of the property.

     Residential Mortgages: We originate fixed-rate and three-year callable, one-to-four family residential real estate loans collateralized by owner-occupied properties located in our market area. These loans are amortized over five to 30 years. Substantially all residential loans secured by first mortgage liens are originated by CNB Mortgage and sold to either the Bank or third-party investors. Generally, mortgage loans with a maturity or call date of ten years or less are retained in our portfolio. For longer term fixed-rate residential mortgages without escrow we retain the servicing, but sell the right to receive principal and interest to Freddie Mac. All loans not retained in the portfolio or sold to Freddie Mac are sold to unrelated third parties with servicing released. This policy allows us to manage interest rate risk, liquidity risk and loss risk.

9.

     In originating these loans, we usually use Freddie Mac underwriting, appraisal, and servicing guidelines. Loans on one-to-four family residential real estate are mostly originated in amounts of no more than 85% of appraised value or have private mortgage insurance. Mortgage title insurance and hazard insurance are normally required.

     We also make construction, home equity and second mortgages (loans secured by a second lien position on one-to-four family residential real estate). These loans carry a higher risk than first mortgage residential loans as they are in a second position relating to collateral or secured by an incomplete dwelling in the case of construction loans. Risk is reduced through underwriting criteria, which include credit verification, appraisals, a review of the borrower's financial condition and personal cash flows. A security interest, with title insurance when necessary, is taken in the underlying real estate.

     Consumer Loans: We fund a variety of consumer loans, including direct and indirect automobile loans, recreational vehicle loans, boat loans, aircraft loans, home improvement loans, personal loans (collateralized and uncollateralized), and education loans. Most of these loans carry a fixed rate of interest with principal repayment terms typically ranging from one to ten years, based upon the nature of the collateral and the size of the loan. The majority of consumer loans are underwritten on a secured basis using the underlying collateral being financed or a time deposit account.

     The loan portfolio is composed solely of domestic loans with their concentrations set forth in the schedule of loan classifications below. We are not aware of any material concentrations of credit risk to any industry or individual borrower. The following summary shows the classifications of loans by category as of the past five year-ends.

Composition of Loan Portfolio
As of December 31,
(Dollars in thousands)

	2004	2003	2002	2001	2000

Commercial, financial, and agricultural	$151,343	120,920	109,317	96,772	65,324
Commercial mortgage	279,731	273,512	264,132	228,447	195,153
Residential mortgage	103,971	91,975	90,332	85,402	81,475
Consumer
Auto - indirect	111,506	90,336	87,775	83,591	91,751
Other	22,401	20,887	22,371	23,093	20,214
Other	5,051	2,438	10,926	16,004	4,059

	674,003	600,098	584,853	533,309	457,976
Plus: Net deferred loan costs	3,085	2,178	1,972	1,652	1,995
Less: Allowance for loan losses	(7,215)	(6,331)	(6,162)	(5,480)	(4,712)

Loans, net	$669,873	595,915	580,663	529,481	455,259

     Net loans increased $74.0 million in 2004 on growth in all categories, but mostly in two: Commercial, financial and agricultural, and Consumer - indirect. The commercial portfolios grew $36.6 million, with $41.4 million on the balance sheet and another $4.8 million participated to third-party banks. We use loan participations regularly to manage liquidity and interest rate risk, while continuing to fund the capital and business expansion needs of our customers. Residential mortgage originations were also strong, but mostly in the form of fixed-rate loans originated for sale to Freddie Mac. Most of the growth in this portfolio came from second-lien home equity products, $9.6 million, while first-lien mortgages increased $2.4 million. Fixed-rate, first-lien loans serviced by us increased $21.5 million or 7.3%. Consumer loans increased $22.7 million, driven mainly by indirect automobile loans.

     Overall we are projecting the net balance of loans will increase 10% in 2005, with a focus on greater net growth in the consumer portfolios. Over the past five years, the loan portfolio mix has moved from 50% commercial, 50% individual (residential and consumer) to 65% commercial, 35% individual. We believe a more balanced mix of these assets provides an optimal level of credit, interest rate, and liquidity risk. To accomplish these goals over time, we plan to increase consumer loans as well as first-and second-lien residential real estate loans. Additionally, we will continue to utilize commercial loan participations.

Loan Quality

     Poor credit quality can cause a bank to fail. Therefore, we are diligent in initial underwriting and subsequent asset management to measure, monitor and manage credit risk. The quality of the loan portfolio, as measured by the ratio of non-performing loans to total loans, has mirrored the economy, with the measure worsening from 2000 through 2002 and improving since then. The highest balances of non-performing assets are concentrated within a relatively few relationships primarily in the health-care and real estate investment sectors. We are actively working with the borrowers to resolve the credit difficulties, and we do not anticipate significant loan losses as a result of these relationships. We generally seek to work with borrowers in resolving their credit issues, rather than forcing business bankruptcy, liquidation, or sale. We believe this strategy provides longer term value to the Company, local economy and customers and their employees, but it results in a higher ratio of non-performing assets relative to our peers. At December 31, 2004, we are not aware of any potential problem loans not already reported in the table below. Given the nature of our business, we can say with certainty that it is reasonable to assume there will be problem loans in the future.

10.

     To ensure that we only report income we have or expect to receive, we discontinue the accrual of interest on commercial and real estate loans, and reverse previously accrued and unpaid interest, when the loans become 90 days delinquent or when, in our judgment, the collection of principal and interest is uncertain. Loans are returned to accrual status when the doubt no longer exists about the loan's collectibility. For consumer loans, we generally charge off the loan and its related accrued interest upon its becoming 120 days past due.

     Interest can be earned on a cash basis for these loans in non-accrual status, and it amounted to $52,000 in 2004, $557,000 in 2003, and $411,000 in 2002. We saw a decrease in this amount in 2004 as many of the non-accrual loans paying interest in 2003 either returned to accrual status or were paid off. Had all the non-accrual loans been current in accordance with their original terms, we would have recognized interest income of $700,000, $799,000 and $649,000 on these loans during 2004, 2003, and 2002, respectively.

     Occasionally we will foreclose on mortgaged properties. These foreclosures are carried in Other real estate owned in the Other assets section of the balance sheet. We have one residential real estate development property in other real estate owned, but its carrying value is $-0- at December 31, 2004. As with non-performing loans, we can anticipate additions and dispositions of other real estate in the future.

The following table summarizes non-performing assets as of December 31 for each of the last five years.

Non-Performing Assets
(Dollars in thousands)

	2004	2003	2002	2001	2000

Loans past due 90 days or more and accruing:
Commercial, financial, and agricultural	$77	7	16	34	22
Real estate-commercial	-	-	-	-	-
Real estate-residential	68	23	154	69	17
Consumer and other	197	86	151	166	166

Total past due 90 days or more and accruing	342	116	321	269	205

Loans in non-accrual status:
Commercial, financial, and agricultural	1,442	1,995	2,938	2,793	437
Real estate-commercial	6,510	7,419	7,241	1,653	1,890
Real estate-residential	265	225	501	209	371
Consumer and other	-	320	327	333	471

Total non-accrual loans	8,217	9,959	11,007	4,988	3,169

Total non-performing loans	8,559	10,075	11,328	5,257	3,374

Other real estate owned:
Commercial	-	421	421	1,408	1,466
Residential	-	59	-	-	-

Total other real estate owned	-	480	421	1,408	1,466

Total non-performing assets	$8,559	10,555	11,749	6,665	4,840

Non-performing loans to total period-end loans	1.27%	1.68%	1.94%	0.99%	0.74%

Non-performing assets to total
Period-end loans and other real estate	1.27%	1.76%	2.01%	1.25%	1.05%

Allowance to non-performing loans	84.30%	62.84%	54.40%	104.24%	139.66%

Loan Loss Experience and Allowance for Loan Losses

     Our policy for and the determination of the appropriate balance of the allowance for loan losses is our most difficult, subjective, and complex accounting estimate. It is also inherently uncertain, since it is a projection of the future, based on past results. Therefore, we consider this a critical accounting policy. Our policy and methodology for its calculation are set forth in Note 1 to the Consolidated Financial Statements.

11.

     Changes in the allowance for loan losses may arise as a result of factors both within and outside of our direct control. For example, we may change the concentration of the loan portfolio to a particular industry, a particular loan type -- commercial, residential, consumer -- or a particular geographic location. These changes may increase or decrease the level of allowance necessary to reflect probable losses within the portfolio. The effect of the economy, including resulting changes in the value of collateral securing loans, are outside of our control, but can have significant impact on the allowance for loan losses. Generally, a declining economy will negatively impact the ability of borrowers to repay loans in a timely manner and can also negatively impact collateral values. These factors usually cause probable losses within the portfolio to increase, resulting in the need for a higher allowance for loan losses.

The following table summarizes the changes in the allowance for loan losses for each of the last five years (dollars in thousands).

	2004	2003	2002	2001	2000

Balance at beginning of year	$6,331	6,162	5,480	4,712	4,136

Provision charged to operations	1,680	1,250	2,306	1,431	1,028

Charge-offs:
Commercial, financial and agricultural	(612)	(903)	(886)	(201)	(165)
Real estate-commercial	-	-	-	-	-
Real estate-residential	-	(6)	-	(3)	-
Consumer and other	(842)	(714)	(1,189)	(839)	(792)

	(1,454)	(1,623)	(2,075)	(1,043)	(957)

Recoveries:
Commercial, financial and agricultural	165	172	51	27	85
Real estate-commercial	-	-	-	-	-
Real estate-residential	2	-	5	1	13
Consumer and other	491	370	395	352	407

	658	542	451	380	505

Net charge-offs:	(796)	(1,081)	(1,624)	(663)	(452)

Balance at end of year	$7,215	6,331	6,162	5,480	4,712

Net charge-offs to average loans	0.13%	0.19%	0.30%	0.14%	0.10%

Allowance to total loans	1.07%	1.06%	1.05%	1.03%	1.03%

     The following table presents an allocation of the allowance for loan losses and the percentage of loans in each category to total loans at December 31 for each of the last five years. In addition to an allocation for specific problem loans, each category includes a portion of the general allowance for loan losses based upon loans outstanding, credit risk and historical charge-offs. Notwithstanding the following allocation, the entire allowance for loan losses is available to absorb charge-offs in any category of loans (dollars in thousands).

	2004		2003		2002		2001		2000

	$(1)	% (2)	$(1)	% (2)	$(1)	% (2)	$(1)	% (2)	$(1)	% (2)

Commercial(3)	$4,399	64.0%	$4,706	65.5%	$4,077	63.6%	$3,469	60.8%	$2,200	56.6%
Residential	412	15.4	60	15.3	114	15.4	249	16.0	309	17.7
Consumer	2,404	20.6	1,565	19.2	1,971	21.0	1,762	23.2	2,203	25.7

	$7,215	100.0%	$6,331	100.0%	$6,162	100.0%	$5,480	100.0%	$4,712	100.0%

(1) Amount of allowance for loan losses
(2) Percent of loans in each category to total loans
(3) Includes Commercial, financial, agricultural, and commercial real estate.

     The allowance for loan losses was $7.2 million at December 31, 2004, up from $6.3 million at December 31, 2003. The year-end balance for 2004 represents 1.07% of total loans, about the same as in 2003. Net charge-offs for the year decreased to 13 basis points, down from 19 basis points in 2003. The trend in net charge-offs looks very similar to the trend in non-performing loans seen in the table above. This is not coincidental, and is reflective of the impact of the economic cycle. Though the largest portfolio balance is commercial loans and the largest allocation of the allowance is for commercial loans, the highest percentage of net charge-offs relative to the underlying portfolio is the consumer portfolio, as these are charged-off faster than commercial loans, and the collateral securing the loans tends to be of lower value, resulting in lower recoveries. Thus the allocation of the allowance to the consumer portfolio has increased in 2004 from 2003. We have also increased our allocation to the residential loan portfolio in recognition of the growth in home equity loans and lines of credit. Annually we anticipate an overall net charge-off to average loan ratio between 20 and 30 basis points, but we cannot determine the actual amount, timing, or types of loans to be charged off.

12.

     We consider the allowance for loan losses to be at a level adequate enough to cover probable losses in the loan portfolio. The allowance for loan losses stood at 84.3% of non-performing loans at year-end 2004 and 62.8% at year-end 2003. We saw improvement in loan quality in 2004, as measured by a reduction in non-performing loans and a lower level of net charge-offs. We also experienced significant portfolio growth; therefore, the provision for loan loss increased to $1.7 million in 2004 versus $1.3 million in 2003.

Funding sources - Deposits and Borrowings

     Our principal sources of funding assets are deposits and borrowings. Set forth below and in Notes 7, 8 and 9 of the Consolidated Financial Statements is more detailed information about deposits and borrowings at period ends and during the year.

The following tables summarize the average deposits and average rates paid during each of the three years presented (dollars in thousands).

	2004		2003		2002

	Amount	Rate	Amount	Rate	Amount	Rate

Non-interest-bearing demand	$126,301	--%	$107,348	--%	$90,505	--%
Interest-bearing demand	93,778.12		85,068.18		71,257.44
Savings and money market	435,978.89		366,115.97		300,991	1.61
Time	190,176	2.04	209,491	2.75	237,000	3.70

	$846,233.93%		$768,022	1.23%	$699,753	1.99%

The following table sets forth time deposits of $100,000 or greater classified by the time remaining until maturity which were on deposit as of December 31, 2004 (dollars in thousands).

3 months or less	$17,650
3 through 6 months	9,758
6 through 12 months	16,765
Over 12 months	11,245

$55,418

     Total deposits at December 31, 2004, were $877.1 million and were up $59.0 million (7.2%) from December 31, 2003, due mainly to the success of our Options™ and Choice™ checking products for consumers, businesses and municipalities. All account types were up, except for time deposits. With long-term rates still low, consumers opted not to lock in long-term time deposits, and instead kept excess money in savings and money market accounts. Overall, most of the deposit growth was attributable to expansion in Monroe County driven by the introduction of new products and services. Retail deposits in our Ontario County offices grew approximately 4.6% during the year, while they grew 7.1% in our Monroe County offices. For 2005 we anticipate an overall 6% deposit growth rate.

     There were no short-term borrowings outstanding at either year-end 2004 or 2003 and no material change in long-term borrowings. Depending upon our liquidity needs, we might use short-term borrowings in 2005 from time to time. We do not expect long-term borrowing growth, though the balance will increase with amortization of deferred borrowing costs. Short-term borrowings from the Federal Home Loan Bank of New York, collateralized by residential mortgages, are used from time to time to fund near-term liquidity needs. More information about our borrowings and borrowing capacity can be found in Notes 8 and 9 to the Consolidated Financial Statements.

Liquidity

     Our Board of Directors has set general liquidity guidelines for management to meet, which can be summarized as: the ability to generate adequate amounts of cash to meet the demand from depositors who wish to withdraw funds, borrowers who require funds, and capital expansion. Liquidity is produced by cash flows from our operating, investing, and financing activities.

     Liquidity needs generally arise from asset originations and deposit outflows. Liquidity needs can increase when asset origination (of loans and investments) exceed net deposit inflows. Conversely, liquidity needs are reduced when the opposite occurs. In these instances, the needs are funded through short-term FHLB borrowings, while excess liquidity is sold into the Federal Funds market.

     We have two primary sources of non-customer (wholesale) liquidity: the Federal Home Loan Bank of New York (FHLB) and the Federal Reserve Bank of New York, the details of which are set out in Note 8 of the Consolidated Financial Statements.

13.

     Secondarily, we use the liquidity source of time deposit sales in the national brokered market. We will use this source from time to time to manage both liquidity and interest rate risk as conditions may require. There were none of these "brokered deposits" at December 31, 2004, and 2003, and our 2005 budget does not anticipate raising nationally marketed brokered deposits. However, should the need arise, we believe this source will be available to us.

     We measure our liquidity on a daily basis with reference to our fed funds and clearing account balances. This is supplemented by a monthly Liquidity Report, which projects expected liquidity sources and uses over a twelve-month period. The results of this model provide ALCO with a near-term view of liquidity and allow us to make appropriate plans and adjustments in a comprehensive manner, consistent with short- and long-term financial goals. This use of the model reduces the risk of short-term, unplanned liquidity crises, which can be costly to net interest income.

As measured using the Consolidated Statement of Cash Flows, for the year ended December 31, 2004, we used $21.6 million in net cash and equivalents versus generating $43.7 million in 2003.

     Net cash provided by operating activities was $12.2 million in 2004 versus $21.0 million in 2003. Both the largest source and use of operating cash in each year were mortgage banking-related activities. However, activity in 2004 was much lower than 2003, and we expect 2005 to be at or below 2004's level of activity.

     Cash used by investing activities increased significantly to $90.7 million in 2004 compared to $48.6 million in 2003. Net purchases of securities declined in 2004, while net loan originations rose, which is consistent with what we had planned - using available liquidity to fund local loans. We expect similar results in 2005.

     Cash provided by financing activities was $57.0 million in 2004 versus $71.4 million in 2003. Deposit increases were the main contributor in both years, reflecting the Company's growth in customers and market share.

For 2005, cash required for anticipated growth is expected to come from customer deposits, which in turn will mainly come from Monroe County sources.

     Less material, but a part of our ongoing operations, and expected to be funded by normal operations, are liquidity uses such as lease obligations and long-term debt repayments. A summary of these required commitments is included in the table below and details can be found in Notes 8, 9, 15 and 16 of the Consolidated Financial Statements. Contingent funding commitments associated with extensions of credit to customers are set out in Note 16 of the Consolidated Financial Statements. Long-term debt below includes junior subordinated debentures (dollars in thousands).

		After	After
		One	Three
		Year	Years
	One	Through	Through	After
	Year or	Three	Five	Five
	Less	Years	Years	Years	Total

Long-term debt	$36	72	72	20,922	21,102
Operating leases	1,173	2,312	2,047	4,439	9,971
Trillium Lakefront Partners	464	-	-	-	464

Total	$1,673	2,384	2,119	25,361	31,537

Interest Rate Risk Management

     Because our biggest source of revenue is net interest income, interest rate risk management is an important function at our Company. We consider interest rate risk to be our most significant market-based risk. We realize net interest income principally from the differential or spread between the interest earned on loans, investments and other interest-earning assets and the interest paid on deposits and borrowings. Loan volumes and yields, as well as the volume of and rates on investments, deposits and borrowings, are affected by market interest rates. Additionally, because of the terms and conditions of many of our loans and deposit accounts, a change in interest rates could also affect the projected maturities of the loan portfolio and/or the deposit base, which could alter our sensitivity to future changes in interest rates.

     Interest rate risk management focuses on maintaining consistent growth in net interest income within Board approved policy limits while taking into consideration, among other factors, overall credit risk, operating income, operating costs, and available capital. Our Asset/Liability Committee (ALCO) includes the Bank's Chief Executive Officer, Chief Economist, Chief Financial Officer, Senior Vice President of Retail Services, Senior Vice President of Commercial Services and Senior Vice President of Customer Value Management. The Committee reports to the Board on its activities to monitor and manage interest rate risk.

     Management of interest rate risk leads us to select certain techniques and instruments to utilize after considering the benefits, costs and risks associated with available alternatives. Since we do not utilize derivative financial instruments, we

14.

usually consider one or more of the following: (1) interest rates offered on products, (2) maturity terms offered on products, (3) types of products offered, and (4) products available to us in the wholesale market such as advances from the FHLB and brokered time deposits.

     We use a net interest margin shock simulation model as one method to identify and manage our interest rate risk profile. The model measures projected net interest income "at-risk" and anticipated resulting changes in net income and economic value of equity. ALCO's principal focus is net interest income at risk. The model is based on expected cash flows and repricing characteristics for all financial instruments at a point in time and incorporates our market-based assumptions regarding the impact of changing interest rates on these financial instruments over a twelve-month period. We also incorporate assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates. These assumptions are inherently uncertain and, as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income. While actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes, as well as changes in market conditions and management strategies, this model has proven an important guidance tool for ALCO. The following table sets forth the results of this model at December 31, 2004.

Changes in Interest	Estimated
Rates	Percentage Change in
(basis points)	Future Net Interest Income

+200	(5)%
+100	(4)
No change	-
-100	(4)
-200	(12)

     We measure net interest income at risk by estimating the changes in future net interest income resulting from instantaneous and sustained parallel shifts in interest rates of plus or minus 200 basis points over a twelve-month period. This provides a basis or benchmark for ALCO to manage the Company's interest rate risk profile. At December 31, 2004, an upward shock would cause a reduction in net interest income, due to our gap position (discussed below). A downward shock would also result in a decline in net interest income, because rates earned on assets would fall at an amount and percentage greater than would rates paid on liabilities. However, the model only provides a benchmark, because it makes the simplifying assumptions that: (1) interest rates will move in a parallel direction with no change in the yield curve; (2) the interest rate moves will be instantaneous and sustained; and (3) there will be no change in the product mix as determined by customer demand or pricing policies by management.

     For 2005, we expect market interest rates to rise up to 100 basis points from their year end values on the short end of the treasury yield curve (under 3 years) and 50 to 75 basis points at the middle and long end of the curve.

     A second tool used by ALCO is its proprietary Cost of Funds model. This model is used weekly and measures actual interest rates paid on deposit accounts and earned on loans and investments. This model takes into consideration current interest rates, interest rate trends, product and portfolio spreads, and projected and historical net interest income data. Using this model, we can adjust and determine the financial impact on net interest income on a more rapid basis than the net interest margin shock simulation model, which is prepared monthly.

     A third method used to identify and manage our interest rate risk profile is the static gap analysis. Interest sensitivity gap ("gap") analysis measures the difference between interest-earning assets and interest-bearing liabilities repricing or maturing within specific time periods. An asset-sensitive position indicates that there are more rate-sensitive assets than rate-sensitive liabilities repricing or maturing within specific time horizons. This generally implies a favorable impact on net interest income in periods of rising interest rates and a negative impact in periods of falling rates. A liability-sensitive position generally implies a negative impact on net interest income in periods of rising rates and a positive impact in periods of falling rates.

     The following table presents an analysis of our interest rate sensitivity gap position at December 31, 2004. Interest-earning assets are shown based on the earlier of their contractual maturity or repricing date. Securities include the market value of available for sale securities, amortized cost of held-to-maturity securities, FRB and FHLB stock. Callable securities are shown at their stated maturity. Loans, without deferred costs, include principal amortization adjusted for estimated prepayments and non-accrual loans. All interest-bearing liabilities are shown based on the earlier of their contractual maturity or repricing date with no adjustment for decay (withdrawal) rates. Borrowings include the junior subordinated debentures. Because the interest rate sensitivity levels shown in the table could be changed by external factors such as loan prepayments and liability decay rates, or by factors controllable by us such as asset sales, it does not necessarily reflect our potential interest rate risk profile.

     The maturities set forth are based upon contractual maturities. Demand loans, overdrafts and certain time loans, the principal of which may be renewed in whole or in part, are included in the " One Year or Less" classification. Our loan policy encourages a repayment schedule to be established whenever possible for loans that do not have stated contractual maturities. The policy provides that a demand loan should mature within one year of its origination, with any renewals at the then prevailing interest rate and with the assurance that the borrower demonstrates the ability to repay on maturity of the loan.

     The chart indicates that $220.2 million more of interest-bearing liabilities (than interest-earning assets) will reprice in the 0-3 month range. For the 4-12 month period, we are asset sensitive, as $58.8 million more of interest-earning assets are repricing

15.

than interest-bearing liabilities. For the entire one-year range, we are repricing $161.4 million more interest-bearing liabilities than assets, and at 76.4% is within our gap ratio targets of 30% to 125%. We are also asset sensitive at $170.7 million for the one-to-three year range, $84.3 million for the three-to-five year range, and $75.6 million over five years. For the entire portfolio range, we are asset sensitive at $169.1 million versus asset sensitive of $117.0 million last year, mostly reflecting the growth in non-interest-bearing demand accounts and reduction in cash.

     Our product mix is such that nearly all assets and liabilities reprice or mature within three years. With such a balance sheet profile, we face interest rate risk over the short term. We consider this interest rate gap manageable, as substantially all of the NOW accounts and savings balances are not considered sensitive to rate changes. However, we have seen a long-term declining trend in net interest margin as a result of local competitive pricing pressure. We continue to pursue a margin stabilization policy.

Interest Rate Sensitivity Gap
December 31, 2004
(Dollars in thousands)

	Maturity/Repricing Period

	Within 3	4 to 12	13 to 36	36 to 60	Over 60
	Months	Months	Months	Months	Months

Interest-earning assets:
Interest-bearing deposits
and federal funds sold	$46,293	1,320	692	--	--
Securities	11,853	26,779	32,963	46,001	86,264
Loans	316,712	120,267	191,498	38,388	7,138

Total interest-earnings assets	374,858	148,366	225,153	84,389	93,402

Interest-bearing liabilities:
NOW accounts	97,700	--	--	--	--
Savings and money market	448,974	--	--	--	--
Time deposits	48,371	89,569	54,414	29	--
Borrowings	9	17	72	72	20,932

Total interest-bearing liabilities	595,054	89,586	54,486	101	20,932

Interest rate sensitivity gap	$(220,196)	58,780	170,667	84,288	72,470

Cumulative gap	$(220,196)	(161,416)	9,251	93,539	166,009

Cumulative gap ratio(1)	63.0%	76.4%	101.3%	112.7%	121.8%

Cumulative gap as percent of total assets	(22.6)%	(16.6)%	0.9%	9.6%	17.0%

(1) Cumulative total interest-earning assets divided by cumulative total interest-bearing liabilities.

     Included within "Loans" in the table above are commercial, financial and agricultural loans. More specific information with respect to these loans' maturities and sensitivity to changes in interest rates at December 31, 2004, is set forth in the table below (dollars in thousands).

		After
		One
	One	through	After
	Year or	Five	Five
	Less	Years	Years	Total

Commercial, financial and agricultural	$121,288	$19,125	$10,930	$151,343
Loans maturing after one year:
With a predetermined interest rate		14,760	10,930	25,690
With a floating or adjustable rate		4,365	-	4,365
Capital and Dividends

     The Company and Bank are each subject to certain regulatory capital requirements. We believe that as of December 31, 2004, the Company and Bank each exceeded all capital requirements to which they were subject. A full description of these requirements and applicable calculations are set out in Note 17 to the Consolidated Financial Statements.

     Our goal is to maintain the Company's and Bank's categorization as well capitalized. As reported in previous filings, the accelerated expansion plan set out in 1998 anticipated a reduction in the capital ratios and a lower categorization than well capitalized. The plan currently calls for the Company and Bank to remain at well-capitalized status. This will be accomplished

16.

mainly through asset growth being slower than net capital formation (net income less dividends). We can take other steps to improve capital ratios as considered necessary, such as treasury stock sales, dividend reduction, asset sales, issuing equity securities, or issuing additional debt qualifying as regulatory capital and other means. None of these are contemplated in 2005.

     We expect capital to increase in 2005. Considering our strong results in 2004, we raised our semi-annual dividend in January 2005, to $2.85 compared to $2.60 in the first half of 2004. We also paid a semi-annual cash dividend of $2.70 per share in July 2004. Together these totaled $2.5 million or $5.30 per outstanding common share in 2004 versus $2.3 million or $4.75 per outstanding common share in 2003. Payment of dividends by the Bank to the Company is limited in certain circumstances, which are discussed in Note 11 to the Consolidated Financial Statements. You can find historical dividend information in the Common Stock Data section below. While we cannot provide assurance that the amount and timing of dividends paid in recent years will continue, we have no knowledge of current activities that would require us to reduce dividends or change the timing of their payment.

     We expect common shares to be available in the open market resulting from stock option exercises and shareholders' sales. From time to time we may buy shares into treasury which we use to fund our ESOP and other employee awards, including the annual Arthur S. Hamlin Award.

Off Balance Sheet Arrangements

     We offer certain financial products which are not recorded on our balance sheet because actual funds have not been extended. These are in the form of standby letters of credit and loan commitments. We have enumerated these in Note 16 of the Consolidated Financial Statements. At December 31, 2004, there were no material commitments to extend credit which represent unusual risks outside of our normal course of business.

New Accounting Standards and Recently Proposed Accounting Rules

     In July 2004, the Financial Accounting Standards Board (FASB) ratified the decisions reached by the Emerging Issues Task Force (EITF) with respect to Issue 02-14 (EITF 02-14), Whether the Equity Method of Accounting Applies When an Investor Does Not Have an Investment in Voting Stock of an Investee but Exercises Significant Influence through Other Means. The EITF reached a consensus that an investor should apply the equity method of accounting when it has investments in either common stock or "in-substance common stock" of a corporation, provided that the investor has the ability to exercise significant influence over the operating and financial policies of the investee. In-substance common stock, as defined in the consensus, is an investment that has risk and reward characteristics, among other factors, that are substantially the same as common stock. We adopted the consensus reached in EITF 02-14 during the third quarter of 2004 for certain of our non-marketable investments in venture capital funds and the adoption did not have a material effect on our financial statements.

     In December 2004, FASB issued Statement No. 123 (revised 2004), Share-Based Payment. The FASB's intent in issuing this statement was to provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. We will be required to apply Statement 123® in our 2005 third quarter. Statement 123(R) covers a wide range of share-based compensation arrangements, which include our stock option plan, phantom stock awards (PSA), and stock appreciation rights (SAR). We are evaluating the impact that implementation of this standard will have on our financial statements.

17.

Summary Quarterly Financial Data

     In the tables below, we present summary quarterly financial results for each of the quarters in the years ended December 31, 2004, and 2003. The sum of each quar'er's earnings per share data may differ from the full y'ar's results due to rounding (in thousands except share data).

2004 Quarters:	1st	2nd	3rd	4th

Net interest income	$8,530	$8,860	$9,100	$9,416
Provision for loan losses	490	420	300	470
Non-interest income	2,859	3,209	3,282	3,267
Operating expenses	7,876	8,067	8,123	8,265
Income taxes	817	885	1,045	1,166

Net income	$2,206	$2,697	$2,914	$2,782

Basic earnings per share	$4.62	$5.64	$6.08	$5.79

Diluted earnings per share	$4.42	$5.38	$5.77	$5.50

2003 Quarters:
Net interest income	$8,455	$8,292	$8,547	$8,187
Provision for loan losses	390	255	325	280
Non-interest income	3,121	3,627	3,216	3,033
Operating expenses	7,500	7,954	7,438	8,025
Income taxes	1,131	1,125	990	724

Net income	$2,555	$2,585	$3,010	$2,191

Basic earnings per share	$5.35	$5.42	$6.31	$4.59

Diluted earnings per share	$5.27	$5.30	$6.12	$4.42

     There were no significant transactions in the fourth quarter of 2004 or 2003; however, in 2003, net income was lower than previous quarters. This was a result of: (1) a decline in net interest income caused by declining asset yields and stable funding costs, (2) lower non-interest income driven by lower net gain on sale of mortgages from lower origination volume, and (3) higher operating expenses mainly from personnel costs from bonus accruals.

18.

Our Common Stock

     At January 31, 2005, we had approximately 1,148 shareholders of record. Information about beneficial ownership of the Company's stock by directors and certain officers is set forth in the Proxy Statement. Market value and dividend information is set forth in the table below, and a performance graph comparing the total return of the Company's common stock to related stock market indices can be found in the Proxy Statement.

     The Company's stock is not actively traded nor is it traded in the over-the-counter market. In addition, it is not listed with a national securities exchange; therefore, no formal bid and asked-for quotations are available. Due to the limited number of transactions, the weighted average sale price may not be indicative of the actual market value of the Company's stock. The following table sets forth a summary of the weighted average (known open-market) sales price, book value at quarter end, and semi-annual dividends paid per share since the first quarter of 2000. All per share calculations have been restated to reflect the three-for-one stock split in 2002.

		Average	Book		Dividend
		Sales Price	Value		Paid
2004
4th Quarter		$361.01	$145.83	$
3rd Quarter		$384.25	$140.19		$2.70
2nd Quarter		$361.46	$134.38	$
1st Quarter		$328.61	$131.64		$2.60

2003
4th Quarter		$293.85	$129.02	$
3rd Quarter		$241.06	$124.67		$2.60
2nd Quarter		$213.07	$120.69	$
1st Quarter		$188.43	$115.23		$2.15

2002
4th Quarter	$	No sales	$111.94	$
3rd Quarter		$171.88	$106.56		$2.05
2nd Quarter	$	No sales	$106.10	$
1st Quarter	$	No sales	$102.76		$2.05

2001
4th Quarter	$	No sales	$100.98	$
3rd Quarter		$157.64	$98.46		$2.02
2nd Quarter		$152.73	$96.46	$
1st Quarter	$	No sales	$93.41		$2.01

2000
4th Quarter	$	No sales	$92.96	$
3rd Quarter	$	No sales	$91.96		$1.99
2nd Quarter		$152.54	$90.90	$
1st Quarter		$151.40	$88.61		$1.98

     The following table sets forth, for monthly period indicated in 2004, the total number of shares purchased and the price paid per share by The Canandaigua National Bank and Trust Company Employee Stock Ownership Plan (ESOP), and The Canandaigua National Bank and Trust Company (Bank) for the Arthur S. Hamlin award and the Canandaigua National Corporation for treasury. Each of these entities is considered affiliated purchasers of the Company under Item 703 of Regulation S-K. The ESOP per-share purchase prices were determined by an independent third-party appraisal of the stock for purposes of the ESOP to comply with income tax regulations. The Company and Bank purchase prices per share were determined based on the latest open-market transaction.

Date	# shares	Price	Purpose
March, 2004	525	$ 200.00	ESOP
May, 2004	8	$ 361.46	Arthur S. Hamlin Award
June, 2004	315	$ 300.00	ESOP
November, 2004	90	$ 396.20	Treasury

19.

Management Report on the Effectiveness of Internal Controls over Financial Reporting

Management of Canandaigua National Corporation (Company) is responsible for the preparation, integrity, and fair presentation of its published financial statements and all other information presented in its annual report. The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and, as such, include amounts based on informed judgments, assumptions and estimates made by management.

Management is also responsible for establishing and maintaining adequate and effective internal control over financial reporting presented in conformity with both U.S. generally accepted accounting principles and the Federal Financial Institutions Examination Council instructions for Consolidated Reports of Condition and Income (call report instructions) and as defined in Exchange Act Rules 13a-15(f). This internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

There are inherent limitations in any internal control, including the possibility of human error and the circumvention of overriding controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management assessed the Company's internal control over financial reporting presented in conformity with both U.S. generally accepted accounting principles and call report instructions as of December 31, 2004. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-An Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2004, the Company maintained effective internal control over financial reporting presented in conformity with both a U.S. generally accepted accounting principles and call report instructions.

KPMG LLP, a registered public accounting firm, has audited the consolidated financial statements included in the annual report, and has issued an attestation report on management's assessment of the Company's internal control over financial reporting.

Management is also responsible for complying with federal laws and regulations concerning dividend restrictions and loans to insiders, designated by the FDIC as safety and soundness laws and regulations.

Management assessed compliance with the aforementioned designated safety and soundness laws and regulations. Based on this assessment, management believes that Company complied, in all material respects, with such designated laws and regulations relating to safety and soundness during the year ended December 31, 2004.

February 9, 2005

/s/ George W.Hamlin, IV	/s/ Lawrence A. Heilbronner
George W. Hamlin, IV	Lawrence A. Heilbronner
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer

20.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Canandaigua National Corporation:

We have audited management's assessment, included in the accompanying Management's Report on the Effectiveness of Internal Controls over Financial Reporting, that Canandaigua National Corporation (the Company) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because management's assessment and our audit were conducted to also meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management's assessment and our audit of the Company's internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions to the Federal Financial Institutions Examination Council for Consolidated Reports of Condition and Income (call report instructions). A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that Canandaigua National Corporation maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Canandaigua National Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We do not express an opinion or any other form of assurance on management's statement referring to compliance with laws and regulations.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Canandaigua National Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated February 9, 2005 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP
Rochester, New York
February 9, 2005

21.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Canandaigua National Corporation:

We have audited the accompanying consolidated balance sheets of Canandaigua National Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Canandaigua National Corporation and subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Canandaigua National Corporation's internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 9, 2005 expressed an unqualified opinion on management's assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP
Rochester, New York
February 9, 2005

22.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2004, and 2003 (dollars in thousands, except share data)

Assets	2004	2003

Cash and due from banks	$23,725	41,757
Interest-bearing deposits with other financial institutions	2,751	49
Federal funds sold	45,554	51,800
Securities:
- Available for sale, at fair value	85,031	64,795
- Held to maturity (fair value approximated
$119,131 in 2004 and $125,471 in 2003)	116,689	121,200
Loans - net of allowance of $7,215 in 2004 and $6,331 in 2003	669,873	595,915
Premises and equipment - net	15,251	15,887
Accrued interest receivable	4,103	3,898
Federal Home Loan Bank stock and Federal Reserve Bank stock	2,140	2,194
Other assets	9,640	10,280

Total Assets	$974,757	907,775

Liabilities and Stockholders' Equity

Deposits:
Demand
Non-interest-bearing	$138,084	113,929
Interest-bearing	97,700	91,775
Savings and money market	448,974	416,358
Time deposits	192,383	196,096

Total deposits	877,141	818,158
Borrowings	942	995
Junior subordinated debentures	20,160	20,099
Accrued interest payable and other liabilities	6,341	6,954

Total Liabilities	904,584	846,206

Commitments and contingencies (Notes 15 and 16)

Stockholders' Equity:
Common stock, $20 par value; 2,000,000 shares authorized,
486,624 shares issued in 2004 and 2003	9,732	9,732
Additional paid-in capital	7,430	6,958
Retained earnings	53,797	45,729
Treasury stock, at cost (5,443 shares in 2004
and 9,415 shares in 2003)	(734)	(1,158)
Accumulated other comprehensive (loss) income	(52)	308

Total Stockholders' Equity	70,173	61,569

Total Liabilities and Stockholders' Equity	$974,757	907,775

See accompanying notes to consolidated financial statements.

23.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2004, 2003, and 2002
(dollars in thousands, except per share data)

Interest income:	2004	2003	2002

Loans, including fees	$37,124	37,335	38,588
Securities	7,248	6,312	5,202
Other	544	371	587

Total interest income	44,916	44,018	44,377

Interest expense:
Deposits	7,886	9,457	13,916
Borrowings	31	34	36
Junior subordinated debentures	1,093	1,046	575

Total interest expense	9,010	10,537	14,527

Net interest income	35,906	33,481	29,850
Provision for loan losses	1,680	1,250	2,306

Net interest income after provision for loan losses	34,226	32,231	27,544

Other income:
Service charges on deposit accounts	5,393	5,233	4,834
Trust and investment services income	3,698	3,210	3,476
Net gain on sale of mortgage loans	1,247	2,823	1,942
Mortgage servicing income, net	631	408	223
Loan late fees and other charges	624	270	516
Gain on call or sale of securities	37	-	519
Other operating income	987	1,053	370

Total other income	12,617	12,997	11,880

Operating expenses:
Salaries and employee benefits	17,629	17,191	15,733
Occupancy	6,369	5,780	5,379
Marketing and public relations	1,073	1,230	1,151
Supplies, printing and postage	1,252	1,106	1,041
FDIC insurance	121	118	309
Other operating expenses	5,887	5,492	5,865

Total operating expenses	32,331	30,917	29,478

Income before income taxes	14,512	14,311	9,946
Income taxes	3,913	3,970	2,764

Net income	$10,599	10,341	7,182

Basic earnings per share	$22.14	21.67	15.07

Diluted earnings per share	$21.09	21.10	14.91

See accompanying notes to consolidated financial statements.

24.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

Years ended December 31, 2004, 2003, and 2002
(dollars in thousands, except share data)

					Accumulated
		Additional			Other
	Common	Paid-in	Retained	Treasury	Comprehensive
	Stock	Capital	Earnings	Stock	(Loss) Income	Total

Balance at December 31, 2001	$8,110	8,553	32,428	(1,218)	259	48,132

Change in par value of stock	1,622	(1,622)	-	-	-	-
Comprehensive income:
Change in unrealized gain on
securities available for sale,
net of taxes of $183	-	-	-	-	284	284
Less: Reclassification adjustment
for gains included in net income,
net of taxes of ($207)	-	-	-	-	(312)	(312)
Net income	-	-	7,182	-	-	7,182

Total comprehensive income						7,154

Cash dividend - $4.10 per share	-	-	(1,955)	-	-	(1,955)
Sale of 542 shares of treasury stock	-	27	-	59	-	86

Balance at December 31, 2002	9,732	6,958	37,655	(1,159)	231	53,417

Comprehensive income:
Change in unrealized gain on
securities available for sale,
net of taxes of $45	-	-	-	-	77	77
Net income	-	-	10,341	-	-	10,341

Total comprehensive income						10,418

Cash dividend $4.75 per share	-	-	(2,267)	-	-	(2,267)
Sale of 6 shares of treasury stock	-	-	-	1	-	1

Balance at December 31, 2003	9,732	6,958	45,729	(1,158)	308	61,569
Comprehensive income:
Change in unrealized gain (loss)
on securities available for sale,
net of taxes of $(248)	-	-	-	-	(360)	(360)
Net income	-	-	10,599	-	-	10,599

Total comprehensive income						10,239

Cash dividend $5.30 per share	-	-	(2,531)	-	-	(2,531)
Sale of 848 shares of treasury stock	-	112	-	91	-	203
Purchase of 90 shares of
treasury stock	-	-	-	(36)	-	(36)
Exercise of 3,214 stock options,
including tax benefit of $343	-	360	-	369	-	729

Balance at December 31, 2004	$9,732	7,430	53,797	(734)	(52)	70,173

See accompanying notes to consolidated financial statements.

25.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows
Years ended December 31, 2004, 2003 and 2002 (dollars in thousands)

	2004	2003	2002

Cash flows from operating activities:
Net income	$10,599	10,341	7,182
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, amortization and accretion	3,204	3,235	2,600
Provision for loan losses	1,680	1,250	2,306
(Gain on sale) write-down of other real estate	(9)	20	-
Deferred income tax expense (benefit)	133	(320)	(247)
Loss (income) from equity-method investments	(214)	(406)	148
Gain on sale or call of securities	(37)	-	(519)
Gain on sale of loans	(1,247)	(2,823)	(1,942)
Originations of loans held for sale	(112,251)	(249,336)	(190,017)
Proceeds from sales of loans held for sale	110,529	259,560	197,040
Decrease (Increase) in all other assets	54	(95)	(2,121)
(Decrease) increase in accrued interest payable and other liabilities	(270)	(476)	1,458

Net cash provided by operating activities	12,171	20,950	15,888

Cash flows from investing activities:
Purchase of FHLB and FRB stock	(7)	-	(502)
Proceeds from calls of FHLB stock	61	6	315
Securities available for sale:
Proceeds from sales	-	-	529
Proceeds from maturities and calls	16,379	17,510	2,000
Purchases	(37,167)	(35,968)	(48,266)
Securities held to maturity:
Proceeds from maturities and calls	36,125	28,564	149,586
Purchases	(32,013)	(33,120)	(147,714)
Loan originations and principal collections - net	(72,669)	(23,903)	(58,569)
Fixed asset purchases - net	(1,861)	(1,642)	(2,065)
Investment in equity-method investments	(36)	(250)	-
Proceeds from sale of other real estate	489	162	987

Net cash used in investing activities	(90,699)	(48,641)	(103,699)

Cash flows from financing activities:
Net increase in demand, savings and money market deposits	62,696	102,797	67,983
Net (decrease) increase in time deposits	(3,713)	(29,038)	5,573
Principal repayments on borrowings	(53)	(53)	(49)
Proceeds from junior subordinated debentures, net of costs	-	-	19,389
Proceeds from sale of treasury stock	203	1	86
Payments to acquire treasury stock	(36)	-	-
Proceeds from issuance of treasury stock under stock option plan	386	-	-
Dividends paid	(2,531)	(2,267)	(1,955)

Net cash provided by financing activities	56,952	71,440	91,027

Net (decrease) increase in cash and cash equivalents	(21,576)	43,749	3,216
Cash and cash equivalents - beginning of year	93,606	49,857	46,641

Cash and cash equivalents - end of year	$72,030	93,606	49,857

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$9,070	10,954	14,934

Income taxes	$3,472	4,753	2,941

Supplemental disclosure of non-cash investing activities:
Additions to other real estate acquired through foreclosure,
net of loans to facilitate sales	$-	162	-

See accompanying notes to consolidated financial statements.

26.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002

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

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Its principal operations comprise the activities of The Canandaigua National Bank and Trust Company (the Bank) and CNB Mortgage Company (CNBM). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for investments in minority-owned entities under the equity method. The financial statements have been prepared in conformity with U.S. generally accepted accounting principles and conform with predominant practices within the financial services industry.

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

Cash Equivalents

For the purpose of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits with other financial institutions, and federal funds sold.

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

Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on these securities are excluded from earnings and are included in accumulated other comprehensive income (loss) in stockholders' equity until realized.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. A decline in fair value of any security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

Interest income and dividends are recognized when earned. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the interest method. Realized gains and losses are included in earnings and are determined using the specific identification method.

27.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002

(1) Summary of Significant Accounting Policies (continued)

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

Loans held for sale are carried at the lower of cost or fair value. Fair value is estimated based on outstanding investor commitments, or in the absence of such commitments, is based on current yield requirements or quoted market prices.

Mortgage Servicing Assets

The Company services residential mortgage loans for the Federal Home Loan Mortgage Corporation (Freddie Mac) and earns servicing fees, which are recognized when payments are received, based upon the outstanding principal balance of the loans. The Company capitalizes servicing assets when servicing rights are retained after selling loans to Freddie Mac. Mortgage servicing assets are reported in other assets and are amortized to mortgage servicing income in proportion to, and over the period of, the estimated future net servicing income. Servicing assets are evaluated for impairment based upon the fair value of the rights.

In computing amortization expense, the Company uses historical prepayment rates for similar loan pools and applies this amortization rate to each pool. If prepayments occur at a rate different than the applied rate, the Company adjusts the specific pool's amortization in the period in which the difference occurs.

To estimate the fair value of servicing rights, the Company considers market prices for similar assets and the present value of expected future cash flows associated with the servicing rights calculated using assumptions that market participants would use in estimating future servicing income and expense. Such assumptions include estimates of the cost of servicing loans, loan default rates, an appropriate discount rate, and prepayment speeds. For purposes of evaluating and measuring impairment of mortgage servicing rights, the Company stratifies these assets based on predominant risk characteristics of the underlying loans that are expected to have the most impact on projected prepayments, cost of servicing, and other factors affecting future cash flows associated with the servicing rights, such as loan type, rate, and term. The amount of impairment recognized is the amount by which the carrying value of the mortgage servicing rights for a stratum exceeds estimated fair value. Impairment is recognized through a valuation allowance.

Allowance for Loan Losses

The allowance for loan losses is a valuation reserve for probable losses in the loan portfolio. Credit losses arise primarily from the loan portfolio, but may also be derived from other credit-related sources, when drawn upon, such as, commitments, guarantees and standby letters of credit. Additions are made to the allowance through periodic provisions, which are charged to expense. All losses of principal are charged to the allowance when incurred or when a determination is made that a loss is expected. Subsequent recoveries, if any, are credited to the allowance.

The Company has established a process to assess the adequacy of the allowance for loan losses and to identify the risks in the loan portfolio. This process consists of the identification of specific reserves for identified problem loans and the calculation of general reserves, which is a formula-driven allocation. Specific reserves are determined through assessment of the borrower's ability to repay and the fair value of the underlying collateral, for collateral dependent loans. If the carrying value of a loan exceeds the discounted expected cash flows or the value of the underlying collateral, the excess is specifically reserved or charged off. The level of specific reserves is generally the smallest component of the allowance for loan losses.

28.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002

(1) Summary of Significant Accounting Policies (continued)

The calculation of the general reserve involves several steps. A historical loss factor is applied to each loan by business segment and loan classification. The historical loss factors are calculated using a loan-by-loan, trailing eight-quarter loss migration analysis for commercial loans. For all other loans, a portfolio-wide, trailing eight-quarter loss migration analysis is used. Adjustments are then made to the historical loss factors based on quantitative objective elements (delinquency, non-performing assets, classified/criticized loan trends, charge-offs, concentrations of credit and recoveries, etc.) and the subjective elements (economic conditions, portfolio growth rate, portfolio management, credit policy, and others). This methodology is applied to the commercial, residential mortgage, and consumer portfolios.

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

Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Cash receipts on impaired loans are applied to reduce the principal balance outstanding. In considering loans for evaluation of impairment, management generally excludes smaller balance, homogeneous loans: residential mortgage loans, home equity loans, and all consumer loans. These loans are collectively evaluated for impairment as discussed above.

Premises and Equipment

Land is carried at cost. Land improvements, buildings, equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets, 3-25 years. Amortization of leasehold improvements is provided over the lesser of the term of the lease or the estimated useful lives of the assets.

Other Real Estate

Real estate acquired through foreclosure or deed in lieu of foreclosure (other real estate) is included in other assets and is recorded at the lower of the unpaid loan balance on the property at the date of transfer, or fair value. Adjustments made to the value at transfer are charged to the allowance for loan losses. After transfer, the property is carried at the lower of cost or estimated fair value less estimated costs to sell. Adjustments to the carrying values of such properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. Operating earnings and costs associated with the properties are charged to other operating expense as incurred. Gains on the sale of other real estate are included in results of operations when the sale occurs.

Stock-Based Compensation

The Company uses a fixed-award stock option plan to compensate certain members of management of the Company and its subsidiaries. The Company accounts for the issuance of stock options under the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, compensation expense is recorded the date the options are granted only if the current market price of the underlying stock exceeds the exercise price. Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed under SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above and has adopted only the disclosure requirements of SFAS No. 123.

29.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002

(1) Summary of Significant Accounting Policies (continued)

The Company applies APB Opinion No. 25 in accounting for its stock option plan, and accordingly, no compensation cost has been recognized for its fixed-award stock options in the consolidated statement of income. Had compensation cost been determined based on the fair value at the grant date of the stock options using option valuation models consistent with the approach of SFAS No. 123, the Company's net income and earnings per share for the years ended December 31, 2004, 2003, and 2002, would have been reduced to the pro forma amounts indicated in the following table (in thousands, except per share amount):

	2004			2003			2002

Net income as reported		$10,599			$10,341			$7,182
Compensation expense		$324			$182			$210
Pro forma net income		$10,275			$10,159			$6,972

Earnings per share	Basic		Diluted	Basic		Diluted	Basic		Diluted

As reported	$22.14		$21.09	$21.67		$21.10	$15.07		$14.91
Pro forma	$21.46		$20.44	$21.29		$20.73	$14.63		$14.47

Income Taxes

The Company and its subsidiaries file a consolidated Federal income tax return. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

Derivative Financial Instruments

The Company's only derivative financial instruments are commitments to originate fixed-rate residential real estate loans to be held for sale and commitments to sell fixed-rate residential loans. Commitments to originate and commitments to sell fixed-rate residential real estate loans are recorded in the consolidated balance sheet at estimated fair value.

Neither of these derivatives instruments is considered a hedge; therefore, periodic changes in the fair value of these instruments are recognized in mortgage banking income in the period in which the change occurs. However, due to the short-term nature of these instruments, the impact of a change in fair value from the instruments' initially recognized fair value is generally immaterial.

Accumulated Other Comprehensive Income

The Company's comprehensive income consists of only net income and the net unrealized holding gains and losses of securities available for sale, net of the related tax effect. Accumulated other comprehensive income (loss) on the consolidated statements of stockholders' equity is presented net of taxes.

Trust and Investment Services Income

Assets, at cost, held in fiduciary or agency capacity for customers, amounting to $683,033,000 and $645,307,000 at December 31, 2004, and 2003, respectively, are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Company. Fee income is recognized on the accrual method.

30.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002

(1) Summary of Significant Accounting Policies (continued)

Treasury Stock

Treasury stock is shown on the consolidated balance sheet at cost as a reduction of stockholders' equity. Shares are released from Treasury at original cost on a first-in, first-out basis, with any gain on the sale reflected as an adjustment to additional paid-in capital. Losses are reflected as an adjustment to additional paid-in capital to the extent of gains previously recognized, otherwise as an adjustment to retained earnings.

Earnings Per Share

Basic earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of shares outstanding during the year. Diluted earnings per share includes the maximum dilutive effect of stock issuable upon conversion of stock options.

New Accounting Standards

On January 1, 2003, the Company implemented the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which was an interpretation of a number of FASB Statements. The Interpretation elaborated on the disclosures to be made by a guarantor in its periodic financial statements. It also clarified that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Upon implementation, the Company recognized a liability and corresponding expense of approximately $200,000.

In January 2003, FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities," and revised it in December 2003 with the issuance of FIN #46r. The FASB's intent in issuing these interpretations was to clarify the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. These interpretations require an enterprise to consolidate a variable interest entity (as defined) if that enterprise has a variable interest (or combination of variable interests) that will absorb a majority of the entity's expected losses if they occur, receive a majority of the entity's expected returns if they occur, or both. These interpretations apply to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. As a result of the issuance of the interpretations, the Company deconsolidated its investment in its wholly owned statutory business trust formed for the purpose of issuing and selling the Company's junior subordinated debentures in 2003. The effect was to increase both other assets and junior subordinated debentures on the balance sheet in 2003 by $619,000 each.

(2) Federal Funds Sold

Income from Federal funds sold for the years ended December 31, 2004, 2003, and 2002, was $489,000, $310,000, and $401,000, respectively.

31.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002

(3) Securities

	December 31, 2004

		Gross Unrealized

	Amortized			Fair
	Cost	Gains	Losses	Value

Securities Available for Sale:
U.S. Agencies	$48,159	64	(243)	47,980
State and municipal obligations	32,667	489	(86)	33,070
Corporate and foreign obligations	4,219	73	(404)	3,888
Equity securities	93	-	-	93

Total securities Available for Sale	$85,138	626	(733)	85,031

Securities Held to Maturity:
U.S. Treasury	$4,000	-	(9)	3,991
U.S. Agencies	28	6	-	34
State and municipal obligations	111,767	2,597	(157)	114,207
Corporate and foreign obligations	894	5	-	899

Total securities Held to Maturity	$116,689	2,608	(166)	119,131

	December 31, 2003

		Gross Unrealized

	Amortized			Fair
	Cost	Gains	Losses	Value

Securities Available for Sale:
U.S. Agencies	$32,883	149	(215)	32,817
State and municipal obligations	26,636	538	(38)	27,136
Corporate and foreign obligations	4,682	79	(12)	4,749
Equity securities	93	-	-	93

Total securities Available for Sale	$64,294	766	(265)	64,795

Securities Held to Maturity:
U.S. Treasury	$16,034	96	(5)	16,125
State and municipal obligations	104,321	4,247	(106)	108,462
Corporate and foreign obligations	845	39	-	884

Total securities Held to Maturity	$121,200	4,382	(111)	125,471

32.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002

(3) Securities (continued)

	December 31, 2002

		Gross Unrealized

	Amortized			Fair
	Cost	Gains	Losses	Value

Securities Available for Sale:
U.S. Agencies	$19,957	182	(16)	20,123
State and municipal obligations	21,571	299	(29)	21,841
Corporate and foreign obligations	4,215	2	(59)	4,158
Equity securities	93	-	-	93

Total securities Available for Sale	$45,836	483	(104)	46,215

Securities Held to Maturity:
U.S. Treasury	$22,986	344	-	23.330
State and municipal obligations	93,061	4,172	(2)	97,231
Corporate and foreign obligations	981	-	(9)	972

Total securities Held to Maturity	$117,028	4,516	(11)	121,533

The amortized cost and fair value of securities by years to maturity as of December 31, 2004, follow (in thousands). Maturities of mortgage-backed securities are classified in accordance with the contractual repayment schedules. Expected maturities will differ from contracted maturities since issuers may have the right to call or prepay obligations without penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Years
Under 1	$2,277	2,284	28,292	28,382
1 to 5	18,121	18,204	61,130	63,310
5 to 10	60,728	60,909	26,698	26,858
10 and over	3,919	3,541	569	581

Total	$85,045	84,938	116,689	119,131

At December 31, 2004, and 2003, securities at amortized cost of $176,756,000 and $148,521,000, respectively, were pledged to secure municipal deposits and for other purposes required or permitted by law.

There were no security sales in 2004 or 2003. Gross gains on sales in 2002 were $519,000 on proceeds of $529,000. There were no losses in 2002.

Interest on securities segregated between taxable interest and tax-exempt interest for the years ended December 31, 2004, 2003, and 2002, follows (in thousands):

	2004	2003	2002

Taxable	$2,647	1,753	1,663
Tax-exempt	4,601	4,559	3,539

Total	$7,248	6,312	5,202

33.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002

(3) Securities (continued)

The following table presents information (in thousands) about securities with gross unrealized losses at December 31, 2004, aggregated by category and length of time that individual securities have been in a continuous loss position. Management believes unrealized losses in the securities portfolios are temporary and related to the change in market interest rates in effect when the securities were purchased to market interest rates at December 31, 2004, as opposed to the obligor's credit rating or other characteristics of the obligor or security.

	Less than 12 months		Over 12 months

	Fair	Unrealized	Fair	Unrealized
Securities Available for Sale	Value	Losses	Value	Losses

U.S. Agencies	$13,207	30	12,983	213
State and municipal obligations	3,214	51	2,038	35
Corporate and foreign obligations	1,754	246	852	158

Total temporarily impaired securities	$18,175	327	15,873	406

Securities Held to Maturity
U.S. Treasury	$1,998	3	993	6
State and municipal obligations	9,019	68	6,326	89

Total temporarily impaired securities	$11,017	71	7,319	95

(4) Loans

The major classifications of loans at December 31, 2004, and 2003, follow (in thousands):
	2004	2003

Commercial, financial, and agricultural	$151,343	120,920
Mortgages:
Residential	103,971	91,975
Commercial	279,731	273,512
Consumer:
Automobile - indirect	111,506	90,336
Other	22,401	20,887
Other	163	519
Loans held for sale	4,888	1,919

Total loans	674,003	600,098
Plus - Net deferred loan costs	3,085	2,178
Less - Allowance for loan losses	(7,215)	(6,331)

Loans - net	$669,873	595,915

Commercial loan participations sold to others amounted to $59,929,000 and $55,174,000 at December 31, 2004, and 2003, respectively. Residential mortgage loans serviced for others, amounted to $312,957,000 and $294,703,000 at December 31, 2004, and 2003, respectively. None of these loans are included in the consolidated financial statements or the table above.

34.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002

(4) Loans (continued)

A summary of the changes in the allowance for loan losses follows (in thousands):
	Years Ended December 31,

	2004	2003	2002

Balance at the beginning of year	$6,331	6,162	5,480
Provision charged to operations	1,680	1,250	2,306
Loans charged off	(1,454)	(1,623)	(2,075)
Recoveries of loans charged off	658	542	451

Balance at end of year	$7,215	6,331	6,162

A summary of information regarding nonaccruing loans and other nonperforming assets follows (in thousands):

	2004	2003	2002

Accruing loans 90 days or more delinquent	$342	116	321
Nonaccruing loans	8,217	9,959	11,007

Total nonperforming loans	8,559	10,075	11,328
Other real estate owned	-	480	421

Total nonperforming assets	$8,559	10,555	11,749

Impact of nonaccrual loans on interest income	$700	799	649

At December 31, 2004, the Company had no firm commitments to lend additional funds to borrowers with loans in nonaccrual status.

A summary of information regarding impaired loans follows (in thousands):

	2004	2003	2002

Recorded investment at December 31	$8,218	9,980	11,007
Impaired loans with related allowance	$2,047	152	377
Amount of related allowance	$226	23	311
Average investment for year ended December 31	$8,873	10,219	8,990
Impact of impaired loans on interest income	$707	800	699

The Company's market area is generally Western Ontario County and Monroe County of New York State. Substantially all loans are made in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in the economic conditions in this area.

The Company's concentrations of credit risk are as disclosed in the schedule of loan classifications. The concentrations of credit risk in loan commitments and letters of credit parallel the loan classifications reflected. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

Certain executive officers, directors and their business interests are customers of the Company. Transactions with these parties are based on substantially the same terms as similar transactions with unrelated third parties and do not carry more than normal credit risk. Borrowings by these related parties amounted to $3,848,000 and $3,999,000 at December 31, 2004, and 2003, respectively. During 2004, new borrowings amounted to $50,000 (including borrowings of officers that were outstanding at the time of their election) and repayments and other reductions were $201,000.

35.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002

(5) Premises and Equipment

A summary of premises and equipment at December 31, 2004, and 2003, follows (in thousands):
	2004	2003

Land and land improvements	$1,386	1,375
Buildings and leasehold improvements	20,874	20,123
Furniture, fixtures, equipment, and vehicles	17,400	16,318

	39,660	37,816
Less accumulated depreciation and amortization	24,409	21,929

Premises and equipment - net	$15,251	15,887

Depreciation and amortization expense amounted to $2,497,000, $2,482,000, and $2,400,000, for the years ended December 31, 2004, 2003, and 2002, respectively.

(6) Mortgage Servicing Assets

Changes in mortgage servicing assets were as follows (in thousands):
	Year ended December 31,
	2004	2003

Beginning balance	$1,402	656
Originations	473	1,041
Amortization	267	295

Ending balance	$1,608	1,402

The estimated fair value of mortgage servicing rights was approximately $2,517,000 at December 31, 2004, and $2,319,000 at December 31, 2003. The estimated fair value of mortgage servicing rights may vary significantly in subsequent periods due to changing interest rates and the effect thereof on prepayment speeds. Additionally, estimated fair value assumes there is a willing buyer and willing seller in the transaction. Management does not intend to sell these servicing rights. Amortization expense is estimated to be $269,000 per year for each of the next five years.

The key economic assumptions used to determine the fair value of mortgage servicing rights at December 31, 2004, and the sensitivity of such value to changes in those assumptions are summarized in the table that follows (dollars in thousands). These calculated sensitivities are hypothetical, and actual changes in the fair value of mortgage servicing rights may differ significantly from the amounts presented herein. The effect of a variation in a particular assumption on the fair value of the servicing rights is calculated without changing any other assumption. However, in practice, changes in one factor may result in changes in another which may magnify or counteract the sensitivities. The changes in assumptions are presumed to be instantaneous.

Weighted-average prepayment speed	197%
Impact on fair value of 20% adverse change	$(229)
Impact on fair value of 20% positive change	257

Weighted-average current coupon for similar loans	5.44%
Impact on fair value of 50 basis point adverse change	$(372)
Impact on fair value of 50 basis point positive change	114

36.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002

(7) Time Deposits

At December 31, 2004, the scheduled maturity of time deposits was as follows (in thousands):
2005	$137,940
2006	36,749
2007	17,665
2008	29

$192,383

Time deposits of $100,000 or more amounted to $55,418,000 at December 31, 2004, and $48,559,000 at December 31, 2003. Interest expense on all time deposits of $100,000 or more was as follows: $1,004,000 in 2004, $1,840,000 in 2003, and $3,573,000 in 2002.

(8) Borrowings

There were no short-term borrowings outstanding at December 31, 2004, or 2003. The following table presents information about short-term borrowings during each of the three years ended December 31, (dollars in thousands):

	2004	2003	2002

Highest amount at a month end	None	None	None
Daily average amount outstanding	None	$ 15	$ 8
Weighted average interest rate paid	N/A	1.33%	1.89%

The following table presents information about the Company's formal available lines of credit and related loan collateral at December 31, 2004 (in thousands). Amounts outstanding include borrowings, and undrawn letters of credit in the Company's favor of $3,129,000.

				Carrying Value
	Outstanding	Unused	Collateralized by	of Collateral

Federal Home Loan Bank of New York	$3,912	$23,884	Residential mortgage loans and FHLB Stock	$32,111
Federal Reserve Bank of New York	$-	$88,667	Indirect automobile loans	$110,833
Borrowings consisted of the following at December 31, 2004, and 2003 (in thousands):
	2004	2003

FHLB term Advances	$783	811
Other	159	184

	$942	995

In 1995, the Bank borrowed $1,023,000 from the FHLB at an average effective rate of 2.56% to fund low-income housing projects.

Scheduled maturity of the Company's borrowings at December 31, 2004, follows (in thousands):
		Weighted Average
	Amount	Interest Rate

2005	$36	3.87%
2006	36	3.87%
2007	36	3.87%
2008	36	3.87%
2009	36	3.87%
after 2009	762	3.07%

Total	$942	3.23%

37.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002

(8) Borrowings (continued)

Advances under the overnight line of credit with the FHLB of New York are payable on demand and generally bear interest at the federal funds rate plus .10%. The Company also has access to the FHLB's Term Advance Program, which allows the Bank to borrow up to $45,200,000 at various terms and rates. Advances under the Federal Reserve Bank of New York are payable the following business day and bear interest at the federal funds rate plus 1.00%.

(9) Junior Subordinated Debentures

On June 26, 2002, the Company issued $20 million of 30-year floating rate junior subordinated deferrable interest debentures through a wholly owned business trust. The debentures carry an interest rate of 3-month LIBOR plus 3.45% (6.00% at December 31, 2004) capped at 11.95% for the first five years. Interest is payable quarterly. The debentures' final maturity is June 26, 2032, and is callable, in whole or in part, at par after five years at the Company's option. Interest payments can be deferred for up to five years, but would restrict the Company's ability to pay dividends. All of the debentures are considered Tier I capital of the Company. The Company incurred approximately $0.6 million in costs to issue the securities. These costs are amortized to interest expense on a straight-line basis over ten years. The Trust was consolidated in the Company's 2002 financial statements, but deconsolidated in 2003 following the issuance of FASB Interpretation Number 46r. Deconsolidation did not have a material impact on the consolidated financial statements.

(10) Income Taxes

Total income taxes for the years ended December 31, 2004, 2003, and 2002, were allocated as follows (in thousands):

	2004	2003	2002

Income from operations	$3,913	3,970	2,764
Income tax benefit from stock option exercise	(343)	-	-
Change in stockholders' equity for unrealized
gain on securities available for sale	(248)	45	(24)

	$3,322	4,015	2,740

The components of income tax expense (benefit) relating to income from operations follow (in thousands):

	Years ended December 31,

Current:	2004	2003	2002

Federal	$3,183	3,484	2,618
State	597	806	393

	3,780	4,290	3,011

Deferred:
Federal	150	(394)	(230)
State	(17)	74	(17)

	133	(320)	(247)

	$3,913	3,970	2,764

38.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002

(10) Income Taxes (continued)

Income tax expense differed from the amounts computed by applying the applicable U.S. Federal corporate tax rates to pretax income from operations as follows (in thousands):

	Years ended December 31,

	2004	2003	2002

Tax expense at statutory rate of 34%; 35% in 2003	$5,079	5,009	3,382
Tax-exempt interest	(1,610)	(1,445)	(1,067)
Nondeductible interest expense	83	95	103
State taxes, net of Federal benefit	377	572	248
Change in valuation allowance for deferred tax assets	(7)	90	(42)
Change in rate	100	(100)	-
Other	(109)	(251)	140

Total	$3,913	3,970	2,764

Effective tax rate	26.7%	27.7%	27.8%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003, are presented below:

Deferred tax assets	2004	2003

Allowance for loan losses - books	$2,877	2,537
Incentive stock plan and retirement	336	951
Excess servicing	5	12
NOL credit from subsidiaries	75	92
Interest on nonaccrual loans	631	543
Minority-owned entities	130	164
Other	456	423
Net unrealized loss on available for sale securities	55	-

Deferred tax assets before allowance	4,565	4,722
Valuation allowance	(92)	(99)

Deferred tax assets	4,473	4,623

Deferred tax liabilities:
Allowance for loan losses - tax	59	42
Depreciation	265	437
Mortgage servicing rights	641	558
Net unrealized gain on available for sale securities	-	193

Deferred tax liabilities	965	1,230

Net deferred tax asset	$3,508	3,393

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of deferred tax liabilities, the level of historical taxable income, and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets are deductible. Based on its assessment, management determined that a valuation allowance against its nonbank subsidiaries' Net Operating Loss (NOL) and mortgage tax credits was necessary. As of December 31, 2004, there were approximately $318,000 of mortgage tax credits available to offset future state tax liabilities.

39.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002
(11) Stockholders' Equity

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

Payment of dividends by the Bank to the Company is limited or restricted in certain circumstances. According to federal banking law, the approval of the Office of the Comptroller of the Currency (OCC) is required for the declaration of dividends in any year in which dividends exceed the total of net income for that year plus retained income for the preceding two years. At December 31, 2004, $20,419,000 was available for dividends to the Company without the approval of the OCC.

(12) Earnings Per Share

Basic and diluted earnings per share for the years ended December 31, 2004, 2003, and 2002, were computed as follows (dollars in thousands, except share data):
	2004	2003	2002

Basic Earnings Per Share

Net Income applicable to common shareholders	$10,599	10,341	7,182
Weighted average common shares outstanding	478,776	477,206	476,710

Basic earnings per share	$22.14	21.67	15.07

Diluted Earnings Per Share

Net income applicable to common shareholders	$10,599	10,341	7,182

Weighted average common shares outstanding	478,776	477,206	476,710
Effect of dilutive securities - stock options	23,816	12,810	4,965

Total	502,592	490,016	481,675

Diluted earnings per share	$21.09	21.10	14.91

(13) Employee Benefits

Profit Sharing Plan

The Company has a combined profit sharing and 401(k) plan covering substantially all Bank employees and 401(k) plan for non-Bank employees upon completion of 1,000 hours of service with respect to full-time employees, and 870 hours of service for part-time employees. Contributions to the Bank plan are determined by a mathematical formula which takes into account average net income of the Bank for the current and prior year, and the level of the Bank's stockholders' equity. Both plans are subject to a minimum contribution of 3% of eligible compensation. It is the Company's policy to fund current costs as they accrue. Retirement plan expense amounted to $1,415,000, $1,645,000, and $1,460,000 for the years ended December 31, 2004, 2003, and 2002, respectively.

Employee Stock Ownership Plan

The Company has an employee stock ownership plan (ESOP) for employees of the Bank. Annual contributions are made at the discretion of the Board of Directors. ESOP expense amounted to $121,000, $112,000, and $115,000 for the years ended December 31, 2004, 2003, and 2002, respectively. Shares distributed to a participant upon termination of service are subject to a put option whereby the participant may cause the Company to purchase the shares at fair value. At December 31, 2004, and 2003, the plan held 6,920 and 6,080 shares with an estimated fair value, at the respective dates, of $2,498,000 and $1,787,000.

40.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002
(14) Incentive Stock Plans

Stock Option Plan

The Company's incentive stock option program for employees authorizes grants of options to purchase up to 48,000 shares of common stock. The options are granted with an exercise price equal to the estimated fair value of the common stock on the grant date. The options are exercisable at times to 25 years from the grant date. The options are fully vested and have no set expiration date.

The following summarizes outstanding and exercisable options at December 31, 2004, 2003 and 2002:
	2004		2003		2002

		Weighted		Weighted		Weighted
	#	Average Price	#	Average Price	#	Average Price

Options outstanding, January 1	41,433	$145.48	33,291	$139.02	25,350	$133.19
Granted	6,567	293.85	8,142	$171.88	7,941	$157.64
Exercised	(3,214)	120.17	-	-	-	-
Expired	-	-	-	-	-	-

Options outstanding, December 31	44,786	$169.05	41,433	$145.48	33,291	$139.02

Options exercisable, December 31	26,903	$155.4	18,382	$137.32	12,915	$131.12

Options available for future grants	-		6,567		14,709

Options outstanding (both exercisable and unexercisable) at December 31, 2004, had exercise prices ranging from $120.17 to $293.85. The weighted average expected life of the options is eight years. Since the options have no stated expiration date, the expected life is calculated as the number of years from grant date to the grantee's 65th birthday.

The per-share fair value of stock options granted during 2004, 2003, and 2002, was $67.50, $31.74, and $37.46, respectively, and was determined using the Black-Scholes option-pricing model with the following weighted average assumptions for each year:

	2004	2003	2002

Expected dividend yield	2.03%	2.49%	2.60%
Risk-free interest rate	4.27%	3.83%	5.07%
Expected life	10.6 years	12.2 years	13.2 years
Volatility	13.95%	12.99%	13.30%

Phantom Stock and Stock Appreciation Rights Plan

The Company also has an incentive stock plan for management which allows for the issuance of Phantom Stock Awards (PSA) and Stock Appreciation Rights (SAR) to key employees based upon return on beginning equity. PSAs represent the right to receive, for each phantom share of common stock covered by the PSA, payment equal to the higher of the book value or market value per share of common stock on the date of exercise. Payment can be made in cash, shares of the Company, or both at the discretion of the Board of Directors. PSAs are exercisable at the later of age 55 or 15 years of continuous employment with the Company or at normal retirement age (65). SARs represent the right to receive payment equal to the amount, if any, by which the higher of the book value or market value per share of common stock on the date of exercise exceeds the SARs' grant value. SARs are exercisable five years from the date of grant. At December 31, 2004, 1,968 PSAs were outstanding, and 606 SARs were outstanding at prices ranging from $38.04 to $111.94.

The Company had accrued a liability of $620,000 at December 31, 2004, representing the vested obligation under the plan. Expenses of the plan amounted to $404,000, $169,000, and $55,000, for the years ended December 31, 2004, 2003, and 2002, respectively.

There is no difference between the Company's previous method of accounting for its incentive plan and the provisions of SFAS No. 123; therefore, no pro forma information is provided.

41.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002

(15) Leases

The Company leases certain buildings and office space under operating lease arrangements. Rent expense under these arrangements amounted to $1,250,000 in 2004, $1,092,000 in 2003, and $1,012,000 in 2002. Real estate taxes, insurance, maintenance, and other operating expenses associated with leased buildings and office space are generally paid by the Company.

A summary of noncancellable, long-term operating lease commitments as of December 31, 2004, follows (in thousands):

Years ending December 31,	Amount

2005	$1,173
2006	1,156
2007	1,156
2008	1,121
2009	926
2010 and after	4,439

Total	$9,971

(16) Commitments and Contingencies

In the normal course of business, various commitments and contingent liabilities are outstanding. The following table presents the notional amount of the Company's significant commitments and their respective carrying amount, where applicable. Most of these commitments are not included in the Company's consolidated balance sheet (in thousands).

	Year ended December 31,

	2004		2003

	Notional	Carrying	Notional	Carrying
	Amount	Amount	Amount	Amount

Commitments to extend credit:
Home equity lines of credit	$41,888	-	31,970	-
Commercial real estate and construction	$47,351	-	18,097	-
Residential real estate at fixed rates	$1,328	(21)	740	(21)
Commercial and other	$84,985	-	87,055	-
Standby letters of credit	$16,358	(245)	13,515	(202)
Commitments to sell real estate loans	$4,888	4,888	1,919	1,919

Commitments to extend credit are agreements to lend to customers and generally have fixed expiration dates or other termination clauses that may require payment of a fee. Standby and commercial letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party and also require payment of a fee. Standby letters of credit generally are contingent upon the failure of the customer to perform according to the terms of the underlying contract with the third party, whereas commercial letters of credit are issued to facilitate commerce and typically result in the commitment being funded when the underlying transaction is consummated between the customer and third party. Because many commitments and almost all letters of credit expire without being funded in whole or in part, the notional amounts are not estimates of future cash flows. The credit risk associated with commitments to extend credit and standby and commercial letters of credit is essentially the same as that involved with extending loans to customers and is subject to normal credit policies. The Company's credit policy generally requires customers to provide collateral, usually in the form of customers' operating assets or property, prior to disbursement of approved loans.

42.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002

(16) Commitments and Contingencies (continued)

Commitments to originate fixed-rate loans are made when a borrower executes a rate-lock agreement. At the time of execution, the Company generally charges a rate-lock fee, which approximates the fair value of the Company's commitment. These commitments usually have terms ranging from 30 to 45 days. The Company enters into commitments to sell certain fixed-rate residential real estate loans (usually those subject to the foregoing rate-locks) upon funding of the underlying loan. These commitments to sell are usually funded within five days of the commitment and are recorded in the consolidated balance sheet at estimated fair value.

The Company has committed $500,000 for an investment in Trillium Lakefront Partners, LLC. This venture capital fund is a community-backed initiative in support of new business and jobs growth in the company's market area. At December 31, 2004, the Company had funded $36,000 of this commitment and reported the investment in other assets.

The Bank is required to maintain reserve balances in cash on hand and with the Federal Reserve Bank. The average amount of such reserve balances for the year ended December 31, 2004, was approximately $9,751,000.

In the normal course of business, the Company has various contingent liabilities outstanding that are not included in the consolidated financial statements. Management does not anticipate any material losses as a result of these contingent liabilities.

(17) Regulatory Matters

The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the Company's and Bank's assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. The Company's and Bank's capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (as set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2004, that the Company and Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2004 and as of the most recent notification from its regulators, the Company and the Bank are well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Company and Bank must maintain a minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

	December 31, 2004

(Dollars in thousands)	Actual Regulatory Capital		Minimum Requirement		Well-Capitalized

	Amount	Ratio	Amount	Ratio	Amount	Ratio

Leverage capital (Tier 1) as percent of
three-month average assets:
Company	$90,023	9.16%	$39,293	4.00%	$49,116	5.00%
Bank	$76,067	7.85%	$38,767	4.00%	$48,459	5.00%
As percent of risk-weighted,
period-end assets
Core capital (Tier 1)
Company	$90,023	12.42%	$28,996	4.00%	$43,494	6.00%
Bank	$76,067	10.58%	$28,751	4.00%	$43,126	6.00%
Total capital (Tiers 1 and 2)
Company	$97,238	13.41%	$57,993	4.00%	$72,491	10.00%
Bank	$83,282	11.59%	$57,502	8.00%	$71,877	10.00%

43.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002
(17) Regulatory Matters (continued)

	December 31, 2003

(Dollars in thousands)	Actual Regulatory Capital		Minimum Requirement		Well-Capitalized

	Amount	Ratio	Amount	Ratio	Amount	Ratio

Leverage capital (Tier 1) as percent of
three-month average assets:
Company	$81,336	9.20%	$35,350	4.00%	$44,187	5.00%
Bank	$67,613	7.75%	$34,907	4.00%	$43,634	5.00%
As percent of risk-weighted,
period-end assets
Core capital (Tier 1)
Company	$81,336	12.45%	$26,125	4.00%	$39,188	6.00%
Bank	$67,613	10.45%	$25,890	4.00%	$38,835	6.00%
Total capital (Tiers 1 and 2)
Company	$87,667	13.42%	$52,251	8.00%	$65,313	10.00%
Bank	$73,944	11.42%	$51,780	8.00%	$64,725	10.00%

(18) Segment Information

The Company is organized into two reportable segments: (a) the Company and its banking subsidiaries (Bank), and (b) CNB Mortgage Company (CNBM). These have been segmented due to differences in their distribution channels, the volatility of their earnings, and internal and external financial reporting requirements.

The Bank segment provides a wide range of credit products and banking services to retail and commercial customers, largely within the markets the Company serves. Among the services provided by this segment are commercial and consumer lending, including junior lien residential mortgage loans, loan servicing, deposit products, cash management services, securities, and other related products. These products and services are offered through several delivery channels which include traditional community banking offices, automated teller machines, telephone banking, and internet banking. CNBM originates residential mortgage loans for consumers and sells all of those loans either to the Bank or to third-party investors in the secondary market.

The financial information of these segments has been compiled utilizing the accounting policies described in Note 1. Intersegment revenue, mainly servicing release premiums, is earned on the basis of similar third-party transactions. Indirect administrative expenses are allocated among segments based upon the segments' use of indirect resources. Income taxes are allocated to segments based on the Company's marginal statutory tax rate adjusted for any tax-exempt income or non-deductible expenses. The accounting policies and processes utilized in compiling segment financial information is based on U.S. generally accepted accounting principles, as CNBM is subject to stand-alone external financial reporting. The reportable segment information as of and for the years ended December 31, 2004, 2003, and 2002 follows (dollars in thousands):

44.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002
(18) Segment Information (continued)

	2004

	Bank	CNBM	Intersegment	Total

Net interest income	$35,906	4	(4)	35,906
Non-interest income	11,997	1,984	(1,364)	12,617

Total revenues	47,903	1,988	(1,368)	48,523

Provision for loan losses	1,680	-	-	1,680
Operating expenses	31,396	1,169	(234)	32,331

Total expenses	33,076	1,169	(234)	34,011

Income before tax	14,827	819	(1,134)	14,512
Income tax	3,913	307	(307)	3,913

Net income	$10,914	512	(827)	10,599

Total identifiable assets	$974,566	3,876	(3,685)	974,757

	2003

	Bank	CNBM	Intersegment	Total

Net interest income	$33,481	15	(15)	33,481
Non-interest income	12,531	3,893	(3,427)	12,997

Total revenues	46,012	3,908	(3,442)	46,478

Provision for loan losses	1,250	-	-	1,250
Operating expenses	29,872	1,246	(201)	30,917

Total expenses	31,122	1,246	(201)	32,167

Income before tax	14,890	2,662	(3,241)	14,311
Income tax	2,924	1,046	-	3,970

Net income	$11,966	1,616	(3,241)	10,341

Total identifiable assets	$907,252	2,561	(2,038)	907,775

	2002

	Bank	CNBM	Intersegment	Total

Net interest income	$29,850	13	(13)	29,850
Non-interest income	11,448	2,749	(2,317)	11,880

Total revenues	41,298	2,762	(2,330)	41,730

Provision for loan losses	2,306	-	-	2,306
Operating expenses	28,173	1,335	(30)	29,478

Total expenses	30,479	1,335	(30)	31,784

Income before tax	10,819	1,427	(2,300)	9,946
Income tax	2,201	563	-	2,764

Net income	$8,618	864	(2,300)	7,182

Total identifiable assets	$825,253	4,399	(3,949)	825,703

45.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002
(19) Condensed Financial Information - Parent Company Only

The following are the condensed balance sheets, statements of income, and statements of cash flows for Canandaigua National Corporation (dollars in thousands).
Balance Sheets
	December 31,

	2004	2003

Assets:
Cash in subsidiary bank	$4,097	2,319
Securities available for sale	6,988	8,858
Investment in Bank	76,299	67,945
Investment in nonbank subsidiaries	1,914	1,886
Other assets	1,063	689

Total assets	$90,361	81,697

Liabilities:
Junior subordinated debentures	$20,160	20,099
Other liabilities	28	29

Total liabilities	20,188	20,128

Stockholders' Equity	70,173	61,569

Total liabilities and stockholders' equity	$90,361	81,697

Statements of Income
	Years ended December 31,

	2004	2003	2002

Dividends from Bank	$2,400	480	1,880
Dividends from nonbank subsidiaries	500	2,100	616
Other income	425	459	275
Interest and other expense	(1,160)	(1,118)	(703)

Income before undistributed income of subsidiaries	2,165	1,921	2,068
Undistributed current year income of subsidiaries	8,192	7,462	4,594

Income before taxes	10,357	9,383	6,662
Income tax benefit	242	958	520

Net income	$10,599	10,341	7,182

46.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002
(19) Condensed Financial Information - Parent Company Only (continued)
Statements of Cash Flow
	Years ended December 31,

	2004	2003	2002

Cash flows from operating activities
Net income	$10,599	10,341	7,182
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation and amortization and accretion	81	93	38
Undistributed current year earnings of subsidiaries	(8,192)	(7,462)	(4,594)
Other	(276)	447	141

Net cash provided by operating activities	2,212	3,419	2,767

Cash flows from investing activities:
Purchase of securities available for sale	(999)	(2,459)	(8,210)
Proceeds from call of securities available for sale	2,544	2,000
Capital investment in subsidiaries	-	-	(10,619)
Fixed assets purchased, net	(1)	-	(8)

Net cash provided by (used in) investing activities	1,544	(459)	(18,837)

Cash flows from financing activities:
Proceeds from junior subordinated debentures, net	-	-	19,389
Proceeds treasury stock transactions, net	553	1	86
Dividends paid	(2,531)	(2,267)	(1,955)

Net cash (used in) provided by financing activities	(1,978)	(2,266)	17,520

Net increase in cash	1,778	694	1,450
Cash at beginning of year	2,319	1,625	175

Cash at end of year	$4,097	2,319	1,625

(20) Fair Values of Financial Instruments

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

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by interest type such as floating-, adjustable-, and fixed-rate loans, and by portfolios such as commercial, mortgage, consumer, and other.

47.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002
(20) Fair Values of Financial Instruments (continued)

The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan category. The estimate of maturity is based on the average maturity for each loan classification.

Delinquent loans (not in foreclosure) are valued using the method noted above. While credit risk is a component of the discount rate used to value loans, delinquent loans are presumed to possess additional risk. Therefore, the calculated fair value of loans, is reduced by the allowance for loan losses.

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

Junior Subordinated Debentures

The fair value of the adjustable-rate junior subordinated debentures approximates their carrying amount.

The estimated fair values of the Company's financial instruments are as follows (dollars in thousands):

	December 31, 2004		December 31, 2003

	Carrying	Fair	Carrying	Fair
	Amount	Value(1)	Amount	Value(1)

Financial Assets:
Cash and equivalents	$72,030	72,030	93,606	93,606
Securities	$203,860	206,302	188,189	192,460
Loans-net	$669,873	657,406	595,915	600,601
Mortgage servicing rights	$1,608	2,517	1,402	2,319

Financial Liabilities:
Deposits:
Demand accounts, savings and
money market accounts	$684,758	684,758	622,062	622,062
Time deposits	$192,383	190,908	196,096	197,510
Borrowings	$942	840	995	1,036
Junior subordinated debentures	$20,160	20,000	20,099	20,000

Off-balance-sheet commitments(2):
Letters of credit	$245	245	202	202
Unused lines of credit	$-	-	-	-
Commitments to originate loans	$21	21	21	21

(1) Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(2) Fair value of off balance-sheet commitments approximates the fee charged to make the commitments.

48.