Form 10-K, Exhibit 13
period 2005-12-31
CANANDAIGUA NATIONAL CORP
filed 2006-02-17
CIK 759458

CANANDAIGUA NATIONAL CORPORATION
72 South Main Street
Canandaigua, New York 14424
Phone: 585-394-4260 or
1-800-724-2621
Fax: 585-394-4001
Internet: www.cnbank.com

2005 Annual Report

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

Annual Meeting:

The Annual Meeting of Stockholders will be held at the Main Office of The Canandaigua National Bank and Trust Company, 72 South Main Street, Canandaigua, New York 14424, March 8, 2006, at 1:00 p.m.

Form 10-K:

A copy of the Corporation's Form 10-K Annual Report is available without charge to stockholders upon written request to: Robert G. Sheridan, Secretary, 72 South Main Street, Canandaigua, New York 14424.

Forward-Looking Statements

This report, including information incorporated by reference, contains, and future filings by Canandaigua National Corporation on Form 10-K, 10-Q and 8-K and future oral and written statements, press releases, and letters to shareholders by Canandaigua National Corporation and its management may contain, certain "forward-looking statements" intended to qualify for the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. When used or incorporated by reference in the Company's disclosures and documents, the words "anticipate," "believe," "contemplate," "estimate," "expect," "foresee," "project," "target," "goal," "budget" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act. Such forward-looking statements are subject to certain risks discussed within this document. These forward-looking statements are based on currently available financial, economic, and competitive data and management's views and assumptions regarding future events. These forward-looking statements are inherently uncertain, so should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected, projected, targeted, or budgeted. These forward-looking statements speak only as of the date of the document. We expressly disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein. We must caution readers not to place undue reliance on any of these forward-looking statements.

     We present below a summary of selected financial highlights to help you see a snapshot of our performance during each of the past five years and at their year's end. This and all information concerning our financial performance should be read in conjunction with the following Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as the 2005 Consolidated Financial Statements. These sections help to provide context for the information you see here.

Financial Highlights
(Dollars in thousands except per share data)

		%
	2005	Change	2004	2003	2002	2001

Income Statement Information:
Net interest income	$38,613	7.54%	35,906	33,481	29,850	26,114
Provision for loan losses	2,087	24.23%	1,680	1,250	2,306	1,431
Other income	12,817	1.59%	12,617	12,997	11,880	10,545
Operating expenses	33,860	4.73%	32,331	30,917	29,478	27,147
Income taxes	4,258	8.82%	3,913	3,970	2,764	2,419
Net income	11,225	5.91%	10,599	10,341	7,182	5,662

Balance Sheet Data:
Total investments(1)	$219,273	7.56%	203,860	188,189	165,443	120,996
Total loans, net	770,853	15.07%	669,873	595,915	580,663	529,481
Total assets	1,071,832	9.96%	974,757	907,775	825,703	726,044
Total deposits	967,124	10.26%	877,141	818,158	744,399	670,843
Total borrowings(2)	21,107	0.02%	21,102	21,094	20,457	1,097
Total stockholders' equity	76,539	9.07%	70,173	61,569	53,417	48,132
Average assets	1,017,116	8.39%	938,421	851,091	766,326	645,868
Average stockholders' equity	72,248	13.22%	63,810	55,429	49,266	45,665

Assets Under Administration(3)
Book value (cost basis)	$752,939	10.23%	683,033	645,307	651,288	654,491
Market value	870,856	7.12%	812,953	745,858	667,747	745,857

Per Share Data:
Net income, basic	$23.39	5.65%	22.14	21.67	15.07	11.89
Net income, diluted	$22.74	7.82%	21.09	21.10	14.91	11.81
Cash dividends	$6.05	14.15%	5.30	4.75	4.10	4.03
Book value	$159.48	9.36%	145.83	129.02	111.94	100.98
Weighted average shares - diluted	493,629	(1.78)%	502,592	490,016	481,675	479,571

Other ratios:
Return on average assets	1.10%	(2.34)%	1.13%	1.22%	0.94%	0.88%
Return on average equity	15.54%	(6.46)%	16.61%	18.66%	14.58%	12.40%
Return on beginning equity	16.00%	(7.05)%	17.21%	19.36%	14.92%	12.79%
Dividend payout	26.61%	5.87%	25.13%	22.51%	27.50%	34.12%
Average equity to average assets	7.10%	4.46%	6.80%	6.51%	6.43%	7.07%
Net interest margin	4.32%	(1.82)%	4.40%	4.56%	4.45%	4.56%
Efficiency	65.84%	(1.19)%	66.63%	66.52%	70.64%	74.05%

Employees (year end):
Actual	360	1.98%	353	355	332	324
Full-time equivalent	311	2.98%	302	304	290	287
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

OVERVIEW

     Mr. Hamlin's message to shareholders provides an overview of the Company's 2005 results. He includes a discussion of the economy, the banking industry, the regulatory environment, and their impact on the Company.

RESULTS OF OPERATIONS

     For the year ended December 31, 2005, we reported net income of $11.2 million compared to $10.6 million for the year ended December 31, 2004, and $10.3 million for the year ended December 31, 2003. Diluted earnings per share for each of these years were $22.74, $21.09, and $21.10, respectively. The major components of these results, which include net interest income, provision for loan losses, other income, operating expenses, and income taxes, are discussed below.

Net interest income

     Net interest income is the difference between the interest and dividend income earned on loans and investments and the interest expense paid on deposits and borrowings. Net interest income is the Company's principal source of earnings. Net interest income is affected by a number of factors, including the level, pricing and maturity of interest-earning assets and interest-bearing liabilities, interest rate fluctuations and asset quality, as well as general economic conditions and regulatory policies.

     As we looked toward 2005, we had anticipated asset yields to stabilize or even increase slightly as an increasing interest rate environment would allow us to price our assets higher and formerly lower-yielding assets would be replaced with higher-yielding ones. Rates paid on deposits were also likely to increase; so we did not expect any improvement in the net interest margin percentage. Our growth in assets was expected to offset any possible decline and result in higher total net interest income.

     Our predictions were fairly accurate, with an increase in net interest income, caused by growth in assets, higher asset yields and liability costs, and a lower net interest spread and net interest margin. For 2005, tax-equivalent net interest income grew $2.8 million or 7.4%. Contributing to this increase was an $81.7 million increase in average earning assets or 9.4%, and a $52.5 million (7.1%) growth average interest-bearing liabilities. During the year, the tax-equivalent yield on earning assets grew 49 basis points to 5.92%, while the cost of interest-bearing liabilities grew 70 basis points to 1.92%. The combination of these reductions led to a 21 basis point decrease in net interest spread (the difference between rates earned and rates paid). Furthermore, net interest margin (net interest income divided by average earning assets, or asset profit margin) declined 8 basis points to 4.32%. The two following tables analyze the components of net interest income.

     For 2006 we anticipate asset yields to continue rising as the increasing interest rate environment allows us to price our new assets higher and replace or reprice lower-yielding assets at higher rates. Offsetting these increases, though will be higher rates paid on deposits and borrowings. We anticipate the combination of these factors, along with growth in assets, to result in higher net interest income and net interest margin, but a lower net interest spread.

     We believe the Federal Reserve Board's Federal Open Market committee (FOMC) will continue to increase rates, perhaps by as much as 50 basis points (0.5%) before year-end 2006. This will leave the target federal funds rate (the rate banks pay each other for overnight funds) at 4.75%, up from 4.25% at the end of 2005. In the Interest Rate Risk Management section below, we discuss what tools we use to manage interest rates.

     In 2004, tax-equivalent net interest income grew $2.5 million or 6.9%, due to a 10.7% increase in average earning assets, offset by an 8.7% increase in average interest-bearing liabilities. In that year, both spread and margin declined due to a larger decrease in yields on earning assets than costs on interest bearing liabilities.

     The following table provides additional details of net interest income and shows average balances, tax-equivalent interest earned or paid, and average rates for the years ended December 31, 2005, 2004, and 2003. Taxable securities includes the Company's required investments in Federal Reserve Bank Stock and Federal Home Loan Bank Stock. The mark-to-market adjustments on securities available for sale are included in non-interest earning assets. Nonaccrual loans are included in the average balances of loans. Non-interest-bearing demand deposit accounts are included in non-interest bearing-liabilities. Borrowings include junior subordinated debentures. Tax-exempt interest includes a tax equivalency adjustment of $2,481,000 in 2005, $2,351,000 in 2004, and $2,311,000 in 2003. A marginal federal income tax rate of 35% was applied in 2005, 2004 and 2003. Interest on loans includes a deduction for amortization of net deferred loan costs of $1,569,000 in 2005, $1,335,000 in 2004, and $984,000 in 2003 (dollars in thousands).

		2005			2004			2003

	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Interest-earning assets:
Interest-bearing deposits
with others	$4,959	$145	2.92%	$3,383	$55	1.63%	$6,072	$61	1.02%
Federal funds sold	13,709	403	2.94	35,236	489	1.39	27,970	310	1.10
Securities:
Taxable	66,038	2,974	4.50	62,013	2,647	4.27	51,251	1,753	3.42
Tax-exempt	150,429	7,490	4.98	139,804	6,952	4.97	119,800	6,870	5.73
Loans, net	716,754	45,356	6.33	629,735	37,124	5.90	580,868	37,335	6.43

Total interest-earning
assets	951,889	56,368	5.92	870,171	47,267	5.43	785,961	46,329	5.89

Non-interest-earning
assets	65,227			68,250			65,130

Total assets	$1,017,116			$938,421			$851,091

Liabilities and
Stockholders' Equity
Interest-bearing liabilities:
Interest-bearing demand	$101,943	160.16%		$93,778	116.12%		$85,068	152.18%
Savings and money
market	415,327	6,427	1.55	435,978	3,887.89		366,115	3,543.97
Time deposits	249,695	6,995	2.80	190,176	3,883	2.04	209,491	5,762	2.75
Borrowings	26,523	1,692	6.38	21,094	1,124	5.33	21,098	1,080	5.12

Total interest-bearing
liabilities	793,488	15,274	1.92	741,026	9,010	1.22	681,772	10,537	1.55

Non-interest-bearing
liabilities	151,380			133,585			113,890
Stockholders' equity	72,248			63,810			55,429

Total liabilities and
stockholders' equity	$1,017,116			$938,421			$851,091

Interest rate spread			4.00%			4.21%			4.34%

Net interest margin		$41,094	4.32%		$38,257	4.40%		$35,792	4.56%

     The rate/volume analysis on the next page is meant to show separately the relative contribution that changes in rates and in volume have on total net interest income year over year. By looking at these components separately, we can identify from what sources of revenue growth arises - changes in balances or changes in rates. Because each component requires different management techniques, for example: customer demand in the case of balances, and market interest rate changes in the case of rates, separating them gives us a clearer view for analyzing our results. In deriving the information, volume changes are computed by multiplying the volume difference by the prior year's rate. Rate changes are computed by multiplying the rate difference by the prior year's balance. The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the dollar amounts of the change in each.

	2005 compared to 2004			2004 compared to 2003
	Increase/(decrease)			Increase/(decrease)
	Due to change in			Due to change in
	Volume	Rate	Total	Volume	Rate	Total

Interest-earning assets:
Interest-bearing deposits with others	$33	57	90	$(34)	28	(6)
Federal funds sold	(417)	331	(86)	90	89	179
Securities, taxable	177	150	327	410	484	894
Securities, tax-exempt	529	9	538	1,063	(981)	82
Loans, net	5,376	2,856	8,232	3,010	(3,221)	(211)

Total	5,698	3,403	9,101	4,539	(3,601)	938

Interest-bearing liabilities:
Interest-bearing demand	11	33	44	14	(50)	(36)
Savings and money market	(192)	2,732	2,540	638	(294)	344
Time deposits	1,422	1,690	3,112	(495)	(1,384)	(1,879)
Borrowings	322	246	568	-	44	44

Total	1,563	4,701	6,264	157	(1,684)	(1,527)

Net change	$4,135	(1,298)	2,837	$4,382	(1,917)	2,465

Provision for Loan Losses

     The provision for loan losses (a charge to earnings) in each period is a result of our judgment about the credit quality of the Company's assets. We present a detailed discussion and analysis in a following section entitled "Loan Loss Experience and Allowance for Loan Losses."

Other Income

    Other income is an important component of our total revenue, accounting for approximately 25%. It is composed mainly of revenues from (a) service charges, (b) trust and investment services, and (c) mortgage banking operations. For the year ended December 31, 2005, other income increased $0.2 million or 1.6% from 2004, and for the year ended December 31, 2004, other income decreased $0.4 million or 2.9% from 2003.

     Service charges on deposit accounts rose 4.0% in 2005 from 2004, attributable to increased transaction volume derived from increases in underlying deposit accounts and the number of customers. The rate of service charge income growth is lower than the 10.7% growth in demand accounts as customers with higher balances and Options ™ accounts were able to offset some service charges. As we look to 2006 ,we anticipate this income category to grow at a rate faster than recent years due to further increases in transaction volume and our recent increase in charges for certain transaction services.

     Trust and investment services income increased $0.5 million or 14.5% in 2005 from 2004 ($0.5 million and 15.2% in 2004 over 2003). This income is principally derived from a combination of (1) the average market value of assets under management, and (2) the mix of those underlying accounts. For the year ended December 31, 2005, the average market value of assets under management increased 8.5%, with higher fee-yielding accounts growing to a greater extent.

     In 2005, we initiated a five-year program to substantially increase our assets under management. This plan will include increased marketing expenses, new product development and sales, and a review of current fees. We will focus on the population in our market area, including individuals, for-profit businesses, and not-for-profit entities.

     Our efforts are already producing strong results, as was shown not only in the revenue growth discussed above, but also in the assets we hold and manage for customers. The book value of total assets under management amounted to $752.9 million at year end 2005, which represented a $69.9 million or 10.2% growth over 2004's year-end balance. We expect 2006 to show similar increases in both income and assets.

     Our residential mortgage originations are handled through CNB Mortgage Company (CNB Mortgage), where its results are primarily reflected in the net gain on sale of mortgage loans. The line item has shown a consistent decline from 2003 through 2005, associated with the end of the nation's refinance boom. We expect a further decline in this revenue for 2006. While we expect a similar volume of loan originations during the year, we expect more of these will be sold to the Bank than to third parties. Selling to the Bank reduces the one-time income from a sale to a third party, but creates more income (interest) over the long term as the loans remain in the Bank's portfolio.

     We usually sell long-term, fixed-rate residential mortgages with loan-to-value ratios less than 85% to the Federal Home Loan Mortgage Corporation (Freddie Mac) to: (1) provide mortgage financing to homeowners we could not otherwise accommodate, because of our inability to fund such high originations with local deposits, and (2) to reduce our long-term interest rate risk. However, we continue to service these loans locally with our staff. Generally all residential mortgage loans with an original loan-to-value ratio greater than 85% are sold, with servicing released to third parties.

     The revenue generated by CNB Mortgage is dependent upon the volume of loans originated. This volume is composed of purchase money loans (loans to purchase a property) and refinance loans (loans that change the terms of an already existing loan). CNB Mortgage generally must originate approximately $85 million to break even based on its current operating expense structure. During years without a refinance boom, the Company is more dependent upon purchase money mortgages. Since the refinance boom has abated, CNB Mortgage's profitability and resulting gain on sales of mortgages will be closer to 2005's results, rather than 2003's . For the years ended December 31, 2005, 2004, and 2003, CNB Mortgage originated the following types of loans (dollars in thousands):

	2005	2004	2003

Purchase money mortgages	$86,628	75,918	64,464
Refinance mortgages	31,897	48,527	184,872

Total mortgage originations	$118,525	124,445	249,336

Of which:
Sold to third parties	$96,065	112,251	237,029

Sold to Bank	$22,460	12,194	12,307

     Offsetting some of the decline in the gain on sale of mortgage loans was an increase in net mortgage servicing income, which is composed primarily of service fees earned on loans sold to Freddie Mac, but serviced by us and service fees we earn on commercial loan participations. These loans, the balances of which have grown, and we expect to continue to increase in 2006, are not included in the consolidated balance sheet. We generally earn 25 basis points (1/4 of 1.00%) of the loan balance outstanding. Also included in this line is the amortization of mortgage servicing rights. We discuss these in great detail in Note 6 to the Consolidated Financial Statements. At each of the three years ended December 31, 2005, 2004, and 2003, we were servicing the following types of loans (dollars in thousands):

	2005	2004	2003

Residential mortgages (sold to Freddie Mac)	$313,694	312,957	294,703
Commercial loans and mortgages (participations sold)	74,901	59,929	55,174

Total loans serviced for others	$388,595	372,886	349,877

     All other sources of other income decreased $0.3 million in 2005 from 2004 and increased $0.3 million in 2004 from 2003. The decrease in 2005 was mainly associated with both (1) lower earnings from non-marketable investments and (2) a one-time legal recovery we recorded in 2004. The increase in 2004 over 2003 came mainly in loan fees, due to a combination of fee increases, a higher volume of overall loans, and a comparative fee reduction in 2003 as a result of an accounting change and our handling of construction loan fees. In 2003, we implemented FASB Interpretation Number 45 (FIN 45), which required us to capitalize and amortize letter of credit fees, reducing this income line item. Additionally, we changed the way we earn fees on certain construction loans, allowing customers a rebate under certain circumstances.

Operating Expenses

     In 2005, operating expenses increased $1.5 million or 4.7% over 2004, and in 2004 increased $1.4 million or 4.6% over 2003. Increases in these years came in nearly all major expense categories and were attributed to continued growth in our operations and expansion in Monroe County. For 2006, we expect similar increases as our customer base grows along with the cost to provide services to them.

     About half of the 4.3% increase in salaries and employee benefits in 2005, was attributable to wages increases and the other half attributable to benefit expenses, primarily for retirement plans. These same factors accounted for the 2.5% increase in 2004 over 2003. In 2005 and 2004, occupancy expenses continued to grow with the growth in the number of offices, customers and costs. Included in this line are hardware and software maintenance costs, which are tied to the number of our customer accounts. Marketing expenses grew in 2005 associated with Trust services, discussed above, and fell in 2004 from 2003, due to one-time expenses in 2003. We expect these expenses to rise again in 2006 with a variety of programs. The remainder of expenses will also see increases, mostly associated with customer growth.

Income Taxes

     Our effective income tax rate was approximately 28% in 2005, 2004 and 2003. These effective rates differ substantially from our marginal rate of about 39%, mainly due to our substantial non-taxable interest income from state and municipal obligations. We anticipate our 2006 effective tax rate will be in the 26% to 30% range.

     Governor Pataki proposed in his fiscal 2007 budget, a change in the tax treatment for certain mortgage investments, which if implemented would add approximately $0.3 million to tax expense for the Company in 2006. If passed by the New York State Legislature, we would, in order to retain our current profit margins, have to increase the cost of residential loans to borrowers by between one-eighth and one-quarter of a percentage point. We do not believe this proposed hidden tax on New York State residents is sound fiscal policy. We believe this ultimately will lead more financial institutions to move investments out of New York State into jurisdictions with lower tax rates.

FINANCIAL CONDITION

     As of December 31, 2005, total assets of the Company were $1,071.8 million, up from $974.8 million at year-end 2004. Cash and due from banks increased $11.5 million to $35.2 million, due to higher balances on hand at year end, associated with customer account growth and account activity. At year-end 2004, this balance was $23.7 million associated with a combination of lower cash reserves held with the Federal Reserve Bank of New York and accelerated credit for cash items received from the Federal Reserve Bank of New York upon our implementation of image exchange associated with the Check Clearing for the 21st Century (Check 21) Act. Check 21 allows banks to exchange check images, rather than paper, speeding the inter-bank clearing time for checks not drawn on our bank. The Canandaigua National Bank and Trust Company was one of the first banks in the nation to fully implement the provisions of Check 21, benefiting our customers with faster credit for their deposits. While this balance can fluctuate from day to day, depending upon customer transactions, we expect it to range between $25 million and $40 million on average.

     The total of Interest bearing accounts with other financial institutions and federal funds sold fell at year-end 2005 from 2004. These balances generally reflect liquidity (cash) not invested in securities or loans. These balances are managed on a daily basis by representatives of our Asset / Liability Management Committee (ALCO). This liquidity is used to manage daily inflows and outflows of deposits and loans. Our target for these combined balances is $5 million to $20 million, but day-to-day balances will fluctuate within and around this range. During 2005, we averaged about $18.7 million, compared to $38.6 million in 2004, mostly as a result of using this excess liquidity to make loans to customers and purchase investment securities.

     For the past few years, we've purchased about $2.0 million in premises and equipment, mostly for office improvements and technology upgrades. We expect a similar amount of investment in 2006, for facility renovations, equipment replacements and software and hardware purchases. All of these investments are funded from current operating cash flow.

A more detailed discussion of the Company's principal interest-earning assets (securities and loans), and interest-bearing liabilities (deposits and borrowings), follows:

Securities Portfolio

     We maintain our portfolio of (investment) securities mostly in U.S. Treasury and other U.S. agency securities and municipal obligations. We invest in securities with short to intermediate average lives in order to better match the interest rate sensitivities of our assets and liabilities. You can find more information about the carrying value of our securities at December 31, 2005, 2004 and 2003 in Note 3 to the Consolidated Financial Statements.

     Investment decisions are made within policy guidelines established by our Board of Directors. The investment policy is based on and supplements the Bank's Interest Rate Risk and Funds Management Policy (ALCO Policy), also established by our Board. Together these policies set financial and investment goals, which direct investment in all assets, including securities. The investment policy states that "...the Company shall invest funds not needed for local loans and mortgages in United States Government Bonds, United States Agency Bonds, Municipal Bonds, Corporate Obligations, and Money Market Instruments. The goal of the investment portfolio shall be to provide sufficient safety and liquidity in order to help meet the Company's needs and to produce income for the Company consistent with the safety features of quality, maturity, marketability, and risk diversification". The investment policy further limits total investments to no more than 40% of total Company assets. There are additional limits on asset classes (U.S. Treasury, U.S. Agency, etc.), issuers, ratings and maturities. Though allowed within our policy, we currently do not engage in securities hedging activities, interest rate risk swaps, or other programs involving the use of off-balance-sheet derivatives, and we do not anticipate doing so.

     We classify securities as either "available for sale" or "held to maturity." The classifications result in differing management and accounting treatments. Securities "available for sale" are used to absorb our available liquidity not used for lending purposes. These securities may or may not be held to their stated maturity, as demand for loan and deposit in- and out-flows change. Securities which we have both ability and intent to hold to maturity are classified as "held-to-maturity." Substantially all of these securities are pledged to collateralize municipal deposits. Municipalities in New York State are generally required to ensure deposits, in excess of FDIC insurance limits, are collateralized with eligible securities.

     During both 2005 and 2004, securities increased approximately $16.0 million. The growth came as a result of our investing funds from deposit growth not used for originating loans or maintaining fed funds. Most of the portfolio is pledged to federal financial agencies and to secure municipal deposits. These deposits, in turn, are used to purchase securities of local municipalities, thereby recycling local deposits within our communities. Other securities consist mainly of high-grade corporate bonds, foreign bonds denominated in U.S. dollars and other local investments. We will vary the mix of taxable and tax-exempt securities from time to time depending upon the amount of our taxable income, the securities' tax-equivalent yield, and the supply of high-grade tax-exempt securities.

     The continued increase in interest rates during 2005 had a negative impact on the market value of our securities, resulting in a decline to approximately 99.2% of amortized cost at year end 2005 from 101.2% at year end 2004. We expected this decline, and it is likely to continue in 2006. However, there are no securities whose value is considered to be other than temporarily impaired, requiring a write-down of carrying value in the income statement.

     The following table summarizes the maturities and weighted average yields of debt securities available for sale and held to maturity at their carrying value at December 31, 2005. In this table, we do not reflect yields on a tax equivalent basis. Our small balance in mortgage backed securities is reported at its final stated maturity, notwithstanding that principal is prepaid regularly, reducing its effective maturity (dollars in thousands).

			After		After
			One		Five
	One		through		through		After
	Year or		Five		Ten		Ten
	Less		Years		Years		Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Available for Sale
U.S. Treasuries	$1,497	3.42%	$-	-%	$-	-%	$-	-%
U.S. Agencies	-	-	28,613	4.16	27,325	4.83	-	-
State and municipal	3,648	3.04	8,388	3.31	21,702	3.59	-	-
Other	-	-	308	5.10	809	6.75	2,977	3.64

Total	$5,145	3.15%	$37,309	3.98%	$49,836	4.33%	$2,977	3.64%

			After		After
			One		Five
	One		through		through		After
	Year or		Five		Ten		Ten
	Less		Years		Years		Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Held to Maturity
U.S. Treasury	$-	-%	$3,995	3.44%	$-	-%	$-	-%
U.S. Agencies	1	8.00	-	-	-	-	20	8.00
State and municipal	25,399	3.51	58,838	3.93	32,944	3.69	701	4.60
Other	200	5.78	-	-	-	-	232	5.71

Total	$25,600	3.53%	$62,833	3.90%	$32,944	3.69%	$953	4.94%

Loans

     We describe below the types of loans we make and also present a table of their balances. The Bank's loan policies establish the general parameters of the types of loans that are desirable, emphasizing cash flow and collateral coverage. Credit decisions are made at the Bank by officers who have extensive personal experience with commercial and consumer lending, helping to ensure thorough underwriting and sound credit decisions. We have commercial, consumer, and residential mortgage loan policies approved by our Board. These policies establish the lending authority of individual loan officers as well as the loan authority of the Bank's Officers' Loan Committee (OLC). The Bank's President and certain Senior Vice Presidents each have loan authority up to $1,000,000 while other officers' lending authorities are $250,000 or less. A combination of officers and credit analysts can jointly approve certain loans up to $500,000 and OLC up to $2,500,000. Loans over that amount generally must be approved by the Board or a designated committee of the Board.

     Loans are originated in our primary market area (Rochester Metropolitan Statistical Area (MSA)). We use the same credit principles and guidelines for small, medium, and large credits. A borrower's cash flow, overall financial condition/capacity, character, and the collateral securing a loan are considered during the credit decision process. Specific emphasis is placed on the borrower's ability to generate cash sufficient to cover operations and financing costs when assessing the overall quality of a borrower's financial condition. The commercial policy limits loans to one borrower and any borrowing relationship, as well as concentrations of credit to particular industries. Federal banking regulations limit loans to one borrower (as defined) to 15% of the lending institution's regulatory capital. At December 31, 2005, this limit was approximately $14.0 million, and the Bank's largest committed borrowing relationship under these regulations was $11.8 million.

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

     Commercial Mortgages: We make commercial real estate loans to finance the purchase of real property which generally consists of real estate with completed structures. These commercial real estate loans are secured by first liens on the real estate, which may include apartments, commercial structures housing businesses, healthcare facilities, and other non-owner- occupied facilities. The loans typically have variable interest rates, repricing in three-to five-year periods, and require principal payments over a 10- to 25-year period. Many of these loans include call provisions within 10 to 15 years of their origination. The underwriting analysis includes credit verification, independent appraisals, a review of the borrower's financial condition, and the underlying cash flows. These loans are typically originated in amounts of no more than 75% of appraised value of the property.

     Residential Mortgages: We originate fixed-rate and three- to ten-year callable, one-to-four family residential real estate loans collateralized by owner-occupied properties located in our market area. These loans are amortized over five to 30 years. Substantially all residential loans secured by first mortgage liens are originated by CNB Mortgage and sold to either the Bank or third-party investors. Generally, mortgage loans with a maturity or call date of ten years or less are retained in our portfolio. For longer term fixed-rate residential mortgages without escrow, we retain the servicing, but sell the right to receive principal and interest to Freddie Mac. All loans not retained in the portfolio or sold to Freddie Mac are sold to unrelated third parties with servicing released. This policy allows us to manage interest rate risk, liquidity risk and loss risk.

     In originating these loans, we usually use Freddie Mac underwriting, appraisal, and servicing guidelines. Loans on one-to-four family residential real estate are mostly originated in amounts of no more than 85% of appraised value or have private mortgage insurance. Mortgage title insurance and hazard insurance are normally required.

     We also make construction, home equity lines of credit and second mortgages (loans secured by a second lien position on one-to-four family residential real estate). These loans carry a higher risk than first mortgage residential loans as they are in a second position relating to collateral or secured by an incomplete dwelling in the case of construction loans. Risk is reduced through underwriting criteria, which include credit verification, appraisals, a review of the borrower's financial condition and personal cash flows. A security interest, with title insurance when necessary, is taken in the underlying real estate.

     Consumer Loans: We fund a variety of consumer loans, including direct and indirect automobile loans, recreational vehicle loans, boat loans, aircraft loans, home improvement loans, personal loans (collateralized and uncollateralized), and education loans. Most of these loans carry a fixed rate of interest with principal repayment terms typically ranging from one to ten years, based upon the nature of the collateral and the size of the loan. The majority of consumer loans are underwritten on a secured basis using the underlying collateral being financed or a customer's deposit account.

     The loan portfolio was composed solely of domestic loans with their concentrations set forth in the schedule of loan classifications below. We are not aware of any material concentrations of credit risk to any industry or individual borrower. The following summary shows the classifications of loans by category as of the past five year-ends.

Composition of Loan Portfolio
As of December 31,
(Dollars in thousands)
	2005	2004	2003	2002	2001

Commercial, financial, and agricultural	$167,750	151,343	120,920	109,317	96,772
Commercial mortgage	311,652	279,731	273,512	264,132	228,447
Residential mortgage - first lien	65,238	47,479	44,487	51,291	57,382
Residential mortgage - junior lien	59,758	56,492	47,488	39,041	28,020
Consumer
Automobile - indirect	142,141	111,506	90,336	87,775	83,591
Other	24,077	22,401	20,887	22,371	23,093
Other	3,681	5,051	2,438	10,926	16,004

	774,297	674,003	600,068	584,853	533,309
Plus: Net deferred loan costs	4,542	3,085	2,178	1,972	1,652
Less: Allowance for loan losses	(7,986)	(7,215)	(6,331)	(6,162)	(5,480)

Loans, net	$770,853	669,873	595,915	580,663	529,481

     Gross loans increased $100.3 million in 2005 on growth in all categories, but mostly in commercial-related assets and consumer automobile-indirect. We were encouraged by market demand for our products in 2005, which led to higher loans to businesses for working capital and permanent financing. Consumer loans increased, driven mainly by indirect automobile loans. Early in 2005, several competitors exited our market, allowing us to originate a higher volume of loans than we had expected. First lien mortgages grew at a faster rate than in most recent years, associated with the rise in mortgage interest rates. As rates rise, customers are attracted to our portfolio products, and we retain more originations in portfolio as they carry more attractive interest rates.

     Excluded from the balances in the table are loans serviced for others, the balances of which are shown in the Other Income section. We sell some residential and commercial loans, but retain the servicing to manage liquidity and interest rate risk, while continuing to meet the needs of our customers.

     Overall we are projecting the net balance of loans will increase 10% in 2006, with a focus on greater net growth in the non-commercial portfolios (loans to individuals). Since our expansion beginning in 1998, the loan portfolio mix has moved from 50% commercial, 50% individual to 62% commercial, 38% individual. We believe a more balanced mix of these assets provides an optimal level of credit, interest rate, and liquidity risk. To accomplish these goals over time, we plan to increase consumer loans as well as first-and second-lien residential real estate loans. Additionally, we will continue to utilize commercial loan participations.

Loan Quality

     Poor credit quality can cause a bank to fail. Therefore, we are diligent in initial underwriting and subsequent asset management to measure, monitor and manage credit risk. The quality of the loan portfolio, as measured by the ratio of non-performing loans to total loans, has mirrored the economy, with the measure worsening in the early years of the decade and improving since then. The highest balances of non-performing assets are concentrated within a relatively few relationships primarily in the health-care and real estate investment sectors. We are actively working with the borrowers to resolve the credit difficulties, and we do not anticipate significant loan losses as a result of these relationships. We generally seek to work with borrowers in resolving their credit issues, rather than forcing business bankruptcy, liquidation, or sale. We believe this strategy provides longer term value to the Company, local economy and customers and their employees, but it can result in a higher ratio of non-performing assets relative to our peers. At December 31, 2005, we are not aware of any potential problem loans not already reported in the table below. Given the nature of our business, we can say with certainty that it is reasonable to assume there will be problem loans in the future.

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

     Interest can be earned on a cash basis for these loans in non-accrual status, and it amounted to $53,000 in 2005, $52,000 in 2004, and $557,000 in 2003. We saw a decrease in this amount from 2003 as many of the non-accrual loans paying interest in that year either returned to accrual status or were paid off. Had all non-accrual loans been current in accordance with their original terms, we would have recognized additional interest income approximating $752,000, $700,000, and $799,000 during 2005, 2004, and 2003, respectively.

     Occasionally we will foreclose on mortgaged properties. These foreclosures are carried in Other real estate owned in the Other assets section of the balance sheet. We have one residential property in other real estate owned. During 2005, we sold for $0.1 million, a residential development property we were carrying as Other real estate with a book value of $-0-. As with non-performing loans, we can anticipate additions and dispositions of other real estate in the future.

The following table summarizes non-performing assets as of December 31 for each of the last five years (dollars in thousands).

	2005	2004	2003	2002	2001

Loans past due 90 days or more and accruing:
Commercial, financial, and agricultural	$73	77	7	16	34
Real estate-commercial	-	-	-	-	-
Real estate-residential	167	68	23	154	69
Consumer and other	172	197	86	151	166

Total past due 90 days or more and accruing	412	342	116	321	269

Loans in non-accrual status:
Commercial, financial, and agricultural	1,325	1,442	1,995	2,938	2,793
Real estate-commercial	5,670	6,510	7,419	7,241	1,653
Real estate-residential	263	265	225	501	209
Consumer and other	10	-	320	327	333

Total non-accrual loans	7,268	8,217	9,959	11,007	4,988

Total non-performing loans	7,680	8,559	10,075	11,328	5,257

Other real estate owned:
Commercial	-	-	421	421	1,408
Residential	62	-	59	-	-

Total other real estate owned	62	-	480	421	1,408

Total non-performing assets	$7,742	8,559	10,555	11,749	6,665

Non-performing loans to total period-end loans	0.99%	1.27%	1.68%	1.94%	0.99%

Non-performing assets to total
period-end loans and other real estate	1.00%	1.27%	1.76%	2.01%	1.25%

Allowance to non-performing loans	103.98%	84.30%	62.84%	54.40%	104.24%

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

The following table summarizes the changes in the allowance for loan losses for each of the last five years (dollars in thousands).

	2005	2004	2003	2002	2001

Balance at beginning of year	$7,215	6,331	6,162	5,480	4,712

Provision charged to operations	2,087	1,680	1,250	2,306	1,431

Charge-offs:
Commercial, financial and agricultural	(351)	(612)	(903)	(886)	(201)
Real estate-commercial	(327)	-	-	-	-
Real estate-residential	(8)	-	(6)	-	(3)
Consumer and other	(1,289)	(842)	(714)	(1,189)	(839)

	(1,975)	(1,454)	(1,623)	(2,075)	(1,043)

Recoveries:
Commercial, financial and agricultural	115	165	172	51	27
Real estate-commercial	-	-	-	-	-
Real estate-residential	1	2	-	5	1
Consumer and other	543	491	370	395	352

	659	658	542	451	380

Net charge-offs:	(1,316)	(796)	(1,081)	(1,624)	(663)

Balance at end of year	$7,986	7,215	6,331	6,162	5,480

Net charge-offs to average loans	0.18%	0.13%	0.19%	0.30%	0.14%

Allowance to total loans	1.03%	1.07%	1.06%	1.05%	1.03%

     The allowance for loan losses was $8.0 million at December 31, 2005, up from $7.2 million at December 31, 2004. Net charge-offs to average loans increased for the year, but within our most recent historical range. The most significant increase was associated with consumer loans, which were impacted by changes in the federal bankruptcy law near year-end 2005. At that time, there was a spike in bankruptcy filings. We believe, but cannot be sure, that some of these filings would have occurred in the first half of 2006, if not for the change in the law.

     The following table presents an allocation of the allowance for loan losses and the percentage of loans in each category to total gross loans at December 31 for each of the last five years. In addition to an allocation for specific problem loans, each category includes a portion of the general allowance for loan losses based upon loans outstanding, credit risk and historical charge-offs. Notwithstanding the following allocation, the entire allowance for loan losses is available to absorb charge-offs in any category of loans (dollars in thousands).

	2005		2004		2003		2002		2001

	$(1)	% (2)	$(1)	% (2)	$(1)	% (2)	$(1)	% (2)	$(1)	% (2)

Commercial(3)	$4,103	61.9%	$4,399	64.0%	$4,706	65.5%	$4,077	63.6%	$3,469	60.8%
Residential	563	16.1	412	15.4	60	15.3	114	15.4	249	16.0
Consumer	3,320	22.0	2,404	20.6	1,565	19.2	1,971	21.0	1,762	23.2

	$7,986	100.0%	$7,215	100.0%	$6,331	100.0%	$6,162	100.0%	$5,480	100.0%

(1) Amount of allowance for loan losses
(2) Percent of loans in each category to total loans
(3) Includes Commercial, financial, agricultural, and commercial real estate.

     Though the largest portfolio balance is commercial loans and the largest allocation of the allowance is for commercial loans, the highest percentage of net charge-offs relative to the underlying portfolio is the consumer portfolio, as these are charged-off faster than commercial loans, and the collateral securing the loans tends to be of lower value, resulting in lower recoveries. Thus the allocation of the allowance to the consumer portfolio has increased since 2003. We have also increased our allocation to the residential loan portfolio in recognition of the growth in home equity loans and lines of credit. Annually we anticipate an overall net charge-off to average loan ratio between 20 and 30 basis points, but we cannot determine the actual amount, timing, or types of loans to be charged off.

     We consider the allowance for loan losses to be at a level adequate enough to cover probable losses in the loan portfolio. The allowance for loan losses stood at 104.0% of non-performing loans at year-end 2005 and 84.3% at year-end 2004. We saw improvement in loan quality in 2005, as measured by a reduction in non-performing loans. We also experienced significant portfolio growth; therefore, the provision for loan loss increased to $2.1 million in 2005 versus $1.7 million in 2004.

Funding sources - Deposits and Borrowings

     Our principal sources of funding assets are deposits and borrowings. Set forth below and in Notes 7, 8 and 9 of the Consolidated Financial Statements is more detailed information about deposits and borrowings at period ends and during the year.

The following tables summarize the average deposits and average rates paid during each of the three years presented (dollars in thousands).

	2005		2004		2003

	Amount	Rate	Amount	Rate	Amount	Rate

Non-interest-bearing demand	$144,663	--%	$126,301	--%	$107,348	--%
Interest-bearing demand	101,943.16		93,778.12		85,068.18
Savings and money market	415,327	1.55	435,978.89		366,115.97
Time	249,695	2.80	190,176	2.04	209,491	2.75

	$911,628	1.49%	$846,233.93%		$768,022	1.23%

The following table sets forth time deposits of $100,000 or greater classified by the time remaining until maturity which were on deposit as of December 31, 2005 (dollars in thousands).

3 months or less	$125,899
4 through 6 months	8,963
7 through 12 months	27,470
Over 12 months	20,986

$183,318

     Total deposits at December 31, 2005, were $967.1 million and were up $90.0 million (10.3%) from December 31, 2004, due mainly to the success of our Options™ and Choice™ checking products for consumers, businesses and municipalities. Checking accounts and time deposits were up for the year, while savings and money market accounts fell. With interest rates rising, consumers, businesses and municipalities opted to move their excess cash from lower yielding savings and money market accounts to higher yielding time deposits, locking in these higher rates.

     Overall, most of the deposit growth was attributable to expansion in Monroe County driven by the introduction of new products and services. Retail deposits in our Ontario County offices grew approximately 4.7% during the year, while they grew 14.3% in our Monroe County offices. For 2006, we anticipate an overall 6% deposit growth rate.

     There were no short-term borrowings outstanding at either year-end 2005 or 2004 and no material change in long-term borrowings. Depending upon our liquidity needs, we might use short-term borrowings in 2006 from time to time, as we did in 2005. Short-term borrowings from the Federal Home Loan Bank of New York, collateralized by residential mortgages, are used from time to time to fund near-term liquidity needs. More information about our borrowings and borrowing capacity can be found in Notes 8 and 9 to the Consolidated Financial Statements.

Also, depending upon market interest rates, we may issue long-term debt, including additional junior subordinated debentures.

Liquidity

     Our Board of Directors has set general liquidity guidelines for management to meet, which can be summarized as: the ability to generate adequate amounts of cash to meet the demand from depositors who wish to withdraw funds, borrowers who require funds, and capital expansion. Liquidity is produced by cash flows from our operating, investing, and financing activities.

     Liquidity needs generally arise from asset originations and deposit outflows. Liquidity needs can increase when asset origination (of loans and investments) exceed net deposit inflows. Conversely, liquidity needs are reduced when the opposite occurs. In these instances, the needs are funded through short-term borrowings, while excess liquidity is sold into the Federal Funds market.

     We have two primary sources of non-customer (wholesale) liquidity: the Federal Home Loan Bank of New York (FHLB) and the Federal Reserve Bank of New York, the details of which are set out in Note 8 of the Consolidated Financial Statements.

     Secondarily, we use the liquidity source of time deposit sales in the national brokered market. We will use this source from time to time to manage both liquidity and interest rate risk as conditions may require. At December 31, 2005, we had $20.2 million outstanding of these "brokered deposits" and none at December 31, 2004. It is possible we will renew existing or increase the balance of brokered deposits if our internal models dictate the need for additional long-term funds.

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

As measured using the Consolidated Statement of Cash Flows, for the year ended December 31, 2005, we used $21.2 million in net cash and equivalents versus using $21.6 million in 2004.

     Net cash provided by operating activities was $17.0 million in 2005 versus $12.2 million in 2004. Both the largest source and use of operating cash in each year were mortgage banking-related activities. However, activity in 2005 continued to fall from previous years. We expect 2006 to be at or slightly below 2005's level of activity.

     Cash used by investing activities increased substantially in 2005 over 2004 and in 2004 over 2003. Net purchases of securities declined in both 2005 and 2004, while net loan originations rose during these same years, which is consistent with what we had planned - using available liquidity to fund local loans. We expect similar results in 2006.

     Cash provided by financing activities was $85.6 million in 2005 versus $57.0 million in 2004. Deposit increases were the main contributor in both years, reflecting the Company's growth in customers and market share, but the source shifted to time deposits.

For 2006, cash required for anticipated growth is expected to come from customer deposits, which in turn will mainly come from Monroe County sources.

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

		After	After
		One	Three
		Year	Years
	One	Through	Through	After
	Year or	Three	Five	Five
	Less	Years	Years	Years	Total

Long-term debt	$36	72	706	20,690	21,504
Operating leases	1,172	2,416	1,687	4,461	9,736
Trillium Lakefront Partners	403	-	-	-	403

Total	$1,611	2,488	2,393	25,151	31,643

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

     Interest rate risk management focuses on maintaining consistent growth in net interest income within Board approved policy limits while taking into consideration, among other factors, overall credit risk, operating income, operating costs, and available capital. Our Asset/Liability Committee (ALCO) includes the Bank's Chief Executive Officer, Chief Economist, Chief Financial Officer, Senior Vice President of Retail Services, Senior Vice President of Commercial Services, and Senior Vice President of Customer Value Management. The Committee reports to the Board on its activities to monitor and manage interest rate risk.

     Management of interest rate risk leads us to select certain techniques and instruments to utilize after considering the benefits, costs and risks associated with available alternatives. Since we do not utilize derivative financial instruments, we usually consider one or more of the following: (1) interest rates offered on products, (2) maturity terms offered on products, (3) types of products offered, and (4) products available to us in the wholesale market such as advances from the FHLB and brokered time deposits.

     We use a net interest margin shock simulation model as one method to identify and manage our interest rate risk profile. The model measures projected net interest income "at-risk" and anticipated resulting changes in net income and economic value of equity. ALCO's principal focus is net interest income at risk. The model is based on expected cash flows and repricing characteristics for all financial instruments at a point in time and incorporates our market-based assumptions regarding the impact of changing interest rates on these financial instruments over a twelve-month period. We also incorporate assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates. These assumptions are inherently uncertain and, as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income. While actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes, as well as changes in market conditions and management strategies, this model has proven an important guidance tool for ALCO. The following table sets forth the results of this model at December 31, 2005.

Changes in Interest	Estimated
Rates	Percentage Change in
(basis points)	Future Net Interest Income

+200	(6)%
+100	(4)
No change	-
-100	(2)
-200	(9)

     We measure net interest income at risk by estimating the changes in future net interest income resulting from instantaneous and sustained parallel shifts in interest rates of plus or minus 200 basis points over a twelve-month period. This provides a basis or benchmark for ALCO to manage the Company's interest rate risk profile. At December 31, 2005, an upward shock would cause a modest reduction in net interest income, due to our gap position (discussed below). A downward shock would also result in a decline in net interest income, because rates earned on assets would fall at an amount and percentage greater than would rates paid on liabilities. However, the model only provides a benchmark, because it makes the simplifying assumptions that: (1) interest rates will move in a parallel direction with no change in the yield curve; (2) the interest rate moves will be instantaneous and sustained; and (3) there will be no change in the product mix as determined by customer demand or pricing policies by management.

     For 2006, we expect market interest rates to rise up to 50 basis points from their year-end values on the short end of the treasury yield curve (under 3 years) and 50 to 75 basis points at the middle and long end of the curve.

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

     The following table presents an analysis of our interest rate sensitivity gap position at December 31, 2005. Interest-earning assets are shown based on the earlier of their contractual maturity or repricing date. Securities include the market value of available for sale securities, amortized cost of held-to-maturity securities, FRB and FHLB stock. Callable securities are shown at their stated maturity. Loans, without deferred costs, include principal amortization adjusted for estimated prepayments and non-accrual loans. All interest-bearing liabilities are shown based on the earlier of their contractual maturity or repricing date with no adjustment for decay (withdrawal) rates. Borrowings include the junior subordinated debentures. Because the interest rate sensitivity levels shown in the table could be changed by external factors such as loan prepayments and liability decay rates, or by factors controllable by us such as asset sales, it does not necessarily reflect our potential interest rate risk profile.

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

     The table indicates that $263.9 million more of interest-bearing liabilities (than interest-earning assets) will reprice in the 0-3 month range. For the 4-12 month period, we are asset sensitive, as $42.4 million more of interest-earning assets are repricing than interest-bearing liabilities. For the entire one-year range, we are repricing $221.4 million more interest-bearing liabilities than assets, and at 70.7% is within our gap ratio targets of 30% to 125%. We are also asset sensitive at $250.7 million for the one-to-three year range, $70.2 million for the three-to-five year range, and $76.4 million over five years. For the entire portfolio range, we are asset sensitive at $175.9 million versus asset sensitive of $169.1 million last year, mostly reflecting the growth in non-interest-bearing demand accounts and reduction in cash.

     Our product mix is such that nearly all assets and liabilities reprice or mature within three years. With such a balance sheet profile, we face interest rate risk over the short term. We consider this interest rate gap manageable, as substantially all of the NOW accounts and savings balances are considered insensitive to rate changes. However, we have seen a long-term declining trend in net interest margin as a result of local competitive pricing pressure. We continue to pursue a margin stabilization policy.

Interest Rate Sensitivity Gap
December 31, 2005
(Dollars in thousands)

	Maturity/Repricing Period

	Within 3	4 to 12	13 to 36	36 to 60	Over 60
	Months	Months	Months	Months	Months

Interest-earning assets:
Interest-bearing deposits
and federal funds sold	$14,003	923	741	-	-
Securities	7,389	23,356	49,537	50,605	88,386
Loans	347,560	139,994	251,421	26,516	8,806

Total interest-earnings assets	368,952	164,273	301,699	77,121	97,192

Interest-bearing liabilities:
NOW accounts	106,125	-	-	-	-
Savings and money market	359,925	-	-	-	-
Time deposits	166,743	121,804	50,922	6,176	548
Borrowings	9	27	72	706	20,293

Total interest-bearing liabilities	632,802	121,831	50,994	6,882	20,841

Interest rate sensitivity gap	$(263,850)	42,442	250,705	70,239	76,351

Cumulative gap	$(263,850)	(221,408)	29,297	99,536	175,887

Cumulative gap ratio(1)	58.3%	70.7%	103.6%	112.3%	121.1%

Cumulative gap as percent of total assets	(24.6)%	(20.7)%	2.7%	9.3%	16.4%

(1) Cumulative total interest-earning assets divided by cumulative total interest-bearing liabilities.

     Included within "Loans" in the previous table are commercial, financial and agricultural loans. More specific information with respect to these loans' maturities and sensitivity to changes in interest rates at December 31, 2005, is set forth in the table below (dollars in thousands).

		After
		One
	One	through	After
	Year or	Five	Five
	Less	Years	Years	Total

Commercial, financial and agricultural	$126,951	$38,254	$2,545	$167,750
Loans maturing after one year:
with a predetermined interest rate		29,902	2,545	32,447
with a floating or adjustable rate		8,352	-	8,352
Capital and Dividends

     The Company and Bank are each subject to certain regulatory capital requirements. We believe that as of December 31, 2005, the Company and Bank each exceeded all capital requirements to which they were subject. A full description of these requirements and applicable calculations are set out in Note 17 to the Consolidated Financial Statements.

     Our goal is to maintain the Company's and Bank's categorization as "well capitalized." As reported in previous filings, the accelerated expansion plan set out in 1998 anticipated a reduction in the capital ratios. Our current plan calls for the Company and Bank to remain at well-capitalized status. This will be accomplished mainly through asset growth being slower than net capital formation (net income less dividends and treasury stock purchases). We can take other steps to improve capital ratios as considered necessary, such as dividend reductions, asset sales, issuing equity securities, or issuing additional debt qualifying as regulatory capital and other means. None of these are contemplated in 2006.

     We expect capital to increase in 2006. Considering our strong results in 2005, we raised our semi-annual dividend in January 2006, to $3.30 compared to $2.85 in the first half of 2005. We also paid a semi-annual cash dividend of $3.20 per share in August 2005. Together these totaled $2.9 million or $6.05 per outstanding common share in 2005 versus $2.5 million or $5.30 per outstanding common share in 2004. Payment of dividends by the Bank to the Company is limited in certain circumstances, which are discussed in Note 11 to the Consolidated Financial Statements. You can find historical dividend information in the Common Stock Data section below. While we cannot provide assurance that the amount and timing of dividends paid in recent years will continue, we have no knowledge of current activities that would require us to reduce dividends or change the timing of their payment.

     We expect common shares to be available in the open market resulting from stock option exercises and shareholders' sales. From time to time, we may buy shares into treasury which we use to fund our ESOP and other employee awards, including the annual Arthur S. Hamlin Award.

Off Balance Sheet Arrangements

     We offer certain financial products which are not recorded on our balance sheet because actual funds have not been extended. These are in the form of standby letters of credit and loan commitments. We have enumerated these in Note 16 of the Consolidated Financial Statements. At December 31, 2005, there were no material commitments to extend credit which represent unusual risks outside of our normal course of business.

New Accounting Standard Affecting Our 2006 Financial Statements

     In December 2004, FASB issued Statement No. 123 (revised 2004), Share-Based Payment. The FASB's intent in issuing this statement was to provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. In 2005, the FASB extended the standard's implementation date, so it will be applicable for our first quarter of 2006.

     Statement 123(R) covers a wide range of share-based compensation arrangements, which include our stock option plan, phantom stock awards (PSA), and stock appreciation rights (SAR), details of which you can find in Note 14 to the Consolidated Financial Statements. Until 2006, in accordance with existing accounting guidance, we recognized no expense for stock options. Beginning in 2006 and for the next two years thereafter, we will recognize an approximate total of $200,000 pre-tax of compensation cost (in salaries and employee benefits), representing the estimated fair value of currently unvested stock options, that will vest during that time

     Despite no near-term financial statement impact, the accounting treatment for PSA's and SAR's (instruments) will change dramatically in the future. Where we once accounted for these instruments based upon the current market value of the Company's stock price, we will now value the liabilities at the estimated fair value of the instrument through their vesting period. Fair value will be estimated using the Black-Scholes model we currently use for stock options. Upon full vesting, the instrument's accounting treatment will return to the current practice of measurement based on the Company's stock price. Upon implementation at January 1, 2006, there was no change in the underlying liability.

17
Summary Quarterly Financial Data

     In the tables below, we present summary quarterly financial results for each of the quarters in the years ended December 31, 2005, and 2004. The sum of each quarter's earnings per share data may differ from the full year's results due to rounding (in thousands except share data).

2005 Quarters:	1st	2nd	3rd	4th

Net interest income	$9,234	$9,795	$9,689	$9,895
Provision for loan losses	420	460	420	787
Non-interest income	3,181	3,366	3,000	3,270
Operating expenses	8,205	8,534	8,255	8,866
Income taxes	1,056	1,202	1,160	840

Net income	$2,734	$2,965	$2,854	$2,672

Basic earnings per share	$5.70	$6.17	$5.95	$5.56

Diluted earnings per share	$5.43	$5.99	$5.79	$5.42

2004 Quarters:
Net interest income	$8,530	$8,860	$9,100	$9,416
Provision for loan losses	490	420	300	470
Non-interest income	2,859	3,209	3,282	3,267
Operating expenses	7,876	8,067	8,123	8,265
Income taxes	817	885	1,045	1,166

Net income	$2,206	$2,697	$2,914	$2,782

Basic earnings per share	$4.62	$5.64	$6.08	$5.79

Diluted earnings per share	$4.42	$5.38	$5.77	$5.50

     We recorded a fairly substantial provision for loan losses during the fourth quarter of 2005, primarily associated with a charge-off of a portion of a non-accrual, commercial real-estate loan and additional consumer loans driven by a change in federal bankruptcy law. Also in the fourth quarter of 2005, we recorded higher operating expenses than in prior quarters of the year. These increases were associated with higher retirement and incentive compensation accruals; higher costs for marketing, postage and stationery; higher processing fees for electronic banking services; and higher external audit fees associated with the myriad financial, regulatory, and compliance examinations to which we are subject.

There were no significant transactions in the fourth quarter of 2004.

Our Common Stock

     At January 31, 2006, we had approximately 1,200 shareholders of record. Information about beneficial ownership of the Company's stock by directors and certain officers is set forth in the Proxy Statement. Market value and dividend information is set forth in the table below, and a performance graph comparing the total return of the Company's common stock to related stock market indices can be found in the Proxy Statement.

     The Company's stock is not actively traded. In addition, it is not listed with a national securities exchange; therefore, no formal bid and asked-for quotations are available. Due to the limited number of known transactions, the weighted average sale price may not be indicative of the actual market value of the Company's stock. The following table sets forth a summary of the weighted average (known open-market) sales price, book value at quarter end, and semi-annual dividends paid per share since the first quarter of 2001. All per share calculations have been restated to reflect the three-for-one stock split in 2002.

		Average	Book	Dividend
		Sales Price	Value	Paid
2005
4th Quarter		$361.07	$159.48
3rd Quarter		$373.20	$154.86	$3.20
2nd Quarter		$371.88	$153.75
1st Quarter		$382.67	$146.57	$2.85

2004
4th Quarter		$361.01	$145.83
3rd Quarter		$384.25	$140.19	$2.70
2nd Quarter		$361.46	$134.38
1st Quarter		$328.61	$131.64	$2.60

2003
4th Quarter		$293.85	$129.02
3rd Quarter		$241.06	$124.67	$2.60
2nd Quarter		$213.07	$120.69
1st Quarter		$188.43	$115.23	$2.15

2002
4th Quarter	$	No sales	$111.94
3rd Quarter		$171.88	$106.56	$2.05
2nd Quarter	$	No sales	$106.10
1st Quarter	$	No sales	$102.76	$2.05

2001
4th Quarter	$	No sales	$100.98
3rd Quarter		$157.64	$98.46	$2.02
2nd Quarter		$152.73	$96.46
1st Quarter	$	No sales	$93.41	$2.01

     The following table sets forth, for monthly period indicated in 2005, the total number of shares purchased and the price paid per share by The Canandaigua National Bank and Trust Company (Bank) for the Arthur S. Hamlin award and the Canandaigua National Corporation for treasury. Each of these entities is considered affiliated purchasers of the Company under Item 703 of Regulation S-K. The Company and Bank purchase prices per share were determined based on the latest open-market transaction.

Date	# shares	Price	Purpose
February, 2005	2,176	$ 361.01	Treasury
March, 2005	25	$ 361.01	Treasury
June, 2005	9	$ 382.67	Arthur S. Hamlin Award
June, 2005	1,058	$ 382.67	Treasury
September, 2005	1,080	$ 373.20	Treasury
November, 2005	335	$ 369.75	Treasury
December, 2005	681	$ 365.16	Treasury

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

Management assessed the Company's internal control over financial reporting presented in conformity with both U.S. generally accepted accounting principles and call report instructions as of December 31, 2005. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-An Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2005, the Company maintained effective internal control over financial reporting presented in conformity with both U.S. generally accepted accounting principles and call report instructions.

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

Management assessed compliance with the aforementioned designated safety and soundness laws and regulations. Based on this assessment, management believes that Company complied, in all material respects, with such designated laws and regulations relating to safety and soundness during the year ended December 31, 2005.

February 8, 2006

/s/George W. Hamlin, IV	/s/Lawrence A. Heilbronner
George W. Hamlin, IV	Lawrence A. Heilbronner
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Canandaigua National Corporation:

We have audited management's assessment, included in the accompanying Management Report on the Effectiveness of Internal Controls over Financial Reporting, that Canandaigua National Corporation (the Company) maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

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

In our opinion, management's assessment that Canandaigua National Corporation maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Canandaigua National Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We do not express an opinion or any other form of assurance on management's statement referring to compliance with laws and regulations.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Canandaigua National Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and our report dated February 8, 2006 expressed an unqualified opinion on those consolidated financial statements.

/s/KPMG LLP
Rochester, New York
February 8, 2006

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Canandaigua National Corporation:

We have audited the accompanying consolidated balance sheets of Canandaigua National Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Canandaigua National Corporation and subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Canandaigua National Corporation's internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 8, 2006 expressed an unqualified opinion on management's assessment of, and the effective operation of, internal control over financial reporting.

/s/KPMG LLP
Rochester, New York
February 8, 2006

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2005, and 2004 (dollars in thousands, except share data)

Assets	2005	2004

Cash and due from banks	$35,177	23,725
Interest-bearing deposits with other financial institutions	5,718	2,751
Federal funds sold	9,949	45,554
Securities:
- Available for sale, at fair value	95,360	85,031
- Held to maturity (fair value approximated
$122,227 in 2005 and $119,131 in 2004)	122,330	116,689
Loans - net of allowance of $7,986 in 2005 and $7,215 in 2004	770,853	669,873
Premises and equipment - net	14,902	15,251
Accrued interest receivable	5,357	4,103
Federal Home Loan Bank stock and Federal Reserve Bank stock	1,583	2,140
Other assets	10,603	9,640

Total Assets	$1,071,832	974,757

Liabilities and Stockholders' Equity

Deposits:
Demand
Non-interest-bearing	$154,881	138,084
Interest-bearing	106,125	97,700
Savings and money market	359,925	448,974
Time deposits	346,193	192,383

Total deposits	967,124	877,141
Borrowings	885	942
Junior subordinated debentures	20,222	20,160
Accrued interest payable and other liabilities	7,062	6,341

Total Liabilities	995,293	904,584

Commitments and contingencies (Notes 15 and 16)

Stockholders' Equity:
Common stock, $20 par value; 2,000,000 shares authorized,
486,624 shares issued in 2005 and 2004	9,732	9,732
Additional paid-in capital	7,856	7,430
Retained earnings	62,117	53,797
Treasury stock, at cost (6,690 shares in 2005
and 5,443 shares in 2004)	(2,179)	(734)
Accumulated other comprehensive loss	(987)	(52)

Total Stockholders' Equity	76,539	70,173

Total Liabilities and Stockholders' Equity	$1,071,832	974,757

See accompanying notes to consolidated financial statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2005, 2004, and 2003
(dollars in thousands, except per share data)

Interest income:	2005	2004	2003

Loans, including fees	$45,356	37,124	37,335
Securities	7,983	7,248	6,312
Other	548	544	371

Total interest income	53,887	44,916	44,018

Interest expense:
Deposits	13,582	7,886	9,457
Borrowings	219	31	34
Junior subordinated debentures	1,473	1,093	1,046

Total interest expense	15,274	9,010	10,537

Net interest income	38,613	35,906	33,481
Provision for loan losses	2,087	1,680	1,250

Net interest income after provision for loan losses	36,526	34,226	32,231

Other income:
Service charges on deposit accounts	5,610	5,393	5,233
Trust and investment services income	4,235	3,698	3,210
Net gain on sale of mortgage loans	962	1,247	2,823
Mortgage servicing income, net	667	631	408
Loan fees and other charges	745	624	270
Gain on call of securities	46	37	-
Other operating income	552	987	1,053

Total other income	12,817	12,617	12,997

Operating expenses:
Salaries and employee benefits	18,387	17,629	17,191
Occupancy	6,450	6,369	5,780
Marketing and public relations	1,273	1,073	1,230
Supplies, printing and postage	1,200	1,252	1,106
FDIC insurance	121	121	118
Other operating expenses	6,429	5,887	5,492

Total operating expenses	33,860	32,331	30,917

Income before income taxes	15,483	14,512	14,311
Income taxes	4,258	3,913	3,970

Net income	$11,225	10,599	10,341

Basic earnings per share	$23.39	22.14	21.67

Diluted earnings per share	$22.74	21.09	21.10

See accompanying notes to consolidated financial statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

Years ended December 31, 2005, 2004, and 2003
(dollars in thousands, except share data)

						Accumulated
	Number of		Additional			Other
	Shares	Common	Paid-in	Retained	Treasury	Comprehensive
	Outstanding	Stock	Capital	Earnings	Stock	(Loss) Income	Total

Balance at December 31, 2002	477,203	$9,732	6,958	37,655	(1,159)	231	53,417

Comprehensive income:
Change in unrealized gain on
securities available for sale,
net of taxes of $45		-	-	-	-	77	77
Net income		-	-	10,341	-	-	10,341

	-
Total comprehensive income							10,418

Cash dividend $4.75 per share		-	-	(2,267)	-	-	(2,267)
Sale of shares of treasury stock	6	-	-	-	1	-	1

Balance at December 31, 2003	477,209	$9,732	6,958	45,729	(1,158)	308	61,569

Comprehensive income:
Change in unrealized gain (loss)
on securities available for sale,
net of taxes of $(248)		-	-	-	-	(360)	(360)
Net income		-	-	10,599	-	-	10,599

Total comprehensive income							10,239

	-
Cash dividend $5.30 per share		-	-	(2,531)	-	-	(2,531)
Sale of shares of treasury stock	848	-	112	-	91	-	203
Purchase of shares for
treasury stock	(90)	-	-	-	(36)	-	(36)
Exercise of stock options,
including tax benefit of $343	3,214	-	360	-	369	-	729

Balance at December 31, 2004	481,181	$9,732	7,430	53,797	(734)	(52)	70,173
Comprehensive income:
Change in unrealized loss
on securities available for sale,
net of taxes of $(596)		-	-	-	-	(935)	(935)
Net income		-	-	11,225	-	-	11,225

Total comprehensive income							10,290

Cash dividend $6.05 per share		-	-	(2,905)	-	-	(2,905)
Sale of shares of treasury stock	9	-	2	-	1	-	3
Purchase of shares for
treasury stock	(5,355)	-	-	-	(1,976)	-	(1,976)
Exercise of stock options,
including tax benefit of $367	4,099	-	424	-	530	-	954

Balance at December 31, 2005	479,934	$9,732	7,856	62,117	(2,179)	(987)	76,539

See accompanying notes to consolidated financial statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows
Years ended December 31, 2005, 2004 and 2003 (dollars in thousands)

	2005	2004	2003

Cash flows from operating activities:
Net income	$11,225	10,599	10,341
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, amortization and accretion	3,210	3,204	3,235
Provision for loan losses	2,087	1,680	1,250
(Gain on sale) write-down of other real estate	(114)	(9)	20
Deferred income tax (benefit) expense	(499)	133	(320)
Loss (income) from equity-method investments	7	(214)	(406)
Gain on sale or call of securities	(46)	(37)	-
Gain on sale of loans	(962)	(1,247)	(2,823)
Originations of loans held for sale	(96,065)	(112,251)	(237,029)
Proceeds from sales of loans held for sale	98,511	110,529	247,253
(Increase) decrease in all other assets	(1,316)	54	(95)
Increase (decrease) in accrued interest payable and other liabilities	989	(270)	(476)

Net cash provided by operating activities	17,027	12,171	20,950

Cash flows from investing activities:
Purchase of FHLB and FRB stock	(300)	(7)	-
Proceeds from calls of FHLB stock	857	61	6
Securities available for sale:
Proceeds from maturities and calls	6,274	16,379	17,510
Purchases	(18,125)	(37,167)	(35,968)
Securities held to maturity:
Proceeds from maturities and calls	28,980	36,125	28,564
Purchases	(35,063)	(32,013)	(33,120)
Loan originations and principal collections - net	(104,489)	(72,669)	(23,903)
Fixed asset purchases - net	(2,048)	(1,861)	(1,642)
Investment in equity-method investments	(48)	(36)	(250)
Proceeds from sale of other real estate	114	489	162

Net cash used in investing activities	(123,848)	(90,699)	(48,641)

Cash flows from financing activities:
Net (decrease) increase in demand, savings and money market deposits	(63,827)	62,696	102,797
Net increase (decrease) in time deposits	153,810	(3,713)	(29,038)
Principal repayments on borrowings	(57)	(53)	(53)
Proceeds from sale of treasury stock	3	203	1
Payments to acquire treasury stock	(1,976)	(36)	-
Proceeds from exercise of stock options	587	386	-
Dividends paid	(2,905)	(2,531)	(2,267)

Net cash provided by financing activities	85,635	56,952	71,440

Net (decrease) increase in cash and cash equivalents	(21,186)	(21,576)	43,749
Cash and cash equivalents - beginning of year	72,030	93,606	49,857

Cash and cash equivalents - end of year	$50,844	72,030	93,606

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$14,368	9,070	10,954

Income taxes	$4,631	3,472	4,753

Supplemental disclosure of non-cash investing activities:
Additions to other real estate acquired through foreclosure,
net of loans to facilitate sales	$62	-	162

See accompanying notes to consolidated financial statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2005, 2004 and 2003

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

In preparing the consolidated financial statements, management made estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, particularly with respect to the allowance for loan losses.

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

Loans

Loans, other than loans designated as held for sale, are stated at the principal amount outstanding net of deferred origination costs. Interest and deferred fees and costs on loans are credited to income based on the effective interest method.

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

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2005, 2004 and 2003

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

The calculation of the general reserve involves several steps. A historical loss factor is applied to each loan by loan type and loan classification. The historical loss factors are calculated using a loan-by-loan, trailing eight-quarter loss migration analysis for commercial loans. For all other loans, a portfolio-wide, trailing eight-quarter loss migration analysis is used. Adjustments are then made to the historical loss factors based on quantitative objective elements (delinquency, non-performing assets, classified/criticized loan trends, charge-offs, concentrations of credit and recoveries, etc.) and the subjective elements (economic conditions, portfolio growth rate, portfolio management, credit policy, and others). This methodology is applied to the commercial, residential mortgage, and consumer portfolios.

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

Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Cash receipts on impaired loans are generally applied to reduce the principal balance outstanding. In considering loans for evaluation of impairment, management generally excludes smaller balance, homogeneous loans: residential mortgage loans, home equity loans, and all consumer loans. These loans are collectively evaluated for impairment as discussed above.

Premises and Equipment

Land is carried at cost. Land improvements, buildings, leasehold improvements, equipment and software are carried at cost, less accumulated depreciation and amortization. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets, 3-25 years. Amortization of leasehold improvements is provided over the lesser of the term of the lease or the estimated useful lives of the assets.

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

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2005, 2004 and 2003

(1) Summary of Significant Accounting Policies (continued)

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

In computing amortization expense, the Company uses historical prepayment rates for similar loan pools and applies this amortization rate to each pool. If prepayments occur at a rate different than the applied rate, the Company adjusts the specific pool's amortization in the period in which the change occurs.

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

Debt Issuance Costs

Costs incurred to issue long-term debt are deferred and amortized on a straight-line basis to interest expense over the expected life of the debt instrument.

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

The Company applies APB Opinion No. 25 in accounting for its stock option plan, and accordingly, no compensation cost has been recognized for its fixed-award stock options in the consolidated statements of income. Had compensation cost been determined based on the fair value at the grant date of the stock options using option valuation models consistent with the approach of SFAS No. 123, the Company's net income and earnings per share for the years ended December 31, 2005, 2004, and 2003, would have been reduced to the pro forma amounts indicated in the following table (in thousands, except per share amount):

	2005			2004			2003

Net income as reported		$11,225			$10,599			$10,341
Compensation expense		$99			$324			$182
Pro forma net income		$11,126			$10,275			$10,159

Earnings per share	Basic		Diluted	Basic		Diluted	Basic		Diluted

As reported	$23.39		$22.74	$22.14		$21.09	$21.67		$21.10
Pro forma	$23.18		$22.54	$21.46		$20.73	$21.29		$20.73

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2005, 2004 and 2003

(1) Summary of Significant Accounting Policies (continued)

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

Trust and Investment Services Income

Assets, at cost, held in fiduciary or agency capacity for customers, amounting to $752,939,000 and $683,033,000 at December 31, 2005, and 2004, respectively, are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Company. Fee income is recognized on the accrual method.

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

New Accounting Standards

On January 1, 2003, the Company implemented the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which was an interpretation of a number of FASB Statements. The Interpretation elaborated on the disclosures to be made by a guarantor in its periodic financial statements. It also clarified that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Upon implementation, the Company recognized a liability and corresponding reduction of income of approximately $200,000.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2005, 2004 and 2003

(2) Federal Funds Sold

Income from Federal funds sold for the years ended December 31, 2005, 2004, and 2003, was $403,000, $489,000, and $310,000, respectively.

(3) Securities

Information about the securities portfolios follows (dollars in thousands):

	December 31, 2005

		Gross Unrealized

	Amortized			Fair
	Cost	Gains	Losses	Value

Securities Available for Sale:
U.S. Treasuries	$1,493	4	-	1,497
U.S. Agencies	57,167	-	(1,229)	55,938
State and municipal obligations	34,027	72	(361)	33,738
Corporate and foreign obligations	4,218	66	(190)	4,094
Equity securities	93	-	-	93

Total securities Available for Sale	$96,998	142	(1,780)	95,360

Securities Held to Maturity:
U.S. Treasury	$3,995	-	(42)	3,953
U.S. Agencies	21	7		28
State and municipal obligations	117,882	669	(775)	117,776
Corporate and foreign obligations	432	39	(1)	470

Total securities Held to Maturity	$122,330	715	(818)	122,227

	December 31, 2004

		Gross Unrealized

	Amortized			Fair
	Cost	Gains	Losses	Value

Securities Available for Sale:
U.S. Agencies	$48,159	64	(243)	47,980
State and municipal obligations	32,667	489	(86)	33,070
Corporate and foreign obligations	4,219	73	(404)	3,888
Equity securities	93	-	-	93

Total securities Available for Sale	$85,138	626	(733)	85,031

Securities Held to Maturity:
U.S. Treasury	$4,000	-	(9)	3,991
U.S. Agencies	28	6	-	34
State and municipal obligations	111,767	2,597	(157)	114,207
Corporate and foreign obligations	894	5	-	899

Total securities Held to Maturity	$116,689	2,608	(166)	119,131

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2005, 2004 and 2003

(3) Securities (continued)

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

The amortized cost and fair value of securities by years to maturity as of December 31, 2005, follow (in thousands). Maturities of mortgage-backed securities are classified in accordance with the contractual repayment schedules. Expected maturities will differ from contracted maturities since issuers may have the right to call or prepay obligations without penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Years
Under 1	$5,145	5,145	25,600	25,627
1 to 5	37,985	37,309	62,833	63,058
5 to 10	50,856	49,836	32,944	32,544
10 and over	2,919	2,977	953	998

Total	$96,905	95,267	122,330	122,227

At December 31, 2005, and 2004, securities at amortized cost of $181,752,000 and $176,756,000, respectively, were pledged to secure municipal deposits and for other purposes required or permitted by law.

There were no security sales in any year presented.

Interest on securities segregated between taxable interest and tax-exempt interest for the years ended December 31, 2005, 2004, and 2003, follows (in thousands):

	2005	2004	2003

Taxable	$2,974	2,647	1,753
Tax-exempt	5,009	4,601	4,559

Total	$7,983	7,248	6,312

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2005, 2004 and 2003

(3) Securities (continued)

The following table presents information (in thousands) about securities with gross unrealized losses at December 31, 2005, aggregated by category and length of time that individual securities have been in a continuous loss position.

	Less than 12 months		Over 12 months

	Fair	Unrealized	Fair	Unrealized
Securities Available for Sale	Value	Losses	Value	Losses

U.S. Agencies	$30,231	509	25,707	720
State and municipal obligations	19,496	178	5,074	181
Corporate and foreign obligations	-	-	1,819	192

Total temporarily impaired securities	$49,727	687	32,600	1,093

Securities Held to Maturity
U.S. Treasury	$3,953	42	-	-
State and municipal obligations	48,626	440	10,169	335
Corporate and foreign obligations	27	1	-	-

Total temporarily impaired securities	$52,606	483	10,169	335

The unrealized losses on the Company's investments in U.S. Treasury, U.S. Agency, and State and municipal obligations were caused by market interest rate increases from those in effect when the securities were purchased by the Company. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be, and is likely to be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2005.

The Company's unrealized loss on investments in corporate and foreign obligations relates principally to a $1 million investment in General Motors Acceptance Corp. (GMAC) 6.75% callable debentures, due 2012. The unrealized loss was primarily caused by (a) a decrease in profitability of GMAC's parent, General Motors Corp., and its profit forecasts by industry analysts; and (b) a sector (automotive) downgrade by industry analysts. The contractual terms of this investment do not permit GMAC to settle at a price less than the amortized cost of the investment. While GMAC's credit rating is below investment grade, the rating is due to GM's rating and does not reflect the underlying profitability and cash flow of GMAC. Management does not believe it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the investment. Therefore, it is expected that the debentures would not be settled at a price less than the amortized cost of the investment. Because the Company has the ability and intent to hold this investment until a recovery of fair value, which may be maturity, it does not consider the investment in GMAC to be other-than-temporarily impaired at December 31, 2005.

The aggregate cost of the Company's cost-method investments totaled $2 million at December 31, 2005, of which $1.6 million are in Federal Home Loan Bank stock and Federal Reserve Bank stock, required by law, and are not evaluated for impairment. The remaining $0.4 million were not evaluated for impairment because (a) in accordance with accounting principles, the Company did not estimate their fair value, and (b) the Company did not identify any events or changes in circumstances that may have had a significant adverse effect on the fair value of these investments.

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

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2005, 2004 and 2003

(4) Loans

The major classifications of loans at December 31, 2005, and 2004, follow (in thousands):
	2005	2004

Commercial, financial, and agricultural	$167,750	151,343
Mortgages:
Commercial	311,652	279,731
Residential - first lien	65,238	47,479
Residential - junior lien	59,758	56,492
Consumer:
Automobile - indirect	142,141	111,506
Other	24,077	22,401
Other	277	163
Loans held for sale	3,404	4,888

Total loans	774,297	674,003
Plus - Net deferred loan costs	4,542	3,085
Less - Allowance for loan losses	(7,986)	(7,215)

Loans - net	$770,853	669,873

Commercial loan participations sold to others amounted to $74,901,000 and $59,929,000 at December 31, 2005, and 2004, respectively. Residential mortgage loans serviced for others, amounted to $313,694,000 and $312,957,000 at December 31, 2005, and 2004, respectively. None of these loans are included in the consolidated financial statements or the table above.

A summary of the changes in the allowance for loan losses follows (in thousands):
	Years Ended December 31,

	2005	2004	2003

Balance at the beginning of year	$7,215	6,331	6,162
Provision charged to operations	2,087	1,680	1,250
Loans charged off	(1,975)	(1,454)	(1,623)
Recoveries of loans charged off	659	658	542

Balance at end of year	$7,986	7,215	6,331

A summary of information regarding nonaccruing loans and other nonperforming assets follows (in thousands):

	2005	2004	2003

Accruing loans 90 days or more delinquent	$412	342	116
Nonaccruing loans	7,268	8,217	9,959

Total nonperforming loans	7,680	8,559	10,075
Other real estate owned	62	-	480

Total nonperforming assets	$7,742	8,559	10,555

Impact of nonaccrual loans on interest income	$752	700	799

At December 31, 2005, the Company had no firm commitments to lend additional funds to borrowers with loans in nonaccrual status.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2005, 2004 and 2003

(4) Loans (continued)

A summary of information regarding impaired loans follows (in thousands):

	2005	2004	2003

Recorded investment at December 31,	$7,268	8,218	9,980
Impaired loans with related allowance at December 31,	$555	2,047	152
Amount of related allowance at December 31,	$225	226	23
Average investment for year ended December 31,	$9,503	8,873	10,219
Interest income recognized on a cash basis during the year	$53	52	557

The Company's market area is generally Western Ontario County and Monroe County of New York State. Substantially all loans are made in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in the economic conditions in this area.

The Company's concentrations of credit risk are as disclosed in the table of loan classifications. The concentrations of credit risk in loan commitments and letters of credit parallel the loan classifications reflected. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

Certain executive officers, directors and their business interests are customers of the Company. Transactions with these parties are based on substantially the same terms as similar transactions with unrelated third parties and do not carry more than normal credit risk. Borrowings by these related parties amounted to $3,593,000 and $3,848,000 at December 31, 2005, and 2004, respectively. During 2005, new borrowings amounted to $665,000 (including borrowings of officers that were outstanding at the time of their election) and repayments and other reductions were $920,000.

(5) Premises and Equipment

A summary of premises and equipment at December 31, 2005, and 2004, follows (in thousands):
	2005	2004

Land and land improvements	$1,418	1,386
Buildings and leasehold improvements	21,240	20,874
Furniture, fixtures, equipment, and software	18,655	17,400

	41,313	39,660
Less accumulated depreciation and amortization	26,411	24,409

Premises and equipment - net	$14,902	15,251

Depreciation and amortization expense amounted to $2,397,000, $2,497,000, and $2,482,000, for the years ended December 31, 2005, 2004, and 2003, respectively.

(6) Mortgage Servicing Assets

Changes in mortgage servicing assets were as follows (in thousands):

	Year ended December 31,
	2005	2004

Beginning balance	$1,608	1,402
Originations	278	473
Amortization	317	267

Ending balance	$1,569	1,608

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2005, 2004 and 2003

(6) Mortgage Servicing Assets (continued)

The estimated fair value of mortgage servicing rights was approximately $2,420,000 at December 31, 2005, and $2,517,000 at December 31, 2004. The estimated fair value of mortgage servicing rights may vary significantly in subsequent periods due to changing interest rates and the effect thereof on prepayment speeds. Additionally, estimated fair value assumes there is a willing buyer and willing seller in the transaction. Management does not intend to sell these servicing rights. Amortization expense is estimated to be $300,000 per year for each of the next five years.

The key economic assumptions used to determine the fair value of mortgage servicing rights at December 31, 2005, and the sensitivity of such value to changes in those assumptions are summarized in the table that follows (dollars in thousands). These calculated sensitivities are hypothetical, and actual changes in the fair value of mortgage servicing rights may differ significantly from the amounts presented herein. The effect of a variation in a particular assumption on the fair value of the servicing rights is calculated without changing any other assumption. However, in practice, changes in one factor may result in changes in another which may magnify or counteract the sensitivities. The changes in assumptions are presumed to be instantaneous.

Weighted-average prepayment speed	196%
Impact on fair value of 20% adverse change	$(204)
Impact on fair value of 20% positive change	233

Weighted-average current coupon for similar loans	5.47%
Impact on fair value of 50 basis point adverse change	$(408)
Impact on fair value of 50 basis point positive change	117
(7) Time Deposits

At December 31, 2005, the scheduled maturity of time deposits was as follows (in thousands):
2006	$288,547
2007	35,067
2008	15,855
2009	2,878
2010	3,846

$346,193

Time deposits of $100,000 or more amounted to $183,318,000 at December 31, 2005, and $55,418,000 at December 31, 2004. Interest expense on all time deposits of $100,000 or more was as follows: $2,564,000 in 2005, $1,004,000 in 2004, and $1,840,000 in 2003.

(8) Borrowings

There were no short-term borrowings outstanding at December 31, 2005, or 2004. The following table presents information about short-term borrowings during each of the three years ended December 31, (dollars in thousands):

	2005	2004	2003

Highest amount at a month end	$34,200	None	None
Daily average amount outstanding	$5,422	None	15
Weighted average interest rate paid	3.51%	N/A	1.33%

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2005, 2004 and 2003

(8) Borrowings (continued)

The following table presents information about the Company's formal available lines of credit and related loan collateral at December 31, 2005 (in thousands). Amounts outstanding include borrowings, and undrawn letters of credit in the Company's favor of $3,124,000.

				Carrying Value
	Outstanding	Unused	Collateralized by	of Collateral

Federal Home Loan Bank of New York	$3,878	$25,772	Residential mortgage loans and FHLB Stock	$38,688

Federal Reserve Bank of New York	$-	$113,015	Indirect automobile loans	$141,268
Borrowings consisted of the following at December 31, 2005, and 2004 (in thousands):
	2005	2004

FHLB term Advances	$754	783
Other	131	159

	$885	942

In 1995, the Bank borrowed $1,023,000 from the FHLB at an average effective rate of 2.56% to fund low-income housing projects.

Scheduled maturities of the Company's borrowings at December 31, 2005, follows (in thousands):
		Weighted Average
	Amount	Interest Rate

2006	$36	3.87%
2007	36	3.87%
2008	36	3.87%
2009	36	3.87%
2010	670	2.63%
2011 and after	71	6.50%

Total	$885	3.14%

Advances under the overnight line of credit with the FHLB of New York are payable on demand and generally bear interest at the federal funds rate plus .10%. The Company also has access to the FHLB's Term Advance Program, which allows the Bank to borrow up to $75,467,000 at various terms and rates, subject to the Bank's pledging eligible collateral. Advances under the Federal Reserve Bank of New York are payable the following business day and bear interest at the federal funds rate plus 1.00%.

(9) Junior Subordinated Debentures

On June 26, 2002, the Company issued $20.6 million of 30-year floating rate junior subordinated deferrable interest debentures through a wholly owned business trust. The debentures carry an interest rate of 3-month LIBOR plus 3.45% (7.97% at December 31, 2005) capped at 11.95% for the first five years. Interest is payable quarterly. The debentures' final maturity is June 26, 2032, and is callable, in whole or in part, at par after five years at the Company's option. Interest payments can be deferred for up to five years, but would restrict the Company's ability to pay dividends. All of the debentures are considered Tier I capital of the Company. The Company incurred approximately $0.6 million of issuance costs, which are amortized over ten years.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2005, 2004 and 2003

(10) Income Taxes

Total income taxes for the years ended December 31, 2005, 2004, and 2003, were allocated as follows (in thousands):

	2005	2004	2003

Income from operations	$4,258	3,913	3,970
Income tax benefit from stock option exercise	(367)	(343)	-
Change in stockholders' equity for unrealized
(loss) gain on securities available for sale	(596)	(248)	45

	$3,295	3,322	4,015

The components of income tax expense (benefit) relating to income from operations follow (in thousands):

	Years ended December 31,

Current:	2005	2004	2003

Federal	$4,058	3,183	3,484
State	699	597	806

	4,757	3,780	4,290

Deferred:
Federal	(440)	150	(394)
State	(59)	(17)	74

	(499)	133	(320)

	$4,258	3,913	3,970

Income tax expense differed from the amounts computed by applying the applicable U.S. Federal corporate tax rates to pretax income from operations as follows (in thousands):

	Years ended December 31,

	2005	2004	2003

Tax expense at statutory rate of 34%; 35% in 2003	$5,264	5,079	5,009
Tax-exempt interest	(1,703)	(1,610)	(1,445)
Nondeductible interest expense	138	83	95
State taxes, net of Federal benefit	422	377	572
Change in valuation allowance for deferred tax assets	(2)	(7)	90
Change in rate	-	100	(100)
Other	139	(109)	(251)

Total	$4,258	3,913	3,970

Effective tax rate	27.5%	27.0%	27.7%

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2005, 2004 and 2003

(10) Income Taxes (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004, are presented below:

Deferred tax assets	2005	2004

Allowance for loan losses - books	$3,135	2,877
Incentive stock plan and retirement	464	336
NOL credit from subsidiaries	64	75
Interest on nonaccrual loans	776	631
Minority-owned entities	52	130
Net unrealized loss on available for sale securities	651	55
Other	251	461

Deferred tax assets before allowance	5,393	4,565
Valuation allowance	(90)	(92)

Deferred tax assets	5,303	4,473

Deferred tax liabilities:
Allowance for loan losses - tax	70	59
Depreciation	10	265
Mortgage servicing rights	616	641
Other	4	-

Deferred tax liabilities	700	965

Net deferred tax asset	$4,603	3,508

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of deferred tax liabilities, the level of historical taxable income, and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets are deductible. Based on its assessment, management determined that a valuation allowance against its nonbank subsidiaries' mortgage tax credits was necessary.

(11) Stockholders' Equity

Payment of dividends by the Bank to the Company is limited or restricted in certain circumstances. According to federal banking law, the approval of the Office of the Comptroller of the Currency (OCC) is required for the declaration of dividends in any year in which dividends exceed the total of net income for that year plus retained income for the preceding two years. At December 31, 2005, $25,197,000 was available for dividends to the Company without the approval of the OCC.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2005, 2004 and 2003

(12) Earnings Per Share

Basic and diluted earnings per share for the years ended December 31, 2005, 2004, and 2003, were computed as follows (dollars in thousands, except share data):
	2005	2004	2003

Basic Earnings Per Share

Net Income applicable to common shareholders	$11,225	10,599	10,341
Weighted average common shares outstanding	479,961	478,776	477,206

Basic earnings per share	$23.39	22.14	21.67

Diluted Earnings Per Share

Net income applicable to common shareholders	$11,225	10,599	10,341

Weighted average common shares outstanding	479,961	478,776	477,206
Effect of dilutive securities - stock options	13,668	23,816	12,810

Total	493,629	502,592	490,016

Diluted earnings per share	$22.74	21.09	21.10

(13) Employee Benefits

Profit Sharing Plan

The Company has a combined profit sharing and 401(k) plan covering substantially all Bank employees and a 401(k) plan for non-Bank employees upon completion of 1,000 hours of service with respect to full-time employees, and 870 hours of service for part-time employees. Contributions to the Bank plan are determined by a mathematical formula which takes into account average net income of the Bank for the current and prior year, and the level of the Bank's stockholders' equity. Both plans are subject to a minimum contribution of 3% of eligible compensation. It is the Company's policy to fund current costs as they accrue. Retirement plan expense amounted to $1,740,000, $1,415,000, and $1,645,000 for the years ended December 31, 2005, 2004, and 2003, respectively.

Employee Stock Ownership Plan

The Company has an employee stock ownership plan (ESOP) for employees of the Bank. Annual contributions are made at the discretion of the Board of Directors. ESOP expense amounted to $125,000, $121,000, and $112,000 for the years ended December 31, 2005, 2004, and 2003, respectively. Shares distributed to a participant upon termination of service are subject to a put option whereby the participant may cause the Company to purchase the shares at fair value. At December 31, 2005, and 2004, the plan held 6,558 and 6,920 shares with an estimated fair value, at the respective dates, of $2,363,000 and $2,498,000.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2005, 2004 and 2003

(14) Incentive Stock Plans

Stock Option Plan

The Company's incentive stock option program for employees authorizes grants of options to purchase up to 48,000 shares of common stock. The options are granted with an exercise price equal to the estimated fair value of the common stock on the grant date. The options are exercisable at times to 25 years from the grant date. The options have no set expiration date.

The following summarizes outstanding and exercisable options at December 31, 2005, 2004 and 2003:
	2005		2004		2003

		Weighted		Weighted		Weighted
	#	Average Price	#	Average Price	#	Average Price

Options outstanding, January 1	44,786	$169.05	41,433	$145.48	33,291	$139.02
Granted	-	-	6,567	$293.85	8,142	$171.88
Exercised	(4,099)	142.93	(3,214)	120.17	-	-
Expired	-	-	-	-	-	-

Options outstanding, December 31	40,687	$171.68	44,786	$169.05	41,433	$145.48

Options exercisable, December 31	23,561	$159.87	26,903	$155.40	18,382	$137.32

Options available for future grants	-		-		6,567

Options outstanding (both exercisable and unexercisable) at December 31, 2005, had exercise prices ranging from $120.17 to $293.85. The weighted average expected life of the options is seven years. Since the options have no stated expiration date, the expected life is calculated as the number of years from grant date to the grantee's 65th birthday.

The per-share fair value of stock options granted during 2004, and 2003, was $67.50 and $31.74, respectively, and was determined using the Black-Scholes option-pricing model with the following weighted average assumptions for each year:

	2004	2003

Expected dividend yield	2.03%	2.49%
Risk-free interest rate	4.27%	3.83%
Expected life	10.6 years	12.2 years
Volatility	13.95%	12.99%

Phantom Stock and Stock Appreciation Rights Plan

The Company also has an incentive stock plan for management which allows for the issuance of Phantom Stock Awards (PSA) and Stock Appreciation Rights (SAR) to key employees based upon return on beginning equity. PSAs represent the right to receive, for each phantom share of common stock covered by the PSA, payment equal to the higher of the book value or market value per share of common stock on the date of exercise. Payment can be made in cash, shares of the Company, or both, at the discretion of the Board of Directors. PSAs are exercisable at the later of age 55 or 15 years of continuous employment with the Company or at normal retirement age (65). SARs represent the right to receive payment equal to the amount, if any, by which the higher of the book value or market value per share of common stock on the date of exercise exceeds the SARs' grant value. SARs are exercisable five years from the date of grant. At December 31, 2005, 2,806 PSAs were outstanding, and 1,633 SARs were outstanding at prices ranging from $38.04 to $129.02.

The Company had accrued a liability of $864,000 and $620,000 at December 31, 2005 and 2004, respectively, representing the vested obligation under the plan. Expenses of the plan amounted to $429,000, $404,000, and $169,000, for the years ended December 31, 2005, 2004, and 2003, respectively.

There is no difference between the Company's method of accounting for its incentive plan and the provisions of SFAS No. 123; therefore, no pro forma information is provided.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2005, 2004 and 2003

(15) Leases

The Company leases certain buildings and office space under operating lease arrangements. Rent expense under these arrangements amounted to $1,252,000 in 2005, $1,250,000 in 2004, and $1,092,000 in 2003. Real estate taxes, insurance, maintenance, and other operating expenses associated with leased buildings and office space are generally paid by the Company.

A summary of noncancellable, long-term operating lease commitments as of December 31, 2005, follows (in thousands):

Years ending December 31,	Amount

2006	$1,172
2007	1,206
2008	1,210
2009	997
2010	690
2011 and after	4,461

Total	$9,736

(16) Commitments and Contingencies

In the normal course of business, various commitments and contingent liabilities are outstanding. The following table presents the notional amount of the Company's significant commitments and their respective carrying amount, where applicable. Most of these commitments are not included in the Company's consolidated balance sheet (in thousands).

	Year ended December 31,

	2005		2004

	Notional	Carrying	Notional	Carrying
	Amount	Amount	Amount	Amount

Commitments to extend credit:
Home equity lines of credit	$49,571	-	41,888	-
Commercial real estate and construction	$40,760	-	47,351	-
Residential real estate at fixed rates	$3,344	(2)	1,328	(21)
Commercial and other	$87,772	-	84,985	-
Standby letters of credit	$12,368	(186)	16,358	(245)
Commitments to sell real estate loans	$3,404	-	4,888	-

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

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2005, 2004 and 2003

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

The Company has committed $500,000 for an investment in Trillium Lakefront Partners, LLC. This venture capital fund is a community-backed initiative in support of new business and jobs growth in the company's market area. At December 31, 2005, the Company had funded $97,000 of this commitment and reported the investment in other assets.

The Bank is required to maintain reserve balances in cash on hand and with the Federal Reserve Bank. The average amount of such reserve balances for the year ended December 31, 2005, was approximately $2,461,000

In the normal course of business, the Company has various contingent liabilities outstanding that are not included in the consolidated financial statements. Management does not anticipate any material losses as a result of these contingent liabilities.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (as set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2005, that the Company and Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2005 and as of the most recent notification from its regulators, the Company and the Bank are well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Company and Bank must maintain a minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

	December 31, 2005

(Dollars in thousands)	Actual Regulatory Capital		Minimum Requirement		Well-Capitalized

	Amount	Ratio	Amount	Ratio	Amount	Ratio

Leverage capital (Tier 1) as percent of
three-month average assets:
Company	$97,344	9.18%	$42,401	4.00%	$53,001	5.00%
Bank	$85,532	8.09%	$42,292	4.00%	$52,864	5.00%
As percent of risk-weighted,
period-end assets
Core capital (Tier 1)
Company	$97,344	11.70%	$33,290	4.00%	$49,936	6.00%
Bank	$85,532	10.37%	$32,985	4.00%	$49,477	6.00%
Total capital (Tiers 1 and 2)
Company	$105,330	12.66%	$66,581	4.00%	$83,266	10.00%
Bank	$93,518	11.34%	$65,970	8.00%	$82,462	10.00%

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2005, 2004 and 2003

(17) Regulatory Matters (continued)

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

(18) Segment Information

The Company is organized into two reportable segments: (a) the Company and its banking subsidiary (Bank), and (b) CNB Mortgage Company (CNBM). These have been segmented due to differences in their distribution channels, the volatility of their earnings, and internal and external financial reporting requirements.

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

The financial information of these segments has been compiled utilizing the accounting policies described in Note 1. Intersegment revenue, mainly servicing release premiums, is earned on the basis of similar third-party transactions. Indirect administrative expenses are allocated among segments based upon the segments' use of indirect resources. Income taxes are allocated to segments based on the Company's marginal statutory tax rate adjusted for any tax-exempt income or non-deductible expenses. The accounting policies and processes utilized in compiling segment financial information is based on U.S. generally accepted accounting principles, as CNBM is subject to stand-alone external financial reporting. The reportable segment information as of and for the years ended December 31, 2005, 2004, and 2003 follows (dollars in thousands):

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2005, 2004 and 2003

(18) Segment Information (continued)

	2005

	Bank	CNBM	Intersegment	Total

Net interest income	$39,014	7	(408)	38,613
Non-interest income	11,759	1,705	(647)	12,817

Total revenues	50,773	1,712	(1,055)	51,430

Provision for loan losses	2,087	-	-	2,087
Operating expenses	32,966	1,140	(246)	33,860

Total expenses	35,053	1,140	(246)	35,947

Income before tax	15,720	572	(809)	15,483
Income tax	4,258	228	(228)	4,258

Net income	$11,462	344	(581)	11,225

Total identifiable assets	$1,071,488	3,367	(3,023)	1,071,832

	2004

	Bank	CNBM	Intersegment	Total

Net interest income	$35,906	4	(4)	35,906
Non-interest income	11,997	1,984	(1,364)	12,617

Total revenues	47,903	1,988	(1,368)	48,523

Provision for loan losses	1,680	-	-	1,680
Operating expenses	31,396	1,169	(234)	32,331

Total expenses	33,076	1,169	(234)	34,011

Income before tax	14,827	819	(1,134)	14,512
Income tax	3,913	307	(307)	3,913

Net income	$10,914	512	(827)	10,599

Total identifiable assets	$974,566	3,876	(3,685)	974,757

	2003

	Bank	CNBM	Intersegment	Total

Net interest income	$33,481	15	(15)	33,481
Non-interest income	12,531	3,893	(3,427)	12,997

Total revenues	46,012	3,908	(3,442)	46,478

Provision for loan losses	1,250	-	-	1,250
Operating expenses	29,872	1,246	(201)	30,917

Total expenses	31,122	1,246	(201)	32,167

Income before tax	14,890	2,662	(3,241)	14,311
Income tax	2,924	1,046	-	3,970

Net income	$11,966	1,616	(3,241)	10,341

Total identifiable assets	$907,252	2,561	(2,038)	907,775

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2005, 2004 and 2003

(19) Condensed Financial Information - Parent Company Only

The following are the condensed balance sheets, statements of income, and statements of cash flows for Canandaigua National Corporation (dollars in thousands).
Balance Sheets
	December 31,

	2005	2004

Assets:
Cash in subsidiary bank	$230	4,097
Securities available for sale	8,636	6,988
Investment in Bank	84,727	76,299
Investment in nonbank subsidiaries	2,278	1,914
Other assets	918	1,063

Total assets	$96,789	90,361

Liabilities:
Junior subordinated debentures	$20,222	20,160
Other liabilities	28	28

Total liabilities	20,250	20,188

Stockholders' Equity	76,539	70,173

Total liabilities and stockholders' equity	$96,789	90,361

Statements of Income
	Years ended December 31,

	2005	2004	2003

Dividends from Bank	$2,560	2,400	480
Dividends from nonbank subsidiaries	-	500	2,100
Other income	442	425	459
Interest and other expenses	(1,505)	(1,160)	(1,118)

Income before undistributed income of subsidiaries	1,497	2,165	1,921
Undistributed current year income of subsidiaries	9,501	8,192	7,462

Income before taxes	10,998	10,357	9,383
Income tax benefit	227	242	958

Net income	$11,225	10,599	10,341

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2005, 2004 and 2003

(19) Condensed Financial Information - Parent Company Only (continued)
Statements of Cash Flow
	Years ended December 31,

	2005	2004	2003

Cash flows from operating activities
Net income	$11,225	10,599	10,341
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation and amortization and accretion	76	81	93
Undistributed current year earnings of subsidiaries	(9,501)	(8,192)	(7,462)
Other	108	(276)	447

Net cash provided by operating activities	1,908	2,212	3,419

Cash flows from investing activities:
Purchase of securities available for sale	(1,484)	(999)	(2,459)
Proceeds from call of securities available for sale	-	2,544	2,000
Fixed assets purchased, net	-	(1)	-

Net cash (used in) provided by investing activities	(1,484)	1,544	(459)

Cash flows from financing activities:
Proceeds treasury stock transactions, net	(1,386)	553	1
Dividends paid	(2,905)	(2,531)	(2,267)

Net cash used in financing activities	(4,291)	(1,978)	(2,266)

Net (decrease) increase in cash	(3,867)	1,778	694
Cash at beginning of year	4,097	2,319	1,625

Cash at end of year	$230	4,097	2,319

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

Notes to Consolidated Financial Statements December 31, 2005, 2004 and 2003

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

Junior Subordinated Debentures

The fair value of the adjustable-rate junior subordinated debentures approximates their carrying amount.

The estimated fair values of the Company's financial instruments are as follows (dollars in thousands):

	December 31, 2005		December 31, 2004

	Carrying	Fair	Carrying	Fair
	Amount	Value(1)	Amount	Value(1)

Financial Assets:
Cash and equivalents	$50,844	50,844	72,030	72,030
Securities	$219,273	219,170	203,860	206,302
Loans-net	$770,853	736,338	669,873	657,406
Mortgage servicing rights	$1,569	2,420	1,608	2,517

Financial Liabilities:
Deposits:
Demand accounts, savings and
money market accounts	$620,931	620,931	684,758	684,758
Time deposits	$346,193	342,605	192,383	190,908
Borrowings	$885	728	942	840
Junior subordinated debentures	$20,222	20,619	20,160	20,619

Off-balance-sheet commitments(2):
Letters of credit	$186	186	245	245
Unused lines of credit	$-	-	-	-
Commitments to originate loans	$2	2	21	21

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

