Form 10-K, Exhibit 13
period 2006-12-31
CANANDAIGUA NATIONAL CORP
filed 2007-02-16
CIK 759458

CANANDAIGUA NATIONAL CORPORATION
72 South Main Street
Canandaigua, New York 14424
Phone: 585-394-4260 or
1-800-724-2621
Fax: 585-394-4001
Internet: www.cnbank.com

2006 Annual Report

Table of Contents
Page

Financial Highlights	3

Management's Discussion and Analysis of Financial Condition and Results of Operations	4

Our Common Stock	21

Management's Report on the Effectiveness of Internal Controls over Financial Reporting	22

Report of Independent Registered Public Accounting Firm on Management's Report	23

Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements	24

Consolidated Balance Sheets	25

Consolidated Statements of Income	26

Consolidated Statements of Stockholders' Equity	27

Consolidated Statements of Cash Flows	28

Notes to Consolidated Financial Statements	29

Annual Meeting:

The Annual Meeting of Shareholders will be held at The Inn on the Lake, 770 South Main Street, Canandaigua, NY, 14424, March 14, 2007, at 1:00 p.m.

Form 10-K:

A copy of the Corporation's Form 10-K Annual Report is available without charge to shareholders upon written request to: Robert G. Sheridan, Secretary, 72 South Main Street, Canandaigua, New York 14424.

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

     We present below a summary of selected financial highlights to help you see a snapshot of our performance during each of the past five years and at this year's end. This and all information concerning our financial performance should be read in conjunction with the following Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as the 2006 Consolidated Financial Statements and Notes thereto. These sections help to provide context for the information you see here.

Financial Highlights
(Dollars in thousands except per share data)

		%
	2006	Change	2005	2004	2003	2002

Income Statement Information:
Net interest income	$39,700	1.91%	38,957	36,210	33,481	29,850
Provision for loan losses	1,831	(12.27)%	2,087	1,680	1,250	2,306
Other income	13,842	10.98%	12,473	12,303	12,997	11,880
Operating expenses	35,561	5.02%	33,860	32,321	30,917	29,478
Income taxes	4,244	(0.33)%	4,258	3,913	3,970	2,764
Net income	11,906	6.07%	11,225	10,599	10,341	7,182

Balance Sheet Data:
Total investments(1)	$282,824	15.30%	219,273	203,860	188,189	165,443
Total loans, net	844,656	9.57%	770,853	669,873	595,915	580,663
Total assets	1,205,895	12.51%	1,071,832	974,757	907,775	825,703
Total deposits	1,059,348	9.54%	967,124	877,141	818,158	744,399
Total borrowings(2)	52,226	147.43%	21,107	21,102	21,094	20,457
Total stockholders' equity	83,559	9.17%	76,539	70,173	61,569	53,417
Average assets	1,123,515	10.46%	1,017,116	938,421	851,091	766,326
Average stockholders' equity	77,839	7.74%	72,248	63,810	55,429	49,266

Assets Under Administration(3)
Book value (cost basis)	$900,709	19.63%	752,939	683,033	645,307	651,288
Market value	1,078,669	23.86%	870,856	812,953	745,858	667,747

Per Share Data(4):
Net income, basic	$24.89	6.41%	23.39	22.14	21.67	15.07
Net income, diluted	$24.30	6.86%	22.74	21.09	21.10	14.91
Cash dividends	$7.00	15.70%	6.05	5.30	4.75	4.10
Book value	$175.32	9.93%	159.48	145.83	129.02	111.94
Weighted average shares - diluted	489,886	(0.76)%	493,629	502,592	490,016	481,675

Other ratios:
Return on average assets	1.06%	(3.95)%	1.10%	1.13%	1.22%	0.94%
Return on average equity	15.30%	(1.52)%	15.54%	16.61%	18.66%	14.58%
Return on beginning equity	15.56%	(2.73)%	16.00%	17.21%	19.36%	14.92%
Dividend payout	28.81%	8.29%	26.61%	25.13%	22.51%	27.50%
Average equity to average assets	6.93%	(2.44)%	7.10%	6.80%	6.51%	6.43%
Net interest margin	3.97%	(8.74)%	4.35%	4.43%	4.56%	4.45%
Efficiency(5)	66.33%	0.75%	65.84%	66.62%	66.52%	70.64%

Employees (year end):
Actual	378	5.00%	360	353	355	332
Full-time equivalent	324	4.18%	311	302	304	290
(1) Includes the Company's investment in Federal Reserve Bank stock and Federal Home Loan Bank stock.
(2) Includes junior subordinated debentures.
(3) These assets are held in a fiduciary or agency capacity for customers and are not included in our balance sheet.
(4) Per share amounts reflect the three-for-one stock split in 2002.
(5) Operating expenses, exclusive of intangible amortization, divided by total revenues.

3
Management's Discussion and Analysis of Financial Condition and Results of Operations

     The Management Discussion and Analysis (MD&A) is intended to provide, in one section, historical and prospective material disclosure enabling investors and other users to assess the financial condition and results of operations of the Company, with particular emphasis on our prospects for the future. It is intended to give you an opportunity to look through the eyes of your Company's management (we/us) by providing both a short-term and long-term analysis of our business. On the following pages, we will discuss the dynamics of our business and analyze our financial information through text and tables. (Dollar and percentage changes are calculated before rounding.)

     Throughout this and other documents we prepare from time to time, we include our predictions (or "forward-looking information"). Of course, any discussion of the future is subject to many risks and uncertainties, and, while we seek ways to manage these risks and develop programs to control those we can, we ultimately cannot predict the future. Our actual results may differ materially from those indicated by our forward-looking statements. A number of the most significant risks and uncertainties affecting our business are enumerated below.

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

     - The impact of changes in laws and regulations governing financial services and public companies, including laws, regulations, and rules concerning taxes, accounting, auditing and reporting standards;

- The impact of technological changes;
- The development of new products, their competitiveness and their acceptance by customers;
- Changes in commercial and consumer spending and saving habits;
- Changes in demographics on the Company's market area;
- The commission of fraud by customers and non-customers against the Company; and
- Our success in managing these risks.

OVERVIEW

     Mr. Hamlin's message to shareholders provides an overview of the Company's 2006 results. He includes a discussion of the economy, the banking industry, the regulatory environment, and their impact on the Company.

RESULTS OF OPERATIONS

     For the year ended December 31, 2006, we reported net income of $11.9 million compared to $11.2 million for the year ended December 31, 2005, and $10.6 million for the year ended December 31, 2004. Diluted earnings per share for each of these years were $24.30, $22.74, and $21.09, respectively. The major components of these results, which include net interest income, provision for loan losses, other income, operating expenses, and income taxes, are discussed below.

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

     For 2006, we anticipated asset yields to continue rising as the increasing interest rate environment would allow us to price our new assets higher and replace or reprice lower-yielding assets at higher rates. Offsetting these increases; however, would be higher rates paid on deposits and borrowings. We anticipated the combination of these factors, along with growth in assets, to result in higher net interest income and net interest margin, but a lower net interest spread.

     Our predictions were fairly accurate, with an increase in net interest income, caused by growth in assets, higher asset yields and liability costs, and a lower net interest spread. However, contrary to our predictions, interest margin also fell, principally due to the flat yield curve (short-term rates and long-term rates similar) and often inverted yield curve (short-term rates higher than long-term rates) during the year. For 2006, tax-equivalent net interest income grew $0.7 million or 1.8%. Contributing to this increase was a $110.5 million increase in average earning assets or 11.6%, and a $94.5 million (11.9%) increase in average interest-bearing liabilities. During the year, the tax-equivalent yield on earning assets grew 61 basis points to 6.57%, while the cost of interest-bearing liabilities grew 119 basis points to 3.11%. The combination of these reductions led to a 58 basis point decrease in net interest spread (the difference between rates earned and rates paid). Furthermore, net interest margin (net interest income divided by average earning assets, or asset profit margin) declined 38 basis points to 3.97%. The two following tables analyze the components of net interest income.

     For 2007, we again anticipate asset yields will rise with our pricing new assets higher than existing assets and replacing or repricing lower-yielding assets at higher rates. Again offsetting these increases will be higher rates paid on deposits. We should experience some reduction in interest costs by retiring $20.6 million of junior subordinated debentures. In combination with these rate changes and continued balance sheet growth, we should achieve a modest increase in net interest income, but a continued reduction in both net interest spread and net interest margin.

     We believe the Federal Reserve Board's Federal Open Market committee (FOMC) will adjust rates during the year, with the net result being a target federal funds rate (the rate banks pay each other for overnight funds) in the 4.00% to 4.25% by the end of 2007; about one percentage point lower than at the end of 2006. In the Interest Rate Risk Management section below, we discuss what tools we use to manage interest rates.

     In 2005, tax-equivalent net interest income grew $2.9 million or 7.5%, due to a 9.4% increase in average earning assets, and offset by a 7.1% increase in average interest-bearing liabilities. In that year, both spread and margin declined due to a larger increase in interest-bearing liabilities' costs versus earning assets' yields.

     The following table provides additional details of net interest income and shows average balances, tax-equivalent interest earned or paid, and average rates for the years ended December 31, 2006, 2005, and 2004. Taxable securities includes the Company's required investments in Federal Reserve Bank Stock and Federal Home Loan Bank Stock. The mark-to-market adjustments on securities available for sale are included in non-interest-earning assets. Nonaccrual loans are included in the average balances of loans. Non-interest-bearing demand deposit accounts are included in non-interest-bearing liabilities. Borrowings include junior subordinated debentures. Tax-exempt interest includes a tax equivalency adjustment of $2,471,000 in 2006, $2,481,000 in 2005, and $2,351,000 in 2004. A marginal federal income tax rate of 35% was applied in each year. Interest on loans includes a deduction for net deferred loan costs of $1,519,000 in 2006, $1,569,000 in 2005, and $1,335,000 in 2004 (dollars in thousands).

		2006			2005			2004

	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Interest-earning assets:
Interest-bearing deposits
with others	$2,304	$89	3.86%	$4,959	$145	2.92%	$3,383	$55	1.63%
Federal funds sold	22,867	1,153	5.04	13,709	403	2.94	35,236	489	1.39
Securities:
Taxable	82,015	3,834	4.67	66,038	2,974	4.50	62,013	2,647	4.27
Tax-exempt	151,561	7,718	5.09	150,429	7,490	4.98	139,804	6,952	4.97
Loans, net	803,664	56,986	7.09	716,754	45,700	6.38	629,735	37,428	5.94

Total interest-earning
assets	1,062,411	69,780	6.57	951,889	56,712	5.96	870,171	47,571	5.47

Non-interest-earning
assets	61,104			65,227			68,250

Total assets	$1,123,515			$1,017,116			$938,421

Liabilities and
Stockholders' Equity
Interest-bearing liabilities:
Interest-bearing demand	$103,611	164.16%		$101,943	160.16%		$93,778	116.12%
Savings and money
market	365,996	7,772	2.12	415,327	6,427	1.55	435,978	3,887.89
Time deposits	380,266	16,447	4.33	249,695	6,995	2.80	190,176	3,883	2.04
Borrowings	38,159	3,226	8.45	26,523	1,692	6.38	21,094	1,124	5.33

Total interest-bearing
liabilities	888,032	27,609	3.11	793,488	15,274	1.92	741,026	9,010	1.22

Non-interest-bearing
liabilities	157,644			151,380			133,585
Stockholders' equity	77,839			72,248			63,810

Total liabilities and
stockholders' equity	$1,123,515			$1,017,116			$938,421

Interest rate spread			3.46%			4.04%			4.25%

Net interest margin		$42,171	3.97%		$41,438	4.35%		$38,561	4.43%

     The rate/volume analysis on the next page is meant to show separately the relative contribution that changes in rates and in volume have on total net interest income year over year. By looking at these components separately, we can identify the sources from which revenue growth arises - changes in balances or changes in rates. Because each component requires different management techniques, for example: customer demand in the case of balances, and market interest rate changes in the case of rates, separating them gives us a clearer view for analyzing our results. In deriving the information, volume changes are computed by multiplying the volume difference by the prior year's rate. Rate changes are computed by multiplying the rate difference by the prior year's balance. The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the dollar amounts of the change in each.

5
	2006 compared to 2005				2005 compared to 2004
	Increase/(decrease)				Increase/(decrease)
	Due to change in				Due to change in
	Volume	Rate	Total		Volume	Rate	Total

Interest-earning assets:
Interest-bearing deposits with others	$(93)	37	(56	) $	33	57	90
Federal funds sold	362	388	750		(417)	331	(86)
Securities, taxable	743	117	860		177	150	327
Securities, tax-exempt	57	171	228		529	9	538
Loans, net	5,864	5,422	11,286		5,418	2,854	8,272

Total	6,933	6,135	13,068		5,740	3,401	9,141

Interest-bearing liabilities:
Interest-bearing demand	3	1	4		11	33	44
Savings and money market	(832)	2,177	1,345		(192)	2,732	2,540
Time deposits	4,633	4,819	9,452		1,422	1,690	3,112
Borrowings	881	653	1,534		322	246	568

Total	4,685	7,650	12,335		1,563	4,701	6,264

Net change	$2,248	(1,515)	733		$4,177	(1,300)	2,877

Provision for Loan Losses

     The provision for loan losses (a charge to earnings) in each period is a result of our judgment about the credit quality of the Company's assets. We present a detailed discussion and analysis in a following section entitled "Loan Loss Experience and Allowance for Loan Losses."

Other Income

     Other income is an important component of our total revenue, accounting for approximately 25%. It is composed mainly of revenues from (a) service charges on deposit accounts, (b) trust and investment services, and (c) mortgage banking. For the year ended December 31, 2006, other income increased $1.4 million or 11.0% from 2005, and for the year ended December 31, 2005, other income decreased $0.2 million or 1.4% from 2004.

     Service charges on deposit accounts increased 21.3% in 2006 from 2005, attributable to both increased transaction volume, and more significantly an increase in charges for certain transaction services. Service charges on deposit accounts rose 4.0% in 2005 from 2004, attributable to increased transaction volume derived from increases in underlying deposit accounts and the number of customers. Looking to 2007, we anticipate this income category to grow at a rate more closely matching the rate of deposit account growth - volume driven. We do not expect significant changes in our current transaction fee structure.

     Trust and investment services income increased $0.3 million or 7.1% in 2006 from 2005 ($0.5 million and 14.5% in 2005 over 2004). This income is principally derived from a combination of (1) the average market value of assets under administration, and (2) the mix of those underlying accounts. Income for 2006 grew at a slower rate when compared to 2005, principally due to sizeable estate income earned in 2005. This income is derived upon the settlement of a decedent's estate, the timing and amount of which is unpredictable. For the same reason, 2005's income grew at a faster rate than 2004's income.

     In 2005, we initiated a five-year program to substantially increase our assets under management. This plan includes increased marketing expenses, new product development and sales, and a review of current fees. We will focus on the population in our market area, including individuals, for-profit businesses, and not-for-profit entities.

     Our efforts are producing measurable results, as was shown not only in the revenue growth discussed above, but also in the assets we hold and manage for customers. As part of this program we purchased $66.6 million in trust relationships from another bank in our territory. We expect these relationships to contribute approximately $0.5 million in additional income annually. (Please also see Note 2 to the Consolidated Financial Statements.) The book value of total assets under administration amounted to $900.7 million at year-end 2006, which represented a $147.8 million or 19.6% increase over 2005's year-end balance.

     For 2007, we expect the increase to be similar to 2005's increase ($70.0 million), a year in which we did not have an acquisition. However, it may be higher depending upon the success of our efforts to establish a trust presence in the State of Florida. We announced in the third quarter our intention to form a wholly owned subsidiary of the Company in the State of Florida and open a trust and investment services office there. To counteract the adverse tax structure in New York State and allow customers to take advantage of potentially significant tax savings from establishing trusts in jurisdictions with laws favorable to the tax positions of wealthy clients, financial advisors are encouraging their wealthy clients to establish or change New York situs trust agreements: (1) to appoint non-New York State domiciliary trustees; or (2) to establish new trust agreements with a non-New York situs and a non-New York State domiciliary trustee. In many instances financial advisors are recommending that clients establish personal residency in another more tax-favorable jurisdiction. The potential tax advantages are derived from: (1) the ability to have income retained in a trust and capital gains realized in the trust be exempt from taxation in New York as a result of the provisions of the New York State Tax law; (2) the ability to avoid the New York State Estate Tax which was de-coupled from the Federal Estate Tax following the passage of the Economic Growth And Tax Relief Reconciliation Act of 2001; and, (3) the abolition or significant expansion of the Rule Against Perpetuities by many states, other than New York, which permits the establishment of "dynasty trusts." We have a number of customers who reside in Florida for substantial parts of the year, and these customers will be benefited by our plans.

     Our residential mortgage originations are handled through CNB Mortgage Company (CNB Mortgage), where its results are primarily reflected in the net gain on sale of mortgage loans. The line item has shown a consistent decline in the past few years, associated with both the end of the nation's refinance boom in 2003 and our placing more residential loans in our portfolio. Selling loans to the Bank reduces the one-time income from a sale to a third party, but creates more income (interest) over the long term as the loans remain in the Bank's portfolio. We expect a modest decline in this revenue for 2007. We expect a lower volume of loan originations during 2007 offset by a slightly lower percentage of loans sold to the Bank.

     We usually sell long-term, fixed-rate residential mortgages with loan-to-value ratios less than 85% to the Federal Home Loan Mortgage Corporation (Freddie Mac) to: (1) provide mortgage financing to homeowners we could not otherwise accommodate, because of our inability to fund the high demand for these loans with local deposits, and (2) to reduce our long-term interest rate risk. However, we continue to service these loans locally with our staff. Generally all residential mortgage loans with an original loan-to-value ratio greater than 85% are sold, with servicing released to third parties.

     The revenue generated by CNB Mortgage is dependent upon the volume of loans originated. This volume is composed of purchase money loans (loans to purchase a property) and refinance loans (loans that change the terms of an already existing loan). CNB Mortgage generally must originate approximately $85 million to $95 million to break even based on its current operating expense structure. During years without a refinance boom, the Company is more dependent upon purchase money mortgages. Since the refinance boom has abated, CNB Mortgage's profitability and resulting gain on sales of mortgages in 2007 is expected to be closer to 2006's results. For the years ended December 31, 2006, 2005, and 2004, CNB Mortgage originated the following types of loans (dollars in thousands):

	2006	2005	2004

Purchase money mortgages	$93,272	86,628	75,918
Refinance mortgages	27,851	31,897	48,527

Total mortgage originations	$121,123	118,525	124,445

Of which:
Sold to third parties	$76,717	96,065	112,251

Sold to Bank	$44,406	22,460	12,194

Percentage of total sold to Bank	36.7%	18.9%	9.8%

     Also declining in 2006 was net mortgage servicing income, which is composed primarily of service fees earned on loans sold to Freddie Mac, but serviced by us and service fees we earn on commercial loan participations. These loans, the balances of which fell in 2006, due to fewer sales to Freddie Mac, are expected to continue decreasing in 2007 for the same reason. (Residential loans sold to Freddie Mac and commercial loan participations are not included in the consolidated balance sheet.) We generally earn servicing fees equal to 25 basis points (1/4 of 1.00%) of the loan balances outstanding. Also included in this line is the amortization of mortgage servicing rights. We discuss these in greater detail in Note 6 to the Consolidated Financial Statements. At each of the three years ended December 31, 2006, 2005, and 2004, we were servicing the following types of loans (dollars in thousands):

	2006	2005	2004

Residential mortgages (sold to Freddie Mac)	$297,652	313,694	312,957
Commercial loans and mortgages (participations sold)	77,887	74,901	59,929

Total loans serviced for others	$375,539	388,595	372,886

     All other sources of other income increased $0.3 million in 2006 from 2005 and decreased $0.3 million in 2005 from 2004. The increase in 2006 was primarily due to higher earnings from non-marketable investments offset by lower letter of credit fees. The decrease in 2005 from 2004 was mainly associated with lower earnings from non-marketable investments and a one-time legal recovery in 2004. We expect 2007's income to be similar to 2006's income.

Operating Expenses

     In 2006, operating expenses increased $1.7 million or 5.0% over 2005, and in 2005 increased $1.5 million or 4.8% over 2004. Increases in these years came in all major expense categories and were attributed to continued growth in our operations and expansion in Monroe County. For 2007, we expect operating expenses to increase, but at a slower rate than in 2006 due to our internal focus on stabilizing expense growth.

     All of the increase in salaries and employee benefits in 2006 was attributable to wage increases and, in 2005 about half was attributable to wage increases and the other half attributable to benefit expenses, primarily for retirement plans. Total benefit costs in 2006 held steady versus 2005 with health and employee pension plan costs increasing, offset by reduced executive retirement plan costs due to a lower stock price in 2006. Total staff increased about 5.0% year over year.

     In both 2006 and 2005, occupancy expenses continued to grow with the growth in the number of offices, customers and costs. Included in this line are hardware and software maintenance costs, which are tied to the growth in customer accounts and our total assets. In September 2006, we opened our newest banking office in Geneva, New York, to serve trust and investment customers. Through our market analysis, we determined this location lacked dedicated trust and investment services offered by a full-service, commercial community bank. Our office will serve existing customers, customers associated with the trust relationships acquisition, and new customers in the surrounding area. This office is smaller than our full-service offices and has fewer staff, so it is not expected to be as costly to operate.

     Marketing (advertising and promotion) and public relations (contributions and entertainment) expenses grew in 2006 and 2005 associated with Trust services, discussed above. Through cost controls, we expect these expenses to fall in 2007. The remainder of operating expenses grew in each year mostly associated with our growth, and we expect the same for 2007.

Income Taxes

     Our effective income tax rate was approximately 26.5% to 27.5% in each of the past three years. These effective rates differ substantially from our marginal rate of about 39%, mainly due to our significant non-taxable interest income from state and municipal obligations. A full detail of these amounts can be found in Note 10 to the 2006 financial statements. We anticipate our 2007 effective tax rate will be in the 26% to 30% range and is mostly dependent upon the fiscal policy of New York State, as discussed in the following paragraph.

     Governor Spitzer proposed in his fiscal 2008 budget, a number of changes to the taxation of bank in New York State, which, if fully implemented would increase the Company's income tax expense by $0.5 million. The most significant is the proposed change in the tax treatment for certain mortgage investments. If passed by the New York State Legislature, we would, in order to retain our current profit margins, have to increase the cost of residential loans to borrowers by between one-eighth and one-quarter of a percentage point. We do not believe this proposed hidden tax on New York State residents is sound fiscal policy. We believe this ultimately will lead more financial institutions to move investments out of New York State into jurisdictions with lower tax rates.

FINANCIAL CONDITION

     As of December 31, 2006, total assets of the Company were $1,205.9 million, up from $1,071.8 million at year-end 2005. This increase was roughly divided between liquid investments (securities and federal funds sold) on the one hand, and loans on the other. These asset increases were funded by both deposit inflows and subordinated debentures.

     Cash and due from banks increased $0.4 million to $35.6 million, due to higher balances on hand at year end, associated with customer account growth and account activity. While this balance can fluctuate from day to day, depending upon customer transactions, we expect it to range between $25 million and $40 million on average. While endeavoring to maintain a sufficient supply of cash for our customers' needs, we also strive to minimize the amount of physical cash on hand, since this is a non-interest earning asset.

     The total of interest-bearing accounts with other financial institutions and federal funds sold rose at year-end 2006 from 2005. These balances generally reflect liquidity (cash) not invested in securities or loans. These balances are managed on a daily basis by representatives of our Asset / Liability Management Committee (ALCO). This liquidity is used to manage daily inflows and outflows of deposits and loans. Our target for these combined balances is $5 million to $20 million, but day-to-day balances will fluctuate within and around this range. During 2006, we averaged about $25.1 million, compared to $18.7 million in 2005. In 2006, we exceeded our target, because, while local demand for loans and securities was high, the interest rates at which these could be originated were below our targets. So in the face of rising interest rates, we chose to keep our liquidity in high-yielding, short-term instruments rather than long-term instruments at the same rates. The same trend may continue in 2007 if the yield curve remains flat or inverted.

     For the past few years, we've purchased about $2.0 million in premises and equipment, mostly for office improvements and technology upgrades. We expect a similar amount of investment in 2007, for facility renovations, equipment replacements and software and hardware purchases. All of these investments are funded from current operating cash flow. Additionally, we are actively seeking physical sites in our market to open new banking offices as well as in Florida to open a trust and investment office. To the extent these offices open in 2007, premises and equipment investments will be higher than the past few years, yet the overall investment recorded on our balance sheet may be lower following our sale-leaseback transaction.

     We disclosed in the third quarter that in October 2006, the Board of Directors of the Bank authorized management to execute a sale-leaseback transaction for six banking offices currently owned by the Bank. We expect the transaction to close in the first quarter of 2007. Upon the sale of these offices, the Bank expects to receive $4.0 to $6.0 million in cash, net of taxes, which we will reinvest in local loans and investments. These offices, with a depreciated cost of approximately $4.3 million, will be leased back by the Bank on a long-term basis. Any gain on sale will be deferred and amortized over the lease term. Any gain for income tax purposes will be recognized immediately. Such a sale-leaseback transaction allows the Bank to convert buildings, which are non-earning assets, into earning assets such as loans and investments, which support the growth and vitality of the Bank's community. Concurrently, it allows a real estate investor to earn a market rate of return on its investment in the buildings.

A more detailed discussion of the Company's principal interest-earning assets (securities and loans), and interest-bearing liabilities (deposits and borrowings), follows.

Securities Portfolio

     We maintain our portfolio of (investment) securities mostly in U.S. Treasury, U.S. Agency, and municipal obligations. We invest in securities with short to intermediate average lives in order to better match the interest rate sensitivities of our assets and liabilities. You can find more information about the carrying value of our securities at December 31, 2006, 2005 and 2004 in Note 3 to the Consolidated Financial Statements.

     Investment decisions are made within policy guidelines established by our Board of Directors. The investment policy is based on and supplements the Bank's Interest Rate Risk and Funds Management Policy (ALCO Policy), also established by our Board. Together these policies set financial and investment goals, which direct investment in all assets, including securities. The investment policy states that "... the Company shall invest funds not needed for local loans and mortgages in United States Government Bonds, United States Agency Bonds, Municipal Bonds, Corporate Obligations, and Money Market Instruments. The goal of the investment portfolio shall be to provide sufficient safety and liquidity in order to help meet the Company's needs and to produce income for the Company consistent with the safety features of quality, maturity, marketability, and risk diversification." The investment policy further limits total investments to no more than 40% of total Company assets. There are additional limits on asset classes (U.S. Treasury, U.S. Agency, etc.), issuers, ratings and maturities. Though allowed within our policy, we currently do not engage in securities hedging activities, interest rate risk swaps, or other programs involving the use of off-balance-sheet derivatives, and we do not anticipate doing so.

     We classify securities as either "available for sale" or "held to maturity." The classifications result in differing management and accounting treatments. Securities "available for sale" are used to absorb our available liquidity not used for lending purposes. These securities may or may not be held to their stated maturity, as demand for loan and deposit in- and out-flows change. Securities which we have both ability and intent to hold to maturity are classified as "held-to-maturity." Substantially all of these securities are pledged to collateralize municipal deposits. Municipalities in New York State are generally required to ensure deposits in excess of FDIC insurance limits, and are collateralized with eligible securities.

     During 2006, securities increased approximately $33.4 million, while in 2005 they increased approximately $16.0 million. The growth in each year came as a result of our investing funds from deposit growth and borrowings not used for originating loans or maintaining fed funds. Most of the securities portfolio is pledged to federal financial agencies and to secure municipal deposits. These deposits, in turn, are used to purchase securities of local municipalities, thereby recycling local deposits within our communities. Other securities consist mainly of high-grade corporate bonds, foreign bonds denominated in U.S. dollars and other local investments. We will vary the mix of taxable and tax-exempt securities from time to time depending upon the amount of our taxable income, the securities' tax-equivalent yield, and the supply of high-grade tax-exempt securities.

     Because changes in the interest rate environment impact the market value (price or fair value) of securities and because market interest rates often differ from the rates at which securities were purchased, the underlying price of securities will change from time to time. The price of a security will move inversely to interest rates. So generally if market rates are higher than that of the security, the fair value of the security will be lower than our cost. On the other hand, if market rates are lower than those of the security, the fair value of the security will be higher than our cost. The increase in market interest rates during 2005 had a negative impact on the market value of our securities, resulting in a decline to approximately 99.2% of amortized cost at both year-end 2006 and 2005. We expected this decline, and it is likely to continue in 2007, given the yields and maturities of our securities and seen in the following table. However, there are no securities whose value is considered to be other than temporarily impaired, requiring a write-down of carrying value in the income statement.

     The following table summarizes the maturities and weighted average yields of debt securities available for sale and held to maturity at their carrying value at December 31, 2006. In this table, we do not reflect yields on a tax-equivalent basis. Our small balance in mortgage backed securities is reported at its final stated maturity, notwithstanding that principal is prepaid regularly, reducing its effective maturity. US Agencies are obligations of U.S. government sponsored agencies (dollars in thousands).

			After		After
			One		Five
	One		through		through		After
	Year or		Five		Ten		Ten
	Less		Years		Years		Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Available for Sale
U.S. Agencies	$10,963	4.69%	$45,277	4.44%	$17,592	5.07%	$-	-%
State and municipal	1,160	2.84	18,352	3.55	15,979	3.67	-	-
Other	303	5.10	-	-	1,001	6.75	2,471	5.17

Total	$12,426	4.53%	$63,629	4.18%	$34,572	4.47%	$2,471	5.17%

			After		After
			One		Five
	One		through		through		After
	Year or		Five		Ten		Ten
	Less		Years		Years		Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Held to Maturity
U.S. Treasury	$6,954	1.98%	$4,995	4.75%	$-	-%	$-	-%
U.S. Agencies	4,992	4.16	-	-	-	-	17	8.00
State and municipal	22,452	3.96	67,012	3.91	30,570	3.88	663	4.60
Other	100	5.35	-	-	-	-	274	5.60

Total	$34,498	3.59%	$72,007	3.96%	$30,570	3.88%	$954	4.95%

Loans

     We describe below the types of loans we make and also present a table of their balances. The Bank's loan policies establish the general parameters of the types of loans that are desirable, emphasizing cash flow and collateral coverage. Credit decisions are made at the Bank by officers who have extensive personal experience with commercial and consumer lending, helping to ensure thorough underwriting and sound credit decisions. We have commercial, consumer, and residential mortgage loan policies approved by our Board. These policies establish the lending authority of individual loan officers as well as the loan authority of the Bank's Officers Loan Committee (OLC). Certain of the Bank's executives each have loan authority up to $1,000,000 while other officers' lending authorities are $250,000 or less. A combination of officers and credit analysts can jointly approve certain loans up to $500,000 and OLC up to $4,000,000. Loans over that amount generally must be approved by the Board or a designated committee of the Board.

     Loans are generally originated in our primary market area (Rochester Metropolitan Statistical Area (MSA)), but as a national bank, we can make loans to customers anywhere in the country. We use the same credit principles and guidelines for small, medium, and large credits. A borrower's cash flow, overall financial condition/capacity, character, and the collateral securing a loan are considered during the credit decision process. Specific emphasis is placed on the borrower's ability to generate cash sufficient to cover operations and financing costs when assessing the overall quality of a borrower's financial condition. The commercial policy limits loans to one borrower and any borrowing relationship, as well as concentrations of credit to particular industries. Federal banking regulations limit loans to one borrower (as defined) to 15% of the lending institution's regulatory capital. At December 31, 2006, this limit was approximately $15.8 million, and the Bank's largest committed borrowing relationship under these regulations was $12.1 million.

     Commercial, Financial, and Agricultural Loans: These loans generally include term loans and lines of credit. Such loans are made available to businesses for working capital (including inventory and receivables), business expansion (including acquisition of real estate, expansion and improvements) and equipment purchases. As a general practice, a collateral lien is placed on equipment or other assets owned by the borrower. These loans carry a higher risk than commercial real estate loans by the nature of the underlying collateral, which can be business assets such as equipment and accounts receivable. To reduce the risk, we attempt to secure real estate as collateral and obtain personal guarantees of the borrowers. To further reduce risk and enhance liquidity, these loans generally carry variable rates of interest, repricing in three- to five-year periods, and have a maturity of five years or less. Lines of credit generally have terms of one year or less and carry floating rates of interest (e.g., prime plus a margin).

     Commercial Mortgages: We make commercial real estate loans to finance the purchase of real property which generally consists of real estate with completed structures. These commercial real estate loans are secured by first liens on the real estate, which may include apartments, commercial structures housing businesses, healthcare facilities, and other non-owner- occupied facilities. The loans typically have variable interest rates, repricing in three-to five-year periods, and require principal payments over a 10- to 25-year period. Many of these loans include call provisions within 10 to 15 years of their origination. The underwriting analysis includes credit verification, independent appraisals, a review of the borrower's financial condition, and the underlying cash flows. These loans are typically originated in amounts of no more than 80% of appraised value of the property.

Residential Mortgages: We originate adjustable rate and fixed-rate, one-to-four family residential real estate loans collateralized by owner-occupied properties located in our market area. These loans are amortized over five to 30 years. Substantially all residential loans secured by first mortgage liens are originated by CNB Mortgage and sold to either the Bank or third-party investors. Generally, fixed-rate mortgage loans with a maturity or call date of ten years or less are retained in our portfolio. For longer term, fixed-rate residential mortgages without escrow, we retain the servicing, but sell the right to receive principal and interest to Freddie Mac. All loans not retained in the portfolio or sold to Freddie Mac are sold to unrelated third parties with servicing released. This policy allows us to manage interest rate risk, liquidity risk and loss risk. From time to time, we may also purchase residential mortgage loans which are originated and serviced by third parties.

     In originating residential mortgage loans, we usually use Freddie Mac underwriting, appraisal, and servicing guidelines. Loans on one-to-four family residential real estate are mostly originated in amounts of no more than 85% of appraised value or have private mortgage insurance. Mortgage title insurance and hazard insurance are normally required.

     We also make construction, home equity lines of credit and second mortgages (loans secured by a second [junior] lien position on one-to-four family residential real estate). These loans carry a higher risk than first mortgage residential loans as they are in a second position relating to collateral or secured by an incomplete dwelling in the case of construction loans. Risk is reduced through underwriting criteria, which include credit verification, appraisals, a review of the borrower's financial condition and personal cash flows. A security interest, with title insurance when necessary, is taken in the underlying real estate.

     Consumer Loans: We fund a variety of consumer loans, including direct and indirect automobile loans, recreational vehicle loans, boat loans, aircraft loans, home improvement loans, and personal loans (collateralized and uncollateralized). Most of these loans carry a fixed rate of interest with principal repayment terms typically ranging from one to ten years, based upon the nature of the collateral and the size of the loan. The majority of consumer loans are underwritten on a secured basis using the underlying collateral being financed or a customer's deposit account.

     The loan portfolio was composed solely of domestic loans with their concentrations set forth in the schedule of loan classifications below. We are not aware of any material concentrations of credit risk to any industry or individual borrower. The following summary shows the classifications of loans by category as of the year end for the past five year.

Composition of Loan Portfolio
As of December 31,
(Dollars in thousands)
	2006	2005	2004	2003	2002

Commercial, financial, and agricultural	$188,518	167,750	151,343	120,920	109,317
Commercial mortgage	323,478	311,652	279,731	273,512	264,132
Residential mortgage - first lien	106,749	65,238	47,479	44,487	51,291
Residential mortgage - junior lien	67,871	59,758	56,492	47,488	39,041
Consumer
Automobile - indirect	136,040	142,141	111,506	90,336	87,775
Other	23,075	24,077	22,401	20,887	22,371
Other	3,653	3,681	5,051	2,438	10,926

	849,384	774,297	674,003	600,068	584,853
Plus: Net deferred loan costs	4,313	4,542	3,085	2,178	1,972
Less: Allowance for loan losses	(9,041)	(7,986)	(7,215)	(6,331)	(6,162)

Loans, net	$844,656	770,853	669,873	595,915	580,663

     Gross loans increased $75.1 million in 2006 with growth in all categories except consumer loans. Loan demand remained strong in our market, particularly in the commercial and residential areas, where rates received on these assets met or exceeded our internal targets. First lien residential mortgages grew at a faster rate than in most recent years, associated with the rise in mortgage interest rates and the introduction of our ten-year, fixed-rate callable product. As rates rise, customers are attracted to our portfolio products, and we retain more originations in portfolio as they carry more attractive interest rates. We scaled back the origination of consumer loans, particularly indirect automobile loans, as competition from manufacturers and other financial institutions set rates at uneconomical levels. We will continue to originate these loans during periods when rates received are attractive relative to other loan products.

     Excluded from the balances in the table are loans serviced for others, the balances of which are shown in the Other Income section. We sell some residential and commercial loans, but retain the servicing to manage liquidity and interest rate risk, while continuing to meet the needs of our customers.

     Overall, we are projecting the net balance of loans will increase just under 8% in 2007, with a continued focus on greater net growth in the non-commercial portfolios (loans to individuals). Since our expansion beginning in the late 1990s, the loan portfolio mix had moved from 50% commercial, 50% individual to 64% / 36% , and stood at 60% / 40% at year-end 2006. We believe a balanced mix of these assets provides an optimal level of credit, interest rate, and liquidity risk. To accomplish these goals over time, we plan to increase consumer loans as well as first-and second-lien residential real estate loans. Additionally, we will continue to utilize commercial loan participations.

Loan Quality

     Poor credit quality can cause a bank to fail. Therefore, we are diligent in initial underwriting and subsequent asset management to measure, monitor and manage credit risk. The quality of the loan portfolio, as measured by the ratio of non-performing loans to total loans, has mirrored the economy, with the measure worsening in the early years of the decade and improving since then. The highest balances of non-performing assets are concentrated within a relatively few relationships primarily in the health-care and real estate investment sectors. We are actively working with the borrowers to resolve their credit difficulties, and we do not anticipate significant loan losses as a result of these relationships. We generally seek to work with borrowers in resolving their credit issues, rather than forcing business bankruptcy, liquidation, or sale. We believe this strategy provides longer term value to the Company, the community and our customers and their employees, but it can result in a higher ratio of non-performing assets relative to our peers. At December 31, 2006, we are not aware of any potential material problem loans not already reported in the table below. Given the nature of our business, it is reasonable to assume there will be problem loans in the future.

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

     Interest can be earned on a cash basis for these loans in non-accrual status, and it amounted to $63,000 in 2006, $53,000 in 2005, and $52,000 in 2004. Had all non-accrual loans been current in accordance with their original terms, we would have recognized additional interest income approximating $536,000, $752,000, and $700,000 during 2006, 2005, and 2004, respectively.

     Occasionally we will foreclose on mortgaged properties. These foreclosures are carried in Other real estate owned in the Other assets section of the balance sheet. At December 31, 2006, we had one commercial and one residential property in other real estate owned both of which are under contract to sell in 2007 at their current carrying value. During 2006, we acquired and sold one residential property at book value. As with non-performing loans, we can anticipate additions and dispositions of other real estate in the future.

The following table summarizes non-performing assets as of December 31 for each of the last five years (dollars in thousands).

	2006	2005	2004	2003	2002

Loans past due 90 days or more and accruing:
Commercial, financial, and agricultural	$262	73	77	7	16
Real estate-commercial	147	-	-	-	-
Real estate-residential	34	167	68	23	154
Consumer and other	218	172	197	86	151

Total past due 90 days or more and accruing	661	412	342	116	321

Loans in non-accrual status:
Commercial, financial, and agricultural	1,208	1,325	1,442	1,995	2,938
Real estate-commercial	4,394	5,670	6,510	7,419	7,241
Real estate-residential	813	263	265	225	501
Consumer and other	30	10	-	320	327

Total non-accrual loans	6,445	7,268	8,217	9,959	11,007

Total non-performing loans	7,106	7,680	8,559	10,075	11,328

Other real estate owned:
Commercial	251	-	-	421	421
Residential	41	62	-	59	-

Total other real estate owned	292	62	-	480	421

Total non-performing assets	$7,398	7,742	8,559	10,555	11,749

Non-performing loans to total period-end loans	0.84%	0.99%	1.27%	1.68%	1.94%

Non-performing assets to total
period-end loans and other real estate	0.87%	1.00%	1.27%	1.76%	2.01%

Allowance to non-performing loans	127.23%	103.98%	84.30%	62.84%	54.40%

Loan Loss Experience and Allowance for Loan Losses

     Our policy for, and the determination of the appropriate balance of, the allowance for loan losses is our most difficult, subjective, and complex accounting estimate. It is also inherently uncertain, since it is a projection of the future, based on past results. Therefore, we consider this a critical accounting policy. Our policy and methodology for its calculation are set forth in Note 1 to the Consolidated Financial Statements.

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

The following table summarizes the changes in the allowance for loan losses for each of the last five years (dollars in thousands).

	2006	2005	2004	2003	2002

Balance at beginning of year	$7,986	7,215	6,331	6,162	5,480

Provision charged to operations	1,831	2,087	1,680	1,250	2,306

Charge-offs:
Commercial, financial and agricultural	(188)	(351)	(612)	(903)	(886)
Real estate-commercial	(353)	(327)	-	-	-
Real estate-residential	(34)	(8)	-	(6)	-
Consumer and other	(1,081)	(1,289)	(842)	(714)	(1,189)

	(1,656)	(1,975)	(1,454)	(1,623)	(2,075)

Recoveries:
Commercial, financial and agricultural	231	115	165	172	51
Real estate-commercial	-	-	-	-	-
Real estate-residential	6	1	2	-	5
Consumer and other	643	543	491	370	395

	880	659	658	542	451

Net charge-offs:	(776)	(1,316)	(796)	(1,081)	(1,624)

Balance at end of year	$9,041	7,986	7,215	6,331	6,162

Net charge-offs to average loans	0.10%	0.18%	0.13%	0.19%	0.30%

Allowance to total loans	1.06%	1.03%	1.07%	1.06%	1.05%

     The allowance for loan losses was $9.0 million at December 31, 2006, up from $8.0 million at December 31, 2005. Net charge-offs to average loans decreased for the year and were lower than our most recent historical range, principally due to higher recoveries. Net charge-offs associated with consumer loans spiked somewhat in 2005, which were impacted by changes in the federal bankruptcy law near year-end 2005. At that time, there was an increase in bankruptcy filings. We believe, but cannot be sure, that some of these filings would have occurred in the first half of 2006 if not for the change in the law. For 2007, we expect a return to our historical level of net charge-offs in the 15 to 20 basis point range.

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

	2006		2005		2004		2003		2002

	$(1)	% (2)	$(1)	% (2)	$(1)	% (2)	$(1)	% (2)	$(1)	% (2)

Commercial(3)	$4,245	60.3%	$4,103	61.9%	$4,399	64.0%	$4,706	65.5%	$4,077	63.6%
Residential	950	20.6	563	16.1	412	15.4	60	15.3	114	15.4
Consumer	3,846	19.1	3,320	22.0	2,404	20.6	1,565	19.2	1,971	21.0

	$9,041	100.0%	$7,986	100.0%	$7,215	100.0%	$6,331	100.0%	$6,162	100.0%

(1) Amount of allowance for loan losses
(2) Percent of loans in each category to total loans
(3) Includes Commercial, financial, agricultural, and commercial real estate.

     Though the largest portfolio balance is commercial loans and the largest allocation of the allowance is for commercial loans, the highest percentage of net charge-offs relative to the underlying portfolio is in the consumer portfolio, as these are charged off faster than commercial loans, and the collateral securing the loans tends to be of lower value, resulting in lower recoveries. Thus, the allocation of the allowance to the consumer portfolio has increased since 2003. We have also increased our allocation to the residential loan portfolio in recognition of the growth in these loans and an increase in the amount of delinquent payments.

     We consider the allowance for loan losses to be at a level adequate to cover probable losses in the loan portfolio. The allowance for loan losses stood at 127.2% of non-performing loans at year-end 2006 and 104.0% at year-end 2005. We saw improvement in loan quality in 2006, as measured by a reduction in non-performing loans. We also experienced slower portfolio growth relative to 2005; therefore, the provision for loan loss decreased to $1.8 million in 2006 versus $2.1 million in 2005.

Funding sources - Deposits and Borrowings

     Our principal sources of funding assets are deposits and borrowings. Set forth below and in Notes 7, 8 and 9 of the Consolidated Financial Statements is more detailed information about deposits and borrowings at period ends and during the year.

The following tables summarize the average deposits and average rates paid during each of the three years presented (dollars in thousands).

	2006		2005		2004

	Amount	Rate	Amount	Rate	Amount	Rate

Non-interest-bearing demand	$150,227	--%	$144,663	--%	$126,301	--%
Interest-bearing demand	103,611.16		101,943.16		93,778.12
Savings and money market	365,996	2.12	415,327	1.55	435,978.89
Time	380,266	4.33	249,695	2.80	190,176	2.04

	$1,000,100	2.44%	$911,628	1.49%	$846,233.93%

The following table sets forth time deposits of $100,000 or greater classified by the time remaining until maturity which were on deposit as of December 31, 2006 (dollars in thousands).

3 months or less	$199,700
4 through 6 months	11,048
7 through 12 months	23,826
Over 12 months	11,587

$246,161

     Total deposits at December 31, 2006, were $1,059.3 million and were up $92.2 million (9.5%) from December 31, 2005, due mainly to the success of our Options™ and Choice™ checking products for consumers, businesses and municipalities. The growth exceeded our 6% target with checking accounts and time deposits being the principal drivers of growth during the year, while savings and money market accounts fell. Continued rising interest rates caused consumers, businesses and municipalities to follow the trend we saw in 2005 and move their excess cash from lower yielding savings and money market accounts to higher yielding time deposits, locking in these higher rates.

     Overall, deposit growth was distributed fairly evenly between Ontario County and Monroe County; however, municipal deposit growth was higher in Ontario County, while retail and business deposit growth was higher in Monroe County. Retail deposits in our Ontario County offices grew approximately 5.8% during the year, while they grew 10.2% in our Monroe County offices. For 2007, we anticipate an overall 6.6% deposit growth rate.

     There were no short-term borrowings outstanding at either year-end 2006 or 2005. Depending upon our liquidity needs, we might use short-term borrowings in 2007 from time to time, as we have in the past. Short-term borrowings from the Federal Home Loan Bank of New York, collateralized by residential mortgages, are used from time to time to fund near term liquidity needs. More information about our borrowings and borrowing capacity can be found in Notes 8 and 9 to the Consolidated Financial Statements.

In 2006, we issued $30.9 million of junior subordinated debentures. The terms of the debt and use of its proceeds are more fully described in Note 9 to the Consolidated Financial Statements.

Liquidity

     Our Board of Directors has set general liquidity guidelines for management to meet, which can be summarized as: the ability to generate adequate amounts of cash to meet the demand from depositors who wish to withdraw funds, borrowers who require funds, and capital expansion. Liquidity is produced by cash flows from our operating, investing, and financing activities.

     Liquidity needs generally arise from asset originations and deposit outflows. Liquidity needs can increase when asset origination (of loans and investments) exceeds net deposit inflows. Conversely, liquidity needs are reduced when the opposite occurs. In these instances, the needs are funded through short-term borrowings, while excess liquidity is sold into the Federal Funds market.

     We have two primary sources of non-customer (wholesale) liquidity: the Federal Home Loan Bank of New York (FHLB) and the Federal Reserve Bank of New York, the details of which are set out in Note 8 to the Consolidated Financial Statements.

     Secondarily, we occasionally use the liquidity source of time deposit sales in the national brokered market. We will use this source from time to time to manage both liquidity and interest rate risk as conditions may require. At December 31, 2006, we had $14.4 million outstanding of these "brokered deposits" and $20.2 million at December 31, 2005. It is possible we will renew existing or increase the balance of brokered deposits if our internal models dictate the need for additional long-term funds.

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

As measured using the Consolidated Statement of Cash Flows, for the year ended December 31, 2006, we generated $22.5 million in net cash and equivalents versus using $21.2 million in 2005.

     Net cash provided by operating activities was $15.4 million in 2006 and $17.0 million in 2005. Both the largest source and use of operating cash in each year were mortgage banking-related activities. However, activity in 2006 continued to fall from previous years. We expect 2007's operating activities to approximate 2006's level.

     Cash used by investing activities in 2006 fell from 2005, while 2005's activity was significantly higher than 2004's activity. Net purchases of securities increased in 2006 from 2005, while net loan originations followed the opposite trend. The shift in 2006 was a result of our close management of the origination of assets and at what rates and maturities we originated them. Given the slope of the yield curve in 2006, interest rate trends, and our anticipated retirement of $20.6 million of subordinated debentures in 2007, we allocated more balance sheet growth to securities from loans. We expect cash used by these activities to be lower in 2007 than cash used in 2006.

     Cash provided by financing activities was $118.0 million in 2006 versus $85.6 million in 2005. Deposit increases were the main contributor in both years, reflecting the Company's growth in customers and market share, and the major source was time deposits. We also issued $30.9 million of junior subordinated debentures.

For 2007, cash required for anticipated growth is expected to come from consumer and business deposits, which in turn will come mainly from Monroe County sources.

     Less material, but a part of our ongoing operations, and expected to be funded by normal operations, are liquidity uses such as lease obligations and long-term debt repayments. A summary of these required commitments is included in the table below and details can be found in Notes 8, 9, 15 and 16 to the Consolidated Financial Statements. We have included $20.6 million of junior subordinated debentures in the "One Year or Less" category as we intend to retire this debt in 2007, notwithstanding its maturity date of June 2032. Contingent funding commitments associated with extensions of credit to customers are set out in Note 16 to the Consolidated Financial Statements (dollars in thousands).

Payment due by period

				After
			One	Three
			Year	Years	More
		Less	Through	Through	Than
		Than one	Three	Five	Five
	Total	Year	Years	Years	Years

All long-term debt	$52,371	20,655	72	673	30,971
Operating leases	8,714	1,205	2,112	1,052	4,345
Trillium Lakefront Partners	267	267	-	-	-

Total	$61,352	22,127	2,184	1,725	35,316

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

     Interest rate risk management focuses on maintaining consistent growth in net interest income within Board-approved policy limits while taking into consideration, among other factors, overall credit risk, operating income, operating costs, and available capital. Our Asset/Liability Committee (ALCO) includes the Bank's president and senior officers in various disciplines including Treasury, Finance, Commercial Lending, Retail Lending and Sales. The Committee reports to the Board on its activities to monitor and manage interest rate risk.

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

     ALCO's principal focus is net interest income at risk. We use a net interest margin shock simulation model as one method to identify and manage our interest rate risk profile. The model measures projected net interest income "at-risk" and anticipated resulting changes in net income and economic value of equity. The model is based on expected cash flows and repricing characteristics for all financial instruments at a point in time and incorporates our market-based assumptions regarding the impact of changing interest rates on these financial instruments over a twelve-month period. We also incorporate assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates. These assumptions are inherently uncertain and, as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income. While actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes, as well as changes in market conditions and management strategies, this model has proven an important guidance tool for ALCO. The following table sets forth the results of this model at December 31, 2006.

Changes in Interest	Estimated
Rates	Percentage Change in
(basis points)	Future Net Interest Income

+200	1%
+100	(3)
No change	-
-100	3
-200	(2)

     We measure net interest income at risk by estimating the changes in future net interest income resulting from instantaneous and sustained parallel shifts in interest rates of plus or minus 200 basis points over a twelve-month period. This provides a basis or benchmark for ALCO to manage the Company's interest rate risk profile. At December 31, 2006, a small upward shock would cause a modest reduction in net interest income, due to our gap position (discussed below); however, a larger shock would be slightly beneficial as asset yields would rise by more than liability costs. A small downward shock would result in an increase in net interest income, because rates paid on liabilities would fall more than yields earned on assets; however, a larger downward shock would result in larger fall in asset yields, as liability costs would reach a floor near zero percent. We recognize the model only provides a benchmark, because it makes the simplifying assumptions that: (1) interest rates will move in a parallel direction with no change in the yield curve; (2) the interest rate moves will be instantaneous and sustained; and (3) there will be no change in the product mix as determined by customer demand or pricing policies by management.

     For 2007, we expect market interest rates to rise up to 25 basis points from their year-end values on the short end of the treasury yield curve, but fall 50 or more basis points later in the year. We also believe middle and long term rates will rise about 50 basis points, bringing a positive slope to the yield curve. Fed funds will fall about one percentage point.

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

     The following table presents an analysis of our interest rate sensitivity gap position at December 31, 2006, while the table thereafter provides additional detail of the interest sensitivity of certain commercial loans. Interest-earning assets are shown based on the earlier of their contractual maturity or repricing date. Securities include the market value of available-for-sale securities, amortized cost of held-to-maturity securities, FRB and FHLB stock. Callable securities are shown at their stated maturity. Loans, without deferred costs, include principal amortization adjusted for estimated prepayments (principal payments in excess of contractual amounts) and non-accrual loans. All interest-bearing liabilities are shown based on the earlier of their contractual maturity or repricing date with no adjustment for decay (withdrawal) rates. Borrowings include the junior subordinated debentures. Because the interest rate sensitivity levels shown in the table could be changed by external factors such as loan prepayments and liability decay rates, or by factors controllable by us such as asset sales, it is not an absolute reflection of our potential interest rate risk profile.

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

     The table indicates that $443.9 million more of interest-bearing liabilities (than interest-earning assets) will reprice in the 0-3 month range. For the 4-12 month period, we are asset sensitive, as $3.1 million more of interest-earning assets are repricing than interest-bearing liabilities. For the entire one-year range, we are repricing $440.8 million more interest-bearing liabilities than assets and at 51.1% is within our gap ratio targets of 30% to 125%. We are also asset sensitive at $318.5 million for the one-to-three year range, $178.1 million for the three-to-five year range, and $131.8 million over five years. For the entire portfolio range, we are asset sensitive at $187.7 million versus asset sensitive of $175.9 million last year, mostly reflecting the growth in non-interest-bearing demand accounts.

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

Interest Rate Sensitivity Gap
December 31, 2006
(Dollars in thousands)
	Maturity/Repricing Period

	Within 3	4 to 12	13 to 36	36 to 60	Over 60
	Months	Months	Months	Months	Months

Interest-earning assets:
Interest-bearing deposits
and federal funds sold	$36,411	581	756	-	-
Securities	8,400	38,524	63,684	71,952	70,264
Loans	265,030	111,211	304,657	106,872	61,614

Total interest-earnings assets	309,841	150,316	369,097	178,824	131,878

Interest-bearing liabilities:
NOW accounts	110,507	-	-	-	-
Savings and money market	363,795	-	-	-	-
Time deposits	227,877	147,145	50,506	18	-
Borrowings	51,556	27	72	673	43

Total interest-bearing liabilities	753,735	147,172	50,578	691	43

Interest rate sensitivity gap	$(443,894)	3,144	318,519	178,133	131,835

Cumulative gap	$(443,894)	(440,750)	(122,231)	55,902	187,737

Cumulative gap ratio(1)	41.1%	51.1%	87.2%	105.9%	119.7%

Cumulative gap as percent of total assets	(36.8)%	(36.5)%	(10.1)%	4.6%	15.6%

(1) Cumulative total interest-earning assets divided by cumulative total interest-bearing liabilities.
17
		After
		One
	One	through	After
	Year or	Five	Five
	Less	Years	Years	Total

Commercial, financial and agricultural	$17,335	$61,867	$109,316	$188,518
loans maturing after one year:
with a predetermined interest rate		33,833	14,570	48,403
with a floating or adjustable rate		28,034	94,746	122,780

Capital and Dividends

     The Company and Bank are each subject to certain regulatory capital requirements. We believe that as of December 31, 2006, the Company and Bank each exceeded all capital requirements to which they were subject. A full description of these requirements and applicable calculations are set out in Note 17 to the Consolidated Financial Statements.

     Our goal is to maintain the Company's and Bank's categorization as "well capitalized." As reported in previous filings, the accelerated expansion plan set out in 1998 anticipated a reduction in the capital ratios. Our current plan calls for the Company and Bank to remain at well-capitalized status. This will be accomplished mainly through balancing asset growth and net capital formation (net income less dividends and treasury stock purchases). We can take other steps to improve capital ratios as considered necessary, such as dividend reductions, asset sales, issuing equity securities, or issuing additional debt qualifying as regulatory capital and other means. None of these are contemplated in 2007.

     We expect capital to increase in 2007. Considering our strong results in 2006, we raised our semi-annual dividend in January 2007, to $3.90 compared to $3.30 in the first half of 2006. We also paid a semi-annual cash dividend of $3.70 per share in August 2006. Together these totaled $3.4 million or $7.00 per outstanding common share in 2006 versus $2.9 million or $6.05 per outstanding common share in 2005. Payment of dividends by the Bank to the Company is limited in certain circumstances, which are discussed in Note 11 to the Consolidated Financial Statements. You can find historical dividend information in the Common Stock Data section below and the Financial Highlights. While we cannot provide assurance that the amount and timing of dividends paid in recent years will continue, we have no knowledge of current activities that would require us to reduce dividends or change the timing of their payment.

     We expect common shares to be available in the open market resulting from stock option exercises and shareholders' sales. From time to time, we may buy shares into treasury which we use to fund our ESOP and other employee awards, including the annual Arthur S. Hamlin Award.

Off Balance Sheet Arrangements

     We offer certain financial products which are not recorded on our balance sheet because actual funds have not been extended. These are in the form of standby letters of credit and loan commitments. We have enumerated these in Note 16 to the Consolidated Financial Statements. At December 31, 2006, there were no material commitments to extend credit which represent unusual risks outside of our normal course of business.

New Accounting Standard to be Implemented in Our 2007 Financial Statements

     The Financial Accounting Standards Board (FASB) issued Statement No.155, Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140 (SFAS No.155) in February 2006. This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets." In particular, this Statement (a) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, (b) clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, (c) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, (d) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and (e) amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

     This Statement revises financial reporting by eliminating the exemption from applying Statement 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. This Statement also improves financial reporting by allowing a preparer to elect fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement (new basis) event, on an instrument-by-instrument basis, in cases in which a derivative would otherwise have to be bifurcated. Providing a fair value measurement election also results in more financial instruments being measured at what the FASB regards as the most relevant attribute for financial instruments, fair value.

This Statement will be effective for us beginning in 2007; however, we believe it will have little impact on our financial position or results of operations, since we do not generally invest in financial instruments subject to this Statement.

     In March 2006, FASB issued Statement No. 156, Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140 (SFAS No.156). This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement (a) generally requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract, (b) requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable, (c) permits an entity to choose either the "amortization method" or "fair value measurement method" as subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities, and (d) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

     Under this Statement, an entity can elect subsequent fair value measurement of its servicing assets and servicing liabilities by class, thus simplifying its accounting and providing for income statement recognition of the potential offsetting changes in fair value of the servicing assets, servicing liabilities, and related derivative instruments. An entity that elects to subsequently measure servicing assets and servicing liabilities at fair value is expected to recognize declines in fair value of the servicing assets and servicing liabilities more consistently than by reporting other-than-temporary impairments.

     SFAS No.156 is effective for us beginning in 2007. This statement will impact our accounting for mortgage servicing rights. It will impact initial measurement of the servicing rights, which are currently valued using an allocated fair value approach. We believe the transition to full fair value will have an impact of less than 5% ($25,000 per annum) from our current measurement methodology. There will be no change in subsequent measurement, wherein we use the "amortization method."

     In September 2006, the FASB issued Statement No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R). We do not provide defined benefits plans to our employees. All of our benefit plans are defined contribution plans. Accordingly, this statement will have no impact on our Company

     The FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (FIN No.48), in June 2006. FIN 48 is intended to clarify the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

     The evaluation of a tax position in accordance with this interpretation is a two-step process: (1) The enterprise determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the enterprise should presume that the position will be examined by the appropriate taxing authority that would have full knowledge of all relevant information. (2) A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

     Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in one of the following: Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met or previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

     This interpretation is effective for the Company beginning in 2007 and we believe it will have no impact on our financial condition or results of operations upon adoption, but could impact income tax expense in subsequent periods.

New Accounting Standard to be Implemented in Our Financial Statements in Later Years

     FASB issued Statement No. 157, Fair Value Measurements, in September 2006. This Statement provides guidance for using fair value to measure assets and liabilities and requires expanded disclosures about the extent to which companies measure assets and liabilities at fair value, and the effect of fair value measurements on earnings. This standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances.

Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. The standard clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, for example, the reporting entity's own data. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy.

     The statement is effective for us beginning in 2008. Because this is a disclosure-based statement, it will have no impact on our financial position or results of operations; however we may be required to provide additional disclosures in our financial statements relative to fair-value measurements.

Summary Quarterly Financial Data

     In the tables below, we present summary quarterly financial results for each of the quarters in the years ended December 31, 2006, and 2005. The sum of each quarter's earnings per share data may differ from the full year's results due to rounding (in thousands except share data).

2006 Quarters:	1st	2nd	3rd	4th

Net interest income	$9,746	$9,815	$10,013	$10,126
Provision for loan losses	(496)	(355)	(615)	(365)
Non-interest income	3,366	3,262	3,457	3,757
Operating expenses	(8,818)	(9,010)	(8,776)	(8,957)
Income taxes	(1,045)	(1,020)	(1,122)	(1,057)

Net income	$2,753	$2,692	$2,957	$3,504

Basic earnings per share	$5.74	$5.62	$6.19	$7.18

Diluted earnings per share	$5.59	$5.49	$6.05	$7.34

2005 Quarters:
Net interest income	$9,234	$9,795	$9,689	$9,895
Provision for loan losses	(420)	(460)	(420)	(787)
Non-interest income	3,181	3,366	3,000	3,270
Operating expenses	(8,205)	(8,534)	(8,255)	(8,866)
Income taxes	(1,056)	(1,202)	(1,160)	(840)

Net income	$2,734	$2,965	$2,854	$2,672

Basic earnings per share	$5.70	$6.17	$5.95	$5.56

Diluted earnings per share	$5.43	$5.99	$5.79	$5.42

Net income for the fourth quarter of 2006 was positively impacted by higher non-interest income, principally from comparatively higher mortgage origination income.

     During the fourth quarter 2005, we recorded a fairly substantial provision for loan losses, primarily associated with a charge-off of a portion of a non-accrual, commercial real-estate loan and additional consumer loans driven by a change in federal bankruptcy law. Also in the fourth quarter of 2005, we recorded higher operating expenses than in prior quarters of the year. These increases were associated with higher retirement and incentive compensation accruals; higher costs for marketing, postage and stationery; higher processing fees for electronic banking services; and higher external audit fees associated with the myriad financial, regulatory, and compliance examinations to which we are subject.

20
Our Common Stock

     At January 31, 2007, we had approximately 1,200 shareholders of record. Information about beneficial ownership of the Company's stock by directors and certain officers is set forth in the Proxy Statement. Market value and dividend information is set forth in the table below, and a performance graph comparing the total return of the Company's common stock to related stock market indices can be found in our Form 10-K.

     The Company's stock is not actively traded. In addition, it is not listed with a national securities exchange; therefore, no formal bid and asked-for quotations are available. Due to the limited number of known transactions, the quarterly high, low and weighted average sale prices may not be indicative of the actual market value of the Company's stock. The following table sets forth a summary of information, known by us, about the Company's common stock traded in open-market transactions during each period. Also included are the book value at quarter end, and semi-annual dividends paid per share since the first quarter of 2004.

	#	Quarterly	Quarterly	Quarterly
	Shares	High	Low	Average	Book	Dividend
	Sold	Sales Price	Sales Price	Sales Price	Value	Paid

2006
4th Quarter	944	$350.00	$321.00	$338.95	$175.32
3rd Quarter	597	$353.00	$322.75	$335.28	$168.11	$3.70
2nd Quarter	500	$377.10	$322.75	$352.43	$163.99
1st Quarter	1,272	$405.00	$331.75	$351.89	$160.02	$3.30

2005
4th Quarter	1,300	$400.00	$342.75	$361.07	$159.48
3rd Quarter	682	$401.00	$360.00	$373.20	$154.86	$3.20
2nd Quarter	802	$410.50	$351.25	$371.88	$153.75
1st Quarter	500	$420.00	$365.00	$382.67	$146.57	$2.85

2004
4th Quarter	1,505	$421.00	$311.00	$376.70	$145.83
3rd Quarter	600	$401.96	$380.00	$384.25	$140.19	$2.70
2nd Quarter	400	$410.00	$350.00	$361.46	$134.38
1st Quarter	1,371	$391.65	$310.00	$328.61	$131.64	$2.60

     The following table sets forth, for monthly period indicated in 2006, the total number of shares purchased and the price paid per share by The Canandaigua National Bank and Trust Company (Bank) for the Arthur S. Hamlin award and the Canandaigua National Corporation for treasury. Each of these entities is considered affiliated purchasers of the Company under Item 703 of Regulation S-K. The Company and Bank purchase prices per share were determined based on the most recent open-market transaction know to us immediately preceding the purchase.

	Total	Average
	Shares	Price Per
Date	Purchased (#)	Share ($)	Purpose
March 2006	2,071	$ 351.89	Treasury
April 2006	765	$ 351.89	Treasury
May 2006	174	$ 351.89	Treasury
June 2006	7	$ 352.43	Arthur S. Hamlin Award
June 2006	2,024	$ 352.43	Treasury
August 2006	323	$ 352.43	Treasury
September 2006	1,052	$ 335.28	Treasury
November 2006	215	$ 336.13	Treasury
December 2006	1,025	$ 338.50	Treasury

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

Management assessed the Company's internal control over financial reporting presented in conformity with both U.S. generally accepted accounting principles and call report instructions as of December 31, 2006. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-An Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2006, the Company maintained effective internal control over financial reporting presented in conformity with both U.S. generally accepted accounting principles and call report instructions.

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

Management assessed compliance with the aforementioned designated safety and soundness laws and regulations. Based on this assessment, management believes that the Company complied, in all material respects, with such designated laws and regulations relating to safety and soundness during the year ended December 31, 2006.

February 8, 2007

/s/ George W. Hamlin, IV	/s/ Lawrence A. Heilbronner
George W. Hamlin, IV	Lawrence A. Heilbronner
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Canandaigua National Corporation:

We have audited management's assessment, included in the accompanying Management Report on the Effectiveness of Internal Controls over Financial Reporting, that Canandaigua National Corporation (the Company) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

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

In our opinion, management's assessment that Canandaigua National Corporation maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Canandaigua National Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We do not express an opinion or any other form of assurance on management's statement referring to compliance with laws and regulations.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Canandaigua National Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and our report dated February 8, 2007 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP
Rochester, New York
February 8, 2007

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Canandaigua National Corporation:

We have audited the accompanying consolidated balance sheets of Canandaigua National Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Canandaigua National Corporation and subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Canandaigua National Corporation's internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 8, 2007 expressed an unqualified opinion on management's assessment of, and the effective operation of, internal control over financial reporting.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Standards No. 123R, Share-Based Payment.

/s/ KPMG LLP
Rochester, New York
February 8, 2007

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2006, and 2005 (dollars in thousands, except share data)

Assets	2006	2005

Cash and due from banks	$35,592	35,177
Interest-bearing deposits with other financial institutions	1,560	5,718
Federal funds sold	36,188	9,949
Securities:
- Available for sale, at fair value	113,098	95,360
- Held to maturity (fair value approximated
$137,692 in 2006 and $122,227 in 2005)	138,029	122,330
Loans - net of allowance of $9,041 in 2006 and $7,986 in 2005	844,656	770,853
Premises and equipment - net	14,325	14,902
Accrued interest receivable	6,658	5,357
Federal Home Loan Bank stock and Federal Reserve Bank stock	1,697	1,583
Other assets	14,092	10,603

Total Assets	$1,205,895	1,071,832

Liabilities and Stockholders' Equity

Deposits:
Demand
Non-interest-bearing	$159,500	154,881
Interest-bearing	110,507	106,125
Savings and money market	363,795	359,925
Time deposits	425,546	346,193

Total deposits	1,059,348	967,124
Borrowings	824	885
Junior subordinated debentures	51,402	20,222
Accrued interest payable and other liabilities	10,762	7,062

Total Liabilities	1,122,336	995,293

Commitments and contingencies (Notes 15 and 16)

Stockholders' Equity:
Common stock, $20 par value; 2,000,000 shares authorized,
486,624 shares issued in 2006 and 2005	9,732	9,732
Additional paid-in capital	8,107	7,856
Retained earnings	70,184	62,117
Treasury stock, at cost (10,024 shares in 2006
and 6,690 shares in 2005)	(3,541)	(2,179)
Accumulated other comprehensive loss	(923)	(987)

Total Stockholders' Equity	83,559	76,539

Total Liabilities and Stockholders' Equity	$1,205,895	1,071,832

See accompanying notes to consolidated financial statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2006, 2005, and 2004
(dollars in thousands, except per share data)

	2006	2005	2004

Interest income:
Loans, including fees	$56,986	45,700	37,428
Securities	9,081	7,983	7,248
Federal funds sold	1,153	403	489
Other	89	145	55

Total interest income	67,309	54,231	45,220

Interest expense:
Deposits	24,383	13,582	7,886
Borrowings	28	219	31
Junior subordinated debentures	3,198	1,473	1,093

Total interest expense	27,609	15,274	9,010

Net interest income	39,700	38,957	36,210
Provision for loan losses	1,831	2,087	1,680

Net interest income after provision for loan losses	37,869	36,870	34,530

Other income:
Service charges on deposit accounts	6,803	5,610	5,393
Trust and investment services income	4,537	4,235	3,698
Net gain on sale of mortgage loans	601	962	1,247
Mortgage servicing income, net	631	667	631
Loan-related fees	303	401	320
Gain (loss) on call of securities	(6)	46	37
Other operating income	973	552	977

Total other income	13,842	12,473	12,303

Operating expenses:
Salaries and employee benefits	19,458	18,387	17,629
Occupancy	6,626	6,450	6,369
Marketing and public relations	1,834	1,665	1,406
Supplies, printing and postage	1,314	1,200	1,252
FDIC insurance	123	121	121
Other operating expenses	6,206	6,037	5,544

Total operating expenses	35,561	33,860	32,321

Income before income taxes	16,150	15,483	14,512
Income taxes	4,244	4,258	3,913

Net income	$11,906	11,225	10,599

Basic earnings per share	$24.89	23.39	22.14

Diluted earnings per share	$24.30	22.74	21.09

See accompanying notes to consolidated financial statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

Years ended December 31, 2006, 2005, and 2004
(dollars in thousands, except share data)

						Accumulated
	Number of		Additional			Other
	Shares	Common	Paid-in	Retained	Treasury	Comprehensive
	Outstanding	Stock	Capital	Earnings	Stock	(Loss) Income	Total

Balance at December 31, 2003	477,209	$9,732	6,958	45,729	(1,158)	308	61,569

Comprehensive income:
Change in unrealized gain on
securities available for sale,
net of taxes of $(248)		-	-	-	-	(360)	(360)
Net income		-	-	10,599	-	-	10,599

Total comprehensive income							10,239

	-
Cash dividend $5.30 per share		-	-	(2,531)	-	-	(2,531)
Sale of shares of treasury stock	848	-	112	-	91	-	203
Purchase of shares for
treasury stock	(90)	-	-	-	(36)	-	(36)
Exercise of stock options,
including tax benefit of $343	3,214	-	360	-	369	-	729

Balance at December 31, 2004	481,181	$9,732	7,430	53,797	(734)	(52)	70,173

Comprehensive income:
Change in unrealized loss on
securities available for sale,
net of taxes of $(596)		-	-	-	-	(935)	(935)
Net income		-	-	11,225	-	-	11,225

Total comprehensive income							10,290

Cash dividend $6.05 per share		-	-	(2,905)	-	-	(2,905)
Sale of shares of treasury stock	9	-	2	-	1	-	3
Purchase of shares for
treasury stock	(5,355)	-	-	-	(1,976)	-	(1,976)
Exercise of stock options,
including tax benefit of $367	4,099	-	424	-	530	-	954

Balance at December 31, 2005	479,934	$9,732	7,856	62,117	(2,179)	(987)	76,539
Comprehensive income:
Change in unrealized loss on
securities available for sale,
net of taxes of $ 39		-	-	-	-	64	64
Net income		-	-	11,906	-	-	11,906

Total comprehensive income							11,970

Recognition of stock option
expense		-	92	-	-	-	92
Cash dividend $7.00 per share		-	-	(3,351)	-	-	(3,351)
Sale of shares of treasury stock	7	-	-	-	2	-	2
Purchase of shares for
treasury stock	(7,649)	-	-	-	(2,659)	-	(2,659)
Exercise of stock options,
including tax benefit of $349	4,308	-	159	(488)	1,295	-	966

Balance at December 31, 2006	476,600	$9,732	8,107	70,184	(3,541)	(923)	83,559

See accompanying notes to consolidated financial statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows
Years ended December 31, 2006, 2005 and 2004 (dollars in thousands)

	2006	2005	2004

Cash flows from operating activities:
Net income	$11,906	11,225	10,599
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, amortization and accretion	3,436	3,210	3,204
Provision for loan losses	1,831	2,087	1,680
Loss (gain) on sale or write-down of other real estate	47	(114)	(9)
Deferred income tax (benefit) expense	(891)	(499)	133
(Income) loss from equity-method investments	(245)	7	(214)
Loss (gain) on sale or call of securities and other investments	6	(46)	(37)
Gain on sale of loans	(601)	(962)	(1,247)
Originations of loans held for sale	(76,717)	(96,065)	(112,251)
Proceeds from sales of loans held for sale	77,256	98,511	110,529
Stock option expense	92	-	-
Tax benefit from stock option exercise	-	367	343
(Increase) decrease in all other assets	(2,921)	(1,316)	54
Increase (decrease) in accrued interest payable and other liabilities	2,165	622	(613)

Net cash provided by operating activities	15,364	17,027	12,171

Cash flows from investing activities:
Proceeds from calls of FHLB stock	612	857	61
Purchase of FHLB and FRB stock	(726)	(300)	(7)
Securities available for sale:
Proceeds from maturities and calls	7,112	6,274	16,379
Purchases	(24,729)	(18,125)	(37,167)
Securities held to maturity:
Proceeds from maturities and calls	29,556	28,980	36,125
Purchases	(44,183)	(35,063)	(32,013)
Loan originations and principal collections - net	(75,260)	(104,489)	(72,669)
Fixed asset purchases - net	(1,778)	(2,048)	(1,861)
Investment in equity-method investments	(136)	(48)	(36)
Acquisition of customer relationships	(1,420)	-	-
Proceeds from sale of other real estate	35	114	489

Net cash used in investing activities	(110,917)	(123,848)	(90,699)

Cash flows from financing activities:
Net increase (decrease) in demand, savings and money market deposits	12,871	(63,827)	62,696
Net increase (decrease) in time deposits	79,353	153,810	(3,713)
Principal repayments on borrowings	(61)	(57)	(53)
Proceeds from issuance of junior subordinated debentures	30,928	-	-
Proceeds from sale of treasury stock	2	3	203
Payments to acquire treasury stock	(2,659)	(1,976)	(36)
Proceeds from exercise of stock options	617	587	386
Excess tax benefit from stock option exercise	349	-	-
Dividends paid	(3,351)	(2,905)	(2,531)

Net cash provided by financing activities	118,049	85,635	56,952

Net increase (decrease) in cash and cash equivalents	22,496	(21,186)	(21,576)
Cash and cash equivalents - beginning of year	50,844	72,030	93,606

Cash and cash equivalents - end of year	$73,340	50,844	72,030

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$26,399	14,368	9,070

Income taxes	$4,269	4,631	3,472

Supplemental disclosure of non-cash investing activities:
Additions to ORE, net of loans to facilitate sales	$312	62	-
Held to maturity securities purchased, not settled at year-end	$1,535	-	-

See accompanying notes to consolidated financial statements.

28
CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

(1) Summary of Significant Accounting Policies

Business

Canandaigua National Corporation (the Company) provides a full range of financial services, including banking, trust, investment, and insurance services to individual, corporate, and municipal customers. The Company is subject to competition from other financial services and commercial companies in various regulated and unregulated industries. The Company and its subsidiaries are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Its principal operations comprise the activities of The Canandaigua National Bank and Trust Company (the Bank) and CNB Mortgage Company (CNBM). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for investments in minority-owned entities under the equity method. The financial statements have been prepared in conformity with U.S. generally accepted accounting principles and conform to predominant practices within the financial services industry.

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

Amounts in prior years' consolidated financial statements are reclassified whenever necessary to conform to the current year's presentation.

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

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost; (2) the financial condition and near-term prospects of the issuer; and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. A decline in fair value of any security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

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

29
CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

(1) Summary of Significant Accounting Policies (continued)

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

Loans held for sale are carried at the lower of cost or fair value. Fair value is estimated based on outstanding investor commitments or in the absence of such commitments, is based on current yield requirements or quoted market prices.

Allowance for Loan Losses

The allowance for loan losses is a valuation reserve for probable losses in the loan portfolio. Credit losses arise primarily from the loan portfolio, but may also be derived from other credit-related sources, when drawn upon, such as commitments, guarantees and standby letters of credit. Additions are made to the allowance through periodic provisions, which are charged to expense. All losses of principal are charged to the allowance when incurred or when a determination is made that a loss is expected. Subsequent recoveries, if any, are credited to the allowance.

The Company has established a process to assess the adequacy of the allowance for loan losses and to identify the risks in the loan portfolio. This process consists of the identification of specific reserves for identified problem commercial loans and the calculation of general reserves, which is a formula-driven allocation. Specific reserves are determined through assessment of the borrower's ability to repay and the fair value of the underlying collateral, for collateral-dependent loans. If the carrying value of a loan exceeds the discounted expected cash flows or the value of the underlying collateral, the excess is specifically reserved or charged off. The level of specific reserves is generally the smallest component of the allowance for loan losses.

The calculation of the general reserve involves several steps. A historical loss factor is applied to each loan by loan type and loan classification. The historical loss factors are calculated using a loan-by-loan, trailing eight-quarter loss migration analysis for commercial loans. For all other loans, a portfolio-wide, trailing eight quarter loss migration analysis is used. Adjustments are then made to the historical loss factors based on quantitative objective elements (delinquency, non-performing assets, classified/criticized loan trends, charge-offs, concentrations of credit, recoveries, etc.) and the subjective elements (economic conditions, portfolio growth rate, portfolio management, credit policy, and others). This methodology is applied to the commercial, residential mortgage, and consumer portfolios.

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

Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Cash receipts on impaired loans are generally applied to reduce the principal balance outstanding. In considering loans for evaluation of impairment, management generally excludes smaller balance, homogeneous loans: residential mortgage loans, home equity loans, and all consumer loans. These loans are collectively evaluated for risk of loss as discussed above.

Premises and Equipment

Land is carried at cost. Land improvements, buildings, leasehold improvements, equipment and software are carried at cost, less accumulated depreciation and amortization. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets, 3-25 years. Amortization of leasehold improvements is provided over the lesser of the term of the lease, including renewal options, when applicable, or the estimated useful lives of the assets.

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

30
CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

(1) Summary of Significant Accounting Policies (continued)

Mortgage Servicing Assets

The Company services residential mortgage loans for the Federal Home Loan Mortgage Corporation (Freddie Mac) and earns servicing fees, which are recognized when payments are received, based upon the outstanding principal balance of the loans. The Company capitalizes servicing assets when servicing rights are retained when loans are sold to Freddie Mac. Mortgage servicing assets are reported in other assets and are amortized to mortgage servicing income in proportion to, and over the period of, the estimated future net servicing income. Servicing assets are evaluated for impairment based upon the fair value of the rights.

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

Intangible Asset

The Company recorded a customer relationship intangible in 2006 in connection with the Company's acquisition of trust and investment management accounts. Amortization of this asset is reported in other operating expenses and is recorded on an accelerated basis over fifteen years. The amortization period is monitored to determine if circumstances require the period to be revised. The Company periodically reviews its intangible asset for changes in circumstances that may indicate the carrying amount of the asset is impaired. The Company tests its intangible assets for impairment on an annual basis or more frequently if conditions indicate that an impairment loss has more likely than not been incurred.

Debt Issuance Costs

Costs incurred to issue long-term debt are deferred and amortized on a straight-line basis to interest expense over the expected life of the debt instrument.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), ''Share-Based Payment'' (''SFAS 123R''), utilizing the modified prospective method whereby prior periods are not restated for comparability. SFAS 123R requires recognition of stock-based compensation expense in the statement of income over the vesting period based on the fair value of the award at the grant date. Previously, the Company used the intrinsic value method under Accounting Principles Board Opinion No. 25, ''Accounting for Stock Issued to Employees'' (''APB 25''), as amended by related interpretations of the FASB. Under APB 25, no compensation cost was recognized for stock options because the quoted market price of the stock at the grant date was equal to the amount per share the employee had to pay to acquire the stock after fulfilling the vesting period. SFAS 123R superseded APB 25 as well as Statement of Financial Accounting Standard 123 "Accounting for Stock-Based Compensation," which permitted pro forma footnote disclosures to report the difference between the fair value method and the intrinsic value method.

Had the Company determined compensation cost using the fair value method under FAS 123, net income for the years ended December 31, 2005, and 2004, would have been reduced to the pro forma amounts indicated below. The per-share weighted average fair value of stock options was determined using the Black-Scholes-Merton option-pricing model. No options were granted after 2004. There were no deductions in any period for forfeitures, as none were anticipated. (Dollars in thousands, except per share amounts):

31
CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

(1) Summary of Significant Accounting Policies (continued)

Stock-Based Compensation (continued)

	2005	2004

Net income:
As reported	$11,225	10,599
Add: Stock-based employee compensation expense
included in net income, net of related income tax
effects	262	246
Deduct: Stock-based employee compensation expense
determined under the fair-value based method,
net of related income tax effects	(345)	(517)

Pro forma	$11,142	10,328

Basic earnings per share:
As reported	$23.39	22.14
Pro forma	$23.21	21.57

Diluted earnings per share:
As reported	$22.74	21.09
Pro forma	$22.57	20.55

SFAS 123R also changed the Company's accounting for Phantom Stock Awards (PSA) and Stock Appreciation Rights (SAR). Under SFAS 123R, the liability for PSA's and SAR's is recorded in the balance sheet at fair value and re-measured each reporting period. Fair value is measured using the Black-Scholes-Merton option pricing model. The associated compensation expense reported in the statement of income represents the change in the re-measured liability. The impact of adopting SFAS 123R was not material to those awards.

Prior to the adoption of SFAS 123R, the Company also re-measured the liability at fair value each reporting period, however, the fair value represented the amount by which the then current market value of the Company's stock exceeded the grant price.

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

Accumulated Other Comprehensive Income

The Company's comprehensive income consists of only net income and the net unrealized holding gains and losses of securities available for sale, net of the related tax effect during the respective periods. Accumulated other comprehensive income (loss) on the consolidated statements of stockholders' equity is presented net of taxes.

32
CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

(1) Summary of Significant Accounting Policies (continued)

Trust and Investment Services Income

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

Earnings Per Share

Basic earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of shares outstanding during the year. Diluted earnings per share includes the maximum dilutive effect of stock issuable upon exercise of stock options.

(2) Acquisition of Trust Relationships

On September 29, 2006, the Company acquired from a bank and assumed the successor trustee role for approximately 120 personal trust and investment management accounts. The market value of the underlying assets was approximately $66.6 million and was added to existing assets under administration. Annualized revenues from these assets are projected to be approximately $0.5 million. In connection with the acquisition, the Company recorded, at cost, an intangible asset of approximately $1.4 million, which is subject to certain closing adjustments. The asset will be amortized on an accelerated basis over fifteen years to operating expense. Amortization expense is projected over the next five years as follows: 2007: $177,000; 2008: $166,000; 2009: $154,000; 2010 $142,000; and 2011: $130,000.

(3) Securities

Information about the securities portfolios follows (dollars in thousands):

	December 31, 2006

		Gross Unrealized

	Amortized			Fair
	Cost	Gains	Losses	Value

Securities Available for Sale:
U.S. government sponsored agencies obligations	$75,153	-	(1,321)	73,832
State and municipal obligations	35,765	78	(352)	35,491
Corporate and foreign obligations	3,622	64	(4)	3,682
Equity securities	93	-	-	93

Total securities Available for Sale	$114,633	142	(1,677)	113,098

Securities Held to Maturity:
U.S. Treasury	$11,949	6	(23)	11,932
U.S. government sponsored agencies obligations	5,009	6	(2)	5,013
State and municipal obligations	120,697	418	(788)	120,327
Corporate and foreign obligations	374	46	-	420

Total securities Held to Maturity	$138,029	476	(813)	137,692

33
CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

(3) Securities (continued)

	December 31, 2005

		Gross Unrealized

	Amortized			Fair
	Cost	Gains	Losses	Value

Securities Available for Sale:
U.S. Treasuries	$1,493	4	-	1,497
U.S. government sponsored agencies obligations	57,167	-	(1,229)	55,938
State and municipal obligations	34,027	72	(361)	33,738
Corporate and foreign obligations	4,218	66	(190)	4,094
Equity securities	93	-	-	93

Total securities Available for Sale	$96,998	142	(1,780)	95,360

Securities Held to Maturity:
U.S. Treasury	$3,995	-	(42)	3,953
U.S. government sponsored agencies obligations	21	7		28
State and municipal obligations	117,882	669	(775)	117,776
Corporate and foreign obligations	432	39	(1)	470

Total securities Held to Maturity	$122,330	715	(818)	122,227

	December 31, 2004

		Gross Unrealized

	Amortized			Fair
	Cost	Gains	Losses	Value

Securities Available for Sale:
U.S. government sponsored agencies obligations	$48,159	64	(243)	47,980
State and municipal obligations	32,667	489	(86)	33,070
Corporate and foreign obligations	4,219	73	(404)	3,888
Equity securities	93	-	-	93

Total securities Available for Sale	$85,138	626	(733)	85,031

Securities Held to Maturity:
U.S. Treasury	$4,000	-	(9)	3,991
U.S. government sponsored agencies obligations	28	6	-	34
State and municipal obligations	111,767	2,597	(157)	114,207
Corporate and foreign obligations	894	5	-	899

Total securities Held to Maturity	$116,689	2,608	(166)	119,131

The amortized cost and fair value of securities by years to maturity as of December 31, 2006, follow (in thousands). Maturities of mortgage-backed securities are classified in accordance with the contractual repayment schedules. Expected maturities will differ from contracted maturities since issuers may have the right to call or prepay obligations without penalties.

	Available for Sale		Held to Maturity

	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Years
Under 1	$12,451	12,426	34,498	34,516
1 to 5	64,696	63,629	72,007	71,684
5 to 10	34,969	34,572	30,570	30,493
10 and over	2,517	2,471	954	999

Total	$114,633	113,098	138,029	137,692

34
CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

(3) Securities (continued)

At December 31, 2006, and 2005, securities at amortized cost of $214,635,000 and $181,752,000, respectively, were pledged to secure municipal deposits and for other purposes required or permitted by law.

There were no securities sales in any year presented.

Interest on securities segregated between taxable interest and tax-exempt interest for the years ended December 31, 2006, 2005, and 2004, follows (in thousands):
	2006	2005	2004

Taxable	$3,834	2,974	2,647
Tax-exempt	5,247	5,009	4,601

Total	$9,081	7,983	7,248

The following table presents information (in thousands) about securities with gross unrealized losses at December 31, 2006, aggregated by category and length of time that individual securities have been in a continuous loss position.

	Less than 12 months		Over 12 months

	Fair	Unrealized	Fair	Unrealized
Securities Available for Sale	Value	Losses	Value	Losses

U.S. government sponsored agencies obligations	$17,953	32	55,879	1,289
State and municipal obligations	2,900	113	20,571	239
Corporate and foreign obligations	-	-	403	4

Total temporarily impaired securities	$20,853	145	76,853	1,532

Securities Held to Maturity
U.S. Treasury	$3,986	10	3,987	13
U.S. government sponsored agencies obligations	4,990	2	-	-
State and municipal obligations	15,598	31	43,427	757

Total temporarily impaired securities	$24,574	43	47,414	770

The unrealized losses on the Company's investments were caused by market interest rate changes from those in effect when the securities were purchased by the Company. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than par value. All investments rated by an independent rating agency carry an investment grade rating. Because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be, and is likely to be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2006.

The following table presents information (in thousands) about securities with gross unrealized losses at December 31, 2005, aggregated by category and length of time that individual securities have been in a continuous loss position.

	Less than 12 months		Over 12 months

	Fair	Unrealized	Fair	Unrealized
Securities Available for Sale	Value	Losses	Value	Losses

U.S. government sponsored agencies obligations	$30,231	509	25,707	720
State and municipal obligations	19,496	178	5,074	181
Corporate and foreign obligations	-	-	1,819	192

Total temporarily impaired securities	$49,727	687	32,600	1,093

Securities Held to Maturity
U.S. Treasury	$3,953	42	-	-
State and municipal obligations	48,626	440	10,169	335
Corporate and foreign obligations	27	1	-	-

Total temporarily impaired securities	$52,606	483	10,169	335

35
CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

(3) Securities (continued)

The aggregate cost of the Company's cost-method investments totaled $2.2 million and $2.0 million at December 31, 2006 and 2005, respectively, of which $1.7 million and $1.6 million, respectively, were in Federal Home Loan Bank stock and Federal Reserve Bank stock, required by law, and are not evaluated for impairment. The remaining $0.5 million and $0.4 million, respectively, were not evaluated for impairment because (a) in accordance with accounting principles, the Company did not estimate their fair value; and (b) the Company did not identify any events or changes in circumstances that may have had a significant adverse effect on the fair value of these investments.

(4) Loans

The major classifications of loans at December 31, 2006, and 2005, follow (in thousands):
	2006	2005

Commercial, financial, and agricultural	$188,518	167,750
Mortgages:
Commercial	323,478	311,652
Residential - first lien	106,749	65,238
Residential - junior lien	67,871	59,758
Consumer:
Automobile - indirect	136,040	142,141
Other	23,075	24,077
Other	187	277
Loans held for sale	3,466	3,404

Total loans	849,384	774,297
Plus - Net deferred loan costs	4,313	4,542
Less - Allowance for loan losses	(9,041)	(7,986)

Loans - net	$844,656	770,853

Commercial loan participations sold to others amounted to $77,887,000 and $74,901,000 at December 31, 2006, and 2005, respectively. Residential mortgage loans serviced for others, amounted to $297,652,000 and $313,694,000 at December 31, 2006, and 2005, respectively. None of these loans are included in the consolidated financial statements or the table above.

A summary of the changes in the allowance for loan losses follows (in thousands):
	Years Ended December 31,

	2006	2005	2004

Balance at the beginning of year	$7,986	7,215	6,331
Provision charged to operations	1,831	2,087	1,680
Loans charged off	(1,656)	(1,975)	(1,454)
Recoveries of loans charged off	880	659	658

Balance at end of year	$9,041	7,986	7,215

36
CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

(4) Loans (continued)

A summary of information regarding nonaccruing loans and other nonperforming assets follows (in thousands):
	2006	2005	2004

Accruing loans 90 days or more delinquent	$661	412	342
Nonaccruing loans	6,445	7,268	8,217

Total nonperforming loans	7,106	7,680	8,559
Other real estate owned	292	62	-

Total nonperforming assets	$7,398	7,742	8,559

Reduction of interest income related to nonaccrual loans	$536	752	700

At December 31, 2006, the Company had no firm commitments to lend additional funds to borrowers with loans in nonaccrual status.

A summary of information regarding impaired loans follows (in thousands):
	2006	2005	2004

Recorded investment at December 31,	$6,445	7,268	8,217
Impaired loans with related allowance at December 31,	$194	555	2,047
Amount of related allowance at December 31,	$194	225	226
Average investment for year ended December 31,	$6,713	9,503	8,873
Interest income recognized on a cash basis during the year	$63	53	52

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

Certain executive officers, directors and their business interests are customers of the Company. Transactions with these parties are based on substantially the same terms as similar transactions with unrelated third parties and do not carry more than normal credit risk. Borrowings by these related parties amounted to $3,584,000 and $3,593,000 at December 31, 2006, and 2005, respectively. During 2006, new borrowings amounted to $257,000 (including borrowings of officers that were outstanding at the time of their election) and repayments and other reductions were $266,000.

(5) Premises and Equipment

A summary of premises and equipment at December 31, 2006, and 2005, follows (in thousands):
	2006	2005

Land and land improvements	$1,437	1,418
Buildings and leasehold improvements	21,789	21,240
Furniture, fixtures, equipment, and software	18,830	18,655

	42,056	41,313
Less accumulated depreciation and amortization	27,731	26,411

Premises and equipment - net	$14,325	14,902

Depreciation and amortization expense amounted to $2,355,000, $2,397,000, and $2,497,000, for the years ended December 31, 2006, 2005, and 2004, respectively.
37
CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

(6) Mortgage Servicing Assets

Changes in mortgage servicing assets were as follows (in thousands):
	Year ended December 31,

	2006	2005

Beginning balance	$1,569	1,608
Originations	108	278
Amortization	(346)	(317)

Ending balance	$1,331	1,569

The estimated fair value of mortgage servicing rights was approximately $2,540,000 at December 31, 2006, and $2,420,000 at December 31, 2005. The estimated fair value of mortgage servicing rights may vary significantly in subsequent periods due to changing interest rates and the effect thereof on prepayment speeds. Additionally, estimated fair value assumes there are a willing buyer and willing seller in the transaction. Management does not intend the o sell these servicing rights. Amortization expense is estimated to be $353,000, $353,000, $313,000, $186,000, and $85,000 for the next five years.

The key economic assumptions used to determine the fair value of mortgage servicing rights at December 31, 2006, and the sensitivity of such value to changes in those assumptions are summarized in the table that follows (dollars in thousands). These calculated sensitivities are hypothetical, and actual changes in the fair value of mortgage servicing rights may differ significantly from the amounts presented herein. The effect of a variation in a particular assumption on the fair value of the servicing rights is calculated without changing any other assumption. However, in practice, changes in one factor may result in changes in another which may magnify or counteract the sensitivities. The changes in assumptions are presumed to be instantaneous.

Weighted-average prepayment speed	200%
Impact on fair value of 20% adverse change	$(195)
Impact on fair value of 20% positive change	251

Weighted-average current coupon for similar loans	5.53%
Impact on fair value of 50 basis point adverse change	$(140)
Impact on fair value of 50 basis point positive change	112
(7) Time Deposits

At December 31, 2006, the scheduled maturity of time deposits was as follows (in thousands):
2007	$375,022
2008	44,945
2009	5,561
2010	18

$425,546

Time deposits of $100,000 or more amounted to $246,161,000 at December 31, 2006, and $183,318,000 at December 31, 2005. Interest expense on all time deposits of $100,000 or more was as follows: $9,361,000 in 2006, $2,564,000 in 2005, and $1,004,000 in 2004.

(8) Borrowings

There were no short-term borrowings outstanding at December 31, 2006, or 2005. The following table presents information about short-term borrowings during each of the three years ended December 31, (dollars in thousands):

	2006	2005	2004

Highest amount at a month end	$3,200	34,200	None
Daily average amount outstanding	$80	5,422	None
Weighted average interest rate paid	5.27%	3.51%	N/A

38
CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

(8) Borrowings (continued)

The following table presents information about the Company's formal available lines of credit and related loan collateral at December 31, 2006 (in thousands). Amounts outstanding include borrowings, and undrawn letters of credit in the Company's favor of $3,129,000.

				Carrying Value
	Outstanding	Unused	Collateralized by	of Collateral

Federal Home Loan Bank of New York	$3,850	$47,219	Residential mortgage loans and FHLB Stock	$51,070

Federal Reserve Bank of New York	$-	$108,376	Indirect automobile loans	$135,470

Borrowings consisted of the following at December 31, 2006, and 2005 (in thousands):
	2006	2005

FHLB term Advances	$721	754
Other	103	131

	$824	885

In 1995, the Bank borrowed $1,023,000 from the FHLB at an average effective rate of 2.56% to fund low-income housing projects, and in 2000 borrowed $262,000 at 6.5% to purchase a banking branch location.

Scheduled maturities of the Company's borrowings at December 31, 2006, follows (in thousands):

		Weighted Average
	Amount	Interest Rate

2007	$36	3.87%
2008	36	3.87%
2009	36	3.87%
2010	36	3.87%
2011	637	2.63%
2012 and after	43	6.50%

Total	$824	3.05%

Advances under the overnight line of credit with the FHLB of New York are payable on demand and generally bear interest at the federal funds rate plus .10%. The Company also has access to the FHLB's Term Advance Program, which allows the Bank to borrow up to $100,000,000 at various terms and rates, subject to the Bank's pledging eligible collateral. Advances under the Federal Reserve Bank of New York are payable the following business day and bear interest at the federal funds rate plus 1.00%.

(9) Junior Subordinated Debentures

On June 15, 2006, the Company issued $30,928,000 of 30-year floating rate junior subordinated deferrable interest debentures (T2) through a wholly-owned business trust. The debentures carry an interest rate of 3-month LIBOR plus 1.40% (6.76% at December 31, 2006). Interest is payable quarterly. The debentures' final maturity is June 2036, and are callable, in whole or in part, at par after five years at the Company's option, and subject to Federal Reserve Bank of New York approval. Interest payments can be deferred for up to five years, but would restrict the Company's ability to pay dividends. At December 31, 2006, approximately $7.6 million of the debentures were considered Tier I capital of the Company, while the remainder was considered Tier II capital. The proceeds were used for general corporate purposes, and will be used for the retirement of, subject to regulatory approval, the $20.6 million T1 (below) debentures in 2007.

On June 26, 2002, the Company issued $20,619,000 of 30-year floating rate junior subordinated deferrable interest debentures (T1) through a wholly-owned business trust. These debentures carry an interest rate of 3-month LIBOR plus 3.45% (8.82% at December 31, 2006) capped at 11.95% for the first five years. Interest is payable quarterly. The debentures' final maturity are June 2032, and are callable, in whole or in part, at par after five years at the Company's option, upon regulatory approval. Interest payments can be deferred for up to five years, but would restrict the Company's ability to pay dividends. At December 31, 2006, all of the debentures were considered Tier I capital of the Company. The Company incurred approximately $0.6 million of issuance costs, which were amortized on a ten-year basis until 2006, when the amortization was accelerated in contemplation of the Company calling the debentures in 2007. Amortization expense will be $145,000 in 2007.

39
CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

(10) Income Taxes

Total income taxes for the years ended December 31, 2006, 2005, and 2004, were allocated as follows (in thousands):

	2006	2005	2004

Income from operations	$4,244	4,258	3,913
Income tax benefit from stock option exercise	(349)	(367)	(343)
Change in stockholders' equity for unrealized
(loss) gain on securities available for sale	39	(596)	(248)

	$3,934	3,295	3,322

The components of income tax expense (benefit) relating to income from operations follow (in thousands):

	Years ended December 31,

Current:	2006	2005	2004

Federal	$4,387	4,058	3,183
State	748	699	597

	5,135	4,757	3,780

Deferred:
Federal	(723)	(440)	150
State	(168)	(59)	(17)

	(891)	(499)	133

	$4,244	4,258	3,913

Income tax expense differed from the amounts computed by applying the applicable U.S. Federal corporate tax rates to pretax income from operations as follows (in thousands):

	Years ended December 31,

	2006	2005	2004

Tax expense at statutory rate of 34%	$5,491	5,264	5,079
Tax-exempt interest	(1,784)	(1,703)	(1,610)
Interest expense disallowance	231	138	83
State taxes, net of Federal benefit	383	422	377
Change in valuation allowance for deferred tax assets	(2)	(2)	(7)
Change in rate	-	-	100
Other	(75)	139	(109)

Total	$4,244	4,258	3,913

Effective tax rate	26.3%	27.5%	27.0%

40
CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

(10) Income Taxes (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2006 and 2005, are presented below:

Deferred tax assets	2006	2005

Allowance for loan losses - books	$3,549	3,135
Incentive stock and retirement plans	341	464
Stock options	35	-
Loss carryforwards from subsidiaries	177	119
Interest on nonaccrual loans	727	776
Minority-owned entities	134	52
Depreciation	231	-
Net unrealized loss on available for sale securities	612	651
Other	331	196

Deferred tax assets before allowance	6,137	5,393
Valuation allowance	(88)	(90)

Deferred tax assets	6,049	5,303

Deferred tax liabilities:
Allowance for loan losses - tax	62	70
Depreciation	-	10
Mortgage servicing rights	522	616
Other	10	4

Deferred tax liabilities	594	700

Net deferred tax asset	$5,455	4,603

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

(11) Stockholders' Equity

Payment of dividends by the Bank to the Company is limited or restricted in certain circumstances. According to federal banking law, the approval of the Office of the Comptroller of the Currency (OCC) is required for the declaration of dividends in any year in which dividends exceed the total of net income for that year plus retained income for the preceding two years. At December 31, 2006, $28,761,000 was available for dividends to the Company without the approval of the OCC.

(12) Earnings Per Share

Basic earnings per share for the years ended December 31, 2006, 2005, and 2004, were computed as follows (dollars in thousands, except share data):
	2006	2005	2004

Basic Earnings Per Share

Net Income applicable to common shareholders	$11,906	11,225	10,599
Weighted average common shares outstanding	478,392	479,961	478,776

Basic earnings per share	$24.89	23.39	22.14

41
CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

(12) Earnings Per Share (continued)

Diluted earnings per share for the years ended December 31, 2006, 2005, and 2004, were computed as follows (dollars in thousands, except share data):

	2006	2005	2004

Diluted Earnings Per Share

Net income applicable to common shareholders	$11,906	11,225	10,599

Weighted average common shares outstanding	478,392	479,961	478,776
Effect of dilutive securities - stock options	11,494	13,668	23,816

Total	489,886	493,629	502,592

Diluted earnings per share	$24.30	22.74	21.09

(13) Employee Benefits

Retirement Plans

The Company has a combined profit sharing and 401(k) plan covering substantially all Bank employees and a 401(k) plan for non-Bank employees upon completion of 1,000 hours of service with respect to full-time employees, and 870 hours of service for part-time employees. Contributions to the Bank plan are determined by a mathematical formula which takes into account average net income of the Bank for the current and prior year, and the level of the Bank's stockholders' equity. Both plans are subject to a minimum contribution of 3% of eligible compensation. It is the Company's policy to fund current costs as they accrue. Expenses of these plans amounted to $1,817,000, $1,740,000, and $1,415,000 for the years ended December 31, 2006, 2005, and 2004, respectively.

Employee Stock Ownership Plan

The Company has an employee stock ownership plan (ESOP) for employees of the Bank. Annual contributions are made at the discretion of the Board of Directors. ESOP expense amounted to $129,000, $125,000, and $121,000 for the years ended December 31, 2006, 2005, and 2004, respectively. Shares distributed to a participant upon termination of service are subject to a put option whereby the participant may cause the Company to purchase the shares at fair value. At December 31, 2006, and 2005, the plan held 6,637 and 6,558 shares with an estimated fair value, at the respective dates, of $2,258,000 and $2,363,000.

(14) Stock-Based Compensation Plans

The Company has two stock-based compensation plans (Stock Option Plan and Incentive Stock Plan) for executives, which are described below. Amounts recognized in the financial statements with respect to these plans are as follows (dollars in thousands):

	2006	2005	2004

Stock option plan	$92	-	-
Incentive stock plan	(78)	429	404

Pre-tax cost of plans included in
salaries and employee benefits expenses	$14	429	404

Amount of related income tax benefit recognized in income	$6	172	162

Stock Option Plan

The Company's stock option plan authorized grants of options to purchase up to 48,000 shares of common stock. All 48,000 options available were granted by year-end 2004. Future expenses associated with the unvested options will amount to approximately $100,000. The options were granted with an exercise price equal to the market value of the common stock on the grant date based on the most recent public stock sale known to the Company immediately preceding the grant. The options are exercisable either five years from the date of grant or at the later of age 55 or 15 years of continuous employment with the Company or at normal retirement age (65).

42
CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

(14) Stock Based Compensation Plans (continued)

The following summarizes outstanding and exercisable options at December 31, 2006, 2005 and 2004:
	2006		2005		2004

		Weighted Average		Weighted Average		Weighted Average
	#	Exercise Price	#	Exercise Price	#	Exercise Price

Options outstanding, January 1	40,687	$171.68	44,786	$169.05	41,433	$145.48
Granted	-	-	-	-	6,567	$293.85
Exercised	(4,308)	143.38	(4,099)	142.93	(3,214)	120.17
Expired	-	-	-	-	-	-

Options outstanding, December 31	36,379	$175.04	40,687	$171.68	44,786	$169.05

Options exercisable, December 31	26,275	$166.41	23,561	$159.87	26,903	$155.40

Options available for future grants	none		none		none

The intrinsic value of the options exercised in 2006, shown in the table above, was $874,000. At December 31, 2006, the intrinsic value of all outstanding options was approximately $6,008,000, while the intrinsic value of vested options included in this total was approximately $4,566,000. The fair value of options vested during the year ended December 31, 2006, was $194,000.

Options outstanding (both exercisable and unexercisable) at December 31, 2006, had exercise prices ranging from $120.17 to $293.85. The weighted average expected life of the options is eight years. Since the options have no stated expiration date, the expected life is calculated as the number of years from grant date to the grantee's 65th birthday.

The source of shares issued upon exercise has historically been, and is expected to be treasury shares. From time to time, the Company expects to purchase shares for treasury to be used for these exercises. The amount of shares, timing, and cost of these purchases cannot be determined, as the Company does not know when and in what quantity participants will exercise their options.

The per-share fair value of stock options granted during 2004 was $67.50, and was determined using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:
2004

Expected dividend yield	2.03%
Risk-free interest rate	4.27%
Expected life	10.6 years
Volatility	13.95%
Incentive Stock Plan

The Company has an incentive stock plan for executives which allows for the award of Phantom Stock Awards (PSA) and Stock Appreciation Rights (SAR) [awards] to key employees. The number of awards issued is based upon return on beginning equity in each period. PSA's and SAR's represent the right to receive payment in cash or stock equal to the amount, if any, by which the higher of the book value or market value per share of common stock on the date of exercise exceeds the PSA's or SAR's grant price. PSA's are exercisable at the later of age 55 and 15 years of continuous employment with the Company or at normal retirement age (65). SAR's are exercisable five years from the date of grant or upon retirement. The following summarizes the activity of these awards as of and for the year ended December 31, 2006.

43
CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

(14) Stock Based Compensation Plans (continued)

	PSA		SAR

		Weighted Average		Weighted Average
	#	Grant Price	#	Grant Price

Awards outstanding, January 1, 2006	2,618	$0.00	1,444	$93.20
Granted	1,801	$360.28	1,201	$360.28
Exercised	(1,550)	$0.00	(188)	$122.68
Expired	-	-	-	-

Awards outstanding at December 31, 2006	2,869	$213.59	2,457	$238.82

Awards exercisable at December 31, 2006	1,499	$183.47	188	$122.68

In March 2006, certain executives were awarded a total of 1,801 Phantom Stock Awards (PSA) and 1,201 Stock Appreciation Rights (SAR), all at a grant price of $360.28 per share, the then current market value (based on the most recent public stock sale known to the Company immediately preceding the grant) of the Company's common stock. The total amount of cash used to settle the exercise of the awards during 2006 shown in the table above was $277,000 and is equivalent to their intrinsic value. During the year ended December 31, 2006, 2,359 PSA's with a total intrinsic value of $231,000 were vested. Also during the period, 188 SAR's with a total intrinsic value of $45,000 were vested. The intrinsic value of vested awards is approximately $276,000 at December 31, 2006.

The weighted average estimated per-award fair value, as of December 31, 2006, for PSA's was $107.98 and for SAR's was $105.09. Fair value was estimated using the Black-Scholes-Merton option-pricing model with the following assumptions. No forfeitures are assumed, as none are anticipated.

Award Type	PSA	SAR

Per-award fair value	$ 107.98	$ 105.09
Expected dividend yield	2.03%	2.03%
Risk-free interest rate	4.70%	4.70%
Expected Life	8.37 years	8.37 years
Volatility	11.99%	11.99%

PSA's outstanding (both exercisable and unexercisable) at December 31, 2006, had exercise prices ranging from $0.00 to $360.28. SAR's outstanding (both exercisable and unexercisable) at December 31, 2006, had exercise prices ranging from $111.94 to $360.28. The weighted average expected life of these awards is eight years. Since these awards have no stated expiration date, the expected life is calculated as the number of years from grant date to the grantee's 60th birthday, which is the historical life for similar past awards. Based upon current assumptions, the estimated compensation cost related to non-vested awards not yet recognized is $521,000, which is expected to be recognized over a weighted average period of six years. The Company had accrued a liability of $509,000 at December 31, 2006, representing the accumulated fair-value vested obligation of these awards under the plan.

(15) Leases

The Company leases certain buildings and office space under operating lease arrangements. Rent expense under these arrangements amounted to $1,289,000 in 2006, $1,252,000 in 2005, and $1,250,000 in 2004. Real estate taxes, insurance, maintenance, and other operating expenses associated with leased buildings and office space are generally paid by the Company.

A summary of noncancellable, long-term operating lease commitments as of December 31, 2006, follows (in thousands):

Years ending December 31,	Amount

2007	$1,205
2008	1,129
2009	983
2010	689
2011	363
2012 and after	4,345

Total	$8,714

44
CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

(16) Commitments and Contingencies

In the normal course of business, various commitments and contingent liabilities are outstanding. The following table presents the notional amount of the Company's significant commitments and their respective carrying amount, where applicable. Most of these commitments are not included in the Company's consolidated balance sheet (in thousands).

	Year ended December 31,

	2006		2005

	Notional	Carrying	Notional	Carrying
	Amount	Amount	Amount	Amount

Commitments to extend credit:
Commercial lines of credit	$95,575	-	87,772	-
Commercial real estate and construction	$34,932	-	40,760	-
Residential real estate at fixed rates	$2,500	(3)	3,344	(2)
Home equity lines of credit	$52,244	-	49,571	-
Unsecured personal lines of credit	$15,810	-	15,378	-
Standby and commercial letters of credit	$11,635	(175)	12,368	(186)
Commitments to sell real estate loans	$3,466	-	3,404	-

Commitments to extend credit are agreements to lend to customers and generally have fixed expiration dates or other termination clauses that may require payment of a fee. Standby and commercial letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party and also require payment of a fee. Standby letters of credit generally are contingent upon the failure of the customer to perform according to the terms of an underlying contract with a third party, whereas commercial letters of credit are issued to facilitate commerce and typically result in the commitment being funded when the underlying transaction is consummated between the customer and third party. Because many commitments and almost all letters of credit expire without being funded in whole or in part, the notional amounts are not estimates of future cash flows. The credit risk associated with commitments to extend credit and standby and commercial letters of credit is essentially the same as that involved with extending loans to customers and is subject to normal credit policies. The Company's credit policy generally requires customers to provide collateral, usually in the form of customers' operating assets or property, prior to disbursement of approved loans.

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

The Company has committed $500,000 for an investment in Trillium Lakefront Partners, LLC. This venture capital fund is a community-backed initiative in support of new business and job growth in the company's market area. At December 31, 2006, the Company had funded $233,000 of this commitment and reported the investment in other assets.

The Bank is required to maintain reserve balances in cash on hand and with the Federal Reserve Bank. The average amount of such reserve balances for the year ended December 31, 2006, was approximately $2,800,000.

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

45
CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

(17) Regulatory Matters (continued)

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (as set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2006, that the Company and Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2006, and as of the most recent notification from their regulators, the Company and the Bank are well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Company and Bank must maintain a minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. Subsequently, there have been no conditions or events which management believes has changed the Company's or Bank's category.

	December 31, 2006

(Dollars in thousands)	Actual Regulatory Capital		Minimum Requirement		Well-Capitalized

	Amount	Ratio	Amount	Ratio	Amount	Ratio

Leverage capital (Tier 1) as percent of
three-month average assets:
Company	$111,216	9.42%	$47,224	4.00%	$59,030	5.00%
Bank	$96,152	8.25%	$46,591	4.00%	$58,239	5.00%
As percent of risk-weighted,
period-end assets
Core capital (Tier 1)
Company	$111,216	12.57%	$35,381	4.00%	$53,071	6.00%
Bank	$96,152	10.99%	$34,999	4.00%	$52,499	6.00%
Total capital (Tiers 1 and 2)
Company	$143,478	16.22%	$70,761	8.00%	$88,452	10.00%
Bank	$105,193	12.02%	$69,999	8.00%	$87,499	10.00%

	December 31, 2005

(Dollars in thousands)	Actual Regulatory Capital		Minimum Requirement		Well-Capitalized

	Amount	Ratio	Amount	Ratio	Amount	Ratio

Leverage capital (Tier 1) as percent of
three-month average assets:
Company	$97,344	9.18%	$42,401	4.00%	$53,001	5.00%
Bank	$85,532	8.09%	$42,292	4.00%	$52,864	5.00%
As percent of risk-weighted,
period-end assets
Core capital (Tier 1)
Company	$97,344	11.70%	$33,290	4.00%	$49,936	6.00%
Bank	$85,532	10.37%	$32,985	4.00%	$49,477	6.00%
Total capital (Tiers 1 and 2)
Company	$105,330	12.66%	$66,581	8.00%	$83,266	10.00%
Bank	$93,518	11.34%	$65,970	8.00%	$82,462	10.00%

(18) Segment Information

The Company is organized into two reportable segments: (a) the Company and its banking subsidiary (Bank); and (b) CNB Mortgage Company (CNBM). These have been segmented due to differences in their distribution channels, the volatility of their earnings, and internal and external financial reporting requirements.

The Bank segment provides a wide range of credit products and banking services to retail and commercial customers, largely within the markets the Company serves. Among the services provided by this segment are commercial and consumer lending, including junior lien residential mortgage loans, loan servicing, deposit products, cash management services, securities, and other related products. These products and services are offered through several delivery channels which include traditional community banking offices, automated teller machines, telephone banking, and internet banking. CNB Mortgage originates residential mortgage loans for consumers and sells all of those loans either to the Bank or to third-party investors in the secondary market.

46
CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

(18) Segment Information (continued)

The financial information of these segments has been compiled utilizing the accounting policies described in Note 1. Intersegment revenue, mainly servicing release premiums, is earned on the basis of similar third-party transactions. Indirect administrative expenses are allocated among segments based upon the segments' use of indirect resources. Income taxes are allocated to segments based on the Company's marginal statutory tax rate adjusted for any tax-exempt income or non-deductible expenses. The accounting policies and processes utilized in compiling segment financial information is based on U.S. generally accepted accounting principles, as CNB Mortgage is subject to stand-alone external financial reporting. The reportable segment information as of and for the years ended December 31, 2006, 2005, and 2004 follows (dollars in thousands):

	2006

	Bank	CNBM	Intersegment	Total

Net interest income	$40,564	15	(879)	39,700
Non-interest income	13,393	1,641	(1,192)	13,842

Total revenues	53,957	1,656	(2,071)	53,542

Provision for loan losses	1,831	-	-	1,831
Operating expenses	34,567	1,256	(262)	35,561

Total expenses	36,398	1,256	(262)	37,392

Income before tax	17,559	400	(1,809)	16,150
Income tax	4,244	164	(164)	4,244

Net income	$13,315	236	(1,645)	11,906

Total identifiable assets	$1,205,665	5,973	(5,743)	1,205,895

	2005

	Bank	CNBM	Intersegment	Total

Net interest income	$39,358	7	(408)	38,957
Non-interest income	11,415	1,705	(647)	12,473

Total revenues	50,773	1,712	(1,055)	51,430

Provision for loan losses	2,087	-	-	2,087
Operating expenses	32,966	1,140	(246)	33,860

Total expenses	35,053	1,140	(246)	35,947

Income before tax	15,720	572	(809)	15,483
Income tax	4,258	228	(228)	4,258

Net income	$11,462	344	(581)	11,225

Total identifiable assets	$1,071,488	3,367	(3,023)	1,071,832

	2004

	Bank	CNBM	Intersegment	Total

Net interest income	$36,210	4	(4)	36,210
Non-interest income	11,683	1,984	(1,364)	12,303

Total revenues	47,893	1,988	(1,368)	48,513

Provision for loan losses	1,680	-	-	1,680
Operating expenses	31,386	1,169	(234)	32,321

Total expenses	33,066	1,169	(234)	34,001

Income before tax	14,827	819	(1,134)	14,512
Income tax	3,913	307	(307)	3,913

Net income	$10,914	512	(827)	10,599

Total identifiable assets	$974,566	3,876	(3,685)	974,757

47
CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

(19) Condensed Financial Information - Parent Company Only

The following are the condensed balance sheets, statements of income, and statements of cash flows for Canandaigua National Corporation (dollars in thousands).
Balance Sheets
	December 31,

	2006	2005

Assets:
Cash in subsidiary bank	$16,990	230
Securities available for sale	16,674	8,636
Investment in Bank	96,673	84,727
Investment in nonbank subsidiaries	3,470	2,278
Other assets	1,284	918

Total assets	$135,091	96,789

Liabilities:
Junior subordinated debentures	$51,402	20,222
Other liabilities	130	28

Total liabilities	51,532	20,250

Stockholders' Equity	83,559	76,539

Total liabilities and stockholders' equity	$135,091	96,789

Statements of Income
	Years ended December 31,

	2006	2005	2004

Dividends from Bank	$2,200	2,560	2,400
Dividends from nonbank subsidiaries	-	-	500
Other income	980,	442	425
Interest and other expenses	(3,246)	(1,505)	(1,160)

(Loss) income before undistributed income of subsidiaries	(66)	1,497	2,165
Undistributed current year income of subsidiaries	11,797	9,501	8,192

Income before taxes	11,731	10,998	10,357
Income tax benefit	175	227	242

Net income	$11,906	11,225	10,599

48
CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

(19) Condensed Financial Information - Parent Company Only (continued)
Statements of Cash Flow
	Years ended December 31,

	2006	2005	2004

Cash flows from operating activities
Net income	$11,906	11,225	10,599
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation, amortization and accretion	259	76	81
Undistributed current year earnings of subsidiaries	(11,797)	(9,501)	(8,192)
Other	(552)	108	(276)

Net cash (used in) provided by operating activities	(184)	1,908	2,212

Cash flows from investing activities:
Purchase of securities available for sale	(9,978)	(1,484)	(999)
Proceeds from maturities and call of securities available for sale	2,101	-	2,544
Purchases of other investments	(1,064)	-	-
Fixed assets purchased, net	(1)	-	(1)

Net cash (used in) provided by investing activities	(8,942)	(1,484)	1,544

Cash flows from financing activities:
Proceeds from junior subordinated debenture	30,928	-	-
(Payments for) proceeds from treasury stock transactions, net	(2,040)	(1,386)	553
Tax benefit from stock option exercise	349	-	-
Dividends paid	(3,351)	(2,905)	(2,531)

Net cash provided by (used in) financing activities	25,886	(4,291)	(1,978)

Net increase (decrease) in cash	16,760	(3,867)	1,778
Cash at beginning of year	230	4,097	2,319

Cash at end of year	$16,990	230	4,097

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

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by interest type such as floating, adjustable, and fixed-rate loans, and by portfolios such as commercial, mortgage, consumer, and other.

The fair value of performing loans is calculated by discounting scheduled cash flows through the loans' estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan category. The estimate of maturity is based on the average maturity for each loan classification.

Delinquent loans (not in foreclosure) are valued using the method noted above. While credit risk is a component of the discount rate used to value loans, delinquent loans are presumed to possess additional risk. Therefore, the calculated fair value of loans is reduced by the allowance for loan losses.

49

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

(20) Fair Values of Financial Instruments (continued)

Deposits

The fair value of demand deposits, savings accounts, and money market accounts is the amount payable on demand at the reporting date. The fair value of fixed maturity time deposits is estimated using a discounted cash flow approach that applies current market rates to a schedule of aggregated expected maturities on time deposits.

Borrowings

The fair value of borrowings is calculated by discounting scheduled cash flows through the borrowings' estimated maturity using market rates presently available for new borrowings.

Junior Subordinated Debentures

The fair value of the adjustable-rate junior subordinated debentures approximates their face amount.

The estimated fair values of the Company's financial instruments are as follows (dollars in thousands):

	December 31, 2006		December 31, 2005

	Carrying	Fair	Carrying	Fair
	Amount	Value(1)	Amount	Value(1)

Financial Assets:
Cash and equivalents	$73,340	73,340	50,844	50,844
Securities	$252,824	252,487	219,273	219,170
Loans-net	$844,656	839,836	770,853	736,338
Mortgage servicing rights	$1,331	2,540	1,569	2,420

Financial Liabilities:
Deposits:
Demand accounts, savings and
money market accounts	$633,802	633,802	620,931	620,931
Time deposits	$425,546	423,967	346,193	342,605
Borrowings	$824	693	885	728
Junior subordinated debentures	$51,402	51,547	20,222	20,619

Off-balance-sheet commitments(2):
Letters of credit	$175	175	186	186
Unused lines of credit	$-	-	-	-
Commitments to originate loans	$3	3	2	2

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

50