Form 10-K, Exhibit 13
period 2007-12-31
CANANDAIGUA NATIONAL CORP
filed 2008-02-15
CIK 759458

CANANDAIGUA NATIONAL CORPORATION
72 South Main Street
Canandaigua, New York 14424
Phone: 585-394-4260 or
1-800-724-2621
Fax: 585-394-4001
Internet: www.cnbank.com

2007 Annual Report

Table of Contents
Page

Financial Highlights	3

Management's Discussion and Analysis of Financial Condition and Results of Operations	4

Our Common Stock	23

Management's Report on the Effectiveness of Internal Controls over Financial Reporting	24

Report of Independent Registered Public Accounting Firm on Management's Report	25

Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements	26

Consolidated Balance Sheets	27

Consolidated Statements of Income	28

Consolidated Statements of Stockholders' Equity	29

Consolidated Statements of Cash Flows	30

Notes to Consolidated Financial Statements	31

Annual Meeting:

The Annual Meeting of Shareholders will be held at the Main Office of The Canandaigua National Bank and Trust Company, 72 South Main Street, Canandaigua, NY, 14424, March 12, 2008, at 1:00 p.m.

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

     We present below a summary of selected financial highlights to help you see a snapshot of our performance during each of the past five years and at this year's end.  This and all information concerning our financial performance should be read in conjunction with the following Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as the 2007 Consolidated Financial Statements and Notes thereto.  These sections help to provide context for the information you see here.

Financial Highlights
(Dollars in thousands except per share data)

		%
	2007	Change	2006	2005	2004	2003
Income Statement Information:
Net interest income	$40,976	3.21%	39,700	38,957	36,210	33,481
Provision for loan losses	2,375	29.71%	1,831	2,087	1,680	1,250
Other income	15,595	12.66%	13,842	12,473	12,303	12,997
Operating expenses	37,058	4.21%	35,561	33,860	32,321	30,917
Income taxes	4,680	10.27%	4,244	4,258	3,913	3,970
Net income	12,458	4.64%	11,906	11,225	10,599	10,341

Balance Sheet Data:
Total investments(1)	$269,990	6.79%	252,824	219,273	203,860	188,189
Total loans, net	910,870	7.84%	844,656	770,853	669,873	595,915
Total assets	1,256,349	4.18%	1,205,895	1,071,832	974,757	907,775
Total deposits	1,060,533	0.11%	1,059,348	967,124	877,141	818,158
Total borrowings(2)	93,909	79.81%	52,226	21,107	21,102	21,094
Total stockholders' equity	92,208	10.35%	83,559	76,539	70,173	61,569
Average assets	1,229,664	9.45%	1,123,515	1,017,116	938,421	851,091
Average stockholders' equity	85,962	10.44%	77,839	72,248	63,810	55,429

Assets Under Administration:(3)
Book value (cost basis)	$1,034,737	14.88%	900,709	752,939	683,033	645,307
Market value	1,193,068	10.61%	1,078,669	870,856	812,953	745,858

Per Share Data:
Net income, basic	$26.16	5.10%	24.89	23.39	22.14	21.67
Net income, diluted	$25.65	5.56%	24.30	22.74	21.09	21.10
Cash dividends	$8.00	14.29%	7.00	6.05	5.30	4.75
Book value	$194.42	10.89%	175.32	159.48	145.83	129.02
Closing stock price(4)	$324.66	(4.56)%	340.18	360.28	361.01	293.85
Weighted average shares - diluted	485,718	(0.85)%	489,886	493,629	502,592	490,016

Other ratios:
Return on average assets	1.01%	(4.42)%	1.06%	1.10%	1.13%	1.22%
Return on average equity	14.49%	(5.28)%	15.30%	15.54%	16.61%	18.66%
Return on beginning equity	14.91%	(4.18)%	15.56%	16.00%	17.21%	19.36%
Dividend payout	31.19%	8.26%	28.81%	26.61%	25.13%	22.51%
Average equity to average assets	6.99%	0.88%	6.93%	7.10%	6.80%	6.51%
Net interest margin	3.77%	(5.04)%	3.97%	4.35%	4.43%	4.56%
Efficiency(5)	65.20%	(1.70)%	66.33%	65.84%	66.62%	66.52%

Employees (year end):
Actual	386	2.12%	378	360	353	355
Full-time equivalent	331	2.16%	324	311	302	304

(1) Includes the Company's investment in Federal Reserve Bank stock and Federal Home Loan Bank stock.
(2) Includes junior subordinated debentures.
(3) These assets are held in a fiduciary or agency capacity for customers and are not included in our balance sheet.

(4)   The Company's stock is not actively traded. In addition, it is not listed with a national securities exchange. Due to the limited number of transactions, the closing stock price may not be indicative of the actual market value of the Company's stock.

(5) Operating expenses, exclusive of intangible amortization, divided by total revenues.

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

•

The strength of the United States economy in general and the strength of the local economy in particular; general economic conditions, either nationally or locally could be less favorable than expected, resulting in, for example, a deterioration in credit quality of assets;

•

The effects of and changes in United States trade, monetary, and fiscal policies and laws, including and most importantly, the interest rate policy of the Federal Reserve Board, which can have an immediate and significant impact on earnings;

•

The impact of changes in laws and regulations governing financial services and public companies, including laws, regulations, and rules concerning taxes, accounting, auditing and reporting standards;

•

The cost of compliance with governmental regulations;

•

The impact of technological changes;

•

The development of new products, their competitiveness and their acceptance by customers;

•

Changes in commercial and consumer spending and saving habits;

•

Changes in demographics on the Company's market area;

•

The commission of fraud by customers and non-customers against the Company; and

•

Our success in managing these risks.

     Many financial services organizations across the country have announced losses, additions to their loan loss provision, and other contingent liabilities arising from originating, selling, servicing and/or owning subprime mortgages.  While there is no industry-standard definition, these are generally home mortgages made to borrowers who do not qualify for market interest rates because of problems with their credit history, and, therefore, their credit risk (or ability to repay) is higher than most borrowers.  Subprime lending is typically defined by the status of the borrower. A subprime loan is a loan made to someone who could not qualify for a more favorable rate. Subprime borrowers typically have low credit scores and histories of payment delinquencies, charge-offs, or bankruptcies. Because subprime borrowers are considered at higher risk of default, subprime loans typically have less favorable terms than their traditional counterparts. These terms may include higher interest rates, irregular fees, or an up-front charge.

     We do not, as a practice, originate these loans, nor do we invest in these loans either directly or through mortgage-backed securities.  Accordingly, we do not have the exposure to losses as do banks that originate or hold subprime mortgages.

OVERVIEW

     Mr. Hamlin's message to shareholders provides an overview of the Company's 2007 results.  He includes a discussion of the economy, the banking industry, the regulatory environment, and their impact on the Company.

     As we look forward to 2008, we expect to initiate a number of strategies that will result in significant increases in operating expenses with higher revenue growth to follow in future years.  These include the acquisition of Genesee Valley Trust Company (GVT), as well as the opening of new full-service banking offices in Henrietta and Rochester, New York and a trust office in Sarasota, Florida.

RESULTS OF OPERATIONS

     For the year ended December 31, 2007, we reported net income of $12.5 million compared to $11.9 million for the year ended December 31, 2006, and $11.2 million for the year ended December 31, 2005.  Diluted earnings per share for each of these years were $25.65, $24.30, and $22.74, respectively.  The major components of these results, which include net interest income, provision for loan losses, other income, operating expenses, and income taxes, are discussed below.

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

     For 2007, we anticipated asset yields to continue rising as the increasing interest rate environment would allow us to price our new assets higher and replace or reprice lower-yielding assets at higher rates.  Offsetting these increases however, would be higher rates paid on deposits with some reduction in borrowing costs through retirement of $20.6 million of junior subordinated debentures.  We anticipated the combination of these factors, along with growth in assets, to result in modestly higher net interest income, but a continued reduction in both net interest spread and net interest margin.

     Our predictions were accurate, with an increase in net interest income, caused by growth in earning assets; higher asset yields were offset by higher liability costs, resulting in lower net interest spread and margin.  For 2007, tax-equivalent net interest income grew $1.6 million or 3.7%.  Contributing to this increase was a $99.1 million (9.3%) increase in average earning assets, and a $92.3 million (10.4%) increase in average interest-bearing liabilities. During the year, the tax-equivalent yield on earning assets rose 15 basis points to 6.72%, while the cost of interest-bearing liabilities rose 39 basis points to 3.50%. The combination of these reductions led to a 24 basis point decrease in net interest spread (the difference between rates earned and rates paid).  Furthermore, net interest margin (net interest income divided by average earning assets, or balance sheet profit margin) declined 20 basis points to 3.77%.  The two following tables analyze the components of net interest income.

     At the time of our internal 2008 budget preparation we anticipated interest rates to remain fairly steady for most of the year.  But in late 2007 and into early 2008, economists and others were suggesting the possibility of a nationwide economic slowdown.  By late January 2008, the Federal Open Market Committee (FOMC) of the Federal Reserve Board lowered the target federal funds rate 125 basis points and stated, “Financial markets remain under considerable stress, and credit has tightened further for some businesses and households.  Moreover, recent information indicates a deepening of the housing contraction as well as some softening in labor markets. The Committee expects inflation to moderate in coming quarters, but it will be necessary to continue to monitor inflation developments carefully.” Lowering this rate had the immediate impact of lowering rates on our prime rate-based loans (approximately 30% of our loan portfolio).  We took action on our liability costs by lowering deposit rates. However, we do not anticipate deposit costs to decline to the extent asset yields will decline. Accordingly, we expect to experience further declines in our interest spread and interest margin for 2008.  Additionally, we have budgeted balance sheet growth for 2008 and, if the economy weakens and demand for credit declines, it is unlikely we will be unable to offset the interest margin declines with a higher volume of interest income.

     It is difficult to predict the next move of the FOMC, but we believe they will hold rates steady in the near term. In the Interest Rate Risk Management section below, we discuss the tools we use to manage interest rates.

     Looking back to 2006: In that year, tax-equivalent net interest income grew $0.7 million or 1.8%, due to an 11.6% increase in average earning assets, and offset by an 11.9% increase in average interest-bearing liabilities.  For 2006, both spread and margin declined due to a substantially larger increase in interest-bearing liabilities' costs versus earning assets' yields, driven mainly by market rate increases following the FOMC’s upward moves in the target federal funds rate.

     The following table provides additional details of net interest income and shows average balances, tax-equivalent interest earned or paid, and average rates for the years ended December 31, 2007, 2006, and 2005.  Taxable securities include the Company's required investments in Federal Reserve Bank Stock and Federal Home Loan Bank Stock. The mark-to-market adjustments on securities available for sale are included in non-interest-earning assets. Nonaccrual loans are included in the average balances of loans.   Non-interest-bearing demand deposit accounts are included in non-interest-bearing liabilities. Borrowings include junior subordinated debentures. Tax-exempt interest includes a tax equivalency adjustment of $2,757,000 in 2007, $2,471,000 in 2006, and $2,481,000 in 2005.  A marginal federal income tax rate of 35% was applied in each year. Interest on loans includes a deduction for net deferred loan costs of $1,195,000 in 2007, $1,519,000 in 2006, and $1,569,000 in 2005 (dollars in thousands).

		2007			2006			2005
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest-earning assets:
Interest-bearing deposits
with others	$4,315	$205	4.75%	$2,304	$89	3.86%	$4,959	$145	2.92%
Federal funds sold	32,915	1,725	5.24	22,867	1,153	5.04	13,709	403	2.94
Securities:
Taxable	89,644	4,242	4.73	82,015	3,834	4.67	66,038	2,974	4.50
Tax-exempt	168,851	8,721	5.17	151,561	7,718	5.09	150,429	7,490	4.98
Loans, net	865,739	63,152	7.29	803,664	56,986	7.09	716,754	45,700	6.38
Total interest-earning
assets	1,161,464	78,045	6.72	1,062,411	69,780	6.57	951,889	56,712	5.96
Non-interest-earning
assets	68,200			61,104			65,227
Total assets	$1,229,664			$1,123,515			$1,017,116

Liabilities and
Stockholders' Equity
Interest-bearing liabilities:
Interest-bearing demand	$103,485	179.17%		$103,611	164.16%		$101,943	160.16%
Savings and money
market	375,296	8,670	2.31	365,996	7,772	2.12	415,327	6,427	1.55
Time deposits	452,809	21,856	4.83	380,266	16,447	4.33	249,695	6,995	2.80
Borrowings	48,759	3,607	7.40	38,159	3,226	8.45	26,523	1,692	6.38
Total interest-bearing
liabilities	980,349	34,312	3.50	888,032	27,609	3.11	793,488	15,274	1.92
Non-interest-bearing
liabilities	163,353			157,644			151,380
Stockholders' equity	85,962			77,839			72,248
Total liabilities and
stockholders' equity	$1,229,664			$1,123,515			$1,017,116

Interest rate spread			3.22%			3.46%			4.04%
Net interest margin		$43,733	3.77%		$42,171	3.97%		$41,438	4.35%

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

	2007 compared to 2006			2006 compared to 2005
	Increase/(decrease)			Increase/(decrease)
	Due to change in			Due to change in
	Volume	Rate	Total	Volume	Rate	Total
Interest-earning assets:
Interest-bearing deposits with others	$92	24	116	$(93)	37	(56)
Federal funds sold	525	47	572	362	388	750
Securities, taxable	360	48	408	743	117	860
Securities, tax-exempt	892	111	1,003	57	171	228
Loans, net	4,494	1,672	6,166	5,864	5,422	11,286
Total	6,363	1,902	8,265	6,933	6,135	13,068

Interest-bearing liabilities:
Interest-bearing demand	-	15	15	3	1	4
Savings and money market	201	697	898	(832)	2,177	1,345
Time deposits	3,364	2,045	5,409	4,633	4,819	9,452
Borrowings	819	(438)	381	881	653	1,534
Total	4,384	2,319	6,703	4,685	7,650	12,335

Net change	$1,979	(417)	1,562	$2,248	(1,515)	733

Provision for Loan Losses

     The provision for loan losses (a charge to earnings) in each period is a result of our judgment about the credit quality of the Company's assets.  We present a detailed discussion and analysis in a following section entitled "Loan Loss Experience and Allowance for Loan Losses."

Other Income

     Other income is an important and growing component of our total revenue, accounting for approximately 28%, up from 26% in 2006.  It is composed mainly of revenues from: (a) service charges on deposit accounts, (b) trust and investment services, and (c) mortgage banking.  For the year ended December 31, 2007, other income increased $1.8 million or 12.7% from 2006, and for the year ended December 31, 2006, other income increased $1.4 million or 11.0% from 2005.

     Service charges on deposit accounts increased 8.6% in 2007 from 2006, attributable to increased transaction volume; and, more significantly, an increase in revenues for certain electronic transaction services.  Service charges on deposit accounts rose 22.1% in 2006 from 2005, attributable to increased transaction volume derived from increases in underlying deposit accounts and the number of customers.  Looking to 2008, we anticipate this income category to grow at a rate similar to 2006’s due to increased transaction volume, an increase in our fees charged, and the roll-out of new products and services.

     Trust and investment services income increased $1.0 million or 22.9% in 2007 from 2006 ($0.3 million and 7.1% in 2006 over 2005).  This income is principally derived from a combination of: (1) the average market value of assets under administration, and (2) the mix of those underlying accounts.  Income in 2007 grew as a result of a substantial increase in assets under administration, as well as the full-year impact of revenues derived from our purchase of trust and investment accounts in late 2006.  Income growth for 2006 was also due to growth in assets under administration.

     In 2005, we began a five-year program to substantially increase our assets under management.  This plan includes increased marketing initiatives, new product development and sales, and a review of current fees.  The plan focuses on the population in our market area, including individuals, for-profit businesses, and not-for-profit entities.

     Our efforts continue to produce measurable results, as was shown not only in the revenue growth discussed above, but also in the assets we hold and manage for customers.  Since the end of 2005, the market value of assets under administration has grown $322.2 million (37%), inclusive of the $66.6 million in trust relationships purchased from another bank in our territory. In early 2008, we completed the acquisition of GVT, which added $615.0 million in assets under administration, and is expected to generate over $4.0 million of revenue annually. (Please also see Note 2 to the Consolidated Financial Statements for more information.)

     For 2008, we expect trust and investment services income to approximate $10.7 million.  We expect assets under management to grow $889 million.  Both income and assets will include the impact of the acquisition of GVT plus organic growth from the Company and GVT.  It is also possible that we could negotiate additional trust and investment relationship purchases.

     As discussed in our 2006 Annual Report, we intend to form a wholly owned subsidiary of the Company in the State of Florida and open a trust and investment services office there.  To counteract the adverse tax structure in New York State and allow customers to take advantage of potentially significant tax savings from establishing trusts in jurisdictions with laws favorable to the tax positions of wealthy clients, financial advisors are encouraging their wealthy clients to establish or change New York situs trust agreements: (1) to appoint non-New York State domiciliary trustees; or (2) to establish new trust agreements with a non-New York situs and a non-New York State domiciliary trustee.  In many instances financial advisors are recommending that clients establish personal residency in another more tax-favorable jurisdiction.  The potential tax advantages are derived from: (1) the ability to have income retained in a trust and capital gains realized in the trust be exempt from taxation in New York as a result of the provisions of the New York State Tax law; (2) the ability to avoid the New York State Estate Tax which was de-coupled from the Federal Estate Tax following the passage of the Economic Growth And Tax Relief Reconciliation Act of 2001;  and, (3) the abolition or significant expansion of the Rule Against Perpetuities by many states, other than New York, which permits the establishment of "dynasty trusts."  We have a number of customers who reside in Florida for substantial parts of the year, and these customers will be benefited by our plans.  We hope to open and occupy this new office by the end of 2008.

     Mortgage banking income is our third most important source of other income and is comprised of the net gain on sale of mortgage loans and mortgage servicing income.  Our residential mortgage originations are handled through our wholly owned subsidiary, CNB Mortgage Company (CNB Mortgage), where its results are primarily reflected in the net gain on sale of mortgage loans.  The line item held steady in 2007, but declined in 2006 from 2005, associated with both the end of the nation's refinance boom in the middle part of the decade and our decision to hold more residential loans in our portfolio. Selling loans to the Bank does not generate the one-time income (gain) from a sale to a third party, but creates more income (interest) over the long term as the loans remain in the Bank's portfolio.  We expect this revenue to be similar for 2008, despite an overall increase in volume of loan originations, because it will be offset by lower sales as we continue to hold more loans in our portfolio.

     We typically sell long-term, non-callable, fixed-rate residential mortgages with loan-to-value ratios less than 85% to the Federal Home Loan Mortgage Corporation (Freddie Mac) to: (1) provide mortgage financing to homeowners we could not otherwise accommodate, because of our inability to fund the high demand for these loans with local deposits, and (2) to reduce our long-term interest rate risk.  However, we continue to service these loans locally with our staff.  Generally residential mortgage loans with an original loan-to-value ratio greater than 85% are sold, with servicing released to third parties.

     The revenue generated by CNB Mortgage is dependent upon the volume of loans originated.  This volume is composed of purchase money loans (loans to purchase a property) and refinance loans (loans that change the terms of an already existing loan).  CNB Mortgage generally must originate approximately $85 million to $95 million to break even based on its current operating expense structure.  During years without a refinance boom, the Company is more dependent upon purchase money mortgages.  Since the refinance boom has abated, CNB Mortgage's profitability and resulting gain on sales of mortgages in 2008 is expected to be closer to 2007’s and 2006's results.  For the years ended December 31, 2007, 2006, and 2005, CNB Mortgage originated the following types of loans (dollars in thousands):

	2007	2006	2005

Purchase money mortgages	$93,298	93,272	86,628
Refinance mortgages	42,148	27,851	31,897
Total mortgage originations	$135,446	121,123	118,525
Of which:
Sold to third parties	$74,877	76,717	96,065
Sold to Bank	$60,569	44,406	22,460
Percentage of total sold to Bank	44.8%	36.7%	18.9%

     Showing declines in both 2007 and 2006 was net mortgage servicing income, which is composed primarily of service fees earned on loans sold to Freddie Mac, but serviced by us, and service fees we earn on commercial loan participations.  We expect loans serviced for Freddie Mac to fall and participation loans to increase in 2008.  (Residential loans sold to Freddie Mac and commercial loan participations are not included in the consolidated balance sheet.) We generally earn servicing fees equal to 25 basis points (1/4 of 1.00%) of the loan balances outstanding.  Also included in this line is the amortization of mortgage servicing rights.  We discuss these in greater detail in Note 6 to the Consolidated Financial Statements.  At each of the three years ended December 31, 2007, 2006, and 2005, we were servicing the following types of loans (dollars in thousands):

	2007	2006	2005

Residential mortgages (sold to Freddie Mac)	$277,774	297,652	313,694
Commercial loans and mortgages (participations sold)	98,472	77,887	74,901
Total loans serviced for others	$376,246	375,539	388,595

     All other sources of other income increased $0.2 million in 2007 from 2006 and increased $0.3 million in 2006 from 2005.  The increase in 2007 was primarily due to higher earnings from non-marketable investments, higher loan-related fees, and ATM fees.  The increase in 2006 from 2005 was mainly associated with higher earnings from non-marketable investments offset by lower letter of credit fees.  We expect 2008’s income to be higher than 2007's income due to higher fees charged for ATM usage by non customers.

Operating Expenses

     In 2007, operating expenses increased $1.5 million or 4.2% over 2006, and in 2006 increased $1.7 million or 5.0% over 2005.  The most significant increase in these years came in salaries and employee benefits and was attributed to increased staffing and incumbent raises.  Smaller increases in other categories reflect our continued growth in our operations and expansion in Monroe County. For 2008, we expect significant increases in all operating expenses from a number of major initiatives, including the acquisition of GVT, as well as the opening of new full-service banking offices in Henrietta and Rochester, New York, and a trust office in Sarasota, Florida.

     Substantially all of the increase in salaries and employee benefits in 2007 and 2006 was attributable to wage increases and new staff.  However, total benefit costs for 2007 and 2006 were lower than anticipated.  The decline in our stock price resulted in a lower than expected accrual for our stock-based compensation plans.  As seen in Note 14 to the Consolidated Financial Statements, the incentive stock plan expense dropped from $429,000 in 2005 to a benefit of $78,000 in 2006 and an expense of $17,000 in 2007.

     Occupancy expenses remained relatively flat for 2007, 2006 and 2005 with increases in rent and equipment costs offset principally by lower software maintenance and depreciation expenses.  These, along with all occupancy expenses, can fluctuate depending upon growth in the Company and the timing of when we make expenditures.  General growth in the Company’s operations will result in higher occupancy expenses due to greater purchases and year-over-year cost increases due to inflation.  However, the timing of purchases and the age of equipment and software will impact depreciation expense, which will diminish after the depreciation period expires, even if the equipment or software is still being used.

     In 2008 we will see higher relative operating expenses due to our GVT acquisition and opening the three new offices.  Late in 2007 we opened a temporary banking office in Henrietta, New York with minimal expense impact.  In 2006, we opened an office in Geneva, New York, to serve trust and investment customers.

     Marketing (advertising and promotion) and public relations (contributions and entertainment) expenses also remained relatively flat for the past three years.  As with occupancy expenses, some underlying expenses continue to grow with overall Company growth and inflation, while others fall due to the timing of expenditure.  In particular, in 2006 we made a series of sizeable charitable contributions, which increased this community oriented expense $140,000 over 2005.  We expect marketing and public relations expenses will be higher in 2008 due to the same reasons as discussed throughout this section.

     All other operating expenses, including FDIC insurance, have grown each year driven by overall franchise growth and inflation.  Particularly impacting the increased expenses are those associated with expanded electronic banking services, the expenses of which are more than offset by the growth in electronic banking services income reflected in service charges on deposit accounts. For 2008, we will see much higher other operating expenses due to the reasons discussed above.  One notable expense is the anticipated amortization of intangible assets associated with our acquisition of GVT.  These expenses are outlined in Note 2 to the 2007 financial statements.

Income Taxes

     Our effective income tax rate was approximately 27.3%, 26.3% and 27.5% in each of the past three years.  These effective rates differ substantially from our marginal rate of about 39%, mainly due to our significant non-taxable interest income from state and municipal obligations. A full detail of these amounts can be found in Note 10 to the 2007 financial statements. We anticipate our 2008 effective tax rate will be in the 26% to 30% range and is mostly dependent upon the amount of non-taxable interest income we earn in proportion to taxable income, as well as the fiscal policy of New York State, as discussed in the following paragraph.

     For several years, governors in New York State, and once again, the current governor proposed in his fiscal 2009 Budget, changes to the taxation of real estate investment trusts for banks in New York State.  Through the legislative process, until 2007, attempts to tax these trusts were fully denied.  In 2007, banks with assets over $8 billion were subject to an annually increasing tax.  As our Company has assets less than $8 billion, it is not currently subject to such tax.  We believe banks pay their fair share of corporate taxes in New York State, and any attempts to increase taxes on banks in New York State is counter productive. We believe such a strategy will lead more financial institutions to move investments out of New York State into jurisdictions with lower tax rates.

FINANCIAL CONDITION

     As of December 31, 2007, total assets of the Company were $1,256.3 million, up from $1,205.9 million at year-end 2006. Most of the increase occurred in the loan portfolio with a lesser amount in the securities portfolio.  Asset increases were funded primarily by deposit inflows until December 2007, when we funded the growth through liquidation of federal funds and short-term borrowings.

     Cash and due from banks, including interest bearing accounts, increased $2.8 million to $40.9 million, principally from customer account growth.  While this balance can fluctuate from day to day, depending upon customer transactions, we expect it to range between $25 million and $40 million on average.  While endeavoring to maintain a sufficient supply of cash for our customers' needs, we also strive to minimize the amount of physical cash on hand, since this is a non-interest earning asset.

     The total of interest-bearing accounts with other financial institutions and federal funds sold fell at year-end 2007 from 2006. These balances generally reflect liquidity (cash) not invested in securities or loans.  These balances are managed on a daily basis by representatives of our Asset / Liability Management Committee (ALCO).  This liquidity is used to manage daily inflows and outflows of deposits and loans.  Our target for these combined balances is $5 million to $20 million, but day-to-day balances will fluctuate.  During 2007, we averaged about $37.2 million, compared to $25.2 million in 2006.  In both years, we exceeded our target, as local demand for loans and securities was lower than the rate at which deposits were increasing.

     In December 2007, we experienced a significant outflow of municipal deposits, which depleted our federal funds sold position and resulted in short-term borrowings.   During the last half of 2007, large national and international banks found it increasingly more difficult and expensive to obtain liquidity in the money markets, because of their exposure to the subprime mortgage market and their multi-billion dollar securities writeoffs.  In order to raise liquidity to strengthen their balance sheets at year end, they generated funds by paying very high interest rates on municipal deposits.  These rates were higher than our cost to borrow the funds from the Federal Home Loan Bank of New York.  Accordingly, we supplemented our funding with lower cost overnight borrowings, rather than higher cost municipal deposits.  By the end of January 2008, these banks lowered their rates to more reasonable levels, the municipal deposits flowed back into the Company and much of the overnight borrowings were paid off.  For the remainder of 2008, we anticipate selling federal funds similar to 2007 and 2006.

     During each of the past few years, we have annually invested approximately $2.0 million in premises and equipment, mostly for office improvements and technology upgrades.  Though we have no firm commitments, we anticipate investing up to $5.0 million in 2008, of which approximately $2.0 million will again be used for facility renovations, equipment replacements and software and hardware purchases. Another $3.0 million will be invested in our new offices.  All of these investments have been, and will be, funded from current operating cash flow.  The overall investment recorded on our balance sheet, however, may be lower than at year end 2007, following our proposed sale-leaseback transaction.

     In 2006, the Board of Directors of the Bank authorized management to execute a sale-leaseback transaction for six banking offices currently owned by the Bank.  We expected the transaction to close in the first quarter of 2007, but the original purchaser was unable to secure the necessary funds. We have re-marketed the transaction, have a new buyer, and hope to close the transaction in the first half of 2008. Upon the sale of these offices, the Bank expects to receive $5.0 to $6.0 million in cash, net of taxes, which we will reinvest in local loans and investments. These offices, with a depreciated cost of approximately $4.1 million, will be leased back by the Bank on a long-term basis.  Any gain on sale will be deferred and amortized over the lease term.  Any gain for income tax purposes will be recognized immediately.  Such a sale-leaseback transaction allows the Bank to convert buildings, which are non-earning assets, into earning assets such as loans and investments, which support the growth and vitality of the Bank's community.

A more detailed discussion of the Company's principal interest-earning assets (securities and loans), and interest-bearing liabilities (deposits and borrowings), follows.

Securities Portfolio

     We maintain our portfolio of (investment) securities mostly in U.S. Treasury, U.S. agency, and municipal obligations. We invest in securities with short to intermediate average maturities in order to better match the interest rate sensitivities of our assets and liabilities. You can find more information about the carrying value of our securities at December 31, 2007, 2006, and 2005, in Note 3 to the Consolidated Financial Statements.

     Investment decisions are made within policy guidelines established by our Board of Directors.  The investment policy is based on and supplements the Bank's Interest Rate Risk and Funds Management Policy (ALCO Policy), also established by our Board.  Together these policies set financial and investment goals, which direct investment in all assets, including securities.  The investment policy states that "... the Company shall invest funds not needed for local loans and mortgages in United States Government Bonds, United States Agency Bonds, Municipal Bonds, Corporate Obligations, and Money Market Instruments.  The goal of the investment portfolio shall be to provide sufficient safety and liquidity in order to help meet the Company's needs and to produce income for the Company consistent with the safety features of quality, maturity, marketability, and risk diversification." The investment policy further limits total investments to no more than 40% of total Company assets.  There are additional limits on asset classes (U.S. Treasury, U.S. Agency, etc.), issuers, ratings and maturities. Allowed within our policy are securities hedging activities, interest rate risk swaps, and other programs involving the use of off-balance-sheet derivatives.

     We classify securities as either "available for sale" or "held to maturity." The classifications result in differing management and accounting treatments.  Securities "available for sale" are used to absorb our available liquidity not used for lending purposes.  These securities may or may not be held to their stated maturity, as demand for loan and deposit in- and out-flows change.  Securities which we have both ability and intent to hold to maturity are classified as "held-to-maturity." Substantially all of these securities are pledged to collateralize municipal deposits.  Municipalities in New York State are generally required to ensure deposits in excess of FDIC insurance limits are collateralized with eligible securities.

     During 2007, securities increased approximately $15.1 million, while in 2006 they increased approximately $33.4 million. The growth in each year came as a result of our investing funds from deposit growth and borrowings not used for originating loans or maintaining fed funds.  Most of the securities portfolio is pledged to federal financial agencies and to secure municipal deposits.  These deposits, in turn, are used to purchase securities of local municipalities, thereby recycling local deposits within our communities.  Other securities consist mainly of high-grade corporate bonds and other local investments.  We will vary the mix of taxable and tax-exempt securities from time to time depending upon the amount of our taxable income, the securities' tax-equivalent yield, and the supply of high-grade, tax-exempt securities.

     Because changes in the interest rate environment impact the market value (price or fair value) of securities and because market interest rates often differ from the rates at which securities were purchased, the underlying price of securities will change from time to time.  The price of a security will move inversely to interest rates.  So, generally, if market rates are higher than that of the security, the fair value of the security will be lower than our cost.  On the other hand, if market rates are lower than those of the security, the fair value of the security will be higher than our cost.  During the last half of 2007, market interest rates began to decline and by year end, the fair value of our securities portfolio exceeded its cost. The opposite effect was felt in 2006, when market rate increases caused the fair value of our securities portfolio to remain below its cost. If market rates remain relatively low in 2008 and move even lower than at year-end 2007, we can expect the fair value of the securities within the existing portfolio to remain above cost.  The fair value of some individual securities remained below cost at December 31, 2007, as more fully discussed in Note 3 to the 2007 financial statements.  However, none of these securities was considered to be other than temporarily impaired, requiring a write-down of carrying value in the income statement.

     The following table summarizes the maturities and weighted average yields of debt securities available for sale and held to maturity at their carrying value at December 31, 2007. In this table, we do not reflect yields on a tax-equivalent basis.  Our small balance in mortgage backed securities is reported at its final stated maturity, notwithstanding that principal is prepaid regularly, reducing its effective maturity.  U.S. Agencies are obligations of U.S. government sponsored agencies (dollars in thousands).

			After		After
			One		Five
	One		through		through		After
	Year or		Five		Ten		Ten
	Less		Years		Years		Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Available for Sale
U.S. Agencies	$13,155	4.17%	$35,084	4.42%	$18,557	5.08%	$-	-%
State and municipal	391	3.41	31,148	3.59	9,757	3.84	-	-
Other	-	-	-	-	-	-	2,029	5.19
Total	$13,546	4.14%	$66,232	4.03%	$28,314	4.65%	$2,029	5.19%

Held to Maturity
U.S. Treasury	$4,998	4.75%	$4,998	4.73%	$-	-%	$-	-%
U.S. Agencies	-	-	1,500	4.75	14	8.00	-	-
State and municipal	25,875	4.05	75,003	3.83	42,062	3.99	628	4.61
Other	-	-	-	-	-	-	333	5.61
Total	$30,873	4.16%	$81,501	3.90%	$42,076	4.00%	$961	4.96%

Loans

     What follows is a description of the types of loans we make and also a table of their balances.  The Bank's loan policies establish the general parameters of the types of loans that are desirable, emphasizing cash flow and collateral coverage. Credit decisions are made at the Bank by officers who have extensive experience with commercial and consumer lending, helping to ensure thorough underwriting and sound credit decisions. We have commercial, consumer, and residential mortgage loan policies approved by our Board. These policies establish the lending authority of individual loan officers as well as the loan authority of the Bank's Officers Loan Committee (OLC). Certain of the Bank's executives each have loan authority up to $1,000,000 while other officers' lending authorities are $250,000 or less. A combination of officers and credit analysts can jointly approve certain loans up to $500,000 and OLC up to $4,000,000.  Loans over that amount generally must be approved by the Board or a designated committee of the Board.

     Loans are generally originated in our primary market area (Rochester Metropolitan Statistical Area [MSA]), but as a national bank, we can make loans to customers anywhere in the country.  We use the same credit principles and guidelines for small, medium, and large credits.  A borrower's cash flow, overall financial condition/capacity, character, and the collateral securing a loan are considered during the credit decision process.  Specific emphasis is placed on the borrower's ability to generate cash sufficient to cover operations and financing costs when assessing the overall quality of a borrower's financial condition.  The commercial loan policy limits loans to one borrower and any borrowing relationship, as well as concentrations of credit to particular industries.  Federal banking regulations limit loans to one borrower (as defined) to 15% of the lending institution's regulatory capital.  At December 31, 2007, this limit was approximately $17.2 million, and the Bank's largest committed borrowing relationship under these regulations was $13.0 million.

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

     Commercial Mortgages: We make commercial real estate loans to finance the purchase of real property which generally consists of real estate with completed structures. These commercial real estate loans are secured by first liens on the real estate, which may include apartments, commercial structures housing businesses, healthcare facilities, and other non-owner- occupied facilities.  The loans typically have variable interest rates, repricing in three-to five-year periods, and require principal payments over a 10- to 25-year period.  Many of these loans include call provisions within 10 to 15 years of their origination. Our underwriting analysis includes credit verification, independent appraisals, a review of the borrower's financial condition, and the underlying cash flows. These loans are typically originated in amounts of no more than 80% of appraised value of the property.

     Residential Mortgages: We originate adjustable rate and fixed-rate, one-to-four family residential real estate loans collateralized by owner-occupied properties located in our market area. These loans are amortized over five to 30 years. Substantially all residential loans secured by first mortgage liens are originated by CNB Mortgage and sold to either the Bank or third-party investors.  Generally, fixed-rate mortgage loans with a maturity or call date of ten years or less are retained in our portfolio.  For longer term, fixed-rate residential mortgages without escrow, we retain the servicing, but sell the right to receive principal and interest to Freddie Mac.  All loans not retained in the portfolio or sold to Freddie Mac are sold to unrelated third parties with servicing released.  This practice allows us to manage interest rate risk, liquidity risk and loss risk.  From time to time, we may also purchase residential mortgage loans which are originated and serviced by third parties.

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

     The loan portfolio was composed solely of domestic loans with their concentrations set forth in the schedule of loan classifications below. We are not aware of any material concentrations of credit risk to any industry or individual borrower.  The following summary shows the classifications of loans by category as of the year end for the past five years.

Composition of Loan Portfolio
As of December 31,
(Dollars in thousands)

	2007	2006	2005	2004	2003
Commercial, financial, and agricultural	$194,395	188,518	167,750	151,343	120,920
Commercial mortgage	349,430	323,478	311,652	279,731	273,512
Residential mortgage - first lien	158,655	106,749	65,238	47,479	44,487
Residential mortgage - junior lien	69,407	67,871	59,758	56,492	47,488
Consumer
Automobile - indirect	119,775	136,040	142,141	111,506	90,336
Other	21,767	23,075	24,077	22,401	20,887
Other	3,073	3,653	3,681	5,051	2,438
	916,502	849,384	774,297	674,003	600,068
Plus: Net deferred loan costs	4,047	4,313	4,542	3,085	2,178
Less: Allowance for loan losses	(9,679)	(9,041)	(7,986)	(7,215)	(6,331)
Loans, net	$910,870	844,656	770,853	669,873	595,915

     Gross loans increased $67.1 million in 2007 with growth in all categories except consumer loans.  Loan demand remained robust in our market, particularly in the commercial and residential areas, where rates received on these assets met or exceeded our internal targets.  First lien residential mortgages continued to grow at a faster rate than previous years, associated with the rise in mortgage interest rates and the introduction of our ten-year, fixed-rate callable product.  As rates rise, customers are attracted to our portfolio products, and we retain more originations in portfolio as they carry more attractive interest rates. We scaled back the origination of consumer loans, particularly indirect automobile loans, as competition from manufacturers and other financial institutions set rates at uneconomical levels.  We will continue to originate these loans during periods when rates received are attractive relative to other loan products.

     Excluded from the balances in the table are loans serviced for others, the balances of which are shown in the Other Income section. We sell some residential and commercial loans, but retain the servicing to manage liquidity and interest rate risk, while continuing to meet the needs of our customers.

     Overall, we are projecting the net balance of loans will increase approximately 7% in 2008, with a continued focus on greater net growth in the non-commercial portfolios (loans to individuals).  Since our expansion beginning in the late 1990s, the loan portfolio mix had moved from 50% commercial, 50% individual to a high of 64% / 36% , and stood at 59% / 41% at year-end 2007.  We believe a balanced mix of these assets provides an optimal level of credit, interest rate, and liquidity risk.  To accomplish these goals over time, we plan to increase consumer loans as well as first- and second-lien residential real estate loans.  Additionally, we will continue to utilize commercial loan participations.

Loan Quality

     Poor credit quality can cause a bank to fail.  Therefore, we are diligent in initial underwriting and subsequent asset management to measure, monitor and manage credit risk.  The quality of the loan portfolio, as measured by the ratio of non-performing loans to total loans, has mirrored the economy, with the measure worsening in the early years of the decade and improving since then.  The highest balances of non-performing assets are concentrated within a relatively few relationships primarily in the health-care and real estate investment sectors.  We are actively working with the borrowers with credit difficulties, and we do not anticipate significant loan losses as a result of these relationships.  We generally seek to work with borrowers in resolving their credit issues, rather than forcing business bankruptcy, liquidation, or sale.  We believe this strategy provides longer term value to the Company, the community, and our customers and their employees, but it can result in a higher ratio of non-performing assets relative to our peers.

     At December 31, 2007, we are not aware of any potential problem loans not already reported in the table below.  However, we have seen a general increase in loans past due 30 to 90 days in the last quarter of 2007.  This can be a leading indicator of loans which will subsequently migrate to non-accrual status or ultimately result in charge-off or foreclosure (non-performing loans and non-performing assets).  On a relative basis, the percentage of past due loans to total loans is still comparatively low and the percentage of loans 90 days past due or in non-accrual status have decreased year over year.  Notwithstanding this, given the nature of our business, it is reasonable to assume there will be problem loans in the future.

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

     Interest can be earned on a cash basis for these loans in non-accrual status, and it amounted to $11,000 in 2007, $63,000 in 2006, and $53,000 in 2005.  Had all non-accrual loans been current in accordance with their original terms, we would have recognized additional interest income approximating $489,000, $536,000, and $752,000 during 2006, 2005, and 2004, respectively.

     Occasionally we will foreclose on mortgaged properties.  These foreclosures are carried in other real estate owned in the Other assets section of the balance sheet.  At December 31, 2007, we had two commercial and three residential properties in other real estate owned. During 2007, we successfully liquidated both foreclosed properties which were in the portfolio at the start of the year. As with non-performing loans, we can anticipate additions and dispositions of other real estate in the future.

The following table summarizes non-performing assets as of December 31 for each of the last five years (dollars in thousands).

	2007	2006	2005	2004	2003
Loans past due 90 days or more and accruing:
Commercial, financial, and agricultural	$36	262	73	77	7
Real estate-commercial	-	147	-	-	-
Real estate-residential	133	34	167	68	23
Consumer and other	86	218	172	197	86

Total past due 90 days or more and accruing	255	661	412	342	116

Loans in non-accrual status:
Commercial, financial, and agricultural	971	1,208	1,325	1,442	1,995
Real estate-commercial	3,703	4,394	5,670	6,510	7,419
Real estate-residential	541	813	263	265	225
Consumer and other	15	30	10	-	320

Total non-accrual loans	5,230	6,445	7,268	8,217	9,959

Total non-performing loans	5,485	7,106	7,680	8,559	10,075

Other real estate owned:
Commercial	459	251	-	-	421
Residential	232	41	62	-	59
Total other real estate owned	691	292	62	-	480

Total non-performing assets	$6,176	7,398	7,742	8,559	10,555

Non-performing loans to total period-end loans	0.60%	0.84%	0.99%	1.27%	1.68%

Non-performing assets to total
period-end loans and other real estate	0.67%	0.87%	1.00%	1.27%	1.76%

Allowance to non-performing loans	176.46%	127.23%	103.98%	84.30%	62.84%

Loan Loss Experience and Allowance for Loan Losses

     Our policy for, and the determination of the appropriate balance of, the allowance for loan losses is our most difficult, subjective, and complex accounting estimate.  It is also highly uncertain, since it is merely an estimate of the inherent risk of loss in the current loan portfolio.  Therefore, we consider this a critical accounting policy.  Our policy and methodology for its calculation are set forth in Note 1 to the Consolidated Financial Statements.

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

The following table summarizes the changes in the allowance for loan losses for each of the last five years (dollars in thousands).

	2007	2006	2005	2004	2003
Balance at beginning of year	$9,041	7,986	7,215	6,331	6,162

Provision charged to operations	2,375	1,831	2,087	1,680	1,250

Charge-offs:
Commercial, financial and agricultural	(1,386)	(188)	(351)	(612)	(903)
Real estate-commercial	(20)	(353)	(327)	-	-
Real estate-residential	-	(34)	(8)	-	(6)
Consumer and other	(1,060)	(1,081)	(1,289)	(842)	(714)
	(2,466)	(1,656)	(1,975)	(1,454)	(1,623)
Recoveries:
Commercial, financial and agricultural	220	231	115	165	172
Real estate-commercial	8	-	-	-	-
Real estate-residential	9	6	1	2	-
Consumer and other	492	643	543	491	370
	729	880	659	658	542

Net charge-offs:	(1,737)	(776)	(1,316)	(796)	(1,081)

Balance at end of year	$9,679	9,041	7,986	7,215	6,331

Net charge-offs to average loans	0.20%	0.10%	0.18%	0.13%	0.19%

Allowance to total loans	1.06%	1.06%	1.03%	1.07%	1.06%

     The allowance for loan losses was $9.7 million at December 31, 2007, up from $9.0 million at December 31, 2006. Net charge-offs to average loans increased for the year and were similar to other years in the past five.  Net charge-offs for the year were particularly impacted by a $0.6 million charge-off from one commercial relationship.

     During the first half of 2007, we had experienced a general reduction in total impaired and non-performing loans and an improvement in (reduction of) non-accrual loans in particular. At no loss of principal to us, a number of larger non-accrual relationships were successfully collected through third-party refinancing and principal pay downs.  This resulted in a reduction in the amount of non-performing loans as a percentage of total loans when compared to previous periods.

     However, in the last half of 2007, we increased our specific allowance for certain impaired loans (refer to Note 4 of the 2007 Consolidated Financial Statements), because we believed there was a probability of loss on some of them.  Additionally, we have experienced a modest decline in asset quality as our internally classified loans increased.  This increase was concentrated in two, non-impaired loan relationships for which adequate collateral exists and whose loan payments were timely.  We have classified these relationships because their underlying financial performance was weak.

     Should the positive trend of lower non-performing and lower non-accrual loans not continue or reverse, and we experience further declines in customers’ credit quality measured through loan impairment or internal loan classifications, it is likely we would need a higher allowance for loan losses as a percentage of total loans.  This would necessitate an increase to the provision for loan losses.

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

	2007		2006		2005		2004		2003
	$(1)	% (2)	$(1)	% (2)	$(1)	% (2)	$(1)	% (2)	$(1)	% (2)
Commercial(3)	$5,039	59.3%	$4,245	60.3%	$4,103	61.9%	$4,399	64.0%	$4,706	65.5%
Residential	1,389	24.9	950	20.6	563	16.1	412	15.4	60	15.3
Consumer	3,251	15.8	3,846	19.1	3,320	22.0	2,404	20.6	1,565	19.2
	$9,679	100.0%	$9,041	100.0%	$7,986	100.0%	$7,215	100.0%	$6,331	100.0%

(1) Amount of allowance for loan losses
(2) Percent of loans in each category to total loans
(3) Includes Commercial, financial, agricultural, and commercial real estate

     The largest portfolio balance is commercial loans, and the largest allocation of the allowance is for commercial loans.  Contrarily, the highest percentage of net charge-offs relative to the underlying portfolio is in the consumer loan portfolio. As these are charged off faster than commercial loans, and the collateral securing the loans tends to be of lower value, the result is lower recoveries.  Except for 2007, the allocation of the allowance to the consumer portfolio has increased since 2003.  We reduced the overall allocation in accordance with the reduction of the consumer loan portfolio as a percentage of the total loan portfolio.  Concurrently, we increased our allocation to the residential loan portfolio in recognition of the growth in this portfolio and a general increase in the amount of delinquent payments.

     We consider the allowance for loan losses to be at a level adequate to cover probable losses in the loan portfolio. The allowance for loan losses stood at 176.4% of non-performing loans at year-end 2007 and 127.2% at year-end 2006.

Funding sources - Deposits and Borrowings

     Our principal sources of funding assets are deposits and borrowings.  Set forth below, and in Notes 7, 8 and 9 of the Consolidated Financial Statements is more detailed information about deposits and borrowings at period ends and during the year.

The following tables summarize the average deposits and average rates paid during each of the three years presented (dollars in thousands).

	2007		2006		2005
	Amount	Rate	Amount	Rate	Amount	Rate
Non-interest-bearing demand	$155,421	--%	$150,227	--%	$144,663	--%
Interest-bearing demand	103,485.17		103,611.16		101,943.16
Savings and money market	375,296	2.31	365,996	2.12	415,327	1.55
Time	452,809	4.83	380,266	4.33	249,695	2.80
	$1,087,011	2.82%	$1,000,100	2.44%	$911,628	1.49%

The following table sets forth time deposits of $100,000 or greater classified by the time remaining until maturity which were on deposit as of December 31, 2007 (dollars in thousands).

3 months or less	$146,341
4 through 6 months	20,559
7 through 12 months	37,828
Over 12 months	12,387
$217,115

     Total deposits at December 31, 2007, were $1,060.5 million and were up $1.2 million from December 31, 2006.   Retail and commercial account deposits grew $47.4 million or 5.6%, due mainly to the continued success of our Options™ and Choice™ checking products. Municipal deposits fell $46.2 million, nearly all in December 2007, as discussed earlier in this section.  Savings, money market and time deposits, with their relatively higher interest rates, were the principal deposit types showing growth in the consumer and commercial accounts.  Demand accounts showed some decline as depositors moved excess funds from these lower rate paying accounts.

     Overall, retail and commercial deposit growth was distributed fairly evenly between Ontario County and Monroe County; however, municipal deposit outflows were higher in Ontario County, where we have a large municipal deposit base.  Retail and commercial deposits in our Ontario County offices grew approximately 4.6% during the year, while they grew 6.4% in our Monroe County offices.  For 2008, we anticipate retail and commercial deposits to grow approximately 8% and municipal deposits about 5% from their average 2007 levels.

     Short-term borrowings amounted to $41.6 million at December 31, 2007.  These funds were borrowed at lower market rates to replace the municipal deposit outflow discussed previously.  There were no short-term borrowings outstanding at either year-end 2006 or 2005.  Depending upon our liquidity needs, we expect to use short-term borrowings in 2008 from time to time, as we have in the past. Short-term borrowings from the Federal Home Loan Bank of New York, collateralized by residential mortgages, are used to fund near term liquidity needs. More information about our borrowings and borrowing capacity can be found in Notes 8 and 9 to the Consolidated Financial Statements.

     Our long-term borrowings are in the form of junior subordinated debentures.  In 2007, we issued $20.6 million of fixed rate junior subordinated debentures and paid off a similar amount of floating rate debentures.  We estimate the refinancing of these debentures will save $400,000 in interest expense annually.  In 2006, we issued $30.9 million of floating rate junior subordinated debentures.  The terms of these borrowings and use of proceeds are more fully described in Note 9 to the Consolidated Financial Statements.  Also in Note 9, you will find a discussion and details of an interest rate swap agreement we entered into to modify the interest rate of the $30.9 million junior subordinated debentures from floating rate to fixed rate.

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

     Secondarily, we occasionally use the liquidity source of time deposit sales in the national brokered market.  We will use this source from time to time to manage both liquidity and interest rate risk as conditions may require.  At December 31, 2007, we had $3.7 million outstanding of these "brokered deposits" and $14.4 million at December 31, 2006.  It is possible we will renew existing or increase the balance of brokered deposits if our internal models dictate the need for additional long-term funds at relatively attractive rates.

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

As measured using the Consolidated Statement of Cash Flows, for the year ended December 31, 2007, we used $32.4 million in net cash and equivalents versus generating $22.5 million in 2006.

     Net cash provided by operating activities was $19.6 million in 2007 and $15.4 million in 2006.  Both the largest source and use of operating cash in each year were mortgage banking-related activities.  These activities were similar in volume in both 2007 and 2006, and down from 2005.  We expect 2008's operating activities to approximate 2007's level.

     Cash used by investing activities in 2007 fell from 2006, which was down from 2005's.   Net purchases of securities were lower in 2007 than in 2006, particularly in available for sale securities, where we used much of the matured securities to pay off the $20.6 million junior subordinated debenture.  Net securities purchases in 2006 were higher than 2005, funded by the proceeds from the 2006 junior subordinated debentures.  Net loan originations fell each year from 2005 through 2007.  This decline was management driven to ensure we originated loans at profitable rates and maturities.  Given the flat to inverted slope of the yield curve for most of 2007 and 2006, we were unwilling to add longer term fixed rate assets to our balance sheet unless they were accretive to net interest margin. The slope of the yield curve had improved later in 2007 and into early 2008, and we expect, notwithstanding the relatively low interest rate environment, net loan originations will increase from 2007.

     Cash provided by financing activities was $37.8 million in 2007 versus $118.0 million in 2006 and $85.6 million in 2005.  Overnight borrowings were the significant source in 2007, while deposit increases were the main contributor in the other years. In 2007, we issued one and repaid another series of junior subordinated debentures for $20.6 million, respectively, while in 2006 we issued $30.9 million of junior subordinated debentures.  We do not anticipate issuing debentures in 2008, and none are due to mature.  We do anticipate financing to be provided by a mix of deposits and overnight borrowings. We expect deposit growth to come from consumer and business deposits, which, in turn, will come mainly from Monroe County sources.

     Less material, but a part of our ongoing operations, and expected to be funded by normal operations, are liquidity uses such as lease obligations and long-term debt repayments. A summary of these required commitments is included in the table below and details can be found in Notes 8, 9, 15 and 16 to the Consolidated Financial Statements.  Contingent funding commitments associated with extensions of credit to customers are set out in Note 16 to the Consolidated Financial Statements and are not included in the table below, because we are unable to determine the amount that would be drawn or its timing.  Contingent payments due for the GVT acquisition are included at their mid-point amount, which is our best estimate of the amounts due.

Payment due by period
As of December 31, 2007
(dollars in thousands)

				After
			One	Three
			Year	Years	More
		Less	Through	Through	Than
		Than one	Three	Five	Five
	Total	Year	Years	Years	Years
Overnight borrowings	$41,600	41,600	-	-	-
All other debt	52,309	57	705	-	51,547
Operating leases	9,067	1,257	1,872	923	5,015
GVT contingent payments	7,020	-	5,790	1,230	-
Trillium Lakefront Partners	220	220	-	-	-
Total	$110,216	43,134	8,367	2,153	56,562

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

     Management of interest rate risk leads us to select certain techniques and instruments to utilize after considering the benefits, costs and risks associated with available alternatives.  Since we do not utilize derivative financial instruments, other than an interest rate swap agreement, we usually consider one or more of the following: (1) interest rates offered on products, (2) maturity terms offered on products, (3) types of products offered, and (4) products available to us in the wholesale market such as advances from the FHLB and brokered time deposits.

     ALCO's principal focus is net interest income at risk. We use a net interest margin shock simulation model as one method to identify and manage our interest rate risk profile.  The model measures projected net interest income "at-risk" and anticipated resulting changes in net income and economic value of equity.  The model is based on expected cash flows and repricing characteristics for all financial instruments at a point in time and incorporates our market-based assumptions regarding the impact of changing interest rates on these financial instruments over a twelve-month period. We also incorporate assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates. These assumptions are inherently uncertain and, as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income. While actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes, as well as changes in market conditions and management strategies, this model has proven an important guidance tool for ALCO.  The following table sets forth the results of this model for the Bank, the principal entity exposed to market risk, at December 31, 2007.

Changes in Interest	Estimated
Rates	Percentage Change in
(basis points)	Future Net Interest Income

+200	(1)%
+100	(4)
No change	-
-100	4
-200	n/m *

*not meaningful

     We measure net interest income at risk by estimating the changes in future net interest income resulting from instantaneous and sustained parallel shifts in interest rates of plus or minus 200 basis points over a twelve-month period.  This provides a basis or benchmark for ALCO to manage the Company's interest rate risk profile.  At December 31, 2007, a small upward shock (100 basis points) would cause a modest reduction in net interest income, due to our gap position (discussed below), and a larger shock would have a lower impact as asset yields would rise considerably more than liability costs.  A small downward shock would result in an increase in net interest income, because rates paid on liabilities would fall more than yields earned on assets; however, a larger downward shock would result in larger fall in asset yields and liability costs would reach a floor near zero percent.   We recognize the model only provides a benchmark, because it makes the simplifying assumptions that: (1) interest rates will move in a parallel direction with no change in the yield curve; (2) the interest rate moves will be instantaneous and sustained; and (3) there will be no change in the product mix as determined by customer demand or pricing policies by management.

     For 2008, we expect market interest rates to fall further in response to the FOMC’s actions in late January 2008.  We believe rates will stabilize by the end of the first quarter and remain at these relatively low levels for at least the remainder of the year, while the current economic stresses subside.

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

     The following table presents an analysis of our interest rate sensitivity gap position at December 31, 2007, while the table thereafter provides additional detail of the interest sensitivity of certain commercial loans. Interest-earning assets are shown based on the earlier of their contractual maturity or repricing date.  Securities include the market value of available-for-sale securities, amortized cost of held-to-maturity securities, FRB and FHLB stock.  Callable securities are shown at their stated maturity.  Loans, without deferred costs, include principal amortization adjusted for estimated prepayments (principal payments in excess of contractual amounts) and non-accrual loans. All interest-bearing liabilities are shown based on the earlier of their contractual maturity or repricing date with no adjustment for decay (withdrawal) rates. Borrowings include the junior subordinated debentures.  Because the interest rate sensitivity levels shown in the table could be changed by external factors such as loan prepayments and liability decay rates, or by factors controllable by us such as asset sales, it is not an absolute reflection of our potential interest rate risk profile.

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

     The table indicates that $362.7 million more of interest-bearing liabilities (than interest-earning assets) will reprice in the 0-3 month range. For the 4-12 month period, we are asset sensitive, as $55.6 million more of interest-earning assets are repricing than interest-bearing liabilities.  For the entire one-year range, we are repricing $307.1 million more interest-bearing liabilities than assets and at 49.9% is within our gap ratio targets of 30% to 125%. We are also asset sensitive at $295.5 million for the one-to-three year range, $99.8 million for the three-to-five year range, and $102.5 million over five years. For the entire portfolio range, we are asset sensitive at $190.8 million versus asset sensitive of $187.7 million last year, mostly reflecting the growth in non-interest-bearing liabilities.

     Our product mix is such that nearly all assets and liabilities reprice or mature within five years.  With such a balance sheet profile, we face interest rate risk over the short to medium term. We consider this interest rate gap manageable, as substantially all of the NOW accounts and savings balances are considered insensitive to rate changes.  However, we have seen a long-term declining trend in net interest margin as a result of local competitive pricing pressure and our addition of longer maturity loans to our portfolio.  We continue to pursue a margin stabilization policy.

Interest Rate Sensitivity Gap
December 31, 2007
(Dollars in thousands)

	Maturity/Repricing Period
	Within 3	4 to 12	13 to 36	36 to 60	Over 60
	Months	Months	Months	Months	Months
Interest-earning assets:
Interest-bearing deposits
and federal funds sold	$1,070	541	921	-	-
Securities	6,229	38,190	65,350	82,383	77,838
Loans	353,789	198,983	270,095	48,371	45,264
Total interest-earnings assets	361,088	237,714	336,366	130,754	123,102

Interest-bearing liabilities:
NOW accounts	102,949	-	-	-	-
Savings and money market	383,001	-	-	-	-
Time deposits	196,224	182,022	40,114	-	-
Borrowings	72,537	48	705	-	20,619
Total interest-bearing liabilities	754,711	182,070	40,819	-	20,619

Interest rate swap	(30,928)	-	-	30,928	-

Interest rate sensitivity gap	$(362,695)	55,644	295,547	99,826	102,483

Cumulative gap	$(362,695)	(307,051)	(11,504)	88,322	190,805

Cumulative gap ratio(1)	49.9%	66.1%	98.8%	109.0%	119.1%

Cumulative gap as percent of total assets	(28.9)%	(24.4)%	(0.9)%	7.0%	15.2%

(1) Cumulative total interest-earning assets divided by cumulative total interest-bearing liabilities.

		After
		One
	One	through	After
	Year or	Five	Five
	Less	Years	Years	Total
Commercial, financial and agricultural	$12,965	$67,116	$114,314	$194,395
loans maturing after one year:
with a fixed interest rate		45,128	13,076	58,204
with a floating or adjustable rate		21,988	101,238	123,226

Capital and Dividends

     The Company and Bank are each subject to certain regulatory capital requirements.  We believe that as of December 31, 2007, the Company and Bank each exceeded all capital requirements to which they were subject.  A full description of these requirements and applicable calculations are set out in Note 17 to the Consolidated Financial Statements.

     Our goal is to maintain the Company's and Bank's categorization as "well capitalized", and our current operating plans project the Company and Bank to remain at well-capitalized status.  This will be accomplished mainly through balancing asset growth and net capital formation (net income less dividends and treasury stock purchases).  We can take other steps to improve capital ratios as considered necessary, such as dividend reductions, asset sales, issuing equity securities, or issuing additional debt qualifying as regulatory capital and other means.  With the exception of the branch sale-leaseback transaction, none of these are contemplated in 2008.

     We expect capital to increase in 2008.  Considering our strong results in 2007, we raised our semi-annual dividend in January 2008, to $4.25 compared to $3.90 in the first half of 2007.  We also paid a semi-annual cash dividend of $4.10 per share in August 2007.  Together these 2007 dividends totaled $3.8 million or $8.00 per outstanding common share in 2007 versus $3.4 million or $7.00 per outstanding common share in 2006. Payment of dividends by the Bank to the Company is limited in certain circumstances, which are discussed in Note 11 to the Consolidated Financial Statements.  You can find historical dividend information in the Common Stock Data section below and the Financial Highlights.  While we cannot provide assurance that the amount and timing of dividends paid in recent years will continue, we have no knowledge of current activities that would require us to reduce dividends or change the timing of their payment.

     We expect common shares to be available in the open market resulting from stock option exercises and shareholders' sales.  From time to time, we may buy shares into treasury which we use to fund our ESOP and other employee awards, including the annual Arthur S. Hamlin Award.

Off Balance Sheet Arrangements

     We offer certain financial products which are not recorded on our balance sheet because actual funds have not been extended.  These are in the form of standby letters of credit and loan commitments.  We have enumerated these in Note 16 to the Consolidated Financial Statements. At December 31, 2007, there were no material commitments to extend credit which represent unusual risks outside of our normal course of business.

New Accounting Standard to be Implemented in Our 2008 Financial Statements

     The Financial Accounting Standards Board (FASB) issued Statement No. 157, Fair Value Measurements, in September 2006. This Statement provides guidance for using fair value to measure assets and liabilities and requires expanded disclosures about the extent to which companies measure assets and liabilities at fair value, and the effect of fair value measurements on earnings.  This standard applies whenever other standards require or permit assets or liabilities to be measured at fair value.  The standard does not expand the use of fair value in any new circumstances.

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

     The statement is effective for us beginning in 2008.  It will have little impact on our financial position or results of operations, because there is no material change in our accounting for financial instruments which we report at fair value. However, we will be required to provide additional disclosures in our financial statements relative to fair-value measurements and incur additional expenditures to obtain fair market valuations for assets we have no intention of liquidating.

     FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, in February 2007. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments. This Statement applies to all entities, including not-for-profit organizations. Most of the provisions of this Statement apply only to entities that elect the fair value option. However, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities.

     The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. A not-for-profit organization shall report unrealized gains and losses in its statement of activities or similar statement. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments.

     This Statement is effective for us as of the beginning of 2008. This Statement permits application to eligible items existing at the effective date.  Adoption of the Statement will have no impact on our financial position or results of operations as we do not intend to make a fair value election for eligible items. We generally do not use fair value to measure our financial instruments, and do not believe, despite FASB’s intention; it is the appropriate measurement for a going concern.

New Accounting Standard to be Implemented in Our Financial Statements in Later Years

     FASB issued Statement No. 160 Noncontrolling Interest in Consolidated Financial Statements – an amendment of ARB 51, in December 2007. A noncontrolling interest, sometimes called a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards.

     This Statement changes the way our consolidated income statement is presented. It requires consolidated net income to be reported at amounts that include the amounts attributable to both the Company (parent) and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. Currently, net income attributable to our noncontrolling interests is reported by us as an other expense. Thus, this Statement results in more transparent reporting of the net income attributable to the noncontrolling interest.

     The Statement establishes a single method of accounting for changes in our ownership interest in a subsidiary that do not result in deconsolidation. The Statement also requires that we recognize a gain or loss in net income when a subsidiary is deconsolidated. A parent deconsolidates a subsidiary as of the date the parent ceases to have a controlling financial interest in the subsidiary. If a parent retains a noncontrolling equity investment in the former subsidiary, that investment is measured at its fair value. Additionally, this statement requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary.

     This Statement is effective for us on January 1, 2009.  We do not expect implementation of this Statement will have an impact on our financial condition or results of operations.  Currently, minority interests in our financial statements are immaterial.

     FASB issued a replacement to the current Statement No. 141 Business Combinations in December 2007.   The objective of this Statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, this Statement establishes principles and requirements for how the acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

     With certain minor exceptions, this Statement applies to all business entities and to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquirer), including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration, for example, by contract alone or through the lapse of minority veto rights. This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. This Statement retains the guidance in Statement 141 for identifying and recognizing intangible assets separately from goodwill.

     This Statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the Statement. That replaces Statement 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values, which we will utilize for our GVT acquisition. Statement 141's guidance resulted in not recognizing some assets and liabilities at the acquisition date, and it also resulted in measuring some assets and liabilities at amounts other than their fair values at the acquisition date.

     According to the FASB, this Statement improves the completeness of the information reported about a business combination by changing the requirements for recognizing assets acquired and liabilities assumed arising from contingencies. Statement 141 permitted deferred recognition of preacquisition contingencies until the recognition criteria for FASB Statement No. 5, Accounting for Contingencies, were met. This Statement requires an acquirer to recognize assets acquired and liabilities assumed arising from contractual contingencies as of the acquisition date, measured at their acquisition-date fair values. An acquirer is required to recognize assets or liabilities arising from all other contingencies as of the acquisition date, measured at their acquisition-date fair values, only if it is more likely than not that they meet the definition of an asset or a liability in FASB Concepts Statement No. 6, Elements of Financial Statements. If that criterion is not met at the acquisition date, the acquirer instead accounts for a noncontractual contingency in accordance with other applicable generally accepted accounting principles, including Statement 5, as appropriate. This Statement also provides specific guidance on the subsequent accounting for assets and liabilities arising from contingencies acquired or assumed in a business combination that otherwise would be in the scope of Statement 5.

     This Statement requires the acquirer to recognize goodwill as of the acquisition date, measured as a residual, which in most types of business combinations will result in measuring goodwill as the excess of the consideration transferred plus the fair value of any noncontrolling interest in the acquiree at the acquisition date over the fair values of the identifiable net assets acquired. This Statement requires the acquirer to recognize contingent consideration at the acquisition date, measured at its fair value at that date, as opposed to the current method which results in future adjustments to business combination accounting as the contingencies are settled.

     This Statement makes significant amendments to other Statements and various other amendments to the authoritative literature intended to provide additional guidance or to conform the guidance in that literature to that provided in this Statement. This Statement applies to us prospectively for any business combination for which the acquisition date is on or after January 1, 2009.  We are prohibited from applying it before that date.  Since we cannot predict whether we will have future business combinations, we cannot determine the impact this Statement might have on our financial statements.

Summary Quarterly Financial Data

     In the tables below, we present summary quarterly financial results for each of the quarters in the years ended December 31, 2007, and 2006.  The sum of each quarter's earnings per share data may differ from the full year's results due to rounding (in thousands except share data).

2007 Quarters:	1st	2nd	3rd	4th
Net interest income	$9,631	$9,979	$10,623	$10,743
Provision for loan losses	(360)	(555)	(870)	(590)
Non-interest income	3,367	3,830	4,160	4,238
Operating expenses	(9,103)	(9,131)	(9,369)	(9,455)
Income taxes	(954)	(1,113)	(1,203)	(1,410)
Net income	$2,581	$3,010	$3,341	$3,526
Basic earnings per share	$5.41	$6.31	$7.01	$7.42
Diluted earnings per share	$5.31	$6.19	$6.88	$7.28

2006 Quarters:
Net interest income	$9,746	$9,815	$10,013	$10,126
Provision for loan losses	(496)	(355)	(615)	(365)
Non-interest income	3,366	3,262	3,457	3,757
Operating expenses	(8,818)	(9,010)	(8,776)	(8,957)
Income taxes	(1,045)	(1,020)	(1,122)	(1,057)
Net income	$2,753	$2,692	$2,957	$3,504
Basic earnings per share	$5.74	$5.62	$6.19	$7.18
Diluted earnings per share	$5.59	$5.49	$6.05	$7.34

     Net income for the fourth quarters of both 2007 and 2006 were positively impacted by higher net interest income from balance sheet growth and non-interest income. Also, in both quarters, the provision for loan losses was lower than the prior quarter due to lower overall net charge-offs.

Our Common Stock

     At January 31, 2008, we had approximately 1,230 shareholders of record. Information about beneficial ownership of the Company's stock by directors and certain officers is set forth in the Proxy Statement. Market value and dividend information is set forth in the table below, and a performance graph comparing the total return of the Company's common stock to related stock market indices can be found in our Form 10-K.

     While the Company's stock is not actively traded, it trades sporadically on the Over-the-Counter Bulletin Board system and periodically in auctions conducted by the Bank’s Trust Department as agent for selling shareholders at their request. In addition, it is not listed with a national securities exchange. Due to the limited number of transactions, the quarterly high, low and weighted average sale prices may not be indicative of the actual market value of the Company's stock. The following table sets forth a summary of information about the Company's common stock during each period for transactions that were administered by the Bank’s Trust Department.  Also included are the book value at quarter end, and semi-annual dividends paid per share since the first quarter of 2005.

	#	Quarterly	Quarterly	Quarterly
	Shares	High	Low	Average	Book	Dividend
	Sold	Sales Price	Sales Price	Sales Price	Value	Paid
2007
4th Quarter	810	$340.00	$300.01	$325.10	$194.42
3rd Quarter	635	$353.25	$325.50	$331.87	$186.45	$4.10
2nd Quarter	945	$365.00	$325.00	$333.80	$181.96
1st Quarter	964	$360.00	$329.85	$337.61	$176.87	$3.90

2006
4th Quarter	944	$350.00	$321.00	$338.95	$175.32
3rd Quarter	597	$353.00	$322.75	$335.28	$168.11	$3.70
2nd Quarter	500	$377.10	$322.75	$352.43	$163.99
1st Quarter	1,272	$405.00	$331.75	$351.89	$160.02	$3.30

2005
4th Quarter	1,300	$400.00	$342.75	$361.07	$159.48
3rd Quarter	682	$401.00	$360.00	$373.20	$154.86	$3.20
2nd Quarter	802	$410.50	$351.25	$371.88	$153.75
1st Quarter	500	$420.00	$365.00	$382.67	$146.57	$2.85

     The following table sets forth, for the monthly period indicated in 2007, the total number of shares purchased and the price paid per share by The Canandaigua National Bank and Trust Company (Bank) for the Arthur S. Hamlin Award and the Canandaigua National Corporation for treasury.  Each of these entities is considered an affiliated purchaser of the Company under Item 703 of Regulation S-K.  The Company and Bank purchase prices per share were determined based on the most recent open-market transaction know to us immediately preceding the purchase.

	Total	Average
	Shares	Price Per
Date	Purchased (#)	Share ($)	Purpose
March 2007	2,236	$ 337.70	Treasury
June 2007	240	$ 333.80	Treasury
June 2007	6	$ 333.80	Arthur S. Hamlin Award
July 2007	220	$ 333.80	Treasury
August 2007	7	$ 331.87	Treasury
September 2007	1,940	$ 331.87	Treasury
October 2007	773	$ 331.87	Treasury
November 2007	263	$ 331.87	Treasury
December 2007	696	$ 324.66	Treasury

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

Management assessed the Company's internal control over financial reporting presented in conformity with both U.S. generally accepted accounting principles and call report instructions as of December 31, 2007.  This assessment was based on criteria for effective internal control over financial reporting described in Internal Control— Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on this assessment, management believes that, as of December 31, 2007, the Company maintained effective internal control over financial reporting presented in conformity with both U.S. generally accepted accounting principles and call report instructions.

KPMG LLP, a registered public accounting firm, has audited the consolidated financial statements included in the annual report and the effectiveness of the Company's internal control over financial reporting.

Management is also responsible for complying with federal laws and regulations concerning dividend restrictions and loans to insiders, designated by the FDIC as safety and soundness laws and regulations.

Management assessed compliance with the aforementioned designated safety and soundness laws and regulations.  Based on this assessment, management believes that the Company complied, in all material respects, with such designated laws and regulations relating to safety and soundness during the year ended December 31, 2007.

February 13, 2008

/s/ George W. Hamlin	/s/ Lawrence A. Heilbronner
George W. Hamlin, IV	Lawrence A. Heilbronner
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Canandaigua National Corporation:

We have audited Canandaigua National Corporation’s (the Company) internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on the Effectiveness of Internal Controls over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because management’s assessment and our audit were conducted to also meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment and our audit of the Company’s internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions to the Federal Financial Institutions Examination Council for Consolidated Reports of Condition and Income (call report instructions). A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Canandaigua National Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control— Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We do not express an opinion or any other form of assurance on management’s statement referring to compliance with laws and regulations.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Canandaigua National Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and our report dated February 13, 2008 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLC
Rochester, New York
February 13, 2008

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Canandaigua National Corporation:

We have audited the accompanying consolidated balance sheets of Canandaigua National Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Canandaigua National Corporation and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Canandaigua National Corporation’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 13, 2008 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLC
Rochester, New York
February 13, 2008

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2007, and 2006 (dollars in thousands, except share data)

Assets	2007	2006

Cash and due from banks	$38,360	35,592
Interest-bearing deposits with other financial institutions	2,532	1,560
Federal funds sold	-	36,188
Securities:
- Available for sale, at fair value	110,814	113,098
- Held to maturity (fair value approximated
$156,609 in 2007 and $137,692 in 2006)	155,411	138,029
Loans - net of allowance of $9,679 in 2007 and $9,041 in 2006	910,870	844,656
Premises and equipment - net	13,902	14,325
Accrued interest receivable	6,803	6,658
Federal Home Loan Bank stock and Federal Reserve Bank stock	3,765	1,697
Intangible asset	1,201	1,375
Other assets	12,691	12,717
Total Assets	$1,256,349	1,205,895

Liabilities and Stockholders’ Equity

Deposits:
Demand
Non-interest-bearing	$156,223	159,500
Interest-bearing	102,949	110,507
Savings and money market	383,001	363,795
Time deposits	418,360	425,546

Total deposits	1,060,533	1,059,348
Borrowings	42,362	824
Junior subordinated debentures	51,547	51,402
Accrued interest payable and other liabilities	9,699	10,762

Total Liabilities	1,164,141	1,122,336

Commitments and contingencies (Notes 15 and 16)

Stockholders’ Equity:
Common stock, $20 par value; 2,000,000 shares authorized,
486,624 shares issued in 2007 and 2006	9,732	9,732
Additional paid-in capital	8,443	8,107
Retained earnings	78,100	70,184
Treasury stock, at cost (12,361 shares in 2007
and 10,024 shares in 2006)	(4,198)	(3,541)
Accumulated other comprehensive income (loss)	131	(923)

Total Stockholders’ Equity	92,208	83,559

Total Liabilities and Stockholders’ Equity	$1,256,349	1,205,895

See accompanying notes to consolidated financial statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2007, 2006, and 2005
(dollars in thousands, except per share data)

	2007	2006	2005

Interest income:
Loans, including fees	$63,152	56,986	45,700
Securities	10,206	9,081	7,983
Federal funds sold	1,725	1,153	403
Other	205	89	145

Total interest income	75,288	67,309	54,231

Interest expense:
Deposits	30,705	24,383	13,582
Borrowings	82	28	219
Junior subordinated debentures	3,525	3,198	1,473

Total interest expense	34,312	27,609	15,274

Net interest income	40,976	39,700	38,957
Provision for loan losses	2,375	1,831	2,087

Net interest income after provision for loan losses	38,601	37,869	36,870

Other income:
Service charges on deposit accounts	7,139	6,575	5,386
Trust and investment services income	5,575	4,537	4,235
Net gain on sale of mortgage loans	606	601	962
Mortgage servicing income, net	591	631	667
Loan-related fees	441	303	401
Gain (loss) on call of securities	-	(6)	46
Other operating income	1,243	1,201	776

Total other income	15,595	13,842	12,473

Operating expenses:
Salaries and employee benefits	20,871	19,458	18,387
Occupancy	6,594	6,626	6,450
Marketing and public relations	1,701	1,834	1,665
Supplies, printing and postage	1,338	1,314	1,200
FDIC insurance	129	123	121
Other operating expenses	6,425	6,206	6,037

Total operating expenses	37,058	35,561	33,860

Income before income taxes	17,138	16,150	15,483
Income taxes	4,680	4,244	4,258

Net income	$12,458	11,906	11,225

Basic earnings per share	$26.16	24.89	23.39

Diluted earnings per share	$25.65	24.30	22.74

See accompanying notes to consolidated financial statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years ended December 31, 2007, 2006, and 2005
(dollars in thousands, except share data)

						Accumulated
	Number of		Additional			Other
	Shares	Common	Paid-in	Retained	Treasury	Comprehensive
	Outstanding	Stock	Capital	Earnings	Stock	Income (Loss)	Total
Balance at December 31, 2004	481,181	$9,732	7,430	53,797	(734)	(52)	70,173

Comprehensive income:
Change in unrealized loss on
securities available for sale,
net of taxes of $(596)		-	-	-	-	(935)	(935)
Net income		-	-	11,225	-	-	11,225
Total comprehensive income							10,290

Cash dividend $6.05 per share		-	-	(2,905)	-	-	(2,905)
Sale of shares of treasury stock	9	-	2	-	1	-	3
Purchase of shares for
treasury stock	(5,355)	-	-	-	(1,976)	-	(1,976)
Exercise of stock options,
including tax benefit of $367	4,099	-	424	-	530	-	954

Balance at December 31, 2005	479,934	9,732	7,856	62,117	(2,179)	(987)	76,539
Comprehensive income:
Change in unrealized loss on
securities available for sale,
net of taxes of $39		-	-	-	-	64	64
Net income		-	-	11,906	-	-	11,906
Total comprehensive income							11,970

Recognition of stock option
expense		-	92	-	-	-	92
Cash dividend $7.00 per share		-	-	(3,351)	-	-	(3,351)
Sale of shares of treasury stock	7	-	-	-	2	-	2
Purchase of shares for
treasury stock	(7,649)	-	-	-	(2,659)	-	(2,659)
Exercise of stock options,
including tax benefit of $349	4,308	-	159	(488)	1,295	-	966

Balance at December 31, 2006	476,600	9,732	8,107	70,184	(3,541)	(923)	83,559
Comprehensive income:
Change in fair value of swap		-	-	-	-	(99)	(99)
Change in unrealized loss on
securities available for sale,
net of taxes of $755		-	-	-	-	1,153	1,153
Net income		-	-	12,458	-	-	12,458
Total comprehensive income							13,512

Recognition of stock option
expense		-	90	-	-	-	90
Cash dividend $8.00 per share		-	-	(3,813)	-	-	(3,813)
Sale of shares of treasury stock	6	-	-	-	2	-	2
Purchase of shares for
treasury stock	(6,375)	-	-	-	(2,125)	-	(2,125)
Exercise of stock options,
including tax benefit of $246	4,032	-	246	(729)	1,466	-	983

Balance at December 31, 2007	474,263	$9,732	8,443	78,100	(4,198)	131	92,208

See accompanying notes to consolidated financial statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2007, 2006 and 2005
(dollars in thousands)

	2007	2006	2005
Cash flows from operating activities:
Net income	$12,458	11,906	11,225
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, amortization and accretion	3,498	3,436	3,210
Provision for loan losses	2,375	1,831	2,087
Loss (gain) on sale or write-down of other real estate	-	47	(114)
Deferred income tax benefit	(526)	(891)	(499)
(Income) loss from equity-method investments	(322)	(245)	7
Loss (gain) on sale or call of securities and other investments	-	6	(46)
Gain on sale of loans	(606)	(601)	(962)
Originations of loans held for sale	(74,877)	(76,717)	(96,065)
Proceeds from sales of loans held for sale	77,139	77,256	98,511
Stock option expense	90	92	-
Tax benefit from stock option exercise	-	-	367
Increase in all other assets	(39)	(2,921)	(1,316)
Increase in accrued interest payable and other liabilities	373	2,165	622

Net cash provided by operating activities	19,563	15,364	17,027

Cash flows from investing activities:
Securities available for sale:
Proceeds from maturities and calls	27,216	7,112	6,274
Purchases	(23,012)	(24,729)	(18,125)
Securities held to maturity:
Proceeds from maturities and calls	37,439	29,556	28,980
Purchases	(56,865)	(44,183)	(35,063)
Loan purchases, originations and principal collections – net	(70,819)	(75,260)	(104,489)
Fixed asset purchases – net	(1,907)	(1,778)	(2,048)
Proceeds from calls of FHLB stock	-	612	857
Purchase of FHLB and FRB stock	(2,069)	(726)	(300)
Investment in equity-method investments	(47)	(136)	(48)
Acquisition of customer relationships	-	(1,420)	-
Proceeds from sale of other real estate	283	35	114

Net cash used in investing activities	(89,781)	(110,917)	(123,848)

Cash flows from financing activities:
Net increase (decrease) in demand, savings and money market deposits	8,371	12,871	(63,827)
Net (decrease) increase in time deposits	(7,186)	79,353	153,810
Proceeds from overnight borrowings	41,600	-	-
Principal repayments on borrowings	(62)	(61)	(57)
Repayment of junior subordinated debentures	(20,619)	-	-
Proceeds from issuance of junior subordinated debentures	20,619	30,928	-
Proceeds from sale of treasury stock	2	2	3
Payments to acquire treasury stock	(2,125)	(2,659)	(1,976)
Proceeds from issuance of treasury stock under stock option plan	737	617	587
Tax benefit from stock option exercise	246	349	-
Dividends paid	(3,813)	(3,351)	(2,905)

Net cash provided by financing activities	37,770	118,049	85,635

Net (decrease) increase in cash and cash equivalents	(32,448)	22,496	(21,186)
Cash and cash equivalents – beginning of year	73,340	50,844	72,030

Cash and cash equivalents – end of year	$40,892	73,340	50,844

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$34,227	26,399	14,368

Income taxes	$5,115	4,269	4,631

Supplemental disclosure of non-cash investing activities:
Additions to ORE	$574	312	62
Held to maturity securities purchased, not settled at year-end	-	1,535	-
Supplemental disclosure of non-cash financing activities:
Change in fair value of swap	$99	-	-

See accompanying notes to consolidated financial statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

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

Amounts in prior years’ consolidated financial statements are reclassified whenever necessary to conform to the current year’s presentation.

Cash Equivalents

For the purpose of reporting cash flows, cash and cash equivalents include cash and balances due from banks, interest-bearing deposits with other financial institutions, and federal funds sold.

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

Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on these securities are excluded from earnings and are included in accumulated other comprehensive income (loss) in stockholders’ equity until realized.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation.  Consideration is given to: (1) the length of time and the extent to which the fair value has been less than cost; (2) the financial condition and near-term prospects of the issuer; and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  A decline in fair value of any security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

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

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

(1) Summary of Significant Accounting Policies (continued)

The accrual of interest on commercial and real estate loans is discontinued, and previously accrued interest is reversed when the loans become 90 days delinquent or when, in management’s judgment, the collection of principal and interest is uncertain. Loans are returned to accrual status when doubt no longer exists about the loan’s collectibility. Consumer loans are generally charged off upon becoming 120 days past due.

Management, considering current information and events regarding the borrowers’ ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or as a practical expedient, at the loan’s observable fair value or the fair value of collateral if the loan is collateral dependent. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Cash receipts on impaired loans are generally applied to reduce the principal balance outstanding. In considering loans for evaluation of impairment, management generally excludes smaller balance, homogeneous loans: residential mortgage loans, home equity loans, and all consumer loans. These loans are collectively evaluated for risk of loss.

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

While management uses available information to recognize losses on loans, future additions to the allowance may be necessary. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Premises and Equipment

Land is carried at cost. Land improvements, buildings, leasehold improvements, equipment and software are carried at cost, less accumulated depreciation and amortization. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets, three - 25 years. Amortization of leasehold improvements is provided over the lesser of the term of the lease, including renewal options, when applicable, or the estimated useful lives of the assets.

Other Real Estate

Real estate acquired through foreclosure or deed in lieu of foreclosure (other real estate) is included in other assets and is recorded at the lower of the unpaid loan balance on the property at the date of transfer, or fair value, less estimated costs to sell. Adjustments made to the value at transfer are charged to the allowance for loan losses. After transfer, the property is carried at the lower of cost or fair value less estimated costs to sell. Adjustments to the carrying values of such properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. Operating earnings and costs associated with the properties are charged to other operating expense as incurred. Gains on the sale of other real estate are included in results of operations when the sale occurs.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

(1) Summary of Significant Accounting Policies (continued)

Mortgage Servicing Assets

The Company services residential mortgage loans for the Federal Home Loan Mortgage Corporation (Freddie Mac) and earns servicing fees based upon the outstanding principal balance of the loans. The Company capitalizes servicing assets when servicing rights are retained for loans sold to Freddie Mac. Mortgage servicing assets are reported in other assets and are amortized to mortgage servicing income in proportion to, and over the period of, the estimated future net servicing income. Servicing assets are evaluated for impairment based upon the fair value of the rights.

In computing amortization expense, the Company uses historical prepayment rates for similar loan pools and applies this amortization rate to each pool. If prepayments occur at a rate different than the applied rate, the Company adjusts the specific pool’s amortization in the period in which the change occurs.

For purposes of evaluating and measuring impairment of mortgage servicing rights, the Company stratifies these assets based on predominant risk characteristics of the underlying loans that are expected to have the most impact on projected prepayments, cost of servicing, and other factors affecting future cash flows associated with the servicing rights, such as loan type, rate, and term. The amount of impairment recognized is the amount by which the carrying value of the mortgage servicing rights for a stratum exceeds fair value. Impairment is recognized through a valuation allowance.

Intangible Asset

The Company recorded a customer relationship intangible in 2006 in connection with the Company’s acquisition of trust and investment management accounts.  Amortization of this asset is reported in other operating expenses and is recorded on an accelerated basis over fifteen years.  The amortization period is monitored to determine if circumstances require the period to be revised. The Company periodically reviews its intangible asset for changes in circumstances that may indicate the carrying amount of the asset is impaired. The Company tests its intangible assets for impairment if conditions indicate that an impairment loss has more likely than not been incurred.

Debt Issuance Costs

Costs incurred to issue long-term debt are deferred and amortized on a straight-line basis to interest expense over the expected life of the debt instrument.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payments (123R), utilizing the modified prospective method whereby prior periods are not restated for comparability. SFAS 123R requires recognition of stock-based compensation expense in the statement of income over the vesting period based on the fair value of the award at the grant date. Previously, the Company used the intrinsic value method under Accounting Principles Board Opinion No. 25, ‘’Accounting for Stock Issued to Employees’’ (‘’APB 25’’), as amended by related interpretations of the FASB. Under APB 25, no compensation cost was recognized for stock options because the quoted market price of the stock at the grant date was equal to the amount per share the employee had to pay to acquire the stock after fulfilling the vesting period. SFAS 123R superseded APB 25 as well as Statement of Financial Accounting Standard 123 “Accounting for Stock-Based Compensation,” which permitted pro forma footnote disclosures to report the difference between the fair value method and the intrinsic value method.

Had the Company determined compensation cost using the fair value method under SFAS 123, net income for the year ended December 31, 2005, would have been reduced to the pro forma amounts indicated below.  The per-share weighted average fair value of stock options was determined using the Black-Scholes-Merton option-pricing model.  No options were granted after 2004.  There were no deductions in any period for forfeitures, as none were anticipated. (Dollars in thousands, except per share amounts):

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

(1) Summary of Significant Accounting Policies (continued)

Stock-Based Compensation (continued)

		2005

Net income:
As reported		$11,225
Add:	Stock-based employee compensation expense
	included in net income, net of related income tax
	effects	262
Deduct:	Stock-based employee compensation expense
	determined under the fair-value based method,
	net of related income tax effects	(345)
Pro forma		$11,142

Basic earnings per share:
As reported	$23.39
Pro forma	$23.21

Diluted earnings per share:
As reported	$22.74
Pro forma	$22.57

SFAS 123R also changed the Company’s accounting for Phantom Stock Awards (PSA) and Stock Appreciation Rights (SAR).  Under SFAS 123R, the liability for PSAs and SARs is recorded in the balance sheet at fair value and re-measured each reporting period.  Fair value is measured using the Black-Scholes-Merton option pricing model.  The associated compensation expense reported in the statement of income represents the change in the re-measured liability. The impact of adopting SFAS 123R was not material to those awards.

Prior to the adoption of SFAS 123R, the Company also re-measured the liability at fair value each reporting period, however, the fair value represented the amount by which the then current market value of the Company’s stock exceeded the grant price.

Income Taxes

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and New York State. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. All derivatives are recognized as either assets or liabilities in the balance sheet and are measured at fair value. If certain conditions are met, a derivative may be specifically designated as: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment; (b) a hedge of the exposure to variable cash flows of a forecasted transaction; or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available for sale security, or a foreign currency denominated forecasted transaction. Pursuant to standard, the accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. An entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity’s approach to managing risk.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

(1) Summary of Significant Accounting Policies (continued)

Derivative Financial Instruments (continued)

The Company’s derivative financial instruments include: (1) commitments to originate fixed-rate residential real estate loans to be held for sale; (2) commitments to sell fixed-rate residential loans; and (3) an interest rate swap agreement.

Commitments to originate and commitments to sell fixed-rate residential real estate loans are recorded in the consolidated balance sheet at estimated fair value. Neither of these derivatives instruments is considered a hedge; therefore, periodic changes in the fair value of these instruments are recognized in mortgage banking income in the period in which the change occurs. However, due to the minimal volume and short-term nature of these instruments, the impact of a change in fair value from the instruments’ initially recognized fair value is generally immaterial.

The Company utilizes an interest rate swap agreement as part of its management of interest rate risk to modify the repricing characteristics of its floating-rate junior subordinated debentures. For this swap agreement, amounts receivable or payable are recognized as accrued under the terms of the agreement and the net differential is recorded as an adjustment to interest   expense of the related debentures. The interest rate swap agreement is designated as a cash flow hedge. Therefore, the effective portion of the swap’s unrealized gain or loss was initially recorded as a component of other comprehensive income. The ineffective portion of the unrealized gain or loss, if any, is reported in other operating income immediately.

Accumulated Other Comprehensive Income

The Company’s comprehensive income consists of net income, changes in the net unrealized holding gains and losses of securities available for sale, and the unrealized gain or loss on the effective portion of the cash flow hedge. When applicable, accumulated other comprehensive income (loss) on the consolidated statements of stockholders’ equity is presented net of taxes.

Trust and Investment Services Income

Assets held in fiduciary or agency capacity for customers are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Company. Fee income is recognized on the accrual method.

Treasury Stock

Treasury stock is shown on the consolidated balance sheet at cost as a reduction of stockholders’ equity. Shares are released from Treasury at original cost on a first-in, first-out basis, with any gain on the sale reflected as an adjustment to additional paid-in capital. Losses are reflected as an adjustment to additional paid-in capital to the extent of gains previously recognized, otherwise as an adjustment to retained earnings.

Earnings Per Share

Basic earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of shares outstanding during the year. Diluted earnings per share includes the maximum dilutive effect of stock issuable upon exercise of stock options.

New Accounting Standards

The Company adopted the provisions of SFAS No. 156, Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140 on January 1, 2007.  This statement impacted the Company’s method for initially measuring servicing rights by changing to a full fair value approach from an allocated fair value approach.  Implementation has not had a material impact on the Company’s financial condition or results of operations.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109, (FIN 48), on January 1, 2007. Since the Company did not have any significant unrecognized tax benefits, there was no effect on its financial condition or results of operations as a result of implementing FIN 48. As of the date of adoption of FIN 48, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

(2) Acquisitions of Trust and Investment Management Accounts and Trust Company

On September 29, 2006, the Company acquired from a bank and assumed the successor trustee role for approximately 120 personal trust and investment management accounts. The market value of the underlying assets was approximately $66.6 million and was added to existing assets under administration.  Annualized revenues from these assets are projected to be approximately $0.5 million.  In connection with the acquisition, the Company recorded, at cost, an intangible asset of approximately $1.4 million. The asset is being amortized on an accelerated basis over fifteen years to other operating expenses. Amortization expense is projected over the next five years as follows: 2008: $163,000; 2009: $151,000; 2010: $139,000; 2011: $127,000, and 2012: 115,000.

The intangible asset was comprised of the following at December 31, (in thousands):

	2007	2006
Gross carrying amount	$1,420	1,420
Less accumulated amortization	219	45

Intangible asset - net	$1,201	1,375

Amortization expense amounted to $174,000 and $45,000 for the years ended December 31, 2007 and 2006, respectively.

On January 2, 2008, the Company completed its acquisition of Genesee Valley Trust Company (GVT), a Rochester-based trust company with over $615 million in assets under management.  The acquisition of GVT provides the Company with additional non-interest income.  The total cash purchase price will approximate $18.3 million to $21.3 million depending upon the achievement of certain operating results over the next three years.  An initial payment of $13.1 million was made at closing. The acquisition resulted in the recording of certain intangible assets, including goodwill. Substantially all of the goodwill will be deductible for income tax purposes.  Final figures for these intangible assets will be determined during the first quarter of 2008.

(3) Securities

Information about the securities portfolios follows (in thousands):

	December 31, 2007

		Gross Unrealized
	Amortized			Fair
	Cost	Gains	Losses	Value

Securities Available for Sale:
U.S. government sponsored agencies obligations	$66,669	159	(32)	66,796
State and municipal obligations	41,009	369	(82)	41,296
Corporate and foreign obligations	2,070	-	(41)	2,029
Equity securities	693	-	-	693

Total securities Available for Sale	$110,441	528	(155)	110,814

Securities Held to Maturity:
U.S. Treasury	$9,996	153	-	10,149
U.S. government sponsored agencies obligations	1,514	6	-	1,520
State and municipal obligations	143,568	1,230	(230)	144,568
Corporate and foreign obligations	333	40	(1)	372

Total securities Held to Maturity	$155,411	1,429	(231)	156,609

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

(3) Securities (continued)

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

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

(3) Securities (continued)

The amortized cost and fair value of debt securities by years to maturity as of December 31, 2007, follow (in thousands). Maturities of mortgage-backed securities are classified in accordance with the contractual repayment schedules. Expected maturities will differ from contracted maturities since issuers may have the right to call or prepay obligations without penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Years
Under 1	$13,566	13,546	30,873	31,007
1 to 5	65,982	66,232	81,501	82,028
5 to 10	28,130	28,314	42,076	42,582
10 and over	2,070	2,029	961	992

Total	$109,748	110,121	155,411	156,609

At December 31, 2007, and 2006, securities at amortized cost of $168,362,000 and $214,635,000, respectively, were pledged to secure municipal deposits and for other purposes required or permitted by law.

There were no securities sales in any year presented.

Interest on securities segregated between taxable interest and tax-exempt interest for the years ended December 31, 2007, 2006, and 2005, follows (in thousands):

	2007	2006	2005
Taxable	$4,242	3,834	2,974
Tax-exempt	5,964	5,247	5,009

Total	$10,206	9,081	7,983

The following table presents information (in thousands) about securities with gross unrealized losses at December 31, 2007, aggregated by category and length of time that individual securities have been in a continuous loss position.

	Less than 12 months		Over 12 months
	Fair	Unrealized	Fair	Unrealized
Securities Available for Sale	Value	Losses	Value	Losses
U.S. government sponsored agencies obligations	$-	-	13,074	32
State and municipal obligations	-	-	9,285	82
Corporate and foreign obligations	878	39	151	2

Total temporarily impaired securities	$878	39	22,510	116

Securities Held to Maturity
State and municipal obligations	$5,225	27	24,352	203
Corporate and foreign obligations	-	-	26	1

Total temporarily impaired securities	$5,225	27	24,378	204

The unrealized losses on the Company's investments were caused by market interest rate changes from those in effect when the securities were purchased by the Company. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than par value. All investments rated by an independent rating agency carry an investment grade rating. Because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be, and is likely to be maturity, the Company does not consider these investments to be other than temporarily impaired at December 31, 2007.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

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

The aggregate cost of the Company's cost-method investments totaled $4.3 million and $2.2 million at December 31, 2007, and 2006, respectively, of which $3.8 million and $1.7 million, respectively, were in Federal Home Loan Bank stock and Federal Reserve Bank stock, required by law, and are not evaluated for impairment.

(4) Loans

The major classifications of loans at December 31, 2007, and 2006, follow (in thousands):

	2007	2006

Commercial, financial, and agricultural	$194,395	188,518
Mortgages:
Commercial	349,430	323,478
Residential - first lien	158,655	106,749
Residential - junior lien	69,407	67,871
Consumer:
Automobile - indirect	119,775	136,040
Other	21,767	23,075
Other	1,263	187
Loans held for sale	1,810	3,466

Total loans	916,502	849,384
Plus - Net deferred loan costs	4,047	4,313
Less - Allowance for loan losses	(9,679)	(9,041)

Loans - net	$910,870	844,656

Commercial loan participations sold to others amounted to $98,472,000 and $77,887,000 at December 31, 2007, and 2006, respectively.  Residential mortgage loans serviced for others, amounted to $277,774,000 and $297,652,000 at December 31, 2007, and 2006, respectively.  None of these loans are included in the consolidated financial statements or the table above.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

(4) Loans (continued)

A summary of the changes in the allowance for loan losses follows (in thousands):

	Years Ended December 31,

	2007	2006	2005

Balance at the beginning of year	$9,041	7,986	7,215
Provision charged to operations	2,375	1,831	2,087
Loans charged off	(2,466)	(1,656)	(1,975)
Recoveries of loans charged off	729	880	659

Balance at end of year	$9,679	9,041	7,986

A summary of information regarding nonaccruing loans and other nonperforming assets follows (in thousands):

	2007	2006	2005

Accruing loans 90 days or more delinquent	$255	661	412
Nonaccruing loans	5,230	6,445	7,268

Total nonperforming loans	5,485	7,106	7,680
Other real estate owned	691	292	62

Total nonperforming assets	$6,176	7,398	7,742

Reduction of interest income related to nonaccrual loans	$489	536	752

At December 31, 2007, the Company had no firm commitments to lend additional funds to borrowers with loans in nonaccrual status.

A summary of information regarding impaired loans follows (in thousands):

	2007	2006	2005

Recorded investment at December 31,	$5,230	6,445	7,268
Impaired loans with related allowance at December 31,	$868	194	555
Amount of related allowance at December 31,	$675	194	225
Average investment for year ended December 31,	$6,171	6,713	9,503
Interest income recognized on a cash basis during the year	$11	63	53

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

Certain executive officers, directors and their business interests are customers of the Company. Transactions with these parties are based on substantially the same terms as similar transactions with unrelated third parties and do not carry more than normal credit risk. Borrowings by these related parties amounted to $3,461,000 and $3,584,000 at December 31, 2007, and 2006, respectively. During 2007, new borrowings amounted to $1,070,000 (including borrowings of officers that were outstanding at the time of their election) and repayments and other reductions were $1,193,000.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

(5) Premises and Equipment

A summary of premises and equipment at December 31, 2007, and 2006, follows (in thousands):

	2007	2006
Land and land improvements	$1,466	1,437
Buildings and leasehold improvements	22,045	21,789
Furniture, fixtures, equipment, and software	17,773	18,830

	41,284	42,056
Less accumulated depreciation and amortization	27,382	27,731

Premises and equipment - net	$13,902	14,325

Depreciation and amortization expense amounted to $2,330,000, $2,355,000, and $2,397,000, for the years ended December 31, 2007, 2006, and 2005, respectively.

(6) Mortgage Servicing Assets

Changes in mortgage servicing assets were as follows (in thousands):

	Year ended December 31,

	2007	2006	2005
Beginning balance	$1,331	1,569	1,608
Originations	121	108	278
Amortization	(361)	(346)	(317)

Ending balance	$1,091	1,331	1,569

Mortgage servicing income, net includes $933,000, $960,000, and $970,000, of contractually specified servicing fees for the years ended December 31, 2007, 2006 and 2005, respectively. Future amortization expense is estimated to be $370,000, $329,000, $203,000, $104,000, and $53,000 for the next five years.

The estimated fair value of mortgage servicing rights may vary significantly in subsequent periods due to changing interest rates and the effect thereof on prepayment speeds. Additionally, estimated fair value assumes there are a willing buyer and willing seller in the transaction. Management does not intend to sell these servicing rights.

The key economic assumptions used to determine the fair value of mortgage servicing rights at December 31, 2007, and the sensitivity of such value to changes in those assumptions are summarized in the table that follows (dollars in thousands). These calculated sensitivities are hypothetical, and actual changes in the fair value of mortgage servicing rights may differ significantly from the amounts presented herein. The effect of a variation in a particular assumption on the fair value of the servicing rights is calculated without changing any other assumption. However, in practice, changes in one factor may result in changes in another which may magnify or counteract the sensitivities. The changes in assumptions are presumed to be instantaneous.

Weighted-average prepayment speed	207%
Impact on fair value of 20% adverse change	$(211)
Impact on fair value of 20% positive change	211

Weighted-average current coupon for similar loans	5.61%
Impact on fair value of 100 basis point adverse change	$(342)
Impact on fair value of 100 basis point positive change	237

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

(7) Time Deposits

At December 31, 2007, the scheduled maturity of time deposits was as follows (in thousands):

2008	$378,246
2009	27,888
2010	12,210
2011	16

$418,360

Time deposits of $100,000 or more amounted to $217,115,000 at December 31, 2007, and $246,161,000 at December 31, 2006. Interest expense on all time deposits of $100,000 or more was as follows: $13,069,000 in 2007, $9,361,000 in 2006, and $2,564,000 in 2005.

(8) Borrowings

The following table presents information about short-term borrowings during each of the three years ended December 31, (dollars in thousands):

	2007	2006	2005

Amount outstanding at December 31,	$41,600	-	-
Highest amount at a month end	$41,600	3,200	34,200
Daily average amount outstanding	$1,321	80	5,422
Weighted average interest rate paid	4.42%	5.27%	3.51%

The following table presents information about the Company's formal available lines of credit and related loan collateral at December 31, 2007 (in thousands).  Amounts outstanding include borrowings, and undrawn letters of credit in the Company's favor of $2,894,000.

				Carrying Value
	Outstanding	Unused	Collateralized by	of Collateral

Federal Home Loan Bank of New York	$45,184	$42,810	Residential mortgage loans and FHLB Stock	$108,321

Federal Reserve Bank of New York	$-	$95,145	Indirect automobile loans	$118,931

Borrowings consisted of the following at December 31, 2007 and 2006, follows (in thousands):

	2007	2006

FHLB overnight advance	$41,600	-
FHLB term advances	690	721
Other borrowing	72	103

	$42,362	824

In 1995, the Bank borrowed a term advance of $1,023,000 from the FHLB at an average effective rate of 2.56% to fund low-income housing projects, and in 2000 borrowed $262,000 at 6.50% to purchase a banking branch location.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

(8) Borrowings (continued)

Scheduled maturities of the Company's borrowings at December 31, 2007, follows (in thousands):

		Weighted Average
	Amount	Interest Rate
2008 overnight	$41,600	4.11%
2008	57	4.84%
2009	60	4.92%
2010	645	2.58%

Total	$42,362	4.09%

Advances under the overnight line of credit with the FHLB of New York are payable on demand and generally bear interest at the federal funds rate plus .10%. The Company also has access to the FHLB's Term Advance Program, which allows the Bank to borrow up to $100,000,000 at various terms and rates, subject to the Bank pledging eligible collateral. Advances under the Federal Reserve Bank of New York are payable the following business day and bear interest at the federal funds rate plus 1.00%.

(9) Junior Subordinated Debentures and Interest Rate Swap

In September 2007, the Company issued $20,619,000 of unsecured, 30 year junior subordinated deferrable interest debentures (T3) through a wholly-owned business trust. The debentures carry a fixed interest rate of 6.32% per annum for the first five years, floating thereafter for twenty-five years at LIBOR plus 1.44% per annum, adjustable quarterly.  Interest is payable quarterly. The debentures' final maturity is December 2037, and is callable, in whole or in part, at par after five years at the Company's option, and subject to Federal Reserve Bank of New York approval. Interest payments can be deferred for up to five years, but would restrict the Company's ability to pay dividends. These debentures were considered Tier II capital of the Company for regulatory purposes at December 31, 2007.  The proceeds were used for general corporate purposes.

In June, 2006, the Company issued $30,928,000 of unsecured, 30 year floating rate junior subordinated deferrable interest debentures (T2) through a wholly-owned business trust. The debentures carry an interest rate of 3 month LIBOR plus 1.40% (6.39% at December 31, 2007). Interest is payable quarterly. The debentures' final maturity is June 2036, and are callable, in whole or in part, at par after five years at the Company's option, and subject to Federal Reserve Bank of New York approval. Interest payments can be deferred for up to five years, but would restrict the Company's ability to pay dividends. At December 31, 2007, these debentures were considered Tier I capital of the Company.

In June, 2002, the Company issued $20,619,000 of unsecured, 30 year floating rate junior subordinated deferrable interest debentures (T1) through a wholly-owned business trust. These debentures carried an interest rate of 3 month LIBOR plus 3.45% capped at 11.95% for the first five years. Interest was payable quarterly. The debentures' final maturity was June 2032, and were callable, in whole or in part, at par after five years at the Company's option, upon regulatory approval. Interest payments could be deferred for up to five years, but would have restricted the Company's ability to pay dividends. In June 2007 the Company repaid these debentures in full.

In December 2007, the Company entered into an interest rate swap agreement (swap). The Company designated the swap as a cash flow hedge and it is intended to protect against the variability of cash flows associated with T2. The swap modifies the repricing characteristic of T2, wherein the Company receives interest at LIBOR plus 1.40% from a counterparty and pays a fixed rate of interest of 5.54% to the same counterparty calculated on a notional amount of $30,928,000. This agreement will expire in June 2011.  The swap agreement was entered into with a counterparty that met the Company’s credit standards and the agreement contains collateral provisions protecting the at-risk party. The Company believes that the credit risk inherent in this contract is not significant. At December 31, 2007 the Company pledged $600,000 cash collateral to the counter party.

At December 31, 2007, the fair value of the swap agreement was a negative (loss) $99,000, and was the amount the Company would have expected to pay to terminate the agreement.  The net effect of the swap in 2007 was to decrease interest expense by $15,000. There was no hedge ineffectiveness for this swap.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

(10) Income Taxes

Total income taxes for the years ended December 31, 2007, 2006, and 2005, were allocated as follows (in thousands):

	2007	2006	2005

Income from operations	$4,680	4,244	4,258
Income tax benefit from stock option exercise	(246)	(349)	(367)
Change in stockholders' equity for unrealized
(loss) gain on securities available for sale	755	39	(596)

	$5,189	3,934	3,295

The components of income tax expense (benefit) relating to income from operations follow (in thousands):

	Years ended December 31,

Current:	2007	2006	2005

Federal	$4,456	4,387	4,058
State	750	748	699

	5,206	5,135	4,757

Deferred:
Federal	(541)	(723)	(440)
State	15	(168)	(59)

	(526)	(891)	(499)

	$4,680	4,244	4,258

Income tax expense differed from the amounts computed by applying the applicable U.S. Federal corporate tax rates to pretax income from operations as follows (in thousands):

	Years ended December 31,

	2007	2006	2005

Tax expense at statutory rate of 34%	$5,827	5,491	5,264
Tax-exempt interest	(2,028)	(1,784)	(1,703)
Interest expense disallowance	297	231	138
State taxes, net of Federal benefit	505	383	422
Change in valuation allowance for deferred tax assets	(2)	(2)	(2)
Other	81	(75)	139

Total	$4,680	4,244	4,258

Effective tax rate	27.3%	26.3%	27.5%

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

(10) Income Taxes (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006, are presented below (in thousands):

Deferred tax assets	2007	2006

Allowance for loan losses - books	$3,774	3,549
Incentive stock and retirement plans	347	341
Stock options	70	35
Loss carryforwards from subsidiaries	177	177
Interest on nonaccrual loans	726	727
Minority-owned entities	55	134
Depreciation	468	231
Net unrealized loss on available for sale securities	-	612
Other	330	331

Deferred tax assets before allowance	5,947	6,137
Valuation allowance	(86)	(88)

Deferred tax assets	5,861	6,049

Deferred tax liabilities:
Allowance for loan losses – state tax	67	62
Mortgage servicing rights	425	522
Net unrealized gain on available for sale securities	143	-
Other	-	10

Deferred tax liabilities	635	594

Net deferred tax asset	$5,226	5,455

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of deferred tax liabilities, the level of historical taxable income, and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets are deductible. Based on its assessment, management determined that no valuation allowance was needed except for that related to its nonbank subsidiaries' mortgage tax credits.

No interest expense was recognized during 2007 for any unrecognized tax benefits. The Company is not subject to U.S. federal or state tax examinations for years before 2003.

(11) Stockholders' Equity

Payment of dividends by the Bank to the Company is limited or restricted in certain circumstances. According to federal banking law, the approval of the Office of the Comptroller of the Currency (OCC) is required for the declaration of dividends in any year in which dividends exceed the total of net income for that year plus retained income for the preceding two years. At December 31, 2007, $28,780,000 was available for dividends to the Company without the approval of the OCC.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

(12) Earnings Per Share

Basic and diluted earnings per share for the years ended December 31, 2007, 2006, and 2005, were computed as follows (dollars in thousands, except share data):

	2007	2006	2005
Basic Earnings Per Share

Net Income applicable to common shareholders	$12,458	11,906	11,225
Weighted average common shares outstanding	476,221	478,392	479,961

Basic earnings per share	$26.16	24.89	23.39

	2007	2006	2005
Diluted Earnings Per Share

Net income applicable to common shareholders	$12,458	11,906	11,225

Weighted average common shares outstanding	476,221	478,392	479,961
Effect of dilutive securities - stock options	9,497	11,494	13,668

Total	485,718	489,886	493,629

Diluted earnings per share	$25.65	24.30	22.74

(13) Employee Benefits

Retirement Plans

The Company has a combined profit sharing and 401(k) plan covering substantially all Bank employees and a 401(k) plan for non-Bank employees upon completion of 1,000 hours of service with respect to full-time employees, and 870 hours of service for part-time employees. Contributions to the Bank plan are determined by a mathematical formula which takes into account average net income of the Bank for the current and prior year, and the level of the Bank's stockholders' equity. Both plans are subject to a minimum contribution of 3% of eligible compensation. It is the Company's policy to fund current costs as they accrue. Expenses of these plans amounted to $1,878,000, $1,817,000, and $1,740,000 for the years ended December 31, 2007, 2006, and 2005, respectively.

Employee Stock Ownership Plan

The Company has an employee stock ownership plan (ESOP) for employees of the Bank. Annual contributions are made at the discretion of the Board of Directors. ESOP expense amounted to $144,000, $129,000, and $125,000 for the years ended December 31, 2007, 2006, and 2005, respectively. Shares distributed to a participant upon termination of service are subject to a put option whereby the participant may cause the Company to purchase the shares at fair value. At December 31, 2007, and 2006, the plan held 6,591 and 6,637 shares with an estimated fair value, at the respective dates, of $2,140,000 and $2,258,000.

Supplemental Executive Retirement Plans

The Company has two non-qualified, supplemental executive retirement plans (SERP) covering certain executives designed to compensate for the portion of cash compensation unable to be included in the profit sharing and 401(K) plan, because of limitation in the Internal Revenue Code.  The Company had accrued a liability of $409,000 at December 31, 2007, for these SERPs. Expenses of these plans amounted to $50,000, $42,000, and $95,000 for the years ended December 31, 2007, 2006, and 2005, respectively.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

(14) Stock-Based Compensation Plans

The Company has two stock-based compensation plans (Stock Option Plan and Incentive Stock Plan) for executives, which are described below.  Amounts recognized in the financial statements with respect to these plans are as follows (dollars in thousands):

	2007	2006	2005

Stock option plan	$90	92	-
Incentive stock plan	17	(78)	429

Pre-tax cost of plans included in
salaries and employee benefits expenses	$107	14	429
Amount of related income tax benefit recognized in income	$42	6	172

Stock Option Plan

The Company's stock option plan authorized grants of options to purchase up to 48,000 shares of common stock.  All 48,000 options available were granted by year-end 2004. Future expenses associated with the unvested options will amount to approximately $10,000.  The options were granted with an exercise price equal to the market value of the common stock on the grant date based on the most recent public stock sale known to the Company immediately preceding the grant. The options are exercisable either five years from the date of grant or at the later of age 55 or 15 years of continuous employment with the Company or at normal retirement age (65).

The following summarizes outstanding and exercisable options at December 31, 2007:

	2007

		Weighted Average
	#	Exercise Price

Options outstanding at beginning of the year	36,379	$175.04
Granted	-	-
Exercised	(4,032)	182.63
Expired	-	-

Options outstanding at year end	32,347	$174.09

Options exercisable at year end	24,793	$162.56

Options available for future grants	none

At December 31, 2007, the intrinsic value of all outstanding options was approximately $4,870,000, while the intrinsic value of vested options included in this total was approximately $4,030,000.  The intrinsic value of options exercised during the years ended December 31, 2007, 2006, and 2005 was $617,000, $874,000, and $921,000, respectively.  The fair value of options vested during each of those years was $88,000, $194,000, and $49,000, respectively.

Options outstanding (both exercisable and unexercisable) at December 31, 2007, had exercise prices ranging from $120.17 to $293.85. The weighted average expected life of the options is six years. Since the options have no stated expiration date, the expected life is calculated as the number of years from grant date to the grantee's 65th birthday.

The source of shares issued upon exercise has historically been, and is expected to be treasury shares.  From time to time, the Company expects to purchase shares for treasury to be used for these exercises.  The amount of shares, timing, and cost of these purchases cannot be determined, as the Company does not know when and in what quantity participants will exercise their options.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

(14) Stock Based Compensation Plans (continued)

Incentive Stock Plan

The Company has an incentive stock plan for executives which allows for the award of Phantom Stock Awards (PSA) and Stock Appreciation Rights (SAR) [awards] to key employees. The number of awards issued is based upon return on beginning equity in each year. PSAs and SARs represent the right to receive payment in cash or stock equal to the amount, if any, by which the higher of the book value or market value per share of common stock on the date of exercise exceeds the PSAs or SARs grant price. PSAs are exercisable at the later of age 55 and 15 years of continuous employment with the Company or at normal retirement age (65). SARs are exercisable five years from the date of grant or upon retirement. The following summarizes the activity of these awards as of and for the year ended December 31, 2007.

	PSA		SAR
		Weighted Average		Weighted Average
	#	Grant Price	#	Grant Price

Awards outstanding, January 1, 2007	2,869	$213.59	2,457	$238.82
Granted	2,575	$340.18	1,716	$340.18
Exercised	-	$-	(188)	$122.68
Expired	-	-	-	-
Awards outstanding at December 31, 2007	5,444	$261.00	3,985	$270.56

Awards exercisable at December 31, 2007	2,530	$236.01	-	$-

In March 2007, certain executives were awarded a total of 2,575 Phantom Stock Awards (PSA) and 1,716 Stock Appreciation Rights (SAR), all at a grant price of $340.18 per share, the then current market value (based on the most recent public stock sale known to the Company immediately preceding the grant) of the Company's common stock.

The total amount of cash used to settle the exercise of the awards during the years ended December 31, 2007, 2006 and 2005 was equivalent to their intrinsic value and amounted to $41,000, $277,000, and $185,000, respectively.  The fair value of awards vested during years ended December 31, 2007 and 2006 amounted to $69,000 and $276,000, respectively. No awards vested in 2005.

The weighted average estimated per-award fair value, as of December 31, 2007, for PSAs was $83.20 and for SARs was $76.05.  Fair value was estimated using the Black-Scholes-Merton option-pricing model with the following assumptions. No forfeitures are assumed, as none are anticipated.

Award Type	PSA	SAR
Per-award fair value	$ 83.20	$ 76.05
Expected dividend yield	2.41%	2.41%
Risk-free interest rate	3.82%	3.82%
Expected Life	7.85 years	7.85 years
Volatility	12.33%	12.33%

PSAs outstanding (both exercisable and unexercisable) at December 31, 2007, had exercise prices ranging from $0 to $360.28. SARs outstanding (both exercisable and unexercisable) at December 31, 2007, had exercise prices ranging from $111.94 to $360.28. The weighted average expected life of these awards is eight years. Since these awards have no stated expiration date, the expected life is calculated as the number of years from grant date to the grantee's 60th birthday, which is the historical life for similar past awards.  Based upon current assumptions, the estimated compensation cost related to non-vested awards not yet recognized is $403,000, which is expected to be recognized over a weighted average period of five years. The Company had accrued a liability of $485,000 at December 31, 2007, representing the accumulated fair-value vested obligation of these awards under the plan.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

(15) Leases

The Company leases certain buildings and office space under operating lease arrangements. Rent expense, net of rent received, under these arrangements amounted to $1,328,000 in 2007, $1,289,000 in 2006, and $1,252,000 in 2005. Real estate taxes, insurance, maintenance, and other operating expenses associated with leased buildings and office space are generally paid by the Company.

A summary of non-cancellable, long-term operating lease commitments as of December 31, 2007, follows (in thousands):

Years ending December 31,	Amount

2008	$1,257
2009	1,092
2010	780
2011	469
2012	454
2013 and after	5,015

Total	$9,067

(16) Commitments and Contingencies

In the normal course of business, various commitments and contingent liabilities are outstanding. The following table presents the notional amount of the Company's significant commitments and their respective carrying amount, where applicable. Most of these commitments are not included in the Company's consolidated balance sheet (in thousands).

	Year ended December 31,

	2007		2006
	Notional	Carrying	Notional	Carrying
	Amount	Amount	Amount	Amount
Commitments to extend credit:
Commercial lines of credit	$103,195	-	95,575	-
Commercial real estate and construction	$34,465	-	34,932	-
Residential real estate at fixed rates	$1,175	-	2,500	(3)
Home equity lines of credit	$55,353	-	52,244	-
Unsecured personal lines of credit	$15,967	-	15,810	-
Standby and commercial letters of credit	$9,946	(149)	11,635	(175)
Commitments to sell real estate loans	$1,810	-	3,466	-

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

Commitments to originate fixed-rate loans are made when a borrower executes a rate-lock agreement. At the time of execution, the Company generally charges a rate-lock fee, which approximates the fair value of the Company's commitment. These commitments usually have terms ranging from 30 to 45 days. Concurrently, the Company enters into commitments to sell certain fixed-rate residential real estate loans (usually those subject to the foregoing rate-locks). These commitments to sell are recorded in the consolidated balance sheet at estimated fair value.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

(16) Commitments and Contingencies (continued)

The Company has committed $500,000 for an investment in Trillium Lakefront Partners, LLC.  This venture capital fund is a community-backed initiative in support of new business and job growth in the Company's market area.  At December 31, 2007, the Company had funded $280,000 of this commitment and reported the investment in other assets.

The Bank is required to maintain reserve balances in cash on hand and with the Federal Reserve Bank. The average amount of such reserve balances for the year ended December 31, 2007, was approximately $3,248,000.

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

As of December 31, 2007, and as of the most recent notification from their regulators, the Company and the Bank are well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Company and Bank must maintain a minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. Subsequently, there have been no conditions or events which management believes has changed the Company's or Bank's category.

	December 31, 2007
(Dollars in thousands)	Actual Regulatory Capital		Minimum Requirement		Well-Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Leverage capital (Tier 1) as percent of
three-month average assets:
Company	$121,627	9.65%	$50,397	4.00%	$62,996	5.00%
Bank	$104,844	8.39%	$49,995	4.00%	$62,493	5.00%
As percent of risk-weighted,
period-end assets
Core capital (Tier 1)
Company	$121,627	13.11%	$37,122	4.00%	$55,683	6.00%
Bank	$104,844	11.38%	$36,851	4.00%	$55,277	6.00%
Total capital (Tiers 1 and 2)
Company	$152,053	16.38%	$74,244	8.00%	$92,805	10.00%
Bank	$114,523	12.43%	$73,703	8.00%	$92,129	10.00%

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

(17) Regulatory Matters (continued)

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

(18) Segment Information

The Company is organized into two reportable segments: (a) the Company and its banking subsidiary (Bank); and (b) CNB Mortgage Company (CNBM). These have been segmented due to internal and external financial reporting requirements.

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

The financial information of these segments has been compiled utilizing the accounting policies described in Note 1. Intersegment revenue, mainly servicing release premiums, is earned on the basis of similar third-party transactions. Indirect administrative expenses are allocated among segments based upon the segments' use of indirect resources. Income taxes are allocated to segments based on the Company's marginal statutory tax rate adjusted for any tax-exempt income or non-deductible expenses.  The accounting policies and processes utilized in compiling segment financial information is based on U.S. generally accepted accounting principles, as CNB Mortgage is subject to stand-alone external financial reporting. The reportable segment information as of, and for the years ended, December 31, 2007, 2006, and 2005 follows (in thousands):

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

(18) Segment Information (continued)

	2007

	Bank	CNBM	Intersegment	Total
Net interest income	$42,109	30	(1,163)	40,976
Non-interest income	15,077	1,885	(1,367)	15,595

Total revenues	57,186	1,915	(2,530)	56,571

Provision for loan losses	2,375	-	-	2,375
Operating expenses	36,022	1,270	(234)	37,058

Total expenses	38,397	1,270	(234)	39,433

Income before tax	18,789	645	(2,296)	17,138
Income tax	4,680	252	(252)	4,680

Net income	$14,109	393	(2,044)	12,458

Total identifiable assets	$1, 254,935	3,109	(1,695)	1,256,349

	2006

	Bank	CNBM	Intersegment	Total
Net interest income	$40,564	15	(879)	39,700
Non-interest income	13,393	1,641	(1,192)	13,842

Total revenues	53,957	1,656	(2,071)	53,542

Provision for loan losses	1,831	-	-	1,831
Operating expenses	34,567	1,256	(262)	35,561

Total expenses	36,398	1,256	(262)	37,392

Income before tax	17,559	400	(1,809)	16,150
Income tax	4,244	164	(164)	4,244

Net income	$13,315	236	(1,645)	11,906

Total identifiable assets	$1,205,665	5,973	(5,743)	1,205,895

	2005

	Bank	CNBM	Intersegment	Total
Net interest income	$39,358	7	(408)	38,957
Non-interest income	11,415	1,705	(647)	12,473

Total revenues	50,773	1,712	(1,055)	51,430

Provision for loan losses	2,087	-	-	2,087
Operating expenses	32,966	1,140	(246)	33,860

Total expenses	35,053	1,140	(246)	35,947

Income before tax	15,720	572	(809)	15,483
Income tax	4,258	228	(228)	4,258

Net income	$11,462	344	(581)	11,225

Total identifiable assets	$1,071,488	3,367	(3,023)	1,071,832

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

(19) Condensed Financial Information - Parent Company Only

The following are the condensed balance sheets, statements of income, and statements of cash flows for Canandaigua National Corporation (in thousands).

Balance Sheets
	December 31,

	2007	2006
Assets:
Cash in subsidiary bank	$24,053	16,990
Cash in other banks	600	-
Securities available for sale	8,166	16,674
Investment in Bank	106,300	96,673
Investment in nonbank subsidiaries	1,828	1,905
Other assets	3,078	2,849

Total assets	$144,025	135,091

Liabilities:
Junior subordinated debentures	$51,547	51,402
Other liabilities	270	130

Total liabilities	51,817	51,532

Stockholders' Equity	92,208	83,559

Total liabilities and stockholders' equity	$144,025	135,091

Statements of Income
	Years ended December 31,

	2007	2006	2005

Dividends from Bank	$6,000	2,200	2,560
Dividends from nonbank subsidiaries	500	-	-
Other income	1,261	980	442
Interest and other expenses	(3,639)	(3,246)	(1,505)

Income (loss) before undistributed income of subsidiaries	4,122	(66)	1,497
Undistributed current year income of subsidiaries	8,075	11,797	9,501

Income before taxes	12,197	11,731	10,998
Income tax benefit	261	175	227

Net income	$12,458	11,906	11,225

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

(19) Condensed Financial Information - Parent Company Only (continued)

Statements of Cash Flow
	Years ended December 31,

	2007	2006	2005
Cash flows from operating activities
Net income	$12,458	11,906	11,225
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation, amortization and accretion	154	259	76
Undistributed current year earnings of subsidiaries	(8,075)	(11,797)	(9,501)
Tax benefit from stock option exercise	-	-	367
Other	(383)	(552)	(259)

Net cash provided by (used in) operating activities	4,154	(184)	1,908

Cash flows from investing activities:
Purchase of securities available for sale	(4,500)	(9,978)	(1,484)
Proceeds from maturities and call of securities available for sale	13,050	2,101	-
Purchases of other investments, net	(66)	(1,064)	-
Fixed assets purchased, net	(22)	(1)	-

Net cash provided by (used in) investing activities	8,462	(8,942)	(1,484)

Cash flows from financing activities:
Repayment of junior subordinated debentures	(20,619)	-	-
Proceeds from junior subordinated debentures	20,619	30,928	-
Payments for treasury stock transactions, net	(1,386)	(2,040)	(1,386)
Tax benefit from stock option exercise	246	349	-
Dividends paid	(3,813)	(3,351)	(2,905)

Net cash (used in) provided by financing activities	(4,953)	25,886	(4,291)

Net increase (decrease) in cash	7,663	16,760	(3,867)
Cash at beginning of year	16,990	230	4,097

Cash at end of year	$24,653	16,990	230

(20) Fair Values of Financial Instruments

Current accounting pronouncements require disclosure of the estimated fair value of financial instruments. Fair value is generally defined as the price a willing buyer and a willing seller would exchange for a financial instrument in other than a distressed sale situation. With the exception of marketable securities and one-to-four family residential mortgage loans originated for sale, the Company’s financial instruments are not readily marketable and market prices do not exist. The Company, in attempting to comply with accounting pronouncements, has not attempted to market its financial instruments to potential buyers, if any exist. Since negotiated prices in illiquid markets depend upon the then present motivations of the buyer and seller, it is reasonable to assume that actual sales prices could vary widely from any estimate of fair value made without the benefit of negotiations.  Additionally, changes in market interest rates can dramatically impact the value of financial instruments in a short period of time.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

(20) Fair Values of Financial Instruments (continued)

The estimated fair values of the Company's financial instruments are as follows (in thousands):

	December 31, 2007		December 31, 2006

	Carrying	Fair	Carrying	Fair
	Amount	Value(1)	Amount	Value(1)
Financial Assets:
Cash and equivalents	$40,892	40,892	73,340	73,340
Securities	$269,990	271,188	252,824	252,487
Loans-net	$910,870	939,119	844,656	839,836
Mortgage servicing rights	$1,091	2,344	1,331	2,540

Financial Liabilities:
Deposits:
Demand accounts, savings and
money market accounts	$642,173	642,173	633,802	633,802
Time deposits	$418,360	420,162	425,546	423,967
Borrowings	$42,362	42,345	824	693
Junior subordinated debentures	$51,547	51,684	51,402	51,547

Other financial instruments:
Letters of credit	$149	149	175	175
Unused lines of credit	$-	-	-	-
Commitments to originate loans	$-	-	3	3
Interest rate swap agreement	$99	99	-	-

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Equivalents

For these short-term instruments that generally mature 90 days or less, or carry a market rate of interest, the carrying value approximates fair value.

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

The fair value of loans held for sale is estimated based on outstanding investor commitments or in the absence of such commitments, is based on current yield requirements or quoted market prices.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

(20) Fair Values of Financial Instruments (continued)

Mortgage Servicing Rights

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

Junior Subordinated Debentures

The fair value of the adjustable-rate junior subordinated debentures approximates their face amount, while the fair value of fixed-rate debentures is calculated by discounting scheduled cash flows through the borrowings' estimated maturity using market rates presently available for new borrowings.

Other Financial Instruments

The fair values of letters of credit, unused lines of credit and commitments to originate loans approximate the fee charged to make the commitments.  The estimated fair value of the interest rate swap agreement represents the amount the Company would have expected to receive or pay to terminate the swap agreement.