Form 10-K, Exhibit 13
period 2008-12-31
CANANDAIGUA NATIONAL CORP
filed 2009-02-13
CIK 759458

CANANDAIGUA NATIONAL CORPORATION
72 South Main Street
Canandaigua, New York 14424
Phone: 585-394-4260 or
1-800-724-2621
Fax: 585-394-4001
Internet: www.cnbank.com

2008 Annual Report

Table of Contents
Page

Financial Highlights	3
Management's Discussion and Analysis of Financial Condition and Results of Operations	4
Our Common Stock	25
Management's Report on the Effectiveness of Internal Controls over Financial Reporting	26
Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting	27
Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements	28
Consolidated Balance Sheets	29
Consolidated Statements of Income	30
Consolidated Statements of Stockholders' Equity	31
Consolidated Statements of Cash Flows	32
Notes to Consolidated Financial Statements	33

Annual Meeting:

The Annual Meeting of Shareholders will be held at the Main Office of The Canandaigua National Bank and Trust Company, 72 South Main Street, Canandaigua, NY, 14424, March 11, 2009, at 1:00 p.m.

Form 10-K:

Copies of the Corporation's Form 10-K Annual Report and the Company’s Code of Conduct are available without charge to shareholders upon written request to: Robert G. Sheridan, Secretary, 72 South Main Street, Canandaigua, New York 14424.

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

     We present below a summary of selected financial highlights to help you see a snapshot of our performance for the past five years.  This and all information concerning our financial performance should be read in conjunction with the following Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as the Consolidated Financial Statements and Notes thereto.  These sections help to provide context for the information you see here.

Financial Highlights
(Dollars in thousands except per share data)

		%
	2008	Change	2007	2006	2005	2004
Income Statement Information:
Net interest income	$47,485	15.9%	40,976	39,700	38,957	36,210
Provision for loan losses	3,805	60.2%	2,375	1,831	2,087	1,680
Other income	22,454	41.8%	15,834	14,071	12,473	12,303
Operating expenses	47,243	26.7%	37,297	35,790	33,860	32,321
Income taxes	4,958	5.9%	4,680	4,244	4,258	3,913
Net income	13,933	11.8%	12,458	11,906	11,225	10,599

Balance Sheet Data:
Total investments(1)	$261,149	(3.3)%	269,990	252,824	219,273	203,860
Total loans, net	1,076,620	18.2%	910,870	844,656	770,853	669,873
Total assets	1,419,037	13.0%	1,256,349	1,205,895	1,071,832	974,757
Total deposits	1,228,907	15.9%	1,060,533	1,059,348	967,124	877,141
Total borrowings(2)	77,406	(17.6)%	93,909	52,226	21,107	21,102
Total stockholders' equity	100,438	8.9%	92,208	83,559	76,539	70,173
Average assets	1,329,056	8.1%	1,229,664	1,123,515	1,017,116	938,421
Average stockholders' equity	95,004	10.5%	85,962	77,839	72,248	63,810

Assets Under Administration:(3)
Book value (cost basis)	$1,573,960	52.11%	1,034,737	900,709	752,939	683,033
Market value	1,450,021	21.54%	1,193,068	1,078,669	870,856	812,953

Per Share Data:
Net income, basic	$29.44	12.5%	26.16	24.89	23.39	22.14
Net income, diluted	$28.94	12.8%	25.65	24.30	22.74	21.09
Cash dividends	$9.00	12.5%	8.00	7.00	6.05	5.30
Book value	$212.86	9.5%	194.42	175.32	159.48	145.83
Closing stock price(4)	$315.91	(2.7)%	324.66	340.18	360.28	361.01
Weighted average shares - diluted	481,511	(0.9)%	485,718	489,886	493,629	502,592

Other ratios:
Return on average assets	1.05%	3.5%	1.01%	1.06%	1.10%	1.13%
Return on average equity	14.67%	1.2%	14.49%	15.30%	15.54%	16.61%
Return on beginning equity	15.11%	1.4%	14.91%	15.56%	16.00%	17.21%
Dividend payout	31.10%	(0.3)%	31.19%	28.81%	26.61%	25.13%
Average equity to average assets	7.15%	2.3%	6.99%	6.93%	7.10%	6.80%
Net interest margin	4.10%	8.8%	3.77%	3.97%	4.35%	4.43%
Efficiency(5)	66.08%	1.1%	65.34%	66.48%	65.84%	66.62%

Employees (year end):
Actual	430	11.4%	386	378	360	353
Full-time equivalent	363	9.7%	331	324	311	302

(1) Includes the Company's investment in Federal Reserve Bank stock and Federal Home Loan Bank stock.
(2) Includes junior subordinated debentures.
(3) These assets are held in a fiduciary or agency capacity for clients and are not included in our balance sheet. Beginning in 2008, the figures include GVT’s assets under administration.

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

•

The effects of and changes in United States trade, monetary, and fiscal policies and laws, including and most importantly, the interest rate policy of the Federal Open Market Committee (FOMC) of the Federal Reserve Board, which can have an immediate and significant impact on earnings, and provisions of the Emergency Economic Stabilization Act of 2008 Troubled Asset Relief Capital Purchase Program (TARP CPP);

•

The impact of changes in laws and regulations governing financial services and public companies, including laws, regulations, and rules concerning taxes, accounting, auditing and reporting standards;

•

The cost of compliance with governmental regulations;

•

The impact of technological changes;

•

The development of new products, their competitiveness, and their acceptance by customers;

•

Changes in commercial and consumer spending and saving habits;

•

Changes in demographics within the Company's market area;

•

The commission of fraud by customers and non-customers against the Company; and

•

Our success in managing these risks.

OVERVIEW

     Financial services organizations across the country have announced extraordinarily large losses in their fiscal fourth quarter, and in many cases for their entire year.  These losses resulted from both substantial additions to their loan loss provision and massive write-downs of investment securities due to market conditions and fears of further bank failures. Though our provision for loan losses increased for the year, it was due to a doubling of loan originations over 2007 as your Company and Bank continued to lend in what was described as a tight credit market.  We, too, had a security write-downs totaling $0.7 million, and we now carry these bonds at $0.4 million. The balance of these securities is minor, representing less than one-quarter of one percent of our entire investment securities portfolio.

     The decisions we made over the last few years in the areas of credit underwriting, securities selection, product promotion and development and technology and infrastructure investments served you, the shareholder very well, along with our community, our customers and our employees.  Net income has grown in excess of 31% over a five-year period, your dividend has grown nearly 70% during this same period, and your book value per share has grown more than 45%.  For our customers and community, we have expanded the number of banking offices to 22 by year-end 2008, will open an office in Sarasota Florida in early 2009, have acquired a money management firm - Genesee Valley Trust Company (GVT), and a firm’s investment management accounts - Greentree Capital Management (GCM).  Our employees now are 430 strong, an increase of over 100 in five years.

     Mr. Hamlin's message to shareholders provides a further overview of the Company's 2008 results.  He includes a discussion of the economy, the banking industry, the regulatory environment, and their impact on the Company.

RESULTS OF OPERATIONS

     For the year ended December 31, 2008, we reported net income of $13.9 million compared to $12.5 million for the year ended December 31, 2007, and $11.9 million for the year ended December 31, 2006.  Diluted earnings per share for each of these years were $28.94, $25.65, and $24.30, respectively.  The major components of these results, which include net interest income, provision for loan losses, other income, operating expenses, and income taxes, are discussed below.

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

     For 2008, we anticipated asset yields to fall in connection with the Federal Open Market Committee (FOMC) of the Federal Reserve Board lowering the target federal funds rate early in the year.  While this would allow us to lower our interest costs, it also would have a negative impact on asset yields, with rates on variable-rate and adjustable-rate loans falling and new loans originated at lower rates than those maturing.  Concurrently, we anticipated modest net asset growth, so notwithstanding a drop in rates, increased volume would make up the difference, leading to higher year-over-year net interest income.

     Our predictions were accurate, but did not play out quite as we had planned.  We experienced an increase in net interest income in excess of 16%, which came primarily on a combination of loan volume growth and liability rate reductions.  As the country’s financial stresses progressed into 2008, the FOMC continued to slash the target federal funds rate from 4.25% at January 1, 2008, to a range of 0.00% to 0.25% (one quarter of one percent) by the end of 2008.  During this same period, particularly after the first quarter of 2008, large banks, finance companies and other non-bank companies dramatically scaled back their lending operations in an effort to shore up their capital which was quickly eroding due to massive loan and investment losses.  This allowed our Company to expand our lending at rates and terms consistent with sound credit underwriting and at rates supportive of long-term profitability.

     For 2008, tax-equivalent net interest income grew $7.2 million or 16.5%.  Contributing to this increase was a $79.8 million (6.9%) increase in average earning assets, and an $80.8 million (8.2%) increase in average interest-bearing liabilities. During the year, the tax-equivalent yield on earning assets fell 51 basis points to 6.21%, while the cost of interest-bearing liabilities fell an even greater 104 basis points to 2.46%. The combination of these reductions led to a 53 basis point improvement in net interest spread (the difference between rates earned and rates paid).  Furthermore, net interest margin (net interest income divided by average earning assets, or balance sheet profit margin) improved 33 basis points to 4.10%.  The two following tables analyze the components of net interest income.

     As we look to 2009, we believe we have further opportunity to lower our liability rates, but not at the level we experienced in 2008.  Most of the reduction will come through maturing time deposits, and to a lesser extent, modest reductions in savings and money market rates.  While we believe this is possible to manage, should large and newly licensed banks, formerly operating as investment companies, aggressively price deposits to win market share, our ability to lower our liability costs will be weakened.  Consistent with overall market rate decreases, we do expect loan yields to continue to fall in 2009. Already in January we have lowered our rates in all product categories. We also expect investment yields to fall as the credit markets for municipal obligations are beginning to strengthen.  Considering these complicated combinations, and future FOMC actions, we expect net interest income to rise in 2009 over 2008, but we expect little change in the net interest spread or net interest margin.

     It is difficult to predict the next move of the FOMC, but we believe they will hold rates steady in the near term, as further reductions are nearly impossible with the target rate already close to zero. We expect the FOMC will use other means to keep rates low through managing the sale and purchase of US Treasury securities on the open market.  Should the economy show signs of strength later in the year, we do anticipate they will raise the target rate to ensure inflation remains controlled. In the Interest Rate Risk Management section, we discuss the tools we use to manage interest rate risk.

     Looking back to 2007: In that year, tax-equivalent net interest income grew $1.6 million or 3.7%, due to a 9.3% increase in average earning assets, and offset by a 10.4% increase in average interest-bearing liabilities.  For 2007, both spread and margin declined due to a substantially larger increase in interest-bearing liabilities' costs versus earning assets' yields, driven mainly by the impact of the prior year’s market rate increases.

     The following table provides additional details of net interest income and shows average balances, tax-equivalent interest earned or paid, and average rates for the years ended December 31, 2008, 2007, and 2006.  Taxable securities include the Company's required investments in Federal Reserve Bank Stock and Federal Home Loan Bank Stock. The mark-to-market adjustments on securities available for sale are included in non-interest-earning assets. Nonaccrual loans are included in the average balances of loans.   Non-interest-bearing demand deposit accounts are included in non-interest-bearing liabilities. Borrowings include junior subordinated debentures. Tax-exempt interest includes a tax equivalency adjustment of $3,447,000 in 2008, $2,757,000 in 2007, and $2,471,000 in 2006.  A marginal federal income tax rate of 35% was applied in each year. Interest on loans includes a deduction for net deferred loan costs of $1,812,000 in 2008, $1,195,000 in 2007, and $1,519,000 in 2006 (dollars in thousands).

		2008			2007			2006
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest-earning assets:
Interest-bearing deposits
with others	$2,232	$101	4.53%	$4,315	$205	4.75%	$2,304	$89	3.86%
Federal funds sold	7,677	219	2.85	32,915	1,725	5.24	22,867	1,153	5.04
Securities:
Taxable	45,182	2,277	5.04	89,644	4,242	4.73	82,015	3,834	4.67
Tax-exempt	208,833	10,542	5.05	168,851	8,721	5.17	151,561	7,718	5.09
Loans, net	977,332	63,934	6.54	865,739	63,152	7.29	803,664	56,986	7.09
Total interest-earning
assets	1,241,256	77,073	6.21	1,161,464	78,045	6.72	1,062,411	69,780	6.57
Non-interest-earning
assets	87,800			68,200			61,104
Total assets	$1,329,056			$1,229,664			$1,123,515

Liabilities and
Stockholders' Equity
Interest-bearing liabilities:
Interest-bearing demand	$108,386	269	0.25%	$103,485	179	0.17%	$103,611	164	0.16%
Savings and money
market	448,166	6,527	1.46	375,296	8,670	2.31	365,996	7,772	2.12
Time deposits	420,081	15,258	3.63	452,809	21,856	4.83	380,266	16,447	4.33
Borrowings	84,479	4,087	4.84	48,759	3,607	7.40	38,159	3,226	8.45
Total interest-bearing
liabilities	1,061,112	26,141	2.46	980,349	34,312	3.50	888,032	27,609	3.11
Non-interest-bearing
liabilities	172,940			163,353			157,644
Stockholders' equity	95,004			85,962			77,839
Total liabilities and
stockholders' equity	$1,329,056			$1,229,664			$1,123,515

Interest rate spread			3.75%			3.22%			3.46%
Net interest margin		$50,932	4.10%		$43,733	3.77%		$42,171	3.97%

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

	2008 compared to 2007			2007 compared to 2006
	Increase/(decrease)			Increase/(decrease)
	Due to change in			Due to change in
	Volume	Rate	Total	Volume	Rate	Total
Interest-earning assets:
Interest-bearing deposits with others	$(95)	(9)	(104)	$92	24	116
Federal funds sold	(945)	(561)	(1,506)	525	47	572
Securities, taxable	(2,225)	260	(1,965)	360	48	408
Securities, tax-exempt	2,022	(201)	1,821	892	111	1,003
Loans, net	7,674	(6,892)	782	4,494	1,672	6,166
Total	6,431	(7,403)	(972)	6,363	1,902	8,265

Interest-bearing liabilities:
Interest-bearing demand	9	81	90	-	15	15
Savings and money market	1,469	(3,612)	(2,143)	201	697	898
Time deposits	(1,491)	(5,107)	(6,598)	3,364	2,045	5,409
Borrowings	2,021	(1,541)	480	819	(438)	381
Total	2,008	(10,179)	(8,171)	4,384	2,319	6,703

Net change	$4,423	2,776	7,199	$1,979	(417)	1,562

Provision for Loan Losses

     The provision for loan losses (a charge to earnings) in each period is a result of our judgment about the credit quality of the Company's assets.  We present a detailed discussion and analysis in a following section entitled "Loan Loss Experience and Allowance for Loan Losses."

Other Income

     Other income is an important and growing component of our total revenue, accounting for approximately 32%, up from 28% in 2007.  It is composed mainly of revenues from: (a) service charges on deposit accounts, (b) trust and investment services, and (c) mortgage banking.  For the year ended December 31, 2008, other income increased $6.6 million or 41.8% from 2007, and for the year ended December 31, 2007, other income increased $1.8 million or 12.5% from 2006.

     Service charges on deposit accounts increased 22.1% in 2008 from 2007, attributable to increases in our fees charged, increased transaction volume, and increased revenues for electronic transaction services (debit card and payment processing).  Service charges on deposit accounts rose 8.6% in 2007 from 2006, attributable to increased transaction volume and, more significantly, an increase in revenues for certain electronic transaction services.  Looking to 2009, we anticipate this income category to grow at a rate closer to 2007’s due to increased transaction volume in combination with the roll-out of new products and services.

     Trust and investment services income is earned based upon the market value of assets under our administration.  Income is further dependent upon the services we provide (managed or custodial) and the mix of assets underlying the accounts - stock, bonds, and money markets.  This  income increased $5.1 million or 91.9% in 2008 from 2007 ($1.1 million and 22.9% in 2007 over 2006).    On January 2, 2008, we completed our acquisition of Genesee Valley Trust Company (GVT) which increased the market value of our assets under administration by $615 million.  During the year, we continued to increase sales to clients, which was reflected in the book value (clients’ cost basis) of assets under administration.  Furthermore, on December 31, 2008, we completed the acquisition of several personal trust and investment management accounts from Greentree Capital Management, LLC (GCM). We had formerly been GCM’s custodian, so while our total assets under administration did not increase from this acquisition, our per-account fees will as revenues will be derived from asset management services instead of custodial services. The table below presents information about period-end balances of assets under administration and the related income for the respective years (dollars in thousands).

	2008	2007	2006	2005

Book value of assets under administration	$1,573,960	1,034,737	900,709	752,939

Market value of assets under administration	$1,450,021	1,193,068	1,078,669	870,856

Trust and investment income	$10,696	5,575	4,537	4,235

     In 2005, we began a five-year program to substantially increase our assets under management.  This plan included increased marketing initiatives, new product development and sales, and a review of fees charged.  The plan focused on the population in our market area, including individuals, for-profit businesses, and not-for-profit entities. As is seen in the table above, these initiatives, in combination with our acquisitions in 2006 and 2008, have resulted in substantial growth in assets under administration and related income. Since the end of 2005, the book value of assets under administration (our measure of client growth) has increased $821.0 million or 109%.

     During these years since 2005, the market value of assets under administration has grown $579.2 million or 66.5%. Through 2007, the growth in market value had equaled or exceeded the growth in book value. However, in 2008, the equity markets fell in excess of 40%, negatively impacting the growth trend in the market value of assets.  By year-end 2008, the market value of assets had fallen below their book value.  This led to a decline in quarterly revenue in the fourth quarter of 2008 versus the third quarter of 2008.  For 2009, we expect total revenue to be close to 2008’s, assuming the markets reverse their January 2009 downward trend.  Should the markets continue to fall, we will experience a year-over-year decline in trust and investment income.

     In our 2006 Annual Report we discussed our opportunity to expand our services by opening an out-of-state office.  In early 2009, we applied to the Office of the Comptroller of the Currency to form a wholly owned limited-service trust bank subsidiary of the Company with legal situs in the State of Florida, and we expect to open a trust and investment services office in Sarasota in March 2009.  To counteract the adverse tax structure in New York State and allow clients to take advantage of potentially significant tax savings from establishing trusts in jurisdictions with laws favorable to the tax positions of wealthy clients, financial advisors are encouraging their wealthy clients to establish or change New York situs trust agreements: (1) to appoint non-New York State domiciliary trustees; or (2) to establish new trust agreements with a non-New York situs and a non-New York State domiciliary trustee.  In many instances, financial advisors are recommending that clients establish personal residency in another more tax-favorable jurisdiction.  The potential tax advantages are derived from: (1) the ability to have income retained in a trust and capital gains realized in the trust be exempt from taxation in New York as a result of the provisions of the New York State Tax law; (2) the ability to avoid the New York State Estate Tax which was de-coupled from the Federal Estate Tax following the passage of the Economic Growth And Tax Relief Reconciliation Act of 2001;  and, (3) the abolition or significant relaxation of the Rule Against Perpetuities by many states, other than New York, which permits the establishment of "dynasty trusts."  We have a number of clients who reside in Florida for substantial parts of the year, many of whom have established Florida residency, and these clients will be benefited by our actions.

     Mortgage banking income is our third most important source of other income and is comprised of the net gain on sale of mortgage loans and mortgage servicing income.  Our residential mortgage originations are handled through our wholly owned subsidiary, CNB Mortgage Company (CNB Mortgage), where its results are primarily reflected in the net gain on sale of mortgage loans.  The line item increased 4.6% in 2008 and held steady in 2007 from 2006.

     We typically sell long-term, non-callable, fixed-rate residential mortgages with loan-to-value ratios less than 85% to the Federal Home Loan Mortgage Corporation (Freddie Mac) to: (1) provide mortgage financing to homeowners we could not otherwise accommodate, primarily due to our inability to fund the high demand for these loans with local deposits, and (2) to reduce our long-term interest rate risk.  However, we continue to service these loans locally with our staff.  Generally, residential mortgage loans with an original loan-to-value ratio greater than 85%, and loans requiring escrow services are sold with servicing released to third parties.

     The revenue generated by CNB Mortgage is dependent upon the volume of loans originated.  This volume is composed of purchase money loans (loans to purchase a property) and refinance loans (loans that change the terms of an already existing loan).  CNB Mortgage generally must originate approximately $85 million to $95 million to break even based on its current operating expense structure.  During years without a refinance boom, the Company is more dependent upon purchase money mortgages.  During early 2008, we experienced substantial growth in refinance mortgages relative to the prior year, and again in the fourth quarter of 2008 we saw a resurgence of refinance mortgage originations, which has carried to the first quarter of 2009.  We expect CNB Mortgage's profitability and resulting gain on sales of mortgages in 2009 to approximate 2008’s.  However, should refinancing carry into future quarters, 2009’s profitability may be substantially higher than 2008’s.  The amount of loans that are retained by the Bank is dependent upon the rates and terms of the mortgages.  Generally, the Bank retains loans with interest rates of 5.00% or above and with maturities or call dates of ten years or less.  For the years ended December 31, 2008, 2007, and 2006, CNB Mortgage originated the following types of loans (dollars in thousands):

	2008	2007	2006

Purchase money mortgages	$92,246	93,298	93,272
Refinance mortgages	55,340	42,148	27,851
Total mortgage originations	$147,586	135,446	121,123
Of which:
Sold to third parties	$73,425	74,877	76,717
Sold to Bank	$74,161	60,569	44,406
Percentage of total sold to Bank	50.2%	44.8%	36.7%

     Showing declines in both 2008 and 2007 was net mortgage servicing income, which is composed primarily of service fees earned on loans sold to Freddie Mac, but serviced by us, and service fees we earn on commercial loan participations.  We generally earn servicing fees equal to 25 basis points (1/4 of 1.00%) of the loan balances outstanding.  The decline was caused by lower overall serviced loans and higher amortization of mortgage servicing rights.  We discuss mortgage servicing rights in greater detail in Note 6 to the Consolidated Financial Statements. We expect loans serviced for Freddie Mac to decline in 2009 and participation loans to increase. Mortgage servicing income will decrease.  However, this could change depending upon the amount of loans we choose to sell to Freddie Mac.  (Residential loans sold to Freddie Mac and commercial loan participations are not included in the consolidated balance sheet.) At each of the three years ended December 31, 2008, 2007, and 2006, we were servicing the following types of loans (dollars in thousands):

	2008	2007	2006

Residential mortgages (sold to Freddie Mac)	$265,885	277,774	297,652
Commercial loans and mortgages (participations sold)	97,390	98,472	77,887
Total loans serviced for others	$363,275	376,246	375,539

     In 2008, we experienced a $0.7 million loss on the write-down of securities, which are in the form of a collateralized debt obligation. Net of this write-down, we hold approximately $0.4 million of these securities with an original cost basis of $1.2 million, accounting for less than one-quarter of one percent of our total securities.  These securities are backed by debt obligations of a pool of banks (pooled trust preferred). Because of the debt market’s upheaval and the fear of additional bank failures, the market value of these securities had fallen sharply.  There has been no reduction in our cash receipts (interest) on these securities; that is, they are current as to principal and interest.  However, the collateral underlying the pooled trust preferred has diminished due to debt defaults and interest deferrals of some of the banks.  We analyzed the expected underlying cash flows and the ability of the collateral to produce sufficient cash flows to support future principal and interest payments.  Our analysis indicated these cash flows would be insufficient and accordingly, we wrote down these pooled trust preferreds by $0.7 million during the third quarter of 2008 to their estimated fair value.  No additional impairment charges were needed at December 31, 2008.  However, additional bank defaults or interest deferrals may occur; therefore, further write-downs could be necessary if projected cash flows decline.

     All other sources of other income increased $0.6 million in 2008 from 2007 and increased $0.2 million in 2007 from 2006.  The increase in 2008 was due to a $0.3 million insurance recovery in March 2008, and a $0.2 million multi-year contract settlement with a vendor. The increase in 2007 was primarily due to higher earnings from non-marketable investments, higher loan-related fees, and ATM fees.  We expect 2009’s other income to be substantially lower than 2008's other income, since the insurance recovery and contract settlement will not recur.

Operating Expenses

     In 2008, operating expenses increased $9.9 million or 26.7% over 2007, and in 2007 increased $1.5 million or 4.2% over 2006.  Half of the increase in 2008, or $5.0 million, was due to operating expenses of GVT, which were not included in prior years’ financial statements.  Exclusive of GVT’s impact, the most significant increase in these years came in salaries and employee benefits and was attributable to increased staffing and incumbent raises.  Smaller increases in other categories reflect our continued growth in our operations and expansion in Monroe County. For 2009, we expect further increases in all operating expenses from a number of initiatives, including the addition of staff from GCM, the full-year impact of the opening of our new full-service banking office in Henrietta and the trust office in Sarasota, Florida.

     Substantially all of the non-GVT increase in salaries in 2008 and 2007 was due to wage increases and new staff, and we expect a similar increase in 2009.  Total salary and benefit costs of GVT were $2.0 million in 2008.  Overall total benefit costs for the years 2006 through 2008 were lower than anticipated.  The decline in our stock price resulted in a lower than expected accrual for our stock-based compensation plans.  As seen in Note 14 to the Consolidated Financial Statements, these expenses have been modest compared to the $429,000 expense in 2005.  If our stock price increases in 2009, we would expect relatedly higher stock-based compensation expenses.

     Occupancy expenses increased $0.6 million in 2008 over 2007 with $0.2 million due to GVT.  These expenses were relatively flat for 2007 and 2006. Most of 2008’s increase exclusive of GVT was due to higher rent expense associated with our new Henrietta and Sarasota offices along with rent expense resulting from our branch sale-leaseback transaction in June 2008.  (Please also see Notes 5 and 15 to the Consolidated Financial Statements.) Occupancy expenses can fluctuate depending upon growth in the Company and the timing of when we make expenditures.  General growth in the Company’s operations will result in higher occupancy expenses due to greater purchases and year-over-year cost increases due to inflation.  However, the timing of purchases and the age of equipment will impact depreciation expense, which will diminish after the depreciation period expires, even if the equipment is still being used.

     In 2009, we will see higher relative operating expenses due to the full-year impact of the new offices and sale-leaseback transaction.  We will also continue to make physical improvement investments in our branch network and related equipment.

     Marketing (advertising and promotion) and public relations (contributions and entertainment) expenses also increased in 2008 ($0.2 million), but remained relatively flat for 2007 and 2006.  GVT accounts for $0.1 million of these expenses.  As with occupancy expenses, some underlying expenses continue to grow with overall Company growth and inflation, while others fall due to the timing of expenditures. Included in public relations expenses are our contributions to community organizations which amounted to $248,000, $241,000, and $339,000 for 2008, 2007, and 2006, respectively. We expect marketing and public relations expenses will be higher in 2009 due to overall franchise growth.

     Office-related expenses, as well as technology-related expenses rose in 2008 principally from additional expenses associated with franchise growth, including the impact of GVT, while in 2007 and 2006, these expenses remained relatively flat.  We experienced a substantial increase in professional and other services expenses in 2008 ($2.2 million) with $1.5 million due to subadvisor fees paid by GVT, and the remainder due to other professional fees related to a variety of product-related programs and services. For 2009 these expenses should be relatively flat.

     Intangible amortization expense increased $0.9 million in 2008 from 2007 and $0.1 million in 2007 from 2006.  The increase in 2008 is related to the acquisition of GVT.  The combination of all recent acquisitions will result in amortization expense approximating $1.0 million annually for the next few years.

     We experienced a six-fold increase in FDIC insurance expenses in 2008 from 2007 and 2006 levels.  For 2009, we expect FDIC premiums to cost us $1.5 million, or double 2008’s level.  The FDIC has raised insurance premiums to cover substantial losses incurred by the Fund due to bank failures of 2008 and anticipated bank failures in 2009.  Adding to our increase in 2008 was the utilization of prior year’s premium credits in 2007.  We regret these premium increases for several reasons: (1) They come at a time when banks are working to increase their capital levels through retained earnings and other programs.  Rising expenses lowers profits, thus retained earnings;  (2) Your Bank has strong capital, strong earnings and has shown its capacity to weather the current financial crises.  However, banks, not U.S. taxpayers, have to pay for the losses of the weaker banks; (3) While already high, these premiums are not likely be sufficient to pay for past and future bank losses, as well as the addition of many new insured deposits following the regulators’ bank licensure of several formerly non-bank financial institutions.  Premiums paid by the Bank for these will likely remain high for several years.

     All other operating expenses grew in 2008 from 2007 and were flat for 2007 and 2006.  The 2008 increase was driven by overall franchise growth and inflation.  For 2009, we expect to see a moderation of expense growth.

Income Taxes

     Our effective income tax rate was approximately 26.2%, 27.3% and 26.3% in each of the past three years.  These effective rates differ substantially from our marginal rate of about 39%, mainly due to our significant non-taxable interest income from state and municipal obligations. A full detail of these amounts can be found in Note 10 to the Consolidated Financial Statements. We anticipate our 2009 effective tax rate will be in the 26% to 28% range and is mostly dependent upon the amount of non-taxable interest income we earn in proportion to taxable income, as well as the fiscal policy of New York State and the U.S. Government.

FINANCIAL CONDITION

     As of December 31, 2008, total assets of the Company were $1,419.0 million, up from $1,256.3 million at year-end 2007. Most of the increase occurred in the loan portfolio.  Asset increases were funded by deposit inflows, which grew steadily in 2008 and at an increasing pace later in the year as customers sought the safety of community banks.

     Cash and due from banks, including interest-bearing accounts, decreased $9.3 million to $29.1 million, principally from higher in-transit customer transaction balances on the last day of 2007 compared to 2008.  While this balance can fluctuate from day to day, depending upon customer transactions, we expect it to range between $25 million and $40 million on average.  While endeavoring to maintain a sufficient supply of cash for our customers' needs, we also strive to minimize the amount of physical cash on hand, since this is a non-interest earning asset.

     Interest-bearing accounts with other financial institutions rose $1.0 million in 2008 and is due to higher cash collateral pledged for the Company’s interest rate swap agreement.  You can read more about this agreement in Note 9 of the Consolidated Financial Statements.

     We had no federal funds sold at either year-end 2008 or 2007, but did carry a balance at differing times throughout these years. These balances generally reflect liquidity (cash) not invested in securities or loans.  These balances are managed on a daily basis by representatives of our Asset / Liability Management Committee (ALCO).  This liquidity is used to manage daily cash inflows and outflows from deposits and loans.  Our target for these combined balances is $5 million to $20 million, but day-to-day balances will fluctuate.  During 2008, we averaged about $7.7 million, compared to $32.9 million in 2007.  This was lower than our target in 2008 as local demand for loans was higher than the amount deposits were increasing. Therefore, we liquidated most of our federal funds sold and increased borrowings to enable us to continue funding the credit needs of our community.  For 2009, we expect federal funds sold balances to return to our target range.

     In December 2007, we experienced a significant outflow of municipal deposits, which depleted our federal funds sold position and resulted in short-term borrowings.   During the last half of 2007, large national and international banks found it increasingly more difficult and expensive to obtain liquidity in the money markets, because of their exposure to the subprime mortgage market and their multi-billion dollar securities writeoffs.  In order to raise liquidity to strengthen their balance sheets at year end, they generated funds by paying very high interest rates on municipal deposits.  These rates were higher than our cost to borrow the funds from the Federal Home Loan Bank of New York.  Accordingly, we supplemented our funding with lower cost overnight borrowings, rather than higher cost municipal deposits.  By the end of January 2008, these banks lowered their rates to more reasonable levels, the municipal deposits flowed back into the Company, and much of the overnight borrowings were paid off.

     Net premises and equipment fell $2.2 million in 2008 from 2007, principally due to the branch sale-leaseback transaction.  In June 2008, the Company completed the sale and subsequent lease-back of six banking offices.  Total proceeds from the sale amounted to $5,460,000.  The carrying value and transaction costs totaled $4,013,000.  During each of the past few years, we have annually invested approximately $2.0 million in premises and equipment, mostly for office improvements and technology upgrades. In 2008, we invested nearly $4.0 million, which included new offices in Henrietta, NY and Sarasota, FL. Though we have no firm commitments, we anticipate investing up to $5.0 million in 2009, of which approximately $2.0 million will again be used for facility renovations, equipment replacements and computer hardware purchases. Another $3.0 million will be invested in planned new offices in Rochester, Greece and Webster, all of which are in the design phase.  These investments have been, and will be, funded from current operating cash flow.

A more detailed discussion of the Company's principal interest-earning assets (securities and loans), and interest-bearing liabilities (deposits and borrowings), follows.

Securities Portfolio

     We maintain our portfolio of (investment) securities mostly in U.S. Treasury, U.S. agency, and municipal obligations. We invest in securities with short to intermediate average maturities in order to better match the interest rate sensitivities of our assets and liabilities. You can find more information about the carrying value of our securities at December 31, 2008, 2007, and 2006, in Note 3 to the Consolidated Financial Statements.

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

     We classify securities as either "available for sale" or "held to maturity." The classifications result in differing management and accounting treatments.  Securities "available for sale" are used to absorb our available liquidity not used for lending purposes.  These securities may or may not be held to their stated maturity, as demand for loan and deposit in- and out-flows change.  Securities which we have both the ability and intent to hold to maturity are classified as "held-to-maturity." Substantially all of these securities are pledged to collateralize municipal deposits.  Municipalities in New York State are generally required to ensure deposits in excess of FDIC insurance limits are collateralized by eligible securities.

     During 2008, total investment securities declined $8.8 million.  Similar to the reason discussed with federal funds sold, above, we used funds from our maturing and called investments to make new loans in our community.  Concurrently, we retained a sufficient amount of investment securities to support the collateralization of the communities’ funds in the form of municipal deposits.  At December 31, 2008, about 70% of our investment portfolio was used to collateralize these deposits.  These deposits, in turn, are used to purchase securities of local municipalities, thereby recycling local deposits within our communities.  Other securities consist mainly of high-grade corporate bonds and other local investments.  We will vary the mix of taxable and tax-exempt securities from time to time depending upon the amount of our taxable income, the securities' tax-equivalent yield, and the supply of high-grade, tax-exempt securities.

     Because changes in the interest rate environment impact the market value (price or fair value) of securities and because market interest rates often differ from the rates at which securities were purchased, the underlying price of securities will change from time to time.  The price of a security will move inversely to interest rates.  So, generally, if market rates are higher than that of the security, the fair value of the security will be lower than our cost.  On the other hand, if market rates are lower than those of the security, the fair value of the security will be higher than our cost.  During 2008, treasury market rates declined steadily resulting in relatively higher market values for our securities than their cost, particularly for state and municipal obligations.  We experienced a similar trend in 2007. If market rates remain relatively low in 2009 and move even lower than at year-end 2008, we can expect the fair value of the securities within the existing portfolio to remain above cost.  We can expect the opposite to occur in future years.  We will buy lower-rate securities in 2009, and as market rates rise, the fair value of these securities may fall below their cost.  Notwithstanding the lower rate environment, even at December 31, 2008, the fair value of some individual securities remained below cost, as more fully discussed in Note 3 to the Consolidated Financial Statements.  However, with the exception of a bank-trust preferred security, none of these securities was considered to be other than temporarily impaired, requiring a write-down of carrying value in the income statement.

     Securities available for sale are carried at estimated fair value. In addition, all securities are evaluated for “other-than-temporary-impairment,” which can result, as in 2008, in the write-down of securities to fair value with a resulting charge to earnings.  The valuation of securities can involve a significant amount of judgment, particularly when liquid markets do not exist for the security being valued.  We use quoted market prices to estimate fair value when an active market for the securities exist.  However, when an observable liquid market does not exist, we utilize significant estimates and assumptions to estimate fair value. These valuations require the use of various assumptions, including among others, discount rates, expected cash flows, and default rates. The use of different assumptions from ours could produce significantly different results, which could have a material effect on our income statement.  Because of the level of judgment involved, we consider the valuation of securities a critical accounting estimate. Note 3 to the Consolidated Financial Statements provides additional information about the fair value of securities.

     In January 2009, a number of Federal Home Loan Bank districts (FHL banks) reported financial difficulties and risks to their minimum capital levels due to write-downs of private-label mortgage backed securities on their books. Some of these FHL banks have suspended their dividends and the repurchase of excess stock held by their member banks. We are a member of the Federal Home Loan Bank of New York (FHLBNY).  The FHLBNY has not reported similar problems to the extent of the other banks.  The FHLBNY dividends are current, and they have not announced plans to discontinue stock purchases.  However, should they suffer similar financial difficulties, and should they cut the dividend or curtail stock purchases, we may need to write-down the value of our FHLBNY stock, which we carried at a cost of $2.0 million at December 31, 2008.

     The following table summarizes the maturities and weighted average yields of debt securities available for sale and held to maturity at their carrying value at December 31, 2008. In this table, we do not reflect yields on a tax-equivalent basis.  Our small balance in mortgage backed securities is reported at its final stated maturity, notwithstanding that principal is prepaid regularly, reducing its effective maturity.  U.S. Agencies are obligations of U.S. government sponsored agencies (dollars in thousands).

			After		After
			One		Five
	One		through		through		After
	Year or		Five		Ten		Ten
	Less		Years		Years		Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Available for Sale
U.S. Agencies	$3,590	4.01%	7,206	4.24%	11,601	4.80%	-	-%
State and municipal	3,514	3.47	51,215	3.64	17,187	3.96	-	-
Other	-	-	-	-	-	-	898	6.43
Total	$7,104	3.74%	58,421	3.71%	28,788	4.30%	898	6.43%

Held to Maturity
U.S. Treasury	$4,999	4.73%	-	-%	-	-%	-	-%
U.S. Agencies	-	-	-	-	12	8.00	-	-
State and municipal	31,665	3.20	92,417	3.85	30,962	3.95	1,143	4.62
Other	-	-	-	-	-	-	540	5.62
Total	$36,664	3.41%	92,417	3.85%	30,974	3.95%	1,683	4.94%

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

     Loans are generally originated in our primary market area (Rochester Metropolitan Statistical Area [MSA]), but as a national bank, we can make loans to customers anywhere in the country.  We use the same credit principles and guidelines for small, medium, and large credits.  A borrower's cash flow, overall financial condition/capacity, character, and the collateral securing a loan are considered during the credit decision process.  Specific emphasis is placed on the borrower's ability to generate cash sufficient to cover operations and financing costs when assessing the overall quality of a borrower's financial condition.  The commercial loan policy imposes limits on loans to one borrower and any borrowing relationship, as well as concentrations of credit to particular industries.  Federal banking regulations limit loans to one borrower (as defined) to 15% of the lending institution's regulatory capital.  At December 31, 2008, this limit was approximately $18.8 million, and the Bank's largest committed borrowing relationship under these regulations was $12.8 million.

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

     Commercial Mortgages: We make commercial real estate loans to finance the purchase of real property which generally consists of real estate with completed structures. These commercial real estate loans are secured by first liens on the real estate, which may include apartments, commercial structures housing businesses, healthcare facilities, and other non-owner- occupied facilities.  The loans typically have adjustable interest rates, repricing in three- to five-year periods, and require principal payments over a 10- to 25-year period.  Many of these loans include call provisions within 10 to 15 years of their origination. Our underwriting analysis includes credit verification, independent appraisals, a review of the borrower's financial condition, and the underlying cash flows. These loans are typically originated in amounts of no more than 80% of appraised value of the property.

     Residential Mortgages: We originate adjustable-rate and fixed-rate, one-to-four-family residential real estate loans collateralized by owner-occupied properties located in our market area. These loans are amortized over five to 30 years. Substantially all residential loans secured by first mortgage liens are originated by CNB Mortgage and sold to either the Bank or third-party investors.  Generally, fixed-rate mortgage loans with a maturity or call date of ten years or less are retained in our portfolio.  For longer term, fixed-rate residential mortgages without escrow, we retain the servicing, but sell the right to receive principal and interest to Freddie Mac.  All loans not retained in the portfolio or sold to Freddie Mac are sold to unrelated third parties with servicing released.  This practice allows us to manage interest rate risk, liquidity risk, and credit risk.  From time to time, we may also purchase residential mortgage loans which are originated and serviced by third parties. In originating residential mortgage loans, we usually use secondary market underwriting, appraisal, and servicing guidelines.  Loans on one-to-four-family residential real estate are mostly originated in amounts of no more than 85% of appraised value or have private mortgage insurance. Mortgage title insurance and hazard insurance are normally required.

     We also make construction, home equity lines of credit, and second mortgages (loans secured by a second [junior] lien position on one-to-four-family residential real estate).  These loans carry a higher risk than first mortgage residential loans as they are in a second position relating to collateral or secured by an incomplete dwelling in the case of construction loans.  Risk is reduced through underwriting criteria, which include credit verification, appraisals, a review of the borrower's financial condition, and personal cash flows.  A security interest, with title insurance when necessary, is taken in the underlying real estate.

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

     For all years, the loan portfolio was composed solely of domestic loans with their concentrations set forth in the schedule of loan classifications below. We are not aware of any material concentrations of credit risk to any industry or individual borrower.  The following summary shows the classifications of loans by category as of the year end for the past five years.

Composition of Loan Portfolio
As of December 31,
(Dollars in thousands)

	2008	2007	2006	2005	2004
Commercial, financial, and agricultural	$205,818	194,395	188,518	167,750	151,343
Commercial mortgage	389,907	349,430	323,478	311,652	279,731
Residential mortgage - first lien	213,411	158,655	106,749	65,238	47,479
Residential mortgage - junior lien	75,971	69,407	67,871	59,758	56,492
Consumer
Automobile - indirect	168,830	119,775	136,040	142,141	111,506
Other	25,999	21,767	23,075	24,077	22,401
Other	2,900	3,073	3,653	3,681	5,051
	1,082,836	916,502	849,384	774,297	674,003
Plus: Net deferred loan costs	5,776	4,047	4,313	4,542	3,085
Less: Allowance for loan losses	(11,992)	(9,679)	(9,041)	(7,986)	(7,215)
Loans, net	$1,076,620	910,870	844,656	770,853	669,873

     Gross loans increased $166.3 million in 2008 with growth in all categories.  Loan demand was robust in our market, particularly after the first quarter of 2008 when large banks and finance companies slowed their lending.  Commercial loans increased $51.9 million mostly in real-estate secured loans, which we prefer due to their relatively stronger collateral backing. First lien residential mortgages continued to grow ($54.8 million in 2008), associated with the continued success of our ten-year, fixed-rate callable product.  As rates rise, customers are attracted to our portfolio products, and we retain more originations in portfolio as they carry more attractive interest rates. Reversing the trend of 2007, we substantially increased our originations of consumer loans in 2008, particularly indirect automobile loans (up $49.1 million).  The competition from manufacturers and other financial institutions declined, and the rates we could earn on these loans met or exceeded our target.

     Excluded from the balances in the table are loans serviced for others, the balances of which are discussed in the Other Income section. We sell some residential and commercial loans, but retain the servicing to manage liquidity and interest rate risk, while continuing to meet the needs of our customers.

     Overall, we are projecting the net balance of loans across all categories to increase approximately 3% in 2009, much slower than the 18% rate seen in 2008. We expect to continue to manage the overall mix of loans -- commercial and individual (mortgage and consumer) -- to migrate towards a 50% / 50% mix. Since our expansion beginning in the late 1990s, the loan portfolio mix had moved from 50% commercial, 50% individual to a high of 64% / 36% , and stood at 55% / 45% at year-end 2008.  We believe a balanced mix of these assets provides an optimal level of credit, interest rate, and liquidity risk.  To accomplish these goals over time, we plan to increase consumer loans as well as first- and second-lien residential real estate loans.  Additionally, we will continue to utilize commercial loan participations.

Loan Quality

     Poor credit quality can be devastating to a bank, as we have all seen throughout our nation and the world in 2008. Therefore, we are diligent in initial underwriting and subsequent asset management to measure, monitor and manage credit risk.  The quality of the loan portfolio, as measured by the ratio of non-performing loans to total loans, has mirrored the economy, with the measure worsening in the early years of the decade and improving since then, and declining once again in 2008.  The highest balances of non-performing assets are concentrated within a relatively few relationships primarily in the health-care and real estate investment sectors.  We are actively working with the borrowers with credit difficulties, and we do not anticipate significant loan losses as a result of these relationships.  We generally seek to work with borrowers in resolving their credit issues, rather than forcing business bankruptcy, liquidation, or sale.  We believe this strategy provides longer term value to the Company, the community, and our customers and their employees, but at times it can result in a higher ratio of non-performing assets relative to our peers.

     At December 31, 2008, we are not aware of any potential problem loans not already reported in the table below.  However, we have seen a general increase in loans past due 30 to 90 days in the last quarter of 2008.  This can be a leading indicator of loans which will subsequently migrate to non-accrual status or ultimately result in charge-off or foreclosure (non-performing loans and non-performing assets).  On a relative basis, the percentage of past-due loans to total loans is still comparatively low and the percentage of loans 90 days past due or in non-accrual status had decreased year over year until 2008.  Given the nature of our business, it is reasonable to assume there will be problem loans in the future.

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

     Interest can be earned on a cash basis for these loans in non-accrual status, and it amounted to $33,000 in 2008, $11,000 in 2007, and $63,000 in 2006.  Had all non-accrual loans been current in accordance with their original terms, we would have recognized additional interest income approximating $380,000, $489,000, and $536,000 during 2008, 2007, and 2006, respectively.

     Occasionally we will foreclose on mortgaged properties.  These foreclosures are carried in other real estate owned in the Other assets section of the balance sheet.  At December 31, 2008, we had four commercial properties and one residential property in other real estate owned. During 2008, we successfully liquidated four of the five foreclosed properties which were in the portfolio at the start of the year. As with non-performing loans, we can anticipate additions and dispositions of other real estate in the future.  We expect to take possession of over 40 one-to-four-family residential rental properties in the first quarter of 2009 associated with the foreclosure of a commercial loan relationship in non-accrual status at December 31, 2008.  The estimated fair value of the properties is significantly higher than their carrying value, their combined cash flow is positive, and nearly all properties are occupied by tenants.

The following table summarizes non-performing assets as of December 31 for each of the last five years (dollars in thousands).

	2008	2007	2006	2005	2004
Loans past due 90 days or more and accruing:
Commercial, financial, and agricultural	$106	36	262	73	77
Real estate-commercial	121	-	147	-	-
Real estate-residential	326	133	34	167	68
Consumer and other	243	86	218	172	197

Total past due 90 days or more and accruing	796	255	661	412	342

Loans in non-accrual status:
Commercial, financial, and agricultural	3,134	971	1,208	1,325	1,442
Real estate-commercial	2,617	3,703	4,394	5,670	6,510
Real estate-residential	3,018	541	813	263	265
Consumer and other	-	15	30	10	-

Total non-accrual loans	8,769	5,230	6,445	7,268	8,217

Total non-performing loans	9,565	5,485	7,106	7,680	8,559

Other real estate owned:
Commercial	639	459	251	-	-
Residential	90	232	41	62	-
Total other real estate owned	729	691	292	62	-

Total non-performing assets	$10,294	6,176	7,398	7,742	8,559

Non-performing loans to total period-end loans	0.88%	0.60%	0.84%	0.99%	1.27%

Non-performing assets to total
period-end loans and other real estate	0.95%	0.67%	0.87%	1.00%	1.27%

Allowance to non-performing loans	125.37%	176.46%	127.23%	103.98%	84.30%

Loan Loss Experience and Allowance for Loan Losses

     Our policy for, and the determination of the appropriate balance of, the allowance for loan losses is our most difficult, subjective, and complex accounting estimate.  It is also highly uncertain, since it is merely an estimate of the inherent risk of loss in the current loan portfolio.  Therefore, we consider this a critical accounting estimate.  Our policy and methodology for its calculation are set forth in Note 1 to the Consolidated Financial Statements.

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

The following table summarizes the changes in the allowance for loan losses for each of the last five years (dollars in thousands).

	2008	2007	2006	2005	2004
Balance at beginning of year	$9,679	9,041	7,986	7,215	6,331

Provision charged to operations	3,805	2,375	1,831	2,087	1,680

Charge-offs:
Commercial, financial and agricultural	(1,008)	(1,386)	(188)	(351)	(612)
Real estate-commercial	-	(20)	(353)	(327)	-
Real estate-residential	(28)	-	(34)	(8)	-
Consumer and other	(1,094)	(1,060)	(1,081)	(1,289)	(842)
	(2,130)	(2,466)	(1,656)	(1,975)	(1,454)
Recoveries:
Commercial, financial and agricultural	54	220	231	115	165
Real estate-commercial	90	8	-	-	-
Real estate-residential	28	9	6	1	2
Consumer and other	466	492	643	543	491
	638	729	880	659	658

Net charge-offs:	(1,492)	(1,737)	(776)	(1,316)	(796)

Balance at end of year	$11,992	9,679	9,041	7,986	7,215

Net charge-offs to average loans	0.15%	0.20%	0.10%	0.18%	0.13%

Allowance to total loans	1.11%	1.06%	1.06%	1.03%	1.07%

     The allowance for loan losses was $12.0 million at December 31, 2008, up from $9.7 million at December 31, 2007. Net charge-offs to average loans decreased for the year and were about the average rate for the past five years.  The net charge-off rate of 15 basis points in 2008 is substantially lower than banks our size across the nation, which, as of September 30, 2008, were reporting net charge-offs over three times higher at 47 basis points, according to government-reported data.

     During 2007, we had experienced a general reduction in total impaired and non-performing loans and an improvement in (reduction of) non-accrual loans in particular. However, during 2008, we experienced an increase in non-performing loans, particularly related to two commercial relationships with a combination of both commercial and residential real-estate related loans.  We believe the collateral is sufficient to cover our balances in the loans, but the work-out process is likely to be lengthy and the recovery time indeterminable.  Additionally, we have seen an increase in our internally classified loans during most of 2008, indicating an overall decline in credit quality in the loan portfolio.

     Should the trend of higher non-performing and non-accrual loans continue, or should we experience further declines in customers’ credit quality measured through loan impairment or internal loan classifications, we may need a higher allowance for loan losses as a percentage of total loans.  This would necessitate an increase to the provision for loan losses.

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

	2008		2007		2006		2005		2004
	$(1)	% (2)	$(1)	% (2)	$(1)	% (2)	$(1)	% (2)	$(1)	% (2)
Commercial(3)	$6,304	55.0%	$5,039	59.3%	$4,245	60.3%	$4,103	61.9%	$4,399	64.0%
Residential	1,533	26.7	1,389	24.9	950	20.6	563	16.1	412	15.4
Consumer	4,155	18.3	3,251	15.8	3,846	19.1	3,320	22.0	2,404	20.6
	$11,992	100.0%	$9,679	100.0%	$9,041	100.0%	$7,986	100.0%	$7,215	100.0%

(1) Amount of allowance for loan losses
(2) Percent of loans in each category to total loans
(3) Includes commercial, financial, agricultural, and commercial real estate

     The largest portfolio balance is commercial loans, and the largest allocation of the allowance is for commercial loans.  Contrarily, the highest percentage of net charge-offs relative to the underlying portfolio is in the consumer loan portfolio. As these are charged off faster than commercial loans, and the recoverable value of the collateral securing the loans tends to be lower, the result is lower recoveries.  Except for 2007, the allocation of the allowance to the consumer portfolio has increased since 2003.  We reduced the overall allocation in accordance with the reduction of the consumer loan portfolio as a percentage of the total loan portfolio, but this has since reversed in 2008.  Concurrently, we have increased our allocation to the residential loan portfolio in recognition of the growth we have experienced in this portfolio.

     We consider the allowance for loan losses to be at a level adequate to cover probable losses in the loan portfolio. The allowance for loan losses stood at 125.4% of non-performing loans at year-end 2008 and 176.4% at year-end 2007.

Funding sources - Deposits and Borrowings

     Our principal sources for funding assets are deposits and borrowings.  Set forth below, and in Notes 7, 8 and 9 of the Consolidated Financial Statements, is more detailed information about deposits and borrowings at period ends and during the year.

The following tables summarize the average deposits and average rates paid during each of the three years presented (dollars in thousands).

	2008		2007		2006
	Amount	Rate	Amount	Rate	Amount	Rate
Non-interest-bearing demand	$162,169	--%	$155,421	--%	$150,227	--%
Interest-bearing demand	108,386	0.25	103,485	0.17	103,611	0.16
Savings and money market	448,166	1.46	375,296	2.31	365,996	2.12
Time	420,081	3.63	452,809	4.83	380,266	4.33
	$1,138,802	1.94%	$1,087,011	2.82%	$1,000,100	2.44%

The following table sets forth time deposits of $100,000 or greater classified by the time remaining until maturity which were on deposit as of December 31, 2008 (dollars in thousands).

3 months or less	$60,259
4 through 6 months	41,309
7 through 12 months	36,502
Over 12 months	59,329
$197,399

     Total deposits at December 31, 2008, were $1,228.9 million and were up $168.4 million from December 31, 2007.   Retail and commercial account deposits grew $156.3 million or 17.4%, due mainly to the continued success of our Options™ and Choice™ checking products and a flight-to-safety of depositors to community banks. Municipal deposits grew $12.1 million or 7.5%.  Savings, money market and time deposits, with their relatively higher interest rates, were the principal deposit types showing growth in the consumer and commercial accounts.  Demand accounts showed modest increases.  Included in the deposit growth in 2008 was $15 million of three-year brokered deposits, which we raised in the fall of 2008 to fund the continued growth in our indirect automobile loan portfolio and manage the related interest rate risk (matched fixed-rate funding to fixed-rate loans for the estimated term of the loans).

     Overall, about two-thirds of retail and commercial deposit growth occurred in Monroe County, with the remainder of the growth in Ontario County; however, nearly all municipal deposit growth came in Ontario County, where we have a relatively larger long-term municipal deposit base of customers.  Retail and commercial deposits in our Ontario County offices grew approximately 9.8% during the year, while they grew 19.5% in our Monroe County offices.  For 2009, we anticipate retail and commercial deposits to grow approximately 8.8% and municipal deposits about 6% from 2008 with much of the growth to continue to come from Monroe County.

     Overnight borrowings amounted to $4.4 million at December 31, 2008, versus $41.6 million at December 31, 2007.  In 2008, these borrowings were used to fund loan growth.  In 2007, overnight borrowings at year end were used to fund municipal deposit outflows. The overnight borrowings were at lower market rates than we would have had to pay to retain the deposits. Therefore, we opted to let the deposits leave the Bank and borrow less costly funds for the short term.   Depending upon our liquidity needs, we expect to use short-term borrowings in 2009 from time to time, as we have in the past. Short-term borrowings from the Federal Home Loan Bank of New York, collateralized by residential mortgages, are used to fund near-term liquidity needs. More information about our borrowings and borrowing capacity can be found in Notes 8 and 9 to the Consolidated Financial Statements.

     Our medium-term borrowings at December 31, 2008, include approximately $15.7 million in loans from the Federal Home Loan Bank of New York due in 2009 and 2010.  These were borrowed, as we did with brokered deposits, to fund indirect automobile loan growth and manage the related interest-rate risk.  The remainder of the medium-term borrowings is non-interest-bearing notes due to shareholders of the companies we acquired.  The balances are estimates of what we expect to pay with the actual amounts determined based upon future operating results.

     Our long-term borrowings are in the form of junior subordinated debentures.  In 2007, we issued $20.6 million of fixed-rate junior subordinated debentures and paid off a similar amount of floating rate debentures.  We estimate the refinancing of these debentures will save $400,000 in interest expense annually.  In 2006, we issued $30.9 million of floating rate junior subordinated debentures.  The terms of these borrowings are more fully described in Note 9 to the Consolidated Financial Statements.  Also in Note 9, you will find a discussion and details of an interest rate swap agreement we entered into to modify the interest rate of the $30.9 million junior subordinated debentures from floating rate to fixed rate.

Liquidity

     Liquidity can be considered the lifeblood of banking.  Our Board of Directors has set general liquidity guidelines for management to meet, which can be summarized as: the ability to generate adequate amounts of cash to meet the demand from depositors who wish to withdraw funds, borrowers who require funds, and capital expansion.  Liquidity is produced by cash flows from our operating, investing, and financing activities.

     Liquidity needs generally arise from asset originations and deposit outflows. Liquidity needs can increase when asset origination (of loans and investments) exceeds net deposit inflows.  Conversely, liquidity needs are reduced when the opposite occurs.  In these instances, the needs are funded through short-term borrowings, while excess liquidity is sold into the Federal Funds market.

     Our principal source of day-to-day liquidity is through wholesale, secured borrowing lines from the Federal Home Loan Bank of New York (FHLB) and the Federal Reserve Bank of New York (FRB), details of which are set out in Note 8 to the Consolidated Financial Statements.  Since the beginning of the year, credit available to us under these lines has increased $66.8 million (36.5%) to $250 million in availability at December 31, 2008, consistent with the growth in residential and consumer loans, which secure these lines. During most of the year, we have accessed both of these lines to provide funds for asset growth in excess of deposit growth.  At no time during the year did we experience any difficulties accessing these lines.  Furthermore, with the exception of one day in mid-September, the daily cost of borrowing has been within 40 basis points of the FOMC’s target federal funds rate.  Or, stated another way, the liquidity and credit crises faced by many financial and commercial institutions has not negatively affected our Company.  We have funds available to us, and have had no problem accessing them at reasonable rates.

     Secondarily, we occasionally use the liquidity source of time deposit sales in the national brokered market.  We will use this source from time to time to manage both liquidity and interest rate risk as conditions may require.  At December 31, 2008, we had $15.1 million outstanding of these "brokered deposits" and $3.7 million at December 31, 2007.  It is possible we will increase the balance of brokered deposits if our internal models dictate the need for additional long-term funds at relatively attractive rates.

     We measure our liquidity on a daily basis with reference to our Fed Funds and Federal Reserve Bank of New York clearing account balances.  This is supplemented by a monthly Liquidity Report, which projects expected liquidity sources and uses over a twelve-month period.  The results of this model provide ALCO with a near-term view of liquidity and allow us to make appropriate plans and adjustments in a comprehensive manner, consistent with short- and long-term financial goals.  This use of the model reduces the risk of short-term, unplanned liquidity crises, which can be costly to net interest income, or ultimately, as was seen at some banks in 2008, their survival.

As measured using the Consolidated Statement of Cash Flows, for the year ended December 31, 2008, we used $8.2 million in net cash and equivalents versus using $32.4 million in 2007.

     Net cash provided by operating activities was $20.6 million in 2008 and $19.3 million in 2007.  Both the largest source and use of operating cash in each year were mortgage banking-related activities.  These activities were similar in volume in both 2008 and 2007.  We expect 2009's operating activities to approximate 2008's level.

     Cash used by investing activities in 2008 increased from 2007, while cash used in 2007 fell from 2006.   Net purchases of securities were lower in 2008 than in 2007 and lower in 2007 than in 2006. This decline occurred mostly in available-for-sale securities, where we used the cash received from matured securities to fund new loans.  Net loan originations grew to $170.3 million in 2008 from $70.8 million in 2007, down from $75.3 million in 2006.  The growth in 2008 was a result of our continued commitment to funding the credit needs of our community, even as other banks reduced lending.  The decline in 2007 from 2006 was management driven to ensure we originated loans at profitable rates and maturities.  Given the flat to inverted slope of the yield curve for most of 2007 and 2006, we were unwilling to add longer term fixed-rate assets to our balance sheet unless they were accretive to net interest margin. The slope of the yield curve had improved later in 2007 and into early 2008.  In 2009, we expect net loan originations to decline significantly and possibly be half of 2008’s since we believe loan demand will be slower in the weakened economy.

     Cash provided by financing activities was $140.8 million in 2008 versus $37.8 million in 2007 and $118.0 million in 2006.  The largest source of financing funds in 2008 and 2006 was customer deposits.  Overnight borrowings were the significant source in 2007.  In 2007, we issued one and repaid another series of junior subordinated debentures for $20.6 million, respectively, while in 2006 we issued $30.9 million of junior subordinated debentures.  We do not anticipate issuing debentures in 2009, and none are due to mature.  We do anticipate financing to be provided by a mix of deposits and overnight borrowings. We expect deposit growth to come from consumer and business deposits, which, in turn, will come mainly from Monroe County sources.

     Less material, but a part of our ongoing operations, and expected to be funded by normal operations, are liquidity uses such as lease obligations and long-term debt repayments. A summary of these required commitments is included in the table below and details can be found in Notes 8, 9, 15 and 16 to the Consolidated Financial Statements.  Contingent funding commitments associated with extensions of credit to customers are set out in Note 16 to the Consolidated Financial Statements and are not included in the table below, because we are unable to determine the amount that would be drawn or its timing.  Since they are dependent upon future operating results, contingent payments due for the GVT and GCM acquisitions are included at our best estimate of the amounts due.

Payment due by period
As of December 31, 2008
(dollars in thousands)

				After
			One	Three
			Year	Years	More
		Less	Through	Through	Than
		Than one	Three	Five	Five
	Total	Year	Years	Years	Years
Overnight borrowings	$4,400	4,400	-	-	-
All other debt	67,206	7,524	8,135	-	51,547
Operating leases	17,414	1,981	3,039	2,623	9,771
GVT contingent payments	5,615	4,055	1,560	-	-
Greentree contingent payments	310	155	155	-	-
Trillium Lakefront Partners	179	179	-	-	-
Total	$95,124	18,294	12,889	2,623	61,318

     Total obligations are lower than the $110.2 million set out in last year’s Annual Report.  Reductions occurred in overnight borrowings to $4.4 million in 2008 from $41.6 million in 2007.  All other debt increased approximately $14.9 million due to our term borrowings from the FHLB.  Our operating lease commitments increased approximately $8.3 million due principally to the completion of our sale-leaseback transactions, and also due to extensions of expiring leases.  Finally, our commitments of contingent payments associated with our acquisitions fell $1.1 million due to their measurement against actual operating results.

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

     Interest rate risk management focuses on maintaining consistent growth in net interest income within Board-approved policy limits while taking into consideration, among other factors, overall credit risk, operating income, operating costs, and available capital. Our Asset/Liability Committee (ALCO) includes the Bank's President and senior officers in various disciplines including Treasury, Finance, Commercial Lending, Retail Lending, and Sales.  The Committee reports to the Board on its activities to monitor and manage interest rate risk.

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

     ALCO's principal focus is net interest income at risk. We use a net interest margin shock simulation model as one method to identify and manage our interest rate risk profile.  The model measures projected net interest income "at-risk" and anticipated resulting changes in net income and economic value of equity.  The model is based on expected cash flows and repricing characteristics for all financial instruments at a point in time and incorporates our market-based assumptions regarding the impact of changing interest rates on these financial instruments over a twelve-month period. We also incorporate assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates. These assumptions are inherently uncertain and, as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income. While actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes, as well as changes in market conditions and management strategies, this model has proven to be an important guidance tool for ALCO.  The following table sets forth the results of this model for the Bank, the principal entity exposed to market risk, at December 31, 2008.

Changes in Interest	Estimated
Rates	Percentage Change in
(basis points)	Future Net Interest Income

+200	n/m *
+100	(4)%
No change	-
-100	3
-200	(4)

*not meaningful

     We measure net interest income at risk by estimating the changes in future net interest income resulting from instantaneous and sustained parallel shifts in interest rates of plus or minus 200 basis points over a twelve-month period.  This provides a basis or benchmark for ALCO to manage the Company's interest rate risk profile.  At December 31, 2008, a small upward shock (100 basis points) would cause a modest reduction in net interest income, due to our gap position (discussed below), and a larger shock would have a lower impact as asset yields would rise considerably more than liability costs.  A small downward shock would result in an increase in net interest income, because rates paid on liabilities would fall more than yields earned on assets; however, a larger downward shock would result in larger fall in asset yields and liability costs would reach a floor near zero percent.   We recognize the model only provides a benchmark, because it makes the simplifying assumptions that: (1) interest rates will move in a parallel direction with no change in the yield curve; (2) the interest rate moves will be instantaneous and sustained; and (3) there will be no change in the product mix as determined by customer demand or pricing policies by management.

     For 2009, we expect market interest rates to remain steady, at historical lows, for most of the year during the current economic stress. Should the economy improve later in the year, we believe the FOMC will raise rates to control inflation risk.

     A second tool used by ALCO is its proprietary cost of funds model.  This model is used weekly and measures actual interest rates paid on deposits and borrowings and earned on loans and investments.  This model takes into consideration current interest rates, interest rate trends, product and portfolio spreads, and projected and historical net interest income data.  Using this model, we can adjust and determine the financial impact on net interest income on a more rapid basis than the net interest margin shock simulation model, which is prepared monthly.

     A third method used to identify and manage our interest rate risk profile is the static gap analysis. Interest sensitivity gap ("gap") analysis measures the resulting difference between interest-earning assets and interest-bearing liabilities repricing or maturing within specific time periods. An asset-sensitive position indicates that there are more rate-sensitive assets than rate-sensitive liabilities repricing or maturing within specific time horizons.  This generally implies a favorable impact on net interest income in periods of rising interest rates and a negative impact in periods of falling rates. A liability-sensitive position generally implies a negative impact on net interest income in periods of rising rates and a positive impact in periods of falling rates.

     The following table presents an analysis of our interest rate sensitivity gap position at December 31, 2008; the table listed thereafter provides additional detail of the interest sensitivity of certain commercial loans. Interest-earning assets are shown based on the earlier of their contractual maturity or repricing date.  Securities include the market value of available-for-sale securities, amortized cost of held-to-maturity securities, FRB and FHLB stock.  Callable securities are shown at their stated maturity.  Loans, without deferred costs, include principal amortization adjusted for estimated prepayments (principal payments in excess of contractual amounts) and non-accrual loans. All interest-bearing liabilities are shown based on the earlier of their contractual maturity or repricing date with no adjustment for decay (withdrawal) rates. Borrowings include the junior subordinated debentures.  Because the interest rate sensitivity levels shown in the table could be changed by external factors such as loan prepayments and liability decay rates, or by factors controllable by us such as asset sales, it is not an absolute reflection of our potential interest rate risk profile.

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

Interest Rate Sensitivity Gap
December 31, 2008
(Dollars in thousands)

	Maturity/Repricing Period
	Within 3	4 to 12	13 to 36	36 to 60	Over 60
	Months	Months	Months	Months	Months
Interest-earning assets:
Interest-bearing deposits	$2,226	567	768	-	-
Securities	7,919	35,849	68,670	82,168	66,543
Loans	376,497	224,818	347,872	70,323	63,326
Total interest-earnings assets	386,642	261,234	417,310	152,491	129,869

Interest-bearing liabilities:
NOW accounts	114,581	-	-	-	-
Savings and money market	494,195	-	-	-	-
Time deposits	110,038	199,805	143,126	725	-
Borrowings	4,409	11,725	9,850	-	51,547
Total interest-bearing liabilities	723,223	211,530	152,976	725	51,547

Interest rate swap	(30,928)	-	-	30,928	-

Interest rate sensitivity gap	$(305,653)	49,704	264,334	120,838	78,322

Cumulative gap	$(305,653)	(255,949)	8,385	129,223	207,545

Cumulative gap ratio(1)	55.8%	71.7%	100.8%	111.9%	118.2%

Cumulative gap as percent of total assets	(21.5)%	(18.0)%	0.6%	9.1%	14.6%

(1)   Cumulative total interest-earning assets divided by cumulative total interest-bearing liabilities.

		After
		One
	One	Through	After
	Year or	Five	Five
	Less	Years	Years	Total
Commercial, financial and agricultural	$133,610	$62,916	$9,292	$205,818
loans maturing or repricing after one year:
with a fixed interest rate		47,402	9,292	56,694
with a floating or adjustable rate		15,514	-	15,514

     The table indicates that $305.7 million more interest-bearing liabilities (than interest-earning assets) will reprice in the 0-3 month range. For the 4-12 month period, we are asset sensitive, as $49.7 million more of interest-earning assets are repricing than interest-bearing liabilities.  For the entire one-year range, we are repricing $255.9 million more interest-bearing liabilities than assets and at 71.7% are within our gap ratio targets of 30% to 125%. We are also asset sensitive at $264.3 million for the one-to-three year range, $120.8 million for the three-to-five year range, and $78.3 million over five years. For the entire portfolio range, we are asset sensitive at $207.5 million versus asset sensitive of $190.8 million last year, mostly reflecting the growth in non-interest-bearing liabilities.

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

Capital and Dividends

     The Company and Bank are each subject to certain regulatory capital requirements.  As of December 31, 2008, the Company and Bank each far exceeded all capital requirements to which they were subject.  A full description of these requirements and applicable calculations are set out in Note 17 to the Consolidated Financial Statements.

     Our goal is to maintain the Company's and Bank's categorization as "well-capitalized," and our current operating plans project the Company and Bank to remain at well-capitalized status.  This will be accomplished mainly through balancing asset growth and net capital formation (net income less dividends and treasury stock purchases).  We can take other steps to improve capital ratios as considered necessary, such as dividend reductions, asset sales, issuing equity securities, or issuing additional debt qualifying as regulatory capital and other means.  None of these are contemplated in 2009.

     We expect capital to increase in 2009.  Considering our strong results in 2008, we raised our semi-annual dividend in January 2009, to $4.85 compared to $4.25 in the first half of 2008.  We also paid a semi-annual cash dividend of $4.75 per share in August 2008.  Together these 2008 dividends totaled $4.3 million or $9.00 per outstanding common share in 2008 versus $3.8 million or $8.00 per outstanding common share in 2007 and $7.00 per outstanding common share in 2006. Payment of dividends by the Bank to the Company is limited in certain circumstances, which are discussed in Note 11 to the Consolidated Financial Statements.  You can find historical dividend information in the Common Stock Data section below and in the Financial Highlights.  While we cannot provide assurance that the amount and timing of dividends paid in recent years will continue, we have no knowledge of current activities that would require us to reduce dividends or change the timing of their payment.

     We expect common shares to be available in the open market resulting from stock option exercises and shareholders' sales.  From time to time, we may buy shares into treasury which we use to fund our ESOP and other employee awards, including the annual Arthur S. Hamlin Award.

     We applied for and received preliminary approval to sell $20 million of preferred stock and preferred warrants to the U.S. Treasury under the Emergency Economic Stabilization Act of 2008 Troubled Asset Relief Capital Purchase Program (TARP CPP).  We do not need the additional capital, however, we believe the additional capital could be used, when properly leveraged, to grow our franchise and allow us to fund loans in our community and grow the balance sheet at the pace demanded by our lending market in the communities we serve.

     The Treasury’s preliminary approval was conditioned upon our agreements to execute the standard terms and condition of the TARP CPP program.  Our Board and management believe these terms and condition are detrimental to our community, customers, employees and shareholders, and, therefore, we will not accept these terms. We intend to communicate our objections to the U.S. Treasury and ask that they reconsider the terms of the offering.

Our principal objections are:

•

The true cost of the preferred stock is higher than stated. The stated dividend rate is 5% for the first five years, increasing to 9% until liquidated.  However, we would also incur significant costs to file paperwork and registration statements with the Securities and Exchange Commission for the issuance of this stock and the related warrants.

•

The cost of the warrants is high.  Warrants must be issued for an additional 15% of the amount of preferred shares ($3,000,000).  These effectively add an additional 15% to the stated cost of the dividends.  Further, these warrants can be sold by the U.S. Treasury to third parties.  These new owners may not share the same interests as our current shareholders.

•

Our ability to increase dividends is restricted. Under the TARP CPP program dividend increases must be approved by the government, and approval is not guaranteed. Our shareholders own the Company and deserve to be paid a dividend that represents a reasonable return on their investment and share of current earnings.  The restrictions placed on our payment of dividends would reduce the growth in dividends our shareholders have been receiving without any justification other than the prevailing political environment.

•

Our ability to purchase shares for treasury would be curtailed.  From time to time, the Company purchases shares in the open market for treasury.  These shares are used for corporate purposes, to fund stock option awards and other employee awards and benefit plans, including the ESOP.  We believe our employee benefit programs would be harmed without our ability to purchase Company stock for these purposes.

•

The government has the unilateral right to change the terms and conditions.  We cannot determine what regulations, laws, or other restriction might be placed on recipients of TARP CPP funds by the current or future Administration or Congress. Because we cannot anticipate what these changes might entail, we cannot properly plan for the use of this capital. The interests of the government may be contrary to the interests of our community and shareholders.

Off Balance Sheet Arrangements

     We offer certain financial products which are not recorded on our balance sheet because actual funds have not been extended.  These are in the form of standby letters of credit and loan commitments.  We have enumerated these in Note 16 to the Consolidated Financial Statements. At December 31, 2008, there were no material commitments to extend credit which represent unusual risks outside of our normal course of business.

New Accounting Standard to be Implemented in Our 2009 Financial Statements

     The Financial Accounting Standards Board (FASB) issued Statement No. 160 Noncontrolling Interest in Consolidated Financial Statements – an amendment of ARB 51, in December 2007. A noncontrolling interest, sometimes called a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards.

     This Statement will change the way our consolidated income statement is presented. It requires consolidated net income to be reported at amounts that include the amounts attributable to both the Company (parent) and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. Currently, net income attributable to our noncontrolling interests is reported by us as an other expense. Thus, this Statement is intended to result in more transparent reporting of the net income attributable to the noncontrolling interest.

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

     FASB issued a replacement to the current Statement No. 141 Business Combinations (141R), in December 2007. This Statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the Statement. This replaces Statement 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values, which we utilized for our GVT acquisition.  Statement 141R's guidance resulted in not recognizing some assets and liabilities at the acquisition date, and it also resulted in measuring some assets and liabilities at amounts other than their fair values at the acquisition date.

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

     FASB issued Statement No 161, Disclosures about Derivative Instruments and Hedging Activities (an amendment to FASB Statement No. 133), in March 2008. Statement 161 requires companies with derivative instruments to disclose information that should enable financial statement users to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under Statement 133 and related Interpretations, and how derivative instruments and related hedged items affect a company’s financial positions, financial performance, and cash flows.  The required disclosures include the fair value of derivative instruments and their gains and losses in tabular format, information about credit-risk-related contingent features in derivative agreements, counterparty credit risk, and a company’s strategies and objectives for using derivative financial instruments. The statement also requires entities to disclose information that would enable users of its financial statements to understand the volume of its derivative activity.

     Statement 161 is effective for our fiscal 2009 financial statements.  The format and specific disclosures related to our derivative activity will depend upon the nature of our derivative’s activity at that time.

     FASB issued Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles, in May 2008. This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board’s amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. Given our current accounting policies, we expect this statement will have no impact on our financial statements.

Summary Quarterly Financial Data

     In the tables below, we present summary quarterly financial results for each of the quarters in the years ended December 31, 2008, and 2007.  The sum of each quarter's earnings per share data may differ from the full year's results due to rounding (in thousands except share data).

2008 Quarters:	1st	2nd	3rd	4th
Net interest income	$10,725	$11,998	$12,432	$12,330
Provision for loan losses	(580)	(1,445)	(900)	(880)
Non-interest income	5,888	5,682	4,986	5,898
Operating expenses	(11,102)	(11,853)	(11,480)	(12,808)
Income taxes	(1,365)	(1,099)	(1,380)	(1,114)
Net income	$3,566	$3,283	$3,658	$3,426
Basic earnings per share	$7.51	$6.94	$7.74	$7.26
Diluted earnings per share	$7.37	$6.82	$7.61	$7.13

2007 Quarters:
Net interest income	$9,631	$9,979	$10,623	$10,743
Provision for loan losses	(360)	(555)	(870)	(590)
Non-interest income	3,367	3,830	4,160	4,238
Operating expenses	(9,103)	(9,131)	(9,369)	(9,455)
Income taxes	(954)	(1,113)	(1,203)	(1,410)
Net income	$2,581	$3,010	$3,341	$3,526
Basic earnings per share	$5.41	$6.31	$7.01	$7.42
Diluted earnings per share	$5.31	$6.19	$6.88	$7.28

     Net income for the fourth quarter of 2008 fell from the prior quarter due to growth in operating expenses, which was driven by higher bonus accruals and payments as results for the year exceeded the budgeted amounts.  Net income for the fourth quarter of 2007 was positively impacted by higher net interest income from balance sheet growth and non-interest income. Also, in that quarter, the provision for loan losses was lower than the prior quarter due to lower overall net charge-offs.

Our Common Stock

     At January 31, 2009, we had approximately 1,250 shareholders of record. Information about beneficial ownership of the Company's stock by directors and certain officers is set forth in the Proxy Statement. Market value and dividend information is set forth in the table below.  The Company currently pays a semi-annual dividend in February and August.  We expect to continue to pay cash dividends to our stockholders for the foreseeable future.

     While the Company's stock is not actively traded, it trades sporadically on the Over-the-Counter Bulletin Board system and periodically in auctions conducted by the Bank’s Trust Department as agent for selling shareholders at their request. In addition, it is not listed with a national securities exchange. Due to the limited number of transactions, the quarterly high, low and weighted average sale prices may not be indicative of the actual market value of the Company's stock. The following table sets forth a summary of information about the Company's common stock during each period for transactions that were administered by the Bank’s Trust Department.  Also included are the book value at quarter end, and semi-annual dividends paid per share since the first quarter of 2006.

	#	Quarterly	Quarterly	Quarterly
	Shares	High	Low	Average	Book	Dividend
	Sold	Sales Price	Sales Price	Sales Price	Value	Paid
2008
4th Quarter	1,168	$350.00	$299.87	$314.99	$212.86
3rd Quarter	744	$322.50	$312.00	$320.11	$205.24	$4.75
2nd Quarter	953	$325.00	$305.25	$310.14	$203.16
1st Quarter	950	$330.00	$305.00	$313.76	$196.90	$4.25

2007
4th Quarter	810	$340.00	$300.01	$325.10	$194.42
3rd Quarter	635	$353.25	$325.50	$331.87	$186.45	$4.10
2nd Quarter	945	$365.00	$325.00	$333.80	$181.96
1st Quarter	964	$360.00	$329.85	$337.61	$176.87	$3.90

2006
4th Quarter	944	$350.00	$321.00	$338.95	$175.32
3rd Quarter	597	$353.00	$322.75	$335.28	$168.11	$3.70
2nd Quarter	500	$377.10	$322.75	$352.43	$163.99
1st Quarter	1,272	$405.00	$331.75	$351.89	$160.02	$3.30

     The following table sets forth, for the monthly period indicated in 2008, the total number of shares purchased and the price paid per share by The Canandaigua National Bank and Trust Company (Bank) for the Arthur S. Hamlin Award, the Canandaigua National Corporation Employee Stock Ownership Plan (ESOP) and the Canandaigua National Corporation for treasury.  Each of these entities is considered an affiliated purchaser of the Company under Item 703 of Regulation S-K.  The Bank, ESOP, and Company purchase prices per share were determined based on the most recent open-market transaction known to us immediately preceding the purchase.

	Total	Average
	Shares	Price Per
Date	Purchased (#)	Share ($)	Purpose

January 2008	190	$ 324.66	Treasury
March 2008	1,690	$ 313.76	Treasury
June 2008	1,822	$ 310.14	Treasury
June 2008	11	$ 310.14	Arthur S. Hamlin Award
August 2008	258	$ 310.14	Treasury
September 2008	332	$ 320.11	Treasury
November 2008	759	$ 320.11	Treasury
December 2008	868	$ 315.16	Treasury
December 2008	332	$ 315.91	ESOP

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

Management assessed the Company's internal control over financial reporting presented in conformity with both U.S. generally accepted accounting principles and call report instructions as of December 31, 2008.  This assessment was based on criteria for effective internal control over financial reporting described in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on this assessment, management believes that, as of December 31, 2008, the Company maintained effective internal control over financial reporting presented in conformity with both U.S. generally accepted accounting principles and call report instructions.

KPMG LLP, a registered public accounting firm, has audited the consolidated financial statements included in the annual report and the effectiveness of the Company's internal control over financial reporting as of December 31, 2008.

Management is also responsible for complying with federal laws and regulations concerning dividend restrictions and loans to insiders, designated by the FDIC as safety and soundness laws and regulations.

Management assessed compliance with the aforementioned designated safety and soundness laws and regulations.  Based on this assessment, management believes that the Company complied, in all material respects, with such designated laws and regulations relating to safety and soundness during the year ended December 31, 2008.

February 11, 2009

/s/George W. Hamlin, IV	/s/Lawrence A. Heilbronner
George W. Hamlin, IV	Lawrence A. Heilbronner
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Canandaigua National Corporation:

We have audited Canandaigua National Corporation’s (the Company) internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on the Effectiveness of Internal Controls over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, Canandaigua National Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We do not express an opinion or any other form of assurance on management’s statement referring to compliance with laws and regulations.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Canandaigua National Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and our report dated February 11, 2009 expressed an unqualified opinion on those consolidated financial statements.

/s/KPMG LLP
Rochester, New York
February 11, 2009

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Canandaigua National Corporation:

We have audited the accompanying consolidated balance sheets of Canandaigua National Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Canandaigua National Corporation and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Canandaigua National Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 11, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/KPMG LLP
Rochester, New York
February 11, 2009

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2008, and 2007 (dollars in thousands, except share data)

Assets	2008	2007

Cash and due from banks	$29,109	38,360
Interest-bearing deposits with other financial institutions	3,561	2,532
Securities:
- Available for sale, at fair value	96,520	110,814
- Held to maturity (fair value approximated
$164,976 in 2008 and $156,609 in 2007)	161,738	155,411
Loans - net of allowance of $11,992 in 2008 and $9,679 in 2007	1,076,620	910,870
Premises and equipment - net	11,268	13,477
Accrued interest receivable	6,580	6,803
Federal Home Loan Bank stock and Federal Reserve Bank stock	2,891	3,765
Goodwill	8,818	-
Intangible assets	7,736	1,201
Other assets	14,196	13,116
Total Assets	$1,419,037	1,256,349

Liabilities and Stockholders’ Equity

Deposits:
Demand
Non-interest-bearing	$166,437	156,223
Interest-bearing	114,581	102,949
Savings and money market	494,195	383,001
Time deposits	453,694	418,360

Total deposits	1,228,907	1,060,533
Borrowings	25,859	42,362
Junior subordinated debentures	51,547	51,547
Accrued interest payable and other liabilities	12,286	9,699

Total Liabilities	1,318,599	1,164,141

Commitments and contingencies (Notes 15 and 16)

Stockholders’ Equity:
Common stock, $20 par value; 2,000,000 shares authorized,
486,624 shares issued in 2008 and 2007	9,732	9,732
Additional paid-in capital	8,591	8,443
Retained earnings	87,273	78,100
Treasury stock, at cost (14,765 shares in 2008
and 12,361 shares in 2007)	(4,819)	(4,198)
Accumulated other comprehensive income (loss), net	(339)	131

Total Stockholders’ Equity	100,438	92,208

Total Liabilities and Stockholders’ Equity	$1,419,037	1,256,349

See accompanying notes to Consolidated Financial Statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2008, 2007, and 2006
(dollars in thousands, except per share data)

	2008	2007	2006

Interest income:
Loans, including fees	$63,934	63,152	56,986
Securities	9,372	10,206	9,081
Federal funds sold	219	1,725	1,153
Other	101	205	89

Total interest income	73,626	75,288	67,309

Interest expense:
Deposits	22,054	30,705	24,383
Borrowings	1,057	82	28
Junior subordinated debentures	3,030	3,525	3,198

Total interest expense	26,141	34,312	27,609

Net interest income	47,485	40,976	39,700
Provision for loan losses	3,805	2,375	1,831

Net interest income after provision for loan losses	43,680	38,601	37,869

Other income:
Service charges on deposit accounts	8,717	7,139	6,575
Trust and investment services income	10,696	5,575	4,537
Net gain on sale of mortgage loans	634	606	601
Mortgage servicing income, net	555	591	631
Loan-related fees	401	441	303
Loss on write-down and call of securities, net	(698)	-	(6)
Other operating income	2,149	1,482	1,430

Total other income	22,454	15,834	14,071

Operating expenses:
Salaries and employee benefits	24,945	20,871	19,458
Occupancy, net	5,882	5,283	5,154
Marketing and public relations	1,927	1,701	1,834
Office supplies, printing and postage	1,441	1,338	1,314
Professional and other services	3,765	1,603	1,625
Technology and data processing	3,671	3,421	3,389
Intangible amortization	1,054	175	44
FDIC insurance	767	129	123
Other operating expenses	3,791	2,776	2,849

Total operating expenses	47,243	37,297	35,790

Income before income taxes	18,891	17,138	16,150
Income taxes	4,958	4,680	4,244

Net income	$13,933	12,458	11,906

Basic earnings per share	$29.44	26.16	24.89

Diluted earnings per share	$28.94	25.65	24.30

See accompanying notes to Consolidated Financial Statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years ended December 31, 2008, 2007, and 2006
(dollars in thousands, except share data)

						Accumulated
	Number of		Additional			Other
	Shares	Common	Paid-in	Retained	Treasury	Comprehensive
	Outstanding	Stock	Capital	Earnings	Stock	Income (Loss)	Total
Balance at December 31, 2005	479,934	$9,732	7,856	62,117	(2,179)	(987)	76,539
Comprehensive income:
Change in unrealized loss on
securities available for sale,
net of taxes of $39		-	-	-	-	64	64
Net income		-	-	11,906	-	-	11,906
Total comprehensive income							11,970
Recognition of stock option
expense		-	92	-	-	-	92
Cash dividend $7.00 per share		-	-	(3,351)	-	-	(3,351)
Sale of shares of treasury stock	7	-	-	-	2	-	2
Purchase of shares for
treasury stock	(7,649)	-	-	-	(2,659)	-	(2,659)
Exercise of stock options,
including tax benefit of $349	4,308	-	159	(488)	1,295	-	966

Balance at December 31, 2006	476,600	9,732	8,107	70,184	(3,541)	(923)	83,559
Comprehensive income:
Change in fair value of
interest rate swap		-	-	-	-	(99)	(99)
Change in unrealized loss on
securities available for sale,
net of taxes of $755		-	-	-	-	1,153	1,153
Net income		-	-	12,458	-	-	12,458
Total comprehensive income							13,512
Recognition of stock option
expense		-	90	-	-	-	90
Cash dividend $8.00 per share		-	-	(3,813)	-	-	(3,813)
Sale of shares of treasury stock	6	-	-	-	2	-	2
Purchase of shares for
treasury stock	(6,375)	-	-	-	(2,125)	-	(2,125)
Exercise of stock options,
including tax benefit of $246	4,032	-	246	(729)	1,466	-	983

Balance at December 31, 2007	474,263	9,732	8,443	78,100	(4,198)	131	92,208
Comprehensive income:
Change in fair value of
interest rate swap,
net of taxes of ($731)		-	-	-	-	(1,042)	(1,042)
Change in unrealized gain on
securities available for sale,
net of taxes of $363		-	-	-	-	572	572
Net income		-	-	13,933	-	-	13,933
Total comprehensive income							13,463
Recognition of stock option
expense		-	10	-	-	-	10
Cash dividend $9.00 per share		-	-	(4,266)	-	-	(4,266)
Sale of shares of treasury stock	391	-	(14)	-	137	-	123
Purchase of shares for
treasury stock	(5,919)	-	-	-	(1,859)	-	(1,859)
Exercise of stock options,
including tax benefit of $152	3,124	-	152	(494)	1,101	-	759
Balance at December 31, 2008	471,859	$9,732	8,591	87,273	(4,819)	(339)	100,438

See accompanying notes to Consolidated Financial Statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2008, 2007, and 2006
(dollars in thousands)

	2008	2007	2006
Cash flows from operating activities:
Net income	$13,933	12,458	11,906
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, amortization and accretion	4,920	3,498	3,436
Provision for loan losses	3,805	2,375	1,831
Loss on sale or write-down of other real estate, net	19	-	47
Net loss recognized on disposal and sale of premises and equipment	63	-	-
Deferred income tax benefit	(1,475)	(526)	(891)
Income from equity-method investments	(10)	(322)	(245)
Loss write-down and call of securities, net	698	-	6
Net gain on sale of mortgage loans	(634)	(606)	(601)
Originations of loans held for sale	(73,426)	(74,877)	(76,717)
Proceeds from sales of loans held for sale	73,817	77,139	77,256
Stock option expense	10	90	92
Decrease in all other assets	(281)	(306)	(3,315)
(Increase) decrease in all other liabilities	(792)	373	2,165

Net cash provided by operating activities	20,647	19,296	14,970

Cash flows from investing activities:
Securities available for sale:
Proceeds from maturities and calls	62,103	27,216	7,112
Purchases	(47,563)	(23,012)	(24,729)
Securities held to maturity:
Proceeds from maturities and calls	33,010	37,439	29,556
Purchases	(40,142)	(56,865)	(44,183)
Loan purchases, originations and principal collections – net	(170,267)	(70,819)	(75,260)
Purchase of premises and equipment	(3,618)	(1,640)	(1,384)
Proceeds from sale of premises and equipment	5,460	-	-
Purchase of FHLB and FRB stock, net	874	(2,069)	(114)
Investment in equity-method investments	(41)	(47)	(136)
Acquisition of company, net of cash acquired	(10,092)	-	-
Acquisition of customer relationships	(319)	-	(1,420)
Proceeds from sale of other real estate	898	283	35

Net cash used in investing activities	(169,697)	(89,514)	(110,523)

Cash flows from financing activities:
Net increase in demand, savings and money market deposits	133,040	8,371	12,871
Net increase (decrease) in time deposits	35,334	(7,186)	79,353
Overnight borrowings, net	(37,200)	41,600	-
Proceeds from term borrowings	15,000	-	-
Principal repayments of term borrowings	(103)	(62)	(61)
Repayment of junior subordinated debentures	-	(20,619)	-
Proceeds from issuance of junior subordinated debentures	-	20,619	30,928
Proceeds from sale of treasury stock	123	2	2
Payments to acquire treasury stock	(1,859)	(2,125)	(2,659)
Proceeds from issuance of treasury stock under stock option plan	607	737	617
Tax benefit from stock option exercise	152	246	349
Dividends paid	(4,266)	(3,813)	(3,351)

Net cash provided by financing activities	140,828	37,770	118,049

Net (decrease) increase in cash and cash equivalents	(8,222)	(32,448)	22,496
Cash and cash equivalents – beginning of year	40,892	73,340	50,844
Cash and cash equivalents – end of year	$32,670	40,892	73,340

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$26,087	34,227	26,399

Income taxes	$6,940	5,115	4,269

Supplemental schedule of noncash investing and financing activities:
Real estate acquired in settlement of loans	$955	574	312
Held to maturity securities purchased, not settled at year-end	-	-	1,535
Acquisition:
Fair value of assets acquired (noncash)	$15,866	-	1,420
Fair value of liabilities assumed	$5,455	-	-

See accompanying notes to Consolidated Financial Statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

(1) Summary of Significant Accounting Policies

Business

Canandaigua National Corporation (the Company) provides a full range of financial services, including banking, trust, investment, and insurance services to individuals, corporations, and municipalities. The Company is subject to competition from other financial services and commercial companies in various regulated and unregulated industries. The Company and its subsidiaries are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

Basis of Presentation

The Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. Its principal operations comprise the activities of The Canandaigua National Bank and Trust Company (the Bank), CNB Mortgage Company (CNBM), and Genesee Valley Trust Company (GVT). GVT is included effective January 2, 2008, the date of its acquisition. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for investments in minority-owned entities under the equity method. The Consolidated Financial Statements have been prepared in conformity with U.S. generally accepted accounting principles and conform to predominant practices within the financial services industry.

In preparing the Consolidated Financial Statements, management made estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, particularly with respect to the allowance for loan losses and securities with other than temporary impairment.

Amounts in prior years’ Consolidated Financial Statements are reclassified whenever necessary to conform to the current year’s presentation.

Cash Equivalents

For the purpose of reporting cash flows, cash and cash equivalents include cash, interest-bearing and other balances due from banks, and federal funds sold.

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

Available for sale securities are recorded at fair value. Except for unrealized losses charged to earnings for other-than-temporary-impairment, unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are included in accumulated other comprehensive income (loss) in stockholders’ equity until realized.

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

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

(1) Summary of Significant Accounting Policies (continued)

The accrual of interest on commercial and real estate loans is generally discontinued, and previously accrued interest is reversed when the loans become 90 days delinquent or when, in management’s judgment, the collection of principal and interest is uncertain. Loans are returned to accrual status when doubt no longer exists about the loan’s collectibility. Consumer loans are generally charged off upon becoming 120 days past due.

Management, considering current information and events regarding the borrowers’ ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or as a practical expedient, at the loan’s observable fair value or the fair value of collateral if the loan is collateral dependent. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Cash receipts on impaired loans are generally applied to reduce the principal balance outstanding. In considering loans for evaluation of impairment, management generally excludes smaller balance, homogeneous loans: residential mortgage loans, home equity loans, and all consumer loans, unless such loans were restructured in a troubled debt restructuring. These loans are collectively evaluated for risk of loss.

Allowance for Loan Losses

The allowance for loan losses is a valuation reserve for probable losses in the loan portfolio. Credit losses arise primarily from the loan portfolio, but may also be derived from other credit-related sources, when drawn upon, such as commitments, guarantees, and standby letters of credit. Additions are made to the allowance through periodic provisions, which are charged to expense. All losses of principal are charged to the allowance when incurred or when a determination is made that a loss is expected. Subsequent recoveries, if any, are credited to the allowance.

The Company has established a process to assess the adequacy of the allowance for loan losses and to identify the risks in the loan portfolio. This process consists of the identification of specific reserves for identified problem commercial loans and the calculation of general reserves, which is a formula-driven allocation.

The calculation of the general reserve involves several steps. A historical loss factor is applied to each loan by loan type and loan classification. The historical loss factors are calculated using a loan-by-loan, trailing eight-quarter net loss migration analysis for commercial loans. For all other loans, a portfolio-wide, trailing eight-quarter net loss migration analysis is used. Adjustments are then made to the historical loss factors based on current-period quantitative objective elements (delinquency, non-performing assets, classified/criticized loan trends, charge-offs, concentrations of credit, recoveries, etc.) and subjective elements (economic conditions, portfolio growth rate, portfolio management, credit policy, and others). This methodology is applied to the commercial, residential mortgage, and consumer portfolios.

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

Premises and Equipment

Land is carried at cost. Land improvements, buildings, leasehold improvements and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets, three to twenty-five years. Amortization of leasehold improvements is provided over the lesser of the term of the lease, including renewal options, when applicable, or the estimated useful lives of the assets.

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

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

(1) Summary of Significant Accounting Policies (continued)

Mortgage Servicing Assets

The Company services first-lien, residential loans for the Federal Home Loan Mortgage Company (FHLMC), also known as Freddie Mac, and certain commercial loans as lead participant.  The associated servicing rights (assets) entitle the Company to a future stream of cash flows based on the outstanding principal balance of the loans and contractual servicing fees.  Failure to service the loans in accordance with contractual requirements may lead to a termination of the servicing rights and the loss of future servicing fees.

The Company services all loans for FHLMC on a non-recourse basis; therefore, its credit risk is limited to temporary advances of funds to FHLMC, while FHLMC retains all credit risk associated with the loans.  Commercial loans are serviced on a partial recourse basis, wherein the Company is subject to credit losses only to the extent of the proportionate share of the loan’s principal balance owned.

Mortgage servicing assets are amortized to mortgage servicing income in the statement of income.  In computing amortization expense, the Company uses historical prepayment rates for similar loan pools and applies this amortization rate to each pool. If prepayments occur at a rate different than the applied rate, the Company adjusts the specific pool’s amortization in the period in which the change occurs.

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

Goodwill and Intangible Assets

Goodwill has an indefinite useful life and is not amortized, but is tested for impairment. Goodwill impairment tests are performed on an annual basis or when events or circumstances dictate. In these tests, the fair value of the reporting unit with goodwill is compared to the carrying amount of that reporting unit in order to determine if impairment is indicated. If so, the implied fair value of the reporting unit’s goodwill is compared to its carrying amount and an impairment loss is measured by the excess of the carrying value over fair value.

Intangible assets that have finite useful lives, such as customer relationship and trade name intangibles, are amortized over their useful lives. Customer relationship intangibles are generally amortized over 15 years using an accelerated method. Trade name intangible is amortized on a straight-line basis over three years.  Amortization of these assets is reported in other operating expenses.  The amortization period is monitored to determine if circumstances require the period to be revised. The Company periodically reviews its intangible assets for changes in circumstances that may indicate the carrying amount of the assets are impaired. The Company tests its intangible assets for impairment if conditions indicate that an impairment loss has more likely than not been incurred by evaluating the recoverability of the assets’ carrying value using estimates of undiscounted future cash flows over the remaining assets’ lives. Any impairment loss is measured by the excess of carrying value over fair value.

Debt Issuance Costs

Costs incurred to issue long-term debt are deferred and amortized on a straight-line basis to interest expense over the expected life of the debt instrument.

Stock-Based Compensation

Stock-based compensation expense is recognized in the statement of income over the awards vesting period based on the fair value of the award at the grant date.

The Company accounts for the liability associated with its stock appreciation rights plan at fair value which is re-measured each reporting period.  Fair value is measured using the Black-Scholes-Merton option pricing model.  The associated compensation expense reported in the statement of income represents the change in the re-measured liability.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

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

Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. All derivatives are recognized as either assets or liabilities in the balance sheet and are measured at fair value. If certain conditions are met, a derivative may be specifically designated as: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment; (b) a hedge of the exposure to variable cash flows of a forecasted transaction; or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available for sale security, or a foreign currency denominated forecasted transaction. Pursuant to the standard, the accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. At inception of the hedge, management establishes the application of hedge accounting and the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. These are consistent with management’s approach to managing risk.

The Company’s derivative financial instruments include: (1) commitments to originate fixed-rate residential real estate loans to be held for sale; (2) commitments to sell fixed-rate residential loans; and (3) an interest rate swap agreement.

Commitments to originate and commitments to sell fixed-rate residential real estate loans are recorded in the consolidated balance sheet at estimated fair value. Neither of these derivatives instruments is considered a hedge; therefore, periodic changes in the fair value of these instruments are recognized in mortgage banking income in the period in which the change occurs. However, due to the minimal volume and short-term nature of these instruments, the net impact of a change in fair value from the instruments’ initially recognized fair value is generally immaterial.

The Company utilizes an interest rate swap agreement as part of its management of interest rate risk to modify the repricing characteristics of its floating-rate junior subordinated debentures. For this swap agreement, amounts receivable or payable are recognized as accrued under the terms of the agreement, and the net differential is recorded as an adjustment to interest   expense of the related debentures. The interest rate swap agreement is designated as a cash flow hedge. Therefore, the effective portion of the swap’s unrealized gain or loss was initially recorded as a component of other comprehensive income. The ineffective portion of the unrealized gain or loss, if any, is immediately reported in other operating income.

Accumulated Other Comprehensive Income

The Company’s comprehensive income consists of net income, changes in the net unrealized holding gains and losses of securities available for sale, and the unrealized gain or loss on the effective portion of the cash flow hedge. Accumulated other comprehensive income (loss) on the consolidated statements of stockholders’ equity is presented net of taxes.

Trust and Investment Services Income

Assets held in fiduciary or agency capacity for clients are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Company. Fee income is recognized when earned.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

(1) Summary of Significant Accounting Policies (continued)

Treasury Stock

Treasury stock is carried on the consolidated balance sheet at cost as a reduction of stockholders’ equity. Shares are released from Treasury at original cost on a first-in, first-out basis, with any gain on the sale reflected as an adjustment to additional paid-in capital. Losses are reflected as an adjustment to additional paid-in capital to the extent of gains previously recognized, otherwise as an adjustment to retained earnings.

Earnings Per Share

Basic earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of shares outstanding during the year. Diluted earnings per share includes the maximum dilutive effect of stock issuable upon exercise of stock options.

New Accounting Standards

The Company adopted the provisions of SFAS No. 156, Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140 on January 1, 2007.  This statement impacted the Company’s method for initially measuring servicing rights by changing to a full fair value approach from an allocated fair value approach.  Implementation did not have a material impact on the Company’s financial condition or results of operations.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109, (FIN 48), on January 1, 2007. Since the Company did not have any significant unrecognized tax benefits, there was no effect on its financial condition or results of operations as a result of implementing FIN 48. As of the date of adoption of FIN 48, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits

The Company implemented the provisions of Financial Accounting Standards Board (FASB) Statement No. 157 [as amended], Fair Value Measurements, on January 1, 2008. (In accordance with FASB Statement of Position No. 157-2, Effective Date of FASB Statement No. 157, the Company has delayed application of Statement No. 157 for non-financial assets and non-financial liabilities until January 1, 2009.) This Statement provides guidance for using fair value to measure assets and liabilities and requires expanded disclosures about the extent to which companies measure assets and liabilities at fair value, and the effect of fair value measurements on earnings. This standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances.   Implementation of this statement had no practical impact on our financial position or results of operations, because there was no substantive change in our accounting for the financial instruments we report at fair value.

Fair value is based upon quoted market prices, where available. If listed prices or quotes or third-party valuations are not available, fair value is based upon internally developed models that use primarily market-based or independently-sourced market parameters, including interest rate yield curves.

SFAS 157 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows.

• Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

• Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, in February 2007. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

(1) Summary of Significant Accounting Policies (continued)

This Statement was effective for the Company on January 1, 2008. Adoption of the Statement had no impact on the financial position or results of operations of the Company as management did not make a fair value election for eligible items. Except for instruments explicitly required to be measured at fair value the Company does not use fair value to measure its financial instruments.

(2) Acquisitions of Trust and Investment Management Accounts and Trust Company

On September 29, 2006, the Bank acquired from another bank investment management accounts and assumed the successor trustee role for personal trusts. The market value of the underlying assets was approximately $66.6 million and was added to existing assets under administration.  In connection with the acquisition, the Company recorded, at cost, a customer list intangible asset of approximately $1.4 million. The asset is being amortized on an accelerated basis over fifteen years.

On January 2, 2008, the Company completed its acquisition of 100% of the voting shares of Genesee Valley Trust Company (GVT), a Rochester-based New York State chartered trust company.  The acquisition of GVT provides the Company with additional trust and investment services income.  The total cash purchase price will approximate $18.7 million to $21.3 million depending upon the achievement of certain operating results in the three years following the acquisition.  An initial payment of $13.1 million was made at closing. A subsequent payment of $4.1 million was made in January 2009.  Total remaining annual payments to be made in the next two years range from $1.6 million to $4.2 million. The acquisition resulted in the recording of certain intangible assets (customer list: $6.9 million; trade name: $0.1 million) and goodwill all of which totaled $8.7 million, and substantially all of which will be deductible for income tax purposes.  In addition, a non-interest bearing note payable totaling $5.5 million was recorded along with a discount on the note of $0.5 million. Additional goodwill approximating $2.6 million may be recorded depending upon the amount of future annual payments.  The customer list intangible is being amortized on an accelerated basis over fifteen years, the trade name over three years.  The note discount is being amortized over three years to interest expense. Financial results for GVT are included in the Consolidated Financial Statements of the Company beginning with the first quarter of 2008.

On December 31, 2008, the Bank acquired from an investment management company investment management accounts and assumed the successor trustee role for personal trusts. The market value of the underlying assets was approximately $55.0 million and was added to existing assets under administration.  An initial payment of $0.3 million was made at closing.  Total remaining annual payments to be made in the next two years approximate $0.3 million, and are dependent upon the achievement of certain operating results. The acquisition resulted in the recording of a customer list intangible asset of $0.6 million, substantially all of which will be deductible for income tax purposes.  The Company also recorded a non-interest bearing note totaling $0.3 million. The intangible asset is being amortized on an accelerated basis over fifteen years.

Acquisition-related identifiable intangible assets were comprised of the following at December 31, (in thousands):

	2008	2007
Gross carrying amounts
Customer list intangible from 2006	$1,420	1,420
Customer list intangible from GVT	6,870	-
Trade name from GVT	100	-
Customer list intangible from investment company	619	-
Total	9,009	1,420
Less accumulated amortization	1,273	219

Intangible asset - net	$7,736	1,201

Amortization expense amounted to $1,054,000, $175,000, and $44,000 for the years ended December 31, 2008, 2007, and 2006, respectively. Amortization expense is projected over the next five years as follows: 2009: $1,063,000; 2010: $989,000; 2011: $881,000; 2012: $807,000, and 2013: $733,000.

Goodwill was $8.7 million at January 2, 2008, and increased by $0.1 million to $8.8 million at December 31, 2008, associated with an additional payment due to GVT’s former shareholders based upon GVT’s 2008 operating results.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

(3) Securities

Information about the securities portfolios follows (in thousands):

	December 31, 2008

		Gross Unrealized
	Amortized			Fair
	Cost	Gains	Losses	Value

Securities Available for Sale:
U.S. government sponsored agencies obligations	$21,997	400	-	22,397
State and municipal obligations	70,578	1,366	(28)	71,916
Corporate obligations(1)	1,344	-	(446)	898
Equity securities	1,293	21	(5)	1,309

Total securities Available for Sale	$95,212	1,787	(479)	96,520

(1)Amortized cost includes a $700,000 write-down for other-than-temporary impairment.

Securities Held to Maturity:
U.S. Treasury	$4,999	86	-	5,085
U.S. government sponsored agencies obligations	12	4	-	16
State and municipal obligations	156,187	3,240	(110)	159,317
Corporate obligations	540	23	(5)	558

Total securities Held to Maturity	$161,738	3,353	(115)	164,976

	December 31, 2007

		Gross Unrealized
	Amortized			Fair
	Cost	Gains	Losses	Value

Securities Available for Sale:
U.S. government sponsored agencies obligations	$66,669	159	(32)	66,796
State and municipal obligations	41,009	369	(82)	41,296
Corporate obligations	2,070	-	(41)	2,029
Equity securities	693	-	-	693

Total securities Available for Sale	$110,441	528	(155)	110,814

Securities Held to Maturity:
U.S. Treasury	$9,996	153	-	10,149
U.S. government sponsored agencies obligations	1,514	6	-	1,520
State and municipal obligations	143,568	1,230	(230)	144,568
Corporate obligations	333	40	(1)	372

Total securities Held to Maturity	$155,411	1,429	(231)	156,609

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

(3) Securities (continued)

	December 31, 2006

		Gross Unrealized
	Amortized			Fair
	Cost	Gains	Losses	Value

Securities Available for Sale:
U.S. government sponsored agencies obligations	$75,153	-	(1,321)	73,832
State and municipal obligations	35,765	78	(352)	35,491
Corporate obligations	3,622	64	(4)	3,682
Equity securities	93	-	-	93

Total securities Available for Sale	$114,633	142	(1,677)	113,098

Securities Held to Maturity:
U.S. Treasury	$11,949	6	(23)	11,932
U.S. government sponsored agencies obligations	5,009	6	(2)	5,013
State and municipal obligations	120,697	418	(788)	120,327
Corporate obligations	374	46	-	420

Total securities Held to Maturity	$138,029	476	(813)	137,692

The amortized cost and fair value of debt securities by years to maturity as of December 31, 2008, follow (in thousands). Maturities of mortgage-backed securities are classified in accordance with the contractual repayment schedules. Expected maturities will differ from contracted maturities since issuers may have the right to call or prepay obligations without penalties.

	Available for Sale		Held to Maturity
	Amortized Cost(1)	Fair Value	Amortized Cost	Fair Value
Years
Under 1	$6,987	7,104	36,664	36,976
1 to 5	57,298	58,421	92,417	94,469
5 to 10	28,290	28,788	30,974	31,828
10 and over	1,344	898	1,683	1,703

Total	$93,919	95,211	161,738	164,976

(1)Amortized cost includes a $700,000 write-down for other-than-temporary impairment.

At December 31, 2008, and 2007, securities at amortized cost of $180,892,000 and $168,362,000, respectively, were pledged to secure municipal deposits and for other purposes required or permitted by law.

There were no securities sales in any year presented.

Interest on securities segregated between taxable interest and tax-exempt interest for the years ended December 31, 2008, 2007, and 2006, follows (in thousands):

	2008	2007	2006
Taxable	$2,277	4,242	3,834
Tax-exempt	7,095	5,964	5,247

Total	$9,372	10,206	9,081

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

 (3) Securities (continued)

The following table presents information (in thousands) about securities with gross unrealized losses at December 31, 2008, excluding those for which other-than-temporary-impairment charges have been taken, aggregated by category and length of time that individual securities have been in a continuous loss position.

		Less than 12 months		Over 12 months
		Fair	Unrealized	Fair	Unrealized
Securities Available for Sale		Value	Losses	Value	Losses
U.S. government sponsored agencies obligations	$
State and municipal obligations		6,742	25	750	3
Corporate and foreign obligations		-	-	598	446
Equity securities		595	5	-	-

Total temporarily impaired securities		$7,337	30	1,348	449

Securities Held to Maturity
State and municipal obligations		$5,260	63	4,999	47
Corporate obligations		116	2	24	3

Total temporarily impaired securities		$5,376	65	5,023	50

Substantially all of the unrealized losses on the Company's investments were caused by market interest rate changes from those in effect when the securities were purchased by the Company. With the exception of certain corporate obligations, discussed below, the contractual terms of these investments do not permit the issuer to settle the securities at a price less than par value. Again, except for certain corporate obligations, all investments rated by an independent rating agency carry an investment grade rating. Because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be, and is likely to be, maturity, the Company does not consider these investments to be other than temporarily impaired at December 31, 2008, except as discussed below.

In the available-for-sale portfolio, the Company holds approximately $0.9 million of bank trust-preferred securities with an adjusted cost basis of $1.3 million.  These securities are backed by debt obligations of banks, with about $0.9 million of the securities backed by two of the largest U.S. banks and $0.4 million backed by a pool of banks (pooled trust preferred). As a result of market upheaval, a lack of regular trading market in these securities, and bank failures, the fair value of these securities had fallen sharply in 2008.  There has been no reduction in our cash receipts (interest) on these securities; that is, they are current as to principal and interest.  However, the collateral underlying the pooled trust preferreds has diminished due to debt defaults and interest deferrals of some of the banks.  Management analyzed the expected underlying cash flows and the ability of the collateral to produce sufficient cash flows to support future principal and interest payments.  Management’s analysis indicated these cash flows would be insufficient, and accordingly, the Company wrote down these pooled trust preferreds by $0.7 million during the quarter ended September 30, 2008.  Future write-downs could occur if the fair value of these securities or the underlying banks’ financial conditions deteriorate further.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

(3) Securities (continued)

The following table presents information (in thousands) about securities with gross unrealized losses at December 31, 2007, aggregated by category and length of time that individual securities have been in a continuous loss position.

	Less than 12 months		Over 12 months
	Fair	Unrealized	Fair	Unrealized
Securities Available for Sale	Value	Losses	Value	Losses
U.S. government sponsored agencies obligations	$-	-	13,074	32
State and municipal obligations	-	-	9,285	82
Corporate obligations	878	39	151	2

Total temporarily impaired securities	$878	39	22,510	116

Securities Held to Maturity
State and municipal obligations	$5,225	27	24,352	203
Corporate obligations	-	-	26	1

Total temporarily impaired securities	$5,225	27	24,378	204

The aggregate cost of the Company's cost-method investments totaled $3.5 million and $4.3 million at December 31, 2008, and 2007, respectively, of which $2.9 million and $3.8 million, respectively, were in Federal Home Loan Bank stock and Federal Reserve Bank stock, required by law.

(4) Loans

The major classifications of loans at December 31, 2008, and 2007, follow (in thousands):

	2008	2007

Commercial, financial, and agricultural	$205,818	194,395
Mortgages:
Commercial	389,907	349,430
Residential - first lien	213,411	158,655
Residential - junior lien	75,971	69,407
Consumer:
Automobile - indirect	168,830	119,775
Other	25,999	21,767
Other	847	1,263
Loans held for sale	2,053	1,810

Total loans	1,082,836	916,502
Plus - Net deferred loan costs	5,776	4,047
Less - Allowance for loan losses	(11,992)	(9,679)

Loans - net	$1,076,620	910,870

Commercial loan participations sold to others amounted to $97,390,000 and $98,472,000 at December 31, 2008, and 2007, respectively.  Residential mortgage loans serviced for others, amounted to $265,885,000 and $277,774,000 at December 31, 2008, and 2007, respectively.  None of these loans are included in the Consolidated Financial Statements or the table above.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

(4) Loans (continued)

A summary of the changes in the allowance for loan losses follows (in thousands):

	Years Ended December 31,

	2008	2007	2006

Balance at the beginning of year	$9,679	9,041	7,986
Provision charged to operations	3,805	2,375	1,831
Loans charged off	(2,130)	(2,466)	(1,656)
Recoveries of loans charged off	638	729	880

Balance at end of year	$11,992	9,679	9,041

A summary of information regarding nonaccruing loans and other nonperforming assets follows (in thousands):

	2008	2007	2006

Accruing loans 90 days or more delinquent	$796	255	661
Nonaccruing loans	8,769	5,230	6,445

Total nonperforming loans	9,565	5,485	7,106
Other real estate owned	729	691	292

Total nonperforming assets	$10,294	6,176	7,398

Reduction of interest income related to nonaccrual loans	$380	489	536

At December 31, 2008, the Company had no firm commitments to lend additional funds to borrowers with loans in nonaccrual status.

A summary of information regarding impaired loans follows (in thousands):

	2008	2007	2006

Recorded investment at December 31,	$8,769	5,230	6,445
Impaired loans with related allowance at December 31,	$-	868	194
Amount of related allowance at December 31,	$-	675	194
Average investment for year ended December 31,	$7,864	6,171	6,713
Interest income recognized on a cash basis during the year	$33	11	63

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

Certain executive officers, directors and their business interests are customers of the Company. Transactions with these parties are based on substantially the same terms as similar transactions with unrelated third parties and do not carry more than normal credit risk. Borrowings by these related parties amounted to $5,637,000 and $3,461,000 at December 31, 2008, and 2007, respectively. During 2008, new borrowings amounted to $3,133,000 (including borrowings of executive officers and directors that were outstanding at the time of their election), and repayments and other reductions were $957,000.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

(5) Premises and Equipment

A summary of premises and equipment at December 31, 2008, and 2007, follows (in thousands):

	2008	2007
Land and land improvements	$827	1,466
Buildings and leasehold improvements	17,787	22,045
Furniture, fixtures and equipment	15,652	13,572

	34,266	37,083
Less accumulated depreciation and amortization	22,998	23,606

Premises and equipment - net	$11,268	13,477

Depreciation and amortization expense amounted to $2,029,000, $2,039,000, and $1,990,000, for the years ended December 31, 2008, 2007, and 2006, respectively.

In June 2008, the Company completed the sale and subsequent lease-back of six banking offices.  Total proceeds from the sale amounted to $5,460,000.  The carrying value and transaction costs totaled $4,013,000, resulting in a net gain of $1,447,000.  Included in this gain was a loss on disposal of one office, amounting to $111,000.  The gross gain of $1,558,000 is deferred and included in Accrued Interest Payable and Other Liabilities in the Consolidated Balance Sheet and will be amortized as a credit to Occupancy expenses on a straight-line basis for 15 years through 2023, the term of the underlying leases.

(6) Mortgage Servicing Assets

Changes in mortgage servicing assets were as follows (in thousands):
	Year ended December 31,

	2008	2007	2006
Beginning balance	$1,091	1,331	1,569
Originations	147	121	108
Amortization	(383)	(361)	(346)

Ending balance	$855	1,091	1,331

Mortgage servicing income, net, includes $931,000, $933,000, and $960,000, of contractually specified servicing fees for the years ended December 31, 2008, 2007, and 2006, respectively. Future amortization expense is estimated to be $350,000, $224,000, $125,000, $74,000, and $44,000 for the next five years.

The estimated fair value of mortgage servicing rights was $1,597,000 and $2,344,000 at December 31, 2008 and 2007, respectively. The estimated fair value of these rights may vary significantly in subsequent periods due to changing interest rates and the effect thereof on prepayment speeds. Additionally, estimated fair value assumes there are a willing buyer and willing seller in the transaction. Management does not intend to sell these servicing rights.

The key economic assumptions used to determine the fair value of mortgage servicing rights at December 31, 2008 were a discount rate of 9.00% and weighted average portfolio maturity of 17.7 years. The sensitivity of fair value to changes in certain portfolio characteristics are summarized in the table that follows (dollars in thousands). These calculated sensitivities are hypothetical, and actual changes in the fair value of mortgage servicing rights may differ significantly from the amounts presented herein. The effect of a variation in a particular assumption or characteristic on the fair value of the servicing rights is calculated without changing any other assumption. However, in practice, changes in one factor may result in changes in another which may magnify or counteract the sensitivities. The changes in assumptions are presumed to be instantaneous.

Weighted-average prepayment speed	351%
Impact on fair value of 20% adverse change	$(177)
Impact on fair value of 20% positive change	177

Weighted-average current coupon for similar loans	5.64%
Impact on fair value of 100 basis point adverse change	$(583)
Impact on fair value of 100 basis point positive change	431

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

(7) Time Deposits

At December 31, 2008, the scheduled maturity of time deposits was as follows (in thousands):

2009	$309,843
2010	76,114
2011	67,012
2012	433
2013	292

$453,694

Time deposits of $100,000 or more amounted to $197,399,000 at December 31, 2008, and $217,115,000 at December 31, 2007. Interest expense on all time deposits of $100,000 or more was as follows: $6,876,000 in 2008, $13,069,000 in 2007, and $9,361,000 in 2006.

(8) Borrowings

The following table presents information about short-term borrowings during each of the three years ended December 31, (dollars in thousands):

	2008	2007	2006

Amount outstanding at December 31,	$4,400	41,600	-
Highest amount at a month end	$54,400	41,600	3,200
Daily average amount outstanding	$22,812	1,321	80
Weighted average interest rate paid	2.33%	4.42%	5.27%

The following table presents information about the Company's formal available lines of credit and related loan collateral at December 31, 2008 (in thousands).  Amounts outstanding include borrowings, and undrawn letters of credit in the Company's favor of $2,804,000.

				Carrying Value
	Outstanding	Unused	Collateralized by	of Collateral

Federal Home Loan Bank of New York	$22,863	$91,406	Residential mortgage loans and FHLB Stock	$146,289

Federal Reserve Bank of New York	$-	$135,670	Indirect automobile loans	$169,463

Borrowings consisted of the following at December 31, 2008, and 2007 (in thousands):

	2008	2007

FHLB overnight advance	$4,400	41,600
FHLB term advances	15,659	690
Acquisition debt and other borrowing	5,925	72
	25,984	42,362
Less: discount on acquisition debt	(125)	-
	$25,859	42,362

In 2008, the Bank borrowed $15,000,000 from the FHLB.  Of this term advance, $7,500,000 bears interest at 3.32% per annum and matures August 2009, while the other $7,500,000 bears interest at 3.64% per annum and is due August 2010. In 1995, the Bank borrowed $1,023,000 from the FHLB at an average effective rate of 2.56% to fund low-income housing projects.  This debt matures July 2010, and has a current balance of $659,000.  In 2000, the Bank borrowed $262,000 at 6.50% to purchase a banking branch location. This debt was liquidated in 2008.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

(8) Borrowings (continued)

Scheduled maturities of the Company's borrowings at December 31, 2008, follow (dollars in thousands):

		Weighted Average
	Amount	Interest Rate
2009 overnight	$4,400	0.44%
2009	11,734	2.13%
2010	9,520	3.04%
2011	330	0.00%

Total	$25,984	2.15%

Advances under the overnight line of credit with the FHLB of New York are payable on demand and generally bear interest at the federal funds rate plus .10%. The Company also has access to the FHLB's Term Advance Program, which allows the Bank to borrow up to $100,000,000 at various terms and rates, subject to the Bank pledging eligible collateral. Advances under the Federal Reserve Bank of New York are payable the following business day and bear interest at the Federal Reserve Bank of New York’s discount rate for primary credit, which is generally 0.25% to 1.00% above the target federal funds rate.

(9) Junior Subordinated Debentures and Interest Rate Swap

In September 2007, the Company issued $20,619,000 of unsecured, 30-year junior subordinated deferrable interest debentures (T3) through a wholly-owned business trust. The debentures carry a fixed interest rate of 6.32% per annum for the first five years, floating thereafter for twenty-five years at LIBOR plus 1.44% per annum, adjustable quarterly.  Interest is payable quarterly. The debentures' final maturity is December 2037, and is callable, in whole or in part, at par after five years at the Company's option, and subject to Federal Reserve Bank of New York approval. Interest payments can be deferred for up to five years, but would restrict the Company's ability to pay dividends. At December 31, 2008, approximately $2.8 million and $17.8 million of these debentures were considered Tier I and Tier II capital, respectively, for regulatory purposes.

In June, 2006, the Company issued $30,928,000 of unsecured, 30-year floating rate junior subordinated deferrable interest debentures (T2) through a wholly-owned business trust. The debentures carry an interest rate of 3-month LIBOR plus 1.40% (3.40% at December 31, 2008). Interest is payable quarterly. The debentures' final maturity is June 2036, and is callable, in whole or in part, at par after five years at the Company's option, and subject to Federal Reserve Bank of New York approval. Interest payments can be deferred for up to five years, but would restrict the Company's ability to pay dividends. At December 31, 2008, these debentures were considered Tier I capital of the Company.

In June 2002, the Company issued $20,619,000 of unsecured, 30-year floating rate junior subordinated deferrable interest debentures (T1) through a wholly-owned business trust. These debentures carried an interest rate of 3-month LIBOR plus 3.45% capped at 11.95% for the first five years. Interest was payable quarterly. The debentures' final maturity was June 2032, and were callable, in whole or in part, at par after five years at the Company's option, upon regulatory approval. Interest payments could be deferred for up to five years, but would have restricted the Company's ability to pay dividends. In June 2007, the Company repaid these debentures in full.

In December 2007, the Company entered into an interest rate swap agreement (swap). The Company designated the swap as a cash flow hedge and it is intended to protect against the variability of cash flows associated with T2. The swap modifies the repricing characteristic of T2, wherein the Company receives interest at LIBOR plus 1.40% from a counterparty and pays a fixed rate of interest of 5.54% to the same counterparty calculated on a notional amount of $30,928,000. This agreement will expire in June 2011.  The swap agreement was entered into with a counterparty that met the Company’s credit standards, and the agreement contains collateral provisions protecting the at-risk party. The Company believes that the credit risk inherent in this contract is not significant. At December 31, 2008, the Company pledged $1,860,000 cash collateral to the counter party.

At December 31, 2008, the fair value of the swap agreement was a negative (loss) $1,872,000 (December 31, 2007: $99,000 (loss)), and was the amount the Company would have expected to pay to terminate the agreement.  The net effect of the swap in 2008 was to increase interest expense by $279,000 and in 2007 was a decrease in interest expense of $15,000. There was no hedge ineffectiveness for this swap.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

(10) Income Taxes

Total income taxes for the years ended December 31, 2008, 2007, and 2006, were allocated as follows (dollars in thousands):

	2008	2007	2006

Income from operations	$4,958	4,680	4,244
Income tax benefit from stock option exercise	(152)	(246)	(349)
Change in stockholders' equity for unrealized
gain on securities available for sale	363	755	39
Change in stockholders' equity for unrealized
loss on fair value of interest rate swap	(731)	-	-

	$4,438	5,189	3,934

The components of income tax expense (benefit) relating to income from operations follow (in thousands):

	Years ended December 31,

Current:	2008	2007	2006

Federal	$5,472	4,456	4,387
State	971	750	748

	6,433	5,206	5,135

Deferred:
Federal	(1,165)	(491)	(728)
State	(310)	(35)	(163)

	(1,475)	(526)	(891)

	$4,958	4,680	4,244

Income tax expense differed from the amounts computed by applying the applicable U.S. Federal corporate tax rates to pretax income from operations as follows (dollars in thousands):

	Years ended December 31,

	2008	2007	2006

Tax expense at statutory rate of 35% (34% in 2007 and 2006)	$6,612	5,827	5,491
Tax-exempt interest	(2,483)	(2,028)	(1,784)
Interest expense disallowance	252	297	231
State taxes, net of Federal benefit	430	472	386
Nondeductible operating expenses	73	41	44
Change in valuation allowance for deferred tax assets	(2)	(2)	(2)
Other	76	73	(122)

Total	$4,958	4,680	4,244

Effective tax rate	26.2%	27.3%	26.3%

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

(10) Income Taxes (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2008, and 2007, are presented below (in thousands):

	2008	2007
Deferred tax assets:
Allowance for loan losses - books	$4,750	3,774
Incentive stock and retirement plans	382	347
Stock options	75	70
Loss carryforwards from subsidiaries	73	177
Interest on nonaccrual loans	841	726
Gain on sale of premises and equipment – books	597	-
Write-down of available-for-sale securities	319	-
Minority-owned entities	113	55
Depreciation	66	468
Net unrealized loss on interest rate swap	731	-
Other	74	330

Deferred tax assets before allowance	8,021	5,947
Valuation allowance	(84)	(86)

Deferred tax assets	7,937	5,861

Deferred tax liabilities:
Allowance for loan losses – state tax	112	67
Mortgage servicing rights	351	425
Net unrealized gain on available for sale securities	506	143

Deferred tax liabilities	969	635

Net deferred tax asset	$6,968	5,226

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

No interest expense was recognized during 2008 or 2007 for any unrecognized tax benefits.  The Company is not subject to U.S. federal tax examinations for years before 2005 or state tax examinations for years before 2006.

(11) Stockholders' Equity

Payment of dividends by the Bank to the Company is limited or restricted in certain circumstances. According to federal banking law, the approval of the Office of the Comptroller of the Currency (OCC) is required for the declaration of dividends in any year in which dividends exceed the total of net income for that year plus retained income for the preceding two years. At December 31, 2008, $28,573,000 was available for dividends to the Company without the approval of the OCC.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

(12) Earnings Per Share

Basic and diluted earnings per share for the years ended December 31, 2008, 2007, and 2006, were computed as follows (dollars in thousands, except share data):

	2008	2007	2006
Basic Earnings Per Share

Net Income applicable to common shareholders	$13,933	12,458	11,906
Weighted average common shares outstanding	473,309	476,221	478,392

Basic earnings per share	$29.44	26.16	24.89

	2008	2007	2006
Diluted Earnings Per Share

Net income applicable to common shareholders	$13,933	12,458	11,906

Weighted average common shares outstanding	473,309	476,221	478,392
Effect of dilutive securities - stock options	8,202	9,497	11,494

Total	481,511	485,718	489,886

Diluted earnings per share	$28.94	25.65	24.30

(13) Employee Benefits

Retirement Plans

The Company has a combined profit sharing and 401(k) plan covering substantially all Bank employees and a 401(k) plan for non-Bank employees upon completion of 1,000 hours of service with respect to full-time employees, and 870 hours of service for part-time employees. Contributions to the Bank plan are determined by a mathematical formula which takes into account average net income of the Bank for the current and prior year, the level of the Bank's stockholders' equity and average Bank employee compensation. Both plans are subject to a minimum contribution of 3% of eligible compensation. It is the Company's policy to annually fund current costs as they accrue. Expenses of these plans amounted to $2,210,000, $1,878,000, and $1,817,000 for the years ended December 31, 2008, 2007, and 2006, respectively.

Employee Stock Ownership Plan

The Company has an employee stock ownership plan (ESOP) for employees of the Bank. Annual contributions are made at the discretion of the Board of Directors. ESOP expense amounted to $165,000, $144,000, and $129,000 for the years ended December 31, 2008, 2007, and 2006, respectively. Shares distributed to a participant upon termination of service are subject to a put option whereby the participant may cause the Company to purchase the shares at fair value. At December 31, 2008, and 2007, the plan held 6,868 and 6,591 shares with an estimated fair value, at the respective dates, of $2,170,000 and $2,140,000.

Supplemental Executive Retirement Plans

The Company has two non-qualified, supplemental executive retirement plans (SERP) covering certain executives designed to compensate for the portion of cash compensation unable to be included in the profit sharing and 401(K) plan, because of limitation in the Internal Revenue Code.  The Company had accrued a liability of $484,000 and $409,000 at December 31, 2008 and 2007, respectively, for these SERPs. Expenses of these plans amounted to $75,000, $50,000, and $42,000 for the years ended December 31, 2008, 2007, and 2006, respectively.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

(14) Stock-Based Compensation Plans

The Company has two stock-based compensation plans (Stock Option Plan and Stock Appreciation Rights Plan) for executives, which are described below.  Amounts recognized in the Consolidated Financial Statements with respect to these plans are as follows (in thousands):

	2008	2007	2006

Stock option plan	$10	90	92
Incentive stock plan	(5)	17	(78)

Pre-tax cost of plans included in
salaries and employee benefits expenses	$5	107	14
Amount of related income tax benefit recognized in income	$2	42	6

Stock Option Plan

The Company's stock option plan authorized grants of options to purchase up to 48,000 shares of common stock.  All 48,000 options available were granted by year-end 2004. There are no future expenses associated with the unvested options.  The options were granted with an exercise price equal to the fair value of the common stock on the grant date based on the most recent public stock sale known to the Company immediately preceding the grant. The options are exercisable either five years from the date of grant or at the later of age 55 or 15 years of continuous employment with the Company or at normal retirement age (65).

The following summarizes outstanding and exercisable options at December 31, 2008:

	2008

		Weighted Average
	#	Exercise Price

Options outstanding at beginning of the year	32,347	$174.09
Granted	-	-
Exercised	3,124	194.12
Expired	-	-

Options outstanding at year end	29,223	$171.95

Options exercisable at year end	24,076	$159.40

Options available for future grants	none

At December 31, 2008, the intrinsic value of all outstanding options was approximately $4,207,000, while the intrinsic value of vested options included in this total was approximately $3,768,000.  The intrinsic value of options exercised during the years ended December 31, 2008, 2007, and 2006 was $381,000, $617,000, and $874,000, respectively.  The fair value of options vested during each of those years was $76,000, $88,000, and $194,000, respectively.

Options outstanding (both exercisable and unexercisable) at December 31, 2008, had exercise prices ranging from $120.17 to $293.85. The weighted average expected life of the options is six years. Since the options have no stated expiration date, the expected life is calculated as the number of years from grant date to the grantee's 65th birthday.

The source of shares issued upon exercise has historically been, and is expected to be, treasury shares.  From time to time, the Company expects to purchase shares for treasury to be used for these exercises.  The amount of shares, timing, and cost of these purchases cannot be determined, as the Company does not know when and in what quantity participants will exercise their options.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

(14) Stock Based Compensation Plans (continued)

Stock Appreciation Rights Plan

The Company has an incentive stock appreciation rights plan for executives which allows for the award of Stock Appreciation Rights (SAR) [awards]. The number of awards issued is based upon return on beginning equity in each year. SARs represent the right to receive payment in cash or stock equal to the amount, if any, by which the market value per share of common stock on the date of exercise exceeds the SARs grant price. Long-term SARs are exercisable at the later of age 55 and 15 years of continuous employment with the Company or at normal retirement age (65). Medium-term SARs are exercisable five years from the date of grant or upon retirement. The following summarizes the activity of these awards as of and for the year ended December 31, 2008.

	Long-term SARs		Medium-term SARs
		Weighted Average		Weighted Average
	#	Grant Price	#	Grant Price

Awards outstanding, January 1, 2008	5,444	$261.00	3,985	$270.56
Granted	1,054	$324.66	701	$324.66
Exercised	-	$-	-	$-
Expired	-	-	-	-
Awards outstanding at December 31, 2008	6,498	$264.01	4,686	$273.20

Awards exercisable at December 31, 2008	2,939	$241.65	-	$-

In February 2008, certain executives were awarded a total of 1,054 long-term SARs and 701 medium-term SARs, all at a grant price of $324.66 per share, the then current market value (based on the most recent public stock sale known to the Company immediately preceding the grant) of the Company's common stock.

No awards were exercised in 2008. The total amount of cash used to settle the exercise of the awards during the years ended December 31, 2007, and 2006 was equivalent to their intrinsic value and amounted to $41,000, and $277,000, respectively.  The fair value of awards vested during years ended December 31, 2008, 2007, and 2006 amounted to $-0-, $69,000 and $276,000, respectively.

The weighted average estimated per-award fair value, as of December 31, 2008, for long-term SARs (LTS) was $43.28 and for medium-term SARs (MTS) was $40.32.  Fair value was estimated using the Black-Scholes-Merton option-pricing model with the following assumptions. No forfeitures are assumed, as none are anticipated.

Award Type	LTS	MTS
Per-award fair value	$ 43.28	$ 40.32
Expected dividend yield	2.86%	2.86%
Risk-free interest rate	1.87%	1.87%
Expected Life	7.12 years	7.12 years
Volatility	12.85%	12.85%

Long-term SAR’s outstanding (both exercisable and unexercisable) at December 31, 2008, had exercise prices ranging from $0 to $360.28. Medium-term SARs outstanding (both exercisable and unexercisable) at December 31, 2008, had exercise prices ranging from $111.94 to $360.28. The weighted average expected life of these awards is seven years. Since these awards have no stated expiration date, the expected life is calculated as the number of years from grant date to the grantee's 60th birthday, which is the historical life for similar past awards.  Based upon current assumptions, the estimated compensation cost related to non-vested awards not yet recognized is $270,000, which is expected to be recognized over a weighted average period of five years. The Company had accrued a liability of $480,000 and $485,000 at December 31, 2008 and 2007, respectively, representing the accumulated fair-value vested obligation of these awards under the plan.

In consideration of changes in tax law, on January 1, 2009, 1,068 long-term SARs with an exercise price of $0 were cancelled and replaced with 2,290 long-term SARs with an exercise price of $315.91.  These replacement awards are not reflected in the tables above.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

(15) Leases

The Company leases certain buildings and office space under operating lease arrangements. Rent expense, net of rent received, under these arrangements amounted to $1,591,000 in 2008, $1,328,000 in 2007, and $1,289,000 in 2006. Real estate taxes, insurance, maintenance, and other operating expenses associated with leased buildings and office space are generally paid by the Company.

A summary of non-cancellable, long-term operating lease commitments as of December 31, 2008, follows (in thousands):

Years ending December 31,	Amount

2009	$1,981
2010	1,679
2011	1,360
2012	1,315
2013	1,308
2014 and after	9,771

Total	$17,414

(16) Commitments and Contingencies

In the normal course of business, various commitments and contingent liabilities are outstanding. The following table presents the notional amount of the Company's significant commitments and their respective carrying amount, where applicable. Most of these commitments are not included in the Company's Consolidated Balance Sheet (in thousands).

	Year ended December 31,

	2008		2007
	Notional	Carrying	Notional	Carrying
	Amount	Amount	Amount	Amount
Commitments to extend credit:
Commercial lines of credit	$106,873	-	103,195	-
Commercial real estate and construction	$28,492	-	34,465	-
Residential real estate at fixed rates	$4,176	-	1,175	-
Home equity lines of credit	$79,653	-	55,353	-
Unsecured personal lines of credit	$15,945	-	15,967	-
Standby and commercial letters of credit	$9,046	(133)	9,946	(149)
Commitments to sell real estate loans	$2,053	-	1,810	-

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

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

(16) Commitments and Contingencies (continued)

The Company has committed $500,000 for an investment in Trillium Lakefront Partners, LLC.  This venture capital fund is a community-backed initiative in support of new business and job growth in the Company's market area.  At December 31, 2008, the Company had a remaining unfunded commitment of $179,000. This investment is carried in Other Assets on the Consolidated Balance Sheet.

As discussed in Note 2 under the terms of various purchase agreements, the Company is obligated to make future payments, including guaranteed minimum payments, totaling $5,925,000. These obligations are carried in Borrowings on the Consolidated Balance Sheet. Payments on these obligations are subject to change over the next two years depending upon the achievement of certain operating results.

The Bank is required to maintain reserve balances in cash on hand and with the Federal Reserve Bank. The average amount of such reserve balances for the year ended December 31, 2008, was approximately $3,526,000.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (as set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2008, that the Company and Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2008, and as of the most recent notification from regulators, the Company and the Bank are well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Company and Bank must maintain a minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. Subsequently, there have been no conditions or events which management believes has changed the Company's or Bank's category.

	December 31, 2008
	Actual Regulatory Capital		Minimum Requirement		Well-Capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

Leverage capital (Tier 1) as percent of
three-month average assets:
Company	$119,775	8.71%	$55,325	4.00%	$68,791	5.00%
Bank	$113,390	8.15%	$55,652	4.00%	$69,565	5.00%
As percent of risk-weighted,
period-end assets
Core capital (Tier 1)
Company	$119,775	10.99%	$43,591	4.00%	$65,386	6.00%
Bank	$113,390	10.61%	$42,733	4.00%	$64,100	6.00%
Total capital (Tiers 1 and 2)
Company	$149,625	13.73%	$87,182	8.00%	$108,977	10.00%
Bank	$125,382	11.74%	$85,466	8.00%	$106,833	10.00%

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

(17) Regulatory Matters (continued)

	December 31, 2007
	Actual Regulatory Capital		Minimum Requirement		Well-Capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

Leverage capital (Tier 1) as percent of
three-month average assets:
Company	$121,627	9.65%	$50,397	4.00%	$62,996	5.00%
Bank	$104,844	8.39%	$49,995	4.00%	$62,493	5.00%
As percent of risk-weighted,
period-end assets
Core capital (Tier 1)
Company	$121,627	13.11%	$37,122	4.00%	$55,683	6.00%
Bank	$104,844	11.38%	$36,851	4.00%	$55,277	6.00%
Total capital (Tiers 1 and 2)
Company	$152,053	16.38%	$74,244	8.00%	$92,805	10.00%
Bank	$114,523	12.43%	$73,703	8.00%	$92,129	10.00%

(18) Segment Information

The Company is organized into three reportable segments: the Company and its banking subsidiary (Bank), CNB Mortgage Company (CNBM), and Genesee Valley Trust Company (GVT). These have been segmented due to differences in their distribution channels, the volatility of their earnings, and internal and external financial reporting requirements.

The Bank segment provides a wide range of credit products and banking services to retail and commercial customers, largely within the markets the Company serves. Among the services provided by this segment are commercial and consumer lending, including residential mortgage loans, loan servicing, deposit products, cash management services, investment management and retirement services, securities custodial services, and other related products and services. These products and services are offered through several delivery channels which include traditional community banking offices, automated teller machines, telephone banking, and internet banking. CNB Mortgage originates residential mortgage loans for consumers and sells all of those loans either to the Bank or to third-party investors in the secondary market. Genesee Valley Trust Company provides investment management and retirement services.

The financial information of these segments has been compiled utilizing the accounting policies described in Note 1. Intersegment revenue, mainly servicing release premiums, is earned on the basis of similar third-party transactions. Indirect administrative expenses are allocated among segments based upon the segments' use of indirect resources. Income taxes are allocated to segments based on the Company's marginal statutory tax rate adjusted for any tax-exempt income or non-deductible expenses.  The accounting policies and processes utilized in compiling segment financial information is based on U.S. generally accepted accounting principles, as CNB Mortgage and Genesee Valley Trust Company are subject to stand-alone external financial reporting. The reportable segment information as of, and for the years ended, December 31, 2008, 2007, and 2006 follows (in thousands):

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

(18) Segment Information (continued)

	2008

	Bank	CNBM	GVT	Intersegment	Total
Net interest income	$47,781	21	(235)	(82)	47,485
Non-interest income	16,377	2,245	4,888	(1,056)	22,454

Total revenues	64,158	2,266	4,653	(1,138)	69,939

Provision for loan losses	3,805	-	-	-	3,805
Operating expenses	41,265	1,303	4,950	(275)	47,243

Total expenses	45,070	1,303	4,950	(275)	51,048

Income before tax	19,088	963	(297)	(863)	18,891
Income tax	4,958	374	(91)	(283)	4,958

Net income	$14,130	589	(206)	(580)	13,933

Total identifiable assets	$1,402,693	3,212	20,030	(6,898)	1,419,037

	2007

	Bank	CNBM	Intersegment	Total
Net interest income	$42,109	30	(1,163)	40,976
Non-interest income	15,316	1,885	(1,367)	15,834

Total revenues	57,425	1,915	(2,530)	56,810

Provision for loan losses	2,375	-	-	2,375
Operating expenses	36,261	1,270	(234)	37,297

Total expenses	38,636	1,270	(234)	39,672

Income before tax	18,789	645	(2,296)	17,138
Income tax	4,680	252	(252)	4,680

Net income	$14,109	393	(2,044)	12,458

Total identifiable assets	$1,254,935	3,109	(1,695)	1,256,349

	2006

	Bank	CNBM	Intersegment	Total
Net interest income	$40,564	15	(879)	39,700
Non-interest income	13,622	1,641	(1,192)	14,071

Total revenues	54,186	1,656	(2,071)	53,771

Provision for loan losses	1,831	-	-	1,831
Operating expenses	34,796	1,256	(262)	35,790

Total expenses	36,627	1,256	(262)	37,621

Income before tax	17,559	400	(1,809)	16,150
Income tax	4,244	164	(164)	4,244

Net income	$13,315	236	(1,645)	11,906

Total identifiable assets	$1,205,665	5,973	(5,743)	1,205,895

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

(19) Condensed Financial Information - Parent Company Only

The following are the condensed balance sheets, statements of income, and statements of cash flows for Canandaigua National Corporation (in thousands).

Balance Sheets
	December 31,

	2008	2007
Assets:
Cash in subsidiary bank	$14,258	24,053
Cash in other banks	1,860	600
Securities available for sale	2,580	8,166
Investment in Bank	116,124	106,300
Investment in nonbank subsidiaries	15,087	1,828
Other assets	4,133	3,078

Total assets	$154,042	144,025

Liabilities:
Junior subordinated debentures	$51,547	51,547
Other liabilities	2,057	270

Total liabilities	53,604	51,817

Stockholders' Equity	100,438	92,208

Total liabilities and stockholders' equity	$154,042	144,025

Statements of Income
	Years ended December 31,

	2008	2007	2006

Dividends from Bank	$7,200	6,000	2,200
Dividends from nonbank subsidiaries	670	500	-
Other income	670	1,261	980
Loss on write-down of securities available for sale	(700)	-	-
Interest and other expenses	(3,109)	(3,639)	(3,246)

Income (loss) before undistributed income of subsidiaries	4,731	4,122	(66)
Undistributed current year income of subsidiaries	8,622	8,075	11,797

Income before taxes	13,353	12,197	11,731
Income tax benefit	580	261	175

Net income	$13,933	12,458	11,906

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

(19) Condensed Financial Information - Parent Company Only (continued)

Statements of Cash Flow
	Years ended December 31,

	2008	2007	2006
Cash flows from operating activities
Net income	$13,933	12,458	11,906
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation, amortization and accretion	20	154	259
Undistributed current year earnings of subsidiaries	(8,622)	(8,075)	(11,797)
Loss on write-down of securities available for sale	700	-	-
Other	(544)	(383)	(552)

Net cash provided by (used in) operating activities	5,487	4,154	(184)

Cash flows from investing activities:
Purchase of securities available for sale	-	(4,500)	(9,978)
Proceeds from maturities and call of securities available for sale	4,536	13,050	2,101
Acquisition of company	(13,112)	-	-
Purchases of other investments, net	(41)	(66)	(1,064)
Fixed assets purchased, net	(162)	(22)	(1)

Net cash (used in) provided by investing activities	(8,779)	8,462	(8,942)

Cash flows from financing activities:
Repayment of junior subordinated debentures	-	(20,619)	-
Proceeds from junior subordinated debentures	-	20,619	30,928
Payments for treasury stock transactions, net	(1,129)	(1,386)	(2,040)
Tax benefit from stock option exercise	152	246	349
Dividends paid	(4,266)	(3,813)	(3,351)

Net cash (used in) provided by financing activities	(5,243)	(4,953)	25,886

Net (decrease) increase in cash	(8,535)	7,663	16,760
Cash at beginning of year	24,653	16,990	230

Cash at end of year	$16,118	24,653	16,990

(20) Fair Values of Financial Instruments

Current accounting pronouncements require disclosure of the estimated fair value of financial instruments. Fair value is generally defined as the price a willing buyer and a willing seller would exchange for a financial instrument in other than a distressed sale situation. With the exception of certain marketable securities and one-to-four-family residential mortgage loans originated for sale, the Company’s financial instruments are not readily marketable and market prices do not exist. The Company, in attempting to comply with accounting pronouncements, has not attempted to market its financial instruments to potential buyers, if any exist. Since negotiated prices in illiquid markets depend upon the then present motivations of the buyer and seller, it is reasonable to assume that actual sales prices could vary widely from any estimate of fair value made without the benefit of negotiations.  Additionally, changes in market interest rates can dramatically impact the value of financial instruments in a short period of time. Finally, the company expects to retain substantially all assets and liabilities measured at fair value to their maturity or call date.  Accordingly, the fair value measurements are unlikely to represent the instruments’ liquidation values.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

(20) Fair Values of Financial Instruments (continued)

The estimated fair values of the Company's financial instruments are as follows (in thousands):

	December 31, 2008		December 31, 2007

	Carrying	Fair	Carrying	Fair
Financial Assets:	Amount	Value	Amount	Value
Cash and equivalents	$32,670	32,670	40,892	40,892
Securities	$261,149	264,387	269,990	271,188
Loans-net	$1,076,620	1,102,079	910,870	939,119
Mortgage servicing rights	$855	1,597	1,091	2,344

Financial Liabilities:
Deposits:
Demand, savings and
money market accounts	$755,213	755,213	642,173	642,173
Time deposits	$453,694	461,246	418,360	420,162
Borrowings	$25,859	26,102	42,362	42,345
Junior subordinated debentures	$51,547	54,331	51,547	51,684

Other financial instruments:
Interest rate swap agreement	$(1,872)	(1,872)	(99)	(99)
Letters of credit	$(133)	(133)	(149)	(149
Unused lines of credit	$-	-	-	-
Commitments to originate loans	$-	-	-	-

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Equivalents

For these short-term instruments that generally mature 90 days or less, or carry a market rate of interest, the carrying value approximates fair value.

Securities (Available-for-Sale and Held-to-Maturity)

Fair values for securities are determined using independent pricing services and market-participating brokers, or matrix models using observable inputs. The pricing service and brokers use a variety of techniques to arrive at fair value including market maker bids, quotes and pricing models.  Inputs to their pricing models include recent trades, benchmark interest rates, spreads, and actual and projected cash flows. We obtain a single market quote or price estimate for each security.  None of the quotes or estimates is considered a binding quote, as we would only request one if we had the positive intent to sell the securities in the foreseeable future. Internal matrix models are used for non-traded municipal securities.  Our matrix considers observable inputs, such as benchmark interest rates and spreads.

Certain securities’ fair values are determined using unobservable inputs and included pooled trust preferred securities. There is a very limited market and limited demand for pooled trust preferred securities due to imbalances in marketplace liquidity and the uncertainty in evaluating the credit risk in these securities. In determining fair value for these securities, management considered various inputs. We considered fair values from a pricing service derived from inputs from an inactive market. We also considered fair value derived from our own assumptions with data from outside brokerage firms, as to expected cash flows and approximate risk-adjusted discount rates, and we utilized models provided by third parties.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

(20) Fair Values of Financial Instruments (continued)

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by interest type such as floating, adjustable, and fixed-rate loans, and by portfolios such as commercial, mortgage, and consumer.

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

Mortgage Servicing Rights

The Company uses a third party to estimate the fair value of mortgage servicing rights. To estimate the fair value, the third party considers market prices for similar assets and the present value of expected future cash flows associated with the servicing rights calculated using assumptions that market participants would use in estimating future servicing income and expense. Such assumptions include estimates of the cost of servicing loans, loan default rates, an appropriate discount rate, and prepayment speeds.

Deposits

The fair value of demand deposits, savings accounts, and money market accounts is the amount payable on demand at the reporting date. The fair value of fixed maturity time deposits is estimated using a discounted cash flow approach that applies current market rates to a schedule of aggregated expected maturities on time deposits.

Borrowings

The fair value of borrowings is calculated by discounting scheduled cash flows through the borrowings' estimated maturity using current market rates.

Junior Subordinated Debentures

The fair value of the adjustable-rate junior subordinated debentures approximates their face amount, while the fair value of fixed-rate debentures is calculated by discounting scheduled cash flows through the borrowings' estimated maturity using current market rates.

Interest Rate Swap Agreement (Swap)

The fair value of the swap was the amount the Company would have expected to pay to terminate the agreement and was based upon the present value of expected future cash flows using the LIBOR swap curve, the basis for the underlying interest rate.

Other Financial Instruments

The fair values of letters of credit, unused lines of credit and commitments to originate loans approximate the fee charged to make the commitments.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2008, 2007, and 2006

(20) Fair Values of Financial Instruments (continued)

Some of the financial instruments disclosed in the previous table are measured at fair value on a recurring basis The following table presents for each of the fair-value hierarchy levels the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2008, by caption on the Consolidated Balance Sheet (dollars in thousands).

		Models	Models
	Quoted market	with significant	with significant	Total carrying
	prices in active	observable market	unobservable market	value in the
	markets	parameters	parameters	Consolidated
	(Level 1)	(Level 2)	(Level 3)	Balance Sheet
Assets
Securities available-for-sale	$ -	$ 96,161	$ 359	$ 96,520
Total assets	$ -	$ 96,161	$ 359	$ 96,520

Liabilities
Interest rate swap agreement	$ -	$ 1,872	$ -	$ 1,872
Total liabilities	$ -	$ 1,872	$ -	$ 1,872

The following table shows a reconciliation of the beginning and ending balances for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2008 (in thousands).

Securities available for sale, beginning of year	$-
Transfers into Level 3 during the year	1,151
Unrealized loss included in other comprehensive income	(92)
Impairment charges included in earnings	(700)
Securities available for sale, end of year	$359

Certain assets, liabilities and unfunded lending-related commitments are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). For our Company, these include loans held for sale, collateral-dependent impaired loans, other real estate owned, mortgage servicing rights, intangible assets, and commitments.

As of and for the year ended December 31, 2008, the balance and impact of these items were not material with the exception of collateral–dependent impaired loans. The fair values of collateral-dependent impaired loans improved as measured by the change in reserves, which decreased $0.7 million for the year, principally due to the liquidation or charge-off of these impaired loans.