Form 10-K, Exhibit 13
period 2010-12-31
CANANDAIGUA NATIONAL CORP
filed 2011-02-14
CIK 759458

CANANDAIGUA NATIONAL CORPORATION
72 South Main Street
Canandaigua, New York 14424
Phone: 585-394-4260 or
1-800-724-2621
Fax: 585-394-4001
Internet: www.cnbank.com

2010 Annual Report

Table of Contents
Page

Financial Highlights	2
Management's Discussion and Analysis of Financial Condition and Results of Operations	3
Our Common Stock	24
Management's Report on the Effectiveness of Internal Controls over Financial Reporting	26
Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting	27
Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements	28
Consolidated Balance Sheets	29
Consolidated Statements of Income	30
Consolidated Statements of Stockholders' Equity	31
Consolidated Statements of Cash Flows	32
Notes to Consolidated Financial Statements	33

Annual Meeting:

The Annual Meeting of Shareholders of Canandaigua National Corporation (the Company) will be held at the Main Office of The Canandaigua National Bank and Trust Company, 72 South Main Street, Canandaigua, NY, 14424, April 13, 2011, at 1:00 p.m.

Form 10-K:

Copies of the Company’s Form 10-K Annual Report and the Company’s Code of Conduct are available without charge to shareholders upon written request to: Robert G. Sheridan, Secretary, 72 South Main Street, Canandaigua, New York 14424. Copies are also available at the website of the Securities and Exchange Commission (www.sec.gov) and by link from the website of the Company’s subsidiary The Canandaigua National Bank and Trust Company (www.cnbank.com/your_bank/cnc_financials).

Forward-Looking Statements

This report, including information incorporated by reference, contains, and future filings by Canandaigua National Corporation on Forms 10-K, 10-Q and 8-K and future oral and written statements, press releases, and letters to shareholders by Canandaigua National Corporation and its management may contain, certain "forward-looking statements" intended to qualify for the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. When used or incorporated by reference in the Company's disclosures and documents, the words "anticipate," "believe," "contemplate," "estimate," "expect," "foresee," "project," "target," "goal," "budget" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act. Such forward-looking statements are subject to certain risks discussed within this document and the Company’s most recent Annual Report on Form 10-K. These forward-looking statements are based on currently available financial, economic, and competitive data and management's views and assumptions regarding future events. These forward-looking statements are inherently uncertain, so should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected, projected, targeted, or budgeted. Certain matters which management has identified, which may cause material variations are noted elsewhere herein and in the Company’s other publicly filed reports. These forward-looking statements speak only as of the date of the document. We expressly disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein.  We caution readers not to place undue reliance on any of these forward-looking statements.

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

Financial Highlights
(Dollars in thousands except per share data)

		%
	2010	Change	2009	2008	2007	2006
Income Statement Information:
Net interest income	$61,141	12.5%	54,374	47,485	40,976	39,700
Provision for loan losses	6,150	41.5%	4,345	3,805	2,375	1,831
Other income	26,721	7.9%	24,770	22,454	15,834	14,071
Operating expenses	57,851	6.7%	54,204	47,243	37,297	35,790
Income taxes	6,205	14.9%	5,401	4,958	4,680	4,244
Net income	17,656	16.2%	15,194	13,933	12,458	11,906

Balance Sheet Data:
Total investments(1)	$272,336	(3.0)%	280,797	261,149	269,990	252,824
Total loans, net	1,189,221	3.8%	1,145,707	1,076,620	910,870	844,656
Total assets	1,661,504	6.1%	1,566,000	1,419,037	1,256,349	1,205,895
Total deposits	1,473,330	6.9%	1,377,697	1,228,907	1,060,533	1,059,348
Total borrowings(2)	51,877	(15.5)%	61,388	77,406	93,909	52,226
Total stockholders' equity	123,794	10.8%	111,735	100,438	92,208	83,559
Average assets	1,627,113	6.0%	1,535,224	1,329,056	1,229,664	1,123,515
Average stockholders' equity	116,696	12.0%	104,196	95,004	85,962	77,839

Assets Under Administration:(3)
Book value (cost basis)	$1,658,111	4.2%	1,591,943	1,573,960	1,034,737	900,709
Market value	1,830,549	10.8%	1,651,777	1,450,021	1,193,068	1,078,669

Per Share Data:
Net income, basic	$37.41	16.1%	32.23	29.44	26.16	24.89
Net income, diluted	$36.80	16.1%	31.70	28.94	25.65	24.30
Cash dividends	$10.85	9.6%	9.90	9.00	8.00	7.00
Book value	$262.17	10.5%	237.31	212.86	194.42	175.32
Closing stock price(4)	$383.38	17.2%	327.12	315.91	324.66	340.18
Weighted average shares - diluted	479,798	0.1%	479,378	481,511	485,718	489,886

Other ratios:
Return on average assets	1.09%	10.1%	0.99%	1.05%	1.01%	1.06%
Return on average equity	15.13%	3.8%	14.58%	14.67%	14.49%	15.30%
Return on beginning equity	15.80%	4.4%	15.13%	15.11%	14.91%	15.56%
Dividend payout	29.48%	(5.6)%	31.23%	31.10%	31.19%	28.81%
Average equity to average assets	7.17%	3.9%	6.90%	7.15%	6.99%	6.93%
Net interest margin	4.26%	3.9%	4.10%	4.10%	3.77%	3.97%
Efficiency(5)	64.71%	3.6%	67.14%	66.04%	65.34%	66.48%

Employees (year end):
Actual	481	4.8%	459	430	386	378
Full-time equivalent	407	7.4%	379	363	331	324

(1) Includes the Company's investment in Federal Reserve Bank stock and Federal Home Loan Bank stock.
(2) Includes junior subordinated debentures.

(3)   These assets are held in a fiduciary or agency capacity for clients and are not included in our balance sheet. Beginning in 2008, the figures include our subsidiary Genesee Valley Trust’s assets under administration.

(4)   For the respective year, price is based upon last sealed-bid auction administered by the Bank’s Trust Department. Due to the limited number of transactions, the prices may not be indicative of the actual market value of the Company's stock or prices on OTC.BB.

(5) Operating expenses, exclusive of intangible amortization, divided by total revenues. Reduction is favorable.

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

•

The cost of compliance with governmental regulations, particularly as a result of passage of The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Financial Reform Act”)

•

The impact of technological changes;

•

The development of new products, their competitiveness, and their acceptance by customers;

•

Changes in commercial and consumer spending and saving habits;

•

Changes in demographics within the Company's market area;

•

The commission of fraud by customers and non-customers against the Company; and

•

Our success in managing these risks.

OVERVIEW

     Mr. Hamlin's message to shareholders in this Annual Report provides a further overview of the Company's 2010 results.  He includes a discussion of the economy, the banking industry, the regulatory environment, and their impact on the Company.

     Of great significance was the Board of Directors October 13, 2010 selection of Frank H. Hamlin, III as the Company’s President and future Chief Executive Officer. Frank Hamlin will assume these responsibilities in two phases:

FIRST Phase: Effective January 1, 2011 the roles of George W. Hamlin, IV and Daniel P. Fuller, Chairman of the Board were shifted.  George Hamlin vacated the role of President and retained the role of CEO for the transition period. George Hamlin assumed the role of Chairman of the Board.  Frank Hamlin serves as President for the transition.  Daniel Fuller assumed the role of the newly created position of Vice-Chairman of The Board.

SECOND Phase: Effective some time after January, 1, 2012, but on or before March 31, 2013, Frank Hamlin will become President & CEO.  Subject to their re-election by shareholders, George Hamlin and Daniel Fuller will remain as Chairman and Vice-Chairman.

     Financially, for the year ended December 31, 2010, we reported net income of $17.7 million compared to $15.2 million for the year ended December 31, 2009, and $13.9 million for the year ended December 31, 2008.  Diluted earnings per share for each of these years were $36.80, $31.70, and $28.94, respectively.  The major components of these results, which include net interest income, provision for loan losses, other income, operating expenses, and income taxes, are discussed below.

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

     As we entered 2010, we believed our local economy was recovering well, and the national economy was showing signs of improved performance.  Accordingly, we believed general market interest rates would reflect these improving conditions and begin to rise after the first half of the year with the target fed funds rate approaching 1.00% by year’s end.  We also believed the yield curve would begin to flatten out (lower spread between short and long term interest rates). The occurrence of both of these would lead to reductions in our net interest margin and interest rate spread.  However, notwithstanding these reductions, we expected to continue to grow the balance sheet, but at a lower rate than in the most recent years.  Thus, even with shrinkage in margin and spread, the volume growth would lead to higher overall revenues in the form of net interest.

     Our predictions of an improving economy were accurate.  However these improvements were sporadic throughout the year both in their timing, and in their achievement across industries and economic sectors.  Lacking steady, across-the-board improvements, the FOMC kept the fed funds rate historically low at its target range of 0.00% to 0.25% (one quarter of one percent).  Without an expected rate increase, the yield curve also remained historically steep.  As a result, rather than net interest margin and spread compression, we experienced the opposite, continuing the trend of 2009.  Total net interest income on a taxable equivalent basis increased over 11% from 2009 due to both loan volume growth and interest spread improvement.  Net interest margin improved 16 basis points year-over-year to 4.26%. The interest rate spread improved 20 basis points to 4.09% mainly due to the more rapid lowering of deposit rates throughout the year compared to slower declines in asset yields.

     For 2010, tax-equivalent net interest income grew $6.6 million or 11.3%.  Contributing to this increase was a $101.5 million (7.2%) increase in average earning assets, and a $66.0 million (5.3%) increase in average interest-bearing liabilities. During the year, the tax-equivalent yield on earning assets fell 30 basis points to 5.26%, while the cost of interest-bearing liabilities fell an even greater 50 basis points to 1.17%. The combination of these reductions led to a 20 basis point improvement in net interest spread (the difference between rates earned and rates paid).  Net interest margin (net interest income divided by average earning assets, or balance sheet profit margin) grew to 4.26% from 4.10%.  The two following tables analyze the components of net interest income.

     In 2009, tax-equivalent net interest income grew $7.3 million or 14.2%.  Contributing to this increase was a $179.4 million (14.5%) increase in average earning assets, and a $184.2 million (17.2%) increase in average interest-bearing liabilities. During the year, the tax-equivalent yield on earning assets fell 65 basis points to 5.56%, while the cost of interest-bearing liabilities fell an even greater 79 basis points to 1.67%. The combination of these reductions led to a 14 basis point improvement in net interest spread (the difference between rates earned and rates paid).  Net interest margin (net interest income divided by average earning assets, or balance sheet profit margin) remained unchanged at 4.10%.  The two following tables analyze the components of net interest income.

     The following table provides additional details of net interest income and shows average balances, tax-equivalent interest earned or paid, and average rates for the years ended December 31, 2010, 2009, and 2008.  Taxable securities include the Company's required investments in Federal Reserve Bank Stock and Federal Home Loan Bank Stock. The mark-to-market adjustments on securities available for sale are included in non-interest-earning assets. Nonaccrual loans are included in the average balances of loans.   Non-interest-bearing demand deposit accounts are included in non-interest-bearing liabilities. Borrowings include junior subordinated debentures. Tax-exempt interest includes a tax equivalency adjustment of $3,646,000 in 2010, $3,811,000 in 2009, and $3,447,000 in 2008.  A marginal federal income tax rate of 35% was applied in each year. Interest on loans includes a deduction for net deferred loan costs of $2,043,000 in 2010, $1,885,000 in 2009, and $1,812,000 in 2008 (dollars in thousands).

Average Balances and Interest for the Years Ended December 31,

		2010			2009			2008
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest-earning assets:
Interest-bearing deposits
with others	$1,104	$36	3.23%	$1,457	$58	3.95%	$2,232	$101	4.53%
Federal funds sold	87,203	207	0.24	49,254	118	0.24	7,677	219	2.85
Securities:
Taxable	48,373	1,547	3.20	30,190	1,286	4.26	45,182	2,277	5.04
Tax-exempt	224,272	10,750	4.79	235,300	11,418	4.85	208,833	10,542	5.05
Loans, net	1,161,172	67,571	5.82	1,104,422	66,107	5.99	977,332	63,934	6.54
Total interest-earning
assets	1,522,124	80,111	5.26	1,420,623	78,987	5.56	1,241,256	77,073	6.21
Non-interest-earning
assets	104,989			114,601			87,800
Total assets	$1,627,113			$1,535,224			$1,329,056

Liabilities and
Stockholders' Equity
Interest-bearing liabilities:
Interest-bearing demand	$139,158	255	0.18%	$121,357	270	0.22%	$108,386	269	0.25%
Savings and money
market	636,590	2,319	0.36	564,923	3,291	0.58	448,166	6,527	1.46
Time deposits	476,486	9,539	2.00	490,632	13,682	2.79	420,081	15,258	3.63
Borrowings	57,256	3,212	5.61	66,565	3,559	5.35	84,479	4,087	4.84
Total interest-bearing
liabilities	1,309,490	15,325	1.17	1,243,477	20,802	1.67	1,061,112	26,141	2.46
Non-interest-bearing
deposits	187,957			173,042			162,169
Other non-interest-bearing
liabilities	12,970			14,509			10,771
Stockholders' equity	116,696			104,196			95,004
Total liabilities and
stockholders' equity	$1,627,113			$1,535,224			$1,329,056

Interest rate spread			4.09%			3.89%			3.75%
Net interest margin		64,786	4.26%		$58,185	4.10%		$50,932	4.10%

     The rate/volume analysis below is meant to show separately the relative contribution that changes in rates and in volume (balances) have on total tax-equivalent net interest income year over year.  By looking at these components separately, we can identify the sources from which revenue growth arises - changes in balances or changes in rates.  Because each component requires different management techniques, for example: customer demand in the case of balances, and market interest rate changes in the case of rates, separating them gives us a clearer view for analyzing our results.  In deriving the information, volume changes are computed by multiplying the balance difference by the prior year's rate.  Rate changes are computed by multiplying the rate difference by the prior year's balance.  The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the dollar amounts of the change in each.

	2010 compared to 2009			2009 compared to 2008
	Increase/(decrease)			Increase/(decrease)
	Due to change in			Due to change in
	Volume	Rate	Total	Volume	Rate	Total
Interest-earning assets:
Interest-bearing deposits with others	$(13)	(9)	(22)	$(32)	(11)	(43)
Federal funds sold	90	(1)	89	257	(358)	(101)
Securities, taxable	638	(377)	261	(676)	(315)	(991)
Securities, tax-exempt	(530)	(138)	(668)	1,296	(420)	876
Loans, net	3,337	(1,873)	1,464	7,886	(5,713)	2,173
Total	3,522	(2,398)	1,124	8,731	(6,817)	1,914

Interest-bearing liabilities:
Interest-bearing demand	36	(51)	(15)	30	(29)	1
Savings and money market	378	(1,350)	(972)	1,392	(4,628)	(3,236)
Time deposits	(384)	(3,759)	(4,143)	2,313	(3,889)	(1,576)
Borrowings	(516)	169	(347)	(928)	400	(528)
Total	(486)	(4,991)	(5,477)	2,807	(8,146)	(5,339)

Net change	$4,008	2,593	6,601	$5,924	1,329	7,253

     We believe our local economy continues to show signs of recovery.  By almost all measures but employment, the national economy is also improving.  However, with slow growth, high unemployment, and little prospect for significant inflation, the FOMC has signaled its willingness to maintain short-term interest rates at historically low levels.  Furthermore, its second round of quantitative easing, announced last fall, is expected to keep long-term interest rates low for the foreseeable future. Accordingly, as we move through 2011, we believe general market rates will reflect improving conditions, but not begin to rise until the fourth quarter at the earliest. As rates begin to rise we expect the yield curve will flatten out (lower spread between short and long term interest rates). The occurrence of both of these will lead to reductions in our net interest margin and interest rate spread.  However, notwithstanding these reductions, we expect to continue to modestly grow the balance sheet.  Thus, even with shrinkage in margin and spread, the volume growth will lead to higher overall revenues in the form of net interest income.

Provision for Loan Losses

     The provision for loan losses (a charge to earnings) in each period is a result of our judgment about the credit quality of the Company's assets.  We present a detailed discussion and analysis in a following section entitled "Loan Loss Experience and Allowance for Loan Losses."

Other Income

     Other income accounts for approximately 30% of total revenue.  It is composed mainly of revenues from: (a) service charges on deposit accounts, (b) fees for trust and investment services, and (c) net revenues from mortgage banking.  For the year ended December 31, 2010, other income increased $2.0 million or 7.9% from 2009, and for the year ended December 31, 2009, it increased $2.3 million or 10.3% from 2008.

     Service charges on deposit accounts increased 18.9% in 2010 from 2009, attributable to increased revenues for electronic transaction services (debit card and payment processing), and the full year impact of our Courtesy Limit service, which was initiated in the fourth quarter of 2009.  Service charges on deposit accounts increased 3.5% in 2009 from 2008, attributable to increased revenues for electronic transaction services (debit card and payment processing) and our Courtesy Limit service.  A consequence of the passage of Financial Reform Act is the potential negative impact on debit card interchange income.  The so-called “Durbin Amendment” requires the Federal Reserve Board to adopt regulations limiting interchange fees that can be charged in an electronic debit card transaction to the “reasonable and proportionate” costs related to the incremental cost of the transaction. Banks under $10 billion in assets are exempt, which would include the Company.  However, the Company contracts with large debit card processors with which we have relatively weak bargaining power.  It is possible these processors, as a result of the Act, will earn lower revenues, leaving less revenue per transaction for the Company from this $3.0 million per year revenue source.  The Federal Reserve Board has until July 2011 to complete its regulations, so the ultimate timing and extent of impact to the Company is unknown.

     Trust and investment services income is earned based upon the fair value of assets under our administration.  Income is further dependent upon the services we provide (managed or custodial) and the mix of assets underlying the accounts - stock, bonds, and money markets.  This income increased in 2010 by $0.9 million or 9.2% from 2009, and decreased in 2009 by $0.6 million or 6.0% from 2008. For 2010, the increase in revenue was a result of an increase in the underlying fair value of assets under administration (see table below), because of sales to new customers and improved conditions in the stock market in general.  For 2009 the decline in revenue was a result of a decline in the underlying fair value of assets under administration, because of poor returns in the stock market for most of the year.  During 2009, however, we continued to increase sales to clients, which were reflected in the book value (clients’ cost basis) of assets under administration. By year’s end, the fair value of assets under administration increased significantly resulting from better stock market performance.  The table below presents information about period-end actual and average balances of assets under administration and the related income for the respective years (dollars in thousands).

	2010	2009	2008

Book value of assets under administration (period end)	$1,658,111	1,591,943	1,573,960

Fair value of assets under administration (period end)	$1,830,549	1,651,777	1,450,021

Fair value of assets under administration (average)	$1,685,694	1,500,041	1,616,852

Trust and investment income	$10,984	10,056	10,696

     For 2011, we expect total revenue to increase about 12% over 2010, assuming the markets continue their upward trends and we gain new customer accounts. However, should the markets fall as they did in the first quarter of 2009, total revenues would likely be close to 2010’s.

     In our 2006 Annual Report we discussed our opportunity to expand our services by opening an out-of-state office.  In early 2009, we applied to the Office of the Comptroller of the Currency to form a wholly owned limited-service trust bank subsidiary of the Company with legal situs in the State of Florida.  We received regulatory approval and opened the office on July 10, 2009 in Sarasota, Florida.  To counteract the adverse tax structure in New York State and allow clients to take advantage of potentially significant tax savings from establishing trusts in jurisdictions with laws favorable to the tax positions of clients, financial advisors are encouraging many of their clients to establish or change New York situs trust agreements: (1) to appoint non-New York State domiciliary trustees; or (2) to establish new trust agreements with a non-New York situs and a non-New York State domiciliary trustee.  In many instances, financial advisors are also recommending that clients establish personal residency in another more tax-favorable jurisdiction.  The potential tax advantages are derived from: (1) the ability to have income retained in a trust and capital gains realized in the trust be exempt from taxation in New York as a result of the provisions of the New York State Tax law; (2) the ability to avoid the New York State Estate Tax which was de-coupled from the Federal Estate Tax following the passage of the Economic Growth And Tax Relief Reconciliation Act of 2001; and, (3) the abolition or significant relaxation of the Rule Against Perpetuities by many states, other than New York, which permits the establishment of "dynasty trusts."  We have a number of clients who reside in Florida for substantial parts of the year, many of whom have established Florida residency, and these clients will be benefited by our actions.  By year’s end 2009 the Sarasota office had just begun accepting customer assets.  For the 2010 year, we finished with $17.9 million in assets under administration, and by year-end 2011 we expect to finish with approximately $32 million in assets under administration.  Since the office is in its start-up phase, we expect it to generate modest operating losses for the foreseeable future, and is not likely to become profitable until it reaches approximately $100 million in assets under administration.

     Mortgage banking income is our third most important source of other income and is comprised of the net gain on sale of mortgage loans and loan servicing income.  Our residential mortgage originations are handled through our wholly owned subsidiary, CNB Mortgage Company (CNB Mortgage), where its results are primarily reflected in the net gain on sale of mortgage loans.  Due mostly to changes in the volume of loans closed each year the line item fell 21.5% in 2010 after increasing 375.6% in 2009 and 4.6% in 2008.

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

     The revenue generated by CNB Mortgage is dependent upon the volume of loans originated.  This volume is composed of purchase money loans (loans to purchase a property) and refinance loans (loans that change the terms of an already existing loan).  CNB Mortgage generally must originate approximately $130 million annually to break even based on its current operating expense structure. This breakeven volume has increased significantly from $95 million in prior years due to the impact of increasing costs required as a result of regulatory changes, particularly enhanced disclosure requirements, appraisal requirements, and underwriting costs.  During years without a refinance boom, the Company is more dependent upon purchase money mortgages.  Refinance activity in 2010, while very strong, was much lower than in 2009 when mortgage interest rates fell by a relatively large percentage.  During 2009, continuing from 2008, there was heavy refinance activity and the exiting of many mortgage lending market participants, particularly mortgage brokers.  Total mortgage originations peaked for us in the second quarter of 2010 as they did in the second quarter of 2009 and slowed progressively through the fourth quarter of each year.  Late in the fourth quarter of 2010 we encountered a pick-up in refinance loan applications, but with an increase in mortgage rates later in December not all borrowers are likely to bring their loans to closing in 2011.  For the coming year we anticipate mortgage originations in the $185 million range. Of our originations, some are retained in the Bank’s portfolio.  The amount of loans retained is dependent upon the rates and terms of the mortgages.  Generally, the Bank retains loans with interest rates of 5.00% or above and with maturities or call dates of ten years or less.  Because of the low interest rate environment, fewer loans were retained in portfolio than in recent years. For the years ended December 31, 2010, 2009 and 2008, CNB Mortgage originated and sold the following types of loans (dollars in thousands):

	2010	2009	2008

Purchase money mortgages	$140,764	129,982	92,246
Refinance mortgages	114,012	193,516	55,340
Total mortgage originations	$254,776	323,498	147,586
Of which:
Sold to third parties	$203,582	268,203	73,426
Sold to (retained by) the Bank	$51,194	55,295	74,160
Percentage of total sold to Bank	20.1%	17.1%	50.2%

     Net loan servicing income grew by 50% in 2010. This income source is composed primarily of service fees earned on loans sold to Freddie Mac but serviced by us, service fees we earn on commercial loan participations, and reduced by amortization of loan servicing rights.  (We discuss loan servicing rights in greater detail in Note 6 to the Consolidated Financial Statements. Residential loans sold to Freddie Mac and commercial loan participations are not included in the consolidated balance sheet.) Net loan servicing income grew by 50% in 2010 when compared to 2009 due to higher underlying serviced loan balances and lower amortization expense for loan servicing assets.  Amortization expense was higher in 2009 as heavy refinance activity reduced serviced loans and the related underlying servicing asset. Although serviced loans increased in 2009 from 2008, the 2009 income increased only modestly as most of the increased balance occurred late in the year, and amortization expense was higher due to rapid paydowns experienced with high refinance activity.  We expect loans serviced for Freddie Mac to increase further in 2011 as long as 30-year fixed-rate mortgages stay at or below 5%.  Given our outlook for commercial loan demand we also expect participation loans to increase in the coming year.  As a result of both of these factors net loan servicing income will increase.   At each of the three years ended December 31, 2010, 2009, and 2008, we were servicing the following types of loans (dollars in thousands):

	2010	2009	2008

Residential mortgages (sold to Freddie Mac)	$435,220	385,742	265,885
Commercial loans and mortgages (participations sold)	116,111	128,107	97,390
Total loans serviced for others	$551,331	513,849	363,275

The Company’s contract to sell loans to FHLMC and to the Federal Housing Administration (FHA) via third-parties contain certain representations and warranties that if not met by the Company would require the repurchase of such loans.  The Company has not historically nor currently been subject to a material volume of repurchases.

     In each of the years 2010, 2009, and 2008, we recorded write-downs on a collateralized debt obligation (CDO) security, which accounted for most of the net losses on securities in these years. In the third quarter of 2010 we recorded a $40 thousand write-down on the security, while in the second quarter of 2009 we recorded a $0.1 million write-down, and in the second quarter of 2008 we recorded a $0.7 million write-down. Net of this write-down, we hold approximately $0.3 million of these securities with an original cost basis of $1.2 million, representing less than one-quarter of one percent of our total securities.  These securities are backed by debt obligations of a number of banks across the country. Because of continued illiquidity in the market for these types of securities, and fears of continuing bank failures, the fair value of these securities had fallen sharply.  Cash receipts on the written-down security were past due. Additionally, the collateral underlying this CDO has diminished due to debt defaults and interest deferrals of some of the banks.  We analyzed the expected underlying cash flows and the ability of the collateral to produce sufficient cash flows to support future principal and interest payments.  Our analyses indicated these cash flows would be insufficient and accordingly, we wrote down this CDO by a cumulative total of $0.9 million on this $1.0 million security. No additional impairment charges were needed at December 31, 2010.  If additional bank defaults or interest deferrals occur, further write-downs could be necessary if they result in a decline in projected cash flows.  However, the maximum future write-down would not exceed its carrying value of less than $0.2 million.

     All remaining sources of other income fell $0.3 million in 2010 from 2009 and fell $0.3 million in 2009 from 2008.  Income in 2010 fell mostly due to lower income from our investments in Small Business Investment Companies. The decrease in 2009 was principally due to a $0.3 million insurance recovery and a $0.2 million multi-year contract settlement with a vendor in 2008, somewhat offset by $0.4 million in revenues earned on foreclosed properties. We expect 2011’s other income to be significantly higher than 2010’s due mostly to income from our investment in Cephas Capital Partners, which in liquidating its investments, has recently recognized significant gains.  Conversely, we expect lower income from foreclosed properties as these will decline upon their sale.

Operating Expenses

     In 2010, operating expenses increased $3.6 million or 6.7% over 2009, and in 2009 increased $7.0 million or 14.7% over 2008.  With the exception of certain unusually large expenses, most year-over-year increases were reflective of continued growth in our operations and expansion in Monroe County and Florida.  As a service company we continue to see the largest dollar increase in any category was in salaries and employee benefits and was attributable to increased staffing and raises for incumbent employees.  For 2011, we expect further increases in total operating expenses due to our franchise growth, including the impact of the opening of our new full-service banking office at Jackson-Ridge in Webster, New York.

     Substantially all of the increase in salaries in the past two years has been due to wage increases and new staff, and we expect a similar increase in 2011.  Of the benefit costs increases in 2010, $0.8 million was due to higher accruals for stock-based compensation driven by a combination of a higher stock price and lower long-term interest rates.  Benefit costs were higher in 2009 compared to 2008 mostly due to the $0.8 million in retirement benefits accrued for the President of GVT who retired in June 2009.

     Occupancy expenses increased $0.6 million (10.3%) in 2010 over 2009, and increased $0.3 million (4.9%) in 2009 over 2008.  For these years rent expense associated with our new offices – Alex-Park and Henrietta, New York and Sarasota, Florida-- along with rent increases and additional rent expense resulting from our branch sale-leaseback transaction in June 2008, were the largest contributor to the increases.  (Please also see Notes 5 and 15 to the Consolidated Financial Statements.) Occupancy expenses can also fluctuate depending upon growth in the Company and the timing and nature of capital expenditures and cosmetic renovations.  General growth in the Company’s operations will result in higher occupancy expenses due to greater purchases, year-over-year cost increases due to inflation and more rentable square footage.  However, the timing of purchases and the age of equipment will impact depreciation expense, which will diminish after the depreciation period expires, even if the equipment is still being used.  In 2011, we will see higher occupancy expenses due to the full-year impact of the new offices along with depreciation and renovation costs associated with physical improvement investments in our facilities and related equipment.

     Technology and data processing expenses increased $0.3 million or 9.2% in 2010 over 2009, and decreased slightly in 2009 from 2008.  The 2010 increase was due to higher software maintenance costs and software amortization, which have increased due to the impact of recent systems upgrades associated with franchise growth and technology improvements. In 2011 and forward we do expect expenses to increase in these categories reflecting the Company’s growth.

     The largest components of professional services are contract costs, with the largest contract costs being subadvisor investment fees incurred by GVT.  Because these fees are tied to the underlying market value of assets under administration, they will fluctuate from year to year.  In 2010 these fees increased about $0.1 million to $0.8 million while in 2009 these fees declined $0.4 from 2008.  We also incurred approximately $0.4 million in 2010 related to the final payment to consultants for work on profitability enhancement for specific products.  For 2011 we expect this category to rise more slowly, with an increase associated with improvements in the market value of GVT’s managed assets, offset by lower fees to consultants.

     Marketing (advertising and promotion) and public relations (contributions and entertainment) expenses increased $0.3 million year-over-year in both 2010 and 2009 with most due to advertising and promoting our new offices.  In general, though, as with occupancy expenses, some underlying expenses continue to grow with overall Company growth and inflation, while others fall due to the timing of expenditures. Included in public relations expenses are our contributions to community organizations which amounted to $303,000, $270,000, and $248,000 for 2010, 2009 and 2008, respectively. We expect marketing and public relations expenses will show an increase in 2011 similar to 2010 due to overall franchise growth and increased advertising.

     Office-related expenses were relatively flat during these recent years and approximate $1.5 million annually.  Despite growth in customers, staff and physical locations we have been able to manage these costs through continuing investment in cost-saving technology, including electronic communications. Despite these process improvements, for 2011 it is expected  that these expenses will increase much more in 2011 with higher investments in brochure-ware and related postage and possible postage increases.

     Intangible amortization expense approximates $1.0 million each year and relates to recent years’ investment management businesses acquisitions. The expense will fall about $0.1 million each year for the next few years.

     Expenses associated with operating other real estate were $1.3 million in 2010 and $1.2 million in 2009 having increased over $1.0 million from 2008.  This increase is almost entirely associated with our acquisition of nearly 60 rental properties from a commercial borrower through foreclosure in the first quarter of 2009.  We have been successful during the year in selling some of these properties, and expect to sell more in 2011.  Operating expenses for managing these and the handful of other properties fell $0.3 million from 2009 to 2010.  However, this decrease was offset by a $0.3 million valuation writedown for these properties in the fourth quarter of 2010.  We reviewed the carrying value of the properties and determined their fair value had fallen due to current market conditions.  We continue to market these properties with a goal to liquidate a substantial number of them in 2011 whether on a property-by-property basis or bulk sale.  Associated operating expenses will be directly impacted by the timing and number of properties sold.

     FDIC insurance expenses fell $0.4 million in 2010 to $2.2 million after having tripled from 2008 to 2009 when it included a special $0.7 million assessment paid in the second quarter of 2009.  At the end of 2009, and as discussed elsewhere, we prepaid thirteen quarters of insurance premiums.  Over the past three years the FDIC has raised insurance premiums to cover substantial losses incurred by its insurance fund due to actual and anticipated bank failures.  In October 2010, the FDIC announced that it will extend the period to reach its maximum reserve levels, and combined with lower loss projections, has eliminated the three (3) basis point premium increase scheduled for 2011.  This should save us approximately $0.4 million annually compared to our original expectations.  However, with our continued growth, and FDIC coverage expanded to accounts up to $250,000, premium expenses of the Bank will likely remain high (near $2.0 million) for several years.

     All other operating expenses grew about $0.4 million in 2010 and $0.8 million during 2009.  The increases were driven by overall franchise growth and inflation.  For 2011, we expect to see a similar level of expense growth.

Income Taxes

     Our effective income tax rate was approximately 26.0%, 26.2% and, 26.2% in each of the past three years, respectively.  These effective rates differ substantially from our marginal rate of about 39%, mainly due to our significant non-taxable interest income from state and municipal obligations. A full detail of these amounts can be found in Note 10 to the Consolidated Financial Statements. We anticipate our 2011 effective tax rate will be in the 26% to 28% range and is mostly dependent upon the amount of non-taxable interest income we earn in proportion to taxable income, as well as the fiscal policy of New York State and the U.S. Government.

FINANCIAL CONDITION

     As of December 31, 2010, total assets of the Company were $1,661.5 million, up $96 million or 6.1% from $1,566.0 million at year-end 2009. About half of the asset increase occurred in the loan portfolio and the other half came from growth in federal funds sold offset by investments and cash declines. Asset increases were funded by deposit inflows, continuing a multi-year trend as customers sought the safety and convenience of community banks.

     Cash and due from banks, including interest-bearing accounts, fell $12.0 million to $25.8 million, principally due to lower balances in the course of collection through the Federal Reserve Bank of New York.  While this balance can fluctuate from day to day, depending upon customer transactions, we expect it to range between $25 million and $40 million on average.  While endeavoring to maintain a sufficient supply of cash for our customers' needs, we also strive to minimize the amount of physical cash on hand, since this is a non-interest earning asset.

     Federal funds sold were $112.4 million at year end 2010, up from $40.4 million at year end 2009. These balances generally reflect liquidity (cash) not invested in securities or loans.  These balances are managed on a daily basis by representatives of our Asset / Liability Management Committee (ALCO).  This liquidity is used to manage daily cash inflows and outflows from deposits and loans.  Our target for federal funds sold balances is a minimum of $5 million to $20 million, but day-to-day balances will fluctuate.  During 2010, we averaged about $87.2 million, compared to $49.3 million in 2009.  This exceeded our target in both years as local demand for loans was lower than the amount at which deposits were increasing, and a reasonable supply of liquid securities providing sufficient yields were not available for purchase.  For 2011, we expect federal funds sold balances to fall from their current level, but exceed our target for similar reasons as we experienced in 2010.

     Net premises and equipment increased $2.3 million in 2010 primarily due to costs of our new banking branch, renovations to existing offices, and purchases of new equipment.  During each of the past few years, we have annually invested approximately $2.0 million to $3.0 million in premises and equipment, mostly for office improvements and technology upgrades. In 2010, we invested nearly $4.4 million, which included a new office in Webster, NY as well as renovations to our Main Office and Basin Park complexes. Other than our next banking office in Greece, NY, we have no firm commitments for capital investments, but we do anticipate investing up to $5.0 million in 2011, of which approximately $3.0 million will again be used for existing facility renovations and equipment replacements and the remainder for computer hardware purchases. These investments have been, and will be, funded from current operating cash flow.

     Prepaid FDIC assessment declined $2.5 million due to credits posted for the past four quarters’ assessments. At December 31, 2010, this balance was $5.1 million compared to $7.7 million at December 31, 2009. In the fall of 2009, the FDIC proposed and approved a requirement that insured institutions prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012 (thirteen quarterly periods). The prepaid assessment for these periods was collected on December 30, 2009, along with our regular quarterly risk-based deposit insurance assessment for the third quarter of 2009 amounting to approximately $0.5 million. For the fourth quarter of 2009 and for all of 2010, the prepaid assessment rate was based on the Bank’s total base assessment rate for the third quarter of 2009. The prepaid assessment rate for 2011 and 2012 was equal to the Bank’s modified third quarter 2009 total base assessment rate plus three (3) basis points. Each institution’s prepaid assessment base, including ours, was calculated using our third quarter 2009 assessment base, adjusted quarterly for an estimated five (5) percent annual growth rate in the assessment base through the end of 2012. We recorded the entire amount of this prepaid assessment as a prepaid expense (asset) as of December 31, 2009. As of year-end 2009, and each quarter thereafter, we will record an expense (charge to earnings) for our regular quarterly assessment for the quarter and an offsetting credit to the prepaid assessment until the asset is exhausted. If the prepaid assessment is not exhausted by December 30, 2014, any remaining amount will be returned to the Bank. We believe it is unlikely there will be a refund to our Bank, and our actual costs are likely to be higher than the prepaid amount for two important reasons: (1) The prepaid assessment only reflects the base assessment. It excludes The Financing Corporation (FICO) bond interest payments which approximate $150,000 per year. These bonds were issued in the late 1980’s by the federal government as part of the Savings and Loan industry bailout. (2) The growth rate used by the FDIC is 5% per annum.  Our deposits have generally been growing at a faster rate. As discussed above in “Operating Expenses” the FDIC made changes to its assessment formula in October 2010, which should result in lower expenses compared to our original estimates.

     Other assets increased $2.6 million by year-end 2010 to $21.3 million. The increase was associated with an increase in other real estate owned, as more fully discussed in the “Loans” section below, mortgage servicing rights, which are more fully described in Note 6 of the 2010 Consolidated Financial Statements and Deferred Taxes, which are more fully described in Note 10.

A more detailed discussion of the Company's principal interest-earning assets (securities and loans), and interest-bearing liabilities (deposits and borrowings), follows.

Securities Portfolio

     We maintain our portfolio of (investment) securities mostly in U.S. Treasury, U.S. government sponsored enterprise obligations, and municipal obligations. We invest in securities with short to intermediate average maturities in order to better match the interest rate sensitivities of our assets and liabilities. You can find more information about the carrying value of our securities in Note 3 to the Consolidated Financial Statements.

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

     During 2010, total investment securities fell $8.2 million by year end. Throughout most of the year we experienced a high volume of security calls (i.e., issuers repaid debt obligations before their stated maturities).   The low interest rate environment has made it beneficial for issuers to call outstanding higher cost debt and replace with lower cost debt.  Conversely, with these investments called, we are finding fewer investments with attractive terms (rate, maturity, credit quality) in which to invest. Accordingly, we purchased fewer investments during the year than had matured and called.   For 2011 we expect security calls to slow, allowing us to modestly increase the portfolio balance.

     Substantially all of the held-to-maturity portfolio is used to support the collateralization of the communities’ funds in the form of municipal deposits.   At December 31, 2010, about 70% of our investment portfolio was used to collateralize these deposits.  These deposits, in turn, are used to purchase tax-exempt securities of local municipalities, thereby recycling local deposits within our communities.  Other securities consist mainly of triple-A rated taxable US government sponsored enterprise obligations – Federal Home Loan Bank, Fannie Mae, Freddie Mac, and Federal Farm Credit Bank.  We will vary the mix of taxable and tax-exempt securities from time to time depending upon the amount of our taxable income, the securities' tax-equivalent yield, and the supply of high-grade, tax-exempt securities.

     Because changes in the interest rate environment impact the market value (price or fair value) of securities and because market interest rates often differ from the rates at which securities were purchased, the underlying price of securities will vary from time to time.  The price of a security will move inversely to interest rates.  So, generally, if market rates are higher than that of the security, the fair value of the security will be lower than our cost.  On the other hand, if market rates are lower than those of the security, the fair value of the security will be higher than our cost.  During 2010, market rates declined further from 2009 and 2008 resulting in relatively higher market values for our securities than their cost, particularly for state and municipal obligations.  We experienced a similar trend in 2008 and 2009.  At December 31, 2010 the fair value of our securities exceeded their amortized cost basis by $5.9 million or 2.2%. We expect market rates to increase late in 2011, thus the fair value of our securities is likely to fall closer to their amortized cost over time. Additionally, yields available on securities remain at market cycle lows, so as we purchase lower-rate securities, and as market rates rise, the fair value of these securities may fall below their cost.  Notwithstanding the lower rate environment, even at December 31, 2010, the fair value of some individual securities remained below cost, as more fully discussed in Note 3 to the Consolidated Financial Statements.  However, with the exception of a single CDO, none of these securities was considered to be other than temporarily impaired, therefore no other write-down of carrying value in the income statement is required.

     Securities available for sale are carried at estimated fair value. In addition, all securities are evaluated for “other-than-temporary-impairment,” which can result, as in the past three years, in the write-down of securities to fair value with a resulting charge to earnings and to capital.  The valuation of securities can involve a significant amount of judgment, particularly when liquid markets do not exist for the security being valued.  We use quoted market prices to estimate fair value when an active market for the securities exist.  However, when an observable liquid market does not exist, we utilize significant estimates and assumptions to estimate fair value. These valuations require the use of various assumptions, including among others, discount rates, expected cash flows, and default rates. The use of different assumptions from ours could produce significantly different results, which could have a material effect on our income statement.  Because of the level of judgment involved, we consider the valuation of securities a critical accounting estimate. Note 3 to the Consolidated Financial Statements provides additional information about the fair value of securities.

     The following table summarizes the maturities and weighted average yields of debt securities available for sale and held to maturity at their carrying value at December 31, 2010. In this table, we do not reflect yields on a tax-equivalent basis.  Our small balance in mortgage backed securities is reported at its final stated maturity, notwithstanding that principal is prepaid regularly, reducing its effective maturity.  Agencies are obligations of U.S. government sponsored enterprises.  Some securities in the table below can be called by the issuer to their stated maturity (dollars in thousands).

Maturities and Yields of Debt Securities at December 31, 2010

			After		After
			One		Five
	One		through		through		After
	Year or		Five		Ten		Ten
	Less		Years		Years		Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Available for Sale
U.S. Treasury	$402	0.22%	101	0.29%	-	-%	-	-%
Agencies	1,005	4.14	6,057	2.05	34,159	2.38	1,988	4.28
State and municipal	15,773	3.12	47,997	3.19	4,188	2.95	-	-
Corporate obligations	-	-	-	-	-	-	958	1.40
Total	$17,180	3.11%	54,155	3.06%	38,347	2.44%	2,946	3.34%

Held to Maturity
Agencies	$-	-%	5,997	1.86%	1,008	1.98%	-	-%
State and municipal	25,562	3.07	109,163	3.16	13,202	2.43	38	4.00
Corporate obligations	-	-	-	-	-	-	911	5.51
Total	$25,562	3.07%	115,160	3.09%	14,210	2.40%	949	5.45%

Loans

     Presented in note 4 to the Consolidated Financial Statements  is a description of the types of loans we make. What follows is a historical table of their balances.  The Bank's loan policies establish the general parameters of the types of loans that are desirable, emphasizing cash flow and collateral coverage. Credit decisions are made at the Bank by officers who have extensive experience with commercial and consumer lending, helping to ensure thorough underwriting and sound credit decisions. We have commercial, consumer, and residential mortgage loan policies approved by our Board. These policies establish the lending authority of individual loan officers as well as the loan authority of the Bank's Officers Loan Committee (OLC). Certain of the Bank's executives each have loan authority up to $1,000,000 while other officers' lending authorities are $250,000 or less. A combination of officers and credit analysts can jointly approve certain loans up to $500,000 and OLC up to $4,000,000.  Loans over that amount generally must be approved by the Board or a designated committee of the Board.

     Loans are generally originated in our primary market area (Rochester Metropolitan Statistical Area [MSA]), but as a national bank, we can make loans to customers anywhere in the country.  We use the same credit principles and guidelines for small, medium, and large credits.  A borrower's cash flow, overall financial condition/capacity, character, and the collateral securing a loan are considered during the credit decision process.  Specific emphasis is placed on the borrower's ability to generate cash sufficient to cover operations and financing costs when assessing the overall quality of a borrower's financial condition.  The commercial loan policy imposes limits on loans to one borrower and any borrowing relationship, as well as concentrations of credit to particular industries.  Federal banking regulations limit loans to one borrower (as defined) to 15% of the lending institution's regulatory capital.  At December 31, 2010, this limit for the Bank was approximately $23.3 million, and the Bank's largest committed borrowing relationship under these regulations was $13.4 million.

     For all years, the loan portfolio was composed solely of domestic loans with their concentrations set forth in the schedule of loan classifications below. We are not aware of any material concentrations of credit risk to any industry or individual borrower.  The following summary shows the classifications of loans by category as of the year end for the past five years.

Composition of Loan Portfolio
As of December 31,
(Dollars in thousands)

	2010	2009	2008	2007	2006
Commercial, financial, and agricultural	$212,707	214,841	205,818	194,395	188,518
Commercial mortgage	434,787	429,955	389,907	349,430	323,478
Residential mortgage - first lien	232,953	218,731	213,411	158,655	106,749
Residential mortgage - junior lien	96,416	83,236	75,971	69,407	67,871
Consumer
Automobile - indirect	181,481	171,902	168,830	119,775	136,040
Other	26,437	28,919	25,999	21,767	23,075
Other, including loans held for sale	14,113	6,657	2,900	3,073	3,653
	1,198,894	1,154,241	1,082,836	916,502	849,384
Plus: Net deferred loan costs	5,962	5,698	5,776	4,047	4,313
Less: Allowance for loan losses	(15,635)	(14,232)	(11,992)	(9,679)	(9,041)
Loans, net	$1,189,221	1,145,707	1,076,620	910,870	844,656

     Gross loans increased $44.7 million (3.8%) in 2010, occurring in most loan categories.  Although consumer loan demand remained strong in our market, commercial loan demand weakened during 2010. When coupled with our desire to slow our balance sheet growth, we made fewer total loans and our portfolio grew less than in the most recent prior years.  Commercial loans increased only slightly and came in real-estate secured loans, which we prefer due to their relatively stronger collateral backing. Residential mortgages (first and second liens) continued their growth trend and our on-balance sheet growth improved from 2009 even in the face of market rate reductions which would generally result in less volume retained in the portfolio.  Consumer-related loans also grew for the year.  Growth, overall, was slightly less in 2010 than in 2009, due to our desire to moderate balance sheet growth and a return to the market by most large financial institutions and manufacturers, many of whom had significantly curtailed lending in 2008.

     Excluded from the balances in the table are loans serviced for others, the balances of which are discussed in the Other Income section. We sell some residential and commercial loans to manage liquidity and interest rate risk, but retain the servicing to continue to meet the needs of our customers.

     Overall, we are projecting the net balance of loans across all categories to increase approximately 4.0% in 2011, about the same as in 2010. We expect to continue to manage the overall mix of loans -- commercial and individual (mortgage and consumer) -- to migrate towards a 50% / 50% mix. Since our expansion beginning in the late 1990s, the loan portfolio mix had moved from 50% commercial, 50% individual to a high of 64% / 36%, and stood at 54% / 46% at year-end 2010.  We believe a balanced mix of these assets provides an optimal level of credit, interest rate, and liquidity risk.  To accomplish these goals over time, we plan to increase consumer loans as well as first- and second-lien residential real estate loans, except when low interest rates lead us to sell residential mortgages rather than retain in portfolio.  Additionally, we will continue to utilize commercial loan participations.

Loan Quality

     Poor credit quality can be devastating to a bank, as the world experienced during the past few years. Therefore, we are diligent in initial underwriting and subsequent asset management to measure, monitor and manage credit risk.  The quality of the loan portfolio, as measured by the ratio of non-performing loans to total loans, has mirrored the economy, with the measure worsening in the early years of the decade and improving since then, and declining once again since 2008.  Total non-performing loans increased only $3.2 million in 2010 from 2009 after seeing a $10.0 million increase in 2009 from 2008.  The highest balances of non-performing loans are concentrated within a relatively few commercial relationships primarily in the real estate investment and recreation sectors.  We are actively working with the borrowers with credit difficulties.  We seek to work with borrowers in resolving their credit issues, rather than forcing business bankruptcy, liquidation, or sale.  We believe this strategy provides longer term value to the Company, the community, and our customers and their employees; but at times it can result in a higher ratio of non-performing assets relative to our peers.  Even with this community-focused strategy for some of these relationships, we could suffer significant losses.  As of December 31, 2010 we believe we have adequately reserved for this risk within the allowance for loan losses.  More information about the reserves established for these impaired loans is included in Note 4 to the Consolidated Financial Statements.

     To ensure that we only report income we have or expect to receive, we discontinue the accrual of interest on commercial and real estate loans, and reverse previously accrued and unpaid interest, when the loans become 90 days delinquent or when, in our judgment, the collection of all principal and interest is uncertain.  Loans are returned to accrual status when the doubt no longer exists about the loan's collectability and the borrower has demonstrated a period of timely payment history. Although this policy requires management’s judgment with respect to collectability, prior to reclassifying a loan to accrual status, we expect the borrower to have resumed paying the full amount of scheduled interest and principal payments; all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within a reasonable period (6 months); and, there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms involving payments of cash or cash equivalents.  For consumer loans, we generally charge off the loan and its related accrued interest upon its becoming 120 days past due.

     Non-performing commercial real estate loans increased in 2010 from 2009. Other than the loan considered a troubled debt restructuring (discussed below), there are no material individual loans.  Most are non-owner occupied loans.  The long-running economic decline resulted in cash flow difficulties for these commercial borrowers.  Non-performing residential real estate loans also increased year over year. A number of borrowers had, due to their personal economic conditions, been unable to make loan payments timely.  For some we had given short-term (6 months or less) payment deferrals of interest or principal or both.  However, some these borrowers became unable to begin repayment despite these deferrals. As a result we placed the loans on nonaccrual status. As with commercial real estate, none are individually significant.  As a percentage of the portfolio, we believe 2010 will represent the high point for non-performing loans. We anticipate the improving economy will positively impact borrowers prospects bringing some of these loans to current payment status.

     Interest can be earned on a cash basis for these loans in non-accrual status, and it amounted to $35,000 in 2010, $35,000 in 2009, and $33,000 in 2008.  Had non-accrual loans been current in accordance with their original terms, we would have recognized additional interest income approximating $429,000, $475,000, and $380,000 during 2010, 2009, and 2008, respectively. Instead these cash payments were applied to reduce our carrying amount of the loans.

     Occasionally we must foreclose on mortgaged properties.  These foreclosed properties are initially recorded at the lower of their fair value, including estimated costs to sell, or carrying value and are included in other real estate owned in the Other Assets section of the balance sheet.  At December 31, 2010, we had six commercial properties and 48 residential properties in other real estate owned. In the first half of 2009 we took possession of 60 one-to-four-family residential rental properties associated with the foreclosure of a commercial loan relationship that was in non-accrual status at December 31, 2008.  At the time the estimated fair value of the properties was significantly higher than their carrying value, their combined cash flow was positive, exclusive of non-recurring expenses, such as major repairs, and nearly all properties were occupied by tenants. At year end 2010 forty-two of these properties remained in other real estate.  Since our foreclosure we have experienced higher than anticipated repair costs, lower revenues, higher vacancies, and lower proceeds from sales.  As a result, and in consideration of current market conditions we wrote down the value of these properties by $0.3 million in the fourth quarter of 2010.  We have successfully liquidated a number of these properties, as well as other properties formerly foreclosed. As with non-performing loans, we can anticipate additions and dispositions of other real estate in the future.

     In the process of resolving nonperforming loans, we may choose to restructure the contractual terms of certain loans and attempt to work out alternative payment schedules with the borrower in order to avoid foreclosure of collateral. Any loans that are modified are evaluated to determine if they are "troubled debt restructurings (TDR)" and if so, are evaluated for impairment.  A TDR is defined as a loan restructure where for legal or economic reasons related to a borrower’s financial difficulties, the creditor grants one or more concessions to the borrower that it would not otherwise consider. Terms of loan agreements may be modified to fit the ability of the borrower to repay in respect of its current financial status and restructuring of loans may include the transfer of assets from the borrower to satisfy debt, a modification of loan terms, or a combination of the two. If a satisfactory restructure and payment arrangement cannot be reached, the loan may be referred to legal counsel for foreclosure.

     As of December 31, 2010 there were two lending relationships, one totaling $4.8 million and one totaling $0.3 million that were considered a TDR due to the nature of the concessions granted due to the borrower. These balances are set forth in the Non-Performing Assets table as “restructured real estate debt.” For the largest one, we renegotiated certain terms of the loan as a result of the effects of the recession on its business.  The significant term modified in the agreement is the monthly principal and interest payment amount.  We agreed to forbear our rights under default provisions in the loan agreements on the condition that the borrower made monthly payments which were significantly less than those required under the terms of the original loan agreements. The customer is in compliance with the terms of the forbearance agreement which expires on March 31, 2011. We are currently negotiating amendments to the forbearance agreement with the customer. Terms and conditions have not been finalized.

The following table summarizes non-performing assets as of December 31 for each of the last five years (dollars in thousands).

	2010	2009	2008	2007	2006
Loans past due 90 days or more and accruing:
Commercial, financial, and agricultural	$238	422	106	36	262
Real estate-commercial	413	-	121	-	147
Real estate-residential	658	290	326	133	34
Consumer and other	294	375	243	86	218

Total past due 90 days or more and accruing	1,603	1,087	796	255	661

Loans in non-accrual status:
Commercial, financial, and agricultural	4,070	10,282	3,134	971	1,208
Real estate-commercial	11,032	5,656	2,617	3,703	4,394
Real estate-residential	6,141	2,609	3,018	541	813
Consumer and other	-	-	-	15	30

Total non-accrual loans	21,243	18,547	8,769	5,230	6,445

Total non-performing loans	22,846	19,634	9,565	5,485	7,106

Other real estate owned:
Commercial	1,400	603	639	459	251
Residential	2,340	2,166	90	232	41
Total other real estate owned	3,740	2,769	729	691	292

Total non-performing assets	$26,586	22,403	10,294	6,176	7,398

Restructured real-estate
debt (included in non-accrual loans)	5,087	-	-	-	-

Non-performing loans to total period-end loans	1.91%	1.70%	0.88%	0.60%	0.84%

Non-performing assets to total
period-end loans and other real estate	2.21%	1.94%	0.95%	0.67%	0.87%

Allowance to non-performing loans	68.44%	72.49%	125.37%	176.46%	127.23%

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

     Changes in the allowance for loan losses may arise as a result of factors both within and outside of our direct control.  For example, we may change the concentration of the loan portfolio to a particular industry, a particular loan type -- commercial, residential, consumer -- or a particular geography in our market area. These changes may increase or decrease the level of allowance necessary to reflect probable and inherent losses within the portfolio. The effect of the economy, including resulting changes in the value of collateral securing loans, are outside of our control, but can have significant impact on the allowance for loan losses.  Generally, a declining economy will negatively impact the ability of borrowers to repay loans in a timely manner and can also negatively impact collateral values. These factors cause probable losses within the portfolio to increase, resulting in the need for a higher allowance for loan losses.

The following table summarizes the changes in the allowance for loan losses for each of the last five years (dollars in thousands).

	2010	2009	2008	2007	2006
Balance at beginning of year	$14,232	11,992	9,679	9,041	7,986

Provision charged to operations	6,150	4,345	3,805	2,375	1,831

Charge-offs:
Commercial, financial and agricultural	(2,957)	(1,063)	(1,008)	(1,386)	(188)
Real estate-commercial	(678)	(327)	-	(20)	(353)
Real estate-residential	(286)	(10)	(28)	-	(34)
Consumer and other	(2,077)	(1,564)	(1,094)	(1,060)	(1,081)
	(5,998)	(2,964)	(2,130)	(2,466)	(1,656)
Recoveries:
Commercial, financial and agricultural	243	216	54	220	231
Real estate-commercial	47	5	90	8	-
Real estate-residential	50	21	28	9	6
Consumer and other	911	617	466	492	643
	1,251	859	638	729	880

Net charge-offs:	(4,747)	(2,105)	(1,492)	(1,737)	(776)

Balance at end of year	$15,635	14,232	11,992	9,679	9,041

Net charge-offs to average loans	0.41%	0.19%	0.15%	0.20%	0.10%

Allowance to total loans	1.30%	1.23%	1.11%	1.06%	1.06%

     The allowance for loan losses was $15.6 million at December 31, 2010, up from $14.2 million at December 31, 2009. We consider the allowance for loan losses at December 31, 2010 to be at a level adequate to cover probable and inherent losses in the loan portfolio. Growth in the allowance for loans losses has been driven by a combination of general growth in the overall loan portfolio and the provision for loan losses associated with impaired loans, which were not already included in the pool-based allowance calculation. Net charge-offs to average loans increased for the year and were significantly higher than we have experienced during the past five years.  This high rate is reflective of the back end of a recession when borrowers, who have managed through most of the economic malaise, can no longer generate sufficient cash flows to service their debts.  We expect net charge-offs for 2011 to moderate somewhat from 2010’s level.

     At December 31, 2010 we identified a total of 86 loans totaling $21.7 million that were considered impaired.  Of these, 13, with a balance of $3.1 million outstanding, had specific reserves associated with them amounting to $0.7 million. These reserves are included in the total allowance for loan losses.  No particular loan or relationship accounted for a majority of the balance of impaired loans with an allowance nor is the related allowance concentrated in any loan or relationship.

     The specific reserve associated with these and other loans was partially funded by the existing pool-based reserves. As more fully described in the Notes to the 2010 Consolidated Financial Statements, the allowance is a combination of both specific and general reserve pool-based components.  Internally classified loans not considered impaired, are included in a pool calculation.  If the loans become impaired, the related allowance becomes a specific reserve, and is adjusted upward or downward as necessary through the provision for loan losses. This pool-based reserve is then recalculated to determine whether additional provision is necessary on the remaining portfolio as part of the regular allowance process.

     Our local economy is reflecting some of the same trends we are seeing in the national and state economies, but local statistics are better than both national and state.  As of the November 2010 report from the Bureau of Labor Statistics, not seasonally adjusted, the Rochester MSA had an unemployment rate of 8.2% (down from 8.5% last year), compared to 8.3% for the state and 9.3% for nation.  Overall, employment is slowly creeping upward and stood at 511,400 in November 2010, up from 509,300 in November 2009.

    Business conditions are comparatively slow in the region, but improving as we work our way out of the recession. The January 2011 Empire State Manufacturing Survey from the Federal Reserve Bank of New York indicated that conditions for New York manufacturers improved. The general business conditions index rose, new orders index rose, and the shipments index surged nearly three-fold. Employment indices are also positive.  Furthermore, supplemental surveys indicate that slightly more than half of respondents expected their workforce to increase in the year ahead, while just 15 percent predicted declines in the total number of workers.

    This economic data is improving, but continues to be slower than during non-recessionary periods.  This is most evident in the consumer loan portfolio, which, on a relative basis, has the highest level of net chargeoffs.  Accordingly, we have increased the dollar amount of allowance provided for this portfolio.  The dollar amounts in the commercial and mortgage portfolios have increased due mostly to the portfolios’ balance increases, although the allocation of the allowance has fallen with the increased allocation to the consumer portfolio.

     The following table presents an allocation of the allowance for loan losses and the percentage of loans in each category to total gross loans at December 31 for each of the last five years.  In addition to an allocation for specific problem loans, each category includes a portion of the general allowance for loan losses based upon loans outstanding, credit risk and historical charge-offs.  The unallocated portion of the allowance is not specifically associated with a loan category, but represents  the portion of the allowance for which we have less precise loan data, and represents our estimate, using our judgment, decades of lending experience, and total portfolio considerations.  Notwithstanding the following allocation, the entire allowance for loan losses is available to absorb charge-offs in any category of loans (dollars in thousands).

	2010		2009		2008		2007		2006
	$(1)	% (2)	$(1)	% (2)	$(1)	% (2)	$(1)	% (2)	$(1)	% (2)
Commercial(3)	$7,735	54.0%	$7,536	55.9%	$5,869	55.0%	$4,717	59.3%	$3,378	60.3%
Residential	1,867	27.5	1,402	26.2	1,383	26.7	1,300	24.9	756	20.6
Consumer	5,351	18.5	4,499	17.9	3,749	18.3	3,043	15.8	3,060	19.1
Unallocated	682	-	795	-	1,171	-	619	-	1,847	-
	$15,635	100.0%	$14,232	100.0%	$11,992	100.0%	$9,679	100.0%	$9,041	100.0%

(1) Amount of allowance for loan losses
(2) Percent of loans in each category to total loans
(3) Includes commercial, financial, agricultural, and commercial real estate

     The largest portfolio balance is commercial loans, and the largest allocation of the allowance is for commercial loans.  These loans generally have the largest amount of net charge-offs.  However, the highest percentage of net charge-offs relative to the underlying portfolio is in the consumer loan portfolio. As these are charged off faster than commercial loans, and the recoverable value of the collateral securing the loans tends to be lower, the result is lower recoveries.  In recent years, the allowance for residential loans has been increased in both dollar and percentage terms.  This reflects our recent experience of higher net charge-offs and higher non-performing loans.

Funding sources - Deposits and Borrowings

     Our principal sources for funding assets are deposits and borrowings.  Set forth below, and in Notes 7, 8 and 9 of the Consolidated Financial Statements is more detailed information about deposits and borrowings at period ends and during the year.

The following tables summarize the average deposits and average rates paid during each of the three years presented (dollars in thousands).

	2010		2009		2008
	Amount	Rate	Amount	Rate	Amount	Rate
Non-interest-bearing demand	$187,957	-%	$173,042	-%	$162,169	--%
Interest-bearing demand	139,158	0.18	121,357	0.22	108,386	0.25
Savings and money market	636,590	0.36	564,923	0.58	448,166	1.46
Time	476,486	2.00	490,632	2.79	420,081	3.63
	$1,440,191	0.84%	$1,349,954	1.28%	$1,138,802	1.94%

The following table sets forth time deposits of $100,000 or greater classified by the time remaining until maturity which were on deposit as of December 31, 2010 (dollars in thousands).

3 months or less	$52,170
4 through 6 months	36,033
7 through 12 months	87,700
Over 12 months	39,917
$215,820

     Total deposits at December 31, 2010, were $1,473.3 million and were up $95.6 million from December 31, 2009.   Retail and commercial account deposits grew $89.8 million or 7.5%, due mainly to the continued success of our products, services, and brand, as well as a continued flight-to-safety of depositors toward strong community banks. Municipal deposits grew $5.5 million or 3.1%.  Time deposits were the only category that showed a year-over-year decline.  In this low rate environment, depositors are reluctant to invest in CD’s for long periods.  As a result they reduce both the amount they place in time deposits and the maturity terms.  Included in time deposits was $15 million of three-year brokered deposits, which we raised in the fall of 2008 to fund the growth in our indirect automobile loan portfolio and manage the related interest rate risk (matched fixed-rate funding to fixed-rate loans for the estimated term of the loans).  These will mature later in 2011. We do not project raising new brokered deposits in the coming year.

     Nearly 90% of the retail and commercial deposit growth occurred in Monroe County, with the remainder of the growth in Ontario County.  All municipal deposit growth came in Ontario County, where we have a relatively larger long-term municipal deposit base of customers.  For 2011, we anticipate retail and commercial deposits to grow about 5% and municipal deposits to fall 2% from 2010. As in 2011 we expect the bulk of the deposit growth to continue to come from Monroe County where we are opening new banking offices and our current market penetration is lower.

     With our high level of federal funds sold, we found no need to borrow short-term funds during the year.  At December 31, 2010 we had no overnight borrowings.  Depending upon our liquidity needs, we might use short-term borrowings in 2011 from time to time, as we have in the past. Short-term borrowings from the Federal Home Loan Bank of New York, collateralized by residential mortgages, are used to fund near-term liquidity needs. More information about our borrowings and borrowing capacity can be found in Notes 8 and 9 to the Consolidated Financial Statements

     We have no short-term or medium-term borrowings as of December 31, 2010 and do not anticipate any in 2011.  Our only short-term obligation is a $0.3 million final payment due in January 2011 for our purchase of GVT.

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

     Our principal source of day-to-day liquidity is through wholesale, secured borrowing lines from the Federal Home Loan Bank of New York (FHLB) and the Federal Reserve Bank of New York (FRB), details of which are set out in Note 8 to the Consolidated Financial Statements.  During 2010, credit available to us under these lines had increased $273.9 million to $492.6 million in availability at December 31, 2010, due principally to our pledging of commercial loans to the FRB, and to a lesser extent, paydowns of debt.  In contrast to 2009 when the FHLB and FRB reduced the fair value of collateral for all financial institutions, thus reducing ours and others’ borrowing capacity, collateral values were stabilized in 2010.  Since February 2009, we have not accessed either of these lines as deposit inflows were sufficient to provide funds for asset growth.

     Secondarily, we occasionally use the liquidity source of time deposit sales in the national brokered market.  We will use this source from time to time to manage both liquidity and interest rate risk as conditions may require.  At December 31, 2010, we had $15.1 million outstanding of these "brokered deposits," maturing in 2011, the same as at December 31, 2009.  It is possible we will increase the balance of brokered deposits from time to time if our internal models dictate the need for additional long-term funds at relatively attractive rates.

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

As measured using the Consolidated Statement of Cash Flows, for the year ended December 31, 2010, we generated $60.0 million in net cash and equivalents versus using $45.6 million in 2009.

     Net cash provided by operating activities was $22.3 million in 2010 and $11.1 million in 2009.  Both the largest source and use of operating cash in each year were mortgage banking-related activities.  These activities were substantially greater in 2009 than in 2010.  We expect 2011's operating activities to approximate 2010's level.

     Cash used by investing activities in 2010 decreased in 2010 as it did in 2009 from 2008. Net portfolio loan originations caused the fluctuation in each period.   Net sales of securities generated $5.6 million in 2010 while net purchases of securities used $19.8 in cash million in 2009. The 2010 decrease was due to a higher volume of called securities in the continued low interest rate environment, and our reluctance to purchase long-term low-rate replacements.  The 2009 increase was a result of our using deposit inflows to grow the portfolio.  Net portfolio loan originations were $45.1 million in 2010 and $71.7 million in 2009 down from $170.3 million in 2008. The declines in both 2010 and 2009 were caused by our decision to sell most of our residential mortgage originations to third parties, and secondarily to slow the rate of growth of the balance sheet.  In 2010, we expect net loan originations to be similar to 2010’s since, while we believe loan demand will improve, more banks will return to the lending market as their balance sheets and capital levels have strengthened leading to more competition.

     Cash provided by financing activities was $81.1 million in 2010 compared to $127.7 million in 2009.  The largest source of financing funds in 2010 and 2009 was customer deposits.  Repayments on overnight borrowings used cash in both years.  For 2011, we expect financing to be provided by deposits, though we may use long-term borrowings if rates are attractive. We expect deposit growth to come from consumer and business deposits, which, are expected to come mainly from Monroe County sources.

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

Payment due by period
As of December 31, 2010
(dollars in thousands)

				After
			One	Three
			Year	Years	More
		Less	Through	Through	Than
		Than one	Three	Five	Five
	Total	Year	Years	Years	Years
Borrowings	$51,547	-	-	-	51,547
Operating leases	24,205	2,376	4,520	4,148	13,161
GVT contingent payments	330	330	-	-	-
Cephas Capital Partners II	2,250	-	-	-	2,250
Trillium Lakefront Partners	140	140	-	-	-
Total	$78,472	2,846	4,520	4,148	66,958

     Total obligations are $78.5 million at year-end 2010 and are lower than the $89.2 million set out in last year’s Annual Report.  Reductions occurred principally in borrowings and acquisition obligations.  Borrowings decreased approximately $8.1 million due to maturities of term borrowings from the FHLB.  Our commitments of payments associated with our acquisitions fell $1.4 million due to payment made in 2010 on these obligations.  Our remaining commitment to Cephas Capital Partners II, a small business investment company, was reduced due to an additional $.04 million paid in 2010.  Expect for the payments set forth in the table above, we are not aware of any material commitments in 2011.

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

     Interest rate risk management focuses on maintaining consistent growth in net interest income within Board-approved policy limits while taking into consideration, among other factors: overall credit risk, operating income, operating costs, and available capital. Our Asset/Liability Committee (ALCO) includes the Bank's CEO and senior officers in various disciplines including Treasury, Finance, Commercial Lending, Retail Lending, and Sales.  The Committee reports to the Board on its activities to monitor and manage interest rate risk.

     Management of interest rate risk leads us to select certain techniques and instruments to utilize after considering the benefits, costs and risks associated with available alternatives.  Since we do not utilize derivative financial instruments, other than interest rate swap agreements, we usually consider one or more of the following: (1) interest rates offered on products, (2) maturity terms offered on products, (3) types of products offered, and (4) products available to us in the wholesale market such as advances from the FHLB and brokered time deposits.

     ALCO's principal focus is net interest income at risk. We use a net interest margin shock simulation model as one method to identify and manage our interest rate risk profile.  The model measures projected net interest income "at-risk" and anticipated resulting changes in net income and economic value of equity.  The model is based on expected cash flows and repricing characteristics for all financial instruments at a point in time and incorporates our market-based assumptions regarding the impact of changing interest rates on these financial instruments over a twelve-month period. We also incorporate assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates. These assumptions are inherently uncertain and, as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income. While actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes, as well as changes in market conditions and management strategies, this model has proven to be an important guidance tool for ALCO.  The following table sets forth the results of this model for the Bank, the principal entity exposed to market risk, at December 31, 2010.

Changes in Interest	Estimated
Rates	Percentage Change in
(basis points)	Future Net Interest Income

+200	(2)%
+100	(3)%
No change	-
-100	(2)%
-200	(2)%

     We measure net interest income at risk by estimating the changes in future net interest income resulting from instantaneous and sustained parallel shifts in interest rates of plus or minus 200 basis points over a twelve-month period.  This provides a basis or benchmark for ALCO to manage the Company's interest rate risk profile.  At December 31, 2010, a relatively small upward shock (100 basis points) would cause a modest reduction in net interest income, due to our gap position (discussed below), and a larger shock would have a lower impact as asset yields would rise considerably more than liability costs.  A small downward shock would also result in a modest decrease in net interest income, because rates paid are near zero, so while they could be lowered somewhat, asset yields would fall faster. A larger downward shock would not result in a larger fall in asset yields as they are near their floors, and liability costs would have already reached a floor of zero percent.   We recognize the model only provides a benchmark, because it makes the simplifying assumptions that: (1) interest rates will move in a parallel direction with no change in the yield curve; (2) the interest rate moves will be instantaneous and sustained; and (3) there will be no change in the product mix as determined by customer demand or pricing policies by management.

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

     The following table presents an analysis of our interest rate sensitivity gap position at December 31, 2010. Interest-earning assets are shown based on the earlier of their contractual maturity or repricing date.  Securities include the market value of available-for-sale securities, amortized cost of held-to-maturity securities, FRB and FHLB stock.  Callable securities are shown at their stated maturity.  Loans, without deferred costs, include principal amortization adjusted for estimated prepayments (principal payments in excess of contractual amounts) and non-accrual loans. All interest-bearing liabilities are shown based on the earlier of their contractual maturity or repricing date with no adjustment for decay (withdrawal) rates. Borrowings include the junior subordinated debentures.  Because the interest rate sensitivity levels shown in the table could be changed by external factors such as loan prepayments and liability decay rates, or by factors controllable by us such as asset sales, it is not an absolute reflection of our potential interest rate risk profile.

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

Interest Rate Sensitivity Gap
December 31, 2010
(Dollars in thousands)

	Maturity/Repricing Period
	Within 3	4 to 12	13 to 36	37 to 48	Over 48
	Months	Months	Months	Months	Months
Interest-earning assets:
Interest-bearing deposits	$116,600	-	-	-	-
Securities	7,464	35,278	93,333	36,548	99,713
Loans	378,291	149,644	377,287	113,122	180,550
Total interest-earnings assets	502,355	184,922	470,620	149,670	280,263

Interest-bearing liabilities:
NOW accounts	150,360	-	-	-	-
Savings and money market	648,291	-	-	-	-
Time deposits	102,223	279,716	105,652	622	177
Borrowings	51,877	-	-	-	-
Total interest-bearing liabilities	952,751	279,716	105,652	622	177

Interest rate swap affecting liabilities	(30,928)	-	-	30,928	-

Interest rate sensitivity gap	$(419,468)	(94,794)	364,968	149,048	249,158

Cumulative gap	$(419,468)	(514,262)	(149,294)	(246)	248,912

Cumulative gap ratio(1)	54.5	57.2	88.6	100.0	118.6%

Cumulative gap as percent of total assets	(25.2)%	(31.0)%	(9.0)%	0.0%	15.0%

(1)   Cumulative total interest-earning assets divided by cumulative total interest-bearing liabilities.

     The table indicates that $419.5 million more interest-bearing liabilities (than interest-earning assets) will reprice in the 0-3 month range. For the 4-12 month period, we are also liability sensitive, as $94.8 million more of interest-bearing liabilities are repricing than interest-earning assets.  For the entire one-year range, we are repricing $514.3 million more interest-bearing liabilities than assets and at 57.2% are within our gap ratio targets of 30% to 125%. We are asset sensitive at $365.0 million for the 13-36 month range, $149.0 million for the 37 to 48 month year range, and $249.2 million 48 months. For the entire portfolio range, we are asset sensitive at $248.9 million versus asset sensitive of $222.8 million last year, mostly reflecting the growth in non-interest-bearing liabilities.

     Our product mix is such that nearly all assets and liabilities reprice or mature within five years.  With such a balance sheet profile, we face interest rate risk over the short to medium term. We consider this interest rate gap manageable, as substantially all of the NOW accounts and savings balances are considered insensitive to rate changes.

The following table provides additional detail of the interest sensitivity specifically of certain commercial and industrial loans as of December 31, 2010 (dollars in thousands).

		After
		One
	One	Through	After
	Year or	Five	Five
	Less	Years	Years	Total
Commercial, financial and agricultural loans	$165,715	$42,692	$4,300	$212,707
Maturing or repricing after one year:
with a fixed interest rate		$42,692	4,300	56,992
with a floating or adjustable rate		$-	-	-

Capital and Dividends

     The Company and Bank are each subject to certain regulatory capital requirements.  As of December 31, 2010, the Company and Bank each far exceeded all capital requirements to which they were subject.  A full description of these requirements and applicable calculations are set out in Note 17 to the Consolidated Financial Statements.

     Our goal is to maintain the Company's and Bank's categorization as "well-capitalized," and our current operating plans project the Company and Bank to remain at well-capitalized status.  This will be accomplished mainly through balancing asset growth and net capital formation (net income less dividends and treasury stock purchases).  We can take other steps to improve capital ratios as considered necessary, such as dividend reductions, asset sales, issuing equity securities, or issuing additional debt qualifying as regulatory capital and other means.  None of these are contemplated in 2011.

     On September 12, 2010, the Basel Committee on Banking Supervision released its proposal for revising capital requirements for internationally active financial institutions. These new standard are called Basel III.  As a signatory to this proposal, the United States banking regulators will be revising capital standards for all financial institutions in the U.S.  Accordingly, our capital standards will change.  However, regulators have not released any new standards and are not expected to do so for some time.  Furthermore, the international standards do not become fully effective until 2018, which is likely when the U.S. standards would become fully effective.  It is too early to determine whether there will be any material impact to the Company.

     We expect capital to increase in 2011.  Considering our strong results in 2010, we raised our semi-annual, per-share dividend in January 2011, to $5.70 compared to $5.15 in the first half of 2009.  We also paid a semi-annual cash dividend of $5.70 per share in August 2010.  Together the 2010 dividends totaled $5.1 million or $10.85 per outstanding common share versus $4.7 million or $9.90 per outstanding common share in 2009 and $9.00 per outstanding common share in 2008. Payment of dividends by the Bank to the Company is limited in certain circumstances, which are discussed in Note 11 to the Consolidated Financial Statements.  You can find historical dividend information in the Common Stock Data section below and in the Financial Highlights.  While we cannot provide assurance that the amount and timing of dividends paid in recent years will continue, we have no knowledge of current activities that would require us to reduce dividends or change the timing of their payment.

     We expect common shares to be available in the open market resulting from stock option exercises and shareholders' sales.  From time to time, we may buy shares into treasury with which we fund our ESOP and other employee awards, including the annual Arthur S. Hamlin Award.

Off Balance Sheet Arrangements

     We offer certain financial products which are not recorded on our balance sheet because actual funds have not been extended.  These are in the form of standby letters of credit and loan commitments.  We have enumerated these in Note 16 to the Consolidated Financial Statements.  At December 31, 2010, there were no material commitments to extend credit which represent unusual risks outside of our normal course of business.

Legislative and Fiscal Matters

     On July 21, 2010, President Obama signed into law The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Financial Reform Act”). The Financial Reform Act significantly alters financial regulation in the United States by creating new regulators, regulating new markets, bringing new firms into the regulatory arena, and providing new rulemaking and enforcement powers to regulators. The Financial Reform Act is intended to address specific issues that contributed to the financial crisis and is heavily remedial in nature. Many of the provisions in the Act are applicable to larger institutions (greater than $10 billion in assets). A summary of the Financial Reform Act’s provisions that may potentially impact the Company follows.

     The Financial Reform Act created the Financial Stability Oversight Council with the primary obligation to identify, monitor, and assist in the management of systemic risk that may pose a threat to the country’s financial system.  Included in its responsibilities is a requirement to review and at its option submit comments, as appropriate to any standard-setting body (such as FASB) with respect to existing or proposed accounting principles, standards or procedures.  Though this responsibility may not directly impact the Company, the Council’s review and commentary on accounting matters may result in more consideration by standard-setters of the volatility created by some of its current and proposed standards.  We hope the Council’s activities will bring restraint to standard setters and temper proposals such as mark-to-market accounting for all financial instruments.

     The Act permanently implemented FDIC insurance coverage for all deposit accounts up to $250,000. Furthermore, the insurance premium assessment base is revised from all domestic deposits to the average of total assets less tangible equity.  The minimum reserve ratio of the deposit insurance fund is increased from 1.15% to 1.35%, with the increase to be covered by assessments on insured institutions with assets over $10 billion until the new reserve ratio is reached. We believe the change in the assessment base calculation may result in a reduced premium charge for the Company from its current charge, but may not result in a lower expense amount since the Company continues to grow its asset base and the FDIC is required to grow its reserves, which have been depleted during this recession. In October 2010, the FDIC announced that it will extend the period to reach its maximum reserve levels, and combined with lower loss projections, has eliminated the three (3) basis point premium increase scheduled for 2011.  This should save us approximately $0.4 million annually compared to our original expectations.

     The Act creates the Consumer Financial Protection Bureau (CFPB). It will have an independent budget and be housed in the Federal Reserve Board, but not subject to its jurisdiction.  The CFPB has rulemaking authority to promulgate regulations regarding consumer financial products and services offered by all banks and thrifts, their affiliates and many non-bank financial services firms.  We cannot determine what the impact the CFPB’s rules and regulations might have on the Company, its product offerings, its customers’ ability to purchase products to meet their specific needs, or the Company’s general business practices, but they are likely to be significant given the CFPB’s broad powers.

     The so-called “Durbin Amendment” requires the Federal Reserve Board to adopt regulations limiting interchange fees that can be charged in an electronic debit card transaction to the “reasonable and proportionate” costs related to the incremental cost of the transaction. Banks under $10 billion in assets are exempt, which would include the Company.  However, the Company contracts with large debit card processors with which we have relatively weak bargaining power.  It is possible these processors, as a result of the Act, will earn lower revenues, leaving less revenue per transaction for the Company.  The Federal Reserve Board has until July 2011 to complete its regulations, so the timing and ultimate extent of impact to the Company is unknown.

     The Act has changed oversight authority for the prudential regulation of our Company so both the Bank and its holding company will be regulated by the Office of the Comptroller of the Currency (OCC), because the Company has less than $50 billion in assets.  Formerly the Bank was regulated by the OCC and the holding company was regulated by the Federal Reserve Board.

     The Act significantly changes the regulatory structure of the mortgage lending business, but, in effect, has codified the prudent and customer-focused activities the Company has always pursued.  For example, the Act provides that a creditor must make a reasonable and good faith determination of a consumer’s ability to repay before making a residential mortgage loan. The determination must be based on verified and documented information and must take into account all applicable taxes, insurance and assessments.

     On the other hand, the Act does add substantial burdens to the Company by, subject to certain exemptions, requiring the establishment of an escrow account in connection with a closed-end consumer credit transaction secured by a first lien on a consumer’s principal dwelling for the payment of taxes and hazard insurance and, if applicable, flood insurance, mortgage insurance, ground rents and any other required periodic payments or premiums with respect to the property or the loan terms. The Company has not historically escrowed such payments. We provided financial advice and a savings product for customers to self-escrow, believing that customers were the best stewards and managers of their cash flow sources and uses, and government was ill-suited to dictate how much and when consumers should save to meet their financial obligations.

     The Act also modifies the calculation for a loan to be subject to “high-cost-loan” status under the Home Ownership and Equity Protection Act (HOEPA) by requiring the Annual Percentage Rate (APR) to be compared to the average prime offer rate for a comparable transaction and not the rate on U.S. Treasury securities having a comparable maturity. The points and fees trigger is lowered, and a prepayment fee trigger is added.  We are analyzing how this modification will impact the pricing of our portfolio of first and second mortgages.

Recent Accounting Standards to be implemented in Future Periods

The following presents a summary of Accounting Standards Updates (ASU’s), exclusive of technical correction ASU’s that will be subject to implementation in future periods.

     ASU 2010-20, Disclosures about Credit Quality of Financing Receivables and Allowance for Credit Losses, which amends FASB ASC 310 Receivables.  ASU 2010-20 requires an entity to provide a greater level of disaggregated information about the credit quality of its financing receivables and its allowance for credit losses. The requirements are intended to enhance transparency regarding credit losses and the credit quality of loan and lease receivables. Under this standard, allowance for credit losses and fair value are to be disclosed by portfolio segment, while credit quality information, impaired financing receivables and nonaccrual status are to be presented by class of financing receivable. Disclosure of the nature and extent, the financial impact and segment information of troubled debt restructurings will also be required. The disclosures as of the end of a reporting period (such as accounting policies for each portfolio segment, ending balances of allowance for credit losses and credit-quality indicators) were effective as of December 31, 2010. The disclosures about activity that occurs during a reporting period (such as modifications and rollforward of allowance for credit losses) are effective in 2011.

     ASU. 2010-28, Intangibles—Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts (a consensus of the FASB Emerging Issues Task Force). ASU 2010-28 modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. (We have none as of December 31, 2010). For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors. The qualitative factors are consistent with the existing guidance and examples in paragraph 350-20-35-30, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. This topic is effective for us beginning in 2011. Early adoption is not permitted.  We do not expect it to have any impact upon adoption.

     ASU No. 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations (a consensus of the FASB Emerging Issues Task Force). ASU201-29 specifies that if a public entity presents comparative financial statements, the entity (acquirer) should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. It also expands the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. This topic change is effective for us for business combinations for which the acquisition date is in or after 2011.

     ASU No. 2011-01, Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20. ASU 2011-01 temporarily delays the effective date of the disclosures about troubled debt restructurings in Update 2010-20 for public entities. The delay is intended to allow the Board time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated. Currently, that guidance is anticipated to be effective for interim and annual periods ending after June 15, 2011.

Summary Quarterly Financial Data

     In the tables below, we present summary quarterly financial results for each of the quarters in the years ended December 31, 2010, and 2009.  The sum of each quarter's earnings-per-share data may differ from the full year's results due to rounding (in thousands except share data).

2010 Quarters:	1st	2nd	3rd	4th
Net interest income	$14,487	$15,378	$15,654	$15,622
Provision for loan losses	(2,425)	(525)	(1,700)	(1,500)
Non-interest income	6,414	6,487	6,788	7,032
Operating expenses	(13,710)	(14,087)	(14,396)	(15,658)
Income taxes	(1,249)	(1,899)	(1,627)	(1,430)
Net income	$3,517	$5,354	$4,719	$4,066
Basic earnings per share	$7.47	$11.36	$9.98	$9.40
Diluted earnings per share	$7.35	$11.19	$9.82	$9.24

2009 Quarters:
Net interest income	$12,913	$13,164	$13,719	$14,578
Provision for loan losses	(1,155)	(1,400)	(880)	(910)
Non-interest income	5,562	6,277	6,233	6,698
Operating expenses	(12,581)	(14,227)	(13,461)	(13,935)
Income taxes	(1,200)	(853)	(1,347)	(2,001)
Net income	$3,539	$2,961	$4,264	$4,430
Basic earnings per share	$7.50	$6.28	$9.05	$9.40
Diluted earnings per share	$7.38	$6.18	$8.89	$9.24

     The fourth quarter of 2010’s results were positively impacted by growth in non-interest income, offset by higher operating expenses associated with higher bonus accrual based upon full-year earnings and writedowns of other real estate. The fourth quarter of 2009’s results were positively impacted by both a continued low interest rate environment and an improvement in the stock market, which combined increased net interest income and non-interest income.  Operating expenses increased modestly for higher bonus and incentive accruals as it became clear that actual results would exceed our 2009 budgeted results.  With this improved profitability, the effective tax rate also increased.

Our Common Stock

     At January 31, 2011, we had approximately 1,300 shareholders of record. Information about beneficial ownership of the Company's stock by directors and certain officers is set forth in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders. Market value and dividend information is set forth in the table below.  The Company currently pays a semi-annual dividend in February and August.  We expect to continue to pay cash dividends to our stockholders for the foreseeable future.

     The following table sets forth, for the monthly period indicated in 2010, the total number of shares purchased and the price paid per share by The Canandaigua National Bank and Trust Company (Bank) for the Arthur S. Hamlin Award, the Canandaigua National Corporation Employee Stock Ownership Plan (ESOP) and the Canandaigua National Corporation for treasury.  Each of these entities is considered an affiliated purchaser of the Company under Item 703 of Regulation S-K.  Shares repurchased by Company are not part of a publicly announced plan or program.  The Bank, ESOP, and Company purchase prices per share were determined based on the most recent price established at the sealed-bid auction immediately preceding the purchase. Purchases occur on an ad-hoc basis when shares become available in the marketplace and the Company is interested in purchasing these shares for the corporate purposes discussed above. Sales occur when corporate needs require the use of shares and there are none available in the market at the time.

Purchases and Sales of Equity Securities for the Year Ended December 31, 2010

	Total	Average
	Shares	Price Per
Date	Purchased (Sold) (#)	Share ($)	Purpose

March 2010	(110)	$ 341.46	Compensation
April 2010	(35)	$ 341.46	Compensation
June 2010	544	$ 341.46	Treasury
June 2010	(2,586)	$ 120.17	Option Exercise
August 2010	(11)	$ 353.77	Arthur S. Hamlin Award
December 2010	847	$ 383.38	Treasury

Total purchases	1,391
Total sales	2,742

     While the Company's stock is not actively traded, from time to time, shareholders sell shares to interested persons in sealed-bid public auctions administered by the Bank’s Trust Department at the request of selling shareholders. Our stock is not listed with a national securities exchange. Due to the limited number of transactions, the quarterly high, low and weighted average sale prices may not be indicative of the actual market value of the Company's stock. The following table sets forth a summary of transactions by selling shareholders and bidders in the Company's common stock during each period for transactions that were administered by the Bank’s Trust Department.  Also included are the book value at quarter end, and semi-annual dividends paid per share since the first quarter of 2008.

	#		Quarterly		Quarterly		Quarterly
	Shares		High		Low		Average	Book	Dividend
	Sold		Sales Price		Sales Price		Sales Price	Value	Paid
2010
4th Quarter	632		$411.60		$375.65		$383.38	$262.17
3rd Quarter	793		$400.00		$360.10		$367.54	$254.18	$5.70
2nd Quarter	800		$370.00		$350.10		$353.77	$251.95
1st Quarter	760		$367.00		$335.00		$341.46	$239.70	$5.15

2009
4th Quarter	675		$351.87		$325.00		$327.12	$237.21
3rd Quarter	None	$	N/A	$	N/A	$	N/A	$228.71	$5.05
2nd Quarter	766		$350.00		$315.24		$323.73	$222.79
1st Quarter	811		$355.00		$302.00		$314.74	$215.74	$4.85

2008
4th Quarter	1,168		$350.00		$299.87		$314.99	$212.86
3rd Quarter	744		$322.50		$312.00		$320.11	$205.24	$4.75
2nd Quarter	953		$325.00		$305.25		$310.14	$203.16
1st Quarter	950		$330.00		$305.00		$313.76	$196.90	$4.25

     Although the Company’s common stock is not listed with a national securities exchange, it trades sporadically on the Over-the-Counter Bulletin Board System under the symbol CNND or CNND.OB. The following table sets forth a summary of information about these trades. Due to the limited number of transactions, the quarterly high, low and weighted average sale prices may not be indicative of the actual market value of the Company's stock.

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

		Quarterly	Quarterly	Quarterly
	#	High	Low	Average
	Shares	Sales Price	Sales Price	Sales Price
2010
4th Quarter	636	$360.00	$313.00	$327.28
3rd Quarter	814	$315.00	$281.00	$302.21
2nd Quarter	187	$320.00	$301.00	$312.05
1st Quarter	452	$330.00	$280.00	$309.68

2009
4th Quarter	512	$335.00	$279.00	$307.50
3rd Quarter	8	$279.00	$275.00	$276.64
2nd Quarter	1,034	$300.00	$220.00	$262.86
1st Quarter	282	$220.00	$203.00	$211.26

2008
4th Quarter	930	$259.00	$207.00	$229.42
3rd Quarter	837	$309.99	$230.00	$276.98
2nd Quarter	506	$315.00	$270.00	$293.69
1st Quarter	895	$400.00	$310.00	$363.44

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

Management assessed the Company's internal control over financial reporting presented in conformity with both U.S. generally accepted accounting principles and call report instructions as of December 31, 2010.  This assessment was based on criteria for effective internal control over financial reporting described in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on this assessment, management believes that, as of December 31, 2010, the Company maintained effective internal control over financial reporting presented in conformity with both U.S. generally accepted accounting principles and call report instructions.

KPMG LLP, an independent registered public accounting firm, has audited the consolidated financial statements included in the annual report and the effectiveness of the Company's internal control over financial reporting as of December 31, 2010.

Management is also responsible for complying with federal laws and regulations concerning dividend restrictions and loans to insiders, designated by the FDIC as safety and soundness laws and regulations.

Management assessed compliance with the aforementioned designated safety and soundness laws and regulations.  Based on this assessment, management believes that the Company complied, in all material respects, with such designated laws and regulations relating to safety and soundness during the year ended December 31, 2010.

February 10, 2011

/s/George W. Hamlin, IV	/s/Lawrence A. Heilbronner
George W. Hamlin, IV	Lawrence A. Heilbronner
Chairman and Chief Executive Officer	Executive Vice President and Chief Financial Officer

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Canandaigua National Corporation:

We have audited Canandaigua National Corporation’s (the Company) internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on the Effectiveness of Internal Controls over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, Canandaigua National Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We do not express an opinion or any other form of assurance on management’s statement referring to compliance with laws and regulations.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Canandaigua National Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and our report dated February 10, 2011 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP
Rochester, New York
February 10, 2011

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Canandaigua National Corporation:

We have audited the accompanying consolidated balance sheets of Canandaigua National Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Canandaigua National Corporation and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Canandaigua National Corporation’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 10, 2011 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP
Rochester, New York
February 10, 2011

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2010, and 2009 (dollars in thousands, except share data)

Assets	2010	2009

Cash and due from banks	$21,629	33,453
Interest-bearing deposits with other financial institutions	4,200	4,376
Federal funds sold	112,400	40,395
Securities:
- Available for sale, at fair value	113,995	118,925
- Held to maturity (fair value approximated
$160,401 in 2010 and $165,913 in 2009)	155,881	159,183
Loans - net of allowance of $15,635 in 2010 and $14,232 in 2009	1,189,221	1,145,707
Premises and equipment - net	14,370	12,041
Accrued interest receivable	6,337	6,692
Federal Home Loan Bank stock and Federal Reserve Bank stock	2,460	2,689
Goodwill	8,818	8,818
Intangible assets	5,724	6,719
Prepaid FDIC assessment	5,175	7,659
Other assets	21,294	19,343
Total Assets	$1,661,504	1,566,000

Liabilities and Stockholders’ Equity

Deposits:
Demand
Non-interest-bearing	$186,289	182,124
Interest-bearing	150,360	131,987
Savings and money market	648,291	573,983
Time deposits	488,390	489,603

Total deposits	1,473,330	1,377,697
Borrowings	330	9,841
Junior subordinated debentures	51,547	51,547
Accrued interest payable and other liabilities	12,503	15,180

Total Liabilities	1,537,710	1,454,265

Commitments and contingencies (Notes 15 and 16)

Stockholders’ Equity:
Common stock, $20 par value; 2,000,000 shares authorized,
486,624 shares issued in 2010 and 2009	9,732	9,732
Additional paid-in capital	8,823	8,591
Retained earnings	109,768	97,795
Treasury stock, at cost (14,437 shares in 2010
and 15,788 shares in 2009)	(4,728)	(5,143)
Accumulated other comprehensive income, net	199	760

Total Stockholders’ Equity	123,794	111,735

Total Liabilities and Stockholders’ Equity	$1,661,504	1,566,000

See accompanying notes to Consolidated Financial Statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2010, 2009, and 2008
(dollars in thousands, except per share data)

	2010	2009	2008
Interest income:
Loans, including fees	$67,571	66,107	63,934
Securities	8,652	8,893	9,372
Federal funds sold	207	118	219
Other	36	58	101

Total interest income	76,466	75,176	73,626

Interest expense:
Deposits	12,113	17,243	22,054
Borrowings	207	550	1,057
Junior subordinated debentures	3,005	3,009	3,030

Total interest expense	15,325	20,802	26,141

Net interest income	61,141	54,374	47,485
Provision for loan losses	6,150	4,345	3,805

Net interest income after provision for loan losses	54,991	50,029	43,680

Other income:
Service charges on deposit accounts	10,725	9,019	8,717
Trust and investment services income	10,984	10,056	10,696
Net gain on sale of mortgage loans	2,366	3,015	634
Loan servicing income, net	877	582	555
Loan-related fees	351	332	401
Loss on write-down and call of securities, net	(170)	(159)	(698)
Other operating income	1,588	1,925	2,149

Total other income	26,721	24,770	22,454

Operating expenses:
Salaries and employee benefits	30,526	28,447	24,945
Occupancy, net	6,805	6,172	5,882
Technology and data processing	3,881	3,555	3,671
Professional and other services	3,297	2,949	3,765
Marketing and public relations	2,515	2,206	1,927
Office supplies, printing and postage	1,470	1,519	1,441
Intangible amortization	995	1,063	1,084
Other real estate operations	1,297	1,200	131
FDIC insurance	2,152	2,586	767
Other operating expenses	4,913	4,507	3,630

Total operating expenses	57,851	54,204	47,243

Income before income taxes	23,861	20,595	18,891
Income taxes	6,205	5,401	4,958

Net income	$17,656	15,194	13,933

Basic earnings per share	$37.41	32.23	29.44

Diluted earnings per share	$36.80	31.70	28.94

See accompanying notes to Consolidated Financial Statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years ended December 31, 2010, 2009, and 2008
(dollars in thousands, except share data)

						Accumulated
	Number of		Additional			Other
	Shares	Common	Paid-in	Retained	Treasury	Comprehensive
	Outstanding	Stock	Capital	Earnings	Stock	Income (Loss)	Total
Balance at December 31, 2007	474,263	$9,732	8,443	78,100	(4,198)	131	92,208
Comprehensive income:
Change in fair value of
interest rate swap,
net of taxes of ($731)		-	-	-	-	(1,042)	(1,042)
Change in unrealized gain on
securities available for sale,
net of taxes of $363		-	-	-	-	572	572
Net income		-	-	13,933	-	-	13,933
Total comprehensive income							13,463
Recognition of stock option
expense		-	10	-	-	-	10
Cash dividend $9.00 per share		-	-	(4,266)	-	-	(4,266)
Sale of shares of treasury stock	391	-	(14)	-	137	-	123
Purchase of shares for
treasury stock	(5,919)	-	-	-	(1,859)	-	(1,859)
Exercise of stock options,
including tax benefit of $152	3,124	-	152	(494)	1,101	-	759

Balance at December 31, 2008	471,859	$9,732	8,591	87,273	(4,819)	(339)	100,438
Comprehensive income:
Change in fair value of
interest rate swap,
net of taxes of $170		-	-	-	-	266	266
Change in unrealized gain on
securities available for sale,
net of taxes of $502		-	-	-	-	808	808
Reclassification adjustment for
realized losses included in net
income, net of taxes of $15						25	25
Net income		-	-	15,194	-	-	15,194
Total comprehensive income							16,293
Cash dividend $9.90 per share		-	-	(4,669)	-	-	(4,669)
Sale of shares of treasury stock	106	-	-	(3)	36	-	33
Purchase of shares for
treasury stock	(1,129)	-	-	-	(360)	-	(360)
Balance at December 31, 2009	470,836	$9,732	8,591	97,795	(5,143)	760	111,735
Comprehensive income:
Change in fair value of
interest rate swap,
net of taxes of $180		-	-	-	-	324	324
Change in unrealized gain on
securities available for sale,
net of taxes of $(483)		-	-	-	-	(971)	(971)
Reclassification adjustment for
realized losses included in net
income, net of taxes of $44						86	86
Net income		-	-	17,656	-	-	17,656
Total comprehensive income							17,095
Cash dividend $10.85 per share		-	-	(5,121)	-	-	(5,121)
Sale of shares of treasury stock	156	-	-	-	54	-	54
Purchase of shares for
treasury stock	(1,391)	-	-	-	(511)	-	(511)
Exercise of stock options,
including tax benefit of $232	2,586	-	232	(562)	872	-	542
Balance at December 31, 2010	472,187	$9,732	8,823	109,768	(4,728)	199	123,794

See accompanying notes to Consolidated Financial Statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2010, 2009, and 2008
(dollars in thousands)

	2010	2009	2008
Cash flows from operating activities:
Net income	$17,656	15,194	13,933
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, amortization and accretion	5,285	5,071	4,920
Provision for loan losses	6,150	4,345	3,805
Loss on sale or write-down of other real estate, net	493	81	19
Net (gain) loss recognized on disposal and sale of equipment and other real estate	(32)	(61)	63
Deferred income tax benefit	(763)	(589)	(1,475)
Loss (income) from equity-method investments	59	(83)	(10)
Loss on write-down and call of securities, net	170	159	698
Net gain on sale of mortgage loans	(2,366)	(3,015)	(634)
Originations of loans held for sale	(203,582)	(268,203)	(73,426)
Proceeds from sales of loans held for sale	198,492	266,614	73,817
Stock option expense	-	-	10
Prepaid FDIC assessment	-	(7,659)	-
(Decrease) increase in all other assets	3,564	(4,046)	(281)
Decrease (increase) in all other liabilities	(2,857)	3,330	(792)

Net cash provided by operating activities	22,269	11,138	20,647

Cash flows from investing activities:
Securities available for sale:
Proceeds from maturities and calls	65,844	29,488	62,103
Purchases	(62,409)	(50,823)	(47,563)
Securities held to maturity:
Proceeds from maturities and calls	33,256	37,868	33,010
Purchases	(31,076)	(36,369)	(40,142)
Loan originations and principal collections, net	(45,135)	(71,692)	(170,267)
Purchase of premises and equipment	(4,428)	(2,726)	(3,618)
Proceeds from sale of premises and equipment	-	-	5,460
Calls of FHLB stock, net of purchases of FHLB stock and FRB stock	229	322	874
Investment in equity-method investments	(752)	(37)	(41)
Acquisition of company, net of cash acquired	-	-	(10,092)
Acquisition of customer relationships	-	-	(319)
Proceeds from sale of other real estate	1,144	711	898

Net cash used in investing activities	(43,327)	(93,258)	(169,697)

Cash flows from financing activities:
Net increase in demand, savings and money market deposits	96,846	112,881	133,040
Net (decrease) increase in time deposits	(1,213)	35,909	35,334
Overnight borrowings, net	-	(4,400)	(37,200)
Proceeds from term borrowings	-	-	15,000
Principal repayments of term borrowings	(9,534)	(11,720)	(103)
Proceeds from sale of treasury stock	54	33	123
Payments to acquire treasury stock	(511)	(360)	(1,859)
Proceeds from issuance of treasury stock under stock option plan	310	-	607
Tax benefit from stock option exercise	232	-	152
Dividends paid	(5,121)	(4,669)	(4,266)

Net cash provided by financing activities	81,063	127,674	140,828

Net (decrease) increase in cash and cash equivalents	60,005	45,554	(8,222)
Cash and cash equivalents – beginning of year	78,224	32,670	40,892
Cash and cash equivalents – end of year	$138,229	78,224	32,670

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$15,444	21,447	26,087

Income taxes	$8,029	4,926	6,940

Supplemental schedule of noncash investing and financing activities:
Real estate acquired in settlement of loans	$2,927	2,864	955

Acquisition:
Fair value of assets acquired (noncash)	$-	-	15,866
Fair value of liabilities assumed	$-	-	5,455

See accompanying notes to Consolidated Financial Statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

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

Management has evaluated the impact of subsequent events on these financial statements to the date of filing of this Annual Report with the Securities and Exchange Commission.

Effective August 31, 2010, CNB Mortgage Company became a wholly-owned subsidiary of The Canandaigua National Bank and Trust Company. It was formerly a wholly-owned subsidiary of Canandaigua National Corporation. The reason for the change was to bring CNB Mortgage Company under the federal banking regulatory structure from New York State’s banking regulatory structure, which had become increasingly rigid and costly. There was no change in the consolidated financial results, in segment reporting, or in management of the companies.

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

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation.  Consideration is given to: (1) the length of time and the extent to which the fair value has been less than cost; (2) the financial condition and near-term prospects of the issuer; and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  A decline in fair value of any security below cost that is deemed other than temporary and related to the credit-worthiness of the issuer is charged to earnings, resulting in the establishment of a new cost basis for the security.  Management generally evaluates the credit-worthiness of the issuer based on their ability to produce sufficient cash flows to service the debt obligation.

(1) Summary of Significant Accounting Policies (continued)

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

The accrual of interest on commercial and real estate loans is generally discontinued, and previously accrued interest is reversed, when the loans become 90 days delinquent or when, in management’s judgment, the collection of principal and interest is uncertain. Loans are returned to accrual status when doubt no longer exists about the loan’s collectability. Interest on consumer loans is accrued until the loan becomes 120 days past due at which time principal and interest are generally charged off.

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

The calculation of the general reserve involves several steps. A historical loss factor is applied to each loan by loan type and loan classification. The historical loss factors are calculated using a loan-by-loan, trailing eight-quarter net loss migration analysis for commercial loans. For all other loans, a portfolio-wide, trailing eight-quarter net loss migration analysis is used. Adjustments are then made to the historical loss factors based on current-period quantitative objective elements (delinquency, non-performing assets, classified/criticized loan trends, charge-offs, concentrations of credit, recoveries, etc.) and subjective elements (economic conditions, portfolio growth rate, portfolio management, credit policy, and others). This methodology is applied to the commercial, residential mortgage, and consumer portfolios, and their related off-balance sheet exposures. Any allowance for off-balance sheet exposures is recorded in Other Liabilities.

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

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

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

The Company services all loans for FHLMC on a non-recourse basis; therefore, its credit risk is limited to temporary advances of funds to FHLMC, while FHLMC retains all credit risk associated with the loans.  Commercial loans are serviced on a non- recourse basis, whereby the Company is subject to credit losses only to the extent of the proportionate share of the loan’s principal balance owned. The Company’s contract to sell loans to FHLMC and to the Federal Housing Administration (FHA) via third-parties contain certain representations and warranties that if not met by the Company would require the repurchase of such loans.

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

Intangible assets that have finite useful lives, such as customer relationship and trade name intangibles, are amortized over their useful lives. Customer relationship intangibles are generally amortized over 15 years using an accelerated method. Trade name intangible has been amortized on a straight-line basis over three years.  Amortization of these assets is reported in other operating expenses.  The amortization period is monitored to determine if circumstances require the period to be revised. The Company also periodically reviews its intangible assets for changes in circumstances that may indicate that the carrying amount of the assets are impaired. The Company tests its intangible assets for impairment if conditions indicate that an impairment loss has more likely than not been incurred by evaluating the recoverability of the assets’ carrying value using estimates of undiscounted future cash flows over the remaining assets’ lives. Any impairment loss is measured by the excess of carrying value over fair value.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

(1) Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

Stock-based compensation expense is recognized in the statement of income over the awards’ vesting period based on the fair value of the award at the grant date.

The Company accounts for the liability associated with its stock appreciation rights plan at fair value which is re-measured each quarterly reporting period.  Fair value is measured using the Black-Scholes-Merton option pricing model.  The associated compensation expense or credit reported in the statement of income represents the change in the re-measured liability.

Income Taxes

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and the states of New York and Florida. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

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

The Company’s derivative financial instruments include: (1) commitments to originate fixed-rate residential real estate loans to be held for sale; (2) commitments to sell fixed-rate residential loans; and (3) interest rate swap agreements.

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

The Company utilizes interest rate swap agreements as part of its management of interest rate risk to modify the repricing characteristics of its floating-rate junior subordinated debentures. For swap agreements, amounts receivable or payable are recognized as accrued under the terms of the agreement, and the net differential is recorded as an adjustment to interest   expense of the related debentures. Interest rate swap agreements are designated as cash flow hedges. Therefore, the effective portion of the swaps’ unrealized gain or loss was initially recorded as a component of other comprehensive income. The ineffective portion of the unrealized gain or loss, if any, is immediately reported in other operating income.

Accumulated Other Comprehensive Income

The Company’s comprehensive income consists of net income, changes in the net unrealized holding gains and losses of securities available for sale, and the unrealized gain or loss on the effective portion of cash flow hedges. Accumulated other comprehensive income (loss) on the consolidated statements of stockholders’ equity is presented net of taxes.

Trust and Investment Services Income

Assets held in fiduciary or agency capacity for clients are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Company. Fees are calculated based upon the market value of the underlying assets. Fee income is recognized when earned, and is not subject to return-performance contingencies.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

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

New Accounting Standards

We implemented the following Accounting Standards Updates (ASU) in 2010 with no impact to our financial condition or results of operations. In some instances, expanded disclosures were required:

ASU 2009-16, Accounting for Transfers of Financial Assets. ASU 2009-16 amended the guidance in Topic 860-10, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. It eliminated the Qualifying Special Purpose Entities (QSPEs) concept, created more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarified the derecognition criteria, revised how retained interests are initially measured, and removed the guaranteed mortgage securitization recharacterization  provisions.

ASU 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. ASU 2009-17 amended the guidance related to the consolidation of variable interest entities (VIE). It required reporting entities to evaluate former QSPE for consolidation, changed the approach to determining a VIE’s primary beneficiary from a quantitative assessment to a qualitative assessment designed to identify a controlling financial interest, and increased the frequency of required reassessments to determine whether a company is the primary beneficiary of a VIE. It also clarified, but did not significantly change, the characteristics that identify a VIE.

ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820). ASU 2010-06 Subtopic 820-10 was amended to require new disclosures: (a) transfers in and out of Levels 1 and 2 should be disclosed separately including a description of the reasons for the transfers, and (b) activity in Level 3 fair value measurements shall be reported on a gross basis, including information about purchases, sales, issuances, and settlements.  The amendments also clarified existing disclosures relating to disaggregated reporting, model inputs, and valuation techniques.

ASU  2010-09, Subsequent Events (Topic 855). This ASU amended FASB ASC Topic 855, Subsequent Events (originally issued as FASB Statement No. 165, Subsequent Events), so that SEC filers, as defined in the ASU, no longer are required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. Entities that are not SEC filers must continue to disclose the date through which subsequent events have been evaluated, including situations in which the financial statements are revised for a correction of an error or retrospective application of U.S. GAAP. The Company is an SEC filer.

ASU No. 2010-11, Derivatives and Hedging (Topic 815). ASU No. 2010-11 clarified that embedded credit-derivative features related only to the transfer of credit risk in the form of subordination of one financial instrument to another are not subject to potential bifurcation and separate accounting. Other embedded credit-derivative features are required to be analyzed to determine whether they must be accounted for separately. The ASU provided guidance about whether embedded credit-derivative features in financial instruments issued by structures such as collateralized debt obligations (CDOs) and synthetic CDOs are subject to bifurcation and separate accounting.

ASU No. 2010-18, Effect of a Loan Modification When The Loan Is Part of a Pool That Is Accounted for as a Single Asset, a consensus of the FASB Emerging Issues Task Force (Issue No. 09-I) (Topic 310). ASU 2010-18 amended FASB ASC Subtopic 310-30, Receivables – Loans and Debt Securities Acquired with Deteriorated Credit Quality, so that modifications of loans that are accounted for within a pool under that Subtopic do not result in the removal of the loans from the pool even if the modifications of the loans would otherwise be considered a troubled debt restructuring. A one-time election to terminate accounting for loans in a pool, which may be made on a pool-by-pool basis, was provided upon adoption of the new guidance. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

(1) Summary of Significant Accounting Policies (continued)

ASU 2010-20, Disclosures about Credit Quality of Financing Receivables and Allowance for Credit Losses, which amends FASB ASC 310 Receivables.  ASU 2010-20 requires an entity to provide a greater level of disaggregated information about the credit quality of its financing receivables and its allowance for credit losses. The requirements are intended to enhance transparency regarding credit losses and the credit quality of loan and lease receivables. Under this standard, allowance for credit losses and fair value are to be disclosed by portfolio segment, while credit quality information, impaired financing receivables and nonaccrual status are to be presented by class of financing receivable. Disclosure of the nature and extent, the financial impact and segment information of troubled debt restructurings will also be required. The disclosures as of the end of a reporting period (such as accounting policies for each portfolio segment, ending balances of allowance for credit losses and credit-quality indicators) were effective as of December 31, 2010. The disclosures about activity that occurs during a reporting period (such as modifications and rollforward of allowance for credit losses) are effective in the quarter ending March 31, 2011.

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

On January 2, 2008, the Company completed its acquisition of 100% of the voting shares of Genesee Valley Trust Company (GVT), a Rochester-based New York State chartered trust company.  The acquisition of GVT provided the Company with additional trust and investment services income.  The total cash purchase price approximated $18.8 million. A payment of $13.1 million was made at closing, and subsequent payments of $4.1 million, $1.3 million, and $0.3 million were made each January 2009, 2010, and 2011, respectively. The acquisition resulted in the recording of certain intangible assets (customer list: $6.9 million; trade name: $0.1 million) and goodwill, all of which totaled $8.8 million and substantially all of which will be deductible for income tax purposes.  In addition, a non-interest bearing note payable totaling $5.5 million was recorded along with a discount on the note of $0.5 million.  The customer list intangible is being amortized on an accelerated basis over fifteen years, the trade name over three years.  The note discount was amortized over three years to interest expense.

On December 31, 2008, the Bank acquired from an investment management company, investment management accounts and assumed the successor trustee role for personal trusts. The market value of the underlying assets was approximately $42.6 million and was added to existing assets under administration.  An initial payment of $0.3 million was made at closing with subsequent payments of $0.2 million in December 2009 and $0.2 million in December 2010. The acquisition resulted in the recording of a customer list intangible asset of $0.7 million, substantially all of which will be deductible for income tax purposes.  The Company also recorded a non-interest bearing note totaling $0.3 million, which was paid as of December 31, 2010. The intangible asset is being amortized on an accelerated basis over fifteen years.

Acquisition-related identifiable intangible assets were comprised of the following at December 31, (in thousands):

	2010	2009
Gross carrying amounts
Customer list intangible from 2006	$1,420	1,420
Customer list intangible from GVT	6,870	6,870
Trade name from GVT	100	100
Customer list intangible from investment company	665	665
Total	9,055	9,055
Less accumulated amortization	(3,331)	(2,336)

Intangible asset – net	$5,724	6,719

Amortization expense amounted to $995,000, $1,063,000, and $1,054,000 for the years ended December 31, 2010, 2009, and 2008, respectively. Amortization expense is projected over the next five years as follows: 2011: $887,000; 2012: $812,000, 2013: $738,000; 2014: $663,000 and 2015: $588,000.

Goodwill was $8.7 million at January 2, 2008, and increased by $0.1 million to $8.8 million at December 31, 2008, associated with an additional payment due to GVT’s former shareholders based upon GVT’s 2008 operating results. The customer list intangible asset from the investment company was increased in 2009 associated with an additional payment due based upon its 2009 performance.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

(3) Securities

Information about the securities portfolios follows (in thousands):

	December 31, 2010

		Gross Unrealized
	Amortized			Fair
	Cost	Gains	Losses	Value

Securities Available for Sale:
U.S. Treasury	$503	-	-	503
U.S. government sponsored enterprise obligations	43,669	203	(663)	43,209
State and municipal obligations	66,004	1,988	(34)	67,958
Corporate obligations(1)	1,191	-	(233)	958
Equity securities	1,293	74	-	1,367

Total securities Available for Sale	$112,660	2,265	(930)	113,995

(1) Amortized cost includes cumulative write-downs of $860,000 for other-than-temporary impairment through December 31, 2010.

Securities Held to Maturity:
U.S. government sponsored enterprise obligations	$7,005	33	-	7,038
State and municipal obligations	147,965	4,400	(324)	152,041
Corporate obligations	911	414	(3)	1,322

Total securities Held to Maturity	$155,881	4,847	(327)	160,401

	December 31, 2009

		Gross Unrealized
	Amortized			Fair
	Cost	Gains	Losses	Value

Securities Available for Sale:
U.S. Treasury	$502	-	(2)	500
U.S. government sponsored enterprise obligations	35,473	192	(382)	35,283
State and municipal obligations	77,742	3,126	(52)	80,816
Corporate obligations(1)	1,227	-	(255)	972
Equity securities	1,322	32	-	1,354

Total securities Available for Sale	$116,266	3,350	(691)	118,925

(1)Amortized cost includes cumulative write-downs of $820,000 for other-than-temporary impairment through December 31, 2009.

Securities Held to Maturity:
U.S. government sponsored agencies obligations	$1,015	4	-	1,019
State and municipal obligations	157,414	6,673	(75)	164,012
Corporate obligations	754	128	-	882

Total securities Held to Maturity	$159,183	6,805	(75)	165,913

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

(3) Securities (continued)

The amortized cost and fair value of debt securities by years to maturity as of December 31, 2010, follow (in thousands). Maturities of mortgage-backed securities are classified in accordance with the contractual repayment schedules. Expected maturities will differ from contracted maturities since issuers may have the right to call or prepay obligations without penalties.

	Available for Sale		Held to Maturity
	Amortized Cost(1)	Fair Value	Amortized Cost	Fair Value
Years
Under 1	$16,995	17,180	$25,562	25,819
1 to 5	52,386	54,155	115,160	119,135
5 to 10	38,848	38,347	14,210	14,086
10 and over	3,138	2,946	949	1,361

Total	$111,367	112,628	$155,881	160,401

(1)Amortized cost includes cumulative write-downs of $860,000 for other-than-temporary impairment through December 31, 2010.

At December 31, 2010, and 2009, securities at amortized cost of $185,348,000 and $189,903,000, respectively, were pledged to secure municipal deposits and for other purposes required or permitted by law.

There were no securities sales in any year presented.

Interest on securities segregated between taxable interest and tax-exempt interest for the years ended December 31, 2010, 2009, and 2008, follows (in thousands):

	2010	2009	2008
Taxable	$1,547	1,286	2,277
Tax-exempt	7,105	7,607	7,095

Total	$8,652	8,893	9,372

The following table presents the fair value of securities with gross unrealized losses at December 31, 2010, excluding those for which other-than-temporary-impairment charges have been taken, aggregated by category and length of time that individual securities have been in a continuous loss position.

	Less than 12 months		Over 12 months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities Available for Sale	Value	Losses	Value	Losses	Value	Losses
U.S. government sponsored enterprise obligations	$27,565	663	-	-	27,565	663
State and municipal obligations	1,066	21	1,352	13	2,418	34
Corporate obligations	-	-	778	233	778	233

Total temporarily impaired securities	$28,631	684	2,130	246	30,761	930

Securities Held to Maturity
State and municipal obligations	$11,950	276	4,777	48	16,727	324
Corporate obligations	151	3	-	-	151	3

Total temporarily impaired securities	$12,101	279	4,777	48	16,878	327

Substantially all of the unrealized losses on the Company's securities were caused by market interest rate changes from those in effect when the securities were purchased by the Company. With the exception of certain corporate obligations, discussed below, the contractual terms of these securities do not permit the issuer to settle the securities at a price less than par value. All securities rated by an independent rating agency carry an investment grade rating, except for certain corporate obligations. Because the Company does not intend to sell the securities and it believes it is not likely to be required to sell the securities before recovery of their amortized cost basis, which may be, and is likely to be, maturity, the Company does not consider these securities to be other than temporarily impaired at December 31, 2010, except as discussed below.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

(3) Securities (continued)

In the available-for-sale portfolio, the Company holds approximately $1.0 million of bank trust-preferred securities with an adjusted cost basis of $1.2 million.  These securities are backed by debt obligations of banks, with about $0.7 million of the securities backed by two of the largest U.S. banks and $0.3 million backed by a pool of banks’ debt in the form of a collateralized debt obligation (CDO). As a result of market upheaval, a lack of regular trading market in these securities, and bank failures, the fair value of these securities had fallen sharply in 2008 and continued to fall in the first half of 2009.  Until the second quarter of 2009, there had been no reduction in cash receipts (interest) on these securities; that is, they were current as to principal and interest.  However, the collateral underlying one CDO had diminished due to debt defaults and interest deferrals of some of the banks, and beginning in the September 2009 quarter, a portion of interest payments due had been deferred.  Management analyzed the expected underlying cash flows and the ability of the collateral to produce sufficient cash flows to support future principal and interest payments.  Management’s analysis indicated these cash flows would be insufficient, and accordingly, the Company recognized other-than-temporary-impairment (OTTI) and wrote down this CDO by $0.7 million during the quarter ended September 30, 2008. An additional OTTI write-down of $0.1 million was taken in the quarter ended September 30, 2009 and a subsequent write-down of $0.04 million was taken in the quarter ended September 30, 2010.  Because all of the impairment was deemed to be credit related, the entire write-down had been charged to income with none charged to other comprehensive income.  Management intends to sell this security. If the financial condition of the underlying banks continues to deteriorate, further write-downs could occur before a sale. The maximum potential write-down would be its current carrying value of less than $0.2 million.

The following table presents the fair value of securities with gross unrealized losses at December 31, 2009, excluding those for which other-than-temporary-impairment charges have been taken, aggregated by category and length of time that individual securities have been in a continuous loss position.

	Less than 12 months		Over 12 months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities Available for Sale	Value	Losses	Value	Losses	Value	Losses
U.S. Treasury	$500	2	-	-	500	2
U.S. government sponsored enterprise obligations	20,592	382	-	-	20,592	382
State and municipal obligations	4,586	52	-	-	4,586	52
Corporate obligations	-	-	792	255	792	255

Total temporarily impaired securities	$25,678	436	792	255	26,470	691

Securities Held to Maturity
State and municipal obligations	$5,675	63	1,808	12	7,483	75

Total temporarily impaired securities	$31,353	499	2,600	267	33,953	766

The aggregate cost of the Company's cost-method investments totaled $3.4 million and $3.5 million at December 31, 2009, and 2008, respectively, of which $2.5 million and $2.7 million, respectively, were in Federal Home Loan Bank stock and Federal Reserve Bank stock, required by law.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

(4) Loans and Allowance for Loan Losses

Loans

The major classifications of loans at December 31, 2010, and 2009, follow, along with a description of their underwriting and risk characteristics (in thousands):

	2010	2009

Commercial, financial, and agricultural	$212,707	214,841
Mortgages:
Commercial	434,787	429,955
Residential - first lien	232,953	218,731
Residential - junior lien	96,416	83,236
Consumer:
Automobile - indirect	181,481	171,902
Other	26,437	28,919
Loans held for sale	14,113	6,657

Total loans	1,198,894	1,154,241
Plus - Net deferred loan costs	5,962	5,698
Less - Allowance for loan losses	(15,635)	(14,232)

Loans - net	$1,189,221	1,145,707

Commercial, Financial, and Agricultural Loans: These loans generally include term loans and lines of credit.  Such loans are made available to businesses for working capital (including inventory and receivables), business expansion (including acquisition of real estate, expansion and improvements) and equipment purchases. As a general practice, a collateral lien is placed on equipment or other assets owned by the borrower.  These loans carry a higher risk than commercial real estate loans by the nature of the underlying collateral, which can be business assets such as equipment and accounts receivable. To reduce the risk, management also attempts to secure real estate as collateral and obtain personal guarantees of the borrowers.  To further reduce risk and enhance liquidity, these loans generally carry variable rates of interest, repricing in three- to five-year periods, and have a maturity of five years or less. Lines of credit generally have terms of one year or less and carry floating rates of interest (e.g., prime plus a margin).

Commercial Mortgages: Commercial real estate loans are made to finance the purchases of real property which generally consists of real estate with completed structures. These commercial real estate loans are secured by first liens on the real estate, which may include apartments, commercial structures housing businesses, healthcare facilities, and other non-owner- occupied facilities.  These loans a less risky than commercial and industrial loans, since they are secured by real estate and buildings. The loans typically have adjustable interest rates, repricing in three- to five-year periods, and require principal payments over a 10- to 25-year period.  Many of these loans include call provisions within 10 to 15 years of their origination. The Company’s underwriting analysis includes credit verification, independent appraisals, a review of the borrower's financial condition, and the underlying cash flows. These loans are typically originated in amounts of no more than 80% of the appraised value of the property.

Residential First-Lien Mortgages: We originate adjustable-rate and fixed-rate, one-to-four-family residential real estate loans for the construction, purchase or refinancing of a mortgage.  These loans are collateralized by owner-occupied properties located in the Company’s market area. They are amortized over five to 30 years. Substantially all residential loans secured by first mortgage liens are originated by CNB Mortgage and sold to either the Bank or third-party investors.  Generally, fixed-rate mortgage loans with a maturity or call date of ten years or less and a rate of 5% or more are retained in the Company’s portfolio.  For longer term, fixed-rate residential mortgages without escrow, the Company generally retains the servicing, but sells the right to receive principal and interest to Freddie Mac.  All loans not retained in the portfolio or sold to Freddie Mac are sold to unrelated third parties with servicing released.  This practice allows the Company to manage interest rate risk, liquidity risk, and credit risk.  From time to time, the Company may also purchase residential mortgage loans which are originated and serviced by third parties. In an effort to the manage risk of loss and strengthen secondary market liquidity opportunities, management typically uses secondary market underwriting, appraisal, and servicing guidelines.  Loans on one-to-four-family residential real estate are mostly originated in amounts of no more than 85% of appraised value or have private mortgage insurance. Mortgage title insurance and hazard insurance are normally required. Construction loans have a unique risk, because they are secured by an incomplete dwelling. This risk is reduced through periodic site inspections, including at each loan draw period.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

(4) Loans and Allowance for Loan Losses (continued)

Residential Second-Lien Mortgages: The Company originates home equity lines of credit and second mortgage loans (loans secured by a second [junior] lien position on one-to-four-family residential real estate).  These loans carry a higher risk than first mortgage residential loans as they are in a second position relating to collateral.  Risk is reduced through underwriting criteria, which include credit verification, appraisals, a review of the borrower's financial condition, and personal cash flows.  A security interest, with title insurance when necessary, is taken in the underlying real estate.

Consumer Loans:  The Company funds a variety of consumer loans, including direct and indirect automobile loans, recreational vehicle loans, boat loans, aircraft loans, home improvement loans, and personal loans (collateralized and uncollateralized). Most of these loans carry a fixed rate of interest with principal repayment terms typically ranging from one to ten years, based upon the nature of the collateral and the size of the loan. The majority of consumer loans are underwritten on a secured basis using the underlying collateral being financed or a customer's deposit account. A minimal amount of loans are unsecured, which carry a high risk of loss.

Commercial loan participations amounted to $116,111,000 and $128,107,000 at December 31, 2010, and 2009, respectively.  Residential mortgage loans serviced for FHLMC, amounted to $435,220,000 and $385,742,000 at December 31, 2010, and 2009, respectively.  None of these loans are included in the Consolidated Financial Statements or the table above.

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

Certain executive officers, directors and their business interests are customers of the Company. Transactions with these parties are based on substantially the same terms as similar transactions with unrelated third parties and do not carry more than normal credit risk. Borrowings by these related parties amounted to $6,324,000 and $5,933,000 at December 31, 2010, and 2009, respectively. During 2010, new borrowings amounted to $1,011,000 (including borrowings of executive officers and directors that were outstanding at the time of their election), and repayments and other reductions were $620,000.

Allowance for Loan Losses

A summary of the changes in the allowance for loan losses follows (in thousands):

	Years Ended December 31,

	2010	2009	2008

Balance at the beginning of year	$14,232	11,992	9,679
Loans charged off	(5,998)	(2,964)	(2,130)
Recoveries of loans charged off	1,251	859	638
Provision charged to operations	6,150	4,345	3,805

Balance at end of year	$15,635	14,232	11,992

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

(4) Loans and Allowance for Loan Losses (continued)

The following table presents an analysis of the allowance for loan losses by loan type, including a summary of the loans type individually and collectively evaluated for impairment as of December 31, 2010 (in thousands):

	Commercial, financial and industrial	Commercial mortgage	Residential mortgage - first position	Residential mortgage - second position	Consumer - indirect	Consumer - other	Other	Loans held for sale	Unallocated	Total

Beginning Balance	$6,134	1,402	977	425	3,330	1,169	-	-	795	14,232
Charged off	(2,957)	(678)	(263)	(23)	(1,521)	(556)	-	-		(5,998)
Recoveries	243	47	43	7	714	197	-	-		1,251
Provision	2,944	600	547	154	1,673	345	-	-	(113)	6,150
Ending Balance	$6,364	1,371	1,304	563	4,196	1,155	-	-	682	15,635
of which:
Amount for loans individually evaluated for impairment	$449	51	124	50	-	-	-	-	-	674
Amount for loans collectively evaluated for impairment	$5,915	1,320	1,180	513	4,196	1,155	-	-	682	14,961
Loans individually evaluated for impairment	$4,482	11,031	2,905	718	-	200		-	-	19,336
Loans collectively evaluated for impairment	$208,225	423,756	230,048	95,698	181,481	26,237	-	14,113	5,962	1,185,520

The balance in the allowance for loan losses increased to 1.30% of the loan portfolio at December 31, 2010 from 1.23% of the loan portfolio at December 31, 2009. This increase was driven by a number of factors, including our consideration of economic trends.  For example, approximately $2.0 million or 17 basis points of the allowance was associated with continuing relatively slow economic conditions.  Another factor considered in the allowance is the level and trend of past due loans.  Loans past due and loans in nonaccrual status grew in 2010, increasing the risk of loss in the portfolio, thus leading to an increase in the allowance for loan losses.  An additional factor is our consideration of the current level of net-chargeoffs, which can be an indicator of losses in the portfolio.  Net chargeoffs as a percentage of the portfolio increased to 41 basis points from 19 basis points in 2009.  Therefore this increase was considered in our analysis of the allowance. The balance of loans in the portfolio will also impact the allowance.  As the loan portfolio balance increases, such as in 2010, so will the related allowance for loan losses, even when no other factors change. In 2010 the loan portfolio grew $44.7 million, and applying the beginning of the year allowance factor of 1.23%, portfolio growth accounted for approximately $0.6 million of the $1.4 million increase in the allowance from 2009 to 2010.

In monitoring the credit quality of the portfolio, management applies a credit quality indicator to substantially all commercial loans. These quality indicators range from one through eight in increasing risk of loss. These ratings are used as inputs to the calculation of the allowance for loan losses. Loans rated 1 through 4 are generally allocated a lesser percentage allocation in the allowance for loan losses than loans rated from 5 through 8. Unrated loans are allocated a percentage of the allowance for loan losses on a pooled-basis.

Loans rated 1 include borrowers whose financial condition, liquidity, capitalization, earnings, cash flow, management and capacity to repay are strong.  If deficient in any of these areas, a borrower may still be considered for a 1 rating, if fully secured by cash, or properly margined, listed stock, investment grade corporate bonds or U.S. Government Securities, (125% collateral value to loan commitment).

A loan rated 2 would include borrowers who are somewhat more of a credit risk than a 1 rated borrower and therefore require more frequent monitoring.  Those borrowers would have the following qualities: cash flow has been and is expected to be adequate to meet debt service requirements; financial statement is current, of good quality and in adequate detail; financial condition of company compares favorably with the industry averages; earnings are generally stable; borrower consistently adheres to repayment schedule for both principal and interest and covenants; management integrity and ability is considered sound; and industry outlook is acceptable.

Loans rated 3 include credits whose performance is generally stable.  Also included in this category are credits where the guarantor is sufficiently strong to support operating losses and has demonstrated a willingness to do so. Additionally, loans risk rated 3 may include the following qualities: borrower’s business is tied to more economically sensitive industries; borrower may have violated one or more financial covenants; occasional requirements for waivers, or amendments may occur, however liquidity and capitalization are expected to continue to be acceptable; integrity of management is acceptable but ability remains to be proven; borrower may not compare well to industry standards; relationship requires a high level of monitoring due to its complexity.  Also, financial data of affiliates may not be available or difficult to track; borrower may not provide sufficient documentation for confirming all taxable income/losses but consistently adheres to repayment schedules for both principal and interest.  Also, borrower may report a high level of contingent liabilities.

(4) Loans and Allowance for Loan Losses (continued)

Loans rated 4 would include credits which demonstrate any or all of the following criteria: borrower’s or guarantor’s financial performance shows negative trends and yet cash flow remains still adequate to repay debt; loans which continue to pay as agreed but the Bank has not received current financial statements to confirm repayment ability and to enable management to complete a timely annual review; commercial construction loans where the LTV is over 75%; loan has been processed through automated underwriting and does not meet management’s scoring threshold; loans to start-up companies until the borrower’s have achieved stabilized operations (i.e., 1-3 years); and loans recommended for upgrade from problem loan status (5 through 8) would generally pass through the watch category for 6 months to a year unless there are sufficient reasons to bypass the watch rating and be upgraded to a 3 or higher.

Loans risk rated 5 are currently protected but are potentially weak. These loans constitute an undue and unwarranted credit risk but not to the point of justifying a classification of substandard. The credit risk may be relatively minor yet constitute an unwarranted risk in light of the circumstances surrounding a specific asset. Loans in this category have potential weaknesses which may, if not checked or corrected, weaken the loan or inadequately protect the Bank's credit position at some future date.  This might include loans which the lending officer may be unable to supervise properly because of: lack of expertise, inadequate loan agreement, the poor condition of or lack of control over collateral, failure to obtain proper documentation or any other deviations from prudent lending practices.  Economic or market conditions which may, in the future, affect the obligor may warrant special mention of the asset. Loans for which an adverse trend in the borrower's operations or an imbalanced position in the balance sheet which has not reached a point where the liquidation is jeopardized may be included in this classification.

Loans risk rated 6 are considered substandard. A substandard loan is inadequately protected by the sound worth and paying capacity of the obligor or of the collateral pledged, if any.  Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.  Loss potential, while existing in the aggregate amount of substandard loans, does not have to exist in individual loans classified substandard. Residential mortgages are not subject to substandard classification unless the following well defined weaknesses have occurred: the ability of the borrower to repay the debt is questionable as evidenced by delinquency of 90 days, and repayment of the debt is dependent on the sale of the underlying real estate. A consumer loan is considered a substandard asset only when it is 90 days past due.

Loans risk rated 7 are categorized as doubtful. These loans have all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high but because of certain important and reasonably specific pending factors which may work to the advantage and strengthening of the loan, its classification as an estimated loss is deferred until its more exact status may be determined. Pending factors include proposed merger, acquisition, or liquidation procedures, capital injection, perfecting liens on additional collateral and refinancing plans. The entire amount of the loan might not be classified as doubtful when collection of a specific portion appears highly probable. Loans are generally not classified doubtful for an extended period of time (i.e., over a year).

Loans classified 8, or loss, are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.  Losses are taken in the period in which they surface as uncollectible.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

(4) Loans and Allowance for Loan Losses (continued)

Residential Mortgage Loans are rated 9. Residential mortgage loans are not subject to the risk ratings specified above unless management wishes to recognize a well defined weakness or loss potential to more accurately reflect credit risk.

The following table presents the loan portfolio as of December 31, 2010 by credit quality indicator (in thousands). Except for loans in the 9 and unrated categories, credit quality indicators are reassessed for each applicable loan at least annually, generally upon the anniversary of the loan’s origination or receipt and analysis of the borrower’s financial statements, when applicable. Loans in category 9 and unrated are evaluated for credit quality after origination based upon delinquency status. See Aging Analysis table.

	Commercial, financial and industrial	Commercial mortgage	Residential mortgage - first position	Residential mortgage - second position	Consumer - indirect	Consumer - other	Other	Loans held for sale	Unallocated	Total
1-Superior	$ 11,367	-	-	-	-	155	-	-	-	11,522
2-Good	13,273	24,233	217	3,678	-	-	-	-	-	41,401
3 Satisfactory	70,400	165,350	1,015	1,338	-	-	-	-	-	238,103
4 Watch	50,579	193,960	5,829	459	-	5	-	-	-	250,832
5 Special Mention	17,984	17,235	981	844	-	-	-	-	-	37,044
6 Substandard	20,985	17,594	3,720	881	-	-	-	-	-	43,180
7 Doubtful	-	-	-	38	-	-	-	-	-	38
8 Loss	-	-	-	-	-	-	-	-	-	-
Total	$ 184,588	418,372	11,762	7,238	-	160	-	-	-	622,120
9 and not rated	28,119	16,415	221,191	89,178	181,481	26,277	-	14,113	5,962	582,736
Total	$ 212,707	434,787	232,953	96,416	181,481	26,437	-	14,113	5,962	1,204,856

A summary of information regarding nonaccruing loans and other nonperforming assets as of December 31, 2010, 2009 and 2008 follows (in thousands):

	2010	2009	2008

Accruing loans 90 days or more delinquent	$1,603	1,087	796
Nonaccruing loans	21,243	18,547	8,769

Total nonperforming loans	22,846	19,634	9,565
Other real estate owned	4,291	2,883	748
(less write-down of other real estate owned)	(551)	(114)	(19)

Total nonperforming assets	$26,586	22,403	10,294

Interest payments received on nonaccrual loans
applied to reduce the loans’ carrying amount	$429	475	380

At December 31, 2010, the Company had no firm commitments to lend additional funds to borrowers with loans in nonaccrual status.

The following table presents, as of December 31, 2010, additional details about the loan portfolio in the form of an aging analysis of the loan portfolio. Amounts exclude of deferred fees and costs (in thousands).

			90 Days				> 90 Days
	30-59 Days	60-89 Days	Or	Total		Total	and	Non-Accrual
	Past Due	Past Due	Greater	Past Due	Current	Loans	Accruing	Loans
Commercial and Industrial	$ 2,587	542	4,295	7,424	205,283	212,707	225	4,070
Commercial mortgages	2,720	-	11,445	14,165	420,622	434,787	413	11,032
Residential-First Lien	3,621	1,487	5,851	10,959	221,994	232,953	627	5,224
Residential -Second Lien	215	106	948	1,269	95,147	96,416	31	917
Consumer:
Indirect	1,786	815	268	2,869	178,612	181,481	269	-
Other	352	160	25	537	25,900	26,437	25	-
Other	-	-	-	-	-	-	-	-
Loans Held-For-Sale	-	-	-	-	14,113	14,113	-	-
Total	$ 11,281	3,110	22,832	37,223	1,161,671	1,198,894	1,590	21,243

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

(4) Loans and Allowance for Loan Losses (continued)

A summary of information regarding impaired loans follows (in thousands):

	2010	2009	2008

Recorded investment at December 31,	$21,655	18,547	8,769
Impaired loans with related allowance at December 31,	$3,116	7,771	-
Amount of related allowance at December 31,	$674	2,799	-
Average investment for year ended December 31,	$21,862	14,306	7,864
Interest income recognized on a cash basis during the year	$35	35	33

The details of impaired loans as of December 31, 2010 follows (in thousands)

	Recorded Investment	Unpaid principal balance	Related Allowance	Average Recorded Investment	Interest income Recognized
With no allowance
Commercial, financial and industrial	$ 3,177	3,598	-	5,741	-
Commercial mortgage	10,107	10,446	-	9,949	34
Residential mortgage - first position	4,391	4,476	-	1,988	1
Residential mortgage - second position	664	668	-	642	-
Consumer - other	200	200	-	100	-
Subtotal	18,539	19,388	-	18,420	35
With allowance
Commercial, financial and industrial	1,305	1,343	449	2,037	-
Commercial mortgage	924	2,489	51	1,070	-
Residential mortgage - first position	833	835	124	291	-
Residential mortgage - second position	54	56	50	44	-
Subtotal	3,116	4,723	674	3,442	-
Total	$ 21,655	24,111	674	21,862	35
Summary by portfolio:
Commercial	$ 15,513	17,876	500	18,797	34
Residential	5,942	6,035	174	2,965	1
Consumer and Other	200	200	-	100	-
2010 Total	$ 21,655	24,111	674	21,862	35

(5) Premises and Equipment

A summary of premises and equipment at December 31, 2010, and 2009, follows (in thousands):

	2010	2009
Land and land improvements	$892	827
Buildings and leasehold improvements	21,794	18,434
Furniture, fixtures and equipment	18,009	17,413

	40,695	36,674
Less accumulated depreciation and amortization	26,325	24,633

Premises and equipment - net	$14,370	12,041

Depreciation and amortization expense amounted to $2,099,000, $1,954,000, and $2,029,000, for the years ended December 31, 2010, 2009 and 2008, respectively.

In June 2008, the Company completed the sale and subsequent lease-back of six banking offices.  Total proceeds from the sale amounted to $5,460,000.  The carrying value and transaction costs totaled $4,013,000, resulting in a net gain of $1,447,000.  Included in this gain was a loss on disposal of one office, amounting to $111,000.  The gross gain of $1,558,000 is deferred and included in Accrued Interest Payable and Other Liabilities in the Consolidated Balance Sheet and is amortized as a credit to Occupancy expenses on a straight-line basis for 15 years through 2023, the term of the underlying leases.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

(6) Loan Servicing Assets

Changes in loan servicing assets were as follows (in thousands):

	Year ended December 31,

	2010	2009	2008
Beginning balance	$1,797	855	1,091
Originations	914	1,463	147
Amortization	(489)	(521)	(383)

Ending balance	$2,222	1,797	855

Loan servicing income, net, includes $1,366,000, $1,103,000, and $931,000, of contractually specified servicing fees for the years ended December 31, 2010, 2009, and 2008, respectively. Amortization expense of loan servicing assets for the next five years is estimated to be $457,000, $411,000, $383,000, $369,000, and $346,000.

The estimated fair value of loan servicing rights was $3,418,000 and $2,893,000 at December 31, 2010 and 2009, respectively. The estimated fair value of these rights may vary significantly in subsequent periods due to changing interest rates and the effect thereof on prepayment speeds. Additionally, estimated fair value assumes there are a willing buyer and willing seller in the transaction. Management does not intend to sell these servicing rights.

The key economic assumptions used to determine the fair value of loan servicing rights at December 31, 2010 and 2009 were a discount rate of 9.00% in each year and weighted average portfolio maturity of 19.5 years in 2010 and 19.3 years in 2009. The sensitivity of fair value to changes in certain portfolio characteristics at each year end are summarized in the table that follows (dollars in thousands). These calculated sensitivities are hypothetical, and actual changes in the fair value of loan servicing rights may differ significantly from the amounts presented herein. The effect of a variation in a particular assumption or characteristic on the fair value of the servicing rights is calculated without changing any other assumption. However, in practice, changes in one factor may result in changes in another which may magnify or counteract the sensitivities. The changes in assumptions are presumed to be instantaneous.

	2010	2009
Weighted-average prepayment speed	243%	235%
Impact on fair value of 20% adverse change	$(389)	$(270)
Impact on fair value of 20% positive change	519	347

Weighted-average current coupon for similar loans	4.95%	5.16%
Impact on fair value of 100 basis point adverse change	$(952)	$(849)
Impact on fair value of 100 basis point positive change	433	347

(7) Time Deposits

At December 31, 2010, the scheduled maturity of time deposits was as follows (in thousands):

2011	$381,939
2012	74,116
2013	31,536
2014	622
2015	177

$488,390

Time deposits of $100,000 or more amounted to $215,820,000 at December 31, 2010, and $223,250,000 at December 31, 2009. Interest expense on all time deposits of $100,000 or more was as follows: $4,118,000 in 2010, $6,528,000 in 2009, and $6,876,000 in 2008.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

(8) Borrowings

Borrowings at December 31, 2010 consisted only of non-interest bearing acquisition debt of $330,000, which was paid in January 2011. There were no short-term borrowings during 2010.  The following table presents information about short-term borrowings during and at year-end 2009 and 2008 (dollars in thousands):

	2009	2008

Amount outstanding at December 31,	$-	4,400
Highest amount at a month end	$-	54,400
Daily average amount outstanding	$4	22,812
Weighted average interest rate paid	0.48%	2.33%

The following table presents information about the Company's formal available lines of credit and related loan collateral at December 31, 2010 (in thousands).  Amounts utilized include borrowings, and undrawn letters of credit in the Company's favor of $2,501,000.

	Amount			Carrying Value
	Utilized	Unused	Collateralized by	of Collateral

Federal Home Loan Bank of New York	$2,501	$116,818	Residential mortgage loans and FHLB Stock	$150,724

Federal Reserve Bank of New York	$-	$375,781	Indirect automobile loans and	$183,864
			Commercial loans	$385,350

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

(9) Junior Subordinated Debentures and Interest Rate Swap

In September 2007, the Company issued $20,619,000 of unsecured, 30-year junior subordinated deferrable interest debentures (T3) through a wholly-owned business trust. The debentures carry a fixed interest rate of 6.32% per annum through September 2012, floating thereafter for twenty-five years at LIBOR plus 1.44% per annum, adjustable quarterly. Interest is payable quarterly. The debentures' final maturity is December 2037, and is callable, in whole or in part, at par after five years at the Company's option, and subject to Federal Reserve Bank of New York approval. Interest payments can be deferred for up to five years, but would restrict the Company's ability to pay dividends. At December 31, 2010, approximately $10.3 million and $10.3 million of these debentures were considered Tier I and Tier II capital, respectively, for regulatory purposes.

In June, 2006, the Company issued $30,928,000 of unsecured, 30-year floating rate junior subordinated deferrable interest debentures (T2) through a wholly-owned business trust. The debentures carry an interest rate of 3-month LIBOR plus 1.40% (1.70% at December 31, 2010). Interest is payable quarterly. The debentures' final maturity is June 2036, and is callable, in whole or in part, at par after five years at the Company's option, and subject to Federal Reserve Bank of New York approval. Interest payments can be deferred for up to five years, but would restrict the Company's ability to pay dividends. At December 31, 2010, these debentures were considered Tier I capital of the Company.

In December 2007, the Company entered into an interest rate swap agreement (swap). The Company designated the swap as a cash flow hedge and it is intended to protect against the variability of cash flows associated with T2. The swap modifies the repricing characteristic of T2, wherein the Company receives interest at LIBOR plus 1.40% from a counterparty and pays a fixed rate of interest of 5.54% to the same counterparty calculated on a notional amount of $30,928,000. This agreement will expire in June 2011.  The swap agreement was entered into with a counterparty that met the Company’s credit standards, and the agreement contains collateral provisions protecting the at-risk party. The Company believes that the credit risk inherent in this contract is not significant. At December 31, 2010, the Company pledged $860,000 cash collateral to the counter party.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

(9) Junior Subordinated Debentures and Interest Rate Swap (continued)

At December 31, 2010, the fair value of the swap agreement was a negative (loss) $577,000 (December 31, 2009: $1,437,000 (loss)), and was the amount the Company would have expected to pay to terminate the agreement.  The net effect of the swap increased interest expense by $1,157,000 in 2010, $960,000 in 2009 and $279,000 in 2008. There was no hedge ineffectiveness for this swap.

In consideration of the pending expiration of the aforementioned agreement, the Company entered into a forward starting  interest rate swap agreement on July 1, 2010.  This swap becomes effective on June 15, 2011 and expires on June 15, 2021.  This interest rate swap agreement will modify the repricing characteristics of T2 from a floating-rate debt (LIBOR +1.40%) to a fixed-rate debt (4.81%).The swap agreement was entered into with a counterparty that met the Company’s credit standards, and the agreement contains collateral provisions protecting the at-risk party. The Company believes that the credit risk inherent in this contract is not significant. At December 31, 2010, the Company pledged $400,000 cash collateral to the counter party

At December 31, 2010, the fair value of the forward interest rate swap agreement was a negative (loss) $356,000 and was the amount the Company would have expected to pay to terminate the agreement. There was no hedge ineffectiveness for this forward swap.

(10) Income Taxes

Total income taxes for the years ended December 31, 2010, 2009, and 2008, were allocated as follows (dollars in thousands):

	2010	2009	2008

Income from operations	$6,205	5,401	4,958
Stock option exercise included in stockholders’ equity	(232)	-	(152)
Change in stockholders' equity for unrealized
gain (loss) on securities available for sale	(483)	502	363
Change in stockholders' equity for unrealized
gain (loss) on fair value of interest rate swap	180	170	(731)

	$5,670	6,073	4,438

The components of income tax expense (benefit) relating to income from operations follow (in thousands):

	Years ended December 31,

Current:	2010	2009	2008

Federal	$5,882	4,920	5,472
State	1,086	1,070	971

	6,968	5,990	6,433

Deferred:
Federal	(513)	(468)	(1,165)
State	(250)	(121)	(310)

	(763)	(589)	(1,475)

	$6,205	5,401	4,958

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

(10) Income Taxes (continued)

Income tax expense differed from the amounts computed by applying the applicable U.S. Federal corporate tax rates to pretax income from operations as follows (dollars in thousands):
	Years ended December 31,

	2010	2009	2008

Tax expense at statutory rate of 35% (34.33% in 2009)	$8,351	7,070	6,612
Tax-exempt interest	(2,487)	(2,612)	(2,483)
Interest expense disallowance	117	186	252
State taxes, net of Federal benefit	543	621	430
Nondeductible operating expenses	33	21	73
Change in valuation allowance for deferred tax assets	(2)	(2)	(2)
Recovery of state allowance for loan losses	(167)	-	-
Other	(183)	117	76

Total	$6,205	5,401	4,958

Effective tax rate	26.0%	26.2%	26.2%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2010, and 2009, are presented below (in thousands):

	2010	2009
Deferred tax assets:
Allowance for loan losses - books	$6,194	5,638
Incentive stock and retirement plans	596	292
Stock options	75	75
Interest on nonaccrual loans	1,197	1,052
Retirement and other reserves	149	282
Gain on sale of premises and equipment – books	515	556
Write-down of available-for-sale securities	382	367
Minority-owned entities	97	101
Net unrealized loss on interest rate swap	381	561
Other	29	156

Deferred tax assets before allowance	9,885	9,080
Valuation allowance	(80)	(82)

Deferred tax assets	9,775	8,998

Deferred tax liabilities:
Allowance for loan losses – state tax	-	167
Loan servicing rights	880	712
Intangible assets	128	62
Depreciation	291	164
Net unrealized gain on available for sale securities	540	1,023

Deferred tax liabilities	1,839	2,128

Net deferred tax asset	$7,936	6,870

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

(10) Income Taxes (continued)

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

No interest expense was recognized during 2010 or 2009 for any unrecognized tax benefits. The Company is not subject to U.S. federal tax examinations or state tax examinations for years before 2007.

(11) Stockholders' Equity

Payment of dividends by the Bank to the Company is limited or restricted in certain circumstances. According to federal banking law, the approval of the Office of the Comptroller of the Currency (OCC) is required for the declaration of dividends in any year in which dividends exceed the total of net income for that year plus retained income for the preceding two years. At December 31, 2010, approximately $30,880,000 was available for dividends to the Company without the approval of the OCC. Payment of dividends by the Company’s non-bank subsidiaries is also restricted by their respective regulatory agencies. The amount of dividends available for payment by these companies without regulatory approval is insignificant.

(12) Earnings Per Share

Basic and diluted earnings per share for the years ended December 31, 2010, 2009, and 2008, were computed as follows (dollars in thousands, except share data):

	2010	2009	2008
Basic Earnings Per Share

Net Income applicable to common shareholders	$17,656	15,194	13,933
Weighted average common shares outstanding	472,020	471,375	473,309

Basic earnings per share	$37.41	32.23	29.44

	2010	2009	2008
Diluted Earnings Per Share

Net income applicable to common shareholders	$17,656	15,194	13,933

Weighted average common shares outstanding	472,020	471,375	473,309
Effect of dilutive securities - stock options	7,778	8,003	8,202

Total	479,798	479,378	481,511

Diluted earnings per share	$36.80	31.70	28.94

(13) Employee Benefits

Retirement Plans

The Company has a combined profit sharing and 401(k) plan covering substantially all Bank employees and a 401(k) plan for non-Bank employees upon completion of 1,000 hours of service with respect to full-time employees, and 870 hours of service for part-time employees. Contributions to the Bank plan are determined by a mathematical formula which takes into account average net income of the Bank for the current and prior year, the level of the Bank's stockholders' equity and average Bank employee compensation. Both plans are subject to a minimum contribution of 3% of eligible compensation. It is the Company's policy to annually fund current costs as they accrue. Expenses of these plans amounted to $2,480,000, $2,336,000, and $2,210,000, for the years ended December 31, 2010, 2009, and 2008, respectively.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

(13) Employee Benefits (continued)

Employee Stock Ownership Plan

The Company has an employee stock ownership plan (ESOP) for employees of the Company. Annual contributions are made at the discretion of the Board of Directors. ESOP expense amounted to $220,000, $211,000, and $165,000, for the years ended December 31, 2010, 2009, and 2008, respectively. Shares distributed to a participant upon termination of service are subject to a put option whereby the participant may cause the Plan’s Trust to purchase the shares at fair value. At December 31, 2010, and 2009, the plan held 7,184 and 6,866 shares with an estimated fair value, at the respective dates, of $2,754,000 and $2,246,000.

Supplemental Executive Retirement Plans

The Company has two un-funded, non-qualified, supplemental executive retirement plans (SERP) covering certain executives designed to compensate for the portion of cash compensation unable to be included in the profit sharing and 401(K) plan, because of limitations in the plan’s design and in the Internal Revenue Code.  The Company had accrued a liability of $749,000 and $587,000 at December 31, 2010 and 2009, respectively, for these SERPs. Expenses of these plans amounted to $162,000, $103,000, and $75,000 for the years ended December 31, 2010, 2009, and 2008, respectively.

(14) Stock-Based Compensation Plans

The Company has two stock-based compensation plans (Stock Option Plan and Stock Appreciation Rights Plan) for executives, which are described below.  Amounts recognized in the Consolidated Financial Statements with respect to these plans are as follows (in thousands):

	2010	2009	2008

Stock option plan	$-	-	10
Incentive stock plan	598	(154)	(5)

Pre-tax cost of plans included in salaries and employee benefits expenses	$598	(154)	5

Amount of related income tax (expense)benefit recognized in income	$(239)	62	2

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

The following summarizes outstanding and exercisable options at December 31, 2010:

	2010

		Weighted Average
	#	Exercise Price

Options outstanding at beginning of the year	29,223	$171.95
Granted	-	-
Exercised	2,586	120.17
Expired	-	-

Options outstanding at year end	26,637	$176.98
Options exercisable at year end	23,207	$173.71
Options available for future grants	none

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

(14) Stock-Based Compensation Plans (continued)

At December 31, 2010, the intrinsic value of all outstanding options was approximately $5,498,000, while the intrinsic value of vested options included in this total was approximately $4,866,000.  No options were exercised in 2009. The intrinsic value of options exercised during the years ended December 31, 2010 and 2008, was $585,000, and $381,000, respectively.  No options vested in 2010.  The fair value of options vested in 2009 was $116,000 and in 2008 was $76,000.

Options outstanding (both exercisable and unexercisable) at December 31, 2010, had exercise prices ranging from $120.17 to $293.85. The weighted average expected life of the options is five years. Since the options have no stated expiration date, the expected life is calculated as the number of years from grant date to the grantee's 65th birthday.

The source of shares issued upon exercise has historically been, and is expected to be, treasury shares.  From time to time, the Company expects to purchase shares for treasury to be used for these exercises.  The amount of shares, timing, and cost of these purchases cannot be determined, as the Company does not know when and in what quantity participants will exercise their options.

Stock Appreciation Rights Plan

The Company has an incentive stock appreciation rights plan for executives which allows for the award of Stock Appreciation Rights (SAR) awards. The number of awards issued is based upon return on beginning equity in each year. SARs represent the right to receive payment in cash or stock equal to the amount, if any, by which the market value per share of common stock on the date of exercise exceeds the SARs grant price. Long-term SARs are exercisable at the later of age 55 or 15 years of continuous employment with the Company or at normal retirement age (65). Medium-term SARs are exercisable five years from the date of grant or upon retirement. The following summarizes the activity of these awards as of and for the year ended December 31, 2010.

	Long-term SARs		Medium-term SARs
		Weighted Average		Weighted Average
	#	Grant Price	#	Grant Price

Awards outstanding, January 1, 2010	9,678	$321.93	4,923	$323.80
Granted	4,299	$327.12	3,661	$327.12
Exercised	-	$-	-	$-
Forfeited	-	$-	-	$-
Expired	-	-	-	-
Awards outstanding at December 31, 2010	13,977	$330.21	8,584	$332.47

Awards exercisable at December 31, 2010	6,533	$328.64	-	$-

In February 2010, certain executives were awarded a total of 4,999 long-term SARs and 3,661 medium-term SARs, all at a grant price of $327.12 per share, the then current market value (based on the most recent public stock sale known to the Company immediately preceding the grant) of the Company's common stock.

No awards were exercised in 2010 or 2008. The total amount of cash used to settle the exercise of the awards during the year ended December 31, 2009 was equivalent to their intrinsic value and amounted to $218,000.  The fair value of awards vested during years ended December 31, 2010, 2009, and amounted to $28,000, $156,000, and $-0-, respectively.

The weighted average estimated per-award fair value, as of December 31, 2010 and 2009 are presented below.  Fair value was estimated using the Black-Scholes-Merton option-pricing model with the following assumptions. No forfeitures are assumed, as none are anticipated.

		2010			2009
Award Type	LTS		MTS	LTS		MTS
Per-award fair value	$ 35.00		$ 33.49	$ 16.65		$ 15.85
Expected dividend yield	3.00%		3.00%	3.07%		3.07%
Risk-free interest rate	2.01%		2.01%	2.98%		2.98%
Expected Life	5.4 years		5.4 years	5.9 years		5.9 years
Volatility	5.5%		5.5%	5.3%		5.3%

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

(14) Stock-Based Compensation Plans

Long-term SAR’s outstanding and medium-term SARs outstanding (both exercisable and unexercisable) at December 31, 2010, had exercise prices ranging from $315.91 to $360.28. The weighted average expected life of these awards is five years. Since these awards have no stated expiration date, the expected life is calculated as the number of years from grant date to the grantee's 60th birthday, which is the historical life for similar past awards.  Based upon current assumptions, the estimated compensation cost related to non-vested awards not yet recognized is $573,000, which is expected to be recognized over a weighted average period of five years. The Company had accrued a liability of $755,000 and $158,000 at December 31, 2010 and 2009, respectively, representing the accumulated fair-value vested obligation of these awards under the plan.

(15) Leases

The Company leases certain buildings and office space under operating lease arrangements. Rent expense, net of rent received and deferred-gain on sale-leaseback, under these arrangements amounted to $2,148,000 in 2010, $1,842,000 in 2009, and $1,591,000 in 2008. Real estate taxes, insurance, maintenance, and other operating expenses associated with leased buildings and office space are generally paid by the Company.

A summary of non-cancellable, long-term operating lease commitments as of December 31, 2010, follows (in thousands):

Years ending December 31,	Amount

2011	$2,376
2012	2,286
2013	2,234
2014	2,117
2015	2,031
2016 and after	13,161

Total	$24,205

(16) Commitments and Contingencies

In the normal course of business, various commitments and contingent liabilities are outstanding. The following table presents the notional amount of the Company's significant commitments and their respective carrying amount, where applicable. Most of these commitments are not included in the Company's Consolidated Balance Sheet (in thousands).

	Year ended December 31,

	2010		2009
	Notional	Carrying	Notional	Carrying
	Amount	Amount	Amount	Amount
Commitments to extend credit:
Commercial lines of credit	$101,481	-	104,423	-
Commercial real estate and construction	$31,826	-	23,069	-
Residential real estate at fixed rates	$3,871	-	5,824	-
Home equity lines of credit	$150,085	-	113,982	-
Unsecured personal lines of credit	$16,662	-	15,937	-
Standby and commercial letters of credit	$8,180	(127)	8,298	(120)
Commitments to sell real estate loans	$14,113	-	6,657	-

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

(16) Commitments and Contingencies (continued)

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

The Company has committed $3,000,000 as a limited partnership investment to Cephas Capital Partners, II.  This Small Business Investment Company (SBIC) is a community-bank backed mezzanine finance company.  It is a follow-on investment from our current investment in Cephas Capital Partners.  At December 31, 2010, the Company had a remaining unfunded commitment of $2,250,000. This investment is carried in Other Assets on the Consolidated Balance Sheet.

The Company has committed $500,000 for an investment in Trillium Lakefront Partners, LLC.  This venture capital fund is a community-backed initiative in support of new business and job growth in the Company's market area.  At December 31, 2010, the Company had a remaining unfunded commitment of $140,000. This investment is carried in Other Assets on the Consolidated Balance Sheet.

As discussed in Note 2 under the terms of the GVT purchase agreement, the Company was obligated to make a final payment totaling $330,000, which was made in January 2011.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (as set forth in the table following) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2010, that the Company and Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2010, and as of the most recent notification from regulators, the Company and the Bank are well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Company and Bank must maintain a minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. Subsequently, there have been no conditions or events which management believes has changed the Company's or Bank's category.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

	Regulatory Capital as of December 31, 2010
	Actual Regulatory Capital		Minimum Requirement		Well-Capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

Leverage capital (Tier 1) as percent of
three-month average assets:
Company	$151,023	9.10%	$66,352	4.00%	$82,940	5.00%
Bank	$140,061	8.50%	$65,913	4.00%	$82,392	5.00%
As percent of risk-weighted,
period-end assets
Core capital (Tier 1)
Company	$151,023	12.32%	$49,037	4.00%	$73,556	6.00%
Bank	$140,061	11.60%	$48,314	4.00%	$72,471	6.00%
Total capital (Tiers 1 and 2)
Company	$176,399	14.39%	$98,075	8.00%	$122,593	10.00%
Bank	$155,175	12.85%	$96,627	8.00%	$120,784	10.00%

	Regulatory Capital as of December 31, 2009
	Actual Regulatory Capital		Minimum Requirement		Well-Capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

Leverage capital (Tier 1) as percent of
three-month average assets:
Company	$134,059	8.55%	$62,730	4.00%	$78,413	5.00%
Bank	$122,698	7.93%	$61,917	4.00%	$77,396	5.00%
As percent of risk-weighted,
period-end assets
Core capital (Tier 1)
Company	$134,059	11.27%	$47,242	4.00%	$70,864	6.00%
Bank	$122,698	10.60%	$46,300	4.00%	$69,449	6.00%
Total capital (Tiers 1 and 2)
Company	$162,577	13.77%	$94,485	8.00%	$118,106	10.00%
Bank	$136,934	11.83%	$92,599	8.00%	$115,749	10.00%

The Company’s trust subsidiaries Genesee Valley Trust Company and Canandaigua National Trust Company of Florida must also meet minimum capital requirements as set forth by their regulators.  As of December 31, 2010, these companies complied with their minimum capital requirements.

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

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

(18) Segment Information (continued)

The financial information of these segments has been compiled utilizing the accounting policies described in Note 1. Intersegment revenue, mainly servicing release premiums, is earned on the basis of similar third-party transactions. Indirect administrative expenses are allocated among segments based upon the segments' use of indirect resources. Income taxes are allocated to segments based on the Company's marginal statutory tax rate adjusted for any tax-exempt income or non-deductible expenses.  The accounting policies and processes utilized in compiling segment financial information is based on U.S. generally accepted accounting principles, as CNB Mortgage and Genesee Valley Trust Company are subject to stand-alone external financial reporting. The reportable segment information as of, and for the years ended, December 31, 2010, 2009, and 2008 follows (in thousands):

The operating results of GVT for the year ended December 31, 2009 were negatively affected by a year-over-year decline in revenues caused by the fall in the fair value of assets under administration and a $0.8 million retirement expense accrual upon the president’s early retirement.

	2010

	Bank	CNBM	GVT	Intersegment	Total
Net interest income	$61,161	12	(8)	(24)	61,141
Non-interest income	22,553	4,187	3,873	(3,892)	26,721

Total revenues	83,714	4,199	3,865	(3,916)	87,862

Provision for loan losses	6,150	-	-	-	6,150
Intangible amortization	217	-	778	-	995
Other operating expenses	51,860	2,122	3,471	(597)	56,856

Total expenses	58,227	2,122	4,249	(597)	64,001

Income (loss) before tax	25,487	2,077	(384)	(3,319)	23,861
Income tax	6,205	775	62	(837)	6.205

Net income (loss)	$19,282	1,302	(446)	(2,482)	17,656

Total identifiable assets	$1,646,733	13,537	16,786	(15,552)	1,661,504

	2009

	Bank	CNBM	GVT	Intersegment	Total
Net interest income	$54,469	12	(68)	(39)	54,374
Non-interest income	20,847	5,270	3,678	(5,025)	24,770

Total revenues	75,316	5,282	3,610	(5,064)	79,144

Provision for loan losses	4,345	-	-	-	4,345
Intangible amortization	228	-	835	-	1,063
Other operating expenses	47,561	1,746	4,289	(455)	53,141

Total expenses	52,134	1,746	5,124	(455)	58,549

Income (loss) before tax	23,182	3,536	(1,514)	(4,609)	20,595
Income tax	5,401	1,371	(589)	(782)	5,401

Net income (loss)	$17,781	2,165	(925)	(3,827)	15,194

Total identifiable assets	$1,551,047	6,013	19,142	(10,202)	1,566,000

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

(18) Segment Information (continued)

	2008

	Bank	CNBM	GVT	Intersegment	Total
Net interest income	$47,781	21	(235)	(82)	47,485
Non-interest income	16,377	2,245	4,888	(1,056)	22,454

Total revenues	64,158	2,266	4,653	(1,138)	69,939

Provision for loan losses	3,805	-	-	-	3,805
Intangible amortization	163	-	921	-	1,084
Operating expenses	41,102	1,303	4,029	(275)	46,159

Total expenses	45,070	1,303	4,950	(275)	51,048

Income (loss) before tax	19,088	963	(297)	(863)	18,891
Income tax	4,958	374	(91)	(283)	4,958

Net income (loss)	$14,130	589	(206)	(580)	13,933

Total identifiable assets	$1,402,693	3,212	20,030	(6,898)	1,419,037

(19) Condensed Financial Information - Parent Company Only

The following are the condensed balance sheets, statements of income, and statements of cash flows for Canandaigua National Corporation (in thousands).

Balance Sheets
	December 31,

	2010	2009
Assets:
Cash in subsidiary bank	$7,992	5,756
Cash in other banks	1,260	1,800
Securities available for sale	1,105	2,664
Investment in Bank	142,313	125,979
Investment in nonbank subsidiaries	20,873	23,757
Other assets	3,419	4,894

Total assets	$176,962	164,850

Liabilities:
Junior subordinated debentures	$51,547	51,547
Other liabilities	1,621	1,568

Total liabilities	53,168	53,115

Stockholders' Equity	123,794	111,735

Total liabilities and stockholders' equity	$176,962	164,850

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

(19) Condensed Financial Information - Parent Company Only (continued)

Statements of Income
	Years ended December 31,

	2010	2009	2008

Dividends from Bank	$7,200	7,200	7,200
Dividends from nonbank subsidiaries	-	500	670
Other income	56	264	670
Loss on write-down of securities available for sale	(40)	(120)	(700)
Interest and other expenses	(3,095)	(3,376)	(3,109)

Income before undistributed income of subsidiaries	4,121	4,468	4,731
Undistributed current year income of subsidiaries	13,540	9,744	8,622

Income before taxes	17,661	14,212	13,353
Income tax benefit	5	982	580

Net income	$17,656	15,194	13,933

Statements of Cash Flow
	Years ended December 31,

	2010	2009	2008
Cash flows from operating activities
Net income	$17,656	15,194	13,933
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation, amortization and accretion	24	24	20
Undistributed current year earnings of subsidiaries	(13,540)	(9,744)	(8,622)
Loss on write-down of securities available for sale	40	120	700
Other	1,432	(1,068)	(544)

Net cash provided by operating activities	5,612	4,526	5,487

Cash flows from investing activities:
Proceeds from maturities and call of securities available for sale	1,499	-	4,536
Acquisition of company	-	-	(13,112)
Investment in subsidiaries	(501)	(8,055)	-
Purchases of other investments, net	(331)	(37)	(41)
Fixed assets sold to subsidiary (purchased), net	453	-	(162)

Net cash provided by (used in) investing activities	1,120	(8,092)	(8,779)

Cash flows from financing activities:
Payments for treasury stock transactions, net	(147)	(327)	(1,129)
Tax benefit from stock option exercise	232	-	152
Dividends paid	(5,121)	(4,669)	(4,266)

Net cash used in financing activities	5,036	(4,996)	(5,243)

Net (decrease) increase in cash	1,696	(8,562)	(8,535)
Cash at beginning of year	7,556	16,118	24,653

Cash at end of year	$9,252	7,556	16,118

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

(20) Fair Values of Financial Instruments

Current accounting pronouncements require disclosure of the estimated fair value of financial instruments. Fair value is generally defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly, non-distressed sale between market participants at the measurement date. With the exception of certain marketable securities and one-to-four-family residential mortgage loans originated for sale, the Company’s financial instruments are not readily marketable and market prices do not exist. The Company, in attempting to comply with accounting disclosure pronouncements, has not attempted to market its financial instruments to potential buyers, if any exist. Since negotiated prices in illiquid markets depend upon the then present motivations of the buyer and seller, it is reasonable to assume that actual sales prices could vary widely from any estimate of fair value made without the benefit of negotiations.  Additionally, changes in market interest rates can dramatically impact the value of financial instruments in a short period of time. Finally, the Company expects to retain substantially all assets and liabilities measured at fair value to their maturity or call date.  Accordingly, the fair values disclosed herein are unlikely to represent the instruments’ liquidation values, and do not, with the exception of securities, consider exit costs, since they cannot be reasonably estimated by management.

The estimated fair values of the Company's financial instruments are as follows (in thousands):

	December 31, 2010		December 31, 2009

	Carrying	Fair	Carrying	Fair
Financial Assets:	Amount	Value	Amount	Value
Cash and equivalents	$138,229	138,229	78,224	78,224
Securities, available-for-sale and held-to-maturity(1)	$272,336	276,856	280,797	287,527
Loans-net	$1,189,221	1,245,838	1,145,707	1,207,093
Loan servicing rights	$2,222	3,418	1,797	2,893

Financial Liabilities:
Deposits:
Demand, savings and
money market accounts	$984,940	984,940	888,094	888,094
Time deposits	$488,390	494,654	489,603	482,384
Borrowings	$330	328	9,841	9,993
Junior subordinated debentures	$51,547	52,866	51,547	53,527

Other financial instruments:
Interest rate swap agreements	$(933)	(933)	(1,437)	(1,437)
Letters of credit	$(127)	(127)	(120)	(120)

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

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

20) Fair Values of Financial Instruments (continued)

Certain securities’ fair values are determined using unobservable inputs and include bank debt based CDO’s. There is a very limited market and limited demand for these CDO’s due to imbalances in marketplace liquidity and the uncertainty in evaluating the credit risk in these securities. In determining fair value for these securities, management considered various inputs. Management considered fair values from several brokerage firms which were determined using assumptions as to expected cash flows and approximate risk-adjusted discount rates.

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

Loan Servicing Assets

Fair value is determined through estimates provided by a third party. To estimate the fair value, the third party considers market prices for similar assets and the present value of expected future cash flows associated with the servicing assets calculated using assumptions that market participants would use in estimating future servicing income and expense. Such assumptions include estimates of the cost of servicing loans, loan default rates, an appropriate discount rate, and prepayment speeds.

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

Junior Subordinated Debentures

There is no trading market for the Company’s debentures.  Therefore the fair value of junior subordinated debentures is determined using an expected present value technique. The fair value of the adjustable-rate debentures approximates their face amount, while the fair value of fixed-rate debentures is calculated by discounting scheduled cash flows through the debenture’s estimated maturity using current market rates.

Interest Rate Swap Agreement (Swap)

The fair value of the swap was the amount the Company would have expected to pay to terminate the agreement and was based upon the present value of expected future cash flows using the LIBOR swap curve, the basis for the underlying interest rate.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

(20) Fair Values of Financial Instruments (continued)

Other Financial Instruments

The fair values of letters of credit and unused lines of credit approximate the fee charged to make the commitments.

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

The following table presents for each of the fair-value hierarchy levels the Company’s assets and liabilities that are measured at fair value on a recurring and non-recurring basis at December 31, 2010, by caption on the Consolidated Balance Sheet (dollars in thousands).

				Internal models
			Internal models	with significant
		Quoted market	with significant	unobservable	Total carrying
		prices in active	observable market	market	value in the
		markets	parameters	parameters	Consolidated
		(Level 1)	(Level 2)	(Level 3)	Balance Sheet
Measured on a recurring basis:
Assets
Securities available-for-sale
U.S. Treasury	$	$ 503	-	-	503
U.S. government sponsored
enterprise obligations		-	43,209	-	43,209
State and municipal obligations		-	67,958	-	67,958
All other		-	1,367	958	2,325
Total assets		$ 503	112,534	958	113,995

Liabilities
Interest rate swap agreement		$ -	933	-	933
Letters of credit		$ -	127	-	127
Total liabilities		$ -	1,060	-	1,060

Measured on a non-recurring basis:
Assets
Loans
Loans-held-for-sale		$ -	14,113	-	14,113
Collateral dependent impaired loans		-	-	3,116	3,116
Other assets
Other real estate owned		-	-	3,740	3,740
Loan servicing assets		-	-	2,222	2,222
Total assets		$ -	14,113	9,078	23,191

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIESNotes to Consolidated Financial Statements December 31, 2010, 2009, and 2008

(20) Fair Values of Financial Instruments (continued)

The following table presents for each of the fair-value hierarchy levels the Company’s assets and liabilities that are measured at fair value on a recurring and non-recurring basis at December 31, 2009, by caption on the Consolidated Balance Sheet (dollars in thousands).

			Internal models
		Internal models	with significant
	Quoted market	with significant	unobservable	Total carrying
	prices in active	observable market	market	value in the
	markets	parameters	parameters	Consolidated
	(Level 1)	(Level 2)	(Level 3)	Balance Sheet
Measured on a recurring basis:
Assets
Securities available-for-sale	$$499	117,454	972	118,925
Total	$499	117,454	972	118,925

Liabilities
Interest rate swap agreement	$ -	1,437	-	1,437
Letters of credit	$ -	120	-	120
Total liabilities	$ -	1,557	-	1,557

Measured on a non-recurring basis:
Assets
Loans
Loans-held-for-sale	-	6,657	-	6,657
Collateral dependent impaired loans	-	-	7,771	7,771
Other assets
Other real estate owned	-	-	2,769	2,769
Loan servicing assets	-	-	2,893	2,893
Total assets	$ -	6,657	13,433	20,090

The following table shows a reconciliation of the beginning and ending balances for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2010 and 2009 (in thousands).

	2010	2009
Securities available for sale, beginning of year	$972	359
Transfers into Level 3 during the year	-	540
Unrealized gain included in other comprehensive income	26	193
Impairment charges included in earnings	(40)	(120)
Securities available for sale, end of year	$958	972