Form 10-K, Exhibit 13
period 2011-12-31
CANANDAIGUA NATIONAL CORP
filed 2012-02-27
CIK 759458

CANANDAIGUA NATIONAL CORPORATION

72 South Main Street

Canandaigua, New York 14424

Phone: 585-394-4260 or

1-800-724-2621

Fax: 585-394-4001

Internet: www.cnbank.com

2011 Annual Report

Table of Contents

Page

Financial Highlights

1

Management's Discussion and Analysis of Financial Condition and Results of Operations

2

Our Common Stock

23

Management's Report on the Effectiveness of Internal Controls over Financial Reporting

25

Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting

26

Consolidated Financial Statement

     Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements

27

     Consolidated Balance Sheets

28

     Consolidated Statements of Income

29

     Consolidated Statements of Stockholders' Equity

30

     Consolidated Statements of Cash Flows

31

     Notes to Consolidated Financial Statements

32

Annual Meeting:

The Annual Meeting of Shareholders of Canandaigua National Corporation (the Company) will be held at the Main Office of The Canandaigua National Bank and Trust Company, 72 South Main Street, Canandaigua, NY, 14424, April 11, 2012, at 1:00 p.m.

Form 10-K:

Copies of the Company’s Form 10-K Annual Report and the Company’s Code of Conduct are available without charge to shareholders upon written request to: Steven H. Swartout, Secretary, 72 South Main Street, Canandaigua, New York 14424. Copies are also available at the website of the Securities and Exchange Commission (www.sec.gov) and by link from the website of the Company’s subsidiary The Canandaigua National Bank and Trust Company (www.cnbank.com/your_bank/cnc_financials).

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

We present below a summary of selected financial highlights to help you see a snapshot of our performance for the past five years.  (All share and per-share information has been adjusted to reflect the 4-for-1 stock split in 2011). This and all information concerning our financial performance should be read in conjunction with the following Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as the Consolidated Financial Statements and Notes thereto.  These sections help to provide context for the information you see here.

Financial Highlights
(Dollars in thousands except per share data)

	2011	% Change	2010	2009	2008	2007
Income Statement Information:
Net interest income	$61,473	0.5%	61,141	54,374	47,485	40,976
Provision for loan losses	3,775	(38.6)%	6,150	4,345	3,805	2,375
Other income	28,808	7.8%	26,721	24,770	22,454	15,834
Operating expenses	64,403	11.3%	57,851	54,204	47,243	37,297
Income taxes	6,178	(0.4)%	6,205	5,401	4,958	4,680
Net income attributable to CNC	16,312	(7.6)%	17,656	15,194	13,933	12,458

Balance Sheet Data:
Total investments (1)	$284,139	4.3%	272,336	280,797	261,149	269,990
Total loans, net	1,276,426	7.3%	1,189,221	1,145,707	1,076,620	910,870
Total assets	1,761,470	6.0%	1,661,504	1,566,000	1,419,037	1,256,349
Total deposits	1,546,610	5.0%	1,473,330	1,377,697	1,228,907	1,060,533
Total borrowings (2)	51,547	(0.6)%	51,877	61,388	77,406	93,909
Total stockholders' equity	135,780	9.7%	123,794	111,735	100,438	92,208
Average assets	1,695,327	4.2%	1,627,113	1,535,224	1,329,056	1,229,664
Average stockholders' equity	128,393	10.0%	116,696	104,196	95,004	85,962

Asset Under Administration: (3)
Book value (cost basis)	$1,726,172	4.1%	1,658,111	1,591,943	1,573,960	1,034,737
Market value	1,858,130	1.5%	1,830,549	1,651,777	1,450,021	1,193,068

Per Share Data:
Net income, basic	$8.64	(7.6)%	9.35	8.06	7.36	6.54
Net income, diluted	$8.48	(7.8)%	9.20	7.93	7.24	6.41
Cash dividends	$2.87	5.5%	2.72	2.47	2.25	2.00
Book Value	$71.95	9.8%	65.54	59.33	53.21	48.61
Closing stock price (4)	$129.22	34.8%	95.85	81.78	78.98	81.17
Weighted average share - diluted	1,923,777	0.2%	1,919,192	1,917,512	1,926,044	1,942,872

Other ratios:
Return on average assets	0.96%	(11.9)%	1.09%	0.99%	1.05%	1.01%
Return on average equity	12.70%	(16.1)%	15.13%	14.58%	14.67%	14.49%
Return on beginning equity	13.18%	(16.6)%	15.80%	15.13%	15.11%	14.91%
Dividend payout	33.84%	14.8%	29.48%	31.23%	31.10%	31.19%
Average equity to average assets	7.57%	5.6%	7.17%	6.90%	7.15%	6.99%
Net interest margin	4.05%	(4.9)%	4.26%	4.10%	4.10%	3.77%
Efficiency (5)	70.02%	8.2%	64.71%	67.14%	66.04%	65.34%

Employees (year end)
Total	501	4.2%	481	459	430	386
FTE's	441	8.4%	407	379	363	331

(1)   Includes the Company's required investment in Federal Reserve Bank stock and Federal Home Loan Bank stock.

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

•

The commission of fraud by customers and non-customers against the Company; and

•

Our success in managing these risks.

OVERVIEW

Mr. Hamlin's message to shareholders in this Annual Report provides a further overview of the Company's 2011 results.  He includes a discussion of the economy, the banking industry, the regulatory environment, and their impact on the Company.

     During the year we celebrated a number of significant corporate activities. Among those are the following, which impacted our financial results for the year:

•

Acquisition – On November 30, 2011, we acquired a majority interest in WBI OBS Financial, LLC (WBI), a company formed to concurrently acquire OBS Holdings, Inc. (OBS).  OBS, an Ohio-based company, provides investment sub-advisory services to the Bank and several other financial institutions, primarily community banks and credit unions, and has approximately $900 million in managed assets. The results of WBI’s consolidated operations are included in our Consolidated Statements of Income from the date of acquisition.  WBI reported an approximate $1.1 million loss since acquisition, which was a result of merger-related legal and advisory expenses, which is reflected in Operating Expenses.

•

Stock sale-On November 22, 2011, a sealed-bid public auction of our stock yielded a new average price of $129.22, up 16.1% in one quarter over the previous price of $111.34 set in August, 2011.  This increase resulted in a pre-tax $2.2 million upward adjustment to our Stock Appreciation Rights Plan liability, which is reflected in operating expenses.

•

Financial Holding Company Election-On November 21, 2011, the Company’s election to become a Financial Holding Company (FHC) became effective. As a FHC the Company may engage in activities that are financial in nature or incidental to a financial activity.  The FHC election permits the Company to engage in a wider range of business activities.

•

New office-On October 24, 2011, on Latta Road in the Town of Greece, New York, the Company opened its newest banking office.  This 3,100 square foot building has three drive-up lanes and a drive up ATM. It is designed to simulate the appearance of an early 20th century grade-school in conjunction with the historical architecture of the area.

•

Stock split-On September 14, 2011, shareholders approved a 4-for-1 forward stock split and charter amendment to affect the split by increasing the Company’s total number of authorized shares from 8,000,000 to 20,000,000 shares and increasing the authorized number of shares of common stock, thereunder, from 4,000,000 to 16,000,000 shares, while concurrently reducing the par value per share to $5.00 from $20.00. All share and per-share information has been adjusted to reflect the split.

Financially, for the year ended December 31, 2011, we reported net income of $16.3 million compared to $17.7 million for the year ended December 31, 2010, and $15.2 million for the year ended December 31, 2009.  Diluted earnings per share for each of these years were $8.48, $9.20, and $7.92, respectively.  The major components of these results, which include net interest income, provision for loan losses, other income, operating expenses, and income taxes, are discussed below.

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

As we entered 2011, we saw our local economy was slowly recovering, and the national economy was showing signs of improved performance.  However, with slow growth, high unemployment, and little prospect for significant inflation, the FOMC signaled its willingness to maintain short-term interest rates at historically low levels.  Furthermore, its second round of quantitative easing was expected to keep long-term interest rates low for some time. Accordingly, we believed general market interest rates would reflect improving conditions, but not begin to rise until the fourth quarter at the earliest. As rates began to rise we expected the yield curve would flatten out (lower spread between short and long term interest rates). The occurrence of both of these would lead to reductions in our net interest margin and interest rate spread.  However, notwithstanding these reductions, we expected to continue to modestly grow the balance sheet.  Thus, even with shrinkage in margin and spread, the volume growth would lead to higher overall revenues in the form of net interest income.

Our predictions of an improving economy were accurate.  However these improvements were comparatively weak. As a result, the FOMC kept the fed funds rate historically low at its target range of 0.00% to 0.25% (one quarter of one percent), and announced in mid 2011 that it expected rates to remain historically low through mid 2013 (amended in January 2012 with a through date of 2014).  With rates thus remaining low for all of 2011, our asset yields declined significantly due to refinancing of existing loans and originations of new loans at lower rates than those maturing.  Funding costs also decreased, but to a lesser extent, since these were already low.  Additionally, in the first half of the year, we experienced low net loan growth and a high level of investment security calls, leading us to invest liquid funds in fed funds sold, yielding a meager 25 basis points.  Following the FOMC’s announcement mid-year, we embarked upon a multi-loan portfolio effort to increase originations of short- to medium term- duration, higher yielding loans to replace low yielding fed funds.  These efforts were most notable in the fourth quarter of 2011 and will carry into 2012 in the form of higher net interest revenues.  As a result of slow loan growth in 2011, total net interest income on a taxable equivalent basis was flat relative to 2010.  Net interest margin fell 20 basis points year-over-year to 4.05%. The interest rate spread fell 17 basis points to 3.92% mainly due to growth of non-interest bearing deposits.

For 2011, tax-equivalent net interest income grew less than $0.1 million.  Impacting these results was a $76.3 million (5.0%) increase in average earning assets, mostly in low-yielding fed funds sold, and a $37.6 million (2.9%) increase in average interest-bearing liabilities. During the year, the tax-equivalent yield on earning assets fell 47 basis points to 4.79%, while the cost of interest-bearing liabilities fell only 30 basis points to 0.87%. The combination of these reductions led to a 17 basis point decline in net interest spread (the difference between rates earned and rates paid).  Net interest margin (net interest income divided by average earning assets, or balance sheet profit margin) fell to 4.05% from 4.26%.

In 2010, tax-equivalent net interest income grew $6.6 million or 11.3%.  Contributing to this increase was a $101.5 million (7.2%) increase in average earning assets, and a $66.0 million (5.3%) increase in average interest-bearing liabilities. During the year, the tax-equivalent yield on earning assets fell 30 basis points to 5.26%, while the cost of interest-bearing liabilities fell an even greater 50 basis points to 1.17%. The combination of these reductions led to a 20 basis point improvement in net interest spread (the difference between rates earned and rates paid).  Net interest margin (net interest income divided by average earning assets, or balance sheet profit margin) grew to 4.26% from 4.10%.  The two following tables analyze the components of net interest income.

The following table provides additional details of net interest income and shows average balances, tax-equivalent interest earned or paid, and average rates for the years ended December 31, 2011, 2010, and 2009.  Taxable securities include the Company's required investments in Federal Reserve Bank Stock and Federal Home Loan Bank Stock. The mark-to-market adjustments on securities available for sale are included in non-interest-earning assets. Nonaccrual loans are included in the average balances of loans.   Non-interest-bearing demand deposit accounts are included in non-interest-bearing liabilities. Borrowings include junior subordinated debentures. Tax-exempt interest includes a tax equivalency adjustment of $3,342,000 in 2011, $3,646,000 in 2010, and $3,811,000 in 2009.  A marginal federal income tax rate of 35% was applied in each year. Interest on loans includes a deduction for net deferred loan costs of $2,067,000 in 2011, $2,043,000 in 2010, and $1,885,000 in 2009. (dollars in thousands).

Average Balances and Interest for the Years Ended December 31,

	2011			2010			2009
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest-earning assets:
Interest-bearing deposits
with others	$1,301	$24	1.84%	$1,104	$36	3.23%	$1,457	$58	3.95%
Federal funds sold	145,509	354	0.24	87,203	207	0.24	49,254	118	0.24
Securities:
Taxable	58,541	1,505	2.57	48,373	1,547	3.20	30,190	1,286	4.26
Tax-exempt	214,985	9,773	4.55	224,272	10,750	4.79	235,300	11,418	4.85
Loans, net	1,178,132	64,907	5.51	1,161,172	67,571	5.82	1,104,422	66,107	5.99
Total interest-earning
assets	1,598,468	76,563	4.79	1,522,124	80,111	5.26	1,420,623	78,987	5.56
Non-interest-earning
assets	96,859			104,989			114,601
Total assets	$1,695,327			$1,627,113			$1,535,224

Liabilities and
Stockholders' Equity
Interest-bearing liabilities:
Interest-bearing demand	$155,688	146	0.09%	$139,158	255	0.18%	$121,357	270	0.22%
Savings and money
market	690,440	1,831	0.27	636,590	2,319	0.36	564,923	3,291	0.58
Time deposits	449,404	6,866	1.53	476,486	9,539	2.00	490,632	13,682	2.79
Borrowings	51,575	2,905	5.63	57,256	3,212	5.61	66,565	3,559	5.35
Total interest-bearing
liabilities	1,347,107	11,748	0.87	1,309,490	15,325	1.17	1,243,477	20,802	1.67
Non-interest-bearing
deposits	207,551			187,957			173,042
Other non-interest-bearing
liabilities	12,276			12,970			14,509
Stockholders' equity	128,393			116,696			104,196
Total liabilities and
stockholders' equity	$1,695,327			$1,627,113			$1,535,224

Interest rate spread			3.92%			4.09%			3.89%
Net interest margin		$64,815	4.05%		$64,786	4.26%		$58,185	4.10%

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

	2011 compared to 2010			2010 compared to 2009
	Increase/(decrease)			Increase/(decrease)
	Due to change in			Due to change in
	Volume	Rate	Total	Volume	Rate	Total

Interest-earning assets:
Interest-bearing deposits with others	$6	(18)	(12)	$(13)	(9)	(22)
Federal funds sold	142	5	147	90	(1)	89
Securities, taxable	292	(334)	(42)	638	(377)	261
Securities, tax-exempt	(435)	(542)	(977)	(530)	(138)	(668)
Loans, net	976	(3,640)	(2,664)	3,337	(1,873)	1,464
Total	981	(4,529)	(3,548)	3,522	(2,398)	1,124

Interest-bearing liabilities:
Interest-bearing demand	27	(136)	(109)	36	(51)	(15)
Savings and money market	184	(672)	(488)	378	(1,350)	(972)
Time deposits	(517)	(2,156)	(2,673)	(384)	(3,759)	(4,143)
Borrowings	(320)	13	(307)	(516)	169	(347)
Total	(626)	(2,951)	(3,577)	(486)	(4,991)	(5,477)

Net Change	$1,607	(1,578)	29	$4,008	2,593	6,601

Our local economy is showing ever-improving results. Nationally the economy showed growth in the fourth quarter, but many believe this is likely to slow in 2012. With slow growth, high unemployment, and little prospect for significant inflation, as previously noted, the FOMC has signaled its willingness to maintain short-term interest rates at historically low levels into 2014.  The impact to our balance sheet will be continued downward pressure on asset yields combined with some reduction in liability costs.  This will erode both margin and spread.  Thus, net interest revenue growth will have to come from higher volumes of loans, a strategy we will continue to pursue in 2012.

Provision for Loan Losses

The provision for loan losses (a charge to earnings) in each period is a result of our judgment about the credit quality of the Company's assets.  We present a detailed discussion and analysis in a following section entitled "Loan Loss Experience and Allowance for Loan Losses" and Note 4 of the Consolidated Financial Statements.

Other Income

Other income accounts for approximately 30% of total revenue.  It is composed mainly of revenues from: (a) service charges on deposit accounts, (b) fees for trust and investment services, and (c) net revenues from mortgage banking.  For the year ended December 31, 2011, other income increased $2.1 million or 7.8% from 2010, and for the year ended December 31, 2010, it increased $2.0 million or 7.9% from 2009.

     Service charges on deposit accounts increased 2.3% in 2011 from 2010 with growth only seen in electronic banking services. Service charges on deposit accounts increased 18.9% in 2010 from 2009, attributable to both increased revenues for electronic transaction services, and the full year impact of our Courtesy Limit service, which was initiated in the fourth quarter of 2009.  In 2011, we saw lower revenues from our Courtesy Limit product compared to 2010.  Changes in banking regulations for overdraft payment services, requiring affirmative customer opt-in and other limits on charges were effective in the middle of 2010, reducing year-over-year revenue.  Account maintenance service charges (included in service charges) were down slightly year-on-year due to higher customer balances offsetting their periodic fees. Electronic banking services (debit and ATM card revenues) continued to increase with consumers shifting from cash and checks (paper-based) to electronic transactions. We expect a similar trend in 2012.

     Trust and investment services income is earned based upon the fair value of assets under our administration.  Income is further dependent upon the services we provide (managed or custodial) and the mix of assets underlying the accounts - stock, bonds, and money markets.  This income increased in 2011 by $1.6 million or 15.0% from 2010, and increased in 2010 by $0.9 million or 9.2% from 2009. For both 2011 and 2010, the increases in revenue were a result of an increase in the underlying fair value of assets under administration (see table below), because of sales to new customers, and due to improved conditions in the stock market in general.  The table below presents information about period-end actual and average balances of assets under administration and the related income for the respective years (dollars in thousands).

	2011	2010	2009

Book value of assets under administration (period end)	$1,726,172	1,658,111	1,591,943

Fair value of assets under administration (period end)	$1,858,130	1,830,549	1,651,777

Fair value of assets under administration (average)	$1,869,900	1,685,694	1,500,041

Trust and investment income	$12,632	10,984	10,056

Our acquisition of OBS in late 2011 is expected to add approximately $3.3 million of trust and investment revenue in 2012. Excluding these revenues, we expect total revenue to increase about 5% over 2011, assuming the markets continue their upward trends and we gain new customer accounts. However, should the markets remain volatile as they did in 2011 or fall as they did during the first quarter of 2009, total revenues in 2012 would likely be closer to that of 2011.

Mortgage banking income is our third most important source of other income and is comprised of the net gain on sale of mortgage loans and loan servicing income.  Our residential mortgage originations are handled through our wholly owned subsidiary, CNB Mortgage Company (CNB Mortgage), where its results are primarily reflected in the net gain on sale of mortgage loans.  Due mostly to changes in the volume of loans closed each year the line item fell 10.1% in 2011 and 21.5% in 2010.

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

The revenue generated by CNB Mortgage is dependent upon the volume of loans originated.  This volume is composed of purchase money loans (loans to purchase a property) and refinance loans (loans that change the terms of an already existing loan).  CNB Mortgage generally must originate approximately $160 million annually to break even based on its current operating expense structure. This breakeven volume has increased significantly from less than $100 million in prior years due to the impact of increasing costs required as a result of regulatory changes, particularly enhanced disclosure requirements, appraisal requirements, and underwriting costs.  During years without a refinance boom, the Company is more dependent upon purchase money mortgages.  Refinance activity in 2011 and 2010, while very strong, was much lower than in 2009 when mortgage interest rates fell by a relatively large percentage.  Total mortgage originations peaked for us in the fourth quarter of 2011 compared to the second quarter of 2010 and in 2009. For the coming year we anticipate mortgage originations of about $200 million. Of our originations, some are retained in the Bank’s portfolio.

The amount of loans retained is dependent upon the rates and terms of the mortgages.  Generally, the Bank retains loans with interest rates of 4.00% or above and with maturities or call dates of ten years or less.  Because of the low interest rate environment, a smaller percentage of total originations (20%-25%) have been retained in portfolio than in years earlier than presented. For the years ended December 31, 2011, 2010 and 2009, CNB Mortgage originated and sold the following types of loans (dollars in thousands):

	2011	2010	2009

Purchase money mortgages	$115,529	140,764	129,982
Refinance mortgages	105,554	114,012	193,516
Total mortgage originations	$221,083	254,776	323,498
Of which:
Sold to third parties	$166,240	203,582	268,203
Sold to (retained by) the Bank	$54,843	51,194	55,295
Percentage of total sold to Bank	24.8%	20.1%	17.1%

Net loan servicing income grew by 5.8% in 2011 and 50.1% in 2010. This income source is composed primarily of service fees earned on loans sold to Freddie Mac but serviced by us, service fees we earn on commercial loan participations, and reduced by amortization of loan servicing rights.  (We discuss loan servicing rights in greater detail in Note 6 to the Consolidated Financial Statements. Residential loans sold to Freddie Mac and commercial loan participations are not included in the consolidated balance sheet.) Net loan servicing income grew in 2011 and 2010 comparatively due to higher underlying serviced loan balances and relatively lower amortization expense for loan servicing assets.  Amortization expense was higher in 2009 as heavy refinance activity reduced serviced loans and the related underlying servicing asset.  With continuing low interest rates, we expect loans serviced for Freddie Mac to increase further in 2012 as long as 30-year fixed-rate mortgages stay at or below 4%.  Given our positive outlook for commercial loan demand we also expect participation loans to increase in the coming year, reversing a multi-year decline.  As a result of both of these factors net loan servicing income will increase.   At each of the three years ended December 31, 2011, 2010, and 2009, we were servicing the following types of loans (dollars in thousands):

	2011	2010	2009

Residential mortgages (sold to Freddie Mac)	$461,950	435,220	385,742
Commercial loans and mortgages (participations sold)	114,969	116,111	128,107
Total loans serviced for others	$576,919	551,331	513,849

The Company’s contract to sell loans to FHLMC and to the Federal Housing Administration (FHA) via third-parties contain certain representations and warranties that if not met by the Company would require the repurchase of such loans.  The Company has not historically nor currently been subject to a material volume of repurchases.

Included in Other income are losses on security transactions.  In each of the years 2011, 2010, and 2009, we recorded modest write-downs on a collateralized debt obligation (CDO), which accounted for a portion of the net losses on securities in these years, while the remainder was mostly due to losses on called securities resulting from recognition of unamortized premiums. In the fourth quarter of 2011 we sold approximately 60% of our holdings in this CDO for a modest loss and expect to sell the remainder in the coming years as tax-loss planning opportunities arise. Net of these write-downs and sale, we hold approximately $0.1 million in carrying value of these types of securities with an original remaining cost basis of $0.5 million, representing an immaterial portion of our total securities portfolio.  While future writedowns or a loss on the sale of the CDO could occur, the maximum amount would not exceed its carrying value of less than $0.1 million.

All remaining sources of other income rose $0.5 million in 2011 and fell $0.3 million in 2010.  Income grew in 2011 due to higher income from our investment in Cephas Capital Partners, a Small Business Investment Company, while the opposite occurred in 2010. We expect other income in 2012 to be closer to 2010 due mostly to lower income from our investment in Cephas Capital Partners, which is in liquidation phase, and lower rental income from foreclosed residential properties due to their sale.

Operating Expenses

In 2011, operating expenses increased $6.6 million, with half ($3.3 million) due to the events discussed in the Overview section.  Absent these, operating expenses increased $3.3 million or 5.7% over 2010.  This compares to a $3.6 million or 6.7% increase in 2010 over 2009.  With the exception of these unusually large expenses, most year-over-year increases were reflective of continued growth in our operations and expansion in Monroe County, New York and Sarasota, Florida.  As a high-service financial company we continue to see the largest dollar increase in any category was in salaries and employee benefits and was attributable to increased staffing and raises for incumbent employees.  For 2012, we expect further increases in total operating expenses due to our franchise growth, including the impact of the opening of our new full-service banking office in Greece, New York and the acquisition of OBS.  OBS should add approximately $3.3 million in operating expenses.

Substantially all of the increase in salaries in the past two years has been due to wage increases and new staff, and we expect a similar increase in 2012.  Benefit cost increases in both 2011 and 2010 were principally driven by significant incentive stock plan accruals ($3.1 million in 2011 and $0.6 million in 2010 [See Note 14 to the Consolidated Financial Statements], which were a result of a combination of a higher stock price and lower long-term interest rates.  Benefit costs in 2009 included a $0.8 million expense for retirement benefits accrued for the President of GVT who retired that year.  For 2012, salaries and benefit costs should increase about 4% from 2011 excluding the impact of OBS, which is expected to add another $2.1 million.

Occupancy expenses increased $0.7 million (10.7%) in 2011 over 2010 and increased $0.6 million (10.3%) in 2010 over 2009. For these years rent expense associated with our new offices – Jackson Ridge, Alex-Park, and Henrietta, New York and Sarasota, Florida-- along with rent increases and additional rent expense resulting from our branch sale-leaseback transaction in June 2008, were the largest contributor to the increases.  (Please also see Notes 5 and 15 to the Consolidated Financial Statements.) Occupancy expenses can also fluctuate depending upon growth in the Company and the timing and nature of capital expenditures and cosmetic renovations.  General growth in the Company’s operations will result in higher occupancy expenses due to greater purchases, year-over-year cost increases due to inflation and more rentable square footage.  However, the timing of purchases and the age of equipment will impact depreciation expense, which will diminish after the depreciation period expires, even if the equipment is still being used.  In 2012, we expect to see higher occupancy expenses due to the full-year impact of the new offices along with depreciation and renovation costs associated with physical improvement investments in our facilities and related equipment. OBS will add about $0.3 million in occupancy expenses in 2012.

Technology and data processing expenses increased $0.6 million or 15.4% in 2011 over 2010 and increased $0.3 million or 9.2% in 2010 over 2009.  The 2011 and 2010 increases were mostly due to higher software maintenance costs and software amortization, which have increased due to the impact of recent systems upgrades associated with franchise growth and technology improvements. In 2012 and forward we do expect expenses to increase in these categories reflecting the Company’s growth.

The largest components of professional services are contract costs, with the largest recurring contract costs being subadvisor investment fees.  Because these fees are tied to the underlying market value of applicable assets under administration, they will fluctuate from year to year.  In 2011 these fees increased about $0.1 million to $0.9 million while in 2010 these fees increased about $0.1 million to $0.8 million.  Included in 2011 fees are $1.1 million in acquisition related expenses associated with OBS.  Included in 2010 is approximately $0.4 million related to the final payment to consultants for work on profitability enhancement for specific products.  For 2012 we expect this category to continue to rise with increases associated with improvements in the market value of managed assets, fees to consultants and professionals, and operating expenses of OBS.  However, we do not expect the acquisition costs to recur in 2012.

Marketing (advertising and promotion) and public relations (contributions and entertainment) expenses increased $0.3 million year-over-year in both 2011 and 2010 with most due to advertising and promoting our new offices and media spending for brand management.  In general, though, as with occupancy expenses, some underlying expenses continue to grow with overall Company growth and inflation, while others fall due to the timing of expenditures. Also included in public relations expenses is our monetary commitment to our communities as measured by our contributions to community organizations which amounted to $ $339,000, $303,000, and $270,000, for 2011, 2010, and 2009, respectively. We expect marketing and public relations expenses will show an increase in 2012 similar to 2011 due to overall franchise growth, continued advertising, and expenses of OBS.

Office-related expenses were relatively flat during these recent years and approximate $1.5 million annually.  Despite growth in customers, staff and physical locations we have been able to manage these costs through continuing investment in cost-saving technology, including electronic communications. Notwithstanding these process improvements, for 2012 it is expected that these expenses will increase due to higher postage costs and expenses of OBS.

Intangible amortization expense was $1.2 million in 2011 and approximated $1.0 million in 2010 and 2009, all related to recent years’ investment management businesses acquisitions. The acquisition of OBS will add additional amortization expense, the impact of which is not yet determined.  In the fourth quarter of 2011, as a result of the Company’s annual fair value estimation, an additional $0.3 million amortization expense over scheduled amortization was recorded to reflect customer account attrition in excess of original estimates.  We believe this higher attrition rate was associated with customers transferring their accounts to a firm started by employees who left the Company.  We do not expect a recurrence in 2012.

Expenses associated with operating other real estate were $1.0 million in 2011, $1.3 million in 2010 and $1.2 million in 2009.  This relatively high level of expense is almost entirely associated with our acquisition of nearly 60 rental properties from a commercial borrower through foreclosure in the first quarter of 2009.  We have been successful during the years in selling some of these properties, and expect to sell more in 2012.  Operating expenses for managing these and the handful of other properties approximated $0.8 million in both 2011 and 2010 and $1.2 million in 2009 with the balance of the expense associated with valuation writedowns.  We regularly review the carrying value of the properties to determine if their fair value has fallen based upon then current market conditions.  We continue to market these properties with a goal to liquidate a substantial number of them in 2012 whether on a property-by-property basis or bulk sale.  Associated operating expenses will be directly impacted by the timing and number of properties sold.

FDIC insurance expenses fell $0.7 million in 2011 and fell $0.4 million in 2010 after having tripled in 2009 when it included a special $0.7 million assessment paid in the second quarter of that year.  At the end of 2009, we, and all banks, prepaid an estimated thirteen quarters of insurance premiums with approximately $3.9 million remaining at December 31, 2011.  Over the past several years the FDIC had raised insurance premiums to cover substantial losses incurred by its insurance fund due to actual and anticipated bank failures.  In October 2010, the FDIC announced that it will extend the period to reach its maximum reserve levels, and combined with lower loss projections, eliminated the three (3) basis point premium increase scheduled for 2011.  In the first quarter of 2011, the FDIC finalized its new assessment system in accordance with the Financial Reform Act.  The changes became effective beginning mid 2011 and were assessed against our prepayments to the FDIC. The FDIC Board approved a final rule that changed the assessment base for deposit insurance, adopted a new large-bank pricing assessment scheme, and set a target size for the Deposit Insurance Fund.  The rule -- as mandated by the Dodd-Frank Act -- finalized a target size for the Deposit Insurance Fund at 2 percent of insured deposits. It also implemented a lower assessment rate schedule when the fund reaches 1.15 percent and, in lieu of dividends, provided for a lower rate schedule when the reserve ratio reaches 2 percent and 2.5 percent. As mandated by the Financial Reform Act, the rule changed the assessment base from adjusted domestic deposits to a bank’s average consolidated total assets minus average tangible equity. The rule defined tangible equity as Tier 1 capital. The rule lowered overall assessment rates in order to generate the same approximate amount of insurance premiums under the new larger base as was raised under the old base. The largest banks (over $10 billion in assets) pay higher insurance premiums than under the previous formula, while smaller banks, ours included, pay lower relative premiums. When fully implemented, assuming no change in deposit base, we estimate our annualized premiums will fall as much as $1.0 million. However, with our continued growth and FDIC coverage expanded to accounts up to $250,000, premium expenses of the Bank will likely not fall this full amount.

All other operating expenses fell about $0.3 million in 2011 and grew about $0.4 million in 2010 with no particular material item.  For 2012, we expect to see some modest expense growth in this category.

Income Taxes

Our effective income tax rate was approximately 28.0%, 26.0% and, 26.2% in each of the past three years, respectively.  These effective rates differ substantially from our marginal rate of about 40%, mainly due to our significant non-taxable interest income from state and municipal obligations. A detail of their impact can be found in Note 10 to the Consolidated Financial Statements. The rise in rate in 2011 is directly attributable to lower tax-exempt income, which was caused by lower market interest rates. We anticipate our 2012 effective tax rate will be in the 27% to 29% range and is mostly dependent upon the amount of non-taxable interest income we earn in proportion to taxable income, as well as the fiscal policy of New York State and the U.S. Government.

FINANCIAL CONDITION

As of December 31, 2011, total assets of the Company were $1,761.5 million, up $100.0 million or 6.0% from $1,661.5 million at year-end 2010. Substantially all of the asset increase occurred in the loan portfolio. Asset increases were funded by deposit inflows, continuing a multi-year trend as customers sought the safety and convenience of community banks.

Cash and due from banks, including interest-bearing accounts, increased $26.1 million to $59.2 million, principally due to higher balances in the course of collection through the Federal Reserve Bank of New York.  While this balance can fluctuate from day to day, depending upon customer transactions, we expect it to range between $30 million and $50 million on average.  While endeavoring to maintain a sufficient supply of cash for our customers' needs, we also strive to minimize the amount of physical cash on hand, since this is a non-interest earning asset.

Federal funds sold were $67.5 million at year end 2011, down from $105.1 million at year end 2010. These balances generally reflect liquidity (cash) not invested in securities or loans.  These balances are managed on a daily basis by representatives of our Asset/Liability Management Committee (ALCO).  This liquidity is used to manage daily cash inflows and outflows from deposits and loans.  Our floor target for federal funds sold balances is $20 million to $40 million, but day-to-day balances will fluctuate.  During 2011, we averaged about $145.5 million, compared to $87.2 million in 2010.  In both years the balances far exceeded our target as local demand for loans was lower than the amount at which deposits were growing, and a reasonable supply of liquid securities providing sufficient yields were not available for purchase.  Foreseeing market rate stability for several years, and improvements in the local economy, during the second half of 2011 we aggressively grew our loan portfolio with high quality automobile loans, which reduced the fed funds balance by year’s end. For 2012, we expect federal funds sold balances to near their current level, which exceeds our target, due to a continuation of the general trend of deposit growth exceeding net loan originations.

Net premises and equipment increased $1.7 million in 2011 primarily due to costs of our new banking branch, renovations to existing offices, and purchases of new equipment.  During each of the past few years, we have annually invested approximately $3.0 million to $4.0 million in premises and equipment, mostly for office improvements and technology upgrades. We have no firm commitments for new buildings in 2012, but we do anticipate investing about $4.0 million to be used for existing facility renovations and equipment replacements and the remainder for computer hardware purchases. These investments have been, and will be, funded from current operating cash flow.

Goodwill and intangible assets grew $8.1 million in 2011, net of amortization expense.  The increase was entirely due to the acquisition of OBS. (See Note 2 to the Consolidated Financial Statements).  As of the date of this report, we have not completed our fair value estimates of identifiable intangible assets of OBS.  The process is complicated and time consuming. Together with assistance from our consultants we expect the analysis will be completed within 2012.  As a result, the amount of intangible assets and goodwill may change.

Prepaid FDIC assessment declined $1.3 million due to credits posted for the past four quarters’ assessments. At December 31, 2011, this balance was $3.9 million compared to $5.1 million at December 31, 2010. In the fall of 2009, the FDIC proposed and approved a requirement that insured institutions prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012 (thirteen quarterly periods). The prepaid assessment for these periods was collected on December 30, 2009. The prepaid assessment rate was based on the Bank’s total base assessment rate for the third quarter of 2009. The prepaid assessment rate for 2011 and 2012 was equal to the Bank’s modified third quarter 2009 total base assessment rate plus three (3) basis points. Each institution’s prepaid assessment base, including ours, was calculated using our third quarter 2009 assessment base, adjusted quarterly for an estimated five (5) percent annual growth rate in the assessment base through the end of 2012. We recorded the entire amount of this prepaid assessment as a prepaid expense (asset) as of December 31, 2009. As of year-end 2009, and each quarter thereafter, we record an expense (charge to earnings) for our regular quarterly assessment for the quarter and an offsetting credit to the prepaid assessment until the asset is exhausted. If the prepaid assessment is not exhausted by December 30, 2014, any remaining amount will be refunded to the Bank. Given the change in assessment methodology discussed in the Operating Expenses section above, we believe it is possible there will be a refund to our Bank.

Other assets increased $4.8 million by year-end 2011 to $26.0 million. The increase was associated with an increase in other real estate owned, as more fully discussed in the “Loans” section below, mortgage servicing rights, which are more fully described in Note 6 of the 2011 Consolidated Financial Statements, Deferred Taxes, which are more fully described in Note 10, and the impact of acquiring OBS, which is more fully described in Note 2.

A more detailed discussion of the Company's principal interest-earning assets (securities and loans), and interest-bearing liabilities (deposits and borrowings), follows.

Securities Portfolio

We maintain our portfolio of (investment) securities mostly in U.S. Treasury, U.S. government sponsored enterprise obligations, and municipal obligations. We invest in securities with short to intermediate average maturities in order to better match the interest rate sensitivities of our other earning assets and liabilities. You can find more information about the carrying value of our securities in Note 3 to the Consolidated Financial Statements.

Investment decisions are made within policy guidelines established by our Board of Directors.  The investment policy is based on and supplements the Company’s Interest Rate Risk and Funds Management Policy (ALCO Policy), also established by our Board.  Together these policies set financial and investment goals, which direct investment in all assets, including securities.  The investment policy states that "... the Company shall invest funds not needed for local loans and mortgages in United States Government Bonds, United States Agency Bonds, Municipal Bonds, Corporate Obligations, and Money Market Instruments.  The goal of the investment portfolio shall be to provide sufficient safety and liquidity in order to help meet the Company's needs and to produce income for the Company consistent with the safety features of quality, maturity, marketability, and risk diversification." The investment policy further limits total investments to no more than 40% of total Company assets.  There are additional limits on asset classes (U.S. Treasury, U.S. Agency, etc.), issuers, ratings and maturities. Allowed within our policy are securities hedging activities, interest rate risk swaps, and other programs involving the use of off-balance-sheet derivatives.

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

During 2011, total investment securities increased $11.6 million by year end. Throughout most of the year we experienced a high volume of security calls (i.e., issuers repaid debt obligations before their stated maturities).   The continued low interest rate environment made it beneficial for issuers to call outstanding higher cost debt and replace with lower cost debt.  As noted previously, with low loan demand for most of 2011 and with high deposit inflows, we looked to the investment portfolios as an alternative to very low yielding fed funds.  Accordingly, we purchased more investments during the year than had matured and called.   For 2012 we expect security calls to slow, allowing us to continue to modestly increase the portfolio balance.

Substantially all of the held-to-maturity portfolio is used to support the collateralization of the communities’ funds in the form of municipal deposits.   At December 31, 2011, about 75% of our total investment portfolio (available-for-sale and held-to-maturity)  was used to collateralize these deposits.  These deposits, in turn, are used to purchase tax-exempt securities of local municipalities, thereby recycling local deposits within our communities.  Other securities consist mainly of triple-A rated taxable US government sponsored enterprise obligations (GSE’s) – Federal Home Loan Bank, Fannie Mae, Freddie Mac, and Federal Farm Credit Bank.  We will vary the mix of taxable and tax-exempt securities from time to time depending upon the amount of our taxable income, the securities' tax-equivalent yield, and the supply of high-grade, tax-exempt securities.

Because changes in the interest rate environment impact the market value (price or fair value) of securities and because market interest rates often differ from the rates at which securities were purchased, the underlying price of securities will vary from time to time.  The price of a security will move inversely to interest rates.  So, generally, if market rates are higher than that of the security, the fair value of the security will be lower than our cost.  On the other hand, if market rates are lower than those of the security, the fair value of the security will be higher than our cost.  Since 2008, market rates have declined regularly resulting in relatively higher market values for our securities than their cost, particularly for state and municipal obligations.  At December 31, 2011 the fair value of our securities exceeded their amortized cost basis by $7.4 million or 2.6%. We expect market rates to remain low in 2012, generally not impacting current fair values.  However, with the maturities and calls of securities, new purchases will carry then-current market rates, so the fair value of our securities is likely to fall closer to their amortized cost over time. Additionally, yields available on securities remain at market cycle lows, so as we purchase lower-rate securities, and if market rates subsequently rise, the fair value of these securities may fall below their cost.  Notwithstanding the lower rate environment, even at December 31, 2011, the fair value of some individual securities remained below cost, as more fully discussed in Note 3 to the Consolidated Financial Statements.  However, with the exception of a single CDO, none of these securities was considered to be other than temporarily impaired, therefore no write-down of carrying value in the income statement is required.

Securities available for sale are carried at estimated fair value. In addition, all securities are evaluated for “other-than-temporary-impairment,” which can result, as in the past several years, in the write-down of securities to fair value with a resulting charge to earnings and to capital.  The valuation of securities can involve a significant amount of judgment, particularly when liquid markets do not exist for the security being valued.  We use quoted market prices to estimate fair value when an active market for the securities exist.  However, when an observable liquid market does not exist, we utilize significant estimates and assumptions to estimate fair value. These assumptions, include among others, discount rates, expected cash flows, and default rates. The use of different assumptions from ours could produce significantly different results, which could have a material effect on our income statement.  Because of the level of judgment involved, we consider the valuation of securities a critical accounting estimate. Note 3 to the Consolidated Financial Statements provides additional information about the fair value of securities.

The following table summarizes the maturities and weighted average yields of debt securities available for sale and held to maturity at their carrying value at December 31, 2011. In this table, we do not reflect yields on a tax-equivalent basis.  Our small balance in mortgage backed securities is reported at its final stated maturity, notwithstanding that principal is prepaid regularly, reducing its effective maturity.  Agencies are obligations of U.S. government sponsored enterprises.  Some securities in the table below can be called by the issuer prior to their stated maturity (dollars in thousands).

Maturities and Yields of Debt Securities at December 31, 2011

			After		After
			One		Five
	One		through		through		After
	Year or		Five		Ten		Ten
	Less		Years		Years		Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Available for Sale
U.S. Treasury	$401	0.25%	101	0.11%	-	-%	-	-%
U.S. GSE's	3,003	2.08	3,061	1.82	48,017	1.99	2,044	4.29
State and municipal	15,776	3.27	35,318	3.14	4,331	2.31	-	-
Corporate obligations	-	-	-	-	-	-	799	1.58
Total	$19,180	3.02%	38,480	3.03%	52,348	2.02%	2,843	3.53%

Held to Maturity
U.S. GSE's	$-	-%	1,007	2.98%	-	-%	-	-%
State and municipal	31,107	3.04	118,168	2.68	16,055	2.00	18	4.00
Corporate obligations	-	-	-	-	-	-	870	5.51
Total	$31,107	3.04%	119,175	2.68%	16,055	2.00%	888	5.48%

Loans

Presented in Note 4 to the Consolidated Financial Statements is a description of the types of loans we make. What follows is a historical table of their balances.  The Bank's loan policies establish the general parameters of the types of loans that are desirable, emphasizing cash flow and collateral coverage. Credit decisions are made at the Bank by officers who have extensive experience with commercial and consumer lending, helping to ensure thorough underwriting and sound credit decisions. Our Board of Directors has approved policies for commercial, consumer, and residential mortgage loans. These policies establish the lending authority of individual loan officers as well as the loan authority of the Bank's Officers Loan Committee (OLC). Certain of the Bank's executives each have loan authority up to $1,000,000 while other officers' lending authorities are $250,000 or less. A combination of officers and credit analysts can jointly approve certain loans up to $500,000 and OLC up to $4,000,000.  Loans over that amount generally must be approved by the Board or a designated committee of the Board.

Loans are generally originated in our primary market area (Rochester Metropolitan Statistical Area [MSA]), but as a national bank, we can make loans to customers anywhere in the country.  We use the same credit principles and guidelines for small, medium, and large credits.  A borrower's cash flow, overall financial condition/capacity, character, and the collateral securing a loan are considered during the credit decision process.  Specific emphasis is placed on the borrower's ability to generate cash sufficient to cover operations and financing costs when assessing the overall quality of a borrower's financial condition.  The commercial loan policy imposes limits on loans to one borrower and any borrowing relationship, as well as concentrations of credit to particular industries.  Federal banking regulations limit loans to one borrower (as defined) to 15% of the lending institution's regulatory capital.  At December 31, 2011, this limit for the Bank was approximately $24.6 million, and the Bank's largest committed borrowing relationship under these regulations was $14.9 million.

For all years, the loan portfolio was composed solely of domestic loans with their concentrations set forth in the schedule of loan classifications below. We are not aware of any material concentrations of credit risk to any industry or individual borrower.  The following summary shows the classifications of loans by category as of the year end for the past five years.

Composition of Loan Portfolio
As of December 31,
(Dollars in thousands)

	2011	2010	2009	2008	2007
Commercial and industrial	$198,744	$212,707	$214,841	$205,818	$194,395
Commercial mortgage	467,413	434,787	429,955	389,907	349,430
Residential mortgage - first lien	256,173	232,953	218,731	213,411	158,655
Residential mortgage - junior lien	101,877	96,416	83,236	75,971	69,407
Consumer
Automobile - indirect	227,541	181,481	171,902	168,830	119,775
Other	25,583	26,437	28,919	25,999	21,767
Other, including loans held for sale	7,556	14,113	6,657	2,900	3,073
	1,284,887	1,198,894	1,154,241	1,082,836	916,502
Plus: Net deferred loan costs	7,634	5,962	5,698	5,776	4,047
Less: Allowance for loan losses	(16,095)	(15,635)	(14,232)	(11,992)	(9,679)
Loans, net	$1,276,426	$1,189,221	$1,145,707	$1,076,620	$910,870

Gross loans increased $86.0 million (7.2%) in 2011, occurring in most loan categories.  As noted previously, net loan growth was slow the first half of the year, but increased dramatically in the second half of the year. The largest dollar increase occurred in automobile loans, which was a focus of our origination efforts in the latter half of 2011.  Commercial loan growth was concentrated in mortgages, a generally lower risk portfolio than commercial and industrial loans.  We also experienced strong end of year growth in residential loans following both the introduction of our new five-year callable mortgage and a lowering of interest rates on other products.

Excluded from the balances in the table are loans serviced for others, the balances of which are discussed in the Other Income section. We sell some residential and commercial loans to manage liquidity and interest rate risk, but retain the servicing to continue to accommodate the needs of our customers and retain their relationship.

Overall, we are projecting the net balance of loans across all categories to increase approximately 4.0% in 2012, a slower pace than in 2011, but we will adjust this rate depending upon corresponding growth in deposits. We expect to continue to manage the overall mix of loans -- commercial and individual (mortgage and consumer) -- to continue migrating towards a 50% / 50% mix. Since our expansion beginning in the late 1990s, the loan portfolio mix had moved from 50% commercial, 50% individual to a high of 64% / 36%, and stood at 52% / 48% at year-end 2011.  We believe a balanced mix of these assets provides an optimal level of credit, interest rate, and liquidity risk.  To accomplish these goals over time, we will increase consumer loans as well as first- and second-lien residential real estate loans, except when low interest rates lead us to sell residential mortgages rather than retain in portfolio.  Additionally, we will continue to utilize commercial loan participations.

Loan Quality

Poor credit quality can be devastating to a bank, as the world experienced during the past few years. Therefore, we are diligent in initial underwriting and subsequent asset management to measure, monitor and manage credit risk.  The quality of the loan portfolio, as measured by the ratio of non-performing loans to total loans, has mirrored the economy, with the measure worsening in the early years of the decade and improving since then, and declining once again during the most recent recession.  Total non-performing loans fell by $4.6 million in 2011 having increased $3.2 million in 2010 and $10.0 million in 2009.  The highest balances of non-performing loans are concentrated within a relatively few commercial relationships primarily in the real estate investment, home improvement and recreation sectors – all industries impacted by the recession.  We are actively working with the borrowers with credit difficulties.  Our focus is to direct them towards resolving their cash flow issues by addressing the root-causes of their business troubles, rather than forcing business bankruptcy, liquidation, or sale.  We believe this strategy provides longer term value to the Company, the community, and to our customers and their employees, but at times it can result in a higher ratio of non-performing assets relative to our peers, because of our conservative non-accrual policy.  Even with this community-focused strategy for some of these relationships, we could suffer significant losses.  As of December 31, 2011 we believe we have adequately reserved for this risk within the allowance for loan losses.  More information about the reserves established for these impaired loans is included in Note 4 to the Consolidated Financial Statements.

To ensure that we only report income we have or expect to receive, the accrual of interest on commercial and real estate loans is generally discontinued, and previously accrued interest is reversed, when the loans become 90 days delinquent or when, in our judgment, the collection of principal and interest is uncertain. Loans are returned to accrual status when the doubt no longer exists about the loan's collectability and the borrower has demonstrated a sustained period of timely payment history. Specifically, the borrower will have resumed paying the full amount of scheduled interest and principal payments; all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within a reasonable period (six months); and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms involving payments of cash or cash equivalents.  Interest on consumer loans is accrued until the loan becomes 120 days past due at which time principal and interest are generally charged off.

Non-performing commercial real estate loans declined in 2011 after having increased in 2010 from 2009. Other than a loan considered a troubled debt restructuring (discussed below), there are no material individual loans.  Most are owner occupied properties.  The long-running economic decline resulted in cash flow difficulties for these commercial borrowers.  Non-performing residential real estate loans also declined year over year. A number of borrowers had, due to their personal economic conditions, been unable to make loan payments timely.  For some we had given short-term (6 months or less) payment deferrals of interest or principal or both.  However, some of these borrowers became unable to begin repayment despite these deferrals. As a result we placed the loans on nonaccrual status. As with commercial real estate, none are individually significant.  As a percentage of the portfolio, we believe 2010 will have represented the high point for non-performing loans. We anticipate the improving economy will positively impact borrowers prospects bringing some of these loans to current payment status as occurred in 2011.

Interest can be earned on a cash basis for these loans in non-accrual status, and it was $127,000 in 2011, was $35,000 in both 2010 and 2009.  Had non-accrual loans been current in accordance with their original terms, we would have recognized additional interest income approximating $662,000, $429,000, and $475,000 during 2011, 2010, and 2009, respectively. Instead these cash payments were applied to reduce our carrying amount of the loans.

Occasionally we must foreclose on mortgaged properties.  These foreclosed properties are initially recorded at the lower of their fair value, including estimated costs to sell, or carrying value and are included in other real estate owned in the Other Assets section of the balance sheet.  At December 31, 2011, we had seven commercial properties and 33 residential properties in other real estate owned. In the first half of 2009 we took possession of 60 one-to-four-family residential rental properties associated with the foreclosure of a commercial loan relationship that was in non-accrual status at December 31, 2008.  At the time, the estimated fair value of the properties was significantly higher than their carrying value, their combined cash flow was positive, exclusive of non-recurring expenses, such as major repairs, and nearly all properties were occupied by tenants. At year end 2011, 28 of these properties remained in other real estate.  Since our foreclosure we have experienced higher than anticipated repair costs, lower revenues, higher vacancies, and lower proceeds from sales.  As a result, and in consideration of current market conditions we wrote down the value of these properties by $0.3 million in the fourth quarter of 2010.  As indicated by our current inventory, we have successfully liquidated over half of these properties, as well as other properties formerly foreclosed. As with non-performing loans, we can anticipate additions and dispositions of other real estate in the future.

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

As of December 31, 2011 there were two lending relationships, one totaling $4.9 million and one totaling $0.3 million that were considered TDR’s due to the nature of the concessions granted due to the borrower. These balances are set forth in the Non-Performing Assets table as “restructured real-estate debt.”  Additional information is set forth in Note 4 to the Consolidated Financial Statements.

The following table summarizes non-performing assets as of December 31 for each of the last five years (dollars in thousands).

Summary of Non-performing Assets
As of December 31,

	2011	2010	2009	2008	2007
Loans past due 90 days or more and accruing:
Commercial, financial, and agricultural	$75	225	422	106	36
Real estate-commercial	-	413	-	121	-
Real estate-residential	660	658	290	326	133
Consumer and other	234	293	375	243	86

Total past due 90 days or more and accruing	969	1,589	1,087	796	255

Loans in non-accrual status:
Commercial, financial, and agricultural	3,917	4,070	10,282	3,134	971
Real estate-commercial	9,078	11,032	5,656	2,617	3,703
Real estate-residential	4,212	6,141	2,609	3,018	541
Consumer and other	100	-	-	-	15

Total non-accrual loans	17,307	21,243	18,547	8,769	5,230

Total non-performing loans	18,276	22,832	19,634	9,565	5,485

Other real estate owned:
Commercial	2,580	1,400	2,607	639	459
Residential	1,655	2,340	162	90	232
Total other real estate owned	4,235	3,740	2,769	729	691

Total non-performing assets	$22,511	26,572	22,403	10,294	6,176

Restructured real-estate
debt (included in non-accrual loans)	$5,203	5,087	-	-	-

Non-performing loans to total period-end loans	1.42%	1.90%	1.70%	0.88%	0.60%

Non-performing assets to total
period-end loans and other real estate	1.75%	2.21%	1.94%	0.95%	0.67%

Allowance to non-performing loans	88.07%	68.48%	72.49%	125.37%	176.46%

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

The following table summarizes the changes in the allowance for loan losses for each of the last five years (dollars in thousands).

Summary of Changes in the Allowance for Loan Losses
As of and for the years ended December 31,

	2011	2010	2009	2008	2007
Balance at beginning of year	$15,635	14,232	11,992	9,679	9,041

Provision charged to operations	3,775	6,150	4,345	3,805	2,375

Charge-offs:
Commercial, financial and agricultural	(2,082)	(2,957)	(1,063)	(1,008)	(1,386)
Real estate-commercial	(263)	(678)	(327)	-	(20)
Real estate-residential	(355)	(286)	(10)	(28)	-
Consumer and other	(1,863)	(2,077)	(1,564)	(1,094)	(1,060)
	(4,563)	(5,998)	(2,964)	(2,130)	(2,466)
Recoveries:
Commercial, financial and agricultural	153	243	216	54	220
Real estate-commercial	-	47	5	90	8
Real estate-residential	151	50	21	28	9
Consumer and other	944	911	617	466	492
	1,248	1,251	859	638	729

Net charge-offs:	(3,315)	(4,747)	(2,105)	(1,492)	(1,737)

Balance at end of year	$16,095	15,635	14,232	11,992	9,679

Net charge-offs to average loans	0.28%	0.41%	0.19%	0.15%	0.20%

Allowance to total loans	1.25%	1.30%	1.23%	1.11%	1.06%

The allowance for loan losses was $16.1 million at December 31, 2011, up from $15.6 million at December 31, 2010. We consider the allowance for loan losses at December 31, 2011 to be at a level adequate to cover probable and inherent losses in the loan portfolio. Growth in the allowance for loans losses has been driven by a combination of general growth in the overall loan portfolio and the provision for loan losses associated with impaired loans, which were not already included in the pool-based allowance calculation. Net charge-offs to average loans decreased in 2011 after having increased during the past two years reflective of the slow economy.  The largest dollar amounts of net charge-offs continue to be in commercial loans, which are generally higher in amount and higher in risk than the residential and consumer portfolios. Looking to 2012, we expect net charge-offs to stabilize around the 2011 level.

At December 31, 2011 we identified a total of 80 loans totaling $17.3 million that were considered impaired.  Of these, 6, with a balance of $2.5 million outstanding, had specific reserves associated with them amounting to $1.1 million. These reserves are included in the total allowance for loan losses.  One loan relationship accounted for about half of the balance of impaired loans and the related allowance associated with impaired loans.

The specific reserve associated with these and other loans was partially funded by the existing pool-based reserves. As more fully described in the Notes to the 2011 Consolidated Financial Statements, the allowance is a combination of both specific and general reserve pool-based components.  Internally classified loans not considered impaired are included in a pool calculation.  If the loans become impaired, the related allowance becomes a specific reserve, and is adjusted upward or downward as necessary through the provision for loan losses. This pool-based reserve is then recalculated to determine whether additional provision is necessary on the remaining portfolio as part of the regular allowance process.

We are seeing improvements in the economy.  Our local employment picture is faring better than the rest of the state and the nation, but is still relatively weak, just returning to a pre-recession state.  According to a February 2012 report from the Office of the New York State Comptroller, ”the Rochester area has recouped 98 percent of the jobs lost since the 2008 economic turmoil, a percentage more than twice as high as the statewide average and far better than any other metropolitan area of New York.” According to the January 2012 Empire State Manufacturing Survey from the Federal Reserve Bank of New York, “business conditions improved in January, with the general business conditions index rising five points to 13.5. This index has been on a clear upward trend since October 2011...”  Also, the new orders index rose, and the shipments index rose modestly. Employment indices are also positive.  Furthermore, supplemental surveys indicate that slightly more than half of respondents expected their workforce to increase in the year ahead, while just 9 percent predicted declines in the total number of workers.

Noting the above improved economic conditions, and the changing mix in our portfolios, we have increased the dollar amount of allowance provided for the consumer portfolio.  The dollar amount in the mortgage portfolio has increased due mostly to the portfolios’ balance increases. The dollar amount in the commercial portfolio has slightly fallen recognizing its declining percentage of the entire loan portfolio, overall improvement in credit quality, and an improved business climate.

The following table presents an allocation of the allowance for loan losses and the percentage of loans in each category to total gross loans at December 31 for each of the last five years.  In addition to an allocation for specific problem loans, each category includes a portion of the general allowance for loan losses based upon loans outstanding, credit risk and historical charge-offs.  The unallocated portion of the allowance is not specifically associated with a loan category, but represents the portion of the allowance for which we have less precise loan data; it represents our estimate, based on our judgment, decades of lending experience, and total portfolio considerations.  Notwithstanding the following allocation, the entire allowance for loan losses is available to absorb charge-offs in any category of loans (dollars in thousands).

	Allocation of Allowance for Loan Loss and Categorical Percentage of Loan Types
	As of December 31,
	2011		2010		2009		2008		2007
	$ (1)	% (2)	$ (1)	% (2)	$ (1)	% (2)	$ (1)	% (2)	$ (1)	% (2)
Commercial (3)	$7,387	51.8%	$7,735	54.0%	$7,536	55.9%	$5,689	55.0%	$4,717	59.3%
Residential	2,307	27.9	1,867	27.5	1,402	26.2	1,383	26.7	1,300	24.9
Consumer	5,755	20.3	5,351	18.5	4,499	17.9	3,749	18.3	3,043	15.8
Unallocated	646	-	682	-	795	-	1,171	-	619	-
	$16,095	100.0%	$15,635	100.0%	$14,232	100.0%	$11,992	100.0%	$9,679	100.0%

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

The following tables summarize the average deposits and average rates paid during each of the three years presented (dollars in thousands).

Average Deposits and Rates Paid
For the Years Ended December 31,

	2011		2010		2009
	Amount	Rate	Amount	Rate	Amount	Rate
Non-interest-bearing demand	$207,551	-%	$187,957	-%	$173,042	-%
Interest-bearing demand	155,688	0.09	139,158	0.18	121,357	0.22
Savings and money market	690,440	0.27	636,590	0.36	564,923	0.58
Time	449,404	1.53	476,486	2.00	490,632	2.79
	$1,503,083	0.59%	$1,440,191	0.84%	$1,349,954	1.28%

The following table sets forth time deposits of $100,000 or greater classified by the time remaining until maturity which were on deposit as of December 31, 2011 (dollars in thousands).

3 months or less	$41,292
4 through 6 months	26,030
7 through 12 months	51,839
Over 12 months	46,150
$165,311

Total deposits at December 31, 2011, were $1,546.6 million and were up $73.3 million from December 31, 2010.   Retail and commercial account deposits grew $60.0 million or 4.7%, due mainly to the continued success of our products, services, and brand, as well as a continued flight-to-safety of depositors toward strong community banks. Municipal deposits grew about $13.3 million or 7.2%.  Time deposits were the only category that showed a year-over-year decline.  In this low rate environment, depositors are reluctant to invest in CD’s for long periods.  As a result they reduce both the amount they place in time deposits and the maturity terms.  Included in the reduction of time deposits in 2011 was the maturity of $15 million of three-year brokered deposits, which we raised in the fall of 2008 to fund the growth in our indirect automobile loan portfolio and manage the related interest rate risk (matched fixed-rate funding to fixed-rate loans for the estimated term of the loans).  We do not project raising new brokered deposits in the coming year.

About 65% of the retail and commercial deposit growth occurred in Monroe County, with about 35% coming from Ontario County.  Substantially all municipal deposit growth came in Ontario County, where we have a relatively larger long-term municipal deposit base of customers.  For 2012, we anticipate retail and commercial deposits to grow about 3% and municipal deposits to climb 3.5% from 2011. As in 2012 we expect more of the deposit growth to come from Monroe County where we have opened new banking offices and our current market penetration is lower.

With our high level of federal funds sold in 2011 and 2010, we found no need to borrow short-term funds during these years.  At December 31, 2011 we had no overnight borrowings.  Depending upon our liquidity needs, we might use short-term borrowings in 2012 from time to time, as we have in the past. Short-term borrowings from the Federal Home Loan Bank of New York and the Federal Reserve Bank of New York, collateralized by loans, are used to fund near-term liquidity needs. More information about our borrowings and borrowing capacity can be found in Notes 8 and 9 to the Consolidated Financial Statements.

We have no short-term or medium-term borrowings as of December 31, 2011 and do not anticipate any in 2012.  Our only recent short-term obligation was a $0.3 million final payment made in January 2011 for our purchase of GVT.

Our long-term borrowings are in the form of junior subordinated debentures.  In 2007, we issued $20.6 million of fixed-rate junior subordinated debentures and paid off a similar amount of floating rate debentures.  In 2006, we issued $30.9 million of floating rate junior subordinated debentures.  The terms of these borrowings are more fully described in Note 9 to the Consolidated Financial Statements.  Also in Note 9, you will find a discussion and details of interest rate swap agreements used to modify the interest rate of these debentures from floating rate to fixed rate.

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

Our principal source of day-to-day liquidity is through wholesale, secured borrowing lines from the Federal Home Loan Bank of New York (FHLB) and the Federal Reserve Bank of New York (FRB), details of which are set out in Note 8 to the Consolidated Financial Statements.  During 2011, credit available to us under these lines increased by $66.6 million to $561.7 million at December 31, 2011, due principally to growth in the loan portfolios we pledge as collateral. Since February 2009, we have not accessed either of these lines as deposit inflows were sufficient to provide funds for asset growth.

Secondarily, we occasionally use the liquidity source of time deposit sales in the national brokered market.  We will use this source from time to time to manage both liquidity and interest rate risk as conditions may require.  At December 31, 2011 we had no outstanding.  It is possible we will increase the balance of brokered deposits from time to time if our internal models dictate the need for additional long-term funds at relatively attractive rates.

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

As measured using the Consolidated Statement of Cash Flows, for the year ended December 31, 2011, we used $11.5 million in net cash equivalents versus generating $60.0 million in net cash and equivalents in 2010.

Net cash provided by operating activities was $39.4 million in 2011 and $22.3 million in 2010.  Both the largest source and use of operating cash in each year were mortgage banking-related activities.  These activities were about 20% lower in 2011 than in 2010.  We expect 2012 operating activities to approximate levels experienced in 2011.

Cash used by investing activities in 2011 increased from 2010 to $121.2 million from 43.3 million. Net portfolio loan originations caused the largest fluctuation.   Net purchases of securities used $12.3 million in cash in 2011, while in 2010 securities transactions generated $5.6 million. In 2011 we increased our portfolio to reinvest the high level of fed funds sold.  The 2010 results were due to a higher volume of called securities in the continued low interest rate environment, and our inability to find suitable investments at reasonable interest rates.  Net portfolio loan originations were $99.4 million in 2011 and $45.1 million in 2010. The increase in 2011 was due to our efforts to reinvest liquid assets into higher yielding loans from fed funds sold.  The decline in 2010 from 2009 was caused by our decision to sell most of our residential mortgage originations to third parties, and secondarily to slow the rate of growth of the balance sheet.  In 2012, we expect net loan originations to be similar to 2011’s due to strong demand for our lending products.

Cash provided by financing activities was $70.3 million in 2011 compared to $81.1 million in 2010.  The largest source of financing funds in 2011 and 2010 was customer deposits.  Repayments of term borrowings used cash in both years.  For 2012, we expect financing to be provided by deposits, though we may use long-term borrowings if rates are attractive. We expect deposit growth to come from consumer and business deposits, which, are expected to come mainly from Monroe County sources.

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

Payment due by period
As of December 31, 2011
(dollars in thousands)
				After
			One	Three
			Year	Years	More
		Less	Through	Through	Than
		Than one	Three	Five	Five
	Total	Year	Years	Years	Years
Borrowings	$51,547	-	-	-	51,547
Operating leases	23,187	2,440	4,632	4,267	11,848
OBS acquisition payments	5,675	2,750	2,925	-	-
Cephas Capital Partners II	2,250	-	-	-	2,250
Trillium Lakefront Partners	50	50	-	-	-
Total	$82,709	5,240	7,557	4,267	65,645

Total obligations are $82.7 million at year-end 2011 compared to $78.5 million at year-end 2010.  The only significant change is the $5.7 million commitment associated with the acquisition of OBS.  Except for the payments set forth in the table above, we are not aware of any material commitments in 2012.

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

Interest rate risk management focuses on maintaining consistent growth in net interest income within Board-approved policy limits. Considered in the evaluation, among other factors are: overall credit risk, operating income, operating costs, and available capital. Our Asset/Liability Committee (ALCO) includes the Bank's CEO, President and senior officers in various disciplines including Treasury, Finance, Commercial Lending, Retail Lending, and Sales.  The Committee reports to the Board on its activities to monitor and manage interest rate risk.

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

ALCO's principal focus is net interest income at risk. We use a net interest margin shock simulation model as one method to identify and manage our interest rate risk profile.  The model measures projected net interest income "at-risk" and anticipated resulting changes in net income and economic value of equity.  The model is based on expected cash flows and repricing characteristics for all financial instruments at a point in time and incorporates our market-based assumptions regarding the impact of changing interest rates on these financial instruments over a twelve-month period. We also incorporate assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates. These assumptions are inherently uncertain and, as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income. While actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes, as well as changes in market conditions and management strategies, this model has proven to be an important guidance tool for ALCO.  The following table sets forth the results of this model for the Bank, the principal entity exposed to market risk, at December 31, 2011.

Changes in Interest	Estimated
Rates	Percentage Change in
(basis points)	Future Net Interest Income

200	(4)%
100	(6)%
No change	-%
-100	-%
-200	-%

We measure net interest income at risk by estimating the changes in future net interest income resulting from instantaneous and sustained parallel shifts in interest rates of plus or minus 200 basis points over a twelve-month period.  This provides a basis or benchmark for ALCO to manage the Company's interest rate risk profile.  At December 31, 2011, a relatively small upward shock (100 basis points) would cause an estimated 6% reduction in net interest income, due to our gap position (discussed below), and a larger shock would have a lower impact as asset yields would rise considerably more than liability costs.  Downward shocks would have little impact on net interest income, because rates paid are near zero, although they could be lowered somewhat, and asset yields are near our floor rates.   We recognize the model only provides a benchmark, because it makes the simplifying assumptions that: (1) interest rates will move in a parallel direction with no change in the yield curve; (2) the interest rate moves will be instantaneous and sustained; and (3) there will be no change in the product mix as determined by customer demand or pricing policies by management.

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

The following table presents an analysis of our interest rate sensitivity gap position at December 31, 2011. Interest-earning assets are shown based on the earlier of their contractual maturity or repricing date.  Securities include the market value of available-for-sale securities, amortized cost of held-to-maturity securities, FRB and FHLB stock.  Callable securities are shown at their stated maturity.  Loans, without deferred costs, include principal amortization adjusted for estimated prepayments (principal payments in excess of contractual amounts) and non-accrual loans. All interest-bearing liabilities are shown based on the earlier of their contractual maturity or repricing date with no adjustment for decay (withdrawal) rates. Borrowings include the junior subordinated debentures.  Because the interest rate sensitivity levels shown in the table could be changed by external factors such as loan prepayments and liability decay rates, or by factors controllable by us such as asset sales, it is not an absolute reflection of our potential interest rate risk profile.

The maturities set forth are based upon contractual maturities.  Demand loans, overdrafts and certain time loans, the principal of which may be renewed in whole or in part, are included in the " One Year or Less" classification.  Our loan policy encourages a repayment schedule to be established whenever possible for loans that do not have stated contractual maturities. The policy provides that a demand loan should mature within one year of its origination, with any renewals at the then-prevailing interest rate and with the assurance that the borrower demonstrates the ability to repay on maturity of the loan.

Interest Rate Sensitivity Gap
December 31, 2011
(Dollars in thousands)

	Maturity/Repricing Period
	Within 3	4 to 12	13 to 36	37 to 48	Over 48
	Months	Months	Months	Months	Months
Interest-earning assets:
Interest-bearing deposits	$126,740	-	-	-	-
Securities	12,920	37,524	86,394	33,320	113,981
Loans	377,089	119,229	341,878	138,564	308,127
Total interest-earnings assets	516,749	156,753	428,272	171,884	422,108

Interest-bearing liabilities:
NOW accounts	175,409	-	-	-	-
Savings and money market	745,713	-	-	-	-
Time deposits	89,517	64,109	120,846	123,732	-
Borrowings	30,928	20,619	-	-	-
Total interest-bearing liabilities	1,041,567	84,728	120,846	123,732	-

Interest rate swap affecting liabilities	(30,928)	(20,619)	-	-	51,547

Interest rate sensitivity gap	$(493,890)	92,644	307,426	48,152	370,561

Cumulative gap	$(493,890)	(401,246)	(93,820)	(45,668)	324,893

Cumulative gap ratio (1)	51.1%	62.7%	92.2%	96.5%	123.7%

Cumulative gap as percent of total assets	(28.0)%	(22.8)%	(5.3)%	(2.6)%	18.4%

(1)   Cumulative total interest-earning assets divided by cumulative total interest-bearing liabilities.

The table indicates that $493.9 million more interest-bearing liabilities (than interest-earning assets) will reprice in the 0-3 month range. For the 4-12 month period, we are asset sensitive, as $92.6 million more of interest-earning assets are repricing than interest-bearing liabilities.  For the entire one-year range, we are repricing $401.2 million more interest-bearing liabilities than assets and at 62.7% are within our gap ratio targets of 30% to 125%. We are asset sensitive at $307.2 million for the 13-36 month range, $48.2 million for the 37 to 48 month year range, and $370.6 million over 48 months. For the entire portfolio range, we are asset sensitive at $324.9 million versus asset sensitive of $248.9 million last year, mostly reflecting the growth in non-interest-bearing liabilities.

Our product mix is such that nearly all assets and liabilities reprice or mature within five years.  With such a balance sheet profile, we face interest rate risk over the short to medium term. We consider this interest rate gap manageable, as substantially all of the NOW accounts and savings balances are considered insensitive to rate changes.

        The following table provides additional detail of the interest sensitivity specifically of certain commercial and industrial loans as of December 31, 2011 (dollars in thousands).

		After
		One
	One	Through	After
	Year or	Five	Five
	Less	Years	Years	Total
Commercial, financial and agricultural loans	$156,508	$40,092	$2,144	$198,744
Maturing or repricing after one year:
with a fixed interest rate	$1,693	40,092	2,143	43,928
with a floating or adjustable rate	$154,816	-	-	154,816

Capital and Dividends

     The Company and Bank are each subject to certain regulatory capital requirements.  As of December 31, 2011, the Company and Bank each far exceeded all capital requirements to which they were subject.  A full description of these requirements and applicable calculations are set out in Note 17 to the Consolidated Financial Statements.

     Our goal is to maintain the Company's and Bank's categorization as "well-capitalized," and our current operating plans project the Company and Bank to remain at well-capitalized status.  This will be accomplished mainly through balancing asset growth and net capital formation (net income less dividends and treasury stock purchases).  We can take other steps to improve capital ratios as considered necessary, such as dividend reductions, asset sales, issuing equity securities, or issuing additional debt qualifying as regulatory capital and other means.  None of these are contemplated in 2012.

     On September 12, 2010, the Basel Committee on Banking Supervision released its proposal for revising capital requirements for internationally active financial institutions. These new standards are called Basel III.  As a signatory to this proposal, the United States banking regulators will be revising capital standards for all financial institutions in the U.S.  Accordingly, our capital standards will change.  However, regulators have not released any new standards and are not expected to do so for some time.  Furthermore, the international standards do not become fully effective until 2018, which is likely when the U.S. standards would become fully effective.  It is too early to determine whether there will be any material impact to the Company.

     We expect capital to increase in 2012.  Considering our strong results in 2011, we raised our semi-annual, per-share dividend in January 2012, to $1.50 compared to $1.43 in the first half of 2010.  We also paid a semi-annual cash dividend of $1.44 per share in August 2011.  Together the 2011 dividends totaled $5.4 million or $2.87 per outstanding common share versus $5.1 million or $2.72 per outstanding common share in 2010 and $2.47 per outstanding common share in 2009. Payment of dividends by the Bank to the Company is limited in certain circumstances, which are discussed in Note 11 to the Consolidated Financial Statements.  You can find historical dividend information in the Common Stock Data section below and in the Financial Highlights.  While we cannot provide assurance that the amount and timing of dividends paid in recent years will continue, we have no knowledge of current activities that would require us to reduce dividends or change the timing of their payment.

     We expect common shares to be available in the open market resulting from stock option exercises and shareholders' sales.  From time to time, we may buy shares into treasury, from which we fund our ESOP and other employee awards, including the annual Arthur S. Hamlin Award.

Off Balance Sheet Arrangements

     We offer certain financial products which are not recorded on our balance sheet because actual funds have not been extended.  These are in the form of standby letters of credit and loan commitments.  We have enumerated these in Note 16 to the Consolidated Financial Statements.  At December 31, 2011, there were no material commitments to extend credit which represent unusual risks outside of our normal course of business.

Legislative and Fiscal Matters

     On July 21, 2010, the President signed into law The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Financial Reform Act”). The Financial Reform Act significantly alters financial regulation in the United States by creating new regulators, regulating new markets, bringing new firms into the regulatory arena, and providing new rulemaking and enforcement powers to regulators. The Financial Reform Act is intended to address specific issues that contributed to the financial crisis and is heavily remedial in nature. Many of the provisions in the Act are applicable to larger institutions (greater than $10 billion in assets). A summary of the Financial Reform Act’s provisions that may potentially impact the Company follows.

     The Financial Reform Act created the Financial Stability Oversight Council with the primary obligation to identify, monitor, and assist in the management of systemic risk that may pose a threat to the country’s financial system.  Included in its responsibilities is a requirement to review and at its option submit comments, as appropriate to any standard-setting body (such as the Financial Accounting Standards Board [FASB]) with respect to existing or proposed accounting principles, standards or procedures.  Though this responsibility may not directly impact the Company, the Council’s review and commentary on accounting matters may result in more consideration by standard-setters of the volatility created by some of its current and proposed standards.  We hope the Council’s activities will bring restraint to standard setters and temper proposals such as mark-to-market accounting for all financial instruments.

     The Act permanently implemented FDIC insurance coverage for all deposit accounts up to $250,000. Furthermore, the insurance premium assessment base was revised from all domestic deposits to the average of total assets less tangible equity.  The minimum reserve ratio of the deposit insurance fund was increased from 1.15% to 1.35%, with the increase to be covered by assessments on insured institutions with assets over $10 billion until the new reserve ratio is reached. We discussed the impact of this provision in section above, but in summary, this provision has significantly reduced the Company’s deposit insurance premiums.

     The Act creates the Consumer Financial Protection Bureau (CFPB). It has an independent budget and is housed in the Federal Reserve Board, but not subject to its jurisdiction.  The CFPB has rulemaking authority to promulgate regulations regarding consumer financial products and services offered by all banks and thrifts, their affiliates and many non-bank financial services firms.  We cannot determine what the impact the CFPB’s rules and regulations might have on the Company, its product offerings, its customers’ ability to purchase products to meet their specific needs, or the Company’s general business practices, but they are likely to be significant given the CFPB’s broad powers.

     The so-called “Durbin Amendment” requires the Federal Reserve Board to adopt regulations limiting interchange fees that can be charged in an electronic debit card transaction to the “reasonable and proportionate” costs related to the incremental cost of the transaction. Banks under $10 billion in assets are exempt, which would include the Company.  Final rules were implemented in 2011.  While the rules are not designed to negatively impact smaller banks, and to date we have not experienced any detrimental effects, since the Company contracts with large debit card processors with which we have relatively weak bargaining power, it is possible these processors, as a result of the Act, will earn lower revenues, leaving less revenue per transaction for the Company.

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

     On the other hand, the Act does add substantial burdens to the Company by, subject to certain exemptions, requiring the establishment of an escrow account in connection with a closed-end consumer credit transaction secured by a first lien on a consumer’s principal dwelling for the payment of taxes and hazard insurance and, if applicable, flood insurance, mortgage insurance, ground rents and any other required periodic payments or premiums with respect to the property or the loan terms. The Company has not historically escrowed such payments. We provide financial advice and a savings product for customers to self-escrow, believing that customers are the best stewards and managers of their personal cash flow sources and uses, and government is ill-suited to dictate how much and when individual consumers should save to meet their financial obligations.

     The Act also modified the calculation for a loan to be subject to “high-cost-loan” status under the Home Ownership and Equity Protection Act (HOEPA) by requiring the Annual Percentage Rate (APR) to be compared to the average prime offer rate for a comparable transaction and not the rate on U.S. Treasury securities having a comparable maturity. The points and fees trigger is lowered, and a prepayment fee trigger is added.  We believe any comparison is a flawed policy, because low balance loans, those most beneficial to first-time homeowners, would carry an interest rate unprofitable to the Company. Principally the methodology ignores that originating a loan, no matter what its balance, has certain fixed costs, and these costs when spread over a smaller balance result in a higher effective interest rate.

Recent Accounting Standards to be implemented in Future Periods

     The following presents a summary of Accounting Standards Updates (ASU’s), exclusive of technical correction ASU’s that will be subject to implementation in future periods.

ASU 2011-03. Reconsideration of Effective Control for Repurchase Agreements, issued April 2011. The main objective in developing this Update is to improve the accounting for repurchase agreements (repos) and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. The amendments in this Update remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the collateral maintenance implementation guidance related to that criterion. Other criteria applicable to the assessment of effective control are not changed by the amendments in this Update. The guidance in this Update is effective for us on January 1, 2012. Since the Company does not currently engage in these types of transactions, the Update had no impact on the Company’s financial condition or results of operations upon implementation.

ASU 2011-04 Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, issued May 2011. The amendments are intended to converge fair value measurement and disclosure guidance in U.S. GAAP with the guidance in the International Accounting Standards Board’s concurrently issued IFRS 13, Fair Value Measurement. The amendments in ASU 2011-04 do not modify the requirements for when fair value measurements apply; rather, they generally represent clarifications on how to measure and disclose fair value under ASC 820, Fair Value Measurement, including the following revisions:

•

The concepts of highest and best use and valuation premise are relevant only for measuring the fair value of nonfinancial assets and do not apply to financial assets and liabilities.

•

An entity should measure the fair value of an equity-classified financial instrument from the perspective of the market participant that holds the instrument as an asset.

•

An entity that holds a group of financial assets and financial liabilities whose market risk (that is, interest rate risk, currency risk or other price risk) and credit risk are managed on the basis of the entity’s net risk exposure may apply an exception to the fair value requirements in ASC 820 if certain criteria are met. The exception allows such financial instruments to be measured on the basis of the reporting entity’s net, rather than gross, exposure to those risks.

•

Premiums or discounts related to the unit of account are appropriate when measuring fair value of an asset or liability if market participants would incorporate them into the measurement (for example, a control premium). However, premiums or discounts related to size as a characteristic of the reporting entity’s holding (that is, a “blockage factor”) should not be considered in a fair value measurement.

The following new disclosures related to an entity’s fair value measurements are required: – For Level 3 fair value measurements:

•

Quantitative information about unobservable inputs

•

Description of the valuation processes

•

Qualitative discussion about the sensitivity of the measurements

•

Information about the use of a nonfinancial asset when it differs from the asset’s highest and best use

•

The level of fair value hierarchy for assets and liabilities that are not measured at fair value but whose fair value is required to be disclosed.

The guidance in this Update is effective for us on January 1, 2012.  We expect to expand certain footnote disclosures, but, in general, implementation of this standard had no impact on our financial statements.

ASU 2011-05 Presentation of Comprehensive Income, issued June 2011. The objective of this Update is to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. To increase the prominence of items reported in other comprehensive income and to facilitate convergence of U.S. generally accepted accounting principles (GAAP) and International Financial Reporting Standards (IFRS), the FASB decided to eliminate the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity, among other amendments in this Update.

The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income.  The amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. Currently we present components of other comprehensive income as part of the statement of changes in stockholders’ equity, which will no longer be allowable under this amendment.  The amendment will be applied retrospectively (prior periods will be restated), and will be effective for us beginning the first quarter of 2012.  In ASU 2011-12 Deferral of the Effective Date for Amendments to the Presentation of Reclassification of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, the FASB  deferred the certain reporting requirements for reclassifications out of accumulated other comprehensive income on a components basis. During the first quarter of 2012 we will be revising our reporting systems to provide the necessary information to implement this standard in 2012.

ASU 2011-08 Testing Goodwill for Impairment, issued September 2011. The objective of this Update is to simplify how entities, both public and nonpublic, test goodwill for impairment. The amendments in the Update permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. Previous guidance required an entity to test goodwill for impairment, on at least an annual basis, by comparing the fair value of a reporting unit with its carrying amount, including goodwill (step one). If the fair value of a reporting unit is less than its carrying amount, then the second step of the test must be performed to measure the amount of the impairment loss, if any. Under the amendments in this Update, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. The amendments are effective for us beginning in 2012. Its impact will be unknown until we complete our next annual goodwill evaluation.

ASU 2011-11 Disclosures about Offsetting Assets and Liabilities, issued December 2011. The amendments in this Update require an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position.  The amendments are intended to bring closer convergence of US GAAP with International Financial Reporting Standards (IFRS). The amendments are effective for us beginning in 2013. We do not anticipate any material impact to our financial statements.

Summary Quarterly Financial Data

     In the tables below, we present summary quarterly financial results for each of the quarters in the years ended December 31, 2011, and 2010.  The sum of each quarter's earnings-per-share data may differ from the full year's results due to rounding (in thousands except share data).

2011 Quarters:	1st	2nd	3rd	4th
Net interest income	$14,823	$15,145	$15,310	$16,195
Provision for loan losses	(750)	(140)	(1,500)	(1,385)
Non-interest income	7,192	6,919	7,338	7,359
Operating expenses	(15,321)	(14,835)	(13,961)	(20,286)
Income taxes	(1,605)	(2,045)	(2,162)	(366)
Noncontrolling interests	-	-	-	387
Net income	$4,339	$5,044	$5,025	$1,904
Basic earnings per share	$2.30	$2.67	$2.66	$1.01
Diluted earnings per share	$2.26	$2.63	$2.61	$0.99

2010 Quarters:
Net interest income	$14,487	$15,378	$15,654	$15,622
Provision for loan losses	(2,425)	(525)	(1,700)	(1,500)
Non-interest income	6,414	6,487	6,788	7,032
Operating expenses	(13,710)	(14,087)	(14,396)	(15,658)
Income taxes	(1,249)	(1,899)	(1,627)	(1,430)
Net income	$3,517	$5,354	$4,719	$4,066
Basic earnings per share	$1.87	$2.84	$2.50	$2.35
Diluted earnings per share	$1.84	$2.80	$2.46	$2.31

      The fourth quarter of 2011’s results were positively impacted by higher net interest income due to loan portfolio growth, offset by significantly higher operating expenses driven by higher incentive stock plan accruals associated with the increase in the price of the Company’s stock and higher intangible amortization. The fourth quarter of 2010’s results were positively impacted by growth in non-interest income, offset by higher operating expenses associated with higher bonus accrual based upon full-year earnings and writedowns of other real estate.

Our Common Stock

     At December 31, 2011, we had approximately 1,370 shareholders of record. Information about beneficial ownership of the Company's stock by directors and certain officers is set forth in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders. Market value and dividend information is set forth in a table below.  The Company currently pays a semi-annual dividend in February and August.  We expect to continue to pay cash dividends to our stockholders for the foreseeable future.

     The following table sets forth, for the monthly period indicated in 2011, the total number of shares purchased and the price paid per share by The Canandaigua National Bank and Trust Company (Bank) for the Arthur S. Hamlin Award, the Canandaigua National Corporation Employee Stock Ownership Plan (ESOP) and the Canandaigua National Corporation for treasury.  Each of these entities is considered an affiliated purchaser of the Company under Item 703 of Regulation S-K.  Shares repurchased by Company are not part of a publicly announced plan or program.  The Bank, ESOP, and Company purchase prices per share were determined based on the most recent price established at the sealed-bid auction immediately preceding the purchase. Purchases occur on an ad-hoc basis when shares become available in the marketplace and the Company is interested in purchasing these shares for the corporate purposes discussed above. Sales occur when corporate needs require the use of shares and there are none available in the market at the time.

Purchases and Sales of Equity Securities for the Year Ended December 31, 2011

	Total	Average
	Shares	Price Per
Date	Purchased (Sold) (#)	Share ($)	Purpose

January	200	$95.85	Treasury
April	(140)	$99.89	Compensation
June	848	$103.87	Treasury
June	(16)	$103.87	Compensation
June	(36)	$103.87	Arthur S. Hamlin Award
September	(107)	$111.34	Compensation
December	(119)	$129.22	Compensation
December	864	$129.22	Treasury

Total purchases	1,912
Total sales	(418)

          While the Company's stock is not actively traded, from time to time, shareholders sell shares to interested persons in sealed-bid public auctions administered by the Bank’s Trust Department at the request of selling shareholders. Our stock is not listed with a national securities exchange. Due to the limited number of transactions, the quarterly high, low and weighted average sale prices may not be indicative of the actual market value of the Company's stock. The following table sets forth a summary of transactions by selling shareholders and bidders in the Company's common stock during each period for transactions that were administered by the Bank’s Trust Department.  Also included are the book value at quarter end, and semi-annual dividends paid per share since the first quarter of 2009.

	#		Quarterly		Quarterly		Quarterly
	Shares		Average		High		Low	Book	Dividend
	Sold		Sales Price		Sales Price		Sales Price	Value	Paid
2011
4th Quarter	1,492		$129.22		$150.00		$123.75	$71.95
3rd Quarter	3,216		$111.34		$118.13		$107.50	$69.55	$1.44
2nd Quarter	3,036		$103.87		$110.00		$102.50	$69.34
1st Quarter	2,948		$99.89		$107.21		$98.69	$66.71	$1.43

2010
4th Quarter	2,528		$95.85		$102.90		$93.91	$65.54
3rd Quarter	3,172		$91.89		$100.00		$90.03	$63.55	$1.43
2nd Quarter	3,200		$88.44		$92.50		$87.53	$62.99
1st Quarter	3,040		$85.37		$91.75		$83.75	$59.93	$1.29

2009
4th Quarter	2,700		$81.78		$87.97		$81.25	$59.30
3rd Quarter	None	$	N/A	$	N/A	$	N/A	$57.18	$1.26
2nd Quarter	3,064		$80.93		$87.50		$78.81	$55.70
1st Quarter	3,244		$78.69		$88.75		$75.50	$53.94	$1.21

Although the Company’s common stock is not listed with a national securities exchange, it trades sporadically on the Over-the-Counter Bulletin Board System under the symbol CNND or CNND.OB. The following table sets forth a summary of information about these trades. Due to the limited number of transactions, the quarterly high, low and weighted average bid/ask prices may not be indicative of the actual market value of the Company's stock.

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

		Quarterly	Quarterly	Quarterly
	#	Average	High	Low
	Shares	Bid/Ask Price	Bid/Ask Price	Bid/Ask Price
2011
4th Quarter	7,375	$97.00	$160.00	$79.64
3rd Quarter	2,456	$97.70	$105.00	$87.50
2nd Quarter	636	$90.12	$93.75	$86.50
1st Quarter	2,536	$85.26	$88.50	$83.75

2010
4th Quarter	2,544	$81.82	$90.00	$78.25
3rd Quarter	3,256	$75.55	$78.75	$70.25
2nd Quarter	748	$78.01	$80.00	$75.25
1st Quarter	1,808	$77.42	$82.50	$70.00

2009
4th Quarter	2,048	$76.88	$83.75	$69.75
3rd Quarter	32	$69.16	$69.75	$68.75
2nd Quarter	4,136	$65.72	$75.00	$55.00
1st Quarter	1,128	$52.82	$55.00	$50.75

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

Management assessed the Company's internal control over financial reporting presented in conformity with both U.S. generally accepted accounting principles and call report instructions as of December 31, 2011.  This assessment was based on criteria for effective internal control over financial reporting described in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on this assessment, management believes that, as of December 31, 2011, the Company maintained effective internal control over financial reporting presented in conformity with both U.S. generally accepted accounting principles and call report instructions.

KPMG LLP, an independent registered public accounting firm, has audited the consolidated financial statements included in the annual report and the effectiveness of the Company's internal control over financial reporting as of December 31, 2011.

Management is also responsible for complying with federal laws and regulations concerning dividend restrictions and loans to insiders, designated by the FDIC as safety and soundness laws and regulations.

Management assessed compliance with the aforementioned designated safety and soundness laws and regulations.  Based on this assessment, management believes that the Company complied, in all material respects, with such designated laws and regulations relating to safety and soundness during the year ended December 31, 2011.

February 22, 2012

/s/ George W. Hamlin, IV

/s/  Lawrence A. Heilbronner

George W. Hamlin, IV

Lawrence A. Heilbronner

Chairman and Chief Executive Officer

Executive Vice President and Chief Financial Officer

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Canandaigua National Corporation:

We have audited Canandaigua National Corporation’s (the Company) internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on the Effectiveness of Internal Controls over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, Canandaigua National Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We do not express an opinion or any other form of assurance on management’s statement referring to compliance with laws and regulations.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Canandaigua National Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and our report dated February 22, 2012 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Rochester, New York

February 22, 2012

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Canandaigua National Corporation:

We have audited the accompanying consolidated balance sheets of Canandaigua National Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Canandaigua National Corporation and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Canandaigua National Corporation’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 22, 2012 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Rochester, New York

February 22, 2012

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS December 31, 2011 and 2010 (Unaudited) (dollars in thousands, except per share data)

Assets	2011	2010

Cash and due from banks	$52,715	28,951
Interest-bearing deposits with other financial institutions	6,490	4,200
Federal funds sold	67,535	105,078
Securities:
- Available for sale, at fair value	114,258	113,995
- Held-to-maturity (fair value of $172,517 in 2011 and $160,401 in 2010)	167,225	155,881
Loans - net	1,276,426	1,189,221
Premises and equipment – net	16,101	14,370
Accrued interest receivable	6,627	6,337
Federal Home Loan Bank stock and Federal Reserve Bank stock	2,656	2,460
Goodwill	15,810	8,818
Intangible assets	6,787	5,724
Prepaid FDIC assessment	3,905	5,175
Other assets	24,935	21,294
Total Assets	$1,761,470	1,661,504

Liabilities and Stockholders' Equity
Deposits:
Demand
Non-interest bearing	$227,284	186,289
Interest bearing	175,409	150,360
Savings and money market	745,713	648,291
Time	398,204	488,390
Total deposits	1,546,610	1,473,330
Borrowings	-	330
Junior subordinated debentures	51,547	51,547
Accrued interest payable and other liabilities	27,533	12,503
Total Liabilities	1,625,690	1,537,710

Canandaigua National Corporation stockholders' equity:
Preferred stock, $.01 par value; 4,000,000 shares
authorized, no shares issued or outstanding	-	-
Common stock, $5.00 par value; 16,000,000 shares
authorized, 1,946,496 shares issued in 2011 and 2010	9,732	9,732
Additional paid-in-capital	8,834	8,823
Retained earnings	120,675	109,768
Treasury stock, at cost (59,242 shares at December 31, 2011
and 57,748 at December 31, 2010)	(4,912)	(4,728)
Accumulated other comprehensive income, net	(1,455)	199
Total Canandaigua National Corporation Stockholders' Equity:	132,874	123,794
Non-controlling interests	2,906	-
Total Equity	135,780	123,794
Total Liabilities and Equity	$1,761,470	1,661,504

See accompanying notes to consolidated financial statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2011, 2010 and 2009
 (dollars in thousands, except per share data)

	2011	2010	2009
Interest income:
Loans, including fees	$64,907	67,571	66,107
Securities	7,936	8,652	8,893
Federal funds sold	354	207	118
Other	24	36	58
Total interest income	73,221	76,466	75,176
Interest expense:
Deposits	8,843	12,113	17,243
Borrowings	-	207	550
Junior subordinated debentures	2,905	3,005	3,009
Total interest expense	11,748	15,325	20,802
Net interest income	61,473	61,141	54,374
Provision for loan losses	3,775	6,150	4,345
Net interest income after provision for loan losses	57,698	54,991	50,029

Other income:
Service charges on deposit accounts	10,972	10,725	9,019
Trust and investment services income	12,632	10,984	10,056
Net gain on sale of mortgage loans	2,126	2,366	3,015
Loan servicing income, net	928	877	582
Loan-related fees	267	351	332
(Loss) on securities transactions, net	(191)	(170)	(159)
Other operating income	2,074	1,588	1,925
Total other income	28,808	26,721	24,770

Operating expenses:
Salaries and employee benefits	35,019	30,526	28,447
Occupancy, net	7,530	6,805	6,172
Technology and data processing	4,480	3,881	3,555
Professional and other services	4,751	3,297	2,949
Marketing and public relations	2,829	2,515	2,206
Office supplies, printing and postage	1,556	1,470	1,519
Intangible amortization	1,187	995	1,063
Other real estate operations	1,049	1,297	1,200
FDIC insurance	1,405	2,152	2,586
Other operating expenses	4,597	4,913	4,507
Total operating expenses	64,403	57,851	54,204

Income before income taxes	22,103	23,861	20,595
Income taxes	6,178	6,205	5,401
Net income attributable to noncontrolling interests and
Canandaigua National Corporation	15,925	17,656	15,194

Less: Net (loss) attributable to noncontrolling interests	(387)	-	-

Net income attributable to Canandaigua National Corporation	$16,312	17,656	15,194

Basic earnings per share	$8.64	9.35	8.06
Diluted earnings per share	$8.48	9.20	7.92

See accompanying notes to consolidated financial statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years Ended December 31, 2011, 2010 and 2009 (Unaudited)
(dollars in thousands, except share data)

						Accumulated
	Number of		Additional			Other	Non-
	Shares	Common	Paid-in	Retained	Treasury	Comprehensive	controlling
	Outstanding	Stock	Capital	Earnings	Stock	Income (Loss)	Interest	Total
Balance at December 31, 2008	1,887,436	$9,732	8,591	87,273	(4,819)	(339)	-	100,438
Comprehensive income:
Change in fair value of
interest rate swaps,
net of taxes of $170		-	-	-	-	266	-	266
Change in unrealized gain on
on securities available for sale,
net of taxes of $502		-	-	-	-	808	-	808
Plus reclassification adjustment
for realized losses included in
net income on called securities,
net of taxes of $15		-	-	-	-	25	-	25
Net income		-	-	15,194	-	-	-	15,194
Total comprehensive income								16,293
Purchase of treasury stock	(4,516)	-	-	-	(360)	-	-	(360)
Shares issued as compensation	424	-	-	(3)	36	-	-	33
Cash dividend - $ 2.47 per share		-	-	(4,669)	-	-	-	(4,669)
Balance at December 31, 2009	1,883,344	$9,732	8,591	97,795	(5,143)	760	-	111,735

Comprehensive income:
Change in fair value of
interest rate swaps,
net of taxes of $180		-	-	-	-	324	-	324
Change in unrealized gain on
on securities available for sale,
net of taxes of ($483)		-	-	-	-	(971)	-	(971)
Plus reclassification adjustment
for realized losses included in
net income on called securities,
net of taxes of $44		-	-	-	-	86	-	86
Net income		-	-	17,656	-	-	-	17,656
Total comprehensive income								17,095
Purchase of treasury stock	(5,564)	-	-	-	(511)	-	-	(511)
Shares issued as compensation	624	-	-	-	54	-	-	54
Exercise of stock options,
including tax benefit of $232	10,344	-	232	(562)	872	-	-	542
Cash dividend - $ 2.72 per share		-	-	(5,121)	-	-	-	(5,121)
Balance at December 31, 2010	1,888,748	$9,732	8,823	109,768	(4,728)	199	-	123,794

Comprehensive income:
Change in fair value of
interest rate swaps,
net of taxes of ($1,341)		-	-	-	-	(2,141)	-	(2,141)
Change in unrealized gain on
on securities available for sale,
net of taxes of $180		-	-	-	-	346	-	346
Plus reclassification adjustment
for realized losses included in
net income on called securities,
net of taxes of $69		-	-	-	-	141	-	141
Net income attributable to non-
controlling interest and
Canandaigua National Corporation		-	-	16,312	-	-	(387)	15,925
Total comprehensive income								14,271
Purchase of treasury stock	(1,912)	-	-	-	(219)	-	-	(219)
Shares issued as compensation	418	-	11	-	35	-	-	46
Cash dividend - $ 2.87 per share		-	-	(5,405)	-	-	-	(5,405)
Change in non-controlling interest		-	-	-	-	-	3,299	3,299
Dividend to non-controlling interests		-	-	-	-	-	(6)	(6)
Balance at December 31, 2011	1,887,254	$9,732	8,834	120,675	(4,912)	(1,455)	2,906	135,780

See accompanying notes to consolidated financial statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2011, 2010 and 2009 (Unaudited)
(dollars in thousands)

	2011	2010	2009
Cash flow from operating activities:
Net income attributable to Canandaigua National Corporation	$16,312	17,656	15,194
Adjustments to reconcile net income to
Net cash provided by operating activities:
Depreciation, amortization and accretion	6,097	5,285	5,071
Provision for loan losses	3,775	6,150	4,345
Gain on sale of premises and equipment and other real estate, net	(105)	(32)	(61)
Writedown of other real estate	208	493	81
Deferred income tax benefit	(574)	(763)	(589)
Income from equity-method investments, net	(363)	59	(83)
Loss on calls of securities and write-down, net	191	170	159
Gain on sale of mortgage loans, net	(2,126)	(2,366)	(3,015)
Originations of loans held for sale	(166,240)	(203,582)	(268,203)
Proceeds from sale of loans held for sale	174,923	198,492	266,614
Prepaid FDIC assessment	-	-	(7,659)
Decrease (increase) in other assets	114	3,564	(4,046)
Increase (decrease) in all other liabilities	3,103	(2,857)	3,330
Net cash provided by operating activities	35,315	22,269	11,138

Cash flow from investing activities:
Securities available-for-sale:
Proceeds from maturities and calls	80,156	65,844	29,488
Purchases	(79,888)	(62,409)	(50,823)
Securities held to maturity:
Proceeds from maturities and calls	42,613	33,256	37,868
Purchases	(55,228)	(31,076)	(36,369)
Loan originations in excess of principal collections, net	(99,398)	(45,135)	(71,692)
Purchase of premises and equipment, net	(4,044)	(4,428)	(2,726)
Calls of FHLB stock, net of purchases of FHLB and FRB stock	(196)	229	322
Investment in equity-method investments	(5)	(752)	(37)
Proceeds from sale of other real estate	1,158	1,144	711
Acquisition of WBI net of cash acquired	(2,250)	-	-
Net cash used by investing activities	(117,082)	(43,327)	(93,258)

Cash flow from financing activities:
Net increase in demand, savings and money market deposits	163,466	96,846	112,881
Net decrease in time deposits	(90,186)	(1,213)	35,909
Overnight borrowings, net	-	-	(4,400)
Principal repayments of term borrowings	(330)	(9,534)	(11,720)
Proceeds from sale of treasury stock	46	54	33
Payments to acquire treasury stock	(219)	(511)	(360)
Proceeds from issuance of treasury stock under stock option plan	-	310	-
Tax benefit from stock option exercise	-	232	-
Change in noncontrolling interest, net	2,906	-	-
Dividends paid	(5,405)	(5,121)	(4,669)
Net cash provided by financing activities	70,278	81,063	127,674

Net (decrease) increase in cash and cash equivalents	(11,489)	60,005	45,554
Cash and cash equivalents - beginning of period	138,229	78,224	32,670
Cash and cash equivalents - end of period	$126,740	138,229	78,224

Supplemental disclosure of cash flow information:
Interest paid	$12,251	15,444	21,447
Income taxes paid	$7,395	8,029	4,926

Supplemental schedule of noncash investing activities
Real estate acquired in settlement of loans	$1,861	2,927	2,864

Acquisitions:
Fair value of assets acquired (noncash)	$10,178	-	-
Fair value of liabilities assumed	$8,445	-	-

See accompanying notes to consolidated financial statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

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

Basis of Presentation

The Consolidated Financial Statements include the accounts of the Company and its wholly- and majority-owned subsidiaries. Its principal operations comprise the activities of The Canandaigua National Bank and Trust Company (the Bank), CNB Mortgage Company (CNBM), Genesee Valley Trust Company (GVT), and WBI OBS Financial, LLC (OBS). OBS is included effective November 30, 2011, the date of its acquisition. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for investments in minority-owned entities under the equity method. The Consolidated Financial Statements have been prepared in conformity with U.S. Generally Accepted Accounting Principles and conform to predominant practices within the financial services industry.

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

Available for sale securities are recorded at fair value. Except for unrealized losses charged to earnings for other-than-temporary-impairment deemed to be credit-related or based on intent to sell, unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are included in accumulated other comprehensive income (loss) in stockholders’ equity until realized.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation.  Consideration is given to: (1) the length of time and the extent to which the fair value has been less than cost; (2) the financial condition and near-term prospects of the issuer; and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  A decline in fair value of any security below cost that is deemed other than temporary and related to the credit-worthiness of the issuer is charged to earnings, resulting in the establishment of a new cost basis for the security.  Management generally evaluates the credit-worthiness of the issuer based on their ability to produce sufficient cash flows to service the contractual debt obligation.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

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

The accrual of interest on commercial and real estate loans is generally discontinued, and previously accrued interest is reversed, when the loans become 90 days delinquent or when, in management’s judgment, the collection of principal and interest is uncertain. Loans are returned to accrual status when the doubt no longer exists about the loan's collectability and the borrower has demonstrated a sustained period of timely payment history. Specifically, the borrower will have resumed paying the full amount of scheduled interest and principal payments; all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within a reasonable period (6 months); and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms involving payments of cash or cash equivalents.  Interest on consumer loans is accrued until the loan becomes 120 days past due at which time principal and interest are generally charged off.

Management, considering current information and events regarding the borrowers’ ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, and sufficient information exists to make a reasonable estimate of the inherent loss, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or as a practical expedient, at the loan’s observable fair value or the fair value of underlying collateral if the loan is collateral-dependent.  In the absence of sufficient, current data to make a detailed assessment of collateral values or cash flows, management measures impairment on a pool basis using historical loss factors equivalent to similarly impaired loans. Impairment reserves are included in the allowance for loan losses through a charge to the provision for loan losses. Cash receipts on impaired loans are generally applied to reduce the principal balance outstanding. In considering loans for evaluation of specific impairment, management generally excludes smaller balance, homogeneous loans: residential mortgage loans, home equity loans, and all consumer loans, unless such loans were restructured in a troubled debt restructuring. These loans are collectively evaluated for risk of loss on a pool basis.

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

The Company has established a process to assess the adequacy of the allowance for loan losses and to identify the risks in the loan portfolio. This process consists of the identification of specific reserves for impaired commercial loans and residential mortgages, and the calculation of general reserves, which is a formula-driven allocation.

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

Troubled Debt Restructurings

In the process of resolving nonperforming loans, we may choose to restructure the contractual terms of certain loans and attempt to work out alternative payment schedules with the borrower in order to avoid foreclosure of collateral. Any loans that are modified are evaluated to determine if they are "troubled debt restructurings” (TDR) and if so, are evaluated for impairment.  A TDR is defined as a loan restructure where for legal or economic reasons related to a borrower’s financial

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

difficulties, the creditor grants one or more concessions to the borrower that it would not otherwise consider. Terms of loan agreements may be modified to fit the ability of the borrower to repay in respect of its current financial status and restructuring of loans may include the transfer of assets from the borrower to satisfy debt, a modification of loan terms, or a combination of the two. If a satisfactory restructure and payment arrangement cannot be reached, the loan may be referred to legal counsel for foreclosure.

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

The Company services all loans for FHLMC on a non-recourse basis; therefore, its credit risk is limited to temporary advances of funds to FHLMC, while FHLMC retains all credit risk associated with the loans.  Commercial loans are serviced on a non- recourse basis, whereby the Company is subject to credit losses only to the extent of the proportionate share of the loan’s principal balance owned. The Company’s contract to sell loans to FHLMC and to the Federal Housing Administration (FHA) via third-parties contain certain representations and warranties that if not met by the Company would require the repurchase of such loans. The Company has not historically been subject to a material volume of repurchases nor is it as of the current year end.

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

Goodwill and Intangible Assets

Goodwill has an indefinite useful life and is not amortized, but is tested for impairment. Goodwill impairment tests are performed on an annual basis or when events or circumstances dictate. In these tests, the fair value of the reporting unit with goodwill is compared to the carrying amount of that reporting unit in order to determine if impairment is indicated. If so, the implied fair value of the reporting unit’s goodwill is compared to its carrying amount and an impairment loss is measured by the excess of the carrying value over fair value.  Fair value of goodwill is estimated using a weighted average of market-based analysis and discounted cash-flow income analysis of the underlying reporting unit.

Intangible assets that have finite useful lives, such as customer relationship and trade name intangibles, are amortized over their useful lives. Customer relationship intangibles are generally amortized over 15 years using an accelerated method. Trade name intangible has been amortized on a straight-line basis over three years.  Amortization of these assets is reported in other operating expenses.  The amortization period is monitored to determine if circumstances require the period to be revised. The Company also periodically reviews its intangible assets for changes in circumstances that may indicate that the carrying amount of the assets are impaired. The Company tests its intangible assets for impairment if conditions indicate that an

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

impairment loss has more likely than not been incurred by evaluating the recoverability of the assets’ carrying value using estimates of undiscounted future cash flows over the remaining assets’ lives. Any impairment loss is measured by the excess of carrying value over fair value and is recorded in the measured period as additional amortization expense.

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

The Company utilizes interest rate swap agreements as part of its management of interest rate risk to modify the repricing characteristics of its floating-rate junior subordinated debentures. For swap agreements, amounts receivable or payable are recognized as accrued under the terms of the agreement, and the net differential is recorded as an adjustment to interest   expense of the related debentures. Interest rate swap agreements are designated as cash flow hedges. Therefore, the effective portion of the swaps’ unrealized gain or loss was initially recorded as a component of other comprehensive income, and subsequent effective portions are recognized in interest expense. The ineffective portion of the unrealized gain or loss, if any, is reported in other operating income.

Common and Preferred Stock and Stock Split

At a special meeting of the Company’s shareholders held on September 14, 2011, the Company’s shareholders approved (a) a 4-for-1 forward stock split of the Company’s common stock (the “Stock Split”) and (b) a corresponding amendment to the Company’s Certificate of Incorporation that would affect the stock split by increasing the Company’s total number of authorized shares from 8,000,000 to 20,000,000 shares, increasing the authorized number of shares of common stock from 4,000,000 to 16,000,000 shares, including changing the par value per share from $20.00 to $5.00, and implementing the Stock Split. The amendment to the Company’s Certificate of Incorporation effecting the Stock Split was filed with New York State on September 20, 2011.  All share data has been adjusted retroactively to reflect this stock split.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

At the Company’s April 2011 Annual Meeting, shareholders authorized a class of 4,000,000 shares of preferred stock, $.01 par value.  No shares of preferred stock have been issued.

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

New Accounting Standards

The following Accounting Standards Updates (ASU) were implemented in 2011 with no material impact to our financial condition or results of operations. In some instances, expanded disclosures were required:

ASU 2010-28, Intangibles—Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts (a consensus of the FASB Emerging Issues Task Force). ASU 2010-28 modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors. The qualitative factors are consistent with the existing guidance and examples in paragraph 350-20-35-30, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

ASU 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations (a consensus of the FASB Emerging Issues Task Force). ASU201-29 specifies that if a public entity presents comparative financial statements, the entity (acquirer) should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. It also expands the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings.

ASU 2011-02.  A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring, issued April, 2011.  The amendments in this Update clarify the guidance on a creditor’s evaluation of whether it has granted a concession. In evaluating whether a restructuring constitutes a troubled debt restructuring, a creditor must separately conclude that both of the following exist: (1) the restructuring constitutes a concession; and (2) the debtor is experiencing financial difficulties. The amendments in this Update were effective beginning with the third quarter of 2011, and were to be applied retrospectively to the beginning of 2011. In general, the Company does not renegotiate nor does it materially modify loans to non-troubled borrowers.  Loans to troubled borrowers are typically placed in non-accrual status in advance of any consideration of renegotiation, and in only rare instances will the Company renegotiate a loan that results in a material concession to the borrower.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

(2) Acquisitions of Trust and Investment Companies and Trust and Investment Management Accounts

On November 30, 2011, the Company acquired a majority interest in WBI OBS Financial, LLC (WBI), a company formed to concurrently acquire OBS Holdings, Inc. (OBS).  OBS, an Ohio-based company, provides investment sub-advisory services to the Bank and several other financial institutions, primarily community banks and credit unions, and has approximately $900 million in managed assets. Under the terms of WBI’s acquisition, it will pay the seller a total of $7 million, consisting of a $2.5 million payment on May 31, 2012, a $3.5 million payment on May 31, 2014, and $1 million cumulative quarterly non-maturity payments contingent upon net revenue improvements at OBS, all of which is included in Accrued interest Payable and Other Liabilities at December 31, 2011.  Under the terms of the Company’s purchase of WBI, in exchange for a 65% ownership interest, the Company paid WBI $2.3 million on November 30, 2011, and will pay an additional $0.3 million in November 2012.  Additionally, the company will fund the $2.5 million payment due May 31, 2012.  The remaining payment obligations of WBI will be shared pro-rata with other WBI investors. WBI investors have agreed to allocate up to 15% of the ownership structure to employees of OBS, subject to certain conditions.  As of December 31, 2011, no interests have been allocated.

The results of WBI’s consolidated operations are included in our Consolidated Statements of Income from the date of acquisition.  Since acquisition, WBI reported an approximate $1.1 million loss, which was a result of merger-related legal and advisory expenses. As of December 31, 2011, the Company had not completed its comprehensive analysis of the fair value of assets acquired and liabilities assumed.  The Company expects to complete this analysis in 2012.  As of December 31, 2011, the Company’s estimates, as recorded in the financial statements, follow (dollars in thousands):

Consideration paid:
Cash paid and to be paid to WBI	$2,500
Cash to be paid by WBI	7,000
Fair value of non-contolling interest	1,750
Total consideration	$11,250

Estimated recognized amounts of identifiable assets acquired:
Cash and equivalents	$2,525
Premises and equipment	61
Other assets	7,867
Customer list intangible	2,250
Due to seller	(7,000)
Accrued expenses	(545)
Deferred tax liability	(900)
Total identifiable net assets	4,258

Goodwill:	$6,992

We preliminarily estimated the customer list intangible by using a market multiple of revenues. This estimate is subject to revision when the Company finalizes its fair valuation in 2012.

Actual consolidated financial information since the date of acquisition is included in the Segment footnote.  The following table presents consolidated, unaudited pro-forma information as if the acquisition had occurred on January 1, 2010. The proforma information does not necessarily reflect the results of operations that would have occurred had the Company completed the acquisition at the beginning of 2010, since the results do not include possible cost savings, revenue improvements, or other investments that a new owner might have made.

Unaudited Pro-forma year end information

	2011	2010

Net interest income after provision for loan loss	$57,698	54,991
Other income	31,179	28,316
Intangible amortization expense	(2,167)	(1,756)
Merger-related expenses	-	(1,122)
All other expenses	(70,316)	(65,633)
Non-controlling interest	360	608
Net income attributable to CNC	$16,754	15,404

Pro-forma earnings per share
Basic	$8.87	8.16
Diluted	$8.71	8.03

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

On September 29, 2006, the Bank acquired investment management accounts from another bank and assumed the successor trustee role for personal trusts. The market value of the underlying assets was approximately $66.6 million and was added to existing assets under administration.  In connection with the acquisition, the Company recorded, at cost, a customer list intangible asset of approximately $1.4 million. The asset is being amortized on an accelerated basis over fifteen years. As a result of the Company’s annual fair value estimation in 2011, an additional $50,000 amortization expense over expected amortization was recorded to reflect customer account attrition in excess of original estimates.

On January 2, 2008, the Company completed its acquisition of 100% of the voting shares of Genesee Valley Trust Company (GVT), a Rochester-based New York State chartered trust company.  The acquisition of GVT provided the Company with additional trust and investment services income.  The total cash purchase price approximated $18.8 million. A payment of $13.1 million was made at closing, and subsequent payments of $4.1 million, $1.3 million, and $0.3 million were made each January 2009, 2010, and 2011, respectively. The acquisition resulted in the recording of certain intangible assets (customer list: $6.9 million; trade name: $0.1 million) and goodwill, all of which totaled $8.8 million and substantially all of which will be deductible for income tax purposes.  In addition, a non-interest bearing note payable totaling $5.5 million was recorded along with a discount on the note of $0.5 million.  The customer list intangible is being amortized on an accelerated basis over fifteen years, the trade name was amortized over three years.  The note discount was amortized over three years to interest expense. As a result of the Company’s annual fair value estimation in 2011, an additional $250,000 amortization expense over expected amortization was recorded to reflect customer account attrition in excess of original estimates.

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

Acquisition-related identifiable intangible assets were comprised of the following at December 31, (in thousands):

	2011	2010
Gross carrying amounts
Customer list intangible from 2006	$1,420	1,420
Customer list intangible from GVT	6,870	6,870
Trade name from GVT	100	100
Customer list intangible from investment company	665	665
Estimated customer list intangible from OBS	2,250	-
Total	11,305	9,055
Less accumulated amortization	(4,518)	(3,331)

Intangible asset – net	$6,787	5,724

Amortization expense amounted to $1,187,000, $995,000, and $1,063,000 for the years ended December 31, 2011, 2010, and 2009, respectively. Amortization expense, exclusive of amortization that may result from the WBI acquisition, is projected over the next five years as follows: 2012: $812,000, 2013: $739,000; 2014: $663,000; 2015: $589,000 and 2016: $513,000.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

(3) Securities

Information about the securities portfolios follows (in thousands):

	December 31, 2011
		Gross Unrealized
	Amortized			Fair
	Cost	Gains	Losses	Value

Securities Available for Sale:
U.S. Treasury	$502	-	-	502
U.S. government sponsored enterprise obligations	55,766	377	(18)	56,125
State and municipal obligations	53,531	1,917	(23)	55,425
Corporate obligations (1)	1,093	2	(296)	799
Equity securities	1,295	112	-	1,407

Total Securities Available for Sale	$112,187	2,408	(337)	114,258

	(1)Amortized cost includes cumulative $360,000 write-down for other-than-temporary impairment.

Securities Held to Maturity:
U.S. government sponsored enterprise obligations	$1,007	1	-	1,008
State and municipal obligations	165,348	5,113	(135)	170,326
Corporate obligations	870	313	-	1,183

Total Securities Held to Maturity	$167,225	5,427	(135)	172,517

	December 31, 2010
		Gross Unrealized
	Amortized			Fair
	Cost	Gains	Losses	Value

Securities Available for Sale:
U.S. Treasury	$503	-	-	503
U.S. government sponsored enterprise obligations	43,669	203	(663)	43,209
State and municipal obligations	66,004	1,988	(34)	67,958
Corporate obligations(1)	1,191	-	(233)	958
Equity securities	1,293	74	-	1,367

Total securities Available for Sale	$112,660	2,265	(930)	113,995

	(1)Amortized cost includes cumulative write-downs of $860,000 prior to 2010 for other-than-temporary impairment.

Securities Held to Maturity:
U.S. government sponsored agencies obligations	$7,005	33	-	7,038
State and municipal obligations	147,965	4,400	(324)	152,041
Corporate obligations	911	414	(3)	1,322

Total securities Held to Maturity	$155,881	4,847	(327)	160,401

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

(3) Securities (continued)

The amortized cost and fair value of debt securities by years to maturity as of December 31,  2011, follow (in thousands). Maturities of amortizing securities are classified in accordance with their contractual repayment schedules. Expected maturities will differ from contracted maturities since issuers may have the right to call or prepay obligations without penalties.

	Available for Sale		Held to Maturity
	Amortized		Amortized
	Cost (1)	Fair Value	Cost	Fair Value
Years
Under 1	$18,977	19,180	31,107	31,467
1 to 5	36,872	38,480	119,175	123,264
5 to 10	52,045	52,348	16,055	16,583
10 and over	2,998	2,843	888	1,203

Total	$110,892	112,851	167,225	172,517

(1)Amortized cost includes a cumulative $360,000 write-down for other-than-temporary impairment.

At December 31, 2011, and 2010, securities at amortized cost of $209.8 million and $185.3 million, respectively, were pledged to secure municipal deposits and for other purposes required or permitted by law.

During 2011, the Company sold $0.1 million of corporate obligations at a minor loss. There were no securities sales in 2010 or 2009.

Interest on securities segregated between taxable interest and tax-exempt interest for the years ended December 31, 2011, 2010, and 2009, follows (in thousands):

	2011	2010	2009
Taxable	$1,505	1,547	1,286
Tax-exempt	6,431	7,105	7,607

Total	$7,936	8,652	8,893

The following table presents the fair value of securities with gross unrealized losses at December 31,  2011, aggregated by category and length of time that individual securities have been in a continuous loss position (in thousands).

	Less than 12 months		Over 12 months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities Available for Sale:	Value	Losses	Value	Losses	Value	Losses
U.S. government sponsored enterprise obligations	$7,610	18	-	-	7,610	18
State and municipal obligations	355	3	996	20	1,351	23
Corporate obligations	-	-	759	296	759	296

Total temporarily impaired securities	$7,965	21	1,755	316	9,720	337

Securities Held to Maturity:
State and municipal obligations	$7,886	80	4,647	55	12,533	135

Total temporarily impaired securities	$7,886	80	4,647	55	12,533	135

Substantially all of the unrealized losses on the Company's securities were caused by market interest rate changes from those in effect when the specific securities were purchased by the Company. The contractual terms of these securities do not permit the issuer to settle the securities at a price less than par value. Except for certain corporate obligations, all securities rated by an independent rating agency carry an investment grade rating. Because the Company does not intend to sell the securities and it believes it is not likely to be required to sell the securities before recovery of their amortized cost basis, which may be,

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

and is likely to be, maturity, the Company does not consider these securities to be other-than-temporarily impaired at December 31,  2011, except as discussed below.

In the available-for-sale portfolio, the Company holds approximately $0.8 million of bank trust-preferred securities with an adjusted cost basis of $1.1 million.  These securities are backed by debt obligations of banks, with approximately $0.7 million of the securities backed by two of the largest U.S. banks and $0.1 million backed by a pool of banks’ debt in the form of a collateralized debt obligation (CDO). As a result of market upheaval, a lack of regular trading market in these securities, and bank failures, the fair value of these securities had fallen sharply in 2008 and continued to fall in the first half of 2009.  The Company recognized cumulative other-than-temporary-impairment (OTTI) amounting to $0.9 million on one CDO over several years. Management sold a portion of this security in 2011 and intends to sell the remainder in whole or in part over time. If the financial condition of the underlying banks deteriorates, further write-downs could occur before a sale, which would be reflected in the statement of operations. The maximum potential write-down would be its current carrying value of less than $0.1 million.

The following table presents the fair value of securities with gross unrealized losses at December 31, 2010, aggregated by category and length of time that individual securities have been in a continuous loss position (in thousands).

	Less than 12 months		Over 12 months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities Available for Sale:	Value	Losses	Value	Losses	Value	Losses
U.S. government sponsored enterprise obligations	$27,565	663	-	-	27,565	663
State and municipal obligations	1,066	21	1,352	13	2,418	34
Corporate obligations	-	-	778	233	778	233

Total temporarily impaired securities	$28,631	684	2,130	246	30,761	930

Securities Held to Maturity:
State and municipal obligations	$11,950	276	4,777	48	16,727	324
Corporate obligations	151	3	-	-	151	3

Total temporarily impaired securities	$12,101	279	4,777	48	16,878	327

The aggregate cost of the Company's cost-method investments totaled $4.5 million and $4.3 million at December 31, 2011, and 2010, respectively, of which $2.7 million and $2.5 million, respectively, were in Federal Home Loan Bank stock and Federal Reserve Bank stock, as required by law.

(4) Loans and Allowance for Loan Losses

Loans

The Company's market area is generally Ontario County and Monroe County of New York State. Substantially all loans are made in its market area. Accordingly, the ultimate collectability of a substantial portion of the Company's loan portfolio is susceptible to changes in the economic conditions in this area. The Company's concentrations of credit risk are as disclosed in the following table of loan classifications. The concentrations of credit risk in related loan commitments and letters of credit parallel the loan classifications reflected. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

The major loan classifications of loans at December 31, 2011 and December 31, 2010, follow (in thousands), along with a description of their underwriting and risk characteristics:

	2011	2010

Commercial and industrial	$198,744	212,707
Mortgages:
Commercial	467,413	434,787
Residential - first lien	256,173	232,953
Residential - second lien	101,877	96,416
Consumer:
Automobile - indirect	227,541	181,481
Other	25,583	26,437
Loans held for sale	7,556	14,113

Total loans	1,284,887	1,198,894
Plus - Net deferred loan costs	7,634	5,962
Less - Allowance for loan losses	(16,095)	(15,635)

Loans - net	$1,276,426	1,189,221

Commercial and Industrial Loans: These loans generally include term loans and lines of credit.  Such loans are made available to businesses for working capital (including inventory and receivables), business expansion (including acquisition of real estate, expansion and improvements) and equipment purchases. As a general practice, a collateral lien is placed on equipment or other assets owned by the borrower.  These loans carry a higher risk than commercial real estate loans by the nature of the underlying collateral, which can be business assets such as equipment and accounts receivable. To reduce the risk, management also attempts to secure secondary collateral, such as real estate, and obtain personal guarantees of the borrowers.  To further reduce risk and enhance liquidity, these loans generally carry variable rates of interest, repricing in three- to five-year periods, and have a maturity of five years or less. Lines of credit generally have terms of one year or less and carry floating rates of interest (e.g., prime plus a margin).

Commercial Mortgages: Commercial real estate loans are made to finance the purchases of real property which generally consists of real estate with completed structures. These commercial real estate loans are secured by first liens on the real estate, which may include apartments, commercial structures housing businesses, healthcare facilities, and other non-owner occupied facilities.  These loans are considered by the Company to be less risky than commercial and industrial loans, since they are secured by real estate and buildings. The loans typically have adjustable interest rates, repricing in three- to five-year periods, and require principal payments over a 10- to 25-year period.  Many of these loans include call provisions within 10 to 15 years of their origination. The Company’s underwriting analysis includes credit verification, independent appraisals, a review of the borrower's financial condition, and the underlying cash flows. These loans are typically originated in amounts of no more than 80% of the appraised value of the property serving as collateral.

Residential First-Lien Mortgages: We originate adjustable-rate and fixed-rate, one-to-four-family residential real estate loans for the construction, purchase or refinancing of a mortgage.  These loans are collateralized by owner-occupied properties located in the Company’s market area. They are amortized over five to 30 years. Substantially all residential loans secured by first mortgage liens are originated by CNB Mortgage and sold to either the Bank or third-party investors.  Generally, fixed-rate mortgage loans with a maturity or call date of ten years or less and a rate of 5% or more are retained in the Company’s portfolio.  For longer term, fixed-rate residential mortgages without escrow, the Company generally retains the servicing, but sells the right to receive principal and interest to Federal Home Loan Mortgage Company, also known as Freddie Mac.  All loans not retained in the portfolio or sold to Freddie Mac are sold to unrelated third parties with servicing released.  This practice allows the Company to manage interest rate risk, liquidity risk, and credit risk.  From time to time, the Company may also purchase residential mortgage loans which are originated and serviced by third parties. In an effort to manage risk of loss and strengthen secondary market liquidity opportunities, management typically uses secondary market underwriting, appraisal, and servicing guidelines.  Loans on one-to-four-family residential real estate are mostly originated in amounts of no more than 85% of appraised value or have private mortgage insurance. Mortgage title insurance and hazard insurance are normally required. Construction loans have a unique risk, because they are secured by an incomplete dwelling. This risk is reduced through periodic site inspections, including at each loan draw period.

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

Consumer Loans:  The Company funds a variety of consumer loans, including direct and indirect automobile loans, recreational vehicle loans, boat loans, aircraft loans, home improvement loans, and personal loans (collateralized and

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

uncollateralized). Most of these loans carry a fixed rate of interest with principal repayment terms typically ranging from one to ten years, based upon the nature of the collateral and the size of the loan. The majority of consumer loans are underwritten on a secured basis using the underlying collateral being financed or a customer's deposit account. A small amount of loans are unsecured, which carry a higher risk of loss.

Loans Held for Sale:  These are the Residential First-Lien Mortgages, discussed above, which are sold to Freddie Mac and other third parties. These loans are carried at their lower of cost or fair value, calculated on a loan-by-loan basis.

Commercial loan participations amounted to $114,969,000 and $116,111,000 at December 31, 2011 and 2010, respectively.  Residential mortgage loans serviced for FHLMC, amounted to $461,950,000 and $435,220,000 at December 31, 2011 and 2010, respectively.  None of these loans are included in the Consolidated Financial Statements or the tables within this Note.

Certain executive officers, directors and their business interests are customers of the Company. Transactions with these parties are based on substantially the same terms as similar transactions with unrelated third parties and do not carry more than normal credit risk. Borrowings by these related parties amounted to $5,366,000 and $6,324,000 at December 31, 2011, and 2010, respectively. During 2011, new borrowings amounted to $830,000 (including borrowings of executive officers and directors that were outstanding at the time of their election), and repayments and other reductions were $1,788,000. Additionally, the Bank has issued two letters of credit totaling $6,000,000 to the Company’s majority-owned subsidiary in connection with its acquisition of OBS in 2011.

Allowance for Loan Losses

A summary of the changes in the allowance for loan losses follows (in thousands).

	Years Ended December 31,

	2011	2010	2009

Balance at the beginning of year	$15,635	14,232	11,992
Loans charged off	(4,563)	(5,998)	(2,964)
Recoveries of loans charged off	1,248	1,251	859
Provision charged to operations	3,775	6,150	4,345

Balance at end of year	$16,095	15,635	14,232

The following table presents an analysis of the allowance for loan losses by loan type, including a summary of the loan types individually and collectively evaluated for impairment as of December 31, 2011 and 2010 (in thousands). Notwithstanding the estimated allocations set forth in any table, the entirety of the allowance is available to absorb losses in any portfolio. Loan balances included in the “Unallocated” column represent the balance of net deferred loan costs.

December 31, 2011
			Residential	Residential
			mortgage -	mortgage -			Loans
	Commercial	Commercial	first	second	Consumer -	Consumer -	held for
	and industrial	mortgage	position	position	indirect	other	sale	Unallocated	Total
Beginning Balance	$6,364	1,371	1,304	563	4,196	1,155	-	682	15,635
Charge-offs	(2,082)	(263)	(324)	(31)	(1,345)	(518)	-	-	(4,563)
Recoveries	153	-	142	9	700	244	-	-	1,248
Provision	1,958	(114)	664	(20)	1,288	35	-	(36)	3,775
Ending Balance	$6,393	994	1,786	521	4,839	916	-	646	16,095
of which:
Amount for loans individually
evaluated for impairment	$895	243	-	-	-	-	-	-	1,138
Amount for loans collectively
evaluated for impairment	$5,498	751	1,786	521	4,839	916	-	646	14,957
Balance of loans individually
evaluated for impairment	$3,828	9,078	-	31	-	-	-	-	12,937
Balance of loans collectively
evaluated for impairment	$194,916	458,335	256,173	101,846	227,541	25,583	7,556	7,634	1,279,584

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

December 31, 2010
			Residential	Residential
			mortgage -	mortgage -			Loans
	Commercial	Commercial	first	second	Consumer -	Consumer -	held for
	and industrial	mortgage	position	position	indirect	other	sale	Unallocated	Total
Beginning Balance	$6,134	1,402	977	425	3,330	1,169	-	795	14,232
Charge-offs	(2,957)	(678)	(263)	(23)	(1,521)	(556)	-	-	(5,998)
Recoveries	243	47	43	7	714	197	-	-	1,251
Provision	2,944	600	547	154	1,673	345	-	(113)	6,150
Ending Balance	$6,364	1,371	1,304	563	4,196	1,155	-	682	15,635
of which:
Amount for loans individually
evaluated for impairment	$449	51	124	50	-	-	-	-	674
Amount for loans collectively
evaluated for impairment	$5,915	1,320	1,180	513	4,196	1,155	-	682	14,961
Balance of loans individually
evaluated for impairment	$4,482	11,031	2,905	718	-	200	-	-	19,336
Balance of loans collectively
evaluated for impairment	$208,225	423,756	230,048	95,698	181,481	26,237	14,113	5,962	1,185,520

The balance in the allowance for loan losses decreased to 1.25% of the loan portfolio at December 31, 2011 from 1.30% of the loan portfolio at December 31, 2010. This decrease was principally due to the lower level of net losses incurred in 2011. The reduced losses resulted in lower reserve base loss factors being applied to the various loan pools. The most significant allocation reduction as a result of these lower reserve loss factors was a reduction of approximately $1.9 million for the commercial loans. Offsetting some of the reduced level of reserve for the commercial loan portfolio, were increases to the consumer and  residential mortgage pools resulting from significant loan growth and higher base loss factors.  The base allocation for these consumer pools increased by $0.4 million driven by a slightly higher base loss factor.   The residential mortgage base allocation increased by $0.1 million due to growth in the portfolio and a higher base loss factor. In addition, there was a general increase in subjective factor upward adjustments applied to these pools as a result of recent credit analyses.

Finally, due to improving economic conditions in our market (lower unemployment, increased auto sales, increased home sales, stable median home price, and improving consumer confidence in the Rochester market from last year), a 12 basis point economic factor adjustment was applied to the majority of the portfolio pools.  This reduced the reserve requirement for the portfolio by approximately $0.3 million.

In monitoring the credit quality of the portfolio, management applies a credit quality indicator to substantially all commercial loans. These quality indicators range from one through eight in increasing risk of loss. These ratings are used as inputs to the calculation of the allowance for loan losses. Loans rated 1 through 4 are generally allocated a lesser percentage allocation in the allowance for loan losses than loans rated from 5 through 8. Residential Mortgage Loans are generally rated 9, unless they are used to partially collateralize commercial loans, in which case they carry the rating of the respective commercial loan relationship, or if management wishes to recognize a well defined weakness or loss potential to more accurately reflect credit risk. Unrated loans are allocated a percentage of the allowance for loan losses on a pooled-basis.

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

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

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

Loans risk rated 5 are currently protected but are potentially weak. These loans, in management’s judgment, constitute an undue and unwarranted credit risk but not to the point of justifying a classification of substandard. The credit risk may be relatively minor yet constitute an unwarranted risk in light of the circumstances surrounding a specific asset. Loans in this category have potential weaknesses which may, if not checked or corrected, weaken the loan or inadequately protect the Bank's credit position at some future date.  This might include loans which the lending officer may be unable to supervise properly because of: lack of expertise, inadequate loan agreement, the poor condition of or lack of control over collateral, failure to obtain proper documentation or any other deviations from prudent lending practices.  Economic or market conditions which may, in the future, affect the obligor may warrant special mention of the asset. Loans for which an adverse trend in the borrower's operations or an imbalanced position in the balance sheet which has not reached a point where the liquidation is jeopardized may be included in this classification.

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

The following tables present the loan portfolio as of December 31,  2011 and December 31, 2010 by credit quality indicator (in thousands). Except for loans in the 9 and unrated categories, credit quality indicators are reassessed for each applicable loan at least annually, generally upon the anniversary of the loan’s origination or receipt and analysis of the borrower’s financial statements, when applicable, or in the event that information becomes available that would cause us to re-evaluate.

Loans in category 9 and unrated are evaluated for credit quality after origination based upon delinquency status. (See Aging Analysis table). However, management is in the process of implementing a portfolio re-scoring tool, whereby credit scores will be updated on a periodic basis.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

Credit Quality Indicator Analysis as of December 31, 2011

			Residential	Residential
			mortgage -	mortgage -			Loans	Deferred
	Commercial	Commercial	first	second	Consumer -	Consumer -	held for	Fees and
	and industrial	mortgage	position	position	indirect	other	sale	Costs	Total
1-Superior	$9,814	105	-	-	-	913	-	-	10,832
2-Good	8,826	26,195	1,718	2,560	-	-	-	-	39,299
3-Satisfactory	68,246	177,882	1,409	576	-	-	-	-	248,113
4-Watch	43,928	210,901	6,045	269	-	-	-	-	261,143
5-Special Mention	7,864	4,645	1,127	-	-	-	-	-	13,636
6-Substandard	29,440	30,018	4,496	453	-	100	-	-	64,507
7-Doubtful	-	-	-	7	-	-	-	-	7
8-Loss	-	-	-	-	-	-	-	-	-
Subtotal	$168,118	449,746	14,795	3,865	-	1,013	-	-	637,537
9 and not rated	30,626	17,667	241,378	98,012	227,541	24,570	7,556	7,634	654,984
Total	$198,744	467,413	256,173	101,877	227,541	25,583	7,556	7,634	1,292,521

Credit Quality Indicator Analysis as of December 31, 2010

			Residential	Residential
			mortgage -	mortgage -			Loans	Deferred
	Commercial	Commercial	first	second	Consumer -	Consumer -	held for	Fees and
	and industrial	mortgage	position	position	indirect	other	sale	Costs	Total
1-Superior	$11,367	-	-	-	-	155	-	-	11,522
2-Good	13,273	24,233	217	3,678	-	-	-	-	41,401
3-Satisfactory	70,400	165,350	1,015	1,338	-	-	-	-	238,103
4-Watch	50,579	193,960	5,829	459	-	5	-	-	250,832
5-Special Mention	17,984	17,235	981	844	-	-	-	-	37,044
6-Substandard	20,985	17,594	3,720	881	-	-	-	-	43,180
7-Doubtful	-	-	-	38	-	-	-	-	38
8-Loss	-	-	-	-	-	-	-	-	-
Subtotal	$184,588	418,372	11,762	7,238	-	160	-	-	622,120
9 and not rated	28,119	16,415	221,191	89,178	181,481	26,277	14,113	5,962	582,736
Total	$212,707	434,787	232,953	96,416	181,481	26,437	14,113	5,962	1,204,856

A summary of information regarding nonaccruing loans and other nonperforming assets as of December 31, 2011, 2010, and 2009 follows (in thousands):

	2011	2010	2009

Accruing loans 90 days or more delinquent	$969	1,589	1,087
Nonaccruing loans	17,307	21,243	18,547

Total nonperforming loans	18,276	22,832	19,634
Other real estate owned	4,632	4,291	2,883
(less write-down of other real estate owned)	(397)	(551)	(114)

Total nonperforming assets	$22,511	26,572	22,403

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

The following tables present, as of December 31,  2011 and December 31, 2010, additional details about the loan portfolio in the form of an aging analysis of the loan portfolio. Amounts exclude deferred fees and costs (in thousands).

Aging Analysis as of December 31, 2011

			90 Days				> 90 Days
	30-59 Days	60-89 Days	Or	Total		Total	and	Non-Accrual
	Past Due	Past Due	Greater	Past Due	Current	Loans	Accruing	Loans

Commercial and industrial	$395	432	3,992	4,819	193,925	198,744	75	3,917
Commercial mortgages	2,184	-	9,078	11,262	456,151	467,413	-	9,078
Residential - first lien	633	55	4,453	5,141	251,032	256,173	652	3,801
Residential - junior lien	444	91	419	954	100,923	101,877	8	411
Consumer:
Automobile - Indirect	1,766	653	165	2,584	224,957	227,541	165	-
Other	257	88	169	514	25,069	25,583	69	100
Loans held-for-sale	-	-	-	-	7,556	7,556	-	-
	$5,679	1,319	18,276	25,274	1,259,613	1,284,887	969	17,307

Aging Analysis as of December 31, 2010

			90 Days				> 90 Days
	30-59 Days	60-89 Days	Or	Total		Total	and	Non-Accrual
	Past Due	Past Due	Greater	Past Due	Current	Loans	Accruing	Loans
Commercial and industrial	$2,587	542	4,295	7,424	205,283	212,707	225	4,070
Commercial mortgages	2,720	-	11,445	14,165	420,622	434,787	413	11,032
Residential - first lien	3,621	1,487	5,851	10,959	221,994	232,953	627	5,224
Residential - junior lien	216	106	948	1,270	95,146	96,416	31	917
Consumer:
Automobile - indirect	1,785	815	268	2,868	178,613	181,481	268	-
Other	352	160	25	537	25,900	26,437	25	-
Loans held-for-sale	-	-	-	-	14,113	14,113	-	-
Total	$11,281	3,110	22,832	37,223	1,161,671	1,198,894	1,589	21,243

A summary of information regarding impaired loans follows (in thousands):

	2011	2010	2009

Recorded investment at period end	$17,307	21,655	18,547
Impaired loans with specific related allowance at period end	$2,453	3,116	7,771
Amount of specific related allowance at period end	$1,138	674	2,799
Average investment during the period	$20,394	21,862	14,306
Interest income recognized on a cash basis during the period	$127	35	35

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

The details of impaired loans as of December 31,  2011 and December 31, 2010 follow (in thousands)

December 31, 2011

		Unpaid	Specific	Average	Interest
	Recorded	principal	Related	Recorded	income
	Investment	balance	Allowance	Investment	Recognized
With no specific allowance
Commercial and industrial	$2,542	3,048	-	1,401	-
Commercial mortgage	8,001	9,440	-	6,578	114
Residential mortgage - first position	3,800	3,968	-	3,366	13
Residential mortgage - second position	411	439	-	390	-
Consumer - other	100	102	-	76	-
Subtotal	14,854	16,997	-	11,811	127
With specific allowance
Commercial and industrial	1,376	1,454	895	3,079	-
Commercial mortgage	1,077	1,153	243	3,988	-
Residential mortgage - first position	-	-	-	1,265	-
Residential mortgage - second position	-	-	-	201	-
Consumer - other	-	-	-	50	-
Subtotal	2,453	2,607	1,138	8,583	-
Total	$17,307	19,604	1,138	20,394	127
Summary by portfolio:
Commercial	$12,996	15,095	1,138	15,046	114
Residential	4,211	4,407	-	5,222	13
Consumer and other	100	102	-	126	-
Total	$17,307	19,604	1,138	20,394	127

December 31, 2010

		Unpaid	Specific	Average	Interest
	Recorded	principal	Related	Recorded	income
With no specific allowance	Investment	balance	Allowance	Investment	Recognized
Commercial and industrial	$3,177	3,598	-	5,741	-
Commercial mortgage	10,107	10,446	-	9,949	34
Residential mortgage - first position	4,391	4,476	-	1,988	1
Residential mortgage - second position	664	668	-	642	-
Consumer - other	200	200	-	100	-
Subtotal	18,539	19,388	-	18,420	35
With specific allowance
Commercial and industrial	1,305	1,343	449	2,037	-
Commercial mortgage	924	2,489	51	1,070	-
Residential mortgage - first position	833	835	124	291	-
Residential mortgage - second position	54	56	50	44	-
Subtotal	3,116	4,723	674	3,442	-
Total	$21,655	24,111	674	21,862	35
Summary by portfolio:
Commercial	$15,513	17,876	500	18,797	34
Residential	5,942	6,035	174	2,965	1
Consumer and other	200	200	-	100	-
Total	$21,655	24,111	674	21,862	35

Troubled Debt Restructurings

As of December 31, 2011 there were two relationships, one totaling $4.9 million and one totaling $0.3 million that were considered TDR’s due to the nature of the concessions granted to the borrower. We have established no impairment reserve for either relationship in light of the value of underlying collateral and management’s recovery expectations. The balances of the underlying loans are included in non-performing loans. For the largest one, we renegotiated certain terms of their loans in 2010.  The significant term modified was the monthly principal and interest payment amount.  We agreed to forbear our rights under default provisions in the loan agreements on the condition that the borrower made monthly payments which were significantly less than those required under the terms of the original loan agreements. The customer was in compliance with the terms of the forbearance agreement which expired in March 2011. We have renewed the forbearance agreement for an additional 24 months with higher monthly payments than under the previous agreement.  The borrower has paid as agreed.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

(5) Premises and Equipment

A summary of premises and equipment at December 31, 2011, and 2010, follows (in thousands):

	2011	2010
Land and land improvements	$948	892
Buildings and leasehold improvements	24,172	21,794
Furniture, fixtures and equipment	19,520	18,009

	44,640	40,695
Less accumulated depreciation and amortization	28,539	26,325

Premises and equipment - net	$16,101	14,370

Depreciation and amortization expense amounted to $2,419,000, $2,099,000, and $1,954,000, for the years ended December 31, 2011, 2010, and 2009, respectively.

In June 2008, the Company completed the sale and subsequent lease-back of six banking offices.  The gross gain of $1,558,000 was deferred and included in Accrued Interest Payable and Other Liabilities in the Consolidated Balance Sheet and is amortized as a credit to Occupancy expenses on a straight-line basis for 15 years through 2023, the term of the underlying leases.

(6)   Loan Servicing Assets

Changes in loan servicing assets for each of the years presented, and the respective period-end estimated fair values were as follows (in thousands):

	2011		2010		2009
		Estimated		Estimated		Estimated
	Book	Fair	Book	Fair	Book	Fair
	Value	Value	Value	Value	Value	Value
Balance at January 1,	$2,222	$3,418	$1,797	$2,893	$855	$2,893
Originations	762		914		1,463
Amortization	(495)		(489)		(521)
Balance at December 31,	$2,489	$3,244	$2,222	$3,418	$1,797	$2,893

Included in Loan servicing income, net, are gross servicing fees earned of $1,424,000, $1,366,000, and $1,103,000, for the years ended December 31, 2011, 2010, and 2009, respectively.  Amortization expense of loan servicing assets for the next five years is estimated to be $521,000, $492,000, $478,000, $455,000, and $310,000.

The estimated fair value of loan servicing rights may vary significantly in subsequent periods due to changing interest rates and the effect thereof on prepayment speeds. Additionally, estimated fair value assumes there are a willing buyer and willing seller in the transaction. Management does not intend to sell these servicing rights.

The key economic assumptions used to determine the fair value of loan servicing rights at December 31, 2011 and 2010 were a discount rate of 9.00% in each year and weighted average portfolio maturity of 19.3 years in 2011 and 19.5 years in 2010. The sensitivity of fair value to changes in certain portfolio characteristics at each year end are summarized in the table that follows (dollars in thousands). These calculated sensitivities are hypothetical, and actual changes in the fair value of loan servicing rights may differ significantly from the amounts presented herein. The effect of a variation in a particular assumption or characteristic on the fair value of the servicing rights is calculated without changing any other assumption. However, in practice, changes in one factor may result in changes in another which may magnify or counteract the sensitivities. The changes in assumptions are presumed to be instantaneous.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

	2011	2010
Weighted-average prepayment speed	326%	243%
Impact on fair value of 20% adverse change	$(278)	$(389)
Impact on fair value of 20% positive change	371	519

Weighted-average current coupon for similar loans	4.74%	4.95%
Impact on fair value of 100 basis point adverse change	$(695)	$(952)
Impact on fair value of 100 basis point positive change	602	433

(7) Time Deposits

At December 31, 2011, the scheduled maturity of time deposits was as follows (in thousands):

2012	$274,473
2013	71,980
2014	51,532
2015	219

$398,204

Time deposits of $100,000 or more amounted to $165,311,000 at December 31, 2011, and $215,820,000 at December 31, 2010. Interest expense on all time deposits of $100,000 or more was as follows: $2,737,000 in 2011, $4,118,000 in 2010, and $6,528,000 in 2009.

(8) Borrowings

There were no borrowings outstanding at December 31, 2011.  Borrowings at December 31, 2010 consisted only of non-interest bearing acquisition debt of $330,000, which was paid in January 2011. There were no short-term borrowings during 2011 or 2010.  The following table presents information about short-term borrowings during and at year-end 2009 (dollars in thousands):

2009

Amount outstanding at December 31,	$-
Highest amount at a month end	$-
Daily average amount outstanding	$4
Weighted average interest rate paid	0.48%

The following table presents information about the Company's formal available lines of credit and related loan collateral at December 31, 2011 (in thousands).  Amounts utilized include borrowings, and undrawn letters of credit in the Company's favor of $2,501,000.

	Amount Utilized	Unused	Collateralized by	Carrying Value Of Collateral

			Residential mortgage loans and
Federal Home Loan Bank of New York	$2,501	$127,686	FHLB Stock	$156,502

Federal Reserve Bank of New York	$-	$431,474	Indirect automobile loans	$208,251
			Commercial loans	$431,499

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

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

(9) Junior Subordinated Debentures and Interest Rate Swap

In September 2007, the Company issued $20,619,000 of unsecured, 30-year junior subordinated deferrable interest debentures (T3) through a wholly-owned business trust. The debentures carry a fixed interest rate of 6.32% per annum through December 2012, floating thereafter for twenty-five years at LIBOR plus 1.44% per annum, adjustable quarterly. Interest is payable quarterly. The debentures' final maturity is December 2037, and is callable, in whole or in part, at par beginning December 2012 at the Company's option, and subject to Federal Reserve Bank of New York approval. Interest payments can be deferred for up to five years, but would restrict the Company's ability to pay dividends. At December 31, 2011, these debentures were considered Tier I for regulatory purposes.

In December 2012, the Company will be exposed to interest rate risk as a result of the timing of changes in interest rates associated with this debenture.  In consideration of the end of the fixed-rate period, the Company entered into a forward interest rate swap agreement on December 22, 2011.  The Company designated the swap as a cash flow hedge, and it is intended to protect against the variability of cash flows associated with T3. This swap becomes effective on December 15, 2012 and expires on December 15, 2022.  This interest rate swap agreement will modify the repricing characteristics of T3 from a floating-rate debt (LIBOR +1.44%) to a fixed-rate debt (3.859%).The swap agreement was entered into with a counterparty that met the Company’s credit standards, and the agreement contains collateral provisions protecting the at-risk party. The Company believes that the credit risk inherent in this contract is not significant. At December 31, 2011, the Company pledged $330,000 cash collateral to the counter party.

In June, 2006, the Company issued $30,928,000 of unsecured, 30-year floating rate junior subordinated deferrable interest debentures (T2) through a wholly-owned business trust. The debentures carry an interest rate of 3-month LIBOR plus 1.40% (1.946% at December 31, 2011). Interest is payable quarterly. The debentures' final maturity is June 2036, and is callable, in whole or in part, at par after commencing June 2012 at the Company's option, and subject to Federal Reserve Bank of New York approval. Interest payments can be deferred for up to five years, but would restrict the Company's ability to pay dividends. At December 31, 2011, these debentures were considered Tier I capital of the Company.

In December 2007, the Company entered into an interest rate swap agreement (swap). The Company designated the swap as a cash flow hedge and it was intended to protect against the variability of cash flows associated with T2. The swap modified the repricing characteristic of T2, wherein the Company received interest at LIBOR plus 1.40% from a counterparty and paid a fixed rate of interest of 5.54% to the same counterparty calculated on a notional amount of $30,928,000. This agreement expired in June 2011.

In consideration of the pending expiration of the aforementioned agreement, the Company entered into a forward starting interest rate swap agreement on July 1, 2010.  This swap became effective on June 15, 2011 and expires on June 15, 2021.  This interest rate swap agreement modifies the repricing characteristics of T2 from a floating-rate debt (LIBOR +1.40%) to a fixed-rate debt (4.81%).The swap agreement was entered into with a counterparty that met the Company’s credit standards, and the agreement contains collateral provisions protecting the at-risk party. The Company believes that the credit risk inherent in this contract is not significant. At December 31, 2011, the Company pledged $4,100,000 cash collateral to the counter party.

At December 31, 2011, the fair value of the swap agreements was a negative (loss) $4,415,000 (December 31, 2010: $577,000 (loss)), and was the amount the Company would have expected to pay to terminate the agreements.  The net effect of the swaps increased interest expense by $1,065,000 in 2011, $1,157,000 in 2010, and $960,000 in 2009. There was no hedge ineffectiveness for these swaps.

(10) Income Taxes

Total income taxes for the each of the years ended December 31, were allocated as follows (in thousands):

	2011	2010	2009

Income from operations	$6,178	6,205	5,401
Stock option exercise included in stockholders’ equity	-	(232)	-
Change in stockholders' equity for unrealized
gain (loss) on securities available for sale	180	(483)	502
Change in stockholders' equity for unrealized
gain (loss) on fair value of interest rate swap	(1,341)	180	170

	$5,017	5,670	6,073

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

The components of income tax expense (benefit) relating to income from operations follow (in thousands):

	Years ended December 31,

	2011	2010	2009
Current:
Federal	$5,706	5,882	4,920
State	1,046	1,086	1,070
	6,752	6,968	5,990

Deferred:
Federal	(347)	(513)	(468)
State	(227)	(250)	(121)
	(574)	(763)	(589)

	$6,178	6,205	5,401

Income tax expense differed from the amounts computed by applying the applicable U.S. Federal corporate tax rates to pretax income from operations as follows (dollars in thousands):

	Years ended December 31,

	2011	2010	2009

Tax expense at statutory rate of 35% (34.33% in 2009)	$7,841	8,351	7,070
Tax-exempt interest	(2,251)	(2,487)	(2,612)
Interest expense disallowance	78	117	186
State taxes, net of Federal benefit	532	543	621
Nondeductible operating expenses	62	33	21
Change in valuation allowance for deferred tax assets	(2)	(2)	(2)
Recovery of state allowance for loan losses	-	(167)	-
Other	(82)	(183)	117

Total	$6,178	6,205	5,401

Effective tax rate	28.0%	26.0%	26.2%

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2011, and 2010, are presented below (in thousands):

	2011	2010
Deferred tax assets:
Allowance for loan losses - books	$6,377	6,194
Incentive stock and retirement plans	1,825	596
Stock options	75	75
Interest on nonaccrual loans	1,065	1,197
Retirement and other reserves	44	419
Gain on sale of premises and equipment – books	671	515
Write-down of available-for-sale securities	184	382
Minority-owned entities	281	96
Net unrealized loss on interest rate swap	1,722	381
Other	307	-

Deferred tax assets before allowance	12,551	9,855
Valuation allowance	(78)	(80)

Deferred tax assets	12,473	9,775

Deferred tax liabilities:
Loan servicing rights	986	880
Intangible assets	1,027	128
Depreciation	969	291
Net unrealized gain on available for sale securities	789	540

Deferred tax liabilities	3,771	1,839

Net deferred tax asset	$8,702	7,936

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

No material amount of interest expense was recognized during 2011 or 2010 for any unrecognized tax benefits.  The Company is not subject to U.S. Federal tax examinations or state tax examinations for years before 2008.

(11) Stockholder’s Equity

Payment of dividends by the Bank to the Company is limited or restricted in certain circumstances. According to federal banking law, the approval of the Office of the Comptroller of the Currency (OCC) is required for the declaration of dividends in any year in which dividends exceed the total of net income for that year plus retained income for the preceding two years. At December 31, 2011, approximately $30,063,000 was available for dividends to the Company without the approval of the OCC. Payment of dividends by the Company’s non-bank subsidiaries is also restricted by their respective regulatory agencies. The amount of dividends available for payment by these companies without regulatory approval is insignificant.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

(12)   Earnings Per Share

Basic and diluted earnings per share for the years ended December 31, 2011, 2010, and 2009, were computed as follows (dollars in thousands, except share and per-share data):

	2011	2010	2009
Basic Earnings Per Share:
Net income applicable to common shareholders	$16,312	17,656	15,194
Weighted average common shares outstanding	1,888,229	1,888,080	1,885,500
Basic earnings per share	$8.64	9.35	8.06

	2011	2010	2009
Diluted Earnings Per Share:
Net income applicable to common shareholders	$16,312	17,656	15,194
Weighted average common shares outstanding	1,888,229	1,888,080	1,885,500
Effect of assumed exercise of stock options	35,548	31,112	32,012
Total	$1,923,777	1,919,192	1,917,512
Diluted earnings per share	$8.48	9.20	7.92

(13)  Retirement Plans

Retirement Plans

The Company has a combined profit sharing and 401(k) plan covering substantially all Bank employees and a 401(k) plan for non-Bank employees upon completion of 1,000 hours of service. Contributions to the Bank plan are determined by a mathematical formula which takes into account average net income of the Bank for the current and prior year, the level of the Bank's stockholders' equity and average Bank employee compensation. Both plans are subject to a minimum contribution of 3% of eligible compensation. It is the Company's policy to annually fund current costs as they accrue. Expenses of these plans amounted to $2,841,000, $2,480,000, and $2,336,000, for the years ended December 31, 2011, 2010, and 2009, respectively.

Employee Stock Ownership Plan

The Company has an employee stock ownership plan (ESOP) for employees of the Company. Annual contributions are made at the discretion of the Board of Directors. ESOP expense amounted to $266,000, $220,000, and $211,000, for the years ended December 31, 2011, 2010, and 2009, respectively. Shares distributed to a participant upon termination of service are subject to a put option whereby the participant may cause the Plan’s Trust to purchase the shares at fair value. At December 31, 2011, and 2010, the plan held 29,995 and 28,736 shares with an estimated fair value, at the respective dates, of $3,876,000 and $2,754,000.

Supplemental Executive Retirement Plans

The Company has two un-funded, non-qualified, supplemental executive retirement plans (SERP) covering certain executives designed to compensate for the portion of cash compensation unable to be included in the profit sharing and 401(k) plan, because of limitations in the plan’s design and in the Internal Revenue Code.  The Company had accrued a liability of $718,000 and $749,000 at December 31, 2011 and 2010, respectively, for these SERPs. Expenses of these plans amounted to a credit of $31,000 for 2011, and expense of $162,000, and $103,000 for the years 2010 and 2009, respectively.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

(14) Stock-Based Compensation Plans

The Company has two stock-based compensation plans (Stock Option Plan and Stock Appreciation Rights Plan) for executives, which are described below.  Amounts recognized in the Consolidated Financial Statements with respect to these plans are as follows (in thousands):

	2011	2010	2009
Stock option plan	$-	-	-
Incentive stock plan	3,124	606	(154)

Pre-tax cost of plans included in salaries and employee benefits expenses	$3,124	606	(154)

Amount of related income tax (expense)benefit recognized in income	$(1,250)	(242)	62

The significant increase in costs of the incentive stock plan in both 2011 and 2010 were a result of increases in the market value of the Company’s common stock.

Stock Option Plan

The Company's stock option plan authorized grants of options to purchase up to 192,000 shares of common stock.  All 192,000 options available were granted by year-end 2004. There are no future expenses associated with the unvested options.  The options were granted with an exercise price equal to the fair value of the common stock on the grant date based on the most recent public stock sale known to the Company immediately preceding the grant. The options are exercisable either five years from the date of grant, or at the later of age 55 or 15 years of continuous employment with the Company, or at normal retirement age (65).

The following summarizes outstanding and exercisable options at December 31, 2011:

	2011
		Weighted Average
	#	Exercise Price

Options outstanding at beginning of the year	106,542	$42.25
Granted	-	-
Expired	-	-

Options outstanding at year end	106,542	$42.25
Options exercisable at year end	92,826	$43.43
Options available for future grants	none

At December 31, 2011, the intrinsic value of all outstanding options was approximately $9,054,000, while the intrinsic value of vested options included in this total was approximately $7,964,000.  No options were exercised in 2011 or 2009. The intrinsic value of options exercised during the year ended December 31, 2010 was $585,000.  No options vested in 2011 or 2010.  The fair value of options vested in 2009 was $116,000.

Options outstanding (both exercisable and unexercisable) at December 31, 2011, had exercise prices ranging from $30.04 to $73.46. The weighted average expected life of the options is four years. Since the options have no stated expiration date, the expected life is calculated as the number of years from grant date to the grantee's 65th birthday.

The source of shares issued upon exercise has historically been, and is expected to be, treasury shares.  From time to time, the Company expects to purchase shares for treasury to be used for these exercises.  The amount of shares, timing and cost of these purchases cannot be determined, as the Company does not know when and in what quantity participants will exercise their options.

Stock Appreciation Rights Plan

The Company has an incentive stock appreciation rights plan for executives which allows for the award of Stock Appreciation Rights (SAR) awards. The number of awards issued is based upon return on beginning equity in each year. SARs represent the right to receive payment in cash or stock equal to the amount, if any, by which the market value per share of common stock on the date of exercise exceeds the SARs grant price. Long-term SARs are exercisable at the later of age 55 or 15 years of continuous employment with the Company or at normal retirement age (65). Medium-term SARs are exercisable five years from the date of grant or upon retirement. The following summarizes the activity of these awards as of and for the year ended December 31, 2011.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

	Long-term SARs		Medium-term SARs
		Weighted Average		Weighted Average
	#	Grant Price	#	Grant Price

Awards outstanding, January 1, 2011	55,912	$82.55	34,338	$83.12
Granted	41,772	$95.85	27,856	$95.85
Exercised	-	$-	-	$-
Forfeited	-	$-	-	$-
Expired	-	$-	-	$-
Awards outstanding at December 31, 2011	97,684	$88.24	62,194	$88.82

Awards exercisable at December 31, 2011	42,338	$87.40	4,803	$90.07

In February 2011, certain executives were awarded a total of 41,772 long-term SARs and 27,856 medium-term SARs, all at a grant price of $95.85 per share, the then-current market value (based on the most recent public stock sale known to the Company immediately preceding the grant) of the Company's common stock.

No awards were exercised in 2011 or 2010. The fair value of awards vested during years ended December 31, 2011 and 2010, and amounted to $182,000 and $28,000, respectively.

The weighted average estimated per-award fair values, as of December 31, 2011 and 2010 are presented below.  Fair value was estimated using the Black-Scholes-Merton option-pricing model with the following assumptions. No forfeitures are assumed, as none are anticipated.

	2011		2010
Award Type	LTS	MTS	LTS	MTS
Per-award fair value	$29.71	$29.19	$8.75	$8.37
Expected dividend yield	2.58%	2.58%	3.00%	3.00%
Risk-free interest rate	0.91%	0.91%	2.01%	2.01%
Expected Life	5.0 years	5.0 years	5.4 years	5.4 years
Volatility	8.23%	8.23%	5.50%	5.50%

Long-term SAR’s outstanding and medium-term SARs outstanding (both exercisable and unexercisable) at December 31, 2011, had exercise prices ranging from $78.98 to $95.85. The weighted average expected life of these awards is five years. Since these awards have no stated expiration date, the expected life is calculated as the number of years from grant date to the grantee's 60th birthday, which is the historical life for similar past awards.  Based upon current assumptions, the estimated compensation cost related to non-vested awards not yet recognized is $1,968,000, which is expected to be recognized over a weighted average period of five years. The Company had accrued a liability of $3,887,000 and $763,000 at December 31, 2011 and 2010, respectively, representing the accumulated fair-value vested obligation of these awards under the plan.

(15) Leases

The Company leases certain buildings and office space under operating lease arrangements. Rent expense, net of rent received and deferred-gain on sale-leaseback, under these arrangements amounted to $2,358,000 in 2011, $2,148,000 in 2010, and $1,842,000 in 2009. Real estate taxes, insurance, maintenance, and other operating expenses associated with leased buildings and office space are generally paid by the Company.

A summary of non-cancellable, long-term operating lease commitments as of December 31, 2011, follows (in thousands):

Years ending December 31,	Amount

2012	$2,440
2013	2,350
2014	2,282
2015	2,148
2016	2,119
2017 and after	11,848

Total	$23,187

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

(16) Commitments and Contingencies

In the normal course of business, various commitments and contingent liabilities are outstanding. The following table presents the notional amount of the Company's significant commitments and their respective carrying amount, where applicable. Most of these commitments are not included in the Company's Consolidated Balance Sheet (in thousands).

	Year ended December 31,

	2011		2010
	Notional	Carrying	Notional	Carrying
	Amount	Amount	Amount	Amount
Commitments to extend credit:
Commercial lines of credit	$138,072	-	101,481	-
Commercial real estate and construction	$37,174	-	31,826	-
Residential real estate at fixed rates	$5,269	-	3,871	-
Home equity lines of credit	$186,902	-	150,085	-
Unsecured personal lines of credit	$16,326	-	16,662	-
Standby and commercial letters of credit	$15,563	(233)	8,180	(127)
Commitments to sell real estate loans	$7,556	-	14,113	-

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

The Company has committed $3,000,000 as a limited partnership investment to Cephas Capital Partners, II.  This Small Business Investment Company (SBIC) is a community-bank backed mezzanine finance company.  It is a follow-on investment to our current investment in Cephas Capital Partners.  At December 31, 2011, the Company had a remaining unfunded commitment of $2,250,000. This investment is carried in Other Assets on the Consolidated Balance Sheet.

The Company has committed $500,000 for an investment in Trillium Lakefront Partners, LLC.  This venture capital fund is a community-backed initiative in support of new business and job growth in the Company's market area.  At December 31, 2011, the Company had a remaining unfunded commitment of $135,000. This investment is carried in Other Assets on the Consolidated Balance Sheet.

As discussed in Note 2 under the terms of the OBS purchase agreement, the Company is obligated to make future payments totaling $5,425,000, of which $2,500,000 is due in May 2012.

As a member bank using its clearing operations, the Bank is required to maintain a $2,500,000 reserve balance in cash on hand or with the Federal Reserve Bank of New York.

In the normal course of business, the Company has various contingent liabilities outstanding that are not included in the Consolidated Financial Statements. Management does not anticipate any material losses as a result of these contingent liabilities.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (as set forth in the table following) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2011, that the Company and Bank met all capital adequacy requirements to which they are subject. The Company’s trust subsidiaries, Genesee Valley Trust Company and Canandaigua National Trust Company of Florida, must also meet minimum capital requirements as set forth by their regulators.  As of December 31, 2011, these companies complied with their minimum capital requirements.

As of December 31, 2011, and as of the most recent notification from regulators, the Company and the Bank are well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Company and Bank must maintain a minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. Subsequently, there have been no conditions or events which management believes has changed the Company's or Bank's category.

	Regulatory Capital as of December 31, 2011
	Actual Regulatory Capital		Minimum Requirement		Well-Capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

Leverage capital (Tier 1) as percent of
three-month average assets:
Company	$167,136	9.90%	$67,525	4.00%	$84,406	5.00%
Bank	$147,617	8.75%	$67,471	4.00%	$84,339	5.00%
As percent of risk-weighted,
period-end assets
Core capital (Tier 1)
Company	$167,136	12.42%	$53,850	4.00%	$80,774	6.00%
Bank	$147,617	11.20%	$52,700	4.00%	$79,049	6.00%
Total capital (Tiers 1 and 2)
Company	$183,257	13.61%	$107,699	8.00%	$134,624	10.00%
Bank	$163,738	12.43%	$105,399	8.00%	$131,749	10.00%

	Regulatory Capital as of December 31, 2010
	Actual Regulatory Capital		Minimum Requirement		Well-Capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

Leverage capital (Tier 1) as percent of
three-month average assets:
Company	$151,023	9.10%	$66,352	4.00%	$82,940	5.00%
Bank	$140,061	8.50%	$65,913	4.00%	$82,392	5.00%
As percent of risk-weighted,
period-end assets
Core capital (Tier 1)
Company	$151,023	12.32%	$49,037	4.00%	$73,556	6.00%
Bank	$140,061	11.60%	$48,314	4.00%	$72,471	6.00%
Total capital (Tiers 1 and 2)
Company	$176,399	14.39%	$98,075	8.00%	$122,593	10.00%
Bank	$155,175	12.85%	$96,627	8.00%	$120,784	10.00%

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

(18)   Segment Information

As of December 31, 2011, the Company is organized into four reportable segments: the Company and its banking and Florida trust subsidiaries (Bank), CNB Mortgage Company (CNBM), Genesee Valley Trust Company (GVT), and WBI OBS and subsidiaries (OBS). These have been segmented due to differences in their distribution channels, the volatility of their earnings, and internal and external financial reporting requirements.

The Bank segment provides a wide range of credit products and banking services to retail and commercial customers, largely within the markets the Company serves. Among the services provided by this segment are commercial and consumer lending, including residential mortgage loans, loan servicing, deposit products, cash management services, investment management and retirement services, securities custodial services, and other related products and services. These products and services are offered through several delivery channels which include traditional community banking offices, automated teller machines, telephone banking, and internet banking. CNB Mortgage originates residential mortgage loans for consumers and sells all of those loans either to the Bank or to third-party investors in the secondary market. Genesee Valley Trust Company provides investment management and retirement services. OBS provides investment sub-advisory services to the Bank and several other financial institutions, primarily community banks and credit unions.

The financial information of these segments has been compiled utilizing the accounting policies described in Note 1. Intersegment revenue, mainly servicing release premiums, is earned on the basis of similar third-party transactions. Indirect administrative expenses are allocated among segments based upon the segments' use of indirect resources. Income taxes are allocated to segments based on the Company's marginal statutory tax rate adjusted for any tax-exempt income or non-deductible expenses.  The accounting policies and processes utilized in compiling segment financial information is based on U.S. generally accepted accounting principles, as most of these companies are subject to stand-alone external financial reporting. The reportable segment information as of, and for the years ended, December 31, 2011, 2010, and 2009 follows (in thousands):

The operating results for the Bank for the year ended December 31, 2011 were negatively affected by a $2.2 million fourth quarter accrual to account for the increased liability of the stock appreciation rights plan following the rise in the Company’s stock price, while the operating results for OBS were negatively affected by $1.1 million of merger-related expenses. The operating results of GVT for the year ended December 31, 2011 were negatively affected by a $0.3 million increase in amortization of customer intangibles, while in 2009 the results were negatively affected by a $0.8 million retirement expense accrual upon the president’s early retirement.

	2011

	Bank	CNBM	GVT	OBS	Intersegment	Total
Net interest income	$61,473	7	11	-	(18)	61,473
Non-interest income	24,510	3,890	3,863	187	(3,642)	28,808

Total revenues	85,983	3,897	3,874	187	(3,660)	90,281

Provision for loan losses	3,775	-	-	-	-	3,775
Intangible amortization	250	-	937	-	-	1,187
Other operating expenses	57,336	2,272	3,078	1,309	(779)	63,216

Total expenses	61,361	2,272	4,015	1,309	(779)	68,178

Income (loss) before tax	24,622	1,625	(141)	(1,122)	(2,881)	22,103
Income tax	6,178	651	(69)	-	(582)	6,178

Net income attributable to noncontrolling interests
and Canandaigua National Corporation	18,444	974	(72)	(1,122)	(2,299)	15,925

Less: Net income attributable to noncontrolling interests	6	-	-	(393)	-	(387)

Net income attributable to
Canandaigua National Corporation	$18,438	974	(72)	(729)	(2,299)	16,312

Total identifiable assets	$1,738,994	10,180	14,450	15,625	(17,779)	1,761,470

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

	2010

	Bank	CNBM	GVT	Intersegment	Total
Net interest income	$61,161	12	(8)	(24)	61,141
Non-interest income	22,553	4,187	3,873	(3,892)	26,721

Total revenues	83,714	4,199	3,865	(3,916)	87,862

Provision for loan losses	6,150	-	-	-	6,150
Intangible amortization	217	-	778	-	995
Other operating expenses	51,860	2,122	3,471	(597)	56,856

Total expenses	58,227	2,122	4,249	(597)	64,001

Income (loss) before tax	25,487	2,077	(384)	(3,319)	23,861
Income tax	6,205	775	62	(837)	6,205

Net income (loss)	$19,282	1,302	(446)	(2,482)	17,656

Total identifiable assets	$1,646,733	13,537	16,786	(15,552)	1,661,504

	2009

	Bank	CNBM	GVT	Intersegment	Total
Net interest income	$54,469	12	(68)	(39)	54,374
Non-interest income	20,847	5,270	3,678	(5,025)	24,770

Total revenues	75,316	5,282	3,610	(5,064)	79,144

Provision for loan losses	4,345	-	-	-	4,345
Intangible amortization	228	-	835	-	1,063
Other operating expenses	47,561	1,746	4,289	(455)	53,141

Total expenses	52,134	1,746	5,124	(455)	58,549

Income (loss) before tax	23,182	3,536	(1,514)	(4,609)	20,595
Income tax	5,401	1,371	(589)	(782)	5,401

Net income (loss)	$17,781	2,165	(925)	(3,827)	15,194

Total identifiable assets	$1,551,047	6,013	19,142	(10,202)	1,566,000

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

(19) Condensed Financial Information - Parent Company Only

The following are the condensed balance sheets, statements of income, and statements of cash flows for Canandaigua National Corporation (in thousands).

Balance Sheets
	December 31,

	2011	2010
Assets:
Cash in subsidiary bank	$6,825	7,992
Cash in other banks	4,430	1,260
Securities available for sale	946	1,105
Investment in Bank	150,301	142,313
Investment in nonbank subsidiaries	27,993	20,873
Other assets	7,526	3,419

Total assets	$198,021	176,962

Liabilities:
Junior subordinated debentures	$51,547	51,547
Other liabilities	10,694	1,621

Total liabilities	62,241	53,168

Stockholders' Equity	135,780	123,794

Total liabilities and stockholders' equity	$198,021	176,962

Statements of Income
	Years ended December 31,

	2011	2010	2009

Dividends from Bank	$12,960	7,200	7,200
Dividends from nonbank subsidiaries	-	-	500
Other income	15	56	264
Loss on securities available for sale	(34)	(40)	(120)
Interest and other expenses	(2,743)	(3,105)	(3,376)

Income before undistributed income of subsidiaries	10,198	4,111	4,468
Undistributed current year income of subsidiaries	6,071	13,540	9,744

Income before taxes	16,269	17,651	14,212
Income tax benefit	43	5	982

Net income	$16,312	17,656	15,194

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

Statements of Cash Flow
	Years ended December 31,

	2011	2010	2009
Cash flows from operating activities
Net income	$16,312	17,656	15,194
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation, amortization and accretion	-	24	24
Undistributed current year earnings of subsidiaries	(6,071)	(13,540)	(9,744)
Loss on securities available for sale	34	40	120
Other	(3,407)	1,432	(1,068)

Net cash provided by operating activities	6,868	5,612	4,526

Cash flows from investing activities:
Proceeds transactions of securities available for sale	62	1,499	-
Acquisition of company	(2,250)	-	-
Investment in subsidiaries	(5)	(501)	(8,055)
Purchases of other investments, net	-	(331)	(37)
Fixed assets sold to subsidiary	-	453	-

Net cash (used in) provided by investing activities	(2,193)	1,120	(8,092)

Cash flows from financing activities:
Payments for treasury stock transactions, net	(173)	(147)	(327)
Tax benefit from stock option exercise	-	232	-
Change in noncontrolling interest, net	2,906	-	-
Dividends paid	(5,405)	(5,121)	(4,669)

Net cash (used in) provided by financing activities	(2,672)	(5,036)	(4,996)

Net increase (decrease) in cash	2,003	1,696	(8,562)
Cash at beginning of year	9,252	7,556	16,118

Cash at end of year	$11,255	9,252	7,556

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

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

The estimated fair values of the Company's financial instruments are as follows (in thousands):

	December 31, 2011		December 31, 2010
	Carrying	Fair	Carrying	Fair
Financial Assets:	Amount	Value	Amount	Value
Cash and equivalents	$126,740	126,740	138,229	138,229
Securities, available-for-sale and held-to-maturity (1)	$284,139	289,431	272,336	276,856
Loans-net	$1,276,426	1,308,531	1,189,221	1,245,838
Loan servicing assets	$2,489	3,244	2,222	3,418

Financial Liabilities:
Deposits:
Demand, savings and
money market accounts	$1,148,406	1,148,406	984,940	984,940
Time deposits	$398,204	393,583	488,390	494,654
Borrowings	$-	-	330	328
Junior subordinated debentures	$51,547	52,185	51,547	52,866

Other financial instruments:
Interest rate swap agreements	$(4,415)	(4,415)	(933)	(933)
Letters of credit	$(233)	(233)	(127)	(127)

(1)Includes the Company's required investments in Federal Reserve Bank stock and Federal Home Loan Bank stock.

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Equivalents

For these short-term instruments that generally mature in 90 days or less, or carry a market rate of interest, the carrying value approximates fair value.

Securities (Available-for-Sale and Held-to-Maturity)

Fair values for securities are determined using independent pricing services and market-participating brokers, or matrix models using observable inputs. The pricing service and brokers use a variety of techniques to arrive at fair value including market maker bids, quotes and pricing models.  Inputs to their pricing models include recent trades, benchmark interest rates, spreads, and actual and projected cash flows. Management obtains a single market quote or price estimate for each security.  None of the quotes or estimates is considered a binding quote, as management would only request a binding quote if management had the positive intent to sell the securities in the foreseeable future and management believed the price quoted represented one from a market participant with the intent and the ability to purchase. Management evaluates the supplied price quotes against expectations of general price trends associated with changes in the yield curve and by comparing prices to the last period’s price quote. Management employs an internal matrix model are used for non-traded municipal securities.  The matrix model considers observable inputs, such as benchmark interest rates and spreads.

Certain securities’ fair values are determined using unobservable inputs and include bank-debt-based CDO’s. There is a very limited market and limited demand for these CDO’s due to imbalances in marketplace liquidity and the uncertainty in evaluating the credit risk in these securities. In determining fair value for these securities, management considered various inputs. Management considered fair values from brokerage firms which were determined using assumptions as to expected cash flows and approximate risk-adjusted discount rates.

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by interest type such as floating, adjustable, and fixed-rate, and by portfolios such as commercial, mortgage, and consumer.

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

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

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

Interest Rate Swap Agreement (Swap)

The fair value of the swap is the amount the Company would expect to pay to terminate the agreement and is based upon the present value of expected future cash flows using the LIBOR swap curve, the basis for the underlying interest rate.

Other Financial Instruments

The fair values of letters of credit and unused lines of credit approximate the fee charged to make the commitments.

(20) Fair Values Measurements

Some of the financial instruments disclosed in the previous note are measured at fair value in the consolidated financial statements. Accounting principles establish a three-level valuation hierarchy for fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows.

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

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

The following table presents for each of the fair-value hierarchy levels the carrying value of the Company’s assets and liabilities that are measured at fair value on a recurring and non-recurring basis at December 31,  2011, by caption on the Condensed Consolidated Balance Sheet (dollars in thousands).

		Internal models	Internal models
	Quoted market	with significant	with significant	Total carrying
	prices in active	observable market	unobservable market	value in the
	markets	parameters	parameters	Consolidated
	(Level 1)	(Level 2)	(Level 3)	Balance Sheet
Measured on a recurring basis:
Assets
Securities available-for-sale:
U.S. Treasury	$502	-	-	502
U.S. government sponsored
enterprise obligations	-	56,125	-	56,125
State and municipal obligation	-	55,425	-	55,425
All other	-	1,407	799	2,206
Total assets	$502	112,957	799	114,258

Liabilities
Interest rate swap agreement	$-	4,415	-	4,415
Letters of credit	-	233	-	233
Total liabilities	$-	4,648	-	4,648

Measured on a non-recurring basis:
Assets
Loans
Loans-held-for-sale	$-	7,556	-	7,556
Collateral dependent impaired loans	-	-	2,453	2,453
Other real estate owned	-	-	4,235	4,235
Loan servicing assets	-	-	2,489	2,489
Total assets	$-	7,556	9,177	16,733

The following table shows a reconciliation of the beginning and ending balances for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2011 (in thousands).

Securities available for sale, beginning of period	$958
Realized loss included in operations	(34)
Unrealized loss included in other comprehensive income	(125)
Securities available for sale, end of period	$799

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2011, 2010 and 2009

The following table presents for each of the fair-value hierarchy levels the Company’s assets and liabilities that were measured at fair value on a recurring and non-recurring basis at December 31, 2010, by caption on the Consolidated Balance Sheet (dollars in thousands).

		Internal models	Internal models
	Quoted market	with significant	with significant	Total carrying
	prices in active	observable market	unobservable market	value in the
	markets	parameters	parameters	Consolidated
	(Level 1)	(Level 2)	(Level 3)	Balance Sheet
Measured on a recurring basis:
Assets
Securities available-for-sale:
U.S. Treasury	$503	-	-	503
U.S. government sponsored
enterprise obligations	-	43,209	-	43,209
State and municipal obligation	-	67,958	-	67,958
All other	-	1,367	958	2,325
Total assets	$503	112,534	958	113,995

Liabilities
Interest rate swap agreement	$-	933	-	933
Letters of credit	-	127	-	127
Total liabilities	$-	1,060	-	1,060

Measured on a non-recurring basis:
Assets
Loans
Loans-held-for-sale	$-	14,113	-	14,113
Collateral dependent impaired loans	-	-	3,116	3,116
Other assets
Other real estate owned	-	-	3,740	3,740
Loan servicing assets	-	-	2,222	2,222
Total assets	$-	14,113	9,078	23,191

The following table shows a reconciliation of the beginning and ending balances for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2010 (in thousands).

Securities available for sale, beginning of period	$972
Unrealized gain included in other comprehensive income	26
Impairment charges included in earnings	(40)
Securities available for sale, end of period	$958