Form 10-K/A, Exhibit 13
period 2012-12-31
CANANDAIGUA NATIONAL CORP
filed 2013-04-02
CIK 759458

CANANDAIGUA NATIONAL CORPORATION

72 South Main Street

Canandaigua, New York 14424

Phone: 585-394-4260 or

1-800-724-2621

Fax: 585-394-4001

Internet: www.cnbank.com

2012 Annual Report

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

28

     Consolidated Balance Sheets

29

     Consolidated Statements of Income

30

     Consolidated Statements of Comprehensive Income

31

     Consolidated Statements of Stockholders' Equity

32

     Consolidated Statements of Cash Flows

33

     Notes to Consolidated Financial Statements

34

Annual Meeting:

The Annual Meeting of Shareholders of Canandaigua National Corporation (the Company) will be held at the Main Office of The Canandaigua National Bank and Trust Company, 72 South Main Street, Canandaigua, NY, 14424; April 24, 2013, at 1:00 p.m.

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

Forward-Looking Statements

This report, including information incorporated by reference, contains, and future filings by Canandaigua National Corporation on Forms 10-K, 10-Q and 8-K and future oral and written statements, press releases, and letters to shareholders by Canandaigua National Corporation and its management may contain, certain "forward-looking statements" intended to qualify for the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. When used or incorporated by reference in the Company's disclosures and documents, the words "anticipate," "believe," "contemplate," "estimate," "expect," "foresee," "project," "target," "goal," "budget" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act. Such forward-looking statements are subject to certain risks discussed within this document and the Company’s most recent Annual Report on Form 10-K, including under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K. These forward-looking statements are based on currently available financial, economic, and competitive data and management's views and assumptions regarding future events. These forward-looking statements are inherently uncertain, so should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected, projected, targeted, or budgeted. Certain matters which management has identified, which may cause material variations are noted elsewhere herein and in the Company’s other publicly filed reports. These forward-looking statements speak only as of the date of the document. We expressly disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein.  We caution readers not to place undue reliance on any of these forward-looking statements.

Some examples of forward-looking statements include statements related to our expectations on the direction of interest rates, demand for our loans, changes in customer transactions types, and the payment performance of our loan portfolio.  Our experience and assumptions we believe are reasonable to form the basis of our stated expectations, but results can also be impacted by other factors.

As described in our public filings, factors which may cause our results to vary materiality from our expectations include, among many others,  adverse changes in the global economy which may affect interest rates and as well as the stability of our local service areas, which may affect loan demand and credit quality; changes in fees related to servicing electronic transactions which may affect consumer usage, and continued focus of regulatory authorities at the state, federal and international level on bank regulation.

We present below a summary of selected financial highlights to help you see a snapshot of our performance for the past five years. Balance sheet information is as of the year end, while income statement and average balance information is for the full-year period.  (All share and per-share information has been adjusted to reflect the 4-for-1 stock split in 2011). This and all information concerning our financial performance should be read in conjunction with the following Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as the Consolidated Financial Statements and Notes thereto.  These sections help to provide context for the information you see here.

Financial Highlights
(Dollars in thousands except per share data)

	2012	% Change	2011	2010	2009	2008
Income Statement Information:
Net interest income	$65,603	6.72%	61,473	61,141	54,374	47,485
Provision for loan losses	4,300	13.91%	3,775	6,150	4,345	3,805
Non-interest income	35,123	21.92%	28,808	26,721	24,770	22,454
Operating expenses	69,375	7.72%	64,403	57,851	54,204	47,243
Income taxes	8,434	36.52%	6,178	6,205	5,401	4,958
Net income attributable to CNC	18,837	15.48%	16,312	17,656	15,194	13,933

Balance Sheet Data:
Total investments(1)	$281,357	(0.98)%	284,139	272,336	280,797	261,149
Total loans, net	1,441,455	12.93%	1,276,426	1,189,221	1,145,707	1,076,620
Total assets	1,887,028	7.17%	1,760,764	1,661,504	1,566,000	1,419,037
Total deposits	1,662,863	7.52%	1,546,610	1,473,330	1,377,697	1,228,907
Total borrowings(2)	55,843	(4.35)%	58,383	51,877	61,388	77,406
Total equity	144,363	6.75%	135,238	123,794	111,735	100,438
Average assets	1,822,867	7.52%	1,695,327	1,627,113	1,535,224	1,329,056
Average equity	138,171	7.62%	128,393	116,696	104,196	95,004

Asset Under Administration:(3)
Book value (cost basis)	$1,879,397	8.88%	1,726,172	1,658,111	1,591,943	1,573,960
Market value	2,115,346	13.84%	1,858,130	1,830,549	1,651,777	1,450,021

Per Share Data:
Net income, basic	$9.98	15.51%	8.64	9.35	8.06	7.36
Net income, diluted	$9.76	15.09%	8.48	9.20	7.93	7.24
Cash dividends(4)	$4.74	65.16%	2.87	2.72	2.47	2.25
Book Value	$74.64	6.01%	70.41	65.54	59.33	53.21
Closing stock price(5)	$141.03	9.14%	129.22	95.85	81.78	78.98
Weighted average share - diluted	1,929,360	0.29%	1,923,777	1,919,192	1,917,512	1,926,044

Other ratios:
Return on average assets	1.03%	7.29%	0.96%	1.09%	0.99%	1.05%
Return on average equity	13.63%	7.32%	12.70%	15.13%	14.58%	14.67%
Return on beginning equity	13.93%	5.69%	13.18%	15.80%	15.13%	15.11%
Dividend payout(4)	48.57%	43.53%	33.84%	29.48%	31.23%	31.10%
Average equity to average assets	7.58%	0.13%	7.57%	7.17%	6.90%	7.15%
Net interest margin	4.02%	(0.74)%	4.05%	4.26%	4.10%	4.10%
Efficiency(6)	67.38%	(3.77)%	70.02%	64.71%	67.14%	66.04%

Employees (year end)
Total	537	3.47%	519	481	459	430
FTE's	480	4.58%	459	407	379	363

(1) Includes the Company's investment in Federal Reserve Bank stock and Federal Home Loan Bank stock.
(2) Includes junior subordinated debentures.

(3)   These assets are held in a fiduciary or agency capacity for clients and are not included in our balance sheet. Beginning in 2008, the figures include our subsidiary Genesee Valley Trust’s assets under administration.

(4) Includes $1.63 per share accelerated to December 2012 from February 2013.

(5)   For the respective year, price is based upon last sealed-bid auction administered by the Bank’s Trust Department. Due to the limited number of transactions, the prices may not be indicative of the actual market value of the Company's stock or disclosed prices on OTC.BB.

(6) Operating expenses, exclusive of intangible amortization, divided by total revenues.

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

Throughout this and other documents we prepare from time to time, we include our predictions (or "forward-looking information"). Of course, any discussion of the future is subject to many risks and uncertainties, and, while we seek ways to manage these risks and develop programs to control those we can, we ultimately cannot predict the future. Our actual results may differ materially from those indicated by our forward-looking statements. Significant risks and uncertainties affecting our business are enumerated below:

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

•

The commission of fraud by customers and non-customers against the Company; and

•

Our success in managing these risks.

RESULT OF OPERATIONS

Messrs. Hamlin messages to shareholders in this Annual Report provide a further overview of the Company's 2012 results.  They include a discussion of the economy, the banking industry, the regulatory environment, and their impact on the Company, as well as activities internal to the Company.

For the year ended December 31, 2012, we reported a 15.5% improvement in net income to $18.8 million compared to $16.3 million for the year ended December 31, 2011, and $17.7 million for the year ended December 31, 2010.  Diluted earnings per share for each of these years were $9.76, $8.48, and $9.20, respectively.  The major components of these results, which include net interest income, provision for loan losses, non-interest income, operating expenses, and income taxes, are discussed below.

Net interest income

Net interest income is the difference between the interest and dividend income earned on loans and investments and the interest expense paid on deposits and borrowings.  Net interest income is the Company's principal source of earnings, comprising approximately 65% of total revenues.  Net interest income is affected by a number of factors, including the level, pricing and maturity of interest-earning assets and interest-bearing liabilities, interest rate fluctuations and asset quality, as well as general economic conditions and regulatory policies.

As we entered 2012, we saw our local economy continue the slow recovery from the 2009 recession. The national economy was showing signs of improved performance, but the expectation was a slow-down from the fourth quarter of 2011.  With slow growth, high unemployment, and little prospect for significant inflation, as previously noted, the FOMC signaled its willingness to maintain short-term interest rates at historically low levels into 2014.  The impact to our balance sheet would be continued downward pressure on asset yields combined with some reduction in liability costs.  This would erode both margin and spread.  Thus, net interest revenue growth would have to come from higher volumes of loans, a strategy we pursued in 2012.

Our predictions of an improving economy were generally accurate.  GDP growth was less than 2% in the first and second quarters of 2012, jumping to 3.1% for the third quarter, but the fourth quarter data showed a decline from the growth rate of the third quarter.  Unemployment remains above 7%, and inflation below 2%.  Given the continued relatively weak growth prospects, high unemployment, and low price inflation, the FOMC announced during the fourth quarter of 2012 that it expected to keep the target range for the federal funds rate at 0 to 1/4 percent through 2015, and possibly longer depending upon the unemployment rate.

As was seen in 2011, with rates remaining low for all of 2012, our asset yields declined significantly due to refinancing of existing loans and originations of new loans at lower rates than those maturing.  Funding costs also decreased, despite being already at historical lows.  During 2012 we continued our strategy begun in the second half of 2011 to implement a multi-loan portfolio effort to increase originations of short- to medium-term duration, higher yielding loans to replace low yielding investments in federal funds (“fed funds”).  These efforts resulted in strong year-over-year growth in net interest income, despite a narrowing margin.

For 2012, tax-equivalent net interest income grew $3.8 million or 5.8%.  Impacting these results was a $102.1 million (6.4%) increase in average earning assets, all in higher-yielding loans, and a $52.4 million (3.9%) increase in average interest-bearing liabilities. During the year, the tax-equivalent yield on earning assets fell 26 basis points to 4.52%, while the cost of interest-bearing liabilities also fell by 26 basis points to 0.61%. The combination of these reductions led to stability of the net interest spread (the difference between rates earned and rates paid) at 3.91%, while net interest margin (net interest income divided by average earning assets, or balance sheet profit margin) fell to 4.02% from 4.05%.

In 2011, tax-equivalent net interest income grew less than $0.1 million.  Impacting these results was a $76.3 million (5.0%) increase in average earning assets, mostly in low-yielding fed funds sold, and a $37.6 million (2.9%) increase in average interest-bearing liabilities. During the year, the tax-equivalent yield on earning assets fell 47 basis points to 4.79%, while the cost of interest-bearing liabilities fell only 30 basis points to 0.87%. The combination of these reductions led to a 17 basis point decline in net interest spread and a 21 basis point decline in margin from 2010.

The following table provides additional details of net interest income and shows average balances, tax-equivalent interest earned or paid, and average rates for the years ended December 31, 2012, 2011, and 2010.  Taxable securities include the Company's required investments in Federal Reserve Bank Stock and Federal Home Loan Bank Stock. The mark-to-market adjustments on securities available for sale are included in non-interest-earning assets. Nonaccrual loans are included in the average balances of loans.   Non-interest-bearing demand deposit accounts are included in non-interest-bearing liabilities. Borrowings include junior subordinated debentures. Tax-exempt interest includes a tax equivalency adjustment of $2,989,000 in 2012, $3,342,000 in 2011, and $3,646,000 in 2010.  A marginal federal income tax rate of 35% was applied in each year. Interest on loans includes a deduction for net deferred loan costs of $3,312,000 in 2012, $2,067,000 in 2011, and $2,043,000 in 2010.  The substantial increase in deferred costs in 2012 is related to loan costs incurred to originate indirect automobile loans, which tend to have relatively short average life, leading to faster cost amortization than the entire loan portfolio in general.

	Average Balances and Interest for the Years Ended December 31,
	(dollars in thousands)

	2012			2011			2010
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest-earning assets:
Interest-bearing deposits
with others	$6,953	$13	0.19%	$3,132	$24	0.77%	$1,729	$36	2.06%
Federal funds sold	56,693	132	0.23	145,509	354	0.24	87,203	207	0.24
Securities:
Taxable	59,421	1,327	2.23	58,541	1,505	2.57	48,373	1,547	3.20
Tax-exempt	217,240	8,677	3.99	214,985	9,773	4.55	224,272	10,750	4.79
Loans, net	1,365,953	66,963	4.90	1,178,132	64,907	5.51	1,161,172	67,571	5.82
Total interest-earning
assets	1,706,260	77,112	4.52	1,600,299	76,563	4.78	1,522,749	80,111	5.26
Non-interest-earning
assets	116,607			96,859			104,989
Total assets	$1,822,867			$1,697,158			$1,627,738

Liabilities and
Stockholders' Equity
Interest-bearing liabilities:
Interest-bearing demand	$179,974	115	0.06%	$155,688	146	0.09%	$139,158	255	0.18%
Savings and money
market	786,196	1,631	0.21	692,271	1,831	0.26	637,215	2,319	0.36
Time deposits	386,115	3,908	1.01	449,404	6,866	1.53	476,486	9,539	2.00
Borrowings	52,878	2,865	5.42	51,575	2,905	5.63	57,256	3,212	5.61
Total interest-bearing
liabilities	1,405,163	8,519	0.61	1,348,938	11,748	0.87	1,310,115	15,325	1.17
Non-interest-bearing
deposits	252,751			207,551			187,957
Other non-interest-bearing
liabilities	26,782			12,276			12,970
Stockholders' equity	138,171			128,393			116,696
Total liabilities and
stockholders' equity	$1,822,867			$1,697,158			$1,627,738

Interest rate spread			3.91%			3.91%			4.09%
Net interest margin		$68,593	4.02%		$64,815	4.05%		$64,786	4.25%

The following rate/volume analysis is meant to show separately the relative contribution that changes in rates and in volume (balances) have on total tax-equivalent net interest income year over year.  By looking at these components separately, we can identify the sources from which net interest income growth arises - changes in balances or changes in rates.  Because each component requires different management techniques, for example: customer demand in the case of balances, and market interest rate changes in the case of rates, separating them gives us a clearer view for analyzing our results.  In deriving the information, volume changes are computed by multiplying the balance difference by the prior year's rate.  Rate changes are computed by multiplying the rate difference by the prior year's balance.  The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the dollar amounts of the change in each.

We see from the analysis that substantially all of the interest income growth came from growth in loans.  Changes in rates reduced the overall increase in income.  As discussed previously, we had anticipated the potential impact of rate decreases, thus the reason why we set out in late 2011 to significantly increase total loans by reinvesting fed funds sold and new deposits. Deposit cost reductions provided an even greater benefit to net interest income.  Parsing the data, we see it was principally due to, as anticipated, rate and volume reductions in time deposits, a product generally less attractive to savers during low interest rate periods.

	2012 compared to 2011			2011 compared to 2010
	Increase/(decrease)			Increase/(decrease)
	Due to change in			Due to change in
	Volume	Rate	Total	Volume	Rate	Total

Interest-earning assets:
Interest-bearing deposits with others	$16	(27)	(11)	$19	(31)	(12)
Federal funds sold	(207)	(15)	(222)	142	5	147
Securities, taxable	22	(200)	(178)	292	(334)	(42)
Securities, tax-exempt	102	(1,198)	(1,096)	(435)	(542)	(977)
Loans, net	9,673	(7,617)	2,056	976	(3,640)	(2,664)
Total	9,606	(9,057)	549	994	(4,542)	(3,548)

Interest-bearing liabilities:
Interest-bearing demand	20	(51)	(31)	27	(136)	(109)
Savings and money market	228	(428)	(200)	187	(675)	(488)
Time deposits	(871)	(2,087)	(2,958)	(517)	(2,156)	(2,673)
Borrowings	72	(112)	(40)	(320)	13	(307)
Total	(551)	(2,678)	(3,229)	(623)	(2,954)	(3,577)

Net Change	$10,157	(6,379)	3,778	$1,617	(1,588)	29

Taking into account the results of 2012, and considering our expectation of continued low interest rates into 2015, we anticipate 2013 will be another year of narrowing net interest margin and spread as asset yields will continue to decline, and liability costs will have less and less opportunity for reduction. We remain encouraged that our local economy will grow, leading to opportunities for us to provide credit to growing business and households, resulting in loan and deposit growth.   However, overall net interest income growth will be in the low single digits due to the impact of asset yield declines.  Thus the contribution of net interest income to total revenues will fall below 65%.  We will see our greatest revenue growth in non-interest income sources, which is discussed hereafter.

Provision for Loan Losses

The provision for loan losses (a charge to earnings) in each period is a result of our judgment about the credit quality of the Company's assets.  We present a detailed discussion and analysis in a following section entitled "Loan Loss Experience and Allowance for Loan Losses" and Note 4 of the Consolidated Financial Statements.

Non-Interest Income

Non-interest income accounts for approximately 35% of total revenue, and growing, consistent with our strategy to broaden our revenue sources through providing comprehensive financial services.  It is composed mainly of revenues from: (a) service charges on deposit accounts, (b) fees for trust and investment services (asset management), (c) income from brokerage and investment subadvisory services, and (d) net revenues from mortgage banking.  For the year ended December 31, 2012, non-interest income increased $6.3 million or 22.0% from 2011, and for the year ended December 31, 2011, it increased $2.1 million or 7.8% from 2010.

     Service charges on deposit accounts increased 6.8% in 2012 from 2011, attributable to both increased revenues from our Courtesy Limit service and electronic transaction services associated with our debit card.  Service charges on deposit accounts increased 2.3% in 2011 from 2010 with growth only seen in electronic banking services.  Account maintenance service charges (included in service charges) have been relatively flat the last three years due to higher customer balances offsetting their periodic fees. Courtesy limit-related service fees and electronic banking revenues continued to increase with consumers shifting from cash and checks (paper-based) to electronic transactions. We expect a similar trend in 2013, and will be exploring opportunities for targeted price changes to enhance this revenue source.

     Trust and investment services income is earned based upon the fair value of assets under our administration.  Income is further dependent upon the services we provide (managed or custodial) and the mix of assets underlying the accounts - stock, bonds, and money market funds.  This income increased in 2012 by $0.5 million or 3.8% from 2011, and increased in 2011 by $1.5 million or 13.3% from 2010. For both 2012 and 2011, the increases in revenue were a result of an increase in the underlying fair value of assets under administration (see table below), sales to new customers, and improved conditions in the stock market in general.  We expect similar positive results in 2013 from a growing customer base and rising stock market, which should contribute to a high single-digit increase in both revenues and fair value of assets under administration. The table below presents information about recent period-end actual and average balances of assets under administration and the related income for the respective years (dollars in thousands).

	2012	2011	2010

Book value of assets under administration (period end)	$1,879,397	1,726,172	1,658,111

Fair value of assets under administration (period end)	$2,115,346	1,858,130	1,830,549

Fair value of assets under administration (average)	$1,988,061	1,869,900	1,685,694

Trust and investment income	$12,916	12,445	10,984

Brokerage and investment subadvisory services income increased by $2.5 million in 2012 from 2011. This increase as well as the increase from 2010 to 2011, were solely associated with our acquisition of OBS in late 2011. OBS’s growing customer base and the related underlying assets are expected to contribute to revenue growth in excess of $1.0 million in 2013.

Mortgage banking income is another important source of non-interest income and is comprised of the net gain on sale of mortgage loans and loan servicing income.  Our residential mortgage originations are handled through our wholly owned subsidiary, CNB Mortgage Company (CNB Mortgage), with results primarily reflected in the net gain on sale of mortgage loans.  Due mostly to changes in the volume of loans closed each year the line item grew over 85% in 2012 after having fallen 10.1% in 2011.

We typically sell long-term, non-callable, fixed-rate residential mortgages with loan-to-value ratios less than 85% to the Federal Home Loan Mortgage Corporation (Freddie Mac) to: (1) provide mortgage financing to homeowners we could not otherwise accommodate, primarily due to our inability to fund the high demand for these loans with local deposits; and (2) to reduce our long-term interest rate risk.  However, we continue to service these loans locally with our staff.  Generally, residential mortgage loans with an original loan-to-value ratio greater than 85%, and loans requiring escrow services, are sold with servicing released to third parties.

The revenue generated by CNB Mortgage is dependent upon the volume of loans originated.  This volume is composed of purchase money loans (loans to purchase a property) and refinance loans (new loans that change the terms of an already existing loan).  CNB Mortgage generally must originate approximately $150 million annually to break even based on its current operating expense structure. This breakeven volume has increased significantly from less than $100 million in prior years due to the impact of increasing costs expended as a result of regulatory changes, particularly enhanced disclosure requirements, appraisal requirements, and underwriting costs.  During years without significant refinance activity, the Company is more dependent upon purchase money mortgages.  Refinance activity in 2011 and 2010, while very strong, was much lower than in 2012 when mortgage interest rates kept falling. For the coming year we anticipate mortgage originations of about $300 to $330 million, somewhat lower than 2012’s due to lower anticipated refinance activity. During each year, some of our originations are retained in the Bank’s portfolio.  The amount of loans retained is dependent upon the rates and terms of the mortgages.  Generally, the Bank retains loans with interest rates of 4.00% or above and with maturities or call dates of ten years or less.  Because of the low interest rate environment, a smaller percentage of total originations (20%-25%) have been retained in portfolio than in years past. For the years ended December 31, 2012, 2011 and 2010, CNB Mortgage originated and sold the following types of loans (dollars in thousands):

	2012	2011	2010

Purchase money mortgages	$199,004	115,529	140,764
Refinance mortgages	151,531	105,554	114,012
Total mortgage originations	$350,535	221,083	254,776
Of which:
Sold to third parties	$271,815	166,240	203,582
Sold to (retained by) the Bank	$78,720	54,843	51,194
Percentage of total sold to Bank	22.5%	24.8%	20.1%

Net loan servicing income fell by 5.6% in 2012, after having increased 5.8% in 2011. This income source is composed primarily of service fees earned on loans sold to Freddie Mac but serviced by us, and service fees we earn on commercial loan participations, and reduced by amortization of loan servicing rights.  (We discuss loan servicing rights in greater detail in Note 6 to the Consolidated Financial Statements. Residential loans sold to Freddie Mac and commercial loan participations are not included in the consolidated balance sheet, since the interest income earned is not ours.) Net loan servicing income grew in 2011 due to higher underlying serviced loan balances and relatively lower amortization expense for loan servicing assets. Despite overall growth in serviced loans, the higher volume of refinancing in 2012 led to higher loan payoffs of previously-originated serviced loans, resulting in comparatively higher amortization of servicing rights.  Amortization expense was about $0.1 million higher in 2012 than either 2011 or 2010. With continuing low interest rates, we expect loans serviced for Freddie Mac to increase further in 2013 as long as 30-year fixed-rate mortgages stay at or below 4%.  Given our positive outlook for commercial loan demand we also expect participation loans to increase in the coming year, reversing a multi-year decline.  As a result of both of these factors net loan servicing income should increase.   At each of the three years ended December 31, 2012, 2011, and 2010, we were servicing the following types of loans (dollars in thousands):

	2012	2011	2010

Residential mortgages (sold to Freddie Mac)	$528,316	461,950	435,220
Commercial loans and mortgages (participations sold)	109,365	114,969	116,111
Total loans serviced for others	$637,681	576,919	551,331

The Company’s contract to sell loans to Freddie Mac and to the Federal Housing Administration (FHA) via third-parties contain certain representations and warranties that if not met by the Company would require the repurchase of such loans.  The Company has not historically nor currently been subject to a material volume of repurchases.

Included in non-interest income are losses on security transactions.  In each of the years 2011 and 2010, we recorded modest write-downs on a collateralized debt obligation (CDO), which accounted for a portion of the net losses on securities in these years. The remainder was mostly due to losses on called securities resulting from recognition of unamortized premiums. No such write-downs occurred in 2012. In the fourth quarter of 2011 we sold approximately 60% of our holdings in this CDO for a modest loss and expect to sell the remainder in the coming years as tax-loss planning opportunities arise. Net of these write-downs and sale, we hold approximately $0.1 million in carrying value of these types of securities with an original remaining cost basis of $0.5 million, representing an immaterial portion of our total securities portfolio.  While future writedowns or a loss on the sale of the CDO could occur, the maximum amount would not exceed its carrying value of less than $0.1 million.

All remaining sources of non-interest income rose $0.8 million in 2012 and $0.5 million in 2011.  Income grew in both years due to higher income from our investment in Cephas Capital Partners, a Small Business Investment Company. We expect these sources of non-interest income to be similar in 2013 as in 2012.  We expect continued earnings from Cephas, as it liquidates it positions, and we expect all other revenue sources to rise consistent with our underlying growth.

Operating Expenses

Operating expenses grew $5.0 million or 7.7% in 2012 from 2011.  Included in this growth figure is $3.9 million associated with the full-year impact of OBS, which compares to $1.3 million in operating expenses for OBS in 2011. In 2011, operating expenses increased $6.6 million, with half ($3.3 million) due to acquisition costs related to OBS (included in Professional and Other Services), and a higher accrual for the Stock Appreciation Rights Plan (“SAR Plan”) liability (included in Salaries and Employee Benefits). With the exception of these unusually large expenses, most year-over-year increases were reflective of continued growth in our operations and expansion in Monroe County, New York and Sarasota, Florida.  As a highly service-oriented financial company we continue to see the largest dollar increase in any category was in salaries and employee benefits and was attributable to increased staffing and raises for incumbent employees.  For 2013, we expect further increases in total operating expenses due to our franchise growth.

Substantially all of the increase in salaries in the past two years has been due to wage increases and new staff, including OBS at a cost of $1.8 million in 2012.  Benefit costs declined in 2012 due to a lower accrual for the SAR Plan than in 2011.  The increase in 2011 was principally driven by significant SAR Plan accrual ($3.1 million in 2011 compared to $0.6 million in 2010) [See Note 14 to the Consolidated Financial Statements], which was a result of a combination of a higher stock price and lower long-term interest rates.  For 2013, salaries and benefit costs should increase about 2-4% from 2012.

Occupancy expenses increased $0.6 million (8.1%) in 2012 over 2011 and $0.7 million (10.7%) in 2011 over 2010. OBS accounted for $0.4 million of the increase in 2012. For all years, rent expense associated with our new offices – Greece-Latta, Jackson Ridge, and Alex-Park– along with rent increases and additional rent expense resulting from our branch sale-leaseback transaction in June 2008, were the largest contributor to the increases.  (Please also see Notes 5 and 15 to the Consolidated Financial Statements.) Occupancy expenses can also fluctuate depending upon growth in the Company and the timing and nature of capital expenditures and cosmetic renovations.  General growth in the Company’s operations will result in higher occupancy expenses due to greater purchases, year-over-year cost increases due to inflation and more rentable square footage.  However, the timing of purchases and the age of equipment will impact depreciation expense, which will diminish after the depreciation period expires, even if the equipment is still being used.  In 2013, we expect to see higher occupancy expenses due to increases in rent and depreciation, as well as renovation costs associated with physical improvement investments in our facilities and related equipment.

Technology and data processing expenses increased $0.8 million or 18.5% in 2012 over 2011 and increased $0.6 million or 15.4% in 2011 over 2010 with OBS accounting for $0.2 million of the 2012 increase.  The 2012 and 2011 increases were mostly due to higher software maintenance costs and software amortization, which have increased due to the impact of recent systems upgrades associated with franchise growth and technology improvements. We are also incurring growing expenses for debit card processing services, but these costs are growing at a slower rate than their related income. In 2013 and forward we expect these same expenses to increase reflecting the Company’s growth.

The largest components of professional services are contract costs, with the largest recurring contract costs being subadvisor investment fees.  Because these fees are tied to the underlying market value of applicable assets under administration, they will fluctuate from year to year. In 2012 compared to 2011, these fees fell, because those paid to OBS since its acquisition are eliminated in consolidation.  The drop in these fees was offset by an increase in credit reporting fees associated with the increased volume of loans originated.  However, the largest component of the decrease was due to fees incurred in 2011, not recurring in 2012.  In 2011 $1.1 million of professional fees were incurred related to the acquisition of OBS. For 2013 we expect this category to continue to rise with increases associated with growth in the market value of managed assets, and fees to consultants and professionals.

Marketing (advertising and promotion) and public relations (contributions and entertainment) expenses increased $0.2 million in 2012 from 2011 and $0.3 million in 2011 from 2010.  Increases in 2012 were associated with promotional activities associated with the Bank’s 125th anniversary celebration, as well as increased charitable contributions, and costs for on-boarding new deposit customers.  The increase in 2011 was mostly due to advertising and promoting our new offices and media spending for brand management.  In general, though, as with occupancy expenses, some underlying expenses continue to grow with overall Company growth and inflation, while others fall due to the timing of expenditures. Included in public relations expenses is our monetary commitment to our communities as measured by our contributions to community organizations which amounted to $390,000, $339,000, and $303,000 for 2012, 2011 and 2010, respectively. We expect marketing and public relations expenses will show a nearly 10% increase in 2013 for promotional activities surrounding the PGA Championship in Rochester, NY, and costs associated with re-branding at GVT and OBS.

Office-related expenses increased $0.1 million in 2012 due to check printing costs associated with new business deposit accounts, while in 2011 and 2010 they were relatively flat at $1.5 million.  Despite growth in customers, staff and physical locations, we have been able to manage the overall growth in these costs through continuing investment in cost-saving technology, including electronic communications. Notwithstanding these process improvements, for 2013 it is expected that these expenses will increase due to branding efforts at subsidiary companies combined with higher postage rates.

Intangible amortization expense was $1.5 million in 2012 and increased from $1.2 million in 2011 due to the addition of OBS intangible assets.  In the fourth quarter of 2011, as a result of the Company’s annual fair value estimation, an additional $0.3 million amortization expense over scheduled amortization was recorded to reflect customer account attrition in excess of original estimates at GVT.  We believe this higher attrition rate was associated with customers transferring their accounts to a firm started by employees who left the Company. Similar attrition did not recur in 2012. Details of future amortization expense are found in Note 2 to the Annual Report.

Expenses associated with operating other real estate were $0.8 million in 2012, $1.0 million in 2011, and $1.3 million in 2010.  These comparatively high levels of historical expenses are mostly associated with our acquisition of nearly 60 rental properties from a commercial borrower through foreclosure in the first quarter of 2009.  We have been successful during the years in selling some of these properties, and expect to sell more in 2013.  Operating expenses for managing these and the handful of other properties approximated $0.7 million in 2012 and $0.8 million in both 2011 and 2010 with the balance of the expense associated with valuation writedowns.  We regularly review the carrying value of foreclosed properties to determine if their fair value has fallen based upon then current market conditions.  We continue to market these properties with a goal to liquidate them.  Associated operating expenses will be directly impacted by the timing and number of properties sold, and new properties which might be acquired through future foreclosures.

Despite growth in deposits, FDIC insurance expenses in recent years have fallen due to changes in assessment methodologies.  In 2012, insurance costs fell $0.2 million, while they fell $0.7 million in 2011 and $0.4 million in 2010 after having tripled in 2009 when it included a special $0.7 million assessment paid in the second quarter of that year.  At the end of 2009, we, and all banks, prepaid an estimated thirteen quarters of insurance premiums with approximately $2.8 million remaining at December 31, 2012.  Over the past several years the FDIC had raised insurance premiums to cover substantial losses incurred by its insurance fund due to actual and anticipated bank failures.  In October 2010, the FDIC announced that it will extend the period to reach its maximum reserve levels, and combined with lower loss projections, eliminated the three (3) basis point premium increase scheduled for 2011.  In the first quarter of 2011, the FDIC finalized its new assessment system in accordance with the Financial Reform Act.  The changes became effective beginning mid 2011 and were assessed against our prepayments to the FDIC. The FDIC Board approved a final rule that changed the assessment base for deposit insurance, adopted a new large-bank pricing assessment scheme, and set a target size for the Deposit Insurance Fund.  The rule -- as mandated by the Dodd-Frank Act -- finalized a target size for the Deposit Insurance Fund at 2 percent of insured deposits. It also implemented a lower assessment rate schedule when the fund reaches 1.15 percent and, in lieu of dividends, provided for a lower rate schedule when the reserve ratio reaches 2 percent and 2.5 percent. As mandated by the Financial Reform Act, the rule changed the assessment base from adjusted domestic deposits to a bank’s average consolidated total assets minus average tangible equity. The rule defined tangible equity as Tier 1 capital. The rule lowered overall assessment rates in order to generate the same approximate amount of insurance premiums under the new larger base as was raised under the old base. The largest banks (over $10 billion in assets) pay higher insurance premiums than under the previous formula, while smaller banks, ours included, pay lower relative premiums. When fully implemented, assuming no change in deposit base, we estimated our annualized premiums would fall as much as $1.0 million. In 2013, with our continued growth, premium expenses are expected to rise over 2012, but not to the extent seen prior to the rule change.

All other operating expenses grew $0.8 million in 2012 with about one-third due to OBS, and the remainder due to a variety of costs associated with our growth.  Expenses fell about $0.3 million in 2011 and grew about $0.4 million in 2010 with no particular material item.  For 2013, we expect to see some modest expense growth in this category consistent with the Company’s growth.

Income Taxes

Our effective income tax rate was approximately 31%, 28%, and 26% in each of the past three years, respectively.  These effective rates differ substantially from our marginal rate of about 40%, mainly due to our significant non-taxable interest income from state and municipal obligations. A detail of their impact can be found in Note 10 to the Consolidated Financial Statements. The rise in rate in 2012 and 2011 is directly attributable to lower tax-exempt income, which was caused by lower market interest rates. We anticipate our 2013 effective tax rate will be in the 30% to 33% range and is mostly dependent upon the amount of non-taxable interest income we earn in proportion to taxable income, as well as the fiscal policy of New York State and the U.S. Government.

FINANCIAL CONDITION

As of December 31, 2012, total assets of the Company were $1,887.0 million up $126.2 million or 7.2% from $1,760.8 million at year-end 2011. Substantially all of the asset increase occurred in the loan portfolio. Asset increases were principally funded by deposit inflows, continuing a multi-year trend as customers sought the safety and convenience of community banks, and to a lesser extent, redeployment of fed funds sold.

Cash and due from banks, including interest-bearing accounts, fell $2.7 million to $56.5 million, due to lower balances in the course of collection through the Federal Reserve Bank of New York.  While this balance can fluctuate from day to day, depending upon customer transactions, we expect it to range between $30 million and $50 million on average.  While endeavoring to maintain a sufficient supply of cash for our customers' needs, we also strive to minimize the amount of physical cash on hand, since this is a non-interest earning asset.

Federal funds sold were $34.6 million at year end 2012, down from $67.5 million at year end 2011. These balances generally reflect liquidity (cash) not invested in securities or loans.  These balances are managed on a daily basis by representatives of our Asset/Liability Management Committee (ALCO).  This liquidity is used to manage daily cash inflows and outflows from deposits and loans.  Our floor target for federal funds sold balances is $20 million to $40 million, but day-to-day balances will fluctuate.  During 2012, we averaged about $56.7 million down from $145.5 million in 2011.  In 2011 the balance far exceeded our target as local demand for loans was lower than the amount at which deposits were growing, and a reasonable supply of liquid securities providing sufficient yields were not available for purchase.  Foreseeing market rate stability for several years, and improvements in the local economy, during the second half of 2011 we aggressively grew our loan portfolio with high quality automobile loans, which reduced the fed funds balance by year’s end, and in 2012 we continued the loan growth with residential and commercial loans. For 2013, we expect federal funds sold balances to remain near their current level, which exceeds our target, due to a continuation of the general trend of deposit growth exceeding net loan originations.

Net premises and equipment fell $1.0 million in 2012 as depreciation expense exceeded new assets capitalized, while in 2011 it increased $1.7 million due to costs of our new banking branch, renovations to existing offices, and purchases of new equipment.  During each of the past few years, we have annually invested approximately $3.0 million to $4.0 million in premises and equipment, mostly for office improvements and technology upgrades. For 2013 we expect to begin construction of a new office at CollegeTown at the University of Rochester, and an associated stand-alone drive-up ATM facility.  In total we anticipate investing about $3.0 million to $4.0 million for these and for existing facility renovations and equipment replacements with the remainder for computer hardware purchases. These investments have been, and will be, funded from current operating cash flow.

Goodwill and intangible assets fell due to amortization of the intangibles.  During 2012 we finalized our estimate of the fair value of assets acquired and liabilities assumed in connection with the acquisition of OBS.  Compared to our original estimates, the value of the technology and customer list intangibles increased, while the value of the non-controlling interest declined, and the net change impacted goodwill and deferred taxes.  However, in accordance with current accounting guidance, these changes were applied retrospectively to 2011.  More detail is presented in Note 2 to the Consolidated Financial Statements.

Prepaid FDIC assessment declined $1.1 million due to credits posted for the past four quarters’ assessments. At December 31, 2012, this balance was $2.8 million compared to $3.9 million at December 31, 2011. In the fall of 2009, the FDIC proposed and approved a requirement that insured institutions prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012 (thirteen quarterly periods). The prepaid assessment for these periods was collected on December 30, 2009. The prepaid assessment rate was based on the Bank’s total base assessment rate for the third quarter of 2009. The prepaid assessment rate for 2011 and 2012 was equal to the Bank’s modified third quarter 2009 total base assessment rate plus three (3) basis points. Each institution’s prepaid assessment base, including ours, was calculated using our third quarter 2009 assessment base, adjusted quarterly for an estimated five (5) percent annual growth rate in the assessment base through the end of 2012. We recorded the entire amount of this prepaid assessment as a prepaid expense (asset) as of December 31, 2009. As of year-end 2009, and each quarter thereafter, we record an expense (charge to earnings) for our regular quarterly assessment for the quarter and an offsetting credit to the prepaid assessment until the asset is exhausted. If the prepaid assessment is not exhausted by December 30, 2014, any remaining amount will be refunded to the Bank. Given the change in assessment methodology discussed in the Operating Expenses section above, we believe it is possible there will be a refund to our Bank.

Other assets increased $3.2 million by year-end 2012 to $26.7 million. The increase was associated with mortgage servicing rights, which are more fully described in Note 6 of the 2012 Consolidated Financial Statements, and deferred taxes, which are more fully described in Note 10.

A more detailed discussion of the Company's principal interest-earning assets (securities and loans), and interest-bearing liabilities (deposits and borrowings), follows.

Securities Portfolio

We maintain our portfolio of (investment) securities mostly in U.S. Treasury, U.S. government sponsored enterprise obligations (“U.S. GSE’s” or “GSE’s”), and municipal obligations. We invest in securities with short to intermediate average maturities in order to better match the interest rate sensitivities of our other earning assets and liabilities. You can find more information about the carrying value of our securities in Note 3 to the Consolidated Financial Statements.

Investment decisions are made within policy guidelines established by our Board of Directors.  The investment policy is based on and supplements the Company’s Interest Rate Risk and Funds Management Policy (ALCO Policy), also established by our Board.  Together these policies set financial and investment goals, which direct investment in all assets, including securities.  The investment policy states that "... the Company shall invest funds not needed for local loans and mortgages in United States Government Bonds, GSE’s, Municipal Bonds, Corporate Obligations, and Money Market Instruments.  The goal of the investment portfolio shall be to provide sufficient safety and liquidity in order to help meet the Company's needs and to produce income for the Company consistent with the safety features of quality, maturity, marketability, and risk diversification." The investment policy further limits total investments to no more than 40% of total Company assets.  There are additional limits on asset classes (U.S. Treasury, GSE’s, etc.), issuers, credit quality and maturities. Allowed within our policy are securities hedging activities, interest rate risk swaps, and other programs involving the use of off-balance-sheet derivatives.

We classify securities as either "available for sale" or "held to maturity." These classifications result in differing management and accounting treatments.  Securities "available for sale" are used to absorb our available liquidity not used for lending purposes or not sold in the federal funds market.  These securities may or may not be held to their stated maturity, as demand for loan and deposit in- and out-flows change.  Securities which we have both the ability and intent to hold to maturity are classified as "held-to-maturity." Substantially all of these securities are pledged to collateralize municipal deposits.  Municipalities in New York State are generally required to secure deposits in excess of FDIC insurance limits so these deposits are collateralized by eligible securities.

During 2012, total investment securities fell $2.9 million by year end. Throughout most of the year, as with 2011, we experienced a high volume of security calls (i.e., issuers repaid debt obligations before their stated maturities).   The continued low interest rate environment made it beneficial for issuers to call outstanding higher cost debt and replace with lower cost debt.   Because market rates have been low for some time, and most of the portfolios’ higher yielding callable securities have already been called, we expect calls of current portfolio securities to slow, allowing us to continue to modestly increase the portfolio balance, but at interest rates lower than those maturing or called.

Substantially all of the held-to-maturity portfolio is used to support the collateralization of the communities’ funds in the form of municipal deposits.   At December 31, 2012, about 75% of our total investment portfolio (available-for-sale and held-to-maturity) was used to collateralize these deposits.  These deposits, in turn, are used to purchase tax-exempt securities of local municipalities, thereby recycling local deposits within our communities.  Other securities consist mainly of triple-A rated taxable GSE’s – Federal Home Loan Bank, Fannie Mae, Freddie Mac, and Federal Farm Credit Bank.  We will vary the mix of taxable and tax-exempt securities from time to time depending upon the amount of our taxable income, the securities' tax-equivalent yield, and the supply of high-grade, tax-exempt securities.

Because changes in the interest rate environment impact the market value (price or fair value) of securities and because market interest rates often differ from the rates at which securities were purchased, the underlying price of securities will vary from time to time.  The price of a security will move inversely to interest rates.  So, generally, if market rates are higher than that of the security, the fair value of the security will be lower than our cost.  On the other hand, if market rates are lower than those of the security, the fair value of the security will be higher than our cost.  Since 2008, market rates have declined regularly resulting in relatively higher market values for our securities than their cost, particularly for state and municipal obligations.  At December 31, 2012 the fair value of our securities exceeded their amortized cost basis by $5.9 million or 2.1%. We expect market rates to remain low in 2013, generally not impacting current fair values.  However, with the maturities and calls of securities, new purchases will carry then-current market rates, so the fair value of our securities is likely to fall closer to their amortized cost over time. Additionally, yields available on securities remain at market cycle lows, so as we purchase lower-rate securities, and if market rates subsequently rise, the fair value of these securities may fall below their cost.  Notwithstanding the lower rate environment, even at December 31, 2012, the fair value of some individual securities remained below cost, as more fully discussed in Note 3 to the Consolidated Financial Statements.  None of these securities was considered to be other than temporarily impaired as of December 31, 2012, therefore no write-down of carrying value in the income statement was required.

Securities available for sale are carried at estimated fair value. In addition, all securities are evaluated for “other-than-temporary-impairment,” which can result, as in the past several years, in the write-down of securities to fair value with a resulting charge to earnings and to capital.  The valuation of securities can involve a significant amount of judgment, particularly when liquid markets do not exist for the security being valued.  We use quoted market prices to estimate fair value when an active market for the securities exist.  However, when an observable liquid market does not exist, we utilize significant estimates and assumptions to estimate fair value. These assumptions, include among others, discount rates, expected cash flows, and default rates. The use of different assumptions from ours could produce significantly different results, which could have a material effect on out other comprehensive income.  Because of the level of judgment involved, we consider the valuation of securities a critical accounting estimate. Note 3 to the Consolidated Financial Statements provides additional information about the fair value of securities.

The following table summarizes the maturities and weighted average yields of debt securities available for sale and held to maturity at their carrying value at December 31, 2012. In this table, we do not reflect yields on a tax-equivalent basis.  Our small balance in mortgage backed securities is reported at its final stated maturity, notwithstanding that principal is prepaid regularly, reducing its effective maturity. Some securities in the table below can be called by the issuer prior to their stated maturity.

Maturities and Yields of Debt Securities at December 31, 2012
(dollars in thousands)

			After		After
			One		Five
	One		through		through		After
	Year or		Five		Ten		Ten
	Less		Years		Years		Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Available for Sale
U.S. Treasury	$400	0.25%	100	0.21%	-	-%	-	-%
U.S. GSE's	2,022	0.76	4,000	1.36	51,422	1.44	2,714	3.77
State and municipal	12,395	3.26	25,002	2.94	115	1.47	-	-
Corporate	-	-	-	-	-	-	1,073	1.66
Total	$14,817	2.84%	29,102	2.71%	51,537	1.44%	3,787	3.17%

Held to Maturity
U.S. GSE's	$-	-%	5	3.13%	-	-%	-	-%
State and municipal	31,638	3.26	133,951	2.08	9,476	1.30	-	-
Corporate	-	-	-	-	-	-	780	5.51
Total	$31,638	3.26%	133,956	2.08%	9,476	1.30%	780	5.51%

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

Loans are generally originated in our primary market area (Rochester Metropolitan Statistical Area [MSA]), but as a national bank, we can make loans to customers anywhere in the country.  We use the same credit principles and guidelines for small, medium, and large credits.  A borrower's cash flow, overall financial condition/capacity, character, and the collateral securing a loan are considered during the credit decision process.  Specific emphasis is placed on the borrower's ability to generate cash sufficient to cover operations and financing costs when assessing the overall quality of a borrower's financial condition.  The commercial loan policy imposes limits on loans to one borrower and any borrowing relationship, as well as concentrations of credit to particular industries.  Federal banking regulations limit loans to one borrower (as defined) to 15% of the lending institution's regulatory capital.  At December 31, 2012, this limit for the Bank was approximately $26.0 million, and the Bank's largest committed borrowing relationship under these regulations was $15.7 million.

For all years, the loan portfolio was composed solely of domestic loans with their concentrations set forth in the schedule of loan classifications below. We are not aware of any material concentrations of credit risk to any industry or individual borrower.  The following summary shows the classifications of loans by category as of the year end for the past five years.

Summary of Loans by Category
As of December 31,
(dollars in thousands)

	2012	2011	2010	2009	2008

Commercial and industrial	$213,467	$198,744	$212,707	$214,841	$205,818
Mortgages:
Commercial	525,413	467,413	434,787	429,955	389,907
Residential - first lien	286,972	256,173	232,953	218,731	213,411
Residential - second lien	100,099	101,877	96,416	83,236	75,971
Consumer:
Automobile - indirect	283,836	227,541	181,481	171,902	168,830
Other	18,323	25,583	26,437	28,919	25,999
Other, including loans held for sale	21,113	7,556	14,113	6,657	2,900

Total loans	1,449,223	1,284,887	1,198,894	1,154,241	1,082,836
Plus - Net deferred loan costs	9,549	7,634	5,962	5,698	5,776
Less - Allowance for loan losses	(17,317)	(16,095)	(15,635)	(14,232)	(11,992)

Loans - net	$1,441,455	$1,276,426	$1,189,221	$1,145,707	$1,076,620

As planned, gross loans increased significantly in 2012, rising $166.3 million (12.9%) with growth occurring in all major loan categories-commercial, mortgage, and indirect automobile. The largest dollar increases occurred in commercial mortgages and automobile loans, which were the focus of our origination efforts.  We also targeted significant residential loan growth for 2012, but with continued low interest rates, we sold most originations to the secondary market to reduce long-term interest rate risk in our balance sheet. Notwithstanding, we did grow that portfolio over $30 million through our 5-year and 10-year callable mortgages.

Excluded from the balances in the table are loans serviced for others, the balances of which are discussed in the Non-interest Income section. We sell many originated residential mortgage loans and sell participation interests in some large balance commercial loans to manage liquidity, interest rate, and credit risk, but retain the servicing to continue to accommodate the needs of our customers and retain their relationship.

Overall, we are projecting the net balance of loans across all categories to increase approximately 4.0% in 2013, a slower pace than in 2012, but we will adjust this rate depending upon corresponding growth in deposits, market interest rates for loans, and our level of capital formation. We expect to continue to manage the overall mix of loans -- commercial and individual (mortgage and consumer) -- near a 50% / 50% mix. Since our expansion beginning in the late 1990s, the loan portfolio mix had moved from 50% commercial, 50% individual to a high of 64% / 36%, and stood at 51% / 49% at year-end 2012.  We believe a balanced mix of these assets provides an optimal level of credit, interest rate, and liquidity risk.  To accomplish these goals over time, we will increase consumer loans as well as first- and second-lien residential real estate loans, except when low interest rates lead us to sell residential mortgages rather than retain in portfolio.  Additionally, we will continue to utilize commercial loan participations.

In January 2013, the Consumer Financial Protection Bureau (CFPB) issued its final rule regarding Qualified Residential Mortgages (QRM). The CFPB’s final rule, which takes effect Jan. 10, 2014, implements laws requiring mortgage lenders to consider consumers’ ability to repay home loans before extending them credit, a consideration we have always made prior to extending credit. Included in the rule is a definition of “qualified mortgage” loans, which are entitled to a presumption that the creditor making the loan satisfied the ability-to-repay requirements. Among its provisions, the rule provides a safe harbor for loans that satisfy the definition of a qualified mortgage and are not deemed to be “higher-priced” loans, which will help avoid unnecessary litigation. Further, the rule treats balloon-payment loans as qualified mortgages if they are originated and held in portfolio by small creditors operating predominantly in rural or underserved areas.  Unfortunately, this definition excludes our Company. We are evaluating these rules and their potential impact on our current products and our future balance sheet. We are particularly concerned about the potential for the proposed rule to impact our callable mortgage product (a $282 million portfolio at year-end 2012), which is not a balloon mortgage. The CFPB is also seeking comment on modifications to the final rule that would extend the safe harbor, qualified mortgage designation to additional loans originated and held in portfolio by community banks with less than $2 billion in assets, but we will quickly outgrow this measure.

Loan Quality

Poor credit quality can be devastating to a bank, as the world experienced during the end of the last decade. Therefore, we are diligent in initial underwriting and subsequent asset management to measure, monitor and manage credit risk.  The quality of the loan portfolio, as measured by the ratio of non-performing loans to total loans, has mirrored the economy, with the measure worsening in the early years of the decade and improving since then, and declining once again during the most recent recession.  Total non-performing loans increased $0.2 million from December 31, 2011 to December 2012, but declined to 1.28% of the loan portfolio from $1.42%, respectively.  At December 31, 2011, non-performing loans fell by $4.6 million  from 2010 when they stood at $22.8 million and were 1.90% of the loan portfolio. The highest balances of non-performing loans are concentrated within commercial relationships with about half of the balance primarily in the recreation sector – an industry impacted by the recession.  We are actively working with the borrowers with credit difficulties.  Our focus is to direct them towards resolving their cash flow issues by addressing the root-causes of their business troubles, rather than forcing business bankruptcy or liquidation.  We believe this strategy provides longer term value to the Company, the community, and to our customers and their employees, but at times it can result in a higher ratio of non-performing assets relative to our peers, because of our conservative non-accrual policy.  During the past three years we have also seen an increase in non-performing residential loans.  This increase is also tied to the effects of the recession, as a number of borrowers continue to struggle making monthly payments.  We work with each individually for a positive result, including short-term interest deferrals, financing in government-sponsored programs, and refinancing portfolio loans. Even with these community-focused strategies for troubled-loan resolution, borrowers’ circumstances can deteriorate rapidly and we could suffer significant losses.  As of December 31, 2012 we believe we have adequately reserved for this risk within the allowance for loan losses.  More information about the reserves established for these impaired loans is included in Note 4 to the Consolidated Financial Statements.

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

Interest can be earned on a cash basis for these loans in non-accrual status, and it was: $433,000 in 2012, $127,000 in 2011, and $35,000 in 2010.  The substantial increase in 2012 is related to the successful resolution of a long-standing non-accrual loan for which we recovered all past due interest owed.  Had non-accrual loans been current in accordance with their original terms, we would have recognized additional interest income approximating $596,000, $743,000 and $429,000 during 2012, 2011, and 2010, respectively. Instead these cash payments received were applied to reduce our carrying amount of the loans.

Occasionally we must foreclose on mortgaged properties.  These foreclosed properties are initially recorded at the lower of their fair value, including estimated costs to sell, or carrying value and are included in other real estate owned in the Other Assets section of the balance sheet.  At December 31, 2012, we had four commercial properties and 36 residential properties in other real estate owned. In the first half of 2009 we took possession of 60 one-to-four-family residential rental properties associated with the foreclosure of a commercial loan relationship that was in non-accrual status at December 31, 2008.  At the time, the estimated fair value of the properties was significantly higher than their carrying value, their combined cash flow was positive, exclusive of non-recurring expenses, such as major repairs, and nearly all properties were occupied by tenants. At year end 2012, 15 of these properties remained in other real estate.  Since our foreclosure we have experienced higher than anticipated repair costs, lower revenues, higher vacancies, and lower proceeds from sales.  As a result, and in consideration of current market conditions we wrote down the value of these properties by $0.3 million in the fourth quarter of 2010. No subsequent writedowns have been taken on these properties.  As indicated by our current inventory, we have successfully liquidated most of these properties, as well as other properties formerly foreclosed. As with non-performing loans, we can anticipate additions and dispositions of other real estate in the future.

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

As of December 31, 2012, there was one commercial relationship with a carrying value $4.3 million that was considered a TDR due to the nature of the concessions granted to the borrower. We have established no impairment reserve for the relationship in light of the value of underlying collateral and management’s recovery expectations. The balances of the underlying loans are included in non-performing loans. For this relationship, we renegotiated certain terms of their loans in 2010.  The significant term modified was the monthly principal and interest payment amount.  We agreed to forbear our rights under default provisions in the loan agreements on the condition that the borrower made monthly payments which were significantly less than those required under the terms of the original loan agreements. The customer was in compliance with the terms of the forbearance agreement which expired in March 2011. At that time, we renewed the forbearance agreement for an additional 24 months with higher monthly payments than under the previous agreement.  The borrower has paid as agreed. A loan totaling $0.3 million, previously classified as a TDR was liquidated in the second quarter of 2012. Additional information is set forth in Note 4 to the Consolidated Financial Statements.

Summary of Non-performing Assets
As of December 31,
(dollars in thousands)

	2012	2011	2010	2009	2008
Loans past due 90 days or more and accruing:
Commercial, financial, and agricultural	$46	75	225	422	106
Real estate-commercial	-	-	413	-	121
Real estate-residential	250	660	658	290	326
Consumer and other	426	234	293	375	243

Total past due 90 days or more and accruing	722	969	1,589	1,087	796

Loans in non-accrual status:
Commercial, financial, and agricultural	2,429	3,917	4,070	10,282	3,134
Real estate-commercial	10,116	9,078	11,032	5,656	2,617
Real estate-residential	5,225	4,212	6,141	2,609	3,018
Consumer and other	-	100	-	-	-

Total non-accrual loans	17,770	17,307	21,243	18,547	8,769

Total non-performing loans	18,492	18,276	22,832	19,634	9,565

Other real estate owned:
Commercial	1,373	2,580	1,400	2,607	639
Residential	2,183	1,655	2,340	162	90
Total other real estate owned	3,556	4,235	3,740	2,769	729

Total non-performing assets	$22,048	22,511	26,572	22,403	10,294

Restructured real-estate
debt (included in non-accrual loans)	$4,324	4,826	4,885	-	-

Non-performing loans to total period-end loans	1.28%	1.42%	1.90%	1.70%	0.88%

Non-performing assets to total
period-end loans and other real estate	1.52%	1.75%	2.21%	1.94%	0.95%

Allowance to non-performing loans	93.65%	88.07%	68.48%	72.49%	125.37%

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

Changes in the allowance for loan losses may arise as a result of factors both within and outside of our direct control.  For example, we may change the concentration of the loan portfolio to a particular industry, a particular loan type -- commercial, residential, consumer -- or a particular geography in our market area. These changes may increase or decrease the level of allowance necessary to reflect probable incurred losses within the portfolio. The effect of the economy, including resulting changes in the value of collateral securing loans, are outside of our control, but can have significant impact on the allowance for loan losses.  Generally, a declining economy will negatively impact the ability of borrowers to repay loans in a timely manner and can also negatively impact collateral values. These factors cause probable losses within the portfolio to increase, resulting in the need for a higher allowance for loan losses.

The following table summarizes the changes in the allowance for loan losses for each of the last five years.

Summary of Changes in the Allowance for Loan Losses
As of and for the years ended December 31,
(dollars in thousands)

	2012	2011	2010	2009	2008
Balance at beginning of year	$16,095	15,635	14,232	11,992	9,679

Provision charged to operations	4,300	3,775	6,150	4,345	3,805

Charge-offs:
Commercial, financial and agricultural	(907)	(2,082)	(2,957)	(1,063)	(1,008)
Real estate-commercial	(746)	(263)	(678)	(327)	(28)
Real estate-residential	(721)	(355)	(286)	(10)	-
Consumer and other	(1,829)	(1,863)	(2,077)	(1,564)	(1,094)
	(4,203)	(4,563)	(5,998)	(2,964)	(2,130)
Recoveries:
Commercial, financial and agricultural	168	153	243	216	54
Real estate-commercial	3	-	47	5	90
Real estate-residential	65	151	50	21	28
Consumer and other	889	944	911	617	466
	1,125	1,248	1,251	859	638

Net charge-offs:	(3,078)	(3,315)	(4,747)	(2,105)	(1,492)

Balance at end of year	$17,317	16,095	15,635	14,232	11,992

Net charge-offs to average loans	0.23%	0.28%	0.41%	0.19%	0.15%

Allowance to total loans	1.19%	1.25%	1.30%	1.23%	1.11%

The allowance for loan losses was $17.3 million at December 31, 2012, up from $16.1 million at December 31, 2011. We consider the allowance for loan losses at December 31, 2012 to be at a level adequate to cover probable and inherent losses in the loan portfolio. Growth in the allowance for loans losses has been driven by a combination of general growth in the overall loan portfolio and the provision for loan losses associated with impaired loans, which were not already included in the pool-based allowance calculation. Net charge-offs to average loans decreased in 2012, continuing the downward trend from last year.  The largest dollar amounts of net charge-offs had been from commercial-related loans, but these have decreased due to improvements in the economy.  Consumer net charge-offs are generally stable in dollar terms, despite the increased portfolio.  On the other hand we are experiencing higher net charge-offs on residential-related loans.  The losses are occurring in loans to borrowers with sub-660 credit scores, and which were generally originated prior to 2008. Looking to 2013, we expect net charge-offs to stabilize around the 25 basis point level.

At December 31, 2012 we identified a total of 94 loans totaling $17.8 million that were considered impaired.  Of these, 5, with a balance of $1.2 million outstanding, had specific reserves associated with them amounting to $0.6 million. These reserves are included in the total allowance for loan losses.  One loan relationship accounted for about half of the balance of impaired loans and two-thirds of the related allowance associated with impaired loans.  The decrease in both the amount of impaired loans and the related reserve is due to improvements in and payoffs of formerly impaired loans.

The specific reserve associated with impaired and other loans was partially funded by the existing pool-based reserves. As more fully described in the Notes to the 2012 Consolidated Financial Statements, the allowance is a combination of both specific and general reserve pool-based components.  Internally classified loans not considered impaired are included in a pool calculation.  If a loan become impaired and a specific impairment reserve is deemed necessary, a portion of the allowance becomes allocated for the specific reserve, and the total allowance is then adjusted upward or downward as necessary through the provision for loan losses. The pool-based reserve is then recalculated to determine whether additional provision is necessary on the remaining portfolio as part of the regular allowance estimation process.

As noted, we are seeing improvements in the economy.  Our local employment picture is generally faring better than the rest of the state, but is still relatively weak, just returning to a pre-recession state.  According to the New York State Department of Labor as of December 31, 2012, the Rochester MSA had an unemployment rate of 8.0%, compared to New York State’s of 8.2%, and the United States at 7.6%. While the nation’s unemployment rate declined, both New York’s and the Rochester MSA’s increased, which is likely a result of more laborers seeking to re-enter the workforce.

Noting the above improved economic conditions, and the changing mix in our portfolios, we have increased the dollar amount of allowance provided for the consumer portfolio and the residential portfolio, while decreasing the allowance for the commercial portfolio.

The dollar amount in the mortgage portfolio has increased due mostly to the portfolios’ balance increases, but also due to higher year-over-year nonaccrual balances. The dollar amount in the commercial portfolio has fallen recognizing its declining percentage of the entire loan portfolio, overall improvement in credit quality, and an improved business climate.

The following table presents an allocation of the allowance for loan losses and the percentage of loans in each category to total gross loans at year end for each of the last five years.  In addition to an allocation for specific problem loans, each category includes a portion of the general allowance for loan losses based upon loans outstanding, credit risk and historical charge-offs.  The unallocated portion of the allowance is not specifically associated with a loan category, but represents the portion of the allowance for which we have less precise loan data; it represents our estimate, based on our judgment, decades of lending experience, and total portfolio considerations.  Notwithstanding the following allocation, the entire allowance for loan losses is available to absorb charge-offs in any category of loans.

	Allocation of Allowance for Loan Loss and Categorical Percentage of Loan Types
	As of December 31,
	2012		2011		2010		2009		2008
	$ (1)	% (2)	$ (1)	% (2)	$ (1)	% (2)	$ (1)	% (2)	$ (1)	% (2)
Commercial (3)	5,098	51.0	7,387	51.8	7,735	54.0	7,536	55.9	$5,689	55.0
Residential	3,108	26.7	2,307	27.9	1,867	27.5	1,402	26.2	1,383	26.7
Consumer	7,670	22.3	5,755	20.3	5,351	18.5	4,499	17.9	3,749	18.3
Unallocated	1,441	-	646	-	682	-	795	-	1,171	-
	17,317	100.0	16,095	100.0	15,635	100.0	14,232	100.0	$11,992	100.0

(1)   Amount of allowance for loan losses

(2)   Percent of loans in each category to total loans

(3)   Includes commercial, financial, agricultural, and commercial real estate

In December 2012, the Financial Accounting Standard Board (FASB) issued a proposed Accounting Standards Update (ASU) to Credit Losses Subtopic 825-15.  According to the FASB, the main objective in developing this proposal is to provide financial statement users with more decision-useful information about the expected credit losses on financial assets and other commitments to extend credit held by a reporting entity at each reporting date. This objective would be achieved by replacing the current impairment model, which reflects incurred credit events, with a model that recognizes expected credit risks and by requiring consideration of a broader range of reasonable and supportable information to inform credit loss estimates. These proposed amendments also would reduce complexity by replacing the numerous existing impairment models in current U.S. GAAP with a consistent measurement approach.

The proposed amendments would require an entity to impair its existing financial assets on the basis of the current estimate of contractual cash flows not expected to be collected on financial assets held at the reporting date. This impairment would be reflected as an allowance for expected credit losses. The proposed amendments would remove the existing ―”probable” threshold in U.S. GAAP for recognizing credit losses and broaden the range of information that must be considered in measuring the allowance for expected credit losses. More specifically, the estimate of expected credit losses would be based on relevant information about past events, including historical loss experience with similar assets, current conditions, and reasonable and supportable forecasts that affect the expected collectibility of the assets’ remaining contractual cash flows. An estimate of expected credit losses would always reflect both the possibility that a credit loss results and the possibility that no credit loss results. Accordingly, the proposed amendments would prohibit an entity from estimating expected credit losses solely on the basis of the most likely outcome (that is, the statistical mode).

As a result of the proposed amendments, financial assets carried at amortized cost less an allowance would reflect the current estimate of the cash flows expected to be collected at the reporting date, and the income statement would reflect credit deterioration (or improvement) that has taken place during the period. For financial assets measured at fair value with changes in fair value recognized through other comprehensive income, the balance sheet would reflect the fair value, but the income statement would reflect credit deterioration (or improvement) that has taken place during the period. An entity, however, may choose to not recognize expected credit losses on financial assets measured at fair value, with changes in fair value recognized through other comprehensive income, if both (1) the fair value of the financial asset is greater than (or equal to) the amortized cost basis; and (2) expected credit losses on the financial asset are insignificant.

We have not yet begun to evaluate the potential impact of this proposal.  However, if implemented as proposed, it might be possible that a higher allowance for loan losses would result, since losses would be recognized on an “expected” model, which takes into account the future in contrast to the current “incurred” model, which anticipates losses already incurred. Additionally we would need to consider the changes to and accounting for expected losses on investment securities.

Funding sources - Deposits and Borrowings

Our principal sources for funding assets are deposits and borrowings.  Set forth below, and in Notes 7, 8 and 9 of the Consolidated Financial Statements is more detailed information about deposits and borrowings at period ends and during the year.

The following tables summarize the average deposits and average rates paid during each of the three years presented.

Average Deposits and Rates Paid
For the Years Ended December 31,
(dollars in thousands)

	2012		2011		2010
	Amount	Rate	Amount	Rate	Amount	Rate
Non-interest-bearing demand	$252,751	-%	$207,551	-%	$187,957	-%
Interest-bearing demand	179,974	0.06	155,688	0.09	139,158	0.18
Savings and money market	786,196	0.21	692,271	0.26	637,215	0.36
Time	386,115	1.01	449,404	1.53	476,486	2.00
	$1,605,036	0.35%	$1,504,914	0.59%	$1,440,816	0.84%

The following table sets forth time deposits of $100,000 or greater classified by the time remaining until maturity which were on deposit as of December 31, 2012 (dollars in thousands).

3 months or less	$34,499
4 through 6 months	22,696
7 through 12 months	45,662
Over 12 months	54,732
$157,589

Total deposits at December 31, 2012, were $1,663.0 million and were up $116.4 million from December 31, 2011.   Retail and commercial account deposits grew $117.8 million or 8.8%, due mainly to the continued success of our products, services, and brand, as well as a continued flight-to-safety of depositors toward strong community banks. Municipal deposits fell a modest $1.4 million.  Time deposits were the only category that showed a year-over-year decline.  In this low rate environment, depositors are reluctant to invest in CD’s for long periods.  As a result they reduce both the amount they place in time deposits and the maturity terms.

Substantially all of the retail and commercial deposit growth occurred in Monroe County, while substantially all of the municipal deposit reduction came in Ontario County, where we have a relatively larger long-term municipal deposit base of customers.  For 2013, we anticipate retail and commercial deposits to grow about 5% and municipal deposits to climb 3% from 2012. As in 2012, we expect the bulk of the deposit growth to come from Monroe County where we have opened new banking offices and our current market penetration is lower.

With our high level of federal funds sold in 2012 and 2011, we found no need to borrow short-term funds during these years.  At December 31, 2012 we had no overnight borrowings.  Depending upon our liquidity needs, we might use short-term borrowings in 2013 from time to time, as we have in the past. Short-term borrowings from the Federal Home Loan Bank of New York and the Federal Reserve Bank of New York, collateralized by loans, are used to fund near-term liquidity needs. More information about our borrowings and borrowing capacity can be found in Notes 8 and 9 to the Consolidated Financial Statements.

As of December 31, 2012, we had no short-term or medium-term borrowings beyond the payments due for the acquisition of OBS. These amount to $3.5 million due in November 2013, and a remaining contingent amount of $0.8 million with no stated maturity date.

Our long-term borrowings are in the form of junior subordinated debentures.  In 2007, we issued $20.6 million of fixed-to-floating-rate junior subordinated debentures and paid off a similar amount of floating rate debentures.  In 2006, we issued $30.9 million of floating rate junior subordinated debentures.  The terms of these borrowings are more fully described in Note 9 to the Consolidated Financial Statements.  Also in Note 9, you will find a discussion and details of interest rate swap agreements used to modify the interest rate of these debentures from floating rate to fixed rate.

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

Our principal source of day-to-day liquidity is through wholesale, secured borrowing lines from the Federal Home Loan Bank of New York (FHLB) and the Federal Reserve Bank of New York (FRB), details of which are set out in Note 8 to the Consolidated Financial Statements.  During 2012, credit available to us under these lines increased by $135.9 million to $695.1 million at December 31, 2012, due partially to growth in the loan portfolios we pledge as collateral, and the addition of pledging commercial mortgages to the FHLB during the year. Since February 2009, we have not accessed either of these lines as deposit inflows were sufficient to provide funds for asset growth.

Secondarily, we occasionally use the liquidity source of time deposit sales in the national brokered market.  We will use this source from time to time to manage both liquidity and interest rate risk as conditions may require.  At December 31, 2012 we had none outstanding.  It is possible we will increase the balance of brokered deposits from time to time if our internal models dictate the need for additional long-term funds at relatively attractive rates.

We measure our liquidity on a daily basis with reference to our Fed Funds and Federal Reserve Bank of New York clearing account balances.  This is supplemented by a monthly Liquidity Report, which projects expected liquidity sources and uses over a twelve-month period.  The results of this model provide ALCO with a near-term view of liquidity and allow us to make appropriate plans and adjustments in a comprehensive manner, consistent with short- and long-term financial goals.  Our use of the model reduces the risk of short-term, unplanned liquidity crises, which can be costly to net interest income, or ultimately, impact a bank’s survival.

As measured using the Consolidated Statement of Cash Flows, for the year ended December 31, 2012, we used $35.6 million in net cash equivalents versus $11.5 million in net cash and equivalents in 2011.

Net cash provided by operating activities was $16.2 million in 2012 and $35.3 million in 2011.  Both the largest source and use of operating cash in each year were mortgage banking-related activities.  These activities were about 65% higher in 2012 than in 2011.  We expect 2013 operating activities to approximate levels experienced in 2012.

Cash used by investing activities in 2012 increased from 2011 to $157.2 million from $116.6 million 2011. Net portfolio loan originations were the largest user of cash.   Net purchases of securities used little cash in 2012 as purchases nearly equaled maturities and calls, while in 2011 net purchases used $12.3 million in cash. In 2011 we increased our portfolio to reinvest the high level of fed funds sold. Net portfolio loan originations were $158.3 million in 2012 and $99.4 million in 2011. The increases in both 2012 and 2011 were due to our efforts to reinvest liquid assets into higher yielding loans from fed funds sold.  In 2013, we expect net loan originations to be somewhat lower than 2011’s as we slow our rate of loan growth from recent years.

Cash provided by financing activities was $105.4 million in 2012 compared to $69.7 million in 2011.  The largest source of financing funds in 2012 and 2011 was customer deposits.  Repayments of term borrowings used cash in both years.  For 2013, we expect financing to be provided by deposits, though we may use long-term borrowings if rates are attractive. We expect deposit growth to come from consumer and business deposits, which, are expected to come mainly from Monroe County sources.

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

Payment due by period
As of December 31, 2012
(dollars in thousands)
				After
			One	Three
			Year	Years	More
		Less	Through	Through	Than
		Than one	Three	Five	Five
	Total	Year	Years	Years	Years
Borrowings	$51,547	-	-	-	51,547
Operating leases	21,316	2,465	4,737	4,598	9,516
WBI's acquisition payments	4,367	3,500	867	-	-
Cephas Capital Partners II	1,500	-	-	-	1,500
Trillium Lakefront Partners	40	40	-	-	-
Total	$78,770	6,005	5,604	4,598	62,563

Total obligations are $78.8 million at year-end 2012 compared to $82.7 million at year-end 2011.  The only significant change is WBI’s commitment associated with the acquisition of OBS due to the scheduled May 2012 payment.  Except for the payments set forth in the table above, we are not aware of any material commitments in 2013.

Interest Rate Risk Management

Because our largest single source of revenue is net interest income, interest rate risk management is an important function at our Company.  We consider interest rate risk to be our most significant market-based risk.  We realize net interest income principally from the differential or spread between the interest earned on loans, investments and other interest-earning assets and the interest paid on deposits and borrowings. Loan volumes and yields, as well as the volume of and rates on investments, deposits and borrowings, are affected by market interest rates. Additionally, because of the terms and conditions of many of our loans and deposit accounts, a change in interest rates could also affect the projected maturities of the loan portfolio and/or the deposit base, which could alter our sensitivity to future changes in interest rates.

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

ALCO's principal focus is net interest income at risk. We use a net interest margin shock simulation model as one method to identify and manage our interest rate risk profile.  The model measures projected net interest income "at-risk" and anticipated resulting changes in net income and economic value of equity.  The model is based on expected cash flows and repricing characteristics for all financial instruments at a point in time and incorporates our market-based assumptions regarding the impact of changing interest rates on these financial instruments over a twelve-month period. We also incorporate assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates. These assumptions are inherently uncertain and, as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income. While actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes, as well as changes in market conditions and management strategies, this model has proven to be an important guidance tool for ALCO.  The following table sets forth the results of this model for the Bank, the principal entity exposed to market risk, at December 31, 2012.

Changes in Interest	Estimated
Rates	Percentage Change in
(basis points)	Future Net Interest Income

200	-%
100	(2)
No change	-
-100	-
-200	-

We measure net interest income at risk by estimating the changes in future net interest income resulting from instantaneous and sustained parallel shifts in interest rates of plus or minus 200 basis points over a twelve-month period.  This provides a basis or benchmark for ALCO to manage the Company's interest rate risk profile.  At December 31, 2012, a relatively small upward shock (100 basis points) would cause an estimated 2% reduction in net interest income due to our gap position (discussed below), and a larger shock would have no measurable impact as asset yields would rise considerably more than liability costs.  Downward shocks would have little impact on net interest income, because rates paid are near zero, although they could be lowered somewhat, and asset yields are near our floor rates.   We recognize the model only provides a benchmark, because it makes the simplifying assumptions that: (1) interest rates will move in a parallel direction with no change in the yield curve; (2) the interest rate moves will be instantaneous and sustained; and (3) there will be no change in the product mix as determined by customer demand or pricing policies by management.

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

The following table presents an analysis of our interest rate sensitivity gap position at December 31, 2012. Interest-earning assets are shown based on the earlier of their contractual maturity or repricing date.  Securities include the market value of available-for-sale securities, amortized cost of held-to-maturity securities, FRB and FHLB stock.  Callable securities are shown at their stated maturity.  Loans, without deferred costs, include principal amortization adjusted for estimated prepayments (principal payments in excess of contractual amounts) and non-accrual loans. All interest-bearing liabilities are shown based on the earlier of their contractual maturity or repricing date with no adjustment for decay (withdrawal) rates. Borrowings include the junior subordinated debentures.  Because the interest rate sensitivity levels shown in the table could be changed by external factors such as loan prepayments and liability decay rates, or by factors controllable by us such as asset sales, it is not an absolute reflection of our potential interest rate risk profile.

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

Interest Rate Sensitivity Gap
December 31, 2012
(dollars in thousands)

	Maturity/Repricing Period
	Within 3	4 to 12	13 to 36	37 to 48	Over 48
	Months	Months	Months	Months	Months
Interest-earning assets:
Interest-bearing deposits	$91,159	-	-	-	-
Securities	35,149	11,899	78,532	40,439	115,338
Loans	469,252	180,111	387,308	180,238	232,314
Total interest-earnings assets	595,560	192,010	465,840	220,677	347,652

Interest-bearing liabilities:
NOW accounts	196,478	-	-	-	-
Savings and money market	812,485	-	-	-	-
Time deposits	65,555	169,219	97,201	38,365	13
Borrowings	51,547	3,500	867	-	-
Total interest-bearing liabilities	1,126,065	172,719	98,068	38,365	13

Interest rate swap affecting liabilities	(51,547)	-	-	-	51,547

Interest rate sensitivity gap	$(478,958)	19,291	367,772	182,312	296,092

Cumulative gap	$(478,958)	(459,667)	(91,895)	90,417	386,509

Cumulative gap ratio (1)	55.4%	63.1%	93.2%	106.5%	126.9%

Cumulative gap as percent of total assets	(25.4)%	(24.4)%	(4.9)%	4.8%	20.5%

(1)   Cumulative total interest-earning assets divided by cumulative total interest-bearing liabilities.

The table indicates that $479.0 million more interest-bearing liabilities (than interest-earning assets) will reprice in the 0-3 month range. For the 4-12 month period, we are asset sensitive, as $19.3 million more of interest-earning assets are repricing than interest-bearing liabilities.  For the entire one-year range, we are repricing $459.7 million more interest-bearing liabilities than assets and at 63.1% are within our gap ratio targets of 30% to 125%. We are asset sensitive at $367.8 million for the 13-36 month range, $182.3 million for the 37 to 48 month year range, and $296.1 million over 48 months. For the entire portfolio range, we are asset sensitive at $386.5 million versus asset sensitive of $324.9 million last year, mostly reflecting the growth in non-interest-bearing liabilities.

Our product mix is such that nearly all assets and liabilities reprice or mature within five years.  With such a balance sheet profile, we face interest rate risk over the short to medium term. We consider this interest rate gap manageable, as substantially all of the NOW accounts and savings balances are considered insensitive to rate changes.

     The following table provides additional detail of the interest sensitivity specifically of certain commercial and industrial loans as of December 31, 2012.

Maturity and Repricing of Commercial and Industrial Loans
As of December 31, 2012
(dollars in thousands)

		After
		One
	One	Through	After
	Year or	Five	Five
	Less	Years	Years	Total
Commercial and industrial loans	$167,958	$39,465	$6,044	$213,467
Maturing or repricing after one year:
with a fixed interest rate	$1,278	39,465	6,044	46,787
with a floating or adjustable rate	$166,680	-	-	166,680

Capital and Dividends

     The Company and Bank are each subject to certain regulatory capital requirements.  As of December 31, 2012, the Company and Bank each substantially exceeded all capital requirements to which they were subject.  A full description of these requirements and applicable calculations are set out in Note 17 to the Consolidated Financial Statements.

     Our goal is to maintain the Company's and Bank's categorization as "well-capitalized," and our current operating plans project the Company and Bank to remain at well-capitalized status.  This will be accomplished mainly through balancing asset growth and net capital formation (net income less dividends and treasury stock purchases).  We can take other steps to improve capital ratios as considered necessary, such as dividend reductions, asset sales, issuing equity securities, or issuing additional debt qualifying as regulatory capital and other means.  None of these are contemplated in 2013.

     On September 12, 2010, the Basel Committee on Banking Supervision released its proposal for revising capital requirements for internationally active financial institutions. These new standards are called Basel III.  On June 7, 2012, the US banking regulators published their Notice of Proposed Rule Making (NPRM) to implement changes in capital rules. In two different actions, both the Federal Reserve and the Federal Deposit Insurance Corporation have proposed new capital requirements for all banks that essentially accept all recommendations from the Basel III accord. While we had anticipated some changes for community banks, we were surprised that non-international banks like us would be within the scope of much of the proposal. The proposed rule will increase required capital and change risk-weightings for many assets. The proposed rule will apply across all institutions regardless of their systematic risk profile.  While the proposed rule was to be effective as of January 1, 2013, full compliance with most aspects would not be required until January 1, 2019.  In late 2012, the regulators indefinitely delayed implementation of the proposal. We have not determined the financial impact of the proposed rule on us, because of the regulatory uncertainty and the deferred implementation.

The key features that generally relate to banks like ours are:

•

New minimum regulatory capital ratio requirements

o

A newly-introduced “common equity” tier 1 ratio of 4.5%,

o

Tier 1 capital ratio of 6% (increased from the current requirement of 4%),

o

Total capital ratio of 8% of risk-weighted assets (unchanged from the current requirement), and

o

Tier 1 leverage ratio of 4%.

•

New capital conservation buffer: To avoid restrictions on capital distributions (e.g. distributing dividends) and discretionary bonus payments to executive officers, a bank will be required to hold an additional buffer of common equity Tier 1 capital in an amount above 2.5% of total risk-weighted assets in addition to the minimum common equity Tier 1, Tier 1, and total risk-based capital ratios.

•

Capital is redefined, what is included in Tier 1 capital will change:

o

Cumulative preferred and trust preferred instruments would be excluded from Tier 1 capital.

o

Regulatory capital deductions would be stricter than those currently required. Examples of the more stringent requirements for common equity Tier 1 capital are:

▪

Unrealized gains and losses on all available-for-sale securities and gains and losses associated with certain cash flow hedges will now flow through to common equity Tier 1 capital. Currently, these gains and losses are neutralized when calculating regulatory capital;

▪

Goodwill and net defined benefit pension plan assets will be deducted;

▪

Deferred tax assets (DTAs) arising from operating losses and tax credit carry forwards will be deducted;

▪

Mortgage servicing assets, deferred tax assets arising from temporary differences that an organization could not realize through net operating loss carry backs, and the common stock of unconsolidated financial institutions each would be individually limited to 10% of common equity Tier 1 capital, and, in the aggregate, to 15% of common equity Tier 1 capital; and

▪

The amount of minority interests permitted in capital would be more limited.

•

Asset risk-weighting changed: The most significant changes to the calculation of risk-weighted assets are:

o

The treatment of exposures to the U.S. government, U.S. public sector entities (such as states and municipalities), U.S. government-sponsored entities, and U.S. depository institutions would be unchanged from the current rules. However, the risk weight for an exposure to a foreign bank or public-sector entity (PSE), such as a state or municipality, would be assigned based on the rating of its home country.

o

Residential mortgage exposures would be assigned to a range of risk weight categories (between 35 and 200%) based upon the loan-to-value (LTV) ratio of the mortgage and certain mortgage product features. Currently, most residential mortgages are assigned a 50% risk weight despite the broad range of risk profiles associated with mortgage exposures.

o

Certain commercial real estate loans are assigned a 150% risk weight.

o

Nonaccrual loans and loans greater than 90 days past due are assigned a 150% risk weight.

     We expect capital to increase in 2013 by a greater amount than in 2012 due to a combination of higher net income and lower dividends.  In December 2012, with uncertainty caused by the so-called “fiscal cliff”, we accelerated a $1.63 per share dividend that would have been paid in February 2013. So, per share dividends in 2013 will reflect only the semi-annual dividend paid in the summer, while 2012 included both semi-annual dividends and the December 2012 dividend.  Total dividends thus were $4.74 per outstanding common share or $9.0 million in 2012 and $5.4 million or $2.87 per outstanding common share in 2011. Payment of dividends by the Bank to the Company is limited in certain circumstances, which are discussed in Note 11 to the Consolidated Financial Statements.  You can find historical dividend information in the Common Stock Data section below and in the Financial Highlights.  While we cannot provide assurance that the amount and timing of dividends paid in recent years will continue, we have no knowledge of current activities that would require us to reduce dividends.

     From time to time the Company purchases shares for treasury and re-issues shares from treasury.  In 2012, activity was much higher than in recent years, and generally related to stock option exercises.  This was due to employee retirements and tax planning activities of option holders in connection with the “fiscal cliff” uncertainty.  We expect common shares to be available in the open market resulting from stock option exercises and shareholders' sales.  From time to time, we may buy shares into treasury, from which we fund our ESOP and other employee awards, including the annual Arthur S. Hamlin Award.  In 2013, we expect to purchase more shares into treasury for past stock option exercises than in recent years due to 2012’s higher activity.

Off Balance Sheet Arrangements

     We offer certain financial products which are not recorded on our balance sheet because actual funds have not been extended.  These are in the form of standby letters of credit and loan commitments.  We have enumerated these in Note 16 to the Consolidated Financial Statements.  At December 31, 2012, there were no material commitments to extend credit which represent unusual risks outside of our normal course of business.

Legislative and Regulatory Matters

     On July 21, 2010, the President signed into law The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Financial Reform Act”). The Financial Reform Act significantly alters financial regulation in the United States by creating new regulators, regulating new markets, bringing new firms into the regulatory arena, and providing new rulemaking and enforcement powers to regulators. The Financial Reform Act is intended to address specific issues that contributed to the financial crisis and is heavily remedial in nature. Many of the provisions in the Act are applicable to larger institutions (greater than $10 billion in assets, which does not include us). A summary of the Financial Reform Act’s principal provisions that have impacted or may potentially impact the Company follows.

     The Financial Reform Act created the Financial Stability Oversight Council with the primary obligation to identify, monitor, and assist in the management of systemic risk that may pose a threat to the country’s financial system.  Included in its responsibilities is a requirement to review and, at its option, submit comments as appropriate to any standard-setting body (such as the Financial Accounting Standards Board [FASB]) with respect to existing or proposed accounting principles, standards or procedures.  Though this responsibility may not directly impact the Company, the Council’s review and commentary on accounting matters may result in more consideration by standard-setters of the volatility created by some of its current and proposed standards.  We hope the Council’s activities will bring restraint to standard setters and temper ineffective proposals such as mark-to-market accounting for all financial instruments.

     The Act permanently implemented FDIC insurance coverage for all deposit accounts up to $250,000. Furthermore, the insurance premium assessment base was revised from all domestic deposits to the average of total assets less tangible equity.  The minimum reserve ratio of the deposit insurance fund was increased from 1.15% to 1.35%, with the increase to be covered by assessments on insured institutions with assets over $10 billion until the new reserve ratio is reached. We discussed the impact of this provision under “Operating Expenses” above, but in summary, this provision has significantly reduced the Company’s deposit insurance premiums.

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

     The so-called “Durbin Amendment” requires the Federal Reserve Board to adopt regulations limiting interchange fees that can be charged in an electronic debit card transaction to the “reasonable and proportionate” costs related to the incremental cost of the transaction. Banks under $10 billion in assets are exempt, which would include the Company.  Final rules were implemented in 2011.  While the rules are not designed to negatively impact smaller banks, and to date we have not experienced any detrimental effects. The Company contracts with large debit card processors with which we have relatively weak bargaining power. It is possible these processors, as a result of the Act, will earn lower revenues, leaving less revenue per transaction for the Company.

     The Act has changed oversight authority for the prudential regulation of our Company so both the Bank and its holding company will be regulated by the Office of the Comptroller of the Currency (OCC), because the Company has less than $50 billion in assets.  Formerly the Bank was regulated by the OCC and the holding company was regulated by the Federal Reserve Board.

     The Act significantly changes the regulatory structure of the mortgage lending business, but, in effect, has codified the prudent and customer-focused activities the Company has always pursued.  For example, the Act provides that a creditor must make a reasonable and good faith determination of a consumer’s ability to repay before making a residential mortgage loan. The determination must be based on verified and documented information and must take into account all applicable taxes, insurance and assessments. While not previously enforced by regulation, this has been our consistent practice.

     On the other hand, the Act does add substantial burdens to the Company by, subject to certain exemptions, requiring the establishment of an escrow account in connection with a closed-end consumer credit transaction secured by a first lien on a consumer’s principal dwelling for the payment of taxes and hazard insurance and, if applicable, flood insurance, mortgage insurance, ground rents and any other required periodic payments or premiums with respect to the property or the loan terms. The Company has not historically escrowed such payments. We provide financial advice and a savings product for customers to self-escrow, believing that customers are the best stewards and managers of their personal cash flow sources and uses, and government is ill-suited to dictate how much and when individual consumers should save to meet their financial obligations. That notwithstanding, we are able to satisfy the escrow requirements as proposed.

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

ASU 2011-11 Disclosures about Offsetting Assets and Liabilities, issued December 2011, and ASU 2013-01 Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, issued January 2013. The amendments in these Updates require an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position.  The amendments are intended to bring closer convergence of US GAAP with International Financial Reporting Standards (IFRS). The ASU applies to derivatives accounted for in accordance with Topic 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with Section 210-20-45 or Section 815-10-45 or subject to an enforceable master netting arrangement or similar agreement. The amendments are effective for us beginning in 2013. Because we do not currently engage in these types of transactions, we do not anticipate any material impact to our financial statements.

ASU 2012-02 Testing Indefinite-Lived Intangible Assets for Impairment, issued July 2012. The amendments in this update permit an entity first to assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with Subtopic 350-30, Intangibles—Goodwill and Other—General Intangibles Other than Goodwill. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. Previous guidance in Subtopic 350-30 required an entity to test indefinite-lived intangible assets for impairment, on at least an annual basis, by comparing the fair value of the asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an entity should recognize an impairment loss in the amount of that excess. In accordance with the amendments in this Update, an entity will have an option not to calculate annually the fair value of an indefinite-lived intangible asset if the entity determines that it is not more likely than not that the asset is impaired. Permitting an entity to assess qualitative factors when testing indefinite-lived intangible assets for impairment results in guidance that is similar to the goodwill impairment testing guidance in Update 2011-08.  This update is effective for us beginning in 2013, although earlier adoption is permitted. Since we have recorded no indefinite-lived intangible assets, implementation of this update will have no impact on the financial condition or results of operations of the Company.

ASU 2013-02 Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, issued February 2013. The amendments in this Update seek to improve the reporting of reclassifications out of accumulated other comprehensive income by requiring an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. generally accepted accounting principles (GAAP) to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is reclassified to a balance sheet account (for example, inventory) instead of directly to income or expense in the same reporting period. The amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. The amendments are effective for us beginning in 2013, and will result in additional disclosures, but no change in accounting for the relevant transactions.

Summary Quarterly Financial Data

     In the tables below, we present summary quarterly financial results for each of the quarters in the years ended December 31, 2012, and 2011.  The sum of each quarter's earnings-per-share data may differ from the full year's results due to rounding (in thousands except share data).

2012 Quarters:	1st	2nd	3rd	4th
Net interest income	$16,193	$16,038	$16,357	$17,015
Provision for loan losses	(1,150)	(1,150)	(1,500)	(500)
Non-interest income	8,182	8,758	8,910	9,273
Operating expenses	(18,144)	(17,243)	(16,692)	(17,296)
Income taxes	(1,510)	(1,955)	(2,138)	(2,831)
Noncontrolling interests	(42)	108	51	103
Net income	$3,529	$4,556	$4,988	$5,764
Basic earnings per share	$1.87	$2.41	$2.64	$3.06
Diluted earnings per share	$1.83	$2.36	$2.58	$2.99

2011 Quarters:
Net interest income	$14,823	$15,145	$15,310	$16,195
Provision for loan losses	(750)	(140)	(1,500)	(1,385)
Non-interest income	7,192	6,919	7,338	7,359
Operating expenses	(15,321)	(14,835)	(13,961)	(20,286)
Income taxes	(1,605)	(2,045)	(2,162)	(366)
Noncontrolling interests	-	-	-	387
Net income	$4,339	$5,044	$5,025	$1,904
Basic earnings per share	$2.30	$2.67	$2.66	$1.01
Diluted earnings per share	$2.26	$2.63	$2.61	$0.99

      The fourth quarter of 2012’s results were positively impacted by growth in both net interest income and non-interest income, and lower provision for loan losses due to credit improvements.  This was offset by higher operating expenses associated with higher bonus accruals based upon full-year earnings and general expenses associated with growth. The fourth quarter of 2011’s results were positively impacted by higher net interest income due to loan portfolio growth, offset by significantly higher operating expenses driven by higher incentive stock plan accruals associated with the increase in the price of the Company’s stock, acquisition costs of OBS, and higher intangible amortization.

Our Common Stock

     At December 31, 2012, we had approximately 1,500 shareholders of record. Information about beneficial ownership of the Company's stock by directors and certain officers is set forth in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders. Market value and dividend information is set forth in table below.  The Company currently pays a semi-annual dividend in February and August (exclusive of the acceleration of February 2013’s dividend to December 2012).  We expect to continue to pay cash dividends to our stockholders for the foreseeable future.

     The following table sets forth, for the monthly period indicated in 2012, the total number of shares purchased and the price paid per share by The Canandaigua National Bank and Trust Company (Bank) for the Arthur S. Hamlin Award, the Canandaigua National Corporation Employee Stock Ownership Plan (ESOP) and the Canandaigua National Corporation for treasury.  Each of these entities is considered an affiliated purchaser of the Company under Item 703 of Regulation S-K.  Shares repurchased by Company are not part of a publicly announced plan or program.  The Bank, ESOP, and Company purchase prices per share were determined based on the most recent price established at the sealed-bid auction immediately preceding the purchase. Purchases occur on an ad-hoc basis when shares become available in the marketplace and the Company is interested in purchasing these shares for the corporate purposes discussed above. Sales occur when corporate needs require the use of shares and there are none available in the market at the time.

Purchases and Sales of Equity Securities for the Year Ended December 31, 2012

	Total	Average
	Shares	Price Per
Date	Purchased (Sold) (#)	Share ($)	Purpose

April	100	$152.56	Treasury
June	(243)	$153.53	Compensation
June	1,336	$154.86	Treasury
July	222	$149.24	Treasury
November	623	$149.75	Treasury
December	7,434	$147.07	Treasury
December	(21)	$147.07	Compensation

Total purchases	9,715
Total sales	(264)

        While the Company's stock is not actively traded, from time to time, shareholders sell shares to interested persons in sealed-bid public auctions administered by the Bank’s Trust Department at the request of selling shareholders. Our stock is not listed with a national securities exchange. Due to the limited number of transactions, the quarterly high, low and weighted average sale prices may not be indicative of the actual market value of the Company's stock. The following table sets forth a summary of transactions by selling shareholders and bidders in the Company's common stock during each period for transactions that were administered by the Bank’s Trust Department.  Also included are the book value at quarter end, and semi-annual dividends paid per share since the first quarter of 2010. The $1.63 per share dividend paid in December 2012 was accelerated from the semi-annual dividend payment that would have been paid in February 2013.

	#	Quarterly	Quarterly	Quarterly
	Shares	Average	High	Low	Book	Dividend
	Sold	Sales Price	Sales Price	Sales Price	Value	Paid
2012
4th Quarter	5,034	$145.51	$170.00	$125.00	$74.64	$1.63
3rd Quarter	2,748	$148.70	$190.00	$138.00	$73.42	$1.61
2nd Quarter	10,635	$152.17	$185.00	$137.51	$72.57	-
1st Quarter	1,926	$147.48	$165.78	$141.93	$71.00	$1.50

2011
4th Quarter	1,492	$129.22	$150.00	$123.75	$71.95	-
3rd Quarter	3,216	$111.34	$118.13	$107.50	$69.55	$1.44
2nd Quarter	3,036	$103.87	$110.00	$102.50	$69.34	-
1st Quarter	2,948	$99.89	$107.21	$98.69	$66.71	$1.43

2010
4th Quarter	2,528	$95.85	$102.90	$93.91	$65.54	-
3rd Quarter	3,172	$91.89	$100.00	$90.03	$63.55	$1.43
2nd Quarter	3,200	$88.44	$92.50	$87.53	$62.99	-
1st Quarter	3,040	$85.37	$91.75	$83.75	$59.93	$1.29

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

		Quarterly	Quarterly	Quarterly
	#	Average	High	Low
	Shares	Bid/Ask Price	Bid/Ask Price	Bid/Ask Price
2012
4th Quarter	1,963	$123.24	$130.00	$115.00
3rd Quarter	3,055	$130.97	$200.01	$120.00
2nd Quarter	1,897	$112.01	$135.00	$105.00
1st Quarter	5,603	$93.56	$105.00	$87.50

2011
4th Quarter	7,375	$97.00	$160.00	$79.64
3rd Quarter	2,456	$97.70	$105.00	$87.50
2nd Quarter	636	$90.12	$93.75	$86.50
1st Quarter	2,536	$85.26	$88.50	$83.75

2010
4th Quarter	2,544	$81.82	$90.00	$78.25
3rd Quarter	3,256	$75.55	$78.75	$70.25
2nd Quarter	748	$78.01	$80.00	$75.25
1st Quarter	1,808	$77.42	$82.50	$70.00

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

Management assessed the Company's internal control over financial reporting presented in conformity with both U.S. generally accepted accounting principles and call report instructions as of December 31, 2012.  This assessment was based on criteria for effective internal control over financial reporting described in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on this assessment, management believes that, as of December 31, 2012, the Company maintained effective internal control over financial reporting presented in conformity with both U.S. generally accepted accounting principles and call report instructions.

KPMG LLP, an independent registered public accounting firm, has audited the consolidated financial statements included in the annual report and the effectiveness of the Company's internal control over financial reporting as of December 31, 2012.

Management is also responsible for complying with federal laws and regulations concerning dividend restrictions and loans to insiders, designated by the FDIC as safety and soundness laws and regulations.

Management assessed compliance with the aforementioned designated safety and soundness laws and regulations.  Based on this assessment, management believes that the Company complied, in all material respects, with such designated laws and regulations relating to safety and soundness during the year ended December 31, 2012.

February 21, 2013

/s/ George W. Hamlin, IV

/s/ Lawrence A. Heilbronner

George W. Hamlin, IV

Lawrence A. Heilbronner

Chairman and Chief Executive Officer

Executive Vice President and Chief Financial Officer

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Canandaigua National Corporation:

We have audited Canandaigua National Corporation’s (the Company) internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on the Effectiveness of Internal Controls over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because management’s assessment and our audit were conducted to also meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment and our audit of the Company’s internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions to the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C). A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Canandaigua National Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We do not express an opinion or any other form of assurance on management’s statement referring to compliance with laws and regulations.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Canandaigua National Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and our report dated February 21, 2013 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Rochester, New York

February 21, 2013

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Canandaigua National Corporation:

We have audited the accompanying consolidated balance sheets of Canandaigua National Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Canandaigua National Corporation and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Canandaigua National Corporation’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 21, 2013 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Rochester, New York

February 21, 2013

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS December 31, 2012 and December 31, 2011 (dollars in thousands, except per share data)

	2012	2011
Assets
Cash and due from banks	$47,748	52,715
Interest-bearing deposits with other financial institutions	8,767	6,490
Federal funds sold	34,644	67,535
Securities:
- Available for sale, at fair value	102,774	114,258
- Held-to-maturity (fair value of $180,015 in 2012 and $172,517 in 2011)	175,850	167,225
Loans - net	1,441,455	1,276,426
Premises and equipment – net	15,119	16,101
Accrued interest receivable	6,596	6,627
Federal Home Loan Bank stock and Federal Reserve Bank stock	2,733	2,656
Goodwill	15,570	15,570
Intangible assets – net	6,233	7,737
Prepaid FDIC assessment	2,824	3,905
Other assets	26,715	23,519
Total Assets	$1,887,028	1,760,764

Liabilities and Stockholders' Equity
Deposits:
Demand
Non-interest bearing	$283,547	227,284
Interest bearing	196,478	175,409
Savings and money market	812,485	745,713
Time	370,353	398,204
Total deposits	1,662,863	1,546,610
Borrowings	4,296	6,836
Junior subordinated debentures	51,547	51,547
Accrued interest payable and other liabilities	23,959	20,533
Total Liabilities	1,742,665	1,625,526

Canandaigua National Corporation stockholders' equity:
Preferred stock, $.01 par value; 4,000,000 shares
authorized, no shares issued or outstanding	-	-
Common stock, $5.00 par value; 16,000,000 shares
authorized, 1,946,496 shares issued in 2012 and 2011	9,732	9,732
Additional paid-in-capital	9,974	8,834
Retained earnings	129,502	120,675
Treasury stock, at cost (40,993 shares at December 31, 2012
and 59,242 at December 31, 2011)	(4,046)	(4,912)
Accumulated other comprehensive income, net	(2,937)	(1,455)
Total Canandaigua National Corporation Stockholders' Equity	142,225	132,874
Non-controlling interests	2,138	2,364
Total Equity	144,363	135,238
Total Liabilities and Equity	$1,887,028	1,760,764

See accompanying notes to consolidated financial statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2012, 2011 and 2010

(dollars in thousands, except per share data)

	2012	2011	2010
Interest income:
Loans, including fees	$66,963	64,907	67,571
Securities	7,014	7,936	8,652
Federal funds sold	132	354	207
Other	13	24	36
Total interest income	74,122	73,221	76,466
Interest expense:
Deposits	5,654	8,843	12,113
Borrowings	92	-	207
Junior subordinated debentures	2,773	2,905	3,005
Total interest expense	8,519	11,748	15,325
Net interest income	65,603	61,473	61,141
Provision for loan losses	4,300	3,775	6,150
Net interest income after provision for loan losses	61,303	57,698	54,991

Non-interest income:
Service charges on deposit accounts	11,713	10,972	10,725
Trust and investment services income	12,916	12,445	10,984
Brokerage and investment subadvisory services income	2,819	280	86
Net gain on sale of mortgage loans	3,959	2,126	2,366
Loan servicing income, net	876	928	877
Loan-related fees	431	267	351
Loss on securities transactions, net	(118)	(191)	(170)
Other non-interest income	2,527	1,981	1,502
Total non-interest income	35,123	28,808	26,721

Operating expenses:
Salaries and employee benefits	38,407	35,019	30,526
Occupancy, net	8,142	7,530	6,805
Technology and data processing	5,309	4,480	3,881
Professional and other services	3,812	4,751	3,297
Marketing and public relations	3,077	2,829	2,515
Office supplies, printing and postage	1,665	1,556	1,470
Intangible amortization	1,504	1,187	995
Other real estate operations	854	1,049	1,297
FDIC insurance	1,186	1,405	2,152
Other operating expenses	5,419	4,597	4,913
Total operating expenses	69,375	64,403	57,851

Income before income taxes	27,051	22,103	23,861
Income taxes	8,434	6,178	6,205
Net income attributable to noncontrolling interests and
Canandaigua National Corporation	18,617	15,925	17,656
Less: Net loss attributable to noncontrolling interests	(220)	(387)	-
Net income attributable to Canandaigua National Corporation	$18,837	16,312	17,656

Basic earnings per share	$9.98	8.64	9.35

Diluted earnings per share	$9.76	8.48	9.20

See accompanying notes to consolidated financial statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

[WITH RESPECTIVE TAX INFORMATION PRESENTED PARENTHETICALLY]
Years Ended December 31, 2012, 2011 and 2010
(dollars in thousands)

	2012	2011	2010
Net income	$18,617	15,925	17,656
Other comprehensive income:
Change in fair value of
interest rate swaps,
net of taxes of ($760), ($1,341) and $180 respectively	(987)	(2,141)	324
Change in unrealized gain on
on securities available for sale,
net of taxes of ($329), $180 and ($483) respectively	(468)	346	(971)
Plus reclassification adjustment
for realized gains and losses included in
net income on called securities,
net of taxes of ($9), $69 and $44 respectively	(27)	141	86
Other comprehensive income	$(1,482)	(1,654)	(561)
Total comprehensive income	17,135	14,271	17,095

Comprehensive income attributable
to the noncontrolling interest	$(220)	(387)	-
Comprehensive income attributable to the Company	$17,355	14,658	17,095

See accompanying notes to consolidated financial statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years Ended December 31, 2012, 2011 and 2010

(dollars in thousands, except share data)

						Accumulated
	Number of		Additional			Other	Non-
	Shares	Common	Paid-in	Retained	Treasury	Comprehensive	controlling
	Outstanding	Stock	Capital	Earnings	Stock	Income (Loss)	Interest	Total
Balance at December 31, 2009	1,883,344	$9,732	8,591	97,795	(5,143)	760	-	111,735
Comprehensive income:
Change in fair value of
interest rate swaps,
net of taxes of $180		-	-	-	-	324	-	324
Change in unrealized gain on
on securities available for sale,
net of taxes of ($483)		-	-	-	-	(971)	-	(971)
Plus reclassification adjustment
for realized losses included in
net income on called securities,
net of taxes of $44		-	-	-	-	86	-	86
Net income		-	-	17,656	-	-	-	17,656
Total comprehensive income
Purchase of treasury stock	(5,564)	-	-	-	(511)	-	-	(511)
Shares issued as compensation	624	-	-	-	54	-	-	54
Exercise of stock options,
including tax benefit of $232	10,344	-	232	(562)	872	-	-	542
Cash dividend - $ 2.72 per share		-	-	(5,121)	-	-	-	(5,121)
Balance at December 31, 2010	1,888,748	$9,732	8,823	109,768	(4,728)	199	-	123,794

Comprehensive income:
Change in fair value of
interest rate swaps,
net of taxes of ($1,341)		-	-	-	-	(2,141)	-	(2,141)
Change in unrealized gain on
on securities available for sale,
net of taxes of $180		-	-	-	-	346	-	346
Plus reclassification adjustment
for realized gains and losses included in
net income on called securities,
net of taxes of $69		-	-	-	-	141	-	141
Net income attributable to non-
controlling interest and
Canandaigua National Corporation		-	-	16,312	-	-	(387)	15,925
Total comprehensive income		-	-	16,312	-	(1,654)	(387)	14,271
Purchase of treasury stock	(1,912)	-	-	-	(219)	-	-	(219)
Shares issued as compensation	418	-	11	-	35	-	-	46
Cash dividend - $ 2.87 per share		-	-	(5,405)	-	-	-	(5,405)
Change in non-controlling interest		-	-	-	-	-	2,757	2,757
Dividend to non-controlling interests		-	-	-	-	-	(6)	(6)
Balance at December 31, 2011	1,887,254	$9,732	8,834	120,675	(4,912)	(1,455)	2,364	135,238

Comprehensive income:
Change in fair value of
interest rate swaps,
net of taxes of ($760)		-	-	-	-	(987)	-	(987)
Change in unrealized gain on
on securities available for sale,
net of taxes of ($329)		-	-	-	-	(468)	-	(468)
Plus reclassification adjustment
for realized gains and losses included in
net income on called securities,
net of taxes of ($9)		-	-	-	-	(27)	-	(27)
Net income (loss) attributable to non-
controlling interest and
Canandaigua National Corporation		-	-	18,837	-	-	(220)	18,617
Total comprehensive income		-	-	18,837	-	(1,482)	(220)	17,135
Purchase of treasury stock	(9,715)	-	-	-	(1,442)	-	-	(1,442)
Shares issued as compensation	264	-	18	-	21	-	-	39
Exercise of stock options ($1,122 tax benefit)	27,700	-	1,122	(1,035)	2,287	-	-	2,374
Cash dividend - $ 4.74 per share		-	-	(8,975)	-	-	-	(8,975)
Dividend to non-controlling interests		-	-	-	-	-	(6)	(6)
Balance at December 31, 2012	1,905,503	$9,732	9,974	129,502	(4,046)	(2,937)	2,138	144,363

See accompanying notes to consolidated financial statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2012, 2011 and 2010
(dollars in thousands)

	2012	2011	2010
Cash flow from operating activities:
Net income attributable to Canandaigua National Corporation	$18,837	16,312	17,656
Adjustments to reconcile net income to
Net cash provided by operating activities:
Depreciation, amortization and accretion	7,216	6,097	5,285
Provision for loan losses	4,300	3,775	6,150
Gain on sale of premises and equipment and other real estate, net	(213)	(105)	(32)
Writedown of other real estate	200	208	493
Deferred income tax benefit	(1,328)	(574)	(763)
Income from equity-method investments, net	(336)	(363)	59
Loss on calls of securities and write-down, net	118	191	170
Gain on sale of mortgage loans, net	(3,959)	(2,126)	(2,366)
Originations of loans held for sale	(271,815)	(166,240)	(203,582)
Proceeds from sale of loans held for sale	262,217	174,923	198,492
Increase in other assets	(689)	304	3,564
Increase in all other liabilities	1,679	2,930	(2,857)
Net cash provided by operating activities	16,227	35,332	22,269

Cash flow from investing activities:
Securities available-for-sale:
Proceeds from maturities and calls	103,842	80,156	65,844
Purchases	(93,322)	(79,888)	(62,409)
Securities held to maturity:
Proceeds from maturities and calls	36,329	42,613	33,256
Purchases	(46,632)	(55,228)	(31,076)
Loan originations in excess of principal collections, net	(158,306)	(99,398)	(45,135)
Purchase of premises and equipment, net	(1,597)	(4,044)	(4,428)
Calls of FHLB stock, net of purchases of FHLB and FRB stock	(95)	(196)	229
Other investments - net	(679)	(5)	(752)
Acquisition of WBI net of cash acquired	-	(1,725)	-
Proceeds from sale of other real estate	3,261	1,158	1,144
Net cash used by investing activities	(157,199)	(116,557)	(43,327)

Cash flow from financing activities:
Net increase in demand, savings and money market deposits	144,104	163,466	96,846
Net decrease in time deposits	(27,851)	(90,186)	(1,213)
Principal repayments of term borrowings	(2,632)	(330)	(9,534)
Proceeds from sale of treasury stock	39	46	54
Payments to acquire treasury stock	(1,442)	(219)	(511)
Proceeds from issuance of treasury stock under stock option plan	1,252	-	310
Tax benefit from stock option exercise	1,122	-	232
Change in noncontrolling interest, net	(226)	2,364	-
Dividends paid	(8,975)	(5,405)	(5,121)
Net cash provided by financing activities	105,391	69,736	81,063

Net (decrease) increase in cash and cash equivalents	(35,581)	(11,489)	60,005
Cash and cash equivalents - beginning of period	126,740	138,229	78,224
Cash and cash equivalents - end of period	$91,159	126,740	138,229

Supplemental disclosure of cash flow information:
Interest paid	$8,575	12,251	15,444
Income taxes paid	8,336	7,395	8,029

Supplemental schedule of noncash investing activities
Real estate acquired in settlement of loans	$2,534	1,861	2,927

Acquisitions:
Fair value of assets acquired (noncash)	-	8,878	-
Fair value of liabilities assumed	-	8,454	-

See accompanying notes to consolidated financial statements.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

(1) Summary of Significant Accounting Policies

Business

Canandaigua National Corporation (the Company) provides a full range of financial services, including banking, trust, investment, brokerage, and insurance services to individuals, corporations, and municipalities. The Company is subject to competition from other financial services and commercial companies in various regulated and unregulated industries. The Company and its subsidiaries are subject to the regulations of certain federal and state agencies and undergo regular examinations by those regulatory authorities.

Basis of Presentation

The Consolidated Financial Statements include the accounts of the Company and its wholly- and majority-owned subsidiaries. Its principal operations comprise the activities of The Canandaigua National Bank and Trust Company (the Bank), CNB Mortgage Company (CNBM), Genesee Valley Trust Company (GVT), and WBI OBS Financial, LLC (OBS). OBS is included effective November 30, 2011, the date of its acquisition. Although the Company owns 65% of OBS, pursuant to U.S. Generally Accepted Accounting Principles, the Company is required to consolidate 100% of OBS within the financial statements.  The 35% of OBS, which the Company does not own is separately accounted for as Non-controlling interests within the consolidated financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for investments in less-than-majority-owned entities under the equity method. The Consolidated Financial Statements have been prepared in conformity with U.S. Generally Accepted Accounting Principles and conform to predominant practices within the financial services industry.

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

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation.  Consideration is given to: (1) the length of time and the extent to which the fair value has been less than cost; (2) the financial condition and near-term prospects of the issuer; and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  A decline in fair value of any security below cost that is deemed other than temporary (“OTTI”) and related to the credit-worthiness of the issuer is charged to earnings, resulting in the establishment of a new cost basis for the security.  Management generally evaluates the credit-worthiness of the issuer based on their ability to produce sufficient cash flows to service the contractual debt obligation.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

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

Management, considering current information and events regarding the borrowers’ ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, and sufficient information exists to make a reasonable estimate of the inherent loss, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or as a practical expedient, at the loan’s observable fair value or the fair value of underlying collateral if the loan is collateral-dependent.  In the absence of sufficient, current data to make a detailed assessment of collateral values or cash flows, management measures impairment on a pool basis using historical loss factors equivalent to similarly impaired loans. Impairment reserves are included in the allowance for loan losses through a charge to the provision for loan losses. Cash receipts on impaired loans are generally applied to reduce the principal balance outstanding. In considering loans for evaluation of specific impairment, management generally excludes smaller balance, homogeneous loans: residential mortgage loans, home equity loans, and all consumer loans, unless such loans were restructured in a “troubled debt restructuring.” These loans are collectively evaluated for risk of loss on a pool basis.

Allowance for Loan Losses

The allowance for loan losses is a valuation reserve for probable and inherent incurred losses in the loan portfolio. Credit losses arise primarily from the loan portfolio, but may also be derived from other credit-related sources, when drawn upon, such as commitments, guarantees, and standby letters of credit. Additions are made to the allowance through periodic provisions, which are charged to expense. All losses of principal are charged to the allowance when incurred or when a determination is made that a loss is expected. Subsequent recoveries, if any, are credited to the allowance.

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

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

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

Other Real Estate

Real estate acquired through foreclosure or deed in lieu of foreclosure (other real estate) is included in other assets and is recorded at the lower of the unpaid loan balance on the property at the date of transfer, or fair value, less estimated costs to sell. Adjustments made to the value at transfer are charged to the allowance for loan losses. After transfer, the property is carried at the lower of cost or fair value less estimated costs to sell. Adjustments to the carrying values of such properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. Operating earnings and costs associated with the properties are charged to other non-interest income and operating expense as incurred. Gains on the sale of other real estate are included in results of operations when the sale occurs.

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

Goodwill and Intangible Assets

Goodwill has an indefinite useful life and is not amortized, but is tested for impairment. Goodwill impairment tests are performed on an annual basis or when events or circumstances dictate. A qualitative assessment of goodwill is first performed, factoring company-specific and economic characteristics that might impact its carrying value. If the assessment indicates goodwill might be impaired, a quantitative test is performed in which the fair value of the reporting unit with goodwill is compared to the carrying amount of that reporting unit in order to determine if impairment is indicated. If so, the implied fair value of the reporting unit’s goodwill is compared to its carrying amount and an impairment loss is measured by the excess of the carrying value over fair value.  Fair value of goodwill is estimated using a weighted average of market-based analysis and discounted cash-flow income analysis of the underlying reporting unit.

Intangible assets that have finite useful lives, such as customer relationship, technology, and trade name intangibles, are amortized over their useful lives. Customer relationship intangibles are generally amortized over 15 years using an accelerated method. Technology is generally amortized over a five year period also using an accelerated method. Trade name intangible

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

has been amortized on a straight-line basis over three years.  Amortization of these assets is reported in other operating expenses.  The amortization period is monitored to determine if circumstances require the period to be revised. The Company also periodically reviews its intangible assets for changes in circumstances that may indicate that the carrying amount of the assets are impaired. The Company tests its intangible assets for impairment if conditions indicate that an impairment loss has more likely than not been incurred by evaluating the recoverability of the assets’ carrying value using estimates of undiscounted future cash flows over the remaining assets’ lives. Any impairment loss is measured by the excess of carrying value over fair value and is recorded in the measured period as additional amortization expense.

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

Income Taxes

The Company and its wholly-owned subsidiaries file income tax returns in the U.S. Federal jurisdiction and principally in the states of New York and Florida. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

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

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

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

Accumulated Other Comprehensive Income (Loss)

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

Trust and Investment Services Income

Assets held in fiduciary or agency capacity for clients are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Company. Fees are calculated based generally upon the market value of the underlying assets. Fee income is recognized when earned, and is not subject to return-performance contingencies.

Earnings Per Share

Basic earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of shares outstanding during the year. Diluted earnings per share includes the maximum dilutive effect of stock issuable upon exercise of stock options.

New Accounting Standards

The following Accounting Standards Updates (ASU) were implemented as of January 1, 2012 with no material impact to the financial condition or results of operations. However, a new statement was added and some footnotes were revised:

ASU 2011-03. Reconsideration of Effective Control for Repurchase Agreements, issued April 2011. The main objective in developing this Update was to improve the accounting for repurchase agreements (repos) and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. The amendments in this Update removed from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the collateral maintenance implementation guidance related to that criterion. Other criteria applicable to the assessment of effective control were not changed by the amendments in this Update.

ASU 2011-04 Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, issued May 2011. The amendments were intended to converge fair value measurement and disclosure guidance in U.S. GAAP with the guidance in the International Accounting Standards Board’s concurrently issued IFRS 13, Fair Value Measurement. The amendments in ASU 2011-04 did not modify the requirements for when fair value measurements apply; rather, they generally represented clarifications on how to measure and disclose fair value under ASC 820, Fair Value Measurement.

ASU 2011-05 Presentation of Comprehensive Income, issued June 2011. The objective of this Update was to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. The amendments required that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements.

In ASU 2011-12 Deferral of the Effective Date for Amendments to the Presentation of Reclassification of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, the FASB  indefinitely deferred certain reporting requirements for reclassifications out of accumulated other comprehensive income on a components basis.

ASU 2011-08 Testing Goodwill for Impairment, issued September 2011. The objective of this Update was to simplify how entities, both public and non-public, test goodwill for impairment. The amendments in the Update permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. Previous guidance required an entity to test goodwill for impairment, on at least an annual basis, by comparing the fair value of a reporting unit with its carrying amount, including goodwill (step one). If the fair value of a reporting unit is less than its carrying amount, then the second step of the test must be performed to measure the amount of the impairment loss, if any. Under the amendments in this Update, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount.

The following Accounting Standards Updates (ASU) were implemented in 2011 with no material impact to the Company’s financial condition or results of operations:

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

ASU 2011-02.  A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring, issued April, 2011.  The amendments in this Update clarify the guidance on a creditor’s evaluation of whether it has granted a concession. In evaluating whether a restructuring constitutes a troubled debt restructuring, a creditor must separately conclude that both of the following exist: (1) the restructuring constitutes a concession; and (2) the debtor is experiencing financial difficulties. The amendments in this Update were effective beginning with the third quarter of 2011, and were to be applied retrospectively to the beginning of 2011. In general, the Company does not renegotiate nor does it materially modify loans to troubled borrowers.  Loans to troubled borrowers are typically placed in non-accrual status in advance of any consideration of renegotiation, and in only rare instances will the Company renegotiate a loan that results in a material concession to the borrower.

In addition to the Updates enumerated above, the Financial Accounting Standards Board issues, from time to time, updates containing technical amendments.  These updates are generally effective immediately upon their issuance, but have no practical impact on our financial condition or results of operations.  Because these are technical in nature, and have no material impact, a summary is not included herein.

(2) Acquisitions of Trust and Investment Companies and Trust and Investment Management Accounts

On November 30, 2011, the Company acquired a majority interest in WBI OBS Financial, LLC (WBI), a company formed to concurrently acquire OBS Holdings, Inc. (OBS).  OBS, an Ohio-based company, provides brokerage and investment sub-advisory services to the Bank and several other financial institutions, primarily community banks and credit unions, and had approximately $900 million in managed assets. Under the terms of WBI’s acquisition, it will pay the seller a total of $7 million, consisting of a $2.5 million payment in May 2012, a $3.5 million payment in November 2013, and $1 million cumulative quarterly non-maturity payments contingent upon net revenue improvements at OBS, all of which was included in Borrowings at December 31, 2011.  Under the terms of the Company’s purchase of WBI, in exchange for a 65% ownership interest, the Company paid WBI $2.3 million on November 30, 2011, and is to pay an additional $0.2 million.  Additionally, the company funded the $2.5 million payment due May 31, 2012 for a total of $5.0 million.  Future obligations of WBI will be shared pro-rata with other WBI investors. WBI investors have agreed to allocate up to 15% of the ownership structure to employees of OBS, subject to certain conditions.  The results of WBI’s consolidated operations are included in the Consolidated Statements of Income from the date of acquisition.  In 2011, WBI reported an approximate $1.1 million loss, which was a result of merger-related legal and advisory expenses.

The acquisition resulted in the recording of certain intangible assets (customer list: $2.3 million and technology: $0.9 million), related deferred tax liabilities of $1.3 million, and goodwill of $6.8 million. In addition, a non-interest bearing note payable totaling $7.0 million was recorded along with a discount on the note of $0.2 million. The fair value of the non-controlling interest was estimated at $2.7 million. The customer list intangible is being amortized on an accelerated basis over twelve years and technology over five years.  The note discount is being amortized over three years to interest expense.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

The allocation of the purchase price was based on the fair value of assets acquired and liabilities assumed as of the acquisition date.  During 2012, the Company completed its comprehensive analysis of the fair value of assets acquired and liabilities assumed.  In addition to changes in those assets and liabilities, the revisions resulted in a reduction in goodwill of approximately $0.2 million.  The December 31, 2011 consolidated balance sheet has been adjusted to reflect the results of this analysis.

The following table presents a summary of the fair value of assets acquired and liabilities assumed (in thousands):

Consideration paid:
Cash to be paid to WBI	$5,000
Fair value of non-controlling interest	2,700
Total consideration	$7,700

Estimated recognized amounts of identifiable assets acquired:
Cash and equivalents	$525
Premises and equipment	61
Other assets	5,617
Customer list intangible	2,300
Technology	900
Due to seller, net of discount	(6,836)
Accrued expenses	(338)
Deferred tax liability	(1,280)
Total identifiable net assets	949

Goodwill:	$6,751

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

On January 2, 2008, the Company completed its acquisition of 100% of the voting shares of Genesee Valley Trust Company (GVT), a Rochester-based New York State chartered trust company.  The acquisition of GVT provided the Company with additional trust and investment services income.  The total cash purchase price approximated $18.8 million. A payment of $13.1 million was made at closing, and subsequent payments of $4.1 million, $1.3 million, and $0.3 million were made each January 2009, 2010, and 2011, respectively. The acquisition resulted in the recording of certain intangible assets (customer list: $6.9 million; trade name: $0.1 million) and goodwill, all of which totaled $8.8 million and substantially all of which was deductible for income tax purposes.  In addition, a non-interest bearing note payable totaling $5.5 million was recorded along with a discount on the note of $0.5 million.  The customer list intangible is being amortized on an accelerated basis over fifteen years, the trade name was amortized over three years.  The note discount was amortized over three years to interest expense. As a result of the Company’s annual fair value estimation in 2011, an additional $250,000 amortization expense over expected amortization was recorded to reflect customer account attrition in excess of original estimates.

On December 31, 2008, the Bank acquired from an investment management company, investment management accounts. The market value of the underlying assets was approximately $42.6 million and was added to existing assets under administration.  An initial payment of $0.3 million was made at closing with subsequent payments of $0.2 million in December 2009 and $0.2 million in December 2010. The acquisition resulted in the recording of a customer list intangible asset of $0.7 million, substantially all of which was deductible for income tax purposes.  The Company also recorded a non-interest bearing note totaling $0.3 million, which was paid as of December 31, 2010. The intangible asset is being amortized on an accelerated basis over fifteen years.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

Acquisition-related identifiable intangible assets were comprised of the following at December 31, (in thousands):

	2012	2011
Gross carrying amounts
Customer list intangible from 2006	$1,420	1,420
Customer list intangible from GVT	6,870	6,870
Trade name from GVT	100	100
Customer list intangible from investment company	665	665
Customer list intangible from OBS	2,300	2,300
Technology intangible from OBS	900	900
Total	12,255	12,255
Less accumulated amortization	(6,022)	(4,518)

Intangible asset – net	$6,233	7,737

Amortization expense amounted to $1,504,000, $1,187,000, and $995,000 for the years ended December 31, 2012, 2011, and 2010, respectively. Amortization expense is projected over the next five years as follows: 2013: $1,241,000, 2014: $1,095,000; 2015: $991,000; 2016: $875,000 and 2017: $643,000.

(3) Securities

Amortized cost and fair value of available-for-sale and held-to-maturity securities at 2012 are summarized as follows:

	December 31, 2012
		Gross Unrealized
	Amortized			Fair
	Cost (1)	Gains	Losses	Value

Securities Available for Sale:
U.S. Treasury	$500	-	-	500
U.S. government sponsored enterprise obligations	60,158	214	(196)	60,176
State and municipal obligations	37,512	1,196	(22)	38,686
Corporate obligations (1)	1,073	23	(185)	911
Equity securities	2,293	208	-	2,501

Total Securities Available for Sale	$101,536	1,641	(403)	102,774

	(1)Amortized cost includes cumulative $360,000 write-down prior to 2010 for other-than-temporary impairment.

Securities Held to Maturity:
U.S. government sponsored enterprise obligations	$5	-	-	5
State and municipal obligations	175,065	3,858	(112)	178,811
Corporate obligations	780	419	-	1,199

Total Securities Held to Maturity	$175,850	4,277	(112)	180,015

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

Amortized cost and fair value of available-for-sale and held-to-maturity securities at December 31, 2011 are summarized as follows:

	December 31, 2011
		Gross Unrealized
	Amortized			Fair
	Cost (1)	Gains	Losses	Value

Securities Available for Sale:
U.S. Treasury	$502	-	-	502
U.S. government sponsored enterprise obligations	55,766	377	(18)	56,125
State and municipal obligations	53,531	1,917	(23)	55,425
Corporate obligations	1,093	2	(296)	799
Equity securities	1,295	112	-	1,407

Total securities Available for Sale	$112,187	2,408	(337)	114,258

	(1)Amortized cost includes cumulative write-downs of $360,000 prior to 2010 for other-than-temporary impairment.

Securities Held to Maturity:
U.S. government sponsored enterprise obligations	$1,007	1	-	1,008
State and municipal obligations	165,348	5,113	(135)	170,326
Corporate obligations	870	313	-	1,183

Total Securities Held to Maturity	$167,225	5,427	(135)	172,517

The amortized cost and fair value of debt securities by years to maturity as of December 31, 2012, follow (in thousands). Maturities of amortizing securities are classified in accordance with their contractual repayment schedules. Expected maturities will differ from contractual maturities since issuers may have the right to call or prepay obligations without penalties.

	Available for Sale		Held to Maturity
	Amortized		Amortized
	Cost (1)	Fair Value	Cost	Fair Value
Years
Under 1	$14,817	14,976	31,638	32,076
1 to 5	29,102	30,187	133,956	137,204
5 to 10	51,537	51,361	9,476	9,536
10 and over	3,787	3,749	780	1,199

Total	$99,243	100,273	175,850	180,015

(1)Amortized cost includes a cumulative $360,000 write-down prior to 2010 for other-than-temporary impairment.

At December 31, 2012, and 2011, securities at amortized cost of $208.0 million and $209.8 million, respectively, were pledged to secure municipal deposits and for other purposes required or permitted by law.

During 2011, the Company sold $0.1 million of corporate obligations at a minor loss. There were no securities sales in 2012 or 2010.

Interest on securities segregated between taxable interest and tax-exempt interest for the years ended December 31, 2012, 2011, and 2010, follows (in thousands):

	2012	2011	2010
Taxable	$1,327	1,505	1,547
Tax-exempt	5,687	6,431	7,105

Total	$7,014	7,936	8,652

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

The following table presents the fair value of securities with gross unrealized losses at December 31, 2012, aggregated by category and length of time that individual securities have been in a continuous loss position (in thousands).

	Less than 12 months		Over 12 months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities Available for Sale:	Value	Losses	Value	Losses	Value	Losses
U.S. government sponsored enterprise obligations	$28,787	187	1,615	9	30,402	196
State and municipal obligations	801	8	992	14	1,793	22
Corporate obligations	-	-	873	185	873	185

Total temporarily impaired securities	$29,588	195	3,480	208	33,068	403

Securities Held to Maturity:
State and municipal obligations	$10,044	66	5,809	46	15,853	112

Total temporarily impaired securities	$10,044	66	5,809	46	15,853	112

Substantially all of the unrealized losses on the Company's securities were caused by market interest rate changes from those in effect when the specific securities were purchased by the Company. The contractual terms of these securities do not permit the issuer to settle the securities at a price less than par value. Except for certain corporate obligations, all securities rated by an independent rating agency carry an investment grade rating. Because the Company does not intend to sell the securities and it believes it is not likely to be required to sell the securities before recovery of their amortized cost basis, which may be, and is likely to be, maturity, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2012, except as discussed below.

In the available-for-sale portfolio, the Company holds approximately $0.9 million of bank trust-preferred securities with an adjusted cost basis of $1.1 million.  These securities are backed by debt obligations of banks, with approximately $0.8 million of the securities backed by two of the largest U.S. banks and $0.1 million backed by a pool of banks’ debt in the form of a collateralized debt obligation (CDO). As a result of market upheaval, a lack of regular trading market in these securities, and bank failures, the fair value of these securities had fallen sharply in 2008 and continued to fall in the first half of 2009.  The Company recognized cumulative OTTI amounting to $0.9 million on one CDO over several years. Management sold a portion of this security in 2011 and intends to sell the remainder in whole or in part over time. If the financial condition of the underlying banks deteriorates, further write-downs could occur before a sale, which would be reflected in the statement of operations. The maximum potential write-down would be its current carrying value of less than $0.1 million.

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

The aggregate cost of the Company's cost-method investments totaled $4.5 million at December 31, 2012 and 2011, of which $2.7 million at each year end were in Federal Home Loan Bank stock and Federal Reserve Bank stock, as required by law.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

(4) Loans and Allowance for Loan Losses

Loans

The Company's market area is generally Ontario County and Monroe County of New York State. Substantially all loans are made in this market area. Accordingly, the ultimate collectability of a substantial portion of the Company's loan portfolio is susceptible to changes in the economic conditions in this area. The Company's concentrations of credit risk are as disclosed in the following table of loan classifications. The concentrations of credit risk in related loan commitments and letters of credit parallel the loan classifications reflected. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

The major classifications of loans at December 31, 2012 and December 31, 2011, follow (in thousands), along with a description of their underwriting and risk characteristics:

	2012	2011

Commercial and industrial	$213,467	198,744
Mortgages:
Commercial	525,413	467,413
Residential - first lien	286,972	256,173
Residential - second lien	100,099	101,877
Consumer:
Automobile - indirect	283,836	227,541
Other	18,323	25,583
Other, including loans held for sale	21,113	7,556

Total loans	1,449,223	1,284,887
Plus - Net deferred loan costs	9,549	7,634
Less - Allowance for loan losses	(17,317)	(16,095)

Loans - net	$1,441,455	1,276,426

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

Residential First-Lien Mortgages: We originate adjustable-rate and fixed-rate, one-to-four-family residential real estate loans for the construction, purchase or refinancing of a mortgage.  These loans are collateralized by owner- and non-owner-occupied properties located in the Company’s market area. They are amortized over five to 30 years. Substantially all residential loans secured by first mortgage liens are originated by CNB Mortgage and sold to either the Bank or third-party investors.  Generally, fixed-rate mortgage loans with a maturity or call date of ten years or less and a rate of 4% or more are retained in the Company’s portfolio.  For longer term, fixed-rate residential mortgages without escrow, the Company generally retains the servicing, but sells the right to receive principal and interest to Federal Home Loan Mortgage Company, also known as Freddie Mac.  All loans not retained in the portfolio or sold to Freddie Mac are sold to unrelated third parties with servicing released.  This practice allows the Company to manage interest rate risk, liquidity risk, and credit risk.  From time to time, the Company may also purchase residential mortgage loans which are originated and serviced by third parties. In an effort to manage risk of loss and strengthen secondary market liquidity opportunities, management typically uses secondary market

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

underwriting, appraisal, and servicing guidelines.  Loans on one-to-four-family residential real estate are mostly originated in amounts of no more than 85% of appraised value or have private mortgage insurance. Mortgage title insurance and hazard insurance are normally required. Construction loans have a unique risk, because they are secured by an incomplete dwelling. This risk is reduced through periodic site inspections, including at each loan draw period.

Residential Second-Lien Mortgages: The Company originates home equity lines of credit and second mortgage loans (loans secured by a second (junior) lien position on one-to-four-family residential real estate).  These loans carry a higher risk than first mortgage residential loans as they are in a second position relating to collateral.  Risk is reduced through underwriting criteria, which include credit verification, appraisals, a review of the borrower's financial condition, and personal cash flows.  A security interest, with title insurance when necessary, is taken in the underlying real estate.

Consumer Loans:  The Company funds a variety of consumer loans, including direct and indirect automobile (loans processed by automobile dealers on behalf of the Bank) loans, recreational vehicle loans, boat loans, aircraft loans, home improvement loans, and personal loans (collateralized and uncollateralized). Most of these loans carry a fixed rate of interest with principal repayment terms typically ranging from one to ten years, based upon the nature of the collateral and the size of the loan. The majority of consumer loans are underwritten on a secured basis using the underlying collateral being financed or a customer's deposit account. A small amount of loans are unsecured, which carry a higher risk of loss.

Loans Held for Sale:  These are the Residential First-Lien Mortgages, discussed above, which are sold to Freddie Mac and other third parties. These loans are carried at their lower of cost or fair value, calculated on a loan-by-loan basis.

Commercial loan participations amounted to $109,365,000 and $114,969,000 at December 31, 2012 and 2011, respectively.  Residential mortgage loans serviced for Freddie Mac, amounted to $528,316,000 and $461,950,000 at December 31, 2012 and 2011, respectively.  None of these loans are included in the Consolidated Financial Statements or the tables within this Note.

Certain executive officers, directors and their business interests are customers of the Company. Transactions with these parties are based on substantially the same terms as similar transactions with unrelated third parties and do not carry more than normal credit risk. Borrowings by these related parties amounted to $8,386,000 and $5,366,000 at December 31, 2012, and 2011, respectively. During 2012, new borrowings amounted to $4,519,000 (including borrowings of executive officers and directors that were outstanding at the time of their election), and repayments and other reductions were $1,499,000. Additionally, the Bank has issued a letter of credit totaling $3,500,000 to the Company’s majority-owned subsidiary in connection with its acquisition of OBS in 2011.

Allowance for Loan Losses

A summary of the changes in the allowance for loan losses follows (in thousands). Notwithstanding the estimated allocations set forth in any table, the entirety of the allowance is available to absorb losses in any portfolio.

	Years Ended December 31,

	2012	2011	2010

Balance at the beginning of year	$16,095	15,635	14,232
Loans charged off	(4,203)	(4,563)	(5,998)
Recoveries of loans charged off	1,125	1,248	1,251
Provision charged to operations	4,300	3,775	6,150

Balance at end of year	$17,317	16,095	15,635

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

The following table presents an analysis of the allowance for loan losses by loan type, including a summary of the loan types individually and collectively evaluated for impairment as of December 31, 2012 and 2011 (in thousands). Loan balances included in the “Unallocated” column represent the balance of net deferred loan costs.

December 31, 2012			Residential	Residential
			mortgage -	mortgage -			Loans
	Commercial	Commercial	first	second	Consumer -	Consumer -	held for
	and industrial	mortgage	position	position	indirect	other	sale	Unallocated	Total
Beginning Balance	$6,393	994	1,786	521	4,839	916	-	646	16,095
Charge-offs	(907)	(746)	(673)	(48)	(1,341)	(488)	-	-	(4,203)
Recoveries	168	3	18	47	544	345	-	-	1,125
Provision	(2,393)	1,586	1,511	(54)	2,688	167	-	795	4,300
Ending Balance	$3,261	1,837	2,642	466	6,730	940	-	1,441	17,317

of which:
Amount for loans individually
evaluated for impairment	$515	88	-	-	-	-	-	-	603
Amount for loans collectively
evaluated for impairment	$2,746	1,749	2,642	466	6,730	940	-	1,441	16,714
Balance of loans individually
evaluated for impairment	$2,429	10,116	-	50	-	-	-	-	12,595
Balance of loans collectively
evaluated for impairment	$211,038	515,297	286,972	100,049	283,836	18,323	21,113	9,549	1,446,177

December 31, 2011			Residential	Residential
			mortgage -	mortgage -			Loans
	Commercial	Commercial	first	second	Consumer -	Consumer -	held for
	and industrial	mortgage	position	position	indirect	other	sale	Unallocated	Total
Beginning Balance	$6,364	1,371	1,304	563	4,196	1,155	-	682	15,635
Charge-offs	(2,082)	(263)	(324)	(31)	(1,345)	(518)	-	-	(4,563)
Recoveries	153	-	142	9	700	244	-	-	1,248
Provision	1,958	(114)	664	(20)	1,288	35	-	(36)	3,775
Ending Balance	$6,393	994	1,786	521	4,839	916	-	646	16,095

of which:
Amount for loans individually
evaluated for impairment	$895	243	-	-	-	-	-	-	1,138
Amount for loans collectively
evaluated for impairment	$5,498	751	1,786	521	4,839	916	-	646	14,957
Balance of loans individually
evaluated for impairment	$3,828	9,078	-	31	-	-	-	-	12,937
Balance of loans collectively
evaluated for impairment	$194,916	458,335	256,173	101,846	227,541	25,583	7,556	7,634	1,279,584

The balance in the allowance for loan losses decreased to 1.19% of the loan portfolio at December 31, 2012 from 1.25% of the loan portfolio at December 31, 2011. This decrease was principally due to the lower level of specific loan impairment reserves compared to 2011 combined with several key credit quality measurements: Internally classified loans (loans rated 6,7,8) decreased, the percentage of non-performing loans to total loans decreased, and net charge-offs to average loans decreased. These improvements offset higher reserve requirements due to year-over-year portfolio growth. The most significant allocation reduction as a result of these improvements was a reduction of approximately $2.4 million for commercial and industrial loans. Offsetting some of these reduced levels were increases to the consumer and  residential mortgage pools resulting from significant loan growth and higher base loss factors associated with increases in the volume of past due loans.

Finally, due to improving economic conditions in our market (increased auto sales, increased home sales, stable median home prices, and improving consumer confidence in the Rochester area from last year) an 11 basis point economic factor adjustment was applied to the majority of the portfolio pools, down from 14 basis points in 2011.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

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

Loans rated 4 would include credits which demonstrate any or all of the following criteria: borrower’s or guarantor’s financial performance shows negative trends and yet cash flow remains still adequate to repay debt; loans which continue to pay as agreed but the Bank has not received current financial statements to confirm repayment ability and to enable management to complete a timely annual review; most commercial construction loans; loan has been processed through automated underwriting and does not meet management’s scoring threshold; loans to start-up companies until the borrower’s have achieved stabilized operations (i.e., 1-3 years); and loans recommended for upgrade from problem loan status (5 through 8) would generally pass through the watch category for 6 months to a year unless there are sufficient reasons to bypass the watch rating and be upgraded to a 3 or higher.

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

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

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

Loans in category 9 and unrated are evaluated for credit quality after origination principally based upon delinquency status, but may also include credit scores and collateral valuations.

The following tables present the loan portfolio as of December 31, 2012 and December 31, 2011 by credit quality indicator (in thousands). Except for loans in the 9 and unrated categories, credit quality indicators are reassessed for each applicable loan at least annually, generally upon the anniversary of the loan’s origination or receipt and analysis of the borrower’s financial statements, when applicable, or in the event that information becomes available that would cause us to re-evaluate.

Credit Quality Indicator Analysis as of December 31, 2012

			Residential	Residential
			mortgage -	mortgage -			Loans	Deferred
	Commercial	Commercial	first	second	Consumer -	Consumer -	held for	Fees and
	and industrial	mortgage	position	position	indirect	other	sale	Costs	Total
1-Superior	$15,422	-	-	-	-	386	-	-	15,808
2-Good	15,422	28,236	1,409	-	-	974	-	-	46,041
3-Satisfactory	76,473	219,748	1,506	253	-	-	-	-	297,980
4-Watch	44,633	213,267	6,192	389	-	-	-	-	264,481
5-Special Mention	9,527	21,581	-	-	-	-	-	-	31,108
6-Substandard	17,164	16,895	5,063	377	-	-	-	-	39,499
7-Doubtful	-	-	-	-	-	-	-	-	-
8-Loss	-	-	-	-	-	-	-	-	-
Subtotal	$178,641	499,727	14,170	1,019	-	1,360	-	-	694,917
9 and not rated	34,826	25,686	272,802	99,080	283,836	16,963	21,113	9,549	763,855
Total	$213,467	525,413	286,972	100,099	283,836	18,323	21,113	9,549	1,458,772

Credit Quality Indicator Analysis as of December 31, 2011

			Residential	Residential
			mortgage -	mortgage -			Loans	Deferred
	Commercial	Commercial	first	second	Consumer -	Consumer -	held for	Fees and
	and industrial	mortgage	position	position	indirect	other	sale	Costs	Total
1-Superior	$9,814	105	-	-	-	913	-	-	10,832
2-Good	8,826	26,195	1,718	2,560	-	-	-	-	39,299
3-Satisfactory	68,246	177,882	1,409	576	-	-	-	-	248,113
4-Watch	43,928	210,901	6,045	269	-	-	-	-	261,143
5-Special Mention	7,864	4,645	1,127	-	-	-	-	-	13,636
6-Substandard	29,440	30,018	4,496	453	-	100	-	-	64,507
7-Doubtful	-	-	-	7	-	-	-	-	7
8-Loss	-	-	-	-	-	-	-	-	-
Subtotal	$168,118	449,746	14,795	3,865	-	1,013	-	-	637,537
9 and not rated	30,626	17,667	241,378	98,012	227,541	24,570	7,556	7,634	654,984
Total	$198,744	467,413	256,173	101,877	227,541	25,583	7,556	7,634	1,292,521

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

The table below presents a summary of information regarding nonaccruing loans and other nonperforming assets as of the end of the respective periods (in thousands):

	December 31,	December 31,	December 31,
	2012	2011	2010

Accruing loans 90 days or more delinquent	$722	969	1,589
Nonaccruing loans	17,770	17,307	21,243

Total nonperforming loans	18,492	18,276	22,832
Other real estate owned	3,759	4,632	4,291
(less write-down of other real estate owned)	(203)	(397)	(551)

Total nonperforming assets	$22,048	22,511	26,572

The following tables present, as of December 31, 2012 and December 31, 2011, additional details about the loan portfolio in the form of an aging analysis. Amounts exclude deferred fees and costs (in thousands).

Aging Analysis as of December 31, 2012

			90 Days				> 90 Days
	30-59 Days	60-89 Days	Or	Total		Total	and	Non-Accrual
	Past Due	Past Due	Greater	Past Due	Current	Loans	Accruing	Loans

Commercial and industrial	$2,478	3,811	2,475	8,764	204,703	213,467	46	2,429
Commercial mortgages	1,365	1,167	10,116	12,648	512,765	525,413	-	10,116
Residential - first lien	4,369	1,013	5,048	10,430	276,542	286,972	201	4,847
Residential - junior lien	616	511	427	1,554	98,545	100,099	49	378
Consumer:
Automobile - Indirect	2,758	701	412	3,871	279,965	283,836	412	-
Other	308	114	14	436	17,887	18,323	14	-
Loans held-for-sale	-	-	-	-	21,113	21,113	-	-
	$11,894	7,317	18,492	37,703	1,411,520	1,449,223	722	17,770

Aging Analysis as of December 31, 2011

			90 Days				> 90 Days
	30-59 Days	60-89 Days	Or	Total		Total	and	Non-Accrual
	Past Due	Past Due	Greater	Past Due	Current	Loans	Accruing	Loans
Commercial and industrial	$395	432	3,992	4,819	193,925	198,744	75	3,917
Commercial mortgages	2,184	-	9,078	11,262	456,151	467,413	-	9,078
Residential - first lien	633	55	4,453	5,141	251,032	256,173	652	3,801
Residential - junior lien	444	91	419	954	100,923	101,877	8	411
Consumer:
Automobile - indirect	1,766	653	165	2,584	224,957	227,541	165	-
Other	257	88	169	514	25,069	25,583	69	100
Loans held-for-sale	-	-	-	-	7,556	7,556	-	-
Total	$5,679	1,319	18,276	25,274	1,259,613	1,284,887	969	17,307

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

A summary of information regarding impaired loans follows (in thousands):

	As of and for	As of and for	As of and for
	the year	the year	the year
	ended	ended	ended
	December 31,	December 31,	December 31,
	2012	2011	2010

Recorded investment at period end	$17,770	17,307	21,655
Impaired loans with specific related allowance at period end	$1,200	2,453	3,116
Amount of specific related allowance at period end	$603	1,138	674
Average investment during the period	$19,014	20,394	21,862
Interest income recognized on a cash basis during the period	$433	127	35
Interest income forgone on impaired loans	$596	743	429

The details of impaired loans as of December 31, 2012 and December 31, 2011 follow (in thousands):

December 31, 2012

		Unpaid	Specific	Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
With no specific allowance
Commercial and industrial	$1,592	2,042	-	1,604	202
Commercial mortgage	9,753	11,407	-	8,830	112
Residential mortgage - first position	4,847	5,110	-	4,663	84
Residential mortgage - second position	378	391	-	329	33
Consumer - other	-	-	-	-	2
Subtotal	16,570	18,950	-	15,426	433
With specific allowance
Commercial and industrial	837	924	515	1,759	-
Commercial mortgage	363	445	88	1,829	-
Residential mortgage - first position	-	-	-	-	-
Residential mortgage - second position	-	-	-	-	-
Consumer - other	-	-	-	-	-
Subtotal	1,200	1,369	603	3,588	-
Total	$17,770	20,319	603	19,014	433
Summary by portfolio:
Commercial	$12,545	14,818	603	14,022	314
Residential	5,225	5,501	-	4,992	117
Consumer and other	-	-	-	-	2
Total	$17,770	20,319	603	19,014	433

December 31, 2011
		Unpaid	Specific	Average	Interest
	Recorded	Principal	Related	Recorded	Income
With no specific allowance	Investment	Balance	Allowance	Investment	Recognized
Commercial and industrial	$2,541	3,048	-	1,401	-
Commercial mortgage	8,001	9,440	-	6,578	114
Residential mortgage - first position	3,801	3,968	-	3,366	13
Residential mortgage - second position	411	439	-	390	-
Consumer - other	100	102	-	76	-
Subtotal	14,854	16,997	-	11,811	127
With specific allowance
Commercial and industrial	1,376	1,454	895	3,079	-
Commercial mortgage	1,077	1,153	243	3,988	-
Residential mortgage - first position	-	-	-	1,265	-
Residential mortgage - second position	-	-	-	201	-
Consumer - other	-	-	-	50	-
Subtotal	2,453	2,607	1,138	8,583	-
Total	$17,307	19,604	1,138	20,394	127
Summary by portfolio:
Commercial	$12,995	15,095	1,138	15,046	114
Residential	4,212	4,407	-	5,222	13
Consumer and other	100	102	-	126	-
Total	$17,307	19,604	1,138	20,394	127

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

Troubled Debt Restructurings

As of December 31, 2012, there was one commercial relationship totaling $4.3 million that was considered a TDR due to the nature of the concessions granted to the borrower. We have established no impairment reserve for the relationship in light of the value of underlying collateral and management’s recovery expectations. The balances of the underlying loans are included in non-performing loans. For this relationship, we renegotiated certain terms of their loans in 2010.  The significant term modified was the monthly principal and interest payment amount.  We agreed to forbear our rights under default provisions in the loan agreements on the condition that the borrower made monthly payments which were significantly less than those required under the terms of the original loan agreements. The customer was in compliance with the terms of the forbearance agreement which expired in March 2011. At that time, we renewed the forbearance agreement for an additional 24 months with higher monthly payments than under the previous agreement.  To date, the borrower has paid as agreed.

A loan totaling $0.3 million, previously classified as a TDR was paid-off in the second quarter of 2012.

(5) Premises and Equipment

A summary of premises and equipment at December 31, 2012, and 2011, follows (in thousands):

	2012	2011
Land and land improvements	$948	948
Buildings and leasehold improvements	24,750	24,172
Furniture, fixtures and equipment	20,878	19,520

	46,576	44,640
Less accumulated depreciation and amortization	31,457	28,539

Premises and equipment - net	$15,119	16,101

Depreciation and amortization expense amounted to $2,550,000, $2,419,000, and $2,099,000, for the years ended December 31, 2012, 2011, and 2010, respectively.

In June 2008, the Company completed the sale and subsequent lease-back of six banking offices.  The gross gain of $1,558,000 was deferred and included in Accrued Interest Payable and Other Liabilities in the Consolidated Balance Sheet and is amortized as a credit to Occupancy expenses on a straight-line basis for 15 years through 2023, the term of the underlying leases.

(6)   Loan Servicing Assets

Changes in loan servicing assets for each of the years presented, and the respective period-end estimated fair values were as follows (in thousands):

	2012		2011		2010
		Estimated		Estimated		Estimated
	Book	Fair	Book	Fair	Book	Fair
	Value	Value	Value	Value	Value	Value
Balance at January 1,	$2,489	$3,244	$2,222	$3,418	$1,797	$2,893
Originations	1,332		762		914
Amortization	(600)		(495)		(489)
Balance at December 31,	$3,221	$3,382	$2,489	$3,244	$2,222	$3,418

Included in Loan servicing income, net, are gross servicing fees earned of $1,477,000, $1,410,000, and $1,355,000, for the years ended December 31, 2012, 2011, and 2010, respectively.  Amortization expense of loan servicing assets for the next five years is estimated to be $674,000, $663,000, $645,000, $509,000, and $372,000.

The estimated fair value of loan servicing rights may vary significantly in subsequent periods due to changing interest rates and the effect thereof on prepayment speeds. Additionally, estimated fair value assumes there are a willing buyer and willing seller in the transaction. Management does not intend to sell these servicing rights.

The key economic assumptions used to determine the fair value of loan servicing rights at December 31, 2012 and 2011 were a discount rate of 10.00% and 9.00%, respectively, in each year and weighted average portfolio maturity of 19.6 years in 2012 and 19.3 years in 2011. The sensitivity of fair value to changes in certain portfolio characteristics at each year end are

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

summarized in the table that follows (dollars in thousands). These calculated sensitivities are hypothetical, and actual changes in the fair value of loan servicing rights may differ significantly from the amounts presented herein. The effect of a variation in a particular assumption or characteristic on the fair value of the servicing rights is calculated without changing any other assumption. However, in practice, changes in one factor may result in changes in another which may magnify or counteract the sensitivities. The changes in assumptions are presumed to be instantaneous.

	2012	2011
Weighted-average prepayment speed	338%	326%
Impact on fair value of 20% adverse change	$(268)	$(278)
Impact on fair value of 20% positive change	376	371

Weighted-average current coupon for similar loans	4.07%	4.74%
Impact on fair value of 100 basis point adverse change	$(591)	$(695)
Impact on fair value of 100 basis point positive change	698	602

(7) Time Deposits

At December 31, 2012, the scheduled maturity of time deposits was as follows (in thousands):

2013	$234,774
2014	97,201
2015	38,204
2016	161
2017	13

$370,353

Time deposits of $100,000 or more amounted to $157,589,000 at December 31, 2012, and $165,311,000 at December 31, 2011. Interest expense on all time deposits of $100,000 or more was as follows: $1,678,000 in 2012, $2,737,000 in 2011, and $4,118,000 in 2010.

(8) Borrowings

Borrowings at December 31, 2012 included, net of discount, a $3.5 million non-interest bearing payment due November 19, 2013 for the acquisition of OBS, and a $0.9 million non-interest bearing contingent payment with no stated maturity.  At December 31, 2011, borrowings included, net of discount, a $6.0 million of non-interest bearing payments for the acquisition of OBS, and a $1.0 million non-interest bearing contingent payment with no stated maturity.  There were no short-term borrowings during 2012 or 2011.

The following table presents information about the Company's formal available lines of credit and related loan collateral at December 31, 2012 (in thousands).  Amounts utilized include borrowings, and undrawn letters of credit in the Company's favor of $2,389,000.

	Amount			Carrying Value
	Utilized	Unused	Collateralized by	of Collateral

Federal Home Loan Bank	$2,389	$232,646	Residential mortgages	$168,817
of New York			Commercial mortgages	$66,218
			FHLB stock	$1,604

Federal Reserve Bank	$-	$460,020	Indirect automobile loans	$272,208
of New York			Commercial loans and mortgages	$364,012

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

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

(9) Junior Subordinated Debentures and Interest Rate Swap Agreements

In September 2007, the Company issued $20,619,000 of unsecured, 30-year junior subordinated deferrable interest debentures (T3) through a wholly-owned business trust. The debentures carried a fixed interest rate of 6.32% per annum through December 2012, floating thereafter for twenty-five years at LIBOR plus 1.44% (1.748% at December 31, 2012) per annum, adjustable quarterly. Interest is payable quarterly. The debentures' final maturity is December 2037, and is callable, in whole or in part, at par beginning December 2012 at the Company's option, and subject to Federal Reserve Bank of New York approval. Interest payments can be deferred for up to five years, but would restrict the Company's ability to pay dividends. At December 31, 2012, these debentures were considered Tier I for regulatory purposes.

In December 2012, the Company became exposed to interest rate risk as a result of the timing of changes in interest rates associated with T3.  In consideration of the end of the fixed-rate period, the Company entered into a forward interest rate swap agreement on December 22, 2011.  The Company designated the swap as a cash flow hedge, and it is intended to protect against the variability of cash flows associated with this debenture. This swap became effective on December 15, 2012 and expires on December 15, 2022.  This interest rate swap agreement modifies the repricing characteristics of the debenture from a floating-rate debt (LIBOR +1.44%) to a fixed-rate debt (3.859%).

In June, 2006, the Company issued $30,928,000 of unsecured, 30-year floating rate junior subordinated deferrable interest debentures (T2) through a wholly-owned business trust. The debentures carry an interest rate of 3-month LIBOR plus 1.40% (1.708% at December 31, 2012). Interest is payable quarterly. The debentures' final maturity is June 2036, and is callable, in whole or in part, at par after June 2012 at the Company's option, and subject to Federal Reserve Bank of New York approval. Interest payments can be deferred for up to five years, but would restrict the Company's ability to pay dividends. At December 31, 2012, these debentures were considered Tier I capital of the Company.

The Company is exposed to interest rate risk as a result of both the timing of changes in interest rates of assets and liabilities, and the magnitude of those changes.  In order to reduce this risk for T2, the Company entered into an interest rate swap agreement in 2007, which expired on June 15, 2011.  This interest rate swap agreement modified the repricing characteristics of the debentures from a floating-rate debt (LIBOR +1.40%) to a fixed-rate debt (5.54%). For this swap agreement, amounts receivable or payable were recognized as accrued under the terms of the agreement, and the net differential was recorded as an adjustment to interest expense of the related debentures. The interest rate swap agreement was designated as a cash flow hedge. Therefore, the effective portion of the swap’s unrealized gain or loss was recorded as a component of other comprehensive income. The ineffective portion of the unrealized gain or loss, if any, was immediately reported in other operating income.  The swap agreement was carried at fair value in Other Liabilities on the Consolidated Statement of Condition.

In consideration of the expiration of the aforementioned agreement, the Company entered into a forward interest rate swap agreement on July 1, 2010.  This swap became effective on June 15, 2011 and expires on June 15, 2021.  This interest rate swap agreement modifies the repricing characteristics of T2 from a floating-rate debt (LIBOR +1.40%) to a fixed-rate debt (4.81%). The accounting for this is the same as the expired swap agreement.

(10) Income Taxes

Total income taxes for the each of the years ended December 31, were allocated as follows (in thousands):

	2012	2011	2010

Income from operations	$8,434	6,178	6,205
Stock option exercise included in stockholders’ equity	(1,122)	-	(232)
Change in stockholders' equity for unrealized
gain (loss) on securities available for sale	(329)	180	(483)
Change in stockholders' equity for unrealized
gain (loss) on fair value of interest rate swap	(760)	(1,341)	180

	$6,223	5,017	5,670

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

The components of income tax expense (benefit) relating to income from operations follow (in thousands):

	Years ended December 31,

	2012	2011	2010
Current:
Federal	$8,260	5,706	5,882
State	1,502	1,046	1,086
	9,762	6,752	6,968

Deferred:
Federal	(1,262)	(347)	(513)
State	(66)	(227)	(250)
	(1,328)	(574)	(763)

	$8,434	6,178	6,205

Income tax expense differed from the amounts computed by applying the applicable U.S. Federal corporate tax rates to pretax income from operations as follows (dollars in thousands):

	Years ended December 31,

	2012	2011	2010

Tax expense at statutory rate of 35%	$9,468	7,841	8,351
Tax-exempt interest	(1,991)	(2,251)	(2,487)
Interest expense disallowance	48	78	117
State taxes, net of Federal benefit	933	532	543
Nondeductible operating expenses	59	62	33
Change in valuation allowance for deferred tax assets	(2)	(2)	(2)
Recovery of state allowance for loan losses	-	-	(167)
Other	(81)	(82)	(183)

Total	$8,434	6,178	6,205

Effective tax rate	31.2%	28.0%	26.0%

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2012, and 2011, are presented below (in thousands):

	2012	2011
Deferred tax assets:
Allowance for loan losses - books	$6,861	6,377
Incentive stock and retirement plans	2,387	1,825
Stock options	75	75
Interest on nonaccrual loans	1,054	1,065
Retirement and other reserves	44	44
Gain on sale of premises and equipment – books	612	671
Write-down of available-for-sale securities	184	184
Minority-owned entities	343	285
Net unrealized loss on interest rate swap	2,482	1,722
Other	197	342

Deferred tax assets before allowance	14,239	12,590
Valuation allowance	(76)	(78)

Deferred tax assets	14,163	12,512

Deferred tax liabilities:
Loan servicing rights	1,276	986
Intangible assets	1,262	1,390
Depreciation	370	969
Net unrealized gain on available for sale securities	495	833

Deferred tax liabilities	3,403	4,178

Net deferred tax asset	$10,760	8,334

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

No material amount of interest expense was recognized during 2012 or 2011 for any unrecognized tax benefits.  The Company is not subject to U.S. Federal tax examinations or state tax examinations for years before 2010.

(11) Stockholder’s Equity

Payment of dividends by the Bank to the Company is limited or restricted in certain circumstances. According to federal banking law, the approval of the Office of the Comptroller of the Currency (OCC) is required for the declaration of dividends in any year in which dividends exceed the total of net income for that year plus retained income for the preceding two years. At December 31, 2012, approximately $27,721,000 was available for dividends to the Company without the approval of the OCC. Payment of dividends by the Company’s non-bank subsidiaries is also restricted by their respective regulatory agencies. The amount of dividends available for payment by these companies without regulatory approval is insignificant.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

(12)   Earnings Per Share

Basic and diluted earnings per share for the years ended December 31, 2012, 2011, and 2010, were computed as follows (dollars in thousands, except share and per-share data):

	2012	2011	2010
Basic Earnings Per Share:
Net income applicable to common shareholders	$18,837	16,312	17,656
Weighted average common shares outstanding	1,887,102	1,888,229	1,888,080
Basic earnings per share	$9.98	8.64	9.35

Diluted Earnings Per Share:
Net income applicable to common shareholders	$18,837	16,312	17,656
Weighted average common shares outstanding	1,887,102	1,888,229	1,888,080
Effect of assumed exercise of stock options	42,258	35,548	31,112
Total	1,929,360	1,923,777	1,919,192
Diluted earnings per share	$9.76	8.48	9.20

(13)  Retirement Plans

Retirement Plans

The Company has a combined profit sharing and 401(k) plan covering substantially all Bank employees and a 401(k) plan for non-Bank employees upon completion of 1,000 hours of service. Contributions to the Bank plan are determined by a mathematical formula which takes into account average net income of the Bank for the current and prior year, the level of the Bank's stockholders' equity and average Bank employee compensation. Both plans are subject to a minimum contribution of 3% of eligible compensation. It is the Company's policy to annually fund current costs as they accrue. Expenses of these plans amounted to $3,165,000, $2,841,000, and $2,480,000, for the years ended December 31, 2012, 2011, and 2010, respectively.

Employee Stock Ownership Plan

The Company has an employee stock ownership plan (ESOP) for employees of the Company. Annual contributions are made at the discretion of the Board of Directors. ESOP expense amounted to $281,000, $266,000, and $220,000, for the years ended December 31, 2012, 2011, and 2010, respectively. Shares distributed to a participant upon termination of service are subject to a put option whereby the participant may cause the Plan’s Trust to purchase the shares at fair value. At December 31, 2012, and 2011, the plan held 31,405 and 29,995 shares with an estimated fair value, at the respective dates, of $4,429,000 and $3,876,000.

Supplemental Executive Retirement Plans

The Company has two un-funded, non-qualified, supplemental executive retirement plans (SERP) covering certain executives designed to compensate for the portion of cash compensation unable to be included in the profit sharing and 401(k) plan, because of limitations in the plan’s design and in the Internal Revenue Code.  The Company had accrued a liability of $795,000 and $718,000 at December 31, 2012 and 2011, respectively, for these SERPs. Expenses of these plans amounted to $144,000 in 2012, a credit of $31,000 for 2011, and expense of $162,000, and in 2010.

(14) Stock-Based Compensation Plans

The Company has two stock-based compensation plans (Stock Option Plan and Stock Appreciation Rights Plan) for executives, which are described below.  Amounts recognized in the Consolidated Financial Statements with respect to these plans are as follows (in thousands):

	2012	2011	2010
Stock option plan	$-	-	-
Stock appreciation rights plan	2,352	3,124	606

Pre-tax cost of plans included in salaries and employee benefits expenses	$2,352	3,124	606

Amount of related income tax recognized in income	$(941)	(1,250)	(242)

The significant increase in costs of the stock appreciation rights plan in both 2012 and 2011 were a result of increases in the market value of the Company’s common stock.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

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

The following summarizes outstanding and exercisable options at December 31, 2012:

	2012
	# Shares	Weighted Average
	Subject
	to Options	Exercise Price

Options outstanding at beginning of the year	106,542	$42.25
Granted	-	-
Exercised	27,700	45.13
Expired	1,516	73.46

Options outstanding at year end	77,326	$43.35
Options exercisable at year end	63,610	$41.97
Options available for future grants	none

At December 31, 2012, the intrinsic value of all outstanding options was approximately $7,553,000, while the intrinsic value of vested options included in this total was approximately $6,301,000.  No options were exercised in 2011. The intrinsic value of options exercised during the years ended December 31, 2012 and 2010 were $2,832,000 and $585,000, respectively.  No options vested in 2012, 2011 or 2010.

Options outstanding (both exercisable and unexercisable) at December 31, 2012, had exercise prices ranging from $30.04 to $73.46. The weighted average expected life of the options is four years. Since the options have no stated expiration date, the expected life is calculated as the number of years from grant date to the grantee's 65th birthday.

The source of shares issued upon exercise has historically been, and is expected to be, treasury shares.  From time to time, the Company expects to purchase shares for treasury to be used for these exercises.  The amount of shares, timing and cost of these purchases cannot be determined, as the Company does not know when and in what quantity participants will exercise their options.

Stock Appreciation Rights Plan

The Company has an incentive stock appreciation rights plan for executives which allows for the award of Stock Appreciation Rights (SAR) awards. The number of awards issued is based upon return on beginning equity in each year. SARs represent the right to receive payment in cash or stock, at the Compensation Committee of the Board of Director’s option, equal to the amount, if any, by which the market value per share of common stock on the date of exercise exceeds the SARs grant price. Long-term SARs are exercisable at the later of age 55 or 15 years of continuous employment with the Company or at normal retirement age (65). Medium-term SARs are exercisable five years from the date of grant or upon retirement. The following summarizes the activity of these awards as of and for the year ended December 31, 2012.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

	Long-term SARs		Medium-term SARs
		Weighted		Weighted
		Average		Average
	#	Grant Price	#	Grant Price

Awards outstanding, January 1, 2012	97,684	$88.24	62,194	$88.82
Granted	15,781	$129.22	10,521	$129.22
Exercised	7,403	$92.35	5,136	$86.77
Forfeited	-	$-	6,799	$88.27
Expired	-	$-	-	$-
Awards outstanding at December 31, 2012	106,062	$94.05	60,780	$96.05

Awards exercisable at December 31, 2012	50,705	$92.56	5,786	$87.68

In February 2012, certain executives were awarded a total of 15,781 long-term SARs and 10,521 medium-term SARs, all at a grant price of $129.22 per share, the then-current market value (based on the most recent public stock sale known to the Company immediately preceding the effective grant date) of the Company's common stock.

During 2012, 7,403 long-term SARs were exercised with a fair value of $399,000, and 5,136 medium-term SARs were exercised with a fair value of $314,000.  No awards were exercised in 2011 or 2010.  The fair value of awards vested during years ended December 31, 2012 and 2011 amounted to $796,000 and $182,000, respectively.

The weighted average estimated per-award fair values, as of December 31, 2012 and 2011 are presented below.  Fair value was estimated using the Black-Scholes-Merton option-pricing model with the following assumptions. No forfeitures are assumed, as generally none are anticipated.

	2012		2011
Award Type	LTS	MTS	LTS	MTS
Per-award fair value	$37.29	$35.51	$29.71	$29.19
Expected dividend yield	2.12%	2.12%	2.58%	2.58%
Risk-free interest rate	0.72%	0.72%	0.91%	0.91%
Expected Life	5.0 years	5.0 years	5.0 years	5.0 years
Volatility	10.00%	10.00%	8.23%	8.23%

Long-term SAR’s outstanding and medium-term SARs outstanding (both exercisable and unexercisable) at December 31, 2012, had exercise prices ranging from $78.98 to $129.22. The weighted average expected life of these awards is five years. Since these awards have no stated expiration date, the expected life is calculated as the number of years from grant date to the grantee's 60th birthday, which is the historical life for similar past awards.  Based upon current assumptions, the estimated compensation cost related to non-vested awards not yet recognized is $1,857,000, which is expected to be recognized over a weighted average period of five years. The Company had accrued a liability of $5,230,000 and $3,887,000 at December 31, 2012 and 2011, respectively, representing the accumulated fair-value vested obligation of these awards under the plan.

(15) Leases

The Company leases certain buildings and office space under operating lease arrangements. Rent expense, net of rent received and deferred-gain on sale-leaseback, under these arrangements amounted to $2,430,000 in 2012, $2,358,000 in 2011, and $2,148,000 in 2010. Real estate taxes, insurance, maintenance, and other operating expenses associated with leased buildings and office space are generally paid by the Company.

A summary of non-cancellable, long-term operating lease commitments as of December 31, 2012, follows (in thousands):

Years ending December 31,	Amount

2013	$2,465
2014	2,421
2015	2,316
2016	2,301
2017	2,297
2018 and after	9,516

Total	$21,316

(16) Commitments and Contingencies

In the normal course of business, various commitments and contingent liabilities are outstanding. The following table presents the notional amount of the Company's significant commitments and their respective carrying amount, where applicable. Most of these commitments are not included in the Company's Consolidated Balance Sheet (in thousands).

	Year ended December 31,

	2012		2011
	Notional	Carrying	Notional	Carrying
	Amount	Amount	Amount	Amount
Commitments to extend credit:
Commercial lines of credit	$134,054	-	123,749	-
Commercial real estate and construction	$36,257	-	37,174	-
Residential real estate at fixed rates	$5,261	-	5,269	-
Home equity lines of credit	$210,236	-	186,902	-
Unsecured personal lines of credit	$23,492	-	16,326	-
Standby and commercial letters of credit	$13,100	(192)	15,563	(233)
Commitments to sell real estate loans	$21,113	-	7,556	-

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

The Company has committed $3,000,000 as a limited partnership investment to Cephas Capital Partners, II.  This Small Business Investment Company (SBIC) is a community-bank backed mezzanine finance company.  It is a follow-on investment to our current investment in Cephas Capital Partners.  At December 31, 2012, the Company had a remaining unfunded commitment of $1,500,000. This investment is carried in Other Assets on the Consolidated Balance Sheet.

The Company has committed $500,000 for an investment in Trillium Lakefront Partners, LLC.  This venture capital fund is a community-backed initiative in support of new business and job growth in the Company's market area.  At December 31, 2012, the Company had a remaining unfunded commitment of less than $100,000. This investment is carried in Other Assets on the Consolidated Balance Sheet.

As discussed in Note 2 under the terms of the OBS purchase agreement, OBS is obligated to make future payments totaling $4,367,000, of which $3,500,000 is due in November 2013.

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

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

off-balance-sheet items calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (as set forth in the table following) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2012, that the Company and Bank met all capital adequacy requirements to which they are subject. The Company’s trust subsidiaries, Genesee Valley Trust Company and Canandaigua National Trust Company of Florida, must also meet minimum capital requirements as set forth by their regulators.  As of December 31, 2012, these companies complied with their minimum capital requirements.

As of December 31, 2012, and as of the most recent notification from regulators, the Company and the Bank are well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Company and Bank must maintain a minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. Subsequently, there have been no conditions or events which management believes has changed the Company's or Bank's category.

	Regulatory Capital as of December 31, 2012
	Actual Regulatory Capital		Minimum Requirement		Well-Capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

Leverage capital (Tier 1) as percent of
three-month average assets:
Company	$176,738	9.59%	$73,745	4.00%	$92,181	5.00%
Bank	$155,695	8.51%	$73,175	4.00%	$91,469	5.00%
As percent of risk-weighted,
period-end assets
Core capital (Tier 1)
Company	$176,738	11.77%	$60,068	4.00%	$90,102	6.00%
Bank	$155,695	10.57%	$58,937	4.00%	$88,405	6.00%
Total capital (Tiers 1 and 2)
Company	$194,085	12.92%	$120,136	8.00%	$150,170	10.00%
Bank	$173,042	11.74%	$117,874	8.00%	$147,342	10.00%

	Regulatory Capital as of December 31, 2011
	Actual Regulatory Capital		Minimum Requirement		Well-Capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

Leverage capital (Tier 1) as percent of
three-month average assets:
Company	$167,136	9.90%	$67,525	4.00%	$84,406	5.00%
Bank	$147,617	8.75%	$67,471	4.00%	$84,339	5.00%
As percent of risk-weighted,
period-end assets
Core capital (Tier 1)
Company	$167,136	12.42%	$53,850	4.00%	$80,774	6.00%
Bank	$147,617	11.20%	$52,700	4.00%	$79,049	6.00%
Total capital (Tiers 1 and 2)
Company	$183,257	13.61%	$107,699	8.00%	$134,624	10.00%
Bank	$163,738	12.43%	$105,399	8.00%	$131,749	10.00%

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

(18)   Segment Information

As of December 31, 2012, the Company is organized into four reportable segments: the Company and its banking and Florida trust subsidiaries (Bank), CNB Mortgage Company (CNBM), Genesee Valley Trust Company (GVT), and WBI OBS and subsidiaries (OBS). These have been segmented due to differences in their distribution channels, the volatility of their earnings, and internal and external financial reporting requirements.

The Bank segment provides a wide range of credit products and banking services to retail and commercial customers, largely within the markets the Company serves. Among the services provided by this segment are commercial and consumer lending, including residential mortgage loans, loan servicing, deposit products, cash management services, investment management and retirement services, securities custodial services, and other related products and services. These products and services are offered through several delivery channels which include traditional community banking offices, automated teller machines, telephone banking, and internet banking. CNB Mortgage originates residential mortgage loans for consumers and sells all of those loans either to the Bank or to third-party investors in the secondary market. Genesee Valley Trust Company provides investment management and retirement services. OBS provides brokerage and investment sub-advisory services to the Bank and several other financial institutions, primarily community banks and credit unions.

The financial information of these segments has been compiled utilizing the accounting policies described in Note 1. Intersegment revenue, mainly servicing release premiums, is earned on the basis of similar third-party transactions. Indirect administrative expenses are allocated among segments based upon the segments' use of indirect resources. Income taxes are allocated to segments based on the Company's marginal statutory tax rate adjusted for any tax-exempt income or non-deductible expenses.  The accounting policies and processes utilized in compiling segment financial information is based on U.S. generally accepted accounting principles, as most of these companies are subject to stand-alone external financial reporting. The reportable segment information as of, and for the years ended, December 31, 2012, 2011, and 2010 follows (in thousands):

The operating results for the Bank for the year ended December 31, 2011 were negatively affected by a $2.2 million fourth quarter accrual to account for the increased liability of the stock appreciation rights plan following the rise in the Company’s stock price, while the operating results for OBS were negatively affected by $1.1 million of merger-related expenses. The operating results of GVT for the year ended December 31, 2011 were negatively affected by a $0.3 million increase in amortization of customer intangibles.

	2012

	Bank	CNBM	GVT	OBS	Intersegment	Total
Net interest income	$65,695	7	9	(92)	(16)	65,603
Non-interest income	29,760	7,171	3,688	3,064	(8,560)	35,123

Total revenues	95,455	7,178	3,697	2,972	(8,576)	100,726

Provision for loan losses	4,300	-	-	-	-	4,300
Intangible amortization	182	-	630	692	-	1,504
Other operating expenses	59,344	2,974	3,114	3,169	(730)	67,871

Total expenses	63,826	2,974	3,744	3,861	(730)	73,675

Income (loss) before tax	31,629	4,204	(47)	(889)	(7,846)	27,051
Income tax	8,677	1,641	(19)	(243)	(1,622)	8,434

Net income (loss) attributable to noncontrolling
interest and Canandaigua National Corporation	22,952	2,563	(28)	(646)	(6,224)	18,617

Less: Net loss attributable to noncontrolling interests	6	-	-	(226)	-	(220)

Net income (loss) attributable to
Canandaigua National Corporation	$22,946	2,563	(28)	(420)	(6,224)	18,837

Total identifiable assets	$1,863,603	11,711	16,352	10,464	(15,102)	1,887,028

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

	2011

	Bank	CNBM	GVT	OBS	Intersegment	Total
Net interest income	$61,473	7	11	-	(18)	61,473
Non-interest income	24,510	3,890	3,863	187	(3,642)	28,808

Total revenues	85,983	3,897	3,874	187	(3,660)	90,281

Provision for loan losses	3,775	-	-	-	-	3,775
Intangible amortization	250	-	937	-	-	1,187
Other operating expenses	57,336	2,272	3,078	1,309	(779)	63,216

Total expenses	61,361	2,272	4,015	1,309	(779)	68,178

Income (loss) before tax	24,622	1,625	(141)	(1,122)	(2,881)	22,103
Income tax	6,178	651	(69)	-	(582)	6,178

Net income (loss) attributable to noncontrolling
interest and Canandaigua National Corporation	$18,444	974	(72)	(1,122)	(2,299)	15,925

Less: Net loss attributable to noncontrolling interests	6	-	-	(393)	-	(387)

Net income (loss) attributable to
Canandaigua National Corporation	18,438	974	(72)	(729)	(2,299)	16,312

Total identifiable assets	$1,738,994	10,180	14,450	14,919	(17,779)	1,760,764

	2010

	Bank	CNBM	GVT	Intersegment	Total
Net interest income	$61,161	12	(8)	(24)	61,141
Non-interest income	22,553	4,187	3,873	(3,892)	26,721

Total revenues	83,714	4,199	3,865	(3,916)	87,862

Provision for loan losses	6,150	-	-	-	6,150
Intangible amortization	217	-	778	-	995
Other operating expenses	51,860	2,122	3,471	(597)	56,856

Total expenses	58,227	2,122	4,249	(597)	64,001

Income (loss) before tax	25,487	2,077	(384)	(3,319)	23,861
Income tax	6,205	775	62	(837)	6,205

Net income (loss)	$19,282	1,302	(446)	(2,482)	17,656

Total identifiable assets	$1,646,733	13,537	16,786	(15,552)	1,661,504

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

(19) Condensed Financial Information - Parent Company Only

The following are the condensed balance sheets, statements of income, and statements of cash flows for Canandaigua National Corporation (in thousands).

Balance Sheets
	December 31,

	2012	2011
Assets:
Cash in subsidiary bank	$5,815	6,825
Cash in other banks	6,311	4,430
Securities available for sale	1,145	946
Investment in Bank	157,512	150,301
Investment in nonbank subsidiaries	26,054	27,993
Other assets	5,709	6,984

Total assets	$202,546	197,479

Liabilities:
Junior subordinated debentures	$51,547	51,547
Other liabilities	6,636	10,694

Total liabilities	58,183	62,241

Equity	144,363	135,238

Total liabilities and stockholders' equity	$202,546	197,479

Statements of Income
	Years ended December 31,

	2012	2011	2010

Dividends from Bank	$15,600	12,960	7,200
Other income	79	64	56
Loss on securities available for sale	-	(34)	(40)
Interest and other expenses	(2,461)	(2,722)	(3,105)

Income before undistributed income of subsidiaries	13,218	10,268	4,111
Undistributed current year income of subsidiaries	6,012	6,001	13,540

Income before taxes	19,230	16,269	17,651
Income tax (expense) benefit	(393)	43	5

Net income	$18,837	16,312	17,656

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

Statements of Cash Flow
	Years ended December 31,

	2012	2011	2010
Cash flows from operating activities
Net income	$18,837	16,312	17,656
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation, amortization and accretion	-	-	24
Undistributed current year earnings of subsidiaries	(6,012)	(6,001)	(13,540)
Loss on securities available for sale	-	34	40
Other	(1,224)	(2,935)	1,432

Net cash provided by operating activities	11,601	7,410	5,612

Cash flows from investing activities:
Proceeds from transactions of securities available for sale	-	62	1,499
Payment for acquisition of WBI net of cash acquired	(2,500)	(2,250)	-
Investment in subsidiaries	-	(5)	(501)
Purchases of other investments, net	-	-	(331)
Fixed assets sold to subsidiary	-	-	453

Net cash (used in) provided by investing activities	(2,500)	(2,193)	1,120

Cash flows from financing activities:
Payments for treasury stock transactions, net	(151)	(173)	(147)
Tax benefit from stock option exercise	1,122	-	232
Change in noncontrolling interest, net	(226)	2,364	-
Dividends paid	(8,975)	(5,405)	(5,121)

Net cash used in financing activities	(8,230)	(3,214)	(5,036)

Net increase in cash	871	2,003	1,696
Cash at beginning of year	11,255	9,252	7,556

Cash at end of year	$12,126	11,255	9,252

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

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

The estimated fair values and the valuation hierarchy of the Company's financial instruments are as follows (in thousands):

		December 31, 2012		December 31, 2011
	Fair Value	Carrying	Fair	Carrying	Fair
Financial Assets:	Hierarchy	Amount	Value	Amount	Value
Cash and equivalents	1	$91,159	91,159	126,740	126,740
Securities, available-for-sale	1, 2, 3	$102,774	102,774	114,258	114,258
Securities, held-to-maturity	2	$175,850	180,015	167,225	172,517
FHLB stock and Federal Reserve Bank stock	3	$2,733	2,733	2,656	2,656
Loans-net	3	$1,441,455	1,505,003	1,276,426	1,308,531
Loan servicing assets	3	$3,221	3,382	2,489	3,244

Financial Liabilities:
Deposits:
Demand, savings and
money market accounts	3	$1,292,510	1,292,510	1,148,406	1,148,406
Time deposits	3	$370,353	372,226	398,204	393,583
Borrowings	2	$4,296	4,312	-	-
Junior subordinated debentures	2	$51,547	51,547	51,547	52,185

Other financial instruments:
Interest rate swap agreements	2	$(6,162)	(6,162)	(4,415)	(4,415)
Letters of credit	2	$(192)	(192)	(233)	(233)

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

Securities

Fair values for securities are determined using independent pricing services and market-participating brokers, or matrix models using observable inputs. The pricing service and brokers use a variety of techniques to arrive at fair value including market maker bids, quotes and pricing models.  Inputs to their pricing models include recent trades, benchmark interest rates, spreads, and actual and projected cash flows. Management obtains a single market quote or price estimate for each security.  None of the quotes or estimates is considered a binding quote, as management would only request a binding quote if management had the positive intent to sell the securities in the foreseeable future and management believed the price quoted represented one from a market participant with the intent and the ability to purchase. Management evaluates the supplied price quotes against expectations of general price trends associated with changes in the yield curve and by comparing prices to the last period’s price quote. Management employs an internal matrix model for non-traded municipal securities.  The matrix model considers observable inputs, such as benchmark interest rates and spreads.

Certain securities’ fair values are determined using unobservable inputs and include bank-debt-based CDOs. There is a very limited market and limited demand for these CDOs due to imbalances in marketplace liquidity and the uncertainty in evaluating the credit risk in these securities. In determining fair value for these securities, management considered various inputs. Management considered fair values from brokerage firms which were determined using assumptions as to expected cash flows and approximate risk-adjusted discount rates.

There is no market for stock issued by the Federal Home Loan Bank or the Federal Reserve Bank. Member banks are required to hold this stock.  Shares can only be sold to the issuer at par. Fair value is estimated to equal book value.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

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

Loan Servicing Assets

Fair value is determined through estimates provided by a third party. To estimate the fair value, the third party considers market prices for similar assets, and the present value of expected future cash flows associated with the servicing assets calculated using assumptions that market participants would use in estimating future servicing income and expense. Such assumptions include estimates of the cost of servicing loans, loan default rates, an appropriate discount rate, and prepayment speeds.  The key economic assumptions used to determine the fair value of mortgage servicing rights and the sensitivity of such values to changes in those assumptions are summarized in Note 6.

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

Junior Subordinated Debentures

There is no active trading market for the Company’s debentures.  Therefore the fair value of junior subordinated debentures is determined using an expected present value technique. The fair value of adjustable-rate debentures approximates their face amount, while the fair value of fixed-rate debentures is calculated by discounting scheduled cash flows through the debenture’s estimated maturity using current market rates.

Interest Rate Swap Agreements (Swaps)

The fair value of swaps is the amount the Company would expect to pay to terminate the agreements and is based upon the present value of expected future cash flows using the LIBOR swap curve, the basis for the underlying interest rates.

Other Financial Instruments

The fair values of letters of credit and unused lines of credit approximate the fee charged to make the commitments.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

(21) Fair Values Measurements

The following table presents for each of the fair-value hierarchy levels discussed in Note 20  the Company’s assets and liabilities that are measured at fair value on a recurring and non-recurring basis at December 31, 2012, by caption on the Consolidated Balance Sheet (dollars in thousands).

		Internal models	Internal models
	Quoted market	with significant	with significant	Total carrying
	prices in active	observable market	unobservable market	value in the
	markets	parameters	parameters	Consolidated
	(Level 1)	(Level 2)	(Level 3)	Balance Sheet
Measured on a recurring basis:
Assets
Securities available-for-sale:
U.S. Treasury	$500	-	-	500
U.S. government sponsored
enterprise obligations	-	60,176	-	60,176
State and municipal obligation	-	38,686	-	38,686
All other	-	3,292	120	3,412
Total assets	$500	102,154	120	102,774

Liabilities
Interest rate swap agreement	$-	6,162	-	6,162
Letters of credit	-	192	-	192
Total liabilities	$-	6,354	-	6,354

Measured on a non-recurring basis:
Assets
Loans
Loans-held-for-sale	$-	21,113	-	21,113
Collateral dependent impaired loans	-	-	1,200	1,200
Other assets
Other real estate owned	-	-	3,556	3,556
Loan servicing assets	-	-	3,221	3,221
Total assets	$-	21,113	7,977	29,090

The Company values impaired loans and other real estate owned at the time the loan is identified as impaired or when title to the property passes to the Company.  The fair values of such loans and real estate owned are estimated using Level 3 inputs in the fair value hierarchy.  Each loan’s collateral and real estate property has a unique appraisal and management’s consideration of any discount of the value is based on factors unique to each impaired loan and real estate property.  The significant unobservable input in determining the fair value is management’s subjective discount on appraisals of the collateral securing the loan or real estate property, which ranges from 10%-50%.  Collateral for impaired loans may consist of real estate and/or business assets including equipment, inventory and/or accounts receivable and the value of these assets is determined based on appraisals by qualified licensed appraisers hired by the Company.  Appraised and reported values may be discounted based on management’s historical knowledge, changes in market conditions from the time of valuation, estimated costs to sell, and/or management’s expertise and knowledge of the client and the client’s business.

As more fully described in the prior note, the Company evaluates and values loan servicing assets on a quarterly basis at their lower of amortized cost or fair value.  The fair values of these assets are estimated using Level 3 inputs in the fair value hierarchy. Fair value is determined through estimates provided by a third party or by management by reference to rights sold on similar loans during the quarter. When values are estimated by management using market prices for similar servicing assets, certain discounts may be applied to reflect the differing rights underlying the loan servicing contract. These discounts may range from 25 to 75 basis points of the principal balance of the underlying loan. Such discounts represent the significant unobservable input.

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2012, 2011, 2010

The following table shows a reconciliation of the beginning and ending balances for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the  December 31, 2012 (in thousands).  During the first quarter of 2012 certain securities were transferred to Level 2 classification.  These securities show an active trading market, which resulted in fair values with significant observable elements.

Securities available for sale, beginning of period	$799
Securities transferred to Level 2 during period	(704)
Unrealized gain included in other comprehensive income	25
Securities available for sale, end of period	$120

The following table presents for each of the fair-value hierarchy levels discussed in Note 20 the Company’s assets and liabilities that are measured at fair value on a recurring and non-recurring basis at December 31, 2011, by caption on the Consolidated Balance Sheet (dollars in thousands).

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
Other assets
Other real estate owned	-	-	4,235	4,235
Loan servicing assets	-	-	2,489	2,489
Total assets	$-	7,556	9,177	16,733

The following table shows a reconciliation of the beginning and ending balances for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the  December 31, 2011 (in thousands).

Securities available for sale, beginning of period	$958
Realized loss included in operations	(34)
Unrealized loss included in other comprehensive income	(125)
Securities available for sale, end of period	$799